FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-207361-04

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated December 6, 2016, may be amended or completed prior to time of sale.

PROSPECTUS

$527,185,000 (Approximate)

CSMC 2016-NXSR Commercial Mortgage Trust

(Central Index Key Number 0001691198)

as Issuing Entity

Credit Suisse Commercial Mortgage Securities Corp.

(Central Index Key Number 0001654060)

as Depositor

Column Financial, Inc.

(Central Index Key Number 0001628601)

Natixis Real Estate Capital LLC

(Central Index Key Number 0001542256)

UBS AG

(Central Index Key Number 0001685185)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-NXSR

Credit Suisse Commercial Mortgage Securities Corp. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2016-NXSR consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-E, Class X-F, Class X-NR, Class D, Class E, Class F, Class NR, Class Z and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named CSMC 2016-NXSR Commercial Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in January 2017. The rated final distribution date for the certificates is December 2049.

Class	Approximate Initial Class Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate(2)	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$22,779,000%		(6)	September 2021
Class A-2	$85,980,000%		(6)	November 2021
Class A-3	$115,000,000%		(6)	September 2026
Class A-4	$174,907,000%		(6)	November 2026
Class A-SB	$26,116,000%		(6)	November 2025
Class X-A	$455,124,000	(7)%	Variable IO(8)	November 2026
Class X-B	$40,961,000	(7)%	Variable IO(8)	December 2026
Class A-S	$30,342,000%		(6)	November 2026
Class B	$40,961,000%		(6)	December 2026
Class C	$31,100,000%		(6)	December 2026

(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 53 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Credit Suisse Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Credit Suisse Securities (USA) LLC, Natixis Securities Americas LLC and UBS Securities LLC, will purchase the offered certificates from Credit Suisse Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Credit Suisse Securities (USA) LLC is acting as a co-lead manager and joint bookrunner with respect to 64.3% of each class of offered certificates. Natixis Securities Americas LLC is acting as a co-lead manager and joint bookrunner. UBS Securities LLC is acting as a co-lead manager and joint bookrunner with respect to 35.7% of each class of offered certificates.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about December 22, 2016. Credit Suisse Commercial Mortgage Securities Corp. expects to receive from this offering approximately [ ]% of the aggregate certificate balance of the offered certificates, plus accrued interest from and including December 1, 2016, before deducting expenses payable by the depositor.

Credit Suisse
Co-Lead Manager and Joint Bookrunner
Natixis Securities Americas LLC	UBS Securities LLC
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner

December[__], 2016

CSMC 2016-NXSR Commercial Mortgage Trust

Commercial Mortgage Pass-Through Certificates, Series 2016-NXSR

Montana
1 property
$20,750,000
3.4% of total
Wyoming
1 property
$3,328,539
0.5% of total
Missouri
1 property
$6,605,744
1.1% of total
Wisconsin
8 properties
$26,469,950
4.4% of total
Illinois
3 properties
$75,522,582
12.4% of total
New York
4 properties
$129,620,000
21.4% of total
Washington
2 properties
$28,875,958
4.8% of total
Ohio
2 properties
$19,950,000
3.3% of total
Oregon
1 property
$32,461,538
5.3% of total
Connecticut
2 properties
$38,963,233
6.4% of total
California
2 properties
$5,771,315
1.0% of total
New Jersey
4 properties
$84,450,000
13.9% of total
Utah
1 property
$6,075,000
1.0% of total
North Carolina
1 property
$2,940,000
0.5% of total
Arizona
2 properties
$10,941,737
1.8% of total
Georgia
2 properties
$17,675,000
2.9% of total
Colorado
2 properties
$7,019,993
1.2% of total
Texas
7 properties
$26,657,377
4.4% of total
Louisiana
4 properties
$13,414,717
2.2% of total
Mississippi
2 properties
$6,520,466
1.1% of total
Tennessee
2 properties
$42,818,889
7.1% of total
Percentage of Initial Pool Balance
0.5%-2.0%
2.1%-10.0%
10.1%-21.4%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Initial Available Certificate Balance or Notional Amount(1)		Initial Retained Certificate Balance or Notional Amount(1)(4)		Approx. Initial Credit Support(2)	Pass- Through Rate Description	Assumed Final Distribution Date(3)	Initial Approx. Pass- Through Rate	Weighted Average Life (Yrs.)(5)	Expected Principal Window(5)

Offered Certificates

A-1	$22,779,000		$21,640,000		$1,139,000		30.000%	(6)	September 2021%		2.60	1 - 57
A-2	$85,980,000		$81,681,000		$4,299,000		30.000%	(6)	November 2021%		4.78	57 - 59
A-3	$115,000,000		$109,250,000		$5,750,000		30.000%	(6)	September 2026%		9.30	107 - 117
A-4	$174,907,000		$166,161,000		$8,746,000		30.000%	(6)	November 2026%		9.83	117 - 119
A-SB	$26,116,000		$24,810,000		$1,306,000		30.000%	(6)	November 2025%		7.00	59 - 107
X-A	$455,124,000	(7)	$432,366,000	(7)	$22,758,000	(7)	N/A	Variable IO(8)	November 2026%		N/A	N/A
X-B	$40,961,000	(7)	$38,912,000	(7)	$2,049,000	(7)	N/A	Variable IO(8)	December 2026%		N/A	N/A
A-S	$30,342,000		$28,824,000		$1,518,000		25.000%	(6)	November 2026%		9.90	119 - 119
B	$40,961,000		$38,912,000		$2,049,000		18.250%	(6)	December 2026%		9.90	119 - 120
C	$31,100,000		$29,545,000		$1,555,000		13.125%	(6)	December 2026%		9.98	120 - 120

Non-Offered Certificates

X-E	$18,963,000	(7)	$18,014,000	(7)	$949,000	(7)	N/A	Variable IO(8)	December 2026%		N/A	N/A
X-F	$6,827,000	(7)	$6,485,000	(7)	$342,000	(7)	N/A	Variable IO(8)	December 2026%		N/A	N/A
X-NR	$22,757,039	(7)	$21,619,000	(7)	$1,138,039	(7)	N/A	Variable IO(8)	December 2026%		N/A	N/A
D	$31,100,000		$29,545,000		$1,555,000		8.000%	(6)	December 2026%		9.98	120 - 120
E	$18,963,000		$18,014,000		$949,000		4.875%	(6)	December 2026%		9.98	120 - 120
F	$6,827,000		$6,485,000		$342,000		3.750%	(6)	December 2026%		9.98	120 - 120
NR	$22,757,039		$21,619,000		$1,138,039		0.000%	(6)	December 2026%		9.98	120 - 120
Z(9)	N/A		N/A		N/A		N/A	N/A	N/A	N/A	N/A	N/A
R(10)	N/A		N/A		N/A		N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	On the Closing Date, the certificates (other than the Class R certificates) with the initial certificate balances or notional amounts, as applicable, set forth in the table above under “Initial Retained Certificate Balance or Notional Amount” are expected to be purchased for cash from the underwriters by Natixis Real Estate Capital LLC (a sponsor and an affiliate of one of the underwriters), as further described in “U.S.Credit Risk Retention”.

(5)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(6)	For any distribution date, the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates will each be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30 day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, (iii) the lesser of a specified pass-through rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage.

(7)	The notional amount of the Class X-A certificates will be equal to the aggregate of the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates. The notional amount of the Class X-E certificates will be equal to the certificate balance of the Class E certificates. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates. The notional amount of the Class X-NR certificates will be equal to the certificate balance of the Class NR certificates. The Class X-A, Class X-B, Class X-E, Class X-F and Class X-NR certificates will not be entitled to distributions of principal.

(8)	The pass-through rate of the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate of the Class X-B certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the pass-through rate of the Class B certificates for that distribution date. The pass-through rate of the Class X-E certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the pass-through rate of the Class E certificates for that distribution date. The pass-through rate of the Class X-F certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the pass-through rate of the Class F certificates for that distribution date. The pass-through rate of the Class X-NR certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the pass-through rate of the Class NR certificates for that distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(9)	Information concerning the Class Z certificates is not represented in the above table. The Class Z certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date, rating or rated final distribution date. The Class Z certificates will only entitle holders to distributions of excess interest accrued on the mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan” in this prospectus.

(10)	Information concerning the Class R certificates is not presented in the above table. The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date, rating or rated final distribution date. The Class R certificates represent the residual interests in each real estate mortgage investment conduit created with respect to this securitization, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-E, Class X-F, Class X-NR, Class D, Class E, Class F, Class NR, Class Z and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning these certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	19
Risk Factors	51
The Certificates May Not Be a Suitable Investment for You	51
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	51
Risks Related to Market Conditions and Other External Factors	51
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	51
Other Events May Affect the Value and Liquidity of Your Investment	52
Risks Relating to the Mortgage Loans	52
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	52
Risks of Commercial and Multifamily Lending Generally	53
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	54
General	54
A Tenant Concentration May Result in Increased Losses	55
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	56
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	56
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	56
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	57
Early Lease Termination Options May Reduce Cash Flow	57
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	58
Retail Properties Have Special Risks	58
Hotel Properties Have Special Risks	61
Risks Relating to Affiliation with a Franchise or Hotel Management Company	62
Office Properties Have Special Risks	63
Mixed Use Properties Have Special Risks	64
Multifamily Properties Have Special Risks	64
Industrial and Logistics Properties Have Special Risks	66
Self-Storage Properties Have Special Risks	67
Cold Storage Properties Have Special Risks	68
Condominium Ownership May Limit Use and Improvements	69
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	71
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	71
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	72
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	73
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	74
Risks Related to Zoning Non-Compliance and Use Restrictions	76
Risks Relating to Inspections of Properties	78
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	78
Insurance May Not Be Available or Adequate	78
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	79
Terrorism Insurance May Not Be Available for All Mortgaged Properties	79
Risks Associated with Blanket Insurance Policies or Self-Insurance	81
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	81
Limited Information Causes Uncertainty	81
Historical Information	81
Ongoing Information	82

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	82
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	83
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	83
Static Pool Data Would Not Be Indicative of the Performance of this Pool	84
Appraisals May Not Reflect Current or Future Market Value of Each Property	84
Seasoned Mortgage Loans Present Additional Risk of Repayment	86
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	86
The Borrower’s Form of Entity May Cause Special Risks	86
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	89
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	89
Other Financings or Ability to Incur Other Indebtedness Entails Risk	90
Future Funding Obligations Entail Risk	91
Tenancies-in-Common May Hinder Recovery	93
Risks Relating to Enforceability of Cross-Collateralization	94
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	94
Risks Associated with One Action Rules	94
State Law Limitations on Assignments of Leases and Rents May Entail Risks	95
Various Other Laws Could Affect the Exercise of Lender’s Rights	95
Risks of Anticipated Repayment Date Loans	95
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	96
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	96

Risks Related to Ground Leases and Other Leasehold Interests	97
Leased Fee Properties Have Special Risks	99
Increases in Real Estate Taxes May Reduce Available Funds	99
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	100
Risks Related to Conflicts of Interest	100
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	100
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	102
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	103
Potential Conflicts of Interest of the Operating Advisor	106
Potential Conflicts of Interest of the Asset Representations Reviewer	106
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders	107
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	110
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	111
Other Potential Conflicts of Interest May Affect Your Investment	111
Other Risks Relating to the Certificates	111
The Certificates Are Limited Obligations	111
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	112
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	112
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	115

Your Yield May Be Affected by Defaults, Prepayments and Other Factors	117
General	117
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	118
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	120
Losses and Shortfalls May Change Your Anticipated Yield	120
Risk of Early Termination	120
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	121
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	121
You Have Limited Voting Rights	121
The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment	122
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	124
The Rights of Companion Loan Holders and Mezzanine Debt May Adversely Affect Your Investment	124
Risks Relating to Modifications of the Mortgage Loans	126
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	127
Risks Relating to Interest on Advances and Special Servicing Compensation	127
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	128
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	128
The Requirement of the Special Servicer to Obtain FIRREA-Compliant
Appraisals May Result in an Increased Cost to the Issuing Entity	129
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	129
Tax Considerations Relating to Foreclosure	129
REMIC Status	130
Material Federal Tax Considerations Regarding Original Issue Discount	130
Description of the Mortgage Pool	131
General	131
Certain Calculations and Definitions	132
Mortgage Pool Characteristics	139
Overview	139
Property Types	141
Retail Properties	141
Hotel Properties	142
Office Properties	144
Mixed Use Properties	144
Multifamily Properties	144
Industrial Properties	145
Self-Storage Properties	145
Specialty Use Concentrations	145
Mortgage Loan Concentrations	146
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	146
Geographic Concentrations	148
Mortgaged Properties With Limited Prior Operating History	149
Tenancies-in-Common; Crowd Funding	149
Delaware Statutory Trusts	149
Condominium Interests	150
Fee & Leasehold Estates; Ground Leases	150
Environmental Considerations	151
Redevelopment, Renovation and Expansion	152
Assessment of Property Value and Condition	152
Litigation and Other Considerations	153
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	154
Tenant Issues	155
Tenant Concentrations	155
Lease Expirations and Terminations	156
Expirations	156
Terminations	158
Other	160
Purchase Options and Rights of First Refusal	161
Affiliated Leases	162
Insurance Considerations	162
Use Restrictions	164

Appraised Value	164
Non-Recourse Carveout Limitations	165
Real Estate and Other Tax Considerations	166
Delinquency Information	167
Certain Terms of the Mortgage Loans	167
Amortization of Principal	167
Due Dates; Mortgage Rates; Calculations of Interest	167
ARD Loan	168
Prepayment Protections and Certain Involuntary Prepayments	169
Voluntary Prepayments	169
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	170
Defeasance; Collateral Substitution	171
Partial Releases	172
Escrows	174
Mortgaged Property Accounts	175
Lockbox Accounts	175
Exceptions to Underwriting Guidelines	175
Additional Indebtedness	176
General	176
Whole Loans	176
Mezzanine Indebtedness	176
Other Secured Indebtedness	179
Other Unsecured Indebtedness	179
The Whole Loans	179
General	179
The Serviced Pari Passu Whole Loans	181
The Novo Nordisk Whole Loan	182
The Rentar Plaza Whole Loan	185
The Greenwich Office Park Whole Loan	187
The MY Portfolio Whole Loan	189
The Non-Serviced Whole Loans	192
General	192
The Gurnee Mills Whole Loan	194
The QLIC Whole Loan	198
The Wolfchase Galleria Whole Loan	206
The Federal Way Crossings Whole Loan	209
The 681 Fifth Avenue Whole Loan	213
Additional Information	217
Transaction Parties	217
The Sponsors and Mortgage Loan Sellers	217
Column Financial, Inc.	218
General	218
Column’s Securitization Program	218
Review of Column Mortgage Loans	218
Column’s Underwriting Guidelines and Processes	220
Exceptions to Column’s Disclosed Underwriting Guidelines	224
Compliance with Rule 15Ga-1 under the Exchange Act	224
Litigation	230
Retained Interests in This Securitization	230
Natixis Real Estate Capital LLC	230
General	230
NREC’s Commercial Real Estate Securitization Program	230
Review of NREC Mortgage Loans	231
NREC’s Underwriting Standards	233
Compliance with Rule 15Ga-1 under the Exchange Act	236
Retained Interests in This Securitization	238
UBS AG, New York Branch	238
General	238
UBS AG, New York Branch’s Securitization Program	238
Review of the UBS AG, New York Branch Mortgage Loans	239
UBS AG, New York Branch’s Underwriting Standards	241
Exceptions	243
Litigation	243
Compliance with Rule 15Ga-1 under the Exchange Act	243
Retained Interests in This Securitization	243
The Depositor	244
The Issuing Entity	244
The Trustee	245
The Certificate Administrator	246
The Master Servicer	249
The Special Servicer	253
The Gurnee Mills Special Servicer, the Wolfchase Galleria Special Servicer, the Federal Way Crossings Special Servicer and the 681 Fifth Avenue Special Servicer	255
The Operating Advisor and Asset Representations Reviewer	259
U.S. Credit Risk Retention	260
General	260
Qualifying CRE Loans	260
Hedging, Transfer and Financing Restrictions	261
Description of the Certificates	261
General	261
Distributions	263
Method, Timing and Amount	263
Available Funds	264
Priority of Distributions	265
Pass-Through Rates	268
Interest Distribution Amount	270
Principal Distribution Amount	270
Certain Calculations with Respect to Individual Mortgage Loans	272
Excess Interest	273

Application Priority of Mortgage Loan Collections or Whole Loan Collections	273
Allocation of Yield Maintenance Charges and Prepayment Premiums	275
Assumed Final Distribution Date; Rated Final Distribution Date	276
Prepayment Interest Shortfalls	277
Subordination; Allocation of Realized Losses	278
Reports to Certificateholders; Certain Available Information	280
Certificate Administrator Reports	280
Information to be Provided to Risk Retention Consultation Party	286
Information Available Electronically	286
Voting Rights	290
Delivery, Form, Transfer and Denomination	291
Book-Entry Registration	291
Definitive Certificates	294
Exchange of Certificates	294
Certificateholder Communication	294
Access to Certificateholders’ Names and Addresses	294
Requests to Communicate	295
Description of the Mortgage Loan Purchase Agreements	295
General	295
Dispute Resolution Provisions	304
Asset Review Obligations	304
Pooling and Servicing Agreement	304
General	304
Assignment of the Mortgage Loans	304
Servicing Standard	305
Subservicing	306
Advances	307
P&I Advances	307
Servicing Advances	308
Nonrecoverable Advances	309
Recovery of Advances	310
Accounts	311
Withdrawals from the Collection Account	313
Servicing and Other Compensation and Payment of Expenses	315
General	315
Master Servicing Compensation	320
Special Servicing Compensation	322
Disclosable Special Servicer Fees	325
Certificate Administrator and Trustee Compensation	326
Operating Advisor Compensation	326
Asset Representations Reviewer Compensation	327
CREFC® Intellectual Property Royalty License Fee	327
Appraisal Reduction Amounts	328
Maintenance of Insurance	333
Modifications, Waivers and Amendments	336
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	338
Inspections	340
Collection of Operating Information	340
Special Servicing Transfer Event	340
Asset Status Report	343
Realization Upon Mortgage Loans	345
Sale of Defaulted Loans and REO Properties	347
The Directing Certificateholder	350
General	350
Major Decisions	351
Asset Status Report	353
Replacement of Special Servicer	353
Control Termination Event and Consultation Termination Event	353
Servicing Override	355
Rights of Holders of Companion Loans	356
Limitation on Liability of Directing Certificateholder	356
The Operating Advisor	357
General	357
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	357
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	358
Recommendation of the Replacement of the Special Servicer	360
Eligibility of Operating Advisor	360
Other Obligations of Operating Advisor	361
Delegation of Operating Advisor’s Duties	362
Termination of the Operating Advisor With Cause	362
Rights Upon Operating Advisor Termination Event	363
Waiver of Operating Advisor Termination Event	363
Termination of the Operating Advisor Without Cause	363
Resignation of the Operating Advisor	364
Operating Advisor Compensation	364
The Asset Representations Reviewer	365
Asset Review	365
Asset Review Trigger	365
Asset Review Vote	366
Review Materials	366
Asset Review	367
Eligibility of Asset Representations Reviewer	369
Other Obligations of Asset Representations Reviewer	369

Delegation of Asset Representations Reviewer’s Duties	370
Asset Representations Reviewer Termination Events	370
Rights Upon Asset Representations Reviewer Termination Event	371
Termination of the Asset Representations Reviewer Without Cause	372
Resignation of Asset Representations Reviewer	372
Asset Representations Reviewer Compensation	372
Limitation on Liability of Risk Retention Consultation Party	372
Replacement of Special Servicer Without Cause	373
Termination of Master Servicer and Special Servicer for Cause	376
Servicer Termination Events	376
Rights Upon Servicer Termination Event	377
Waiver of Servicer Termination Event	379
Resignation of the Master Servicer and Special Servicer	379
Limitation on Liability; Indemnification	380
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	382
Dispute Resolution Provisions	383
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	383
Certificateholder’s Rights When a Repurchase Request is Delivered by Another Party to the PSA	383
Resolution of a Repurchase Request	383
Mediation and Arbitration Provisions	385
Servicing of the Non-Serviced Mortgage Loans	387
Servicing of the Gurnee Mills Mortgage Loan	387
Servicing of the QLIC Mortgage Loan	389
Servicing of the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan	392
Rating Agency Confirmations	396
Evidence as to Compliance	397
Limitation on Rights of Certificateholders to Institute a Proceeding	399
Termination; Retirement of Certificates	399
Amendment	400
Resignation and Removal of the Trustee and the Certificate Administrator	402
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	403
Certain Legal Aspects of Mortgage Loans	404
General	405
Types of Mortgage Instruments	405
Leases and Rents	405
Personalty	406
Foreclosure	406
General	406
Foreclosure Procedures Vary from State to State	406
Judicial Foreclosure	406
Equitable and Other Limitations on Enforceability of Certain Provisions	407
Nonjudicial Foreclosure/Power of Sale	407
Public Sale	407
Rights of Redemption	408
Anti-Deficiency Legislation	409
Leasehold Considerations	409
Cooperative Shares	410
Bankruptcy Laws	410
Environmental Considerations	415
General	415
Superlien Laws	415
CERCLA	416
Certain Other Federal and State Laws	416
Additional Considerations	417
Due-on-Sale and Due-on-Encumbrance Provisions	417
Subordinate Financing	417
Default Interest and Limitations on Prepayments	417
Applicability of Usury Laws	418
Americans with Disabilities Act	418
Servicemembers Civil Relief Act	418
Anti-Money Laundering, Economic Sanctions and Bribery	419
Potential Forfeiture of Assets	419
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	419
Pending Legal Proceedings Involving Transaction Parties	420
Use of Proceeds	420
Yield and Maturity Considerations	421
Yield Considerations	421
General	421
Rate and Timing of Principal Payments	421
Losses and Shortfalls	422
Certain Relevant Factors Affecting Loan Payments and Defaults	423
Delay in Payment of Distributions	424
Yield on the Certificates with Notional Amounts	424
Weighted Average Life	424

Pre-Tax Yield to Maturity Tables	430
Material Federal Income Tax Considerations	434
General	434
Qualification as a REMIC	435
Status of Offered Certificates	437
Taxation of Regular Interests	437
General	437
Original Issue Discount	437
Acquisition Premium	439
Market Discount	440
Premium	440
Election To Treat All Interest Under the Constant Yield Method	441
Treatment of Losses	441
Yield Maintenance Charges and Prepayment Premium	442
Sale or Exchange of Regular Interests	442
Taxation of Exchanges of Regular Certificates, Class Z Certificates and Class V Certificates	443
Alternative Characterization	443
Taxation of Exchange	444
Taxes That May Be Imposed on a REMIC	444
Prohibited Transactions	444
Contributions to a REMIC After the Startup Day	444
Net Income from Foreclosure Property	445
Bipartisan Budget Act of 2015	445
Taxation of Certain Foreign Investors	445
FATCA	446
Backup Withholding	447
Information Reporting	447
3.8% Medicare Tax on “Net Investment Income”	447
Reporting Requirements	447
Certain State and Local Tax Considerations	448
Method of Distribution (Underwriter conflicts of interest)	449
Incorporation of Certain Information by Reference	450
Where You Can Find More Information	451
Financial Information	451
Certain ERISA Considerations	451
General	451
Plan Asset Regulations	452
Administrative Exemptions	452
Insurance Company General Accounts	454
Legal Investment	455
Legal Matters	456
Ratings	456
Index of Significant Definitions	458

ANNEX A-1 – CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2 – STRUCTURAL AND COLLATERAL TERM SHEET	A-2-1
ANNEX B – DISTRIBUTION DATE STATEMENT	B-1
ANNEX C – FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1 – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2 – EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX E – CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	E-1
ANNEX F – EXCHANGES OF CERTIFICATES	F-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on page 19 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on page 51 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Significant Definitions” commencing on page 458 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Credit Suisse Commercial Mortgage Securities Corp.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA (THE “EEA”) WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS-COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN

UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH OR SUPPLEMENT A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A)       TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B)       TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE DEPOSITOR FOR ANY SUCH OFFER; OR

(C)       IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF

THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

SOUTH KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF SOUTH KOREA FOR A PUBLIC OFFERING IN SOUTH KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN SOUTH KOREA OR TO ANY RESIDENT OF SOUTH KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE KOREAN LAWS AND REGULATIONS, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE

FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	CSMC 2016-NXSR Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-NXSR.

Depositor	Credit Suisse Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of Credit Suisse Management LLC, which is a wholly-owned subsidiary of Credit Suisse (USA), Inc., which in turn is a wholly-owned subsidiary of Credit Suisse Holdings (USA), Inc. The depositor’s address is 11 Madison Avenue, New York, New York 10010, and its telephone number is (212) 325-2000. See “Transaction Parties—The Depositor”.

Issuing Entity	CSMC 2016-NXSR Commercial Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors and Originators	The sponsors of this transaction are:

●	Column Financial, Inc., a Delaware corporation

●	Natixis Real Estate Capital LLC, a Delaware limited liability company

●	UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (referred to herein as “UBS AG, New York Branch”), an Office of the Comptroller of the Currency regulated branch of a foreign bank

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Sponsor	Originator	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Natixis Real Estate Capital LLC	Natixis Real Estate Capital LLC	17	$291,239,698	48.0%
UBS AG, New York Branch	UBS AG, New York Branch(1)(2)	10	216,639,165	35.7
Column Financial, Inc.	Column Financial, Inc.(3)(4)	6	98,953,177	16.3
Total		33	$606,832,040	100.0%

(1)	One (1) of the UBS AG, New York Branch mortgage loans identified on Annex A-1 to this prospectus as Wolfchase Galleria, representing approximately 4.9% of the initial pool balance, is part of a whole loan that was co-originated with Morgan Stanley Bank N.A. In addition, one (1) of the UBS AG, New York Branch mortgage loans identified on Annex A-1 to this prospectus as 681 Fifth Avenue, representing approximately 2.5% of the initial pool balance, is part of a whole loan that was co-originated with Citigroup Global Markets Realty Corp.

(2)	Certain of the UBS AG, New York Branch mortgage loans were originated by Cantor Commercial Real Estate Lending, L.P. UBS AG, New York Branch has re-underwritten such mortgage loans in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG, New York Branch” in this prospectus.

(3)	One (1) of the Column Financial, Inc. mortgage loans identified on Annex A-1 to this prospectus as Gurnee Mills, representing approximately 9.9% of the initial pool balance, is part of a whole loan that was co-originated with Wells Fargo Bank, National Association and Regions Bank.

(4)	Certain of the Column Financial, Inc. mortgage loans were originated by Pillar Funding III LLC. With respect to the mortgage loan described in footnote 3 above, one (1) of the notes funded by Regions Bank was acquired by Column Financial, Inc. for inclusion in this securitization transaction. Such mortgage loan was underwritten in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.” in this prospectus.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan (a “non-serviced mortgage loan”) and companion loan that is part of a whole loan (a “non-serviced whole loan”) and serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable, indicated in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte,

North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Torchlight Loan Services, LLC, a Delaware limited liability company, will act as special servicer with respect to the mortgage loans (other than any excluded special servicer loan) and any related companion loans other than with respect to the non-serviced mortgage loans set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and other transactions relating to such mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The primary servicing office of Torchlight Loan Services, LLC is located at 475 Fifth Avenue, New York, New York 10017. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder (or the holder of the majority of the controlling class of certificates on its behalf) will be required to use reasonable efforts to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates) (as described under “—Directing Certificateholder” below). After the occurrence and during the continuance of a control termination event or if the directing certificateholder (or the holder of the majority of the controlling class of certificates on its behalf) is required but fails to do so or if at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates), the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer.

See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause.”

Torchlight Loan Services, LLC is expected to be appointed to be the special servicer by Torchlight Investors, LLC or one of its managed funds. Torchlight Investors, LLC or one of its managed funds is expected to purchase the Class E, Class F, Class NR and Class Z certificates (and may purchase certain other classes of certificates, including the Class X-E, Class X-F, Class X-NR and Class D certificates) and, on the closing date, is expected to be appointed as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The special servicer of each non-serviced mortgage loan is set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement or trust and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust office of Wells Fargo Bank, National Association is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, and its office for certificate transfer services is located at Wells Fargo Bank, 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479-0113. See “Transaction Parties—The

Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the mortgage file for each non-serviced mortgage loan (other than the promissory note evidencing such mortgage loan) will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the pooling and servicing agreement or the trust and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than a non-serviced mortgage loan and certain excluded loans as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate balance), an “excluded loan” is a mortgage loan or whole loan with respect to which such party is a borrower, a mortgagor, a manager of the related mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class E, Class F and Class NR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided that if at any time the certificate balances of the certificates other than the Class E, Class F and Class NR certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the controlling class will be the most subordinate class among the control eligible certificates that has an aggregate certificate balance greater than zero without regard to any cumulative appraisal reduction amounts; provided, further, however, that during such time as the Class E certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that Torchlight Investors, LLC or one of its managed funds will purchase the Class E, Class F, Class NR and Class Z certificates (and may purchase certain other classes of certificates, including the Class X-E, Class X-F, Class X-NR and Class D certificates) and, on the closing date, is expected to be the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan and certain excluded loans).

The entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or the pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan (other than with respect to the QLIC whole loan prior to the occurrence and continuance of an AB control appraisal period pursuant to the related intercreditor agreement), which are similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention

Consultation Party	The risk retention consultation party will have certain non-binding consultation rights with respect to certain matters relating specially serviced loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The risk retention consultation party will be the party selected by the holder or holders of more than 50% of the RRI interest. Natixis Real Estate Capital LLC, is expected to be appointed as the initial risk retention consultation party.

With respect to the risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party or the holder of the RRI interest entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of the mortgaged property, the holder of a related mezzanine loan and has accelerated such mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan, or a borrower party affiliate thereof.

Holder of a Subordinate

Companion Loan	One (1) mortgage loan secured by the mortgaged property identified as QLIC on Annex A-1, representing approximately 8.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are comprised of one or more senior pari passu notes (included in the trust), one or more senior pari passu notes (not included in the trust) and one or more subordinate notes (not included in the trust).

Pursuant to the QLIC intercreditor agreement, the holder of the QLIC subordinate companion loan will have the right to cure certain defaults with respect to the related mortgage loan and the holder of such subordinate companion loan will have the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan under certain limited default circumstances. In addition, prior to the occurrence and continuance of an AB control appraisal period under the related intercreditor agreement with respect to the subordinate companion loan, the holder of the QLIC subordinate companion loan will have the right to approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan under certain circumstances. The holder of the QLIC subordinate companion loan will also have the right under the related intercreditor agreement to replace the special servicer with respect to the related mortgage loan at any time prior to the occurrence and continuance of an AB control appraisal period under the related intercreditor agreement with respect to such subordinate companion loan, subject to the requirements provided for in the related intercreditor agreement. As of the closing date, SM Core Credit Finance LLC is the holder of such subordinate companion loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The QLIC Whole Loan”.

Certain Affiliations and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in December 2016 (or, in the case of any mortgage loan that has its first due date in January 2017, the date that would have been its due date in December 2016 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about December 22, 2016.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in January 2017.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in January 2017.

Record Date	With respect to any distribution date, the last business day of the month immediately preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in North Carolina, New York, California or any of the jurisdictions in which the respective primary servicing offices of the master servicer or special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date (without regard to grace periods) for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution

  Date; Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	September 2021
Class A-2	November 2021
Class A-3	September 2026
Class A-4	November 2026
Class A-SB	November 2025
Class X-A	November 2026
Class X-B	December 2026
Class A-S	November 2026
Class B	December 2026
Class C	December 2026

The rated final distribution date will be the distribution date in December 2049.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2016-NXSR:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-E, Class X-F, Class X-NR, Class D, Class E, Class F, Class NR, Class Z and Class R.

Certificate Balances and

Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

	Initial Certificate Balance or Notional Amount	Initial Available Certificate Balance or Notional Amount	Initial Retained Certificate Balance or Notional Amount(1)
Class A-1	$22,779,000	$21,640,000	$1,139,000
Class A-2	$85,980,000	$81,681,000	$4,299,000
Class A-3	$115,000,000	$109,250,000	$5,750,000
Class A-4	$174,907,000	$166,161,000	$8,746,000
Class A-SB(2)	$26,116,000	$24,810,000	$1,306,000
Class X-A(3)	$455,124,000	$432,366,000	$22,758,000
Class X-B(3)	$40,961,000	$38,912,000	$2,049,000
Class A-S	$30,342,000	$28,824,000	$1,518,000
Class B	$40,961,000	$38,912,000	$2,049,000
Class C	$31,100,000	$29,545,000	$1,555,000

(1)	On the closing date, offered certificates (of each class thereof) with the initial certificate balances or notional amounts, as applicable, set forth in the table above under “Initial Retained Certificate Balance or Notional Amount” are expected to be purchased for cash from the underwriters by Natixis Real Estate Capital LLC (a sponsor and an affiliate of one of the underwriters) as described in “U.S.Credit Risk Retention”.

(2)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

(3)	Notional amount.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class A-1	%(1)
Class A-2	%(1)
Class A-3	%(1)
Class A-4	%(1)
Class A-SB	%(1)
Class X-A	%(2)
Class X-B	%(2)
Class A-S	%(1)
Class B	%(1)
Class C	%(1)

(1)	For any distribution date, the pass-through rate of each class of the offered certificates (other than the Class X-A and Class X-B certificates) will generally be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, (iii) a rate equal to the lesser of a specified pass-through rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage.

(2)	For any distribution date, the pass-through rate on the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates as described in this prospectus. For any distribution date, the pass-through rate on the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (ii) the pass-through rate of the Class B certificates. For purposes of the calculation of the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer (or a special servicer for a non-serviced mortgage loan), any modifications resulting from a borrower’s bankruptcy or insolvency, or any increase in the interest rate of any mortgage loan with an anticipated repayment date after the related anticipated repayment date.

For purposes of calculating the pass-through rates of the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate of between 0.00500% and 0.05250% (although with respect to serviced companion loans, the master servicing fee may be lower than the indicated rate).

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.25% per annum and the per annum rate that would result in a special servicing fee of (i) $3,500 or (ii) with respect to any mortgage loan with respect to which the risk retention consultation party is entitled to consult with the special servicer, for so long as the related Mortgage Loan is a specially serviced loan during the occurrence and continuance of a consultation termination event, $5,000, in each case, for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The trustee/certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including each non-serviced mortgage loan but excluding any companion loan) and any REO mortgage loan at a per annum rate equal to 0.0107%. The trustee fee is payable by the certificate administrator as a portion of the trustee/certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (in each case, excluding any non-serviced mortgage loan and any related companion loan) at a per annum rate equal to (i) 0.00374% with respect to all mortgage loans (except the Novo Nordisk mortgage loan, Rentar Plaza mortgage loan, Greenwich Office Park mortgage loan and MY Portfolio mortgage loan); (ii) 0.00541% with respect to the Novo Nordisk mortgage loan; (iii) 0.00541% with respect to the Rentar Plaza mortgage loan; (iv) 0.00766% with respect to the Greenwich Office Park mortgage loan; and (v) 0.00876% with respect to the MY Portfolio mortgage loan. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan, but excluding any related companion loan) and REO mortgage loan at a per annum rate equal to 0.00082%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation ”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of their names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANs

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate	Special Servicing Fee Rate
Gurnee Mills	0.00250% per annum	The greater of 0.2500% per annum and the rate that would result in a special servicing fee of $5,000 per month
QLIC	0.00250% per annum	0.2500% per annum
Wolfchase Galleria	0.00250% per annum	The greater of 0.2500% per annum and the rate that would result in a special servicing fee of $3,500 per month
Federal Way Crossings	0.00250% per annum	The greater of 0.2500% per annum and the rate that would result in a special servicing fee of $3,500 per month
681 Fifth Avenue	0.00250% per annum	The greater of 0.2500% per annum and the rate that would result in a special servicing fee of $3,500 per month

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-E, Class X-F and Class X-NR certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, to the extent of funds allocated to principal and available for distribution, in reduction of the then-outstanding certificate balances of those classes, in the following priority:

(A)	to principal on the Class A-SB certificates until their certificate balance has been reduced to the A-SB scheduled principal balance set forth on Annex E to this prospectus for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero;

(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero; and

(F)	to principal on the Class A-SB certificates until their certificate balance has been reduced to zero;

provided that, if the certificate balances of each class of certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates) having an initial principal balance have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, based on their respective certificate balances;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed losses on the mortgage loans previously allocated to each such class; plus interest on that amount at the pass-through rate for such class;

Fourth,to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-E, Class X-F, Class X-NR, Class Z and Class R certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the non-retained certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B.  Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class Z and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of non-retained certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of those certificates in ascending order (beginning with the non-offered certificates, other than the Class Z and Class R certificates) to reduce the certificate balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class R, Class Z, Class X-A, Class X-B, Class X-E, Class X-F or Class X-NR certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A certificates (to the extent such losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB or Class A-S certificates), the Class X-B certificates (to the extent such losses are allocated to the Class B certificates), the Class X-E certificates (to the extent such losses are allocated to the Class E certificates), the Class X-F certificates (to the extent such losses are allocated to the Class F certificates) and the Class X-NR certificates (to the extent such losses are allocated to the Class NR certificates) and, therefore, the amount of interest they accrue.

	*	The Class A-SB certificates will have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in their prospectus.
	**	Class X-A, Class X-B, Class X-E, Class X-F and Class X-NR certificates are interest only.
	***	Other than the Class X-E, Class X-F, Class X-NR and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate of those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

	●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

	●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

	●	the application of appraisal reduction amounts to reduce interest advances;

● extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

● a modification of a mortgage loan’s interest rate or principal balance; and

● other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest (other than the Class Z certificates), on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

F. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class Z certificates on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO mortgage loan, unless, in each case, the master servicer or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or an anticipated repayment date in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

● protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

● maintain the lien on the related mortgaged property; and/or

● enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will, subject to a recoverability determination, be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be thirty-three (33) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in fifty-four (54) commercial or multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $606,832,040.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the thirty-three (33) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger “whole loan”, each of which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and/or are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan” and, together with any pari passu companion loans, the “companion loans”).

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loans Cut-off Date Balance	Subordinate Companion Loans Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
Novo Nordisk	$60,000,000	9.9%	$108,300,000	N/A	52.6%(3)	52.6%(3)	2.97x(3)	2.97x(3)
Rentar Plaza	$60,000,000	9.9%	$72,000,000	N/A	44.0%	44.0%	2.59x	2.59x
Gurnee Mills	$59,833,177	9.9%	$214,402,219	N/A	65.8%	65.8%	1.60x	1.60x
QLIC	$50,000,000	8.2%	$95,000,000	$20,000,000	56.9%	64.7%	1.84x	1.54x
Wolfchase Galleria	$29,957,889	4.9%	$134,810,500	N/A	64.9%	64.9%	1.72x	1.72x
Federal Way Crossings	$25,466,958	4.2%	$32,457,888	N/A	69.7%	69.7%	1.36x	1.36x
Greenwich Office Park	$25,000,000	4.1%	$62,500,000	N/A	65.3%	65.3%	1.94x	1.94x
MY Portfolio	$19,935,183	3.3%	$9,967,592	N/A	62.3%	62.3%	1.93x	1.93x
681 Fifth Avenue	$15,000,000	2.5%	$200,000,000	N/A	48.9%	48.9%	1.67x	1.67x

(1)	Calculated including the related pari passu companion loan(s), if any, but, (1) excluding the related subordinate companion loan(s), if any, and (2) in the case of the Novo Nordisk Mortgage Loan, excluding the related unfunded pari passu companion loan (which has a maximum principal balance of $39,580,000).

(2)	Calculated including the related pari passu companion loan(s), if any, including the related subordinate companion loan(s), if any, and excluding, in the case of the Novo Nordisk mortgage loan, the related unfunded pari passu companion loan.

(3)	The Whole Loan LTV Ratio and the Whole Loan Underwritten NCF DSCR are calculated excluding the related unfunded pari passu companion loan. Based on the maximum principal balance of the Novo Nordisk Mortgage Loan, the “as-expanded” appraised value and the fully funded underwritten NCF, the Mortgage Loan LTV Ratio, Whole Loan LTV Ratio, Mortgage Loan Underwritten NCF DSCR (calculated at the maximum potential interest rate) and Whole Loan Underwritten NCF DSCR (calculated at the maximum potential interest rate) are 60.7%, 60.7%, 2.71x and 2.71x, respectively.

Each of the Novo Nordisk whole loan, the Rentar Plaza whole loan, the Greenwich Office Park whole loan and the MY Portfolio whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, and any related companion loan is referred to in this prospectus as a “serviced companion loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable, as identified below and entered into in connection with the securitization of one or more related companion loan(s). Each such whole loan is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and any related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Lead Trust/Pooling and Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator	Custodian	Operating Advisor/Trust Advisor	Directing Certificate-holder(1)
Gurnee Mills	CSAIL 2016-C7	9.9%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III Debt AIV, LP

QLIC	WFCM 2016-NXS6	8.2%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Trimont Real Estate Advisors, LLC	Ellington Management Group, LLC

Wolfchase Galleria	MSC 2016-UBS12	4.9%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III Debt AIV, LP

Federal Way Crossings	MSC 2016-UBS12	4.2%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III Debt AIV, LP

681 Fifth Avenue	MSC 2016-UBS12	2.5%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III Debt AIV, LP

(1)       Or an equivalent entity.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Future Funding Obligations

With respect to the Novo Nordisk whole loan, the companion loan evidenced by the promissory note designated as Note A-2 (the “Novo Nordisk unfunded companion loan”) is currently unfunded, however, if certain conditions described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Novo Nordisk Whole Loan” are satisfied, the holder of such companion loan will be required to fund such companion loan up to a maximum principal balance of $39,580,000. When such companion loan is funded, in whole or in part, it will be of equal priority (pro rata and pari passu) in right of payment with the Novo Nordisk mortgage loan and the other related pari passu companion loans.

The Novo Nordisk unfunded companion loan is currently held by Natixis Real Estate Capital LLC and will not be an asset of the trust. The holder of the Novo Nordisk unfunded companion loan, currently Natixis Real Estate Capital LLC, will have the sole obligation under the related mortgage loan documents and intercreditor agreement to make future advances on such companion loan. Pursuant to the related intercreditor agreement, Natixis Real Estate Capital LLC and any holder of the Novo Nordisk unfunded companion loan will be required to indemnify the trust, the other Novo Nordisk companion loan holders, the master servicer, the special servicer, the certificate administrator and the trustee against any and all losses, claims, damages, costs, expenses and liabilities in connection with, arising out of, or as a result of, the holder of the Novo Nordisk unfunded companion loan’s acts or omissions with respect to any obligations to make a future advance.

See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Novo Nordisk Whole Loan”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or any preferred equity). Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and A-2 to this prospectus).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$606,832,040
Number of Mortgage Loans	33
Number of Mortgaged Properties	54
Range of Cut-off Date Balances	$2,311,065 - $60,000,000
Average Cut-off Date Balance	$18,388,850
Range of Mortgage Rates(2)	3.4820% - 6.3500%
Weighted Average Mortgage Rate(2)	4.3862%
Range of Original Terms to Maturity(3)	60 months to 120 months
Weighted Average Original Term to Maturity(3)	112 months
Range of Remaining Terms to Maturity(3)	57 months to 120 months
Weighted Average Remaining Term to Maturity(3)	109 months
Range of Original Amortization Terms(4)	300 months to 360 months
Weighted Average Original Amortization Term(4)	356 months
Range of Remaining Amortization Terms(4)	298 months to 360 months
Weighted Average Remaining Amortization Term(4)	355 months
Range of Cut-off Date LTV Ratios(2)	44.0% - 74.7%
Weighted Average Cut-off Date LTV Ratio(2)	59.9%
Range of LTV Ratios as of the Maturity Date/ARD(2)(3)	44.0% - 66.9%
Weighted Average LTV Ratio as of the Maturity Date/ARD(2)(3)	53.8%
Range of UW NCF DSCR(2)(5)	1.21x – 3.13x
Weighted Average UW NCF DSCR(2)(5)	1.94x
Range of UW NOI Debt Yields(2)	7.3% - 18.2%
Weighted Average UW NOI Debt Yield(2)	10.3%
Percentage of Initial Pool Balance consisting of:
Balloon	41.5%
Interest-only	25.8%
ARD Interest-only	21.9%
Interest-only Balloon	10.8%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to each mortgage loan that is part of a whole loan, any related pari passu companion loan is included for purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR and UW NOI Debt Yield. With respect to (1) the Novo Nordisk mortgage loan, which has an unfunded pari passu companion loan, the Mortgage Rate, Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR and UW NOI Debt Yield presented with respect to such mortgage loan is calculated without regard to the unfunded pari passu companion loan, unless otherwise indicated and (2) the QLIC mortgage loan, which also has a subordinate companion loan, the Mortgage Rate, Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR and UW NOI Debt Yield presented with respect to such mortgage loan is calculated without regard to the respective subordinate companion loan, unless otherwise indicated. Other than as specifically noted, the Mortgage Rate, Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR and UW NOI Debt Yield information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness.

(3)	With respect to the mortgage loans secured by the mortgaged property or portfolio of mortgaged properties identified on Annex A-1 to this prospectus as Novo Nordisk, Walgreens Portfolio I, Walgreens Portfolio V and Sterling Jewelers Corporate HQ III, representing approximately 21.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related anticipated repayment date is deemed to be the maturity date.

(4)	Excludes nine (9) mortgage loans secured by the mortgaged property or portfolio of mortgaged properties identified on Annex A-1 to this prospectus as Novo Nordisk, Rentar Plaza, QLIC, Walgreens Portfolio I, Walgreens Portfolio V, Greenwich Office Park, 681 Fifth Avenue, Sterling Jewelers Corporate HQ III and Wilmington Industrial Park, representing approximately 47.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest-only for the entire term to maturity or anticipated repayment date, as applicable.

(5)	For each partial interest-only loan, the debt service coverage ratio was calculated based on the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. With respect to one (1) mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Gurnee Mills, representing approximately 9.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain assumptions and/or adjustments were made to the occupancy rate, underwritten net cash flow and underwritten net cash flow debt service coverage ratios reflected in the table above. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Certain Terms of the Mortgage Loans” in this prospectus. See also Annex A-1.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, other than as described below, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Great Falls Marketplace, representing approximately 3.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the prior loan was in maturity default when the mortgage loan was originated, having matured on October 1, 2016; however, the prior loan was subject to a forbearance agreement through December 1, 2016 prior to being paid off with proceeds from the related Mortgage Loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans with Limited Operating History
With respect to three (3) of the mortgage loans secured by the mortgaged properties identified on Annex A-1 to this prospectus as QLIC, Walgreens Portfolio I and Walgreens Portfolio V, representing approximately 18.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (by allocated loan amount), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property and/or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers” with respect to the related third party materials requirements. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”, “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “—Natixis Real Estate Capital LLC— NREC’s Underwriting Standards” and “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	Natixis Real Estate Capital LLC has agreed to retain at least 5.0% of the certificate balance or notional amount or percentage interest in each class of certificates (other than the Class R certificates) in a manner that would satisfy the U.S. credit risk retention requirements if they were in effect. See “U.S. Credit Risk Retention”.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

● Bloomberg Financial Markets, L.P., CMBS.com, Inc., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., Asset Reviewers LLC, Moody’s Analytics and BlackRock Financial Management, Inc.;

● The certificate administrator’s website initially located at www.ctslink.com; and

● The master servicer’s website initially located at www.wellsfargo.com/com.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class Z and Class R certificates) for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class Z and Class R certificates) and (iii) the master servicer consents to the exchange as specified under the pooling and servicing agreement.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or Substitutions of Mortgage Loans; Loss of Value Payment

Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of an uncured document defect or an uncured breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related serviced pari passu companion loan holders.

If a non-serviced mortgage loan with one or more related pari passu companion loans becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing thereof determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and, with respect to the QLIC whole loan, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”) for federal income tax purposes. In addition, a third REMIC (the “Vinings Village Loan REMIC”), created pursuant to a REMIC declaration effective as of November 2, 2016, by Pillar Multifamily LLC holds the Vinings Village mortgage loan and other related assets, and has issued a class of uncertificated regular interests, corresponding to the related mortgage note, and a single uncertificated residual interest, which will be represented by the Class R certificates. In addition, a fourth REMIC (the “Jameel Road and Kirkwood Center Loan REMIC , and collectively with the Vinings Village Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC,

the “Trust REMICs”), created pursuant to a REMIC declaration effective as of November 2, 2016, by Pillar Multifamily LLC holds the Jameel Road and Kirkwood Center mortgage loan and other related assets, and has issued a class of uncertificated regular interests, corresponding to the related mortgage note, and a single uncertificated residual interest, which will be represented by the Class R certificates.

In addition, the portions of the issuing entity consisting of (i) the trust components, (ii) the excess interest accrued on the mortgage loan with an anticipated repayment date and (iii) the residual interest in each of the Vinings Village Loan REMIC and the Jameel Road and Kirkwood Center Loan REMIC, will be treated as a grantor trust for federal income tax purposes (the “Grantor Trust”). The certificates (other than the Class Z and Class R certificates) will represent beneficial ownership of their respective portions of the Grantor Trust described in (i) above, the Class Z certificates will represent beneficial ownership of the portion of the Grantor Trust described in (ii) above, and the Class R certificates will represent beneficial ownership of the portion of the Grantor Trust described in (iii) above.

Pertinent federal income tax consequences of an investment in the offered certificates include:

● Each class of offered certificates will represent beneficial ownership of a class of REMIC “regular interests” as further described in “Material Federal Income Tax Considerations”.

● The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

● You will be required to report income on your offered certificates using the accrual method of accounting.

● It is anticipated that the Class regular interests will be issued with original issue discount and that the Class regular interests will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, any guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may currently be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or such affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “—Hotel Properties Have Special Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty occurs within a specified period of the lease expiration date,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark, terminate their leases or otherwise cease to occupy their space, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

●	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

●	an anchor tenant’s or shadow anchor tenant’s decision to vacate;

●	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

●	the cessation of the business of an anchor tenant, a shadow anchor tenant or of a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if an anchor or shadow anchor tenant goes dark or otherwise is no longer in occupancy. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

In addition, because anchor tenants and shadow anchors are often large national retailers, any bankruptcy, store closings or other economic decline impacting any such anchor or shadow anchor may affect multiple mortgaged properties in a pool of mortgage loans, and such impacts can be compounded by co-tenancy clauses and/or operating covenants related to such anchor or shadow anchor.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

In addition, certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if one or more particular tenants are vacant or not open for business or a specified percentage of the related mortgaged property is vacant or if the subject store is not meeting the minimum sales requirement under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant estoppels and other tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable anchor tenant or other tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or other tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with anchor tenants or other tenants or that potential disputes do not exist with tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where a retail mortgaged property is located and consumers may choose to shop at the newer retail property. These and other issues may cause affected retail stores to close, which may include anchor stores or shadow anchors for a mortgaged property.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences.

In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	office space used as a lab and/or for research and development may (a) require a unique layout that may make re-tenanting to new office tenants more expensive and (b) rely on funds for research and development from government and/or private sources of funding, which sources may become unavailable. These factors, among others, may adversely affect the cash flow generating monthly payments for the mortgage loan.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Mixed Use Properties Have Special Risks

Certain properties have more than one property subtype. Such mortgaged properties are subject to the risks relating to the property types described in “—Multifamily Properties Have Special Risks”, “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Self-Storage Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings and the land under any such building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Industrial and Logistics Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	the quality of tenants;

●	reduced demand for industrial and logistics space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Concerns about the quality of tenants, particularly major tenants, are similar in both office properties and industrial or logistics properties, although industrial or logistics properties may be more frequently dependent on a single or a few tenants.

Industrial properties may be adversely affected by reduced demand for industrial and logistics space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial, logistics or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial and logistics properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial and logistics purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial and logistics property. Site characteristics that are generally desirable to a warehouse/industrial/logistics property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial and logistics properties, any vacant industrial and logistics property space may not be easily converted to other uses. Thus, if the operation of any of the industrial and logistics properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial and logistics property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial and logistics property were readily adaptable to other uses.

Location is also important because an industrial and logistics property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial and logistics properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses. See “—Cold Storage Properties Have Special Risks” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Cold Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties that operate as refrigerated distribution/warehouse facilities, which we refer to as “cold storage properties”.

Cold storage properties are part of the supply chain linking producers, distributors and retailers of refrigerated, frozen and perishable food products. These temperature-controlled warehouses are generally production facilities, distribution centers, “public” or port warehouses. Production warehouses typically serve one or a small number of tenants and customers and are generally used by food processors located nearby. The production warehouse tenants and customers store large quantities of ingredients or partially processed or finished products in the warehouses until they are shipped to the next stage of production or distributed to end-markets. Distribution center warehouses primarily store a wide variety of tenants’ and customers’ finished products until future shipment to end-users. Each distribution center is typically located in a key distribution hub that services the surrounding regional market. Distribution centers also include “retail” warehouses, which generally store finished products specifically for distribution to one or a small number of local or regional retailers. Public warehouses generally serve the needs of local and regional warehouse tenants and customers. Food manufacturers, processors and retailers use these warehouses to store capacity overflow from their production warehouses or to facilitate cost-effective distribution. Port warehouses primarily store goods that are being imported and exported.

Significant factors determining the value of cold storage properties include the quality and mix of customers, the location of the property, availability of labor sources, the age, design and construction quality of the facilities, energy costs, proximity to customers and accessibility of rail lines, major roadways and other distribution channels. Site characteristics which are valuable to such a property include high ceiling clear heights, wide column spacing, a large number of bays and large bay depths, divisibility, large minimum truck turning radii and overall functionality and accessibility. Warehousing sales can be seasonal, depending on the timing and availability of livestock, seafood and crops grown for frozen food production and the seasonal build-up of certain products for holiday consumption, and this seasonality can be expected to cause periodic fluctuations in a cold storage property’s revenues and operating expenses.

The food industry may be affected by outbreaks of diseases among crops or livestock that could have a negative effect on the supply of the affected products. Livestock diseases such as Asian bird flu may adversely affect consumer demand for related products. Declines in domestic consumption or foreign exports of various foods could lead to a reduced demand for cold storage facilities and negatively impact the related mortgaged properties.

The operator of the cold storage facilities has different arrangements with different customers, many of which do not require the customers to utilize any fixed amount of space at any particular time. However, certain customers agree to utilize a certain amount of space even if it is not fully used during a particular period. All of these agreements tend to be rolling arrangements with their consistent customer base. Although there can be no assurances that customers will continue to enter into their cold storage arrangements from one period to the next, in many cases a customer’s current cold storage provider has a competitive advantage due to the proximity to customer processing plants and familiarity with the logistical requirements for storing and transporting the customer’s products.

An interruption or reduction in demand for a customer’s products or a decline in a particular industry segment could result in a decrease of sales and overall profitability at a cold storage facility. A facility that suited the needs of its original customer may be difficult to relet to another customer, or may become functionally obsolete relative to newer properties. In addition, in certain locations, customers depend upon shipping products in pooled shipments with products of other customers going to the same markets. In these cases, the mix of customers in a cold storage property can significantly influence the cost of delivering products to markets.

Cold storage properties, in particular production facilities dedicated to a single customer, may not be easily convertible to an alternate use and if not used as a cold storage facility, the actual market value of such properties may be substantially lower than its current appraised value.

Cold storage properties are also subject to certain risks specific to industrial and logistics properties. See “—Industrial and Logistics Properties Have Special Risks” in this prospectus.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to mortgaged properties consisting of condominium units will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon collateral consisting of condominium units described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated cut-off date loan amount) are retail, hospitality, office, mixed-use and multifamily. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated cut-off date loan amount) are located in New York, New Jersey, Illinois, Tennessee, Connecticut and Oregon. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1.

See “Transaction Parties—The Sponsors—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes—Third Party Reports”, “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards”, “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers or guests, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-2 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the fifteen (15) largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Mortgaged properties may have other specialty use tenants, such as retail bank branches, medical and dental offices, lab space, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofit the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See also representation and warranty no. 26 on Annex D-1.

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 in Annex D-1.

Risks Relating to Inspections of Properties

In general, licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or significant tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-2 for a summary of the terrorism insurance requirements under each of the fifteen (15) largest mortgage loans. See also representation and warranty no. 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs.

Additionally, the risks related to blanket or self-insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, some or all of which are covered under the same self-insurance or blanket insurance policy, and which may also cover other properties owned by affiliates of such borrowers.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” and representation and warranty no. 8 and 14 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, rent steps, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases or a lease amendment expanding the leased space but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and each sponsor’s description of its underwriting criteria. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes” “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards” and “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy and/or begun paying rent or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, an appraisal may reflect an “as-stabilized”, “as-complete” or “as-renovated” value and an “as-is” value. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and/or “—Appraised Value”, reflects only the “as-is” value. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” value and the “as-stabilized”, “as-complete” or “as-renovated” values, we cannot assure you that those assumptions are or will be accurate or that the “as-stabilized”, “as-complete” or “as-renovated” value will be the value of the related mortgaged property at maturity or anticipated repayment date (if any) or at the indicated stabilization date or upon completion of the renovations, as applicable. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes” “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards” and “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

Seasoned Mortgage Loans Present Additional Risk of Repayment

Certain of the mortgage loans are seasoned mortgage loans. For example, with respect to the mortgage loans identified on Annex A-1 to this prospectus as Vinings Village and Jameel Road & Kirkwood Center, collectively representing approximately 3.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related mortgage loans were originated between 13 and 14 months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since the mortgage loans were originated;

●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since the mortgage loans were originated; and

●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since the mortgage loans were originated.

In addition, any seasoned mortgage loan may not satisfy all of the sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. See also representation and warranty no. 12, 42 and 44 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common, as applicable, will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Delaware Statutory Trusts”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common; Crowd Funding”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty no. 41 and 42 in Annex D-1. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Future Funding Obligations Entail Risk

With respect to the Novo Nordisk whole loan, the companion loan evidenced by the promissory note designated as Note A-2 (the “Novo Nordisk unfunded companion loan”) is currently unfunded, however, if certain conditions described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Novo Nordisk Whole Loan” are satisfied, the holder of such companion loan will be required to fund such companion loan up to a maximum principal balance of $39,580,000.

Pursuant to the related mortgage loan documents and intercreditor agreement, the obligation to fund any such future advances will be the sole responsibility of the holder of the Novo Nordisk unfunded companion loan (currently Natixis Real Estate Capital LLC) and not the responsibility of the issuing entity. There can be no assurance that any future advances required under the related mortgage loan documents will be made when due.

Natixis Real Estate Capital LLC is the current holder of the Novo Nordisk unfunded companion loan, however we cannot guarantee that such companion loan will not be transferred to another entity or further split in the future, which entity may not be an affiliate of the mortgage loan seller.

Pursuant to the related intercreditor agreement, the holder of the Novo Nordisk unfunded companion loan will be required to indemnify the trust, the other Novo Nordisk companion loan holders, the master servicer, the special servicer, the certificate administrator and the trustee against any and all losses, claims, damages, costs, expenses and liabilities in connection with, arising out of, or as a result of, the holder of the Novo Nordisk unfunded companion loan’s acts or omissions with respect to any obligations to make a future advance. However, there can be no assurance that the holder of the Novo Nordisk unfunded companion loan will satisfy, or will have the ability to satisfy, any of its respective indemnification obligations under the related intercreditor agreement. Furthermore, if the holder of the Novo Nordisk unfunded companion loan files for bankruptcy, the issuing entity’s ability to enforce any future funding obligation or indemnification obligation may be significantly delayed, and any amount ultimately recovered may be substantially less than the future funding commitment required to be funded or the losses suffered by the issuing entity.

The inability of the related borrower to receive a future advance to which it is entitled could prevent it from making improvements, entering into leases or making debt service payments that are necessary to achieve stabilized cash flow required for the related mortgaged property to achieve stabilization, and therefore to refinance the related whole loan upon maturity or, in the case of debt service payments, to make timely payments with respect to the whole loan. If the holder of the Novo Nordisk unfunded companion loan fails to fund an advance when it is due under the related mortgage loan documents, there is a risk that the related borrower may default under the Novo Nordisk whole loan, which would result in losses being allocated to the Novo Nordisk mortgage loan. If a future advance is not made when it is due, there is a risk that the related borrower may default or claim a right of offset against its obligations under the Novo Nordisk mortgage loan, which would result in losses being allocated to such mortgage loan. Therefore, there can be no assurance that a failure to fund any advance by the holder of the Novo Nordisk unfunded companion loan will not cause payments on the Novo Nordisk mortgage loan to be interrupted. However, the related borrower acknowledged in the mortgage loan documents that only the holder of the Novo Nordisk unfunded companion loan is required to fund such future advances and that the failure of the holder of the Novo Nordisk unfunded companion loan to make any future advance will not give rise to any right of offset or defense with respect to any of the borrowers obligations under the other Novo Nordisk companion loans.

In addition, the related borrower may assert lender liability claims against the lender under the related Novo Nordisk Whole loan. Since the issuing entity will be the lender of record for the related Novo Nordisk Whole Loan prior to securitization of the Novo Nordisk controlling pari passu companion loan, such claims could result in litigation against the issuing entity. While the holder of the Novo Nordisk unfunded companion loan will have an obligation, pursuant to the related intercreditor agreement, to indemnify the issuing entity, as holder of the Novo Nordisk mortgage loan, for any losses resulting from a failure to fund a future advance, there is no assurance that the holder will be able to satisfy its indemnification obligations. As such, the issuing entity could suffer losses relating to litigation costs and, if such litigation results in a judgment in favor of the related borrower, the issuing entity may be required to satisfy such judgment out of its assets.

Even if future advances are made, we cannot assure you that the value of, or cash flow at, the related mortgaged property will increase. When a future advance is made, the principal balance of the Novo Nordisk whole loan and the related borrower’s debt service will increase. In addition, since each future advance is funded by the holder of the Novo Nordisk unfunded companion loan, such holder’s pro rata share of distributions on the Novo Nordisk whole loan will increase. As such, following a future advance, although the monthly payment amount due on the Novo Nordisk Mortgage Loan will not be effected, the issuing entity will be entitled to a smaller proportion of proceeds on the related Novo Nordisk whole loan.

It is possible that a future funding obligation constitutes an “executory contract” for purposes of the Bankruptcy Code. The Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. If the holder of the Novo Nordisk unfunded companion loan rejects the related future funding obligation, the related borrower may have only an unsecured claim against such holder for damages resulting from such breach, which may not be paid in full, if at all.

Furthermore, the filing of a bankruptcy case by or against the holder of the Novo Nordisk unfunded companion loan may prevent or delay the enforcement of such holder’s indemnification obligations. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. As a consequence, the issuing entity may have only an unsecured claim against the holder of the Novo Nordisk unfunded companion loan for indemnification obligations, which may not be paid in full, if at all. In any event, we cannot assure you that the holder of the Novo Nordisk unfunded companion loan will not file for bankruptcy protection, that creditors of either such entity will not initiate a bankruptcy or similar proceeding against such entity, or that, if initiated, a bankruptcy case of such entity could be dismissed.

For the above reasons, even though the obligation to fund future advances and the right to repayment of any such future advances, with interest, will not be transferred to the issuing entity, payments on the certificates may be adversely impacted if future funding commitments are not satisfied or if future advances do not increase the value of, or the cash flow at, the related mortgaged property.

For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Novo Nordisk Whole Loan”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common; Crowd Funding”.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated cut-off date loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

The borrowers under certain of the mortgage loans secured by multiple mortgaged properties may be permitted, subject to the satisfaction of certain conditions, to obtain the release of one or more mortgaged properties from the lien of the mortgage and substitute other properties as collateral. A substitute property generally is required to meet certain criteria under the related loan documents. However, notwithstanding the substitution criteria, a substitute mortgaged property may have different characteristics from those of the replaced mortgaged property. We cannot assure you that a substitute mortgaged property will perform in the same manner as the replaced mortgaged property and that a substitution will not adversely affect the performance of the mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class Z certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or pay the outstanding principal balance at any anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which is required with respect to CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect a borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify any non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Column Financial, Inc., one of the sponsors and originators, and of Credit Suisse Securities (USA) LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loan related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loan or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loan, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loan or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Natixis Real Estate Capital LLC, a sponsor and an affiliate of one of the underwriters, is expected to hold the RRI interest as described in “U.S. Credit Risk Retention”, and is expected to be appointed as the initial risk retention consultation party. The risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take certain servicing actions, which actions may conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holder of the RRI interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or holder of the RRI interest holds companion loans or companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party or the holder of the majority of the RRI interest (any such loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then the risk retention consultation party will not have consultation rights with respect to such excluded loan. See “U.S. Credit Risk Retention”.

In addition, for so long as the risk retention consultation party or the holder of the RRI interest entitled to appoint such risk retention consultation party is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “excluded information” relating to such excluded loan and/or the related mortgaged properties. Notwithstanding such restriction, there can be no assurance that the risk retention consultation party or such holder of the RRI interest will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, the holder of the RRI interest and the initial risk retention consultation party is affiliated with an Underwriter Entity. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Each of the Underwriter Entities are playing several roles in this transaction. Credit Suisse Securities (USA) LLC, one of the underwriters, is an affiliate of the depositor and of Column Financial, Inc., a sponsor, a mortgage loan seller and an originator. Similarly, Natixis Securities Americas LLC, one of the underwriters, is an affiliate of the Natixis Real Estate Capital LLC, a sponsor, an originator, a mortgage loan seller, the holder of one or more of the Novo Nordisk companion loans, the QLIC companion loans, the Greenwich Office Park companion loan, the holder of the RRI interest and the initial risk retention consultation party under this securitization. Additionally, UBS Securities LLC, is an affiliate of the UBS AG, New York Branch, a sponsor, an originator, a mortgage loan seller, the holder of one or more of the Wolfchase Galleria companion loans, the Federal Way Crossings companion loans and the 681 Fifth Avenue companion loan.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan provides that such non-serviced whole loans are required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan (referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class). After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class), the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. The initial special servicer is an affiliate of the entity expected to purchase the Class E, Class F, Class NR and Class Z certificates (and which may also purchase certain other classes of certificates, including the Class X-E, Class X-F, Class X-NR and Class D certificates) on the closing date. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of offered certificates than to the Series 2016-NXSR non-offered certificates, any companion loan holder or the holder of any serviced companion loan securities. In addition, in some cases, the master servicer or special servicer or their respective affiliates may be the holder of a mezzanine or subordinate loan related to a mortgage loan in the mortgage pool. Any such interest in a mezzanine or subordinate loan may result in economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. In any such instance, neither the master servicer nor the special servicer will have any obligation to take, refrain from taking or cease taking any action with respect to any existing or future mezzanine or subordinate loans based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced pari passu companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

It is expected that Torchlight Investors LLC or another affiliate of the special servicer will be the initial directing certificateholder. Torchlight Loan Services LLC, the expected special servicer for this transaction, is an affiliate of (a) the entity that is expected to purchase the Class E, Class F, Class NR and Class Z certificates and (b) Torchlight Investors LLC, its affiliate or a fund managed by Torchlight Investors LLC, is expected to (a) be the initial controlling class certificateholder and (b) be appointed as the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan or any excluded special servicer loan). Torchlight Loan Services LLC is expected to act as the special servicer and it or an affiliate assisted Torchlight Investors LLC and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date.

Similarly, it is expected that Natixis Real Estate Capital LLC, a sponsor, will be the holder of the RRI interest and will be the initial risk retention consultation party. Natixis Real Estate Capital LLC is an affiliate of Natixis Securities Americas LLC, one of the underwriters.

Although the master servicer and the special servicer will be required to diligently service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is, or is affiliated with, a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

See also “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation party, collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation party, borrowers or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders

It is expected that Torchlight Investors, LLC or another affiliate of the special servicer will be the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and is not continuing and, at all times, other than with respect to certain excluded loans), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible (i) that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any applicable excluded loans or non-serviced whole loans) or (ii) the controlling noteholder under an intercreditor agreement or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, governing the servicing of such non-serviced whole loan, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent entity) for each pari passu whole loan, the securitization trust or other entity holding the lead securitization and/or controlling note in such whole loan and the trust and servicing agreement or pooling and servicing agreement under which it is being serviced.

Whole Loan	Lead Trust/Pooling and Servicing Agreement	Controlling Noteholder(1)	Directing Certificateholder(1)
Novo Nordisk	CSMC 2016-NXSR	CSMC 2016-NXSR Commercial Mortgage Trust	Torchlight Investors, LLC
Rentar Plaza	CSMC 2016-NXSR	CSMC 2016-NXSR Commercial Mortgage Trust	Torchlight Investors, LLC
Gurnee Mills	CSAIL 2016-C7	CSAIL 2016-C7 Commercial Mortgage Trust	RREF III Debt AIV, LP
QLIC	WFCM 2016-NXS6	Wells Fargo Commercial Mortgage Trust 2016-NXS6	Ellington Management Group, LLC
Wolfchase Galleria	MSC 2016-UBS12	Morgan Stanley Capital I Trust 2016-UBS12	RREF III Debt AIV, LP
Federal Way Crossings	MSC 2016-UBS12	Morgan Stanley Capital I Trust 2016-UBS12	RREF III Debt AIV, LP
Greenwich Office Park	CSMC 2016-NXSR	CSMC 2016-NXSR Commercial Mortgage Trust	Torchlight Investors, LLC
MY Portfolio	CSMC 2016-NXSR	CSMC 2016-NXSR Commercial Mortgage Trust	Torchlight Investors, LLC
681 Fifth Avenue	MSC 2016-UBS12	Morgan Stanley Capital I Trust 2016-UBS12	RREF III Debt AIV, LP

(1)	Or an equivalent entity.

The special servicer, upon consultation with a serviced pari passu companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced pari passu companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced pari passu companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause for so long as a control termination event does not exist (and other than in respect of any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling noteholder or directing certificateholder related to the securitization trust indicated in the chart above has certain consent and/or consultation rights with respect to the non-serviced mortgage loan (other than the QLIC mortgage loan until the occurrence and continuance of an AB control appraisal period pursuant to the related intercreditor agreement) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a non-serviced companion loan holder (solely with respect to the related non-serviced whole loan) may advise a non-

serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan”.

In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (and other than in respect of any excluded loan with respect to the directing certificateholder or the holder of the majority of the controlling class). See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loan”.

With respect to the QLIC whole loan, the holder of the related subordinate companion loan will have certain rights with respect to the related whole loan prior to the occurrence and continuance of an AB control appraisal period under the related intercreditor agreement, including the right, under certain conditions, to consent to various modifications and waivers or other matters affecting the related whole loan and certain actions and amendments to the mortgage loan documents proposed by the related special servicer under the pooling and servicing agreement governing the servicing of that non-serviced whole loan. In addition, a holder of the related subordinate companion loan with respect to the QLIC whole loan will have the right to purchase the related mortgage loan if such mortgage loan is in default. Additionally, prior to the occurrence and continuance of an AB control appraisal period under the related intercreditor agreement, the holder of such subordinate companion loan will also have the right under, and subject to the requirements of, the related intercreditor agreement to replace the special servicer with respect to such whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The QLIC Whole Loan” in this prospectus. In exercising those rights, no holder of a subordinate companion loan has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

The directing certificateholder and its affiliates (and a controlling noteholder under an intercreditor agreement with respect to, or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of, a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder (or equivalent entity) or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan” with respect to the directing certificateholder), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to certain “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

The purchase option that a holder of the QLIC subordinate companion loan holds pursuant to the related intercreditor agreement generally permits such holder to purchase the related defaulted whole loan as described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The QLIC Whole Loan—Purchase Option”. In addition, such holder of Note B’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E, Class F, Class NR and Class Z certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The b-piece buyer, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans (other than the QLIC mortgage loan prior to the occurrence and continuance of an AB control appraisal period pursuant to the related intercreditor agreement) under the pooling and servicing agreements and trust and servicing agreements governing the servicing of such non-serviced whole loans and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—Consultation and Control”.

Because the incentives and actions of the b-piece buyers may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder (or an equivalent entity) exercising control rights over that whole loan (or, with respect to the QLIC whole loan, prior to the occurrence and continuance of an AB control appraisal period with respect to the related subordinate companion loan, the holder of the related subordinate companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder (or an equivalent entity) under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of European Union regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant investor.

On 30 September 2015, the European Commission published a proposal to amend the EU Risk Retention and Due Diligence Requirements (the “Draft CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (such proposed regulation, including any implementing regulation, technical standards and official guidelines related thereto, the “Securitization Framework” and, together with the Draft CRR Amendment Regulation, the “Securitization Regulation”) which would, amongst other things, re-cast the European Union risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe. The Presidency of the Council of Ministers of the European Union has also published compromise proposals concerning the Securitization Regulation. The Securitization Regulation will need to be considered, finalized and adopted by the European Parliament and Council of Ministers. It is unclear at this time when the Securitization Regulation will become effective. Investors should be aware that there are material differences between the current EU Risk Retention and Due Diligence Requirements and the Securitization Regulation. The Securitization Regulation may also enter into force in a form that differs from the published proposals and drafts.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements or similar requirements. Consequently, the offered certificates are not a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015 (with two one-year extensions granted with respect to those banking entity ownership interests or sponsorships in place prior to December 31, 2013, thereby extending the required conformance date for such preexisting arrangements until July 21, 2017). During any applicable conformance period, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	The promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which is required with respect to CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect a borrower’s ability to refinance a mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six (6) nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three (3) of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one (1) nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, but not others, due, in part, to that engaged rating agency’s indicative subordination levels received on the preliminary collateral pool provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining any rating agency confirmation. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A or Class X-B certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A or Class X-B certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A or Class X-B certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of the weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the imposition of applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties, or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for a borrower to repay the mortgage loan by any anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or not be repaid by any anticipated repayment date, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) or the holder of a subordinate companion loan may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and/or Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of each class of interest-only certificates indicated in the table below is based upon all or a portion of the outstanding certificate balance(s) of the related class(es) of certificates identified under the heading “Underlying Class(es)”, the yield to maturity on the indicated interest-only certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates with certificate balances.

Interest-Only Class of Certificates	Underlying Class(es)
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates
Class X-B	Class B certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A and Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans after the Class A-1, Class A-2, Class A-3 and Class A-4 certificates are no longer outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4 or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-E, Class X-F and Class X-NR certificates and, if your certificates are Class B certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class A-S and Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect to the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the non-serviced mortgage loan and the related companion loan(s), subject to the rights of the directing certificateholder (or equivalent entity) appointed under such trust and servicing agreement or pooling and servicing agreement and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class Z certificates and the RRI interest will not have any voting rights; however, the holders of the RRI interest will be entitled to consent to amendments to the pooling and servicing agreement that would adversely affect the rights of such certificateholders.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans and non-serviced mortgage loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which no class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reduction amounts and realized losses, is at least 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which no class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is at least 25% of its initial certificate balance) occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the specially serviced loans. See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the controlling noteholder under an intercreditor agreement or the directing certificateholder (or equivalent entity) of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan(s) that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions relating to the related non-serviced whole loan and in connection with a sale of a defaulted mortgage loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the special servicer if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the master servicer and the special servicer under the pooling and servicing agreement and the master servicer and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, or the terms of the related loan documents, it is possible that the controlling noteholder under an intercreditor agreement or the directing certificateholder (or equivalent entity) under the related pooling and servicing agreement or trust and servicing agreement, as applicable, may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the risk retention consultation party, the controlling noteholder under an intercreditor agreement and the directing certificateholder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in its own interests or the interests of the holders of the controlling class or the RRI interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan);

(iii)    does not have any duties to the holders of any class of certificates other than directing, in the case of the certificateholder, the controlling class (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan), and in the case of the risk retention consultation party, the holders of the RRI interest that appointed such risk retention consultation party;

(iv)    may take actions that favor its own interests or the interests of the holders of the controlling class or the RRI interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)     will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, the risk retention consultation party, the controlling noteholder under an intercreditor agreement or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of a special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to each non-serviced mortgage loan, the operating advisor (if any) appointed under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement (other than with respect to the QLIC mortgage loan prior to the occurrence and continuance of an AB control appraisal period with respect to such mortgage loan). Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any applicable excluded loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding: (a) at least 75% of a quorum of the certificateholders (which is the holders of certificates (other than Class X-A, Class X-B, Class X-E, Class X-F, Class X-NR, Class Z and Class R certificates) evidencing at least 75% of the voting rights for such certificates) or (b) more than 50% of the voting rights of each class of certificates (other than any Class X-A, Class X-B, Class X-E, Class X-F, Class X-NR, Class Z and Class R certificates), but only those classes of such certificates that have, in each such case, an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts allocable to such class, equal to or greater than 25% of the initial certificate balance of such class of certificates, as reduced by payments of principal on such class. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate either the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace either master servicer, either special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace such master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a pari passu companion loan relating to a serviced whole loan will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to certain whole loans that include any subordinate companion loans, the holders of the related subordinate companion loan will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related whole loan and (ii) prior to the occurrence and continuance of an AB control appraisal period with respect to the subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The QLIC Whole Loan”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of the applicable fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan, however, the directing certificateholder (or the equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note may conflict with those of the holders of some or all of the classes of certificates, and, accordingly, the directing certificateholder (or the equivalent) of such securitization trust may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loan. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Column Financial, Inc. in its capacity as a sponsor and solely in respect of the mortgage loans sold by it to us) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity or that they will have sufficient assets to do so. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers.” In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that trust and servicing agreement or pooling and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or that the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer’s or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the FDIC, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a

“business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reduction amounts, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan or related companion loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or the other special servicer in the case of the non-serviced mortgage loans) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Vinings Village Loan REMIC, the Jameel Road and Kirkwood Center Loan REMIC or the Lower-Tier REMIC, as applicable, to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”.

Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or the other special servicer in the case of the non-serviced mortgage loans) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Vinings Village Loan REMIC, the Jameel Road and Kirkwood Center Loan REMIC, the Upper-Tier REMIC and the Lower-Tier REMIC would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended. See “Material Federal Income Tax Considerations—Taxation of Regular Interests—Original Issue Discount” for more information relating to original issue discount.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of thirty-three (33) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date (the “Initial Pool Balance”) of approximately $606,832,040. The “Cut-off Date” means the respective due dates for such Mortgage Loans in December 2016 (or, in the case of any Mortgage Loan that has its first due date in January 2017, the date that would have been its due date in December 2016 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Nine (9) of the Mortgage Loans, representing approximately 56.9% of the Initial Pool Balance, are each part of a larger whole loan, which whole loan is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan ( referred to in this prospectus as a “Subordinate Companion Loan”). The Pari Passu Companion Loans and the Subordinate Companion Loan are collectively referred to as the “Companion Loans” in this prospectus, and each such Mortgage Loan and any related Companion Loan is collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Sponsor	Originator	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Natixis Real Estate Capital LLC	Natixis Real Estate Capital LLC	17	17	$291,239,698	48.0%
UBS AG, New York Branch	UBS AG, New York Branch(1)(2)	10	30	216,639,165	35.7
Column Financial, Inc.	Column Financial, Inc.(3)(4)	6	7	98,953,177	16.3
Total		33	54	$606,832,040	100.0%

(1)	One (1) of the UBS AG, New York Branch Mortgage Loans identified on Annex A-1 to this prospectus as Wolfchase Galleria, representing approximately 4.9% of the Initial Pool Balance, is part of a Whole Loan that was co-originated with Morgan Stanley Bank N.A. In addition, one (1) of the UBS AG, New York Branch Mortgage Loans identified on Annex A-1 to this prospectus as 681 Fifth Avenue, representing approximately 2.5% of the Initial Pool Balance, is part of a Whole Loan that was co-originated with Citigroup Global Markets Realty Corp.

(2)	Two (2) such Mortgage Loans, representing approximately 9.8% of the Initial Pool Balance, were originated by Cantor Commercial Real Estate Lending, L.P., a Delaware limited partnership, and acquired and reunderwritten by UBS AG, New York Branch.

(3)	One (1) of the Column Financial, Inc. Mortgage Loans identified on Annex A-1 to this prospectus as Gurnee Mills, representing approximately 9.9% of the Initial Pool Balance, is part of a whole loan that was co-originated with Wells Fargo Bank, National Association and Regions Bank.

(4)	Two (2) such Mortgage Loans, representing approximately 3.1% of the Initial Pool Balance, were originated by Pillar Funding III LLC, a Delaware limited liability company, and acquired and reunderwritten by Column Financial, Inc. With respect to the Mortgage Loan described in footnote 3 above, one (1) of the notes funded by Regions Bank was acquired by Column Financial, Inc. for inclusion in this securitization transaction. Such Mortgage Loan was underwritten in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.” in this prospectus.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more retail, hotel, office, mixed use, multifamily, industrial and self-storage properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 and Annex A-2 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on December 22, 2016 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1 and Annex A-2 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with one or more Subordinate Companion Loans is calculated without regard to any related Subordinate Companion Loan(s), unless otherwise indicated.

With respect to each Mortgaged Property, any appraisal of such Mortgaged Property, Phase I environmental report, Phase II environmental report or seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) was prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Definitions. For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

(1)	“Actual/360” means the related Mortgage Loan accrues interest on the basis of a 360-day year and the actual number of days in the related one-month period.

(2)	“ADR” means, for any hospitality property, average daily rate.

(3)	“Allocated Cut-off Date Loan Amount” means: (a) in the case of any Mortgage Loan secured by multiple Mortgaged Properties, the portion of the related Cut-off Date Balance allocated to each such Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values or units, the related underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance; and (b) in the case of any Mortgage Loan secured by a single Mortgaged Property, the related Cut-off Date Balance of such Mortgage Loan (and only such Mortgage Loan if it is part of a Whole Loan). Information presented in this prospectus (including Annex A-1 and Annex A-2) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

(4)	“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of December 2016 (or, in the case of any Mortgage Loan or Companion Loan that has its first due date in January 2017, the anticipated annualized debt service payable on such Mortgage Loan or related Companion Loan as of December 2016); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan or Companion Loan during the amortization period. The Annual Debt Service with respect to these Mortgage Loans is calculated based on the average of the first twelve payments of principal and interest after the Cut-off Date.

(5)	“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A-1 or Annex A-2 is the “as-is” appraised value unless otherwise specified under “—Appraised Value” in this prospectus, and is in each case as determined by an appraisal made not more than twelve (12) months prior to the Cut-off Date (other than with respect to Jameel Road & Kirkwood Center, for which the appraisal was made fifteen (15) months prior to the Cut-off Date) as described under “Appraisal Date” on Annex A-1. The appraisals for certain of the Mortgaged Properties state an “as-stabilized”, “as-complete” or “as-renovated” value as well as an “as-is” value for such Mortgaged Properties that assume that certain events will occur with respect to the re-tenanting, renovation or other repositioning of the Mortgaged Property, and such “as-stabilized”, “as-complete” or “as-renovated” values may, to the extent indicated, be reflected elsewhere in this prospectus, on Annex A-1, and on Annex A-2. For such Appraised Values and other values on a property-by-property basis, see Annex A-1 to this prospectus and the related footnotes.

(6)	“Balloon Balance” means, with respect to any Mortgage Loan, the principal balance scheduled to be due on such Mortgage Loan at maturity or anticipated repayment date, as applicable, assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

(7)	“Crossed Group” identifies each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other. Each Crossed Group is identified by a separate letter on Annex A-1 to this prospectus.

(8)	“Cut-off Date Balance” of any Mortgage Loan or Companion Loan will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

(9)	“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A-1 divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A-1, except as set forth below:

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Cut-off Date LTV Ratio is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s).

(10)	“Debt Yield on Underwritten Net Cash Flow”, “UW NCF Debt Yield” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow produced by the related Mortgaged Property or portfolio of Mortgaged Properties divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s).

(11)	“Debt Yield on Underwritten Net Operating Income”, “UW NOI Debt Yield” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income produced by the related Mortgaged Property or portfolio of Mortgaged Properties divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s).

(12)	“Debt Service Coverage Ratio”, “DSCR”, “Cut-off Date DSCR”, “UW NCF DSCR” or “Underwritten NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or portfolio of Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Cut-off Date DSCR is based on the Annual Debt Service of such Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of Cut-off Date DSCR does not include the Annual Debt Service on the related Subordinate Companion Loan(s).

(13)	“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

(14)	“Largest Tenant” means, with respect to any Mortgaged Property, the tenant leasing the largest amount of net rentable square feet.

(15)	“Largest Tenant Lease Expiration Date” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

(16)	“Loan Per Unit” means the principal balance of each Mortgage Loan or Whole Loan, as applicable, per unit of measure as of the Cut-off Date.

(17)	“LTV Ratio at Maturity/ARD”, “LTV Ratio as of the Maturity Date/ARD”, “Maturity Date/ARD Loan-to-Value Ratio” or “Maturity Date/ARD LTV Ratio” means:

●	with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date or anticipated repayment date, as applicable, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A-1, except as set forth below;

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of LTV Ratio at Maturity/ARD is based on the aggregate Balloon Balance of such Mortgage Loan and the related Pari Passu Companion Loan;

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of LTV Ratio at Maturity/ARD does not include the principal balance of the related Subordinate Companion Loan; and

●	with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Novo Nordisk, representing approximately 9.9% of the Initial Pool Balance, as to which the related Whole Loan includes an unfunded pari passu companion loan with a maximum principal balance of $ 39,580,000, unless noted otherwise the LTV Ratio at Maturity was calculated without regard to such unfunded pari passu companion loan. If the Novo Nordisk unfunded pari passu companion loan is fully funded and the related Mortgaged Property does not benefit from a proportionate increase in value, the related LTV Ratio at Maturity could increase. See “Risk Factors—Future Funding Obligations Entail Risk”.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown in Annex A-1. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

(18)	“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

(19)	“Occupancy Rate” means, unless the context clearly indicates otherwise, (i) in the case of multifamily, rental, manufactured housing community, self-storage and mixed-use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units, Beds or Pads, as applicable, that are rented as of the Occupancy Rate As-of Date; (ii) in the case of office, retail, industrial and mixed-use (to the extent the related Mortgaged Property includes retail, industrial or office space), the percentage of the net rentable square footage rented as of the Occupancy Rate As-of Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on Occupancy Rate As-of Date. In some cases, the Occupancy Rate was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 to this prospectus for additional occupancy rate assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy rate.

(20)	“Occupancy Rate As-of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

(21)	“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

(22)	“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or anticipated repayment date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

(23)	“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with sponsors affiliated with other sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1 to this prospectus.

(24)	“RevPAR” means, with respect to any hospitality property, revenues per available room.

(25)	“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

(26)	“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related originator and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

(27)	“Underwritten Net Cash Flow”, “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related originator has determined for tenant improvement and leasing commissions and / or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. In determining rental revenue for multifamily rental, manufactured housing community and self-storage properties, the related originator either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”. In certain cases, the related lender has reserved funds for rent abatements and/or tenant build-outs at the related space. We cannot assure you that any such tenant will occupy its respective space and/or pay rent as required under its respective lease. See “Structural and Collateral Term Sheet” in Annex A-2 to this prospectus, for additional information. For example (with respect to the fifteen (15) largest Mortgage Loans):

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Novo Nordisk, representing approximately 9.9% of the Initial Pool Balance, the single tenant, Novo Nordisk Inc., currently occupies approximately 69.4% of the net rentable area, but the underwritten occupancy figures reflect the tenant occupying approximately 78.0% of the Mortgaged Property (including an expansion of 65,174 square feet that became effective April 26, 2016). Novo Nordisk Inc. currently pays rent on the entirety of its leased space, including the unoccupied portion.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Gurnee Mills, representing approximately 9.9% of the Initial Pool Balance, the occupancy numbers and underwritten revenues include Floor & Décor, Simon Property Group (under its related master lease), Mini Donut Factory, Fragrance Outlet and Scoops & Kettle (collectively accounting for approximately 9.2% of net rentable area). Such tenants have signed leases but are not yet in occupancy.

(28)	“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related originator, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations.

Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

(29)	“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related originator and generally derived from the rental revenue based on leases in place, leases that have been executed but the tenant is not yet paying rent, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, manufactured housing community and self-storage properties, the related originator either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See
“—Tenant Issues” below.

(30)	“Units”, “Rooms”, “Beds” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes, (d) in the case of certain Mortgaged Properties operating as student housing, the number of beds or (e) in the case of a Mortgaged Property operated as a self-storage property, the number of units for self-storage.

(31)	“Weighted Average Mortgage Loan Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

References to “Weighted Averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the Mortgage Loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-1 to this prospectus may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-2 to this prospectus, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the fifteen (15) largest Mortgage Loans under the definitions of “Underwritten Net Cash Flow” and “Underwritten Net Operating Income”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$606,832,040
Number of Mortgage Loans	33
Number of Mortgaged Properties	54
Range of Cut-off Date Balances	$2,311,065 - $60,000,000
Average Cut-off Date Balance	$18,388,850
Range of Mortgage Rates(2)	3.4820% - 6.3500%
Weighted Average Mortgage Rate(2)	4.3862%
Range of Original Terms to Maturity(3)	60 months to 120 months
Weighted Average Original Term to Maturity(3)	112 months
Range of Remaining Terms to Maturity(3)	57 months to 120 months
Weighted Average Remaining Term to Maturity(3)	109 months
Range of Original Amortization Terms(4)	300 months to 360 months
Weighted Average Original Amortization Term(4)	356 months
Range of Remaining Amortization Terms(4)	298 months to 360 months
Weighted Average Remaining Amortization Term(4)	355 months
Range of Cut-off Date LTV Ratios(2)	44.0% - 74.7%
Weighted Average Cut-off Date LTV Ratio(2)	59.9%
Range of LTV Ratios as of the Maturity Date/ARD(2)(3)	44.0% - 66.9%
Weighted Average LTV Ratio as of the Maturity Date/ARD(2)(3)	53.8%
Range of UW NCF DSCR(2)(5)	1.21x – 3.13x
Weighted Average UW NCF DSCR(2)(5)	1.94x
Range of UW NOI Debt Yields(2)	7.3% - 18.2%
Weighted Average UW NOI Debt Yield(2)	10.3%
Percentage of Initial Pool Balance consisting of:
Amortizing Balloon	41.5%
Interest-only	25.8%
ARD Interest-only	21.9%
Interest-only Balloon	10.8%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to each Mortgage Loan that is part of a Whole Loan, any related Pari Passu Companion Loan is included for purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR and UW NOI Debt Yield. With respect to (1) the Novo Nordisk Mortgage Loan, which has an unfunded Pari Passu Companion Loan, the Mortgage Rate, Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR and UW NOI Debt Yield presented with respect to such mortgage loan is calculated without regard to the unfunded Pari Passu Companion Loan, unless otherwise indicated and (2) the QLIC Mortgage Loan, which also has one Subordinate Companion Loan, the Mortgage

Rate, Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR and UW NOI Debt Yield presented with respect to such Mortgage Loan is calculated without regard to its Subordinate Companion Loan, unless otherwise indicated. Other than as specifically noted, the Cut-off Date LTV Ratio, LTV Ratio as of the Maturity Date/ARD, UW NCF DSCR, UW NOI Debt Yield and Mortgage Rate information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related Mortgage Loan without combination with the other indebtedness.

(3)	With respect to the Mortgage Loans secured by the Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Novo Nordisk, Walgreens Portfolio I, Walgreens Portfolio V and Sterling Jewelers Corporate HQ III, representing approximately 21.9% of the Initial Pool Balance, the related Anticipated Repayment Date is deemed to be the maturity date.

(4)	Excludes nine (9) Mortgage Loans secured by the Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Novo Nordisk, Rentar Plaza, QLIC, Walgreens Portfolio I, Walgreens Portfolio V, Greenwich Office Park, 681 Fifth Avenue, Sterling Jewelers Corporate HQ III and Wilmington Industrial Park, representing approximately 47.7% of the Initial Pool Balance, that are interest-only for the entire term to maturity or Anticipated Repayment Date, as applicable.

(5)	For each partial interest-only loan, the UW NCF DSCR was calculated based on the first principal and interest payment to be made into the trust during the term of the Mortgage Loan once amortization has commenced. With respect to one (1) Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Gurnee Mills, representing approximately 9.9% of the Initial Pool Balance, certain assumptions and/or adjustments were made to the Occupancy Rate, Underwritten NCF and UW NCF DSCRs reflected in the table above. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Certain Terms of the Mortgage Loans”. See also Annex A-1 to this prospectus.

The issuing entity will include seven (7) Mortgage Loans, representing approximately 19.3% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Retail
Regional Mall	2	$89,791,066	14.8%
Anchored	5	$70,916,958	11.7%
Single Tenant	17	$59,217,596	9.8%
Unanchored	1	$8,750,000	1.4%
Hotel
Limited Service	9	$45,743,461	7.5%
Full Service	1	$32,461,538	5.3%
Select Service	2	$17,451,890	2.9%
Extended Stay	1	$2,907,214	0.5%
Office
Suburban	3	$98,550,000	16.2%
Mixed Use
Office/Retail/Warehouse	1	$60,000,000	9.9%
Retail/Office	1	$15,000,000	2.5%
Retail/Residential	1	$4,620,000	0.8%
Multifamily
High-Rise	1	$50,000,000	8.2%
Garden	2	$5,771,315	1.0%
Multifamily/Retail	1	$2,940,000	0.5%
Industrial
Warehouse	1	$12,861,000	2.1%
Flex	2	$7,750,000	1.3%
Warehouse/Distribution	1	$6,400,000	1.1%
Self-Storage
Self-Storage	2	$15,700,000	2.6%
Grand Total	54	$606,832,040	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Cut-off Date Loan Amounts as set forth in Annex A-1.

Retail Properties

With respect to the retail properties and mixed use properties with retail components set forth in the above chart:

●	With respect to two (2) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Gurnee Mills and Wolfchase Galleria, representing approximately 14.8% of the Initial Pool Balance, the Mortgage Loan documents permit the related borrower to make alterations to the Mortgaged Property for which the total unpaid “hard cost” construction costs may exceed the threshold amount set forth in the Mortgage Loan documents, provided the borrower delivers to the lender as security for the payment of such amounts, among other things (i) a letter of credit or (ii) a guaranty from certain affiliates of the existing guarantors or a guarantor that has a net worth amount of at least five times the full cost of any such alterations and liquid assets of at least 120% of the total reasonably estimated costs then remaining to complete any alterations that are then the subject of any such guaranty.

●	Seven (7) of the Mortgaged Properties identified on Annex A-1 to this prospectus as Gurnee Mills, Wolfchase Galleria, Federal Way Crossings, Great Falls Marketplace, Vinings Village, Cobblestone Village and Windmill Lakes Center, securing seven (7) Mortgage Loans representing approximately 26.5% of the Initial Pool Balance, are each considered by the applicable borrower sponsor to have an “anchor tenant” or “shadow anchor tenant” which tenants occupy space at the related property, but may or may not occupy space that is collateral for the related Mortgage Loan.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Gurnee Mills, representing approximately 9.9% of the Initial Pool Balance, the third largest tenant, Macy’s, and the fourth largest tenant, Kohl’s, are leased fee parcels. See “Risk Factors—Risks Related to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

●	One (1) Mortgaged Property identified on Annex A-1 to this prospectus as Vinings Village, securing approximately 1.8% of the Initial Pool Balance by Allocated Cut-Off Date Loan Amount, is occupied by Goodwill, a not-for-profit organization. See “Risk Factors—Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks”.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Cobblestone Village, representing approximately 1.2% of the Initial Pool Balance, the second largest tenant at the Mortgaged Property, Honor Health, which occupies approximately 6.4% of the net rentable area, is a not-for-profit healthcare provider. See “Risk Factors—Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases”, “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties

With respect to the hotel properties set forth in the above chart:

●	All of the hospitality properties, which include thirteen (13) Mortgaged Properties, securing approximately 16.2% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are flagged hotel properties that are affiliated with a franchise or hotel management company through a franchise, management, license or operating agreement.

●	Hospitality properties may be particularly affected by seasonality. For example, the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Courtyard Cromwell, Best Western Plus Atlanta Airport–East, Best Western Salt Lake City and Best Western Battleground, representing approximately 5.0% of the Initial Pool Balance, require seasonality reserves that were deposited in connection with the origination of the related Mortgage Loan and/or that are required to be funded on an ongoing basis.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/ Termination of Related License/ Franchise Agreement/ Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Embassy Suites - Hillsboro	$32,461,538	5.3%	March 2036	November 2026
Courtyard Cromwell	$13,963,233	2.3%	September 2023	October 2026
Best Western O’Hare	$9,489,405	1.6%	November 2017(1)	November 2026
Best Western Plus Atlanta Airport – East	$6,625,000	1.1%	November 2017(1)	December 2026
The Charles Hotel	$6,605,744	1.1%	November 2017(2)	October 2026
Best Western Salt Lake City	$6,075,000	1.0%	November 2017(1)	December 2026
MY Portfolio—Holiday Inn Express - Covington	$3,945,505	0.7%	February 2034	October 2026
MY Portfolio—Holiday Inn - Vicksburg	$3,488,657	0.6%	April 2021	October 2026
Best Western Battleground	$3,409,000	0.6%	November 2017(1)	December 2026
MY Portfolio—Holiday Inn Express - New Orleans	$3,322,531	0.5%	October 2031	October 2026
MY Portfolio—Comfort Suites - Gonzales	$3,239,467	0.5%	September 2033	October 2026
MY Portfolio—LaQuinta Inn & Suites - Vicksburg	$3,031,809	0.5%	September 2028	October 2026
MY Portfolio—Candlewood Suites - Slidell	$2,907,214	0.5%	October 2031	October 2026

(1)	In lieu of a franchise agreement, the Mortgaged Property is subject to a membership agreement that is renewed annually on November 30.

(2)	In lieu of a franchise agreement, the Mortgaged Property is subject to a membership agreement that is renewed annually on December 31.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Embassy Suites - Hillsboro, representing approximately 5.3% of the Initial Pool Balance, in addition to the 146-room Residence Inn by Marriott Hillsboro Brookwood that opened in July 2016, which is approximately 3.3 miles from the Mortgaged Property, the 110-room Holiday Inn Hillsboro that opened in August 2016, which is approximately 1.1 miles from the Mortgaged Property, and a 136-room Aloft hotel, which is approximately 1.1 miles from the Mortgaged Property, is under construction and is expected to open in the second quarter of 2017. The related appraisal noted that although the facilities, rate structures, or market orientations of these hotels prevent their inclusion among the primary competitive supply, they do compete with the subject property to some extent. We cannot assure you that such new supply will not materially adversely affect the value of the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Best Western Plus Atlanta Airport - East, representing approximately 1.1% of the Initial Pool Balance, a Holiday Inn Express is expected to open next door on August 1, 2017. The related appraisal weights the Holiday Inn Express as fully competitive based on product and service levels. We cannot assure you that such new supply will not materially adversely affect the value of the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Best Western Battleground, representing 0.6% of the Initial Pool Balance, the largest tenant is a hotel under a membership agreement with Best Western International, Inc. The tenant is undertaking a PIP that will include, among other things, replacement of flooring throughout common areas and of fixtures and furnishings in guest rooms. The estimated PIP budget is $163,250 and $204,063 was reserved at origination.

●	With respect to the Mortgage Loan partially secured by the Mortgaged Property identified on Annex A-1 to this prospectus as MY Portfolio – Comfort Suites – Gonzales, representing approximately 0.5% of the Initial Pool Balance based on the Allocated Cut-Off Date Loan

Amount, the appraisal noted that three new competitive hotels totaling 263 rooms are entering the submarket, one of which is being developed by MY Hospitality group. The 97-room Home2Suites and 82-room Best Western Plus Executive Residency Gonzales were assumed in the appraisal to be 50% competitive with the Mortgaged Property, and the 84-room Holiday Inn Express Donaldsville was assumed in the appraisal to be 40% competitive. We cannot assure you that such new supply will not materially adversely affect the value of the Mortgaged Property.

●	With respect to the Mortgage Loan partially secured by the Mortgaged Property identified on Annex A-1 to this prospectus as MY Portfolio - Candlewood Suites - Slidell, representing approximately 0.5% of the Initial Pool Balance based on the Allocated Cut-Off Date Loan Amount, an 80-room TownePlace Suites by Marriott property, which is approximately 7 miles from the Mortgaged Property and is expected to open in the fall of 2016, is expected to be directly competitive with the Mortgaged Property. In addition, a 79-room Holiday Inn Express Slidell Northwest hotel recently opened adjacent to the Mortgaged Property, which was assumed in the related appraisal to be 50% competitive with the Mortgaged Property, accounting for an additional 40 rooms to the submarket, and which is being developed by MY Hospitality group. We cannot assure you that such new supply will not materially adversely affect the value of the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hotel Properties Have Special Risks” and “—Specialty Use Concentrations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” below.

Office Properties

For a summary of certain risks related to the office properties set forth in the above chart see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Greenwich Office Park, representing approximately 4.1% of the Initial Pool Balance, the sponsor and manager owns and manages a nearby office property. Such other office property is currently 100% leased; however, we cannot assure you that in the future such office property will not compete with the related Mortgaged Property or that the risks of potential conflicts of interest will not be present.

Mixed Use Properties

Certain of the mixed use properties may have specialty uses. See “—Specialty Use Concentrations” below.

For a summary of certain risks related to the mixed use properties set forth in the above chart see “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks”.

Multifamily Properties

For a summary of certain risks related to the multifamily properties set forth in the above chart see “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Industrial Properties

For a summary of certain risks related to the industrial properties set forth in the above chart see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial and Logistics Properties Have Special Risks”.

Self-Storage Properties

With respect to the self-storage properties set forth in the above chart:

●	One (1) Mortgaged Property identified on Annex A-1 to this prospectus as The Storage Depot-Westville, representing approximately 1.3% of the Initial Pool Balance derives a portion of the Underwritten Revenue from one or more of (a) rent derived from truck rentals located at the related Mortgaged Property, (b) rent derived from cell tower leases, (c) the leasing of certain parking spaces located at the related Mortgaged Property for purposes of recreational vehicle and boat storage and/or (d) rent derived from commercial/retail tenants operating at the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Specialty Use Concentrations

Certain Mortgaged Properties have one or more of the five (5) largest tenants by net rentable area that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Theater or entertainment use(1)	2	8.4%
Restaurant(2)	3	6.8%
Medical(3)	3	5.8%
Gym, fitness center or a health club(4)	2	5.2%

(1)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Wolfchase Galleria and Great Falls Marketplace.

(2)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Federal Way Crossings, Vinings Village and 534 Flatbush Ave-Brooklyn.

(3)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Greenwich Office Park, Jameel Road & Kirkwood Center – Kirkwood Center and Cobblestone Village.

(4)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Federal Way Crossings and Windmill Lakes Center.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the Mortgaged Properties identified on Annex A-1 to this prospectus as Gurnee Mills and Great Falls Marketplace, securing Mortgage Loans representing approximately 13.3% of the Initial Pool Balance, include one or more tenants that operate its space as an on-site gas station and/or an automobile repair and servicing company. See “—Retail Properties” above.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten (10) largest Mortgage Loans or groups of crossed loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit/SF/Room(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Maturity Date/ARD LTV Ratio(1)	Property Type
Novo Nordisk	$60,000,000	9.9%	$221	2.97x	52.6%	52.6%	Office
Rentar Plaza	$60,000,000	9.9%	$84	2.59x	44.0%	44.0%	Mixed Use
Gurnee Mills	$59,833,177	9.9%	$163	1.60x	65.8%	52.4%	Retail
QLIC	$50,000,000	8.2%	$344,418	1.84x	56.9%	56.9%	Multifamily
Walgreens Portfolio I	$32,581,902	5.4%	$232	2.07x	57.0%	57.0%	Retail
Embassy Suites - Hillsboro	$32,461,538	5.3%	$196,737	1.74x	61.8%	51.0%	Hotel
Wolfchase Galleria	$29,957,889	4.9%	$420	1.72x	64.9%	51.9%	Retail
Walgreens Portfolio V	$26,635,694	4.4%	$225	2.07x	56.3%	56.3%	Retail
Federal Way Crossings	$25,466,958	4.2%	$279	1.36x	69.7%	56.6%	Retail
Greenwich Office Park	$25,000,000	4.1%	$230	1.94x	65.3%	65.3%	Office
Top 3 Total/Weighted Average	$179,833,177	29.6%		2.39x	54.1%	49.7%
Top 5 Total/Weighted Average	$262,415,079	43.2%		2.24x	55.0%	51.9%
Top 10 Total/Weighted Average	$401,937,159	66.2%		2.08x	57.9%	53.3%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit/SF/Room, UW NCF DSCR. Cut-off Date/ARD LTV Ratio and Maturity Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and any related Pari Passu Companion Loan(s) in the aggregate, but excludes (1) the principal balance and debt service payment of any related Subordinate Companion Loan(s) and (2) in the case of the Novo Nordisk Mortgage Loan, the related unfunded Pari Passu Companion Loan (which has a maximum principal balance of $39,580,000).

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the fifteen (15) largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-2. Other than with respect to the ten (10) largest Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.4% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include four (4) Mortgage Loans, set forth in the table below entitled “Multi-Property Mortgage Loans”, representing approximately 14.3% of the Initial Pool Balance, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Cut-Off Date Loan Amount for the particular Mortgaged Property or group of those properties. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Mortgaged Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Walgreens Portfolio I	$32,581,902	5.4%
Walgreens Portfolio V	26,635,694	4.4
MY Portfolio	19,935,183	3.3
Jameel Road & Kirkwood Center	7,750,000	1.3
Total	$86,902,779	14.3%

(1)   Totals may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example:

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Embassy Suites - Hillsboro, Federal Way Crossings and Wilmington Industrial Park, representing approximately 10.6% of the Initial Pool Balance, the related Mortgaged Property is, in each case, owned by multiple borrowers.

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Jameel Road & Kirkwood Center, representing approximately 1.3% of the Initial Pool Balance, the related Mortgaged Properties are comprised of two or more separate non-contiguous parcels operated as a single business enterprise and owned by separate borrowers.

Four (4) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, representing approximately 28.1% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 14.8% of the Initial Pool Balance. The following table shows the group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans(1)

Property/Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
Gurnee Mills	1	$59,833,177	9.9%
Wolfchase Galleria	1	29,957,889	4.9
Total for Group 1:	2	$89,791,066	14.8%
Group 2:
Walgreens Portfolio I	9	$32,581,902	5.4%
Walgreens Portfolio V	8	26,635,694	4.4
Total for Group 2:	17	$59,217,596	9.8%
Group 3:
The Storage Depot-Bordentown	1	$7,900,000	1.3%
The Storage Depot-Westville	1	7,800,000	1.3
Total for Group 3:	2	$15,700,000	2.6%
Group 4:
Northridge Palm Apartment	1	$3,460,250	0.6%
Colonial Terrace	1	2,311,065	0.4
Total for Group 4:	2	$5,771,315	1.0%

(1)    Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance by Allocated Cut-off Date Loan Amount:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	4	$129,620,000	21.4%
New Jersey	4	$84,450,000	13.9%
Illinois	3	$75,522,582	12.4%
Tennessee	2	$42,818,889	7.1%
Connecticut	2	$38,963,233	6.4%
Oregon	1	$32,461,538	5.3%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Cut-off Date Loan Amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout fifteen (15) other states, with no more than 4.8% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

Certain Mortgaged Properties are located in the following geographic areas or the regions of the United States that are more susceptible to natural disasters:

Mortgaged Properties securing approximately 16.8% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are located in Alabama, California, Florida, Georgia, Louisiana, Mississippi, North

Carolina, South Carolina, Texas and Washington and are more susceptible to certain hazards (such as earthquakes, wildfires, floods or hurricanes) than properties in other parts of the country.

Mortgaged Properties securing approximately 19.1% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 13.0%. See “Tenant Issues—Insurance Considerations” below.

Mortgaged Properties With Limited Prior Operating History

One (1) Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as QLIC, representing approximately 8.2% of the Initial Pool Balance, is secured by a Mortgaged Property that was constructed or substantially renovated or in a lease-up period within the 12-month period preceding the Cut-off Date and has no or limited prior operating history and/or lack historical financial figures and information.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Walgreens Portfolio I and Walgreens Portfolio V, representing approximately 9.8% of the Initial Pool Balance, each are secured by Mortgaged Properties that were acquired within the 12-month period preceding the Cut-off Date and underwriting was in each case based on a limited prior operating history and limited historical financial figures and information.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Limited Information Causes Uncertainty”.

Tenancies-in-Common; Crowd Funding

Four (4) Mortgaged Properties identified on Annex A-1 to this prospectus as Embassy Suites – Hillsboro, Federal Way Crossings, Vinings Village and Wilmington Industrial Park, representing approximately 12.4% of the Initial Pool Balance, have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Rentar Plaza, representing approximately 9.9% of the Initial Pool Balance, the borrower structure has over thirty six (36) equity owners. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

With respect to one (1) Mortgage Loan secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Jameel Road & Kirkwood Center, representing approximately 1.3% of the Initial Pool Balance, the related borrower is partially indirectly owned by one crowd funding investor group. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

Delaware Statutory Trusts

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Walgreens Portfolio I and Walgreens Portfolio V, representing approximately 5.4% and 4.4%, respectively, of the Initial Pool Balance, the related borrower is a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents.

In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

With respect to the Greenwich Office Park Mortgage Loan, representing approximately 4.1% of the Initial Pool Balance, the borrower has the right to convert the entire Mortgaged Property to a condominium form of ownership (a “Condominium Conversion”) subject to lender approval in its sole and absolute discretion, provided the conditions in the loan documents are met including, among others: (i) no event of default has occurred and is continuing; (ii) following the Condominium Conversion, the condominium, the condominium documents, the units, the common area and the Mortgaged Property will comply with all legal requirements upon filing with and approval by all applicable governmental authorities; (iii) the value and the cash flow of the Mortgaged Property will not be reduced or otherwise negatively impacted by the Condominium Conversion and the Condominium Conversion will have no adverse effect on the borrower, the property, or the borrower’s ability to pay the debt service on the related Whole Loan; and (iv) compliance with REMIC requirements.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	53	$581,832,040	95.9%
Fee & Leasehold(3)	1	25,000,000	4.1
Total	54	$606,832,040	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Cut-off Date Loan Amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

(3)	The related Mortgages create a first lien on a combination of fee simple estates and leasehold estates in one or more commercial properties.

In general, with respect to each Mortgage Loan that is secured in whole or material part by a leasehold interest, unless the related fee interest is also encumbered by the related Mortgage, the related ground lease has a term that extends at least 20 years beyond the maturity date of the subject Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty no. 36 in Annex D-1 indicated on Annex D-2, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Greenwich Office Park Mortgage Loan, two of the buildings are subject to ground leases, and the ground rent is revised at 20 year intervals. For one of the buildings (identified as no. 8), the next increase will occur on December 15, 2018. The lease language is ambiguous and subject to interpretation as rent increases are based upon change in the rental income of the building dating back to the early 1980’s. The rent for the current 20 year period ending in December 2018 was disputed, with a negotiated rent of $178,000 per annum. The appraiser requested information about the base line rental amount for the building to calculate the projected ground lease payment; but none was provided. The borrower relied on information from an estoppel certificate for historical rent together with information from current leases to estimate the ground rent for the next 20 year period to be $392,421 per annum. We cannot assure you that the actual ground rent increase will not be greater than such estimate.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

As regards ground leases, see representation and warranty no. 36 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than twelve (12) months prior to the Cut-off Date (other than with respect to Jameel Road & Kirkwood Center, for which the related environmental report was prepared between fifteen (15) months prior to the Cut-off Date). See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses”. See also representation and warranty no. 43 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Novo Nordisk, representing approximately 9.9% of the Initial Pool Balance, there is no environmental indemnitor distinct from the borrower. The borrower obtained a premises pollution liability insurance policy from Illinois Union Insurance Company. The policy has a limit of $15,000,000 per claim and a $15,000,000 aggregate limit. The policy period runs to August 11, 2021 with an extended reporting period until November 11, 2024. Illinois Union Insurance Company is rated “AA” by S&P, “Aa3” by Moody’s, “AA” by Fitch and “A++ XV” by A.M. Best Company.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Rentar Plaza, representing approximately 9.9% of the Initial Pool Balance, the related sponsor maintains an umbrella environmental policy that covers the Mortgaged Property as well as other properties. There is no recognized environmental condition at the Mortgaged Property and such insurance is not required under the Mortgage Loan documents.

●	With respect to the Mortgage Loan partially secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Walgreens Portfolio V–Walgreens–Sheboygan, WI, representing approximately 0.5% of the Initial Pool Balance, the related Phase I ESA obtained at loan origination reported that previous operation of an onsite gas station had resulted in leaking underground storage tank (“LUST”) incidents that were remediated and received conditional regulatory closure with residual soil and groundwater contamination. The ESA recommended performing a survey to evaluate any potential presence of indoor vapor intrusion, noted that any future subsurface disturbance would require appropriate care if residual contaminants are encountered, and recommended properly abandoning any of the previous monitoring wells if any are discovered. We cannot assure you that a vapor survey will be completed or that no further actions might be warranted in the future.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Courtyard Cromwell, representing approximately 2.3% of the Initial Pool Balance, the related franchise agreement requires that the Mortgaged Property undergoes a PIP. The PIP requires that the exterior must be upgraded to meet Courtyard by Marriot exterior refresh program requirements by the end of 2018 and that guestrooms must be renovated to meet the then current Courtyard by Marriot guestroom package by the end of 2021. At origination, $3,411,403 was reserved for expected PIP expenses.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Vinings Village, representing approximately 1.8% of the Initial Pool Balance, there is no environmental indemnitor distinct from the borrower. The borrower obtained a lender environmental collateral protection and liability insurance policy from Steadfast Insurance Company, a member company of Zurich North America, with a policy limit of $3 million per incident and in the aggregate, a deductible of $25,000. The policy period runs to November 2, 2025, with an extended reporting period until November 2, 2028. Steadfast Insurance Company is rated “A+” by A.M. Best Company. Zurich North America has an S&P rating of “AA-”.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as MY Portfolio – Holiday Inn Express - New Orleans, partially securing approximately 0.5% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, such Mortgaged Property is currently undergoing a brand mandated property improvement plan with an estimated cost of approximately $8,300 per room. At origination of the Mortgage Loan, 125% ($901,000) of the estimated costs to complete the property improvement plan was reserved.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than twelve (12) months old as of the Cut-off Date (other than with respect to Jameel Road & Kirkwood Center, for which the engineering report or property condition assessment was prepared fifteen (15) months to the Cut-off Date). In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings). In addition, the Mortgaged Property may be subject to ongoing litigation. For example (with respect to the fifteen (15) largest Mortgage Loans):

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as The Charles Hotel, representing 1.1% of the Initial Pool Balance, the related sponsor and Bridgeton Holdings LLC (“Bridgeton”), of which the sponsor is the CEO, are engaged in litigation with a partner at Gemini Real Estate Advisors (“Gemini”). The sponsor is a former employee of Gemini, which hired Bridgeton as a sub-manager on some hospitality properties. Bridgeton planned to acquire a hospitality property from Gemini, but one of the Gemini partners brought suit alleging that the sale was improper due to kickbacks. On September 3, 2015, the owner of the property in question was placed into bankruptcy. Subsequently, the property was sold to Bridgeton and such sale was approved by the U.S. Bankruptcy Court. All related claims brought in state court have been dismissed and Bridgeton has filed for dismissal of the claims brought in federal court.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Northridge Palm Apartments and Colonial Terrace, representing approximately 1.0% of the Initial Pool Balance, the related borrower’s sole owner and a co-guarantor, Hansa Investments, Inc. (“Hansa”), and the other co-guarantor, Pinkal Jogani (“Jogani”), who is Hansa’s sole shareholder, are currently involved in litigation. The allegation is that a partnership involving the plaintiffs is the beneficial owner of Hansa, not Jogani. There is currently (1) a quantum meruit claim pending against Hansa and other entities not involved in this transaction for services rendered by a member of the partnership in connection with the partnership properties, (2) an action for declaratory relief requesting a declaration that the partnership is the beneficial owner of Hansa and (3) a breach of fiduciary duty claim against Hansa and Jogani in connection with the manner in which the business of Hansa was conducted and the discharge of the Jogani’s duties in connection with Hansa. The plaintiffs are seeking, among other things, declaratory relief, compensatory damages, punitive damages, an accounting, and the creation and imposition of a constructive trust. Should Jogani lose ownership of Hansa, Hansa will retain ownership of the Mortgaged Properties and remain a guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	Twenty-three (23) of the Mortgage Loans, representing approximately 68.0% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	Ten (10) of the Mortgage Loans, representing approximately 32.0% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Windmill Lakes Center, representing approximately 1.0% of the Initial Pool Balance, the sponsor has filed for bankruptcy three times to prevent foreclosure. In all three cases, the bankruptcy has been terminated and in two cases, the sponsor currently owns the related properties.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Best Western Battleground, representing approximately 0.6% of the Initial Pool Balance, the sponsor was involved in a foreclosure as a result of the economic downturn. In 2007, the sponsor acquired a property, but due to economic conditions, the property did not generate enough cash flow to meet debt service payments. The holder of the related promissory note foreclosed on the property on May 10, 2010, but leased the property back to the sponsor on May 22, 2010. A sponsor affiliate subsequently purchased the property from the holder of the related promissory note, using financing from First Community Bank. At origination, the debts outstanding to the holder of the promissory note and First Community Bank were extinguished.

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Gurnee Mills, Wolfchase Galleria, Great Falls Marketplace, Courtyard Cromwell, The Storage Depot-Bordentown, The Storage Depot-Westville, Wilmington Industrial Park and 534 Flatbush Ave-Brooklyn, representing approximately 24.9% of the Initial Pool Balance, (a) within approximately the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to two (2) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Gurnee Mills and Wolfchase Galleria, representing approximately 14.8% of the Initial Pool Balance, the borrower sponsor, Simon Property Group, L.P., has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Courtyard Cromwell, representing 2.3% of the Initial Pool Balance, affiliates of the sponsor have been involved in two foreclosures and one deed in lieu of foreclosure related to inability to make mortgage loan payments as a result of the economic downturn. Additionally, a sponsor affiliate defaulted on a mortgage loan due to an expected sale of the related mortgaged property not occurring. The sponsor affiliate was able to close on the sale three months following maturity of the related mortgage loan, paid the amount due on the mortgage loan and was released from its obligations under the mortgage loan agreement. A sponsor affiliate was also involved in a bankruptcy as the holder of a minority, indirect membership in an organization that filed for bankruptcy protection in 2009. As of 2010, the related entity was discharged from bankruptcy protection.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also representation and warranty no. 41 and no. 42 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Nineteen (19) of the Mortgaged Properties, securing in whole or in part four (4) Mortgage Loans, representing approximately 21.9% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are leased to a single tenant.

See “—Lease Expirations and Terminations” and “—Affiliated Leases” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the fifteen (15) largest Mortgage Loans, see the related summaries attached as Annex A-2 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five (5) largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the five (5) largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

●	With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and as described in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Leases Expiring	Calendar Year of Expiration	Maturity/ARD Date
Federal Way Crossings	4.2%	50.8%	2021	November 2026
Vinings Village	1.8%	80.8%	2023	December 2025
Wilmington Industrial Park	1.1%	53.8%	2025	December 2026

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five (5) largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, commercial or other tenants having multiple stores (whether at a Mortgaged Property included in the pool of Mortgage Loans or at a property outside the pool of Mortgage Loans) may experience adverse business conditions, bankruptcy or changes in circumstances that result in their deciding to close under-performing or redundant stores. For example, we are aware that:

●	On July 7, 2015, Sears Holdings Corp. (“Sears”), announced that it closed its rights offering and sale-leaseback transaction with Seritage Growth Properties (“Seritage”), a recently formed, independent publicly traded real estate investment trust. In the transaction, Sears sold 235 Sears branded and Kmart branded stores to Seritage along with Sears’ 50% interests in joint ventures with each of Simon Property Group, Inc., General Growth Properties, Inc. and The Macerich Company (the “Joint Ventures”), which together hold an additional 31 Sears properties. In connection with the transaction, Seritage has entered into agreements under which it has agreed to lease the substantial majority of the acquired properties, including those owned by the Joint Ventures, back to Sears, with the remaining stores being leased to third parties. Under the terms of the master leases with Sears, Seritage and the Joint Ventures have the right to recapture space from Sears, allowing them to reconfigure and rent the recaptured space to third party tenants over time. In addition, on April 21, 2016, Sears announced its plan to close approximately 68 Kmart and 10 Sears branded stores. All of the Sears branded stores and nearly all of the Kmart branded stores were expected to close in late July; two Kmart branded stores were expected to close in mid-September. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Gurnee Mills, representing approximately 9.9% of the Initial Pool Balance, Sears is an anchor at the related Mortgaged Property. In addition, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Windmill Lakes Center, representing approximately 1.0% of the Initial Pool Balance, the largest tenant is Sears Roebuck & Co. #5472 (Sears Hardware), a Sears franchisee, representing approximately 29.4% of the net rentable area. Additionally, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Rentar Plaza, representing approximately 9.9% of the Initial Pool Balance, Kmart is the fourth largest tenant, representing approximately 9.4% of the gross leasable area. We cannot assure you that under the terms of the master leases among Seritage, Sears and the Joint Ventures, such Sears store will remain open for business. We further cannot assure you that the closing of any other Sears branded store or Kmart branded store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Gurnee Mills, representing approximately 9.9% of the Initial Pool Balance, Macy’s (the third largest tenant and comprising 7.7% of the net rentable area) announced plans to close 100 department stores nationwide in August 2016. The list of locations has not been disclosed. Macy’s opened its store at the Mortgaged Property in July 2013 and has advised the related borrower that it has invested over $20 million in construction and tenant improvements, and is required by its lease to operate its store through July 2023, we cannot assure you that the store at the Mortgaged Property will not be designated for closure. Based on current occupancy, there are no live or imminent co-tenancy provisions that would be triggered solely by the closure of Macy’s. As of the 2015 year-end the occupancy rate was 95.1%. While no announcement has been made that this store location will be closed, we cannot assure you that such Macy’s store will remain open for business or that the closing of any other Macy’s store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	On May 4, 2016, Aéropostale, Inc. (“Aeropostale”) announced its voluntary filing under Chapter 11 of the Bankruptcy Code. Near-term actions as part of Aeropostale’s plan for reorganization include closings of 113 U.S. stores and 41 Canadian stores. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Gurnee Mills, representing approximately 9.9% of the Initial Pool Balance, Aeropostale is a tenant at the Mortgaged Property. We cannot assure you that Aeropostale will remain open for business or that the closing of any other Aeropostale store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	On October 20, 2014, Walgreen Co. (“Walgreens”) announced it is pursuing a cost reduction initiative with the goal of realizing $1 billion in cost savings by fiscal year 2017. On April 9, 2015, Walgreens announced plans to close approximately 200 stores. In October 2015, Walgreens also announced plans to acquire Rite Aid. Walgreens, according to a regulatory filing, could sell up to 1,000 stores in connection with its acquisition of Rite Aid. In the case of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Walgreens Portfolio I and Walgreens Portfolio V, collectively representing approximately 9.8% of the Initial Pool Balance, Walgreen Co. is the sole tenant at each related Mortgaged Property. We cannot assure you that Walgreen Co. will remain open for business or that the closing of any other Walgreen Co. store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Federal Way Crossings, representing approximately 4.2% of the Initial Pool Balance, Office Depot, Inc. is the fourth largest tenant at the Mortgaged Property, representing approximately 8.8% of the net rentable area. As part of Office Depot’s “retail optimization and store of the future plan,” it has reported that it will be closing approximately 700 stores by the end of 2016 and an additional approximately 300 stores over the next three years. We cannot assure you that the Office Depot store at the Mortgaged Property will remain open for business or that the closing of any other Office Depot store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Cobblestone Village, representing approximately 1.2% of the Initial Pool Balance, the largest tenant at the Mortgaged Property, Bashas’, which represents approximately 46.1% of the net rentable area, filed for Chapter 11 bankruptcy on July 12, 2009 after the housing market collapse. Bashas’ emerged from bankruptcy after 13 months, during which time they closed 33 stores, renegotiated leases, and settled a longstanding dispute with the United Food and Commercial Workers Union. Bashas’ also executed a reorganization plan that called for payment of substantially all of the business’ debts over a period of several years. Subsequent to the bankruptcy, Bashas’ executed a 15-year lease extension at the Mortgaged Property expiring January 31, 2027, with two additional five-year extension options. In 2012, the Cobblestone Village Mortgaged Property underwent an extensive renovation, which included Bashas’ spending approximately $3 million ($66 per sq. ft.) to upgrade to its space to bring the location in line with the specifications of the premium Bashas’ store concept, according to the Bashas’ store manager.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at specific times or at any time during the term of such lease.

For example (with respect to the twenty (20) largest Mortgage Loans and the largest five tenants at each Mortgaged Property):

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Rentar Plaza, representing approximately 9.9% of the Initial Pool Balance, the fifth largest tenant, the City of New York – DOT, representing approximately 7.7% of the gross leasable area, may terminate its lease at any time with 180 days’ notice.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Greenwich Office Park Mortgage Loan, representing approximately 4.1% of the Initial Pool Balance, (i) the largest tenant, IBG LLC (dba Interactive Brokers Group), representing approximately 11.1% of the net rentable area, has the right to terminate its lease at any time with 8 months’ notice, and (ii) the fifth largest tenant, Performance Equity Management LLC, representing approximately 3.4% of the net rentable area, has a one-time right to terminate its lease at the end of March 2023 with twelve months’ notice.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Great Falls Marketplace, representing approximately 3.4% of the Initial Pool Balance, the largest tenant at the Mortgaged Property, Smith’s Food & Drug, representing approximately 23.8% of the net rentable area, may terminate its lease with respect to the fuel center premises at the Mortgaged Property upon written notice to the landlord during the first 5 years of the fuel center lease term, which expires on March 31, 2030 and is co-terminus with such tenant’s grocery store lease at the Mortgaged Property. No time period for giving such termination notice is set forth in the lease. If such termination option is exercised, the tenant will be required to remove the fuel center facilities that have been constructed on the premises, clear the site of all debris and return the site to the landlord to be used as part of the common area. In connection with such restoration, the tenant will also be required to have a Phase I environmental site assessment prepared. Notwithstanding any such termination, the tenant will remain obligated to pay the landlord the fuel center rent until the later of: (i) the 5th anniversary of the fuel center commencement date (December 12, 2012) or (ii) completion of the aforementioned removal and restoration.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Shelby Air Park, representing approximately 2.1% of the Initial Pool Balance, three of the five largest tenants by net rentable area have termination options. The largest tenant, DYK Automotive, LLC, representing approximately 31.9% of the net rentable area, has a one-time right to terminate its lease on June 1, 2022, with nine months’ notice payment of a termination fee. The third largest tenant, Mercury Printing Company, Inc., representing approximately 15.8% of the net rentable area, has a one-time right to terminate a portion of its leased space on May 31, 2017, with six months’ notice and payment of a termination fee. The fourth largest tenant, JAS Forwarding, Inc., representing approximately 7.0% of the net rentable area, has a one-time right to terminate its lease on November 30, 2018 with six months’ notice and payment of a termination fee.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, with respect to the 5 largest tenants by net rentable square footage at those Mortgaged Properties securing the largest 20 Mortgage Loans by aggregate Initial Pool Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the Mortgaged Property:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Gurnee Mills, representing approximately 9.9% of the Initial Pool Balance, the third largest tenant at the Mortgaged Property, Macy’s has co-tenancy termination options based on the occupancy of other tenants located at the Mortgaged Property and/or shadow-anchor tenants located in a shopping center adjacent to the Mortgaged Property, as applicable.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Wolfchase Galleria, representing approximately 4.9% of the Initial Pool Balance, the second and fourth largest tenants at the Mortgaged Property, The Finish Line and Forever 21, representing approximately 5.6% and 3.3% of the net rentable area respectively, each have both a co-tenancy termination option based on the occupancy of three major tenants located at the Mortgaged Property and a co-tenancy termination option based on the occupancy of three quarters of the non-major tenants located at the Mortgaged Property. Similarly, the third largest tenant at the Mortgaged Property, Victoria’s Secret, representing approximately 3.4% of the net rentable area, has a co-tenancy termination option based on the occupancy of seventy percent or more of the non-department store premises being open and operating.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Federal Way Crossings, representing approximately 4.2% of the Initial Pool Balance, the fourth largest tenant at the Mortgaged Property, Office Depot, Inc., representing approximately 8.8% of the net rentable area, has a co-tenancy termination option based on the occupancy of the largest tenant at the Mortgaged Property. In addition, the fifth largest tenant at the Mortgaged Property, Jimmy Mac’s Roadhouse, which represents approximately 3.0% of the net rentable area, has a co-tenancy termination option based on the occupancy of the retail floor area of the shopping center that had been substantially completed as of the lease commencement date dropping below fifty percent and Jimmy Mac’s Roadhouse’s gross sales decreasing by fifteen percent or more.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Great Falls Marketplace, representing approximately 3.4% of the Initial Pool Balance, both the third and fourth largest tenants at the Mortgaged Property, Office Max and Michaels Arts & Crafts, representing approximately 11.0% and 9.5% of the net rentable area respectively, have co-tenancy termination options based on the occupancy of three major tenants located at the Mortgaged Property. Similarly, the fifth largest tenant at the Mortgaged Property, Barnes & Noble, representing approximately 9.3% of the net rentable area, has a co-tenancy termination option based on the occupancy of two major tenants located at the Mortgaged Property. In addition, Barnes & Noble has a termination option dependent upon the landlord’s disapproval of Barnes & Noble’s request to change the use of the Mortgaged Property from a permitted use to a qualified use or to convert an incidental use to a primary use.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. See also “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

For more information related to tenant termination options see Annex A-1 to this prospectus and the accompanying footnotes for additional information, as well as the charts entitled “Tenant Summary” for the fifteen (15) largest Mortgage Loans presented on Annex A-2 to this prospectus.

See Annex A-2 for more information on material termination options relating to the fifteen (15) largest Mortgage Loans.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the five (5) largest tenants listed on Annex A-1 by net rentable square footage for the fifteen (15) largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent as set forth below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Novo Nordisk, representing approximately 9.9% of the Initial Pool Balance by allocated loan amount, a subordination, non-disturbance and attornment agreement (“SNDA”) was not obtained in relation to the Mortgage Loan. However, the risks posed by the absence of a SNDA are mitigated by the facts that the Mortgaged Property has served as the single tenant’s corporate headquarters since 2001, the tenant’s lease is guaranteed by its parent company and the Mortgaged Property is generating revenue.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Gurnee Mills, representing approximately 9.9% of the Initial Pool Balance, the occupancy numbers and underwritten revenues include Floor & Décor (accounting for approximately 6.3% of net rentable area), which has signed a lease but is not yet in occupancy. Such tenant is expected to open for business in January 2017.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Wolfchase Galleria, representing approximately 4.9% of the Initial Pool

Balance, two tenants representing in the aggregate approximately 2.4% of the net rentable area, have signed leases but are not yet in occupancy (Footlocker/House of Hoops and Cinnabon).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Greenwich Office Park Mortgage Loan, representing approximately 4.1% of the Initial Pool Balance, the fifth largest tenant, Performance Equity Management LLC, received free rent until March 2017. At closing, $375,089 was escrowed in the free rent reserve.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-2 for more information on other tenant matters relating to the fifteen (15) largest Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a material portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	With respect to four (4) of the Mortgage Loans secured by the Mortgaged Properties, identified on Annex A-1 as Walgreens Portfolio I, Walgreens Portfolio V, Courtyard Cromwell and Best Western Salt Lake City, collectively representing approximately 13.1% of the Initial Pool Balance in the aggregate by Allocated Cut-Off Date Loan Amount, each such Mortgaged Property is subject to a purchase option, right of first refusal or right of first offer to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner or another third party. See “Yield and Maturity Considerations”. See also representation and warranty no. 7 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, with respect to the 15 largest Mortgage Loans presented on Annex A-1, we note the following:

●	With respect to the Mortgage Loans secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Walgreens Portfolio I and Walgreens Portfolio V, representing in the aggregate approximately 9.8% of the Initial Pool Balance, the sole tenant at each Mortgaged Property, Walgreens, has a right of first refusal to purchase the related Mortgaged Property. In accordance with the related Subordination, Non-Disturbance and Attornment Agreement, Walgreens agreed that such right of first refusal will not apply to the acquisition of such Mortgaged Property by the lender (or any other party) through a foreclosure or deed-in-lieu of foreclosure; provided, however, that such right of first refusal will apply to subsequent purchasers of the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Greenwich Office Park, representing approximately 4.1% of the Initial Pool Balance, a portion of the Mortgaged Property secured by ground leases is subject to the ground lessor’s purchase option.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Courtyard Cromwell, representing in the approximately 2.3% of the Initial Pool Balance, is subject to an agreement with a franchisor that provides the franchisor a right of first refusal in the event that the franchisee intends to transfer the Mortgaged Property or an ownership interest in the franchisee to a competing franchise. This right is subordinated to the Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 5.0% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower (excluding Mortgaged Properties that are leased to an affiliate of the borrower under an operating lease):

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Gurnee Mills, representing approximately 9.9% of the Initial Pool Balance, an investment grade-rated affiliate of the borrower entered into a 10-year master lease at a rent of $700,000 annually (which rental obligation is waived absent a cash sweep event) for the premises previously occupied by Sports Authority (2.8% of the net rentable area), which closed following declaring bankruptcy in 2016, as well as other space at the Mortgaged Property identified in the master lease, including space previously occupied by T.J. Maxx. The master lease will burn off on a dollar-for-dollar basis as either the Sports Authority space or the T.J. Maxx space and the other space covered by the master lease are leased pursuant to a signed lease for the related space and a tenant is in occupancy and paying full, unabated rent. Additionally, upon payment of a fee such affiliate has the right to terminate such master lease in the event the lender acquires such Mortgaged Property pursuant to foreclosure, power of sale, deed in lieu or otherwise, appointment of a receiver or if the lender becomes a mortgagee-in-possession of such Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 681 Fifth Avenue, representing approximately 2.5% of the Initial Pool Balance, Metropole Realty Advisors, which is affiliated with the borrower, currently occupies approximately 7.0% of net rentable area at the Mortgaged Property and has entered into a second amendment to its lease to expand and relocate to approximately 9.2% of net rentable area at the Mortgaged Property, which is currently vacant, once tenant improvement work is completed. At loan origination, the borrower reserved $1.7 million for tenant improvement work in connection with Metropole’s relocation. Metropole will continue paying contractual rent on the 16th floor until its relocation, and after such move, will pay the same nominal annual underwritten rent of $552,944 with annual rent steps of 1.5%.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months, other than as described below. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance.

In the case of twenty-six (26) Mortgaged Properties, securing or partially securing twenty (20) Mortgage Loans and representing approximately 73.9% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, the related borrowers maintain insurance under blanket policies.

Eight (8) of the Mortgaged Properties, securing or partly securing the Mortgage Loans identified on Annex A-1 to this prospectus as Embassy Suites – Hillsboro, Wolfchase Galleria, Federal Way Crossings, Shelby Air Park, Best Western Salt Lake City, Northridge Palm Apartments, Best Western Battleground and Colonial Terrace and representing approximately 19.1% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are located in areas that are considered a high earthquake risk (seismic zone 3 or 4). These areas include, without limitation, all or parts of the states of California, Oregon, Tennessee, Utah and Washington. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 13.0%.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Novo Nordisk, representing approximately 9.9% of the Initial Pool Balance by allocated loan amount, the related borrower may rely on the single tenant’s or a ground lease tenant’s insurance or, in some cases, self-insurance, so long as the single tenant’s or ground lease tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance or, if applicable, self-insurance meets the requirements under the related loan documents or (in certain cases) of the related lease. Under certain circumstances generally relating to a material casualty, a sole tenant entitled to self-insure may have the right to terminate its lease at the related Mortgaged Property under the terms of that lease. If the tenant fails to provide acceptable insurance coverage or, if applicable, self-insurance, the borrower generally must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents.

●	With respect to the Mortgage Loans secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Walgreens Portfolio I and Walgreens Portfolio V, representing approximately 5.4% and 4.4%, respectively, of the Initial Pool Balance, the related borrower may rely on the single tenant’s insurance or self-insurance, so long as the self-insurance requirements under the related loan documents are satisfied. If the self-insurance requirements in the loan documents are not satisfied, acceptable insurance coverage, the borrower must obtain or provide supplemental coverage to meet the requirements under the loan documents. Under certain circumstances generally relating to a material casualty, a sole tenant entitled to self-insure may have the right to terminate its lease at the Mortgaged Property under the terms of the lease.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Sterling Jewelers Corporate HQ III, representing approximately 2.2% of the Initial Pool Balance, the related Mortgage Loan documents permit the borrower to either maintain the required insurance or cause such insurance to be maintained by Sterling Jewelers, the sole tenant at the Mortgaged Property, which tenant currently maintains such insurance.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks

Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

In the case of such Mortgage Loans subject to such restrictions, the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage, if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty no. 8 and 26 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property.

Appraised Value

In certain cases, appraisals may reflect “as-stabilized”, “as-complete”, “as-renovated” and “as-is” values. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value. The “as-stabilized”, “as-complete”, “as-renovated” and “as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, increased tenant occupancies, payment of contractual tenant allowances and leasing commissions or expiration of free rent periods.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The appraisal obtained with respect to each Mortgage Loan contained a statement or was accompanied by a letter from the related appraiser to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date the related appraisal was completed.

In the case of the Mortgage Loan identified on Annex A-1 to this prospectus as Novo Nordisk, representing approximately 9.9% of the Initial Pool Balance, such Mortgage Loan is part of a Whole Loan that also includes an unfunded pari passu companion loan with a maximum principal balance of $39,580,000. Unless noted otherwise, the LTV Ratio for such Mortgage Loan as presented herein was calculated without regard to such unfunded pari passu companion loan. If the Novo Nordisk unfunded pari passu companion loan is fully funded and the related Mortgaged Property does not benefit from a proportionate increase in value, the related LTV Ratio for such Mortgage Loan could increase. See “Risk Factors—Future Funding Obligations Entail Risk”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters), certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See also representation and warranty no. 28 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus). For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Novo Nordisk Mortgage Loan, representing approximately 9.9% of the Initial Pool Balance, there is no environmental indemnitor distinct from the borrower. The borrower obtained a premises pollution liability insurance policy from Illinois Union Insurance Company. The policy has a limit of $15,000,000 per claim and a $15,000,000 aggregate limit. The policy period runs to August 11, 2021 with an extended reporting period until November 11, 2024. Illinois Union Insurance Company is rated “AA” by S&P, “Aa3” by Moody’s, “AA” by Fitch and “A++ XV” by A.M. Best Company.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Gurnee Mills, representing approximately 9.9% of the Initial Pool Balance, for so long as Simon Property Group, L.P. or a replacement guarantor is the guarantor, the Mortgage Loan documents cap the liability of such guarantor at $55,000,000, in the aggregate, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservations of the lender’s rights under the guaranty. In addition, the borrower is permitted to replace the existing guarantor for liabilities under the non-recourse carveout guaranty accruing after the date of such replacement with a “qualified transferee” (as defined in the related Mortgage Loan documents). A “qualified transferee” must be a person that (i) owns and operates directly or indirectly at least 5 shopping centers, (ii) owns and operates directly or indirectly retail properties totaling in the aggregate 3,000,000 square feet of gross leasable area, (iii) has total assets in excess of $600,000,000, or (iv) has a net worth in excess of $450,000,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Embassy Suites - Hillsboro, representing approximately 5.3% of the Initial Pool Balance, the related guaranty provides for joint and several liability among three guarantors. One of the guarantors does not participate in the management of the Mortgaged Property and such guarantor’s liability for recourse carve-outs is limited to (i) matters related to the affiliated borrower entity, (ii) carve-out liabilities resulting from acts by the guarantor and affiliates and (iii) carve-out liabilities resulting from acts that required the consent of the guarantor or affiliates, unless such party affirmatively voted to oppose such action and the action was undertaken despite such opposition, but only for so long as neither such guarantor nor any affiliate is involved in the management of the borrowers or the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Wolfchase Galleria, representing approximately 4.9% of the Initial Pool Balance, for so long as Simon Property Group, L.P. is the guarantor under the non-recourse carve-out guaranty, the recourse liability of the guarantor or permitted replacement guarantor under the guaranty is limited to $33,000,000, in the aggregate, plus all of the reasonable, out-of-pocket costs and expenses (including court costs and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty. In addition, the borrower is permitted to replace the existing guarantor for liabilities under the non-recourse carve-out guaranty accruing after the date of such replacement with an entity that has a net worth in excess of $450,000,000 or with respect to a pension fund advisor, controls under management total assets in excess of $600,000,000 and is acting on behalf of one or more pension funds that have aggregate total assets in excess of $600,000,000 and either (i) owns and operates (exclusive of the Mortgaged Property) at least 5 shopping centers totaling in the aggregate 3,000,000 square feet of gross leasable area, or (ii) employs a property manager that either (x) satisfies clause (i) (but as to management rather than ownership of shopping centers), (y) is Simon Property Group, L.P. or an affiliate thereof, or (z) is reasonably approved by the lender.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Greenwich Office Park, representing approximately 4.1% of the Initial Pool Balance, the related guarantor has provided a non-recourse carveout guaranty, which also includes a separate payment guaranty provision with a maximum liability of $13,115,587, which maximum liability is reduced upon the partial defeasance of the portion of the Mortgage Loan allocable to one or both parcels comprising a portion of the Mortgaged Property that are subject to a ground lease. The maximum liability at origination under the payment guaranty provision was approximately 15% of the initial principal balance of the related Whole Loan, and we cannot assure you that such guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liabilities of the borrower with those of the guarantor.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

●	With respect to the Mortgage Loan identified on Annex A-1 as QLIC, representing approximately 8.2% of the Initial Pool Balance, the QLIC Mortgaged Property benefits from the 421-a tax abatement program. The program provides tax exemption during the construction period for new construction on lots that were vacant, predominately vacant or improved with a non-conforming use three years prior to the start of construction. After the construction period, the program grants a partial tax exemption based on the difference between the assessed value of the property prior to construction and the then current assessed value. The QLIC Mortgaged Property post-construction exemption period will expire as of tax year 2031/2032. The appraisal for the QLIC Mortgaged Property includes a $47 million contributory value of net present value of the 421-a tax savings. The QLIC Mortgaged Property is currently subject to certain New York City rent stabilization provisions due to this tax exemption program. The units can be leased initially at market rates, with future increases subject to limits prescribed by the New York City Rent Guidelines Board.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 681 Fifth Avenue, representing approximately 2.5% of the Initial Pool Balance, the Mortgaged Property participates in the Industrial & Commercial Incentive Program, which provides real estate tax abatements for developments that build, modernize, expand or otherwise physically improve industrial and commercial buildings. The Mortgaged Property benefits from $19,095,750 in such real estate tax abatements, which begin to amortize annually over a five-year term commencing during the 2016/2017 fiscal year and end after the 2020/2021 fiscal year. The real estate taxes were underwritten to the ten-year average of estimated real estate tax payments based on the assessed value of $36,068,402 and tax rate of 10.656% and the five-year abatement schedule. The real estate tax recoveries were underwritten to the ten-year average of estimated reimbursements based on the estimated real estate tax payments and current in-place lease structures for reimbursement of increases in real estate taxes over base years. The estimated abated real estate taxes and unabated real estate taxes due in 2016/2017 and 2021/2022, respectively, are approximately $1.8 million and $3.9 million, respectively. The estimated real estate tax recoveries collected in 2016/2017 and 2021/2022 are approximately $744,000 and $2.6 million, respectively. We cannot assure you that the actual real estate taxes will not be greater than such estimated taxes, or that tenants will be able to reimburse their share of increases in taxes resulting from the amortization or expiration of the tax abatement.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Nine (9) Mortgage Loans, representing approximately 47.7% of the Initial Pool Balance, are interest only for the entire term of the Mortgage Loans to the stated maturity or Anticipated Repayment Date.

Sixteen (16) Mortgage Loans (excluding interest only and partial interest only Mortgage Loans), representing approximately 41.5% of the Initial Pool Balance, provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Eight (8) Mortgage Loans, representing approximately 10.8% of the Initial Pool Balance, provide for payments of interest-only for the first 24 to 48 months following the cut-off date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	4	$149,008,662	24.6%
5	16	278,378,698	45.9
6	12	166,583,680	27.5
10	1	12,861,000	2.1
Total:	33	$606,832,040	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
0	29	$467,656,555	77.1%
5	3	89,175,485	14.7
2-(three times during the life of the loan)	1	50,000,000	8.2
Total:	33	$606,832,040	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loan

Four (4) Mortgage Loans secured by the Mortgaged Property identified as Novo Nordisk, Walgreens Portfolio I, Walgreens Portfolio V and Sterling Jewelers Corporate HQ III on Annex A-1 (the “ARD Loan”), representing approximately 21.9% of the Initial Pool Balance, provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for the ARD Loan.

After its Anticipated Repayment Date, the ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on the ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on the ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest will be deferred until, and such Excess Interest will be required to be paid only after, the outstanding principal balance of the ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class Z certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

“Excess Interest” with respect to an ARD Loan is the interest accrued on the related outstanding principal balance at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition”.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-2 for more information on reserves relating to the fifteen (15) largest Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

Two (2) Mortgage Loans identified on Annex A-1 to this prospectus as Novo Nordisk and Greenwich Office Park, representing approximately 9.9% and 4.1% of the Initial Pool Balance, respectively, permit the related borrower, after a lockout period (which is the earlier of (i) 48 months from the related origination date and (ii) the second anniversary of the securitization that includes the note last to be securitized) to substitute U.S. government securities as collateral, and obtain a release of the related Mortgaged Property.

Three (3) of the Mortgage Loans, representing approximately 11.0% of the Initial Pool Balance, permits the related borrower, after a lockout period of 24 to 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

One (1) of the Mortgage Loans, representing approximately 9.9% of the Initial Pool Balance, permits the related borrower after a lockout period (which is, with respect to the Mortgage Loan identified on Annex A-1 to this prospectus as Rentar Plaza, earlier of (i) 42 months of the loan origination date and (ii) the second anniversary of the securitization that includes the note last to be securitized) to either (a) prepay the Mortgage Loan with the greater of a yield maintenance charge or a prepayment premium of 1.0% of the amount prepaid or (b) substitute U.S. government securities as collateral, and obtain a release of the related Mortgaged Property.

One (1) Mortgage Loan identified on Annex A-1 to this prospectus as Gurnee Mills, which is part of a Whole Loan, representing approximately 9.9% of the Initial Pool Balance, permits the related borrower after a lockout period (which is the earlier of (i) November 1, 2019 and (ii) the second anniversary of the securitization that includes the note last to be securitized) to substitute U.S. government securities as collateral, and obtain a release of the related Mortgaged Property.

One (1) Mortgage Loan identified on Annex A-1 to this prospectus as QLIC, representing approximately 8.2% of the Initial Pool Balance, permits the related borrower, after a lockout period (which is the earlier of (i) 42 months from the origination date and (ii) the second anniversary of the securitization that includes the note last to be securitized) to substitute U.S. government securities as collateral, and obtain a release of the related Mortgaged Property.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	14	40.1%
4	15	39.8
5	1	4.2
7	3	15.9
Total	33	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of thirty (30) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 89.0% of the Initial Pool Balance, permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock Out Period ends at least two years after the Closing Date (other than with respect to the Mortgage Loans secured by the Mortgaged Properties identified as Vinings Village and Jameel Road & Kirkwood Center on Annex A-1), or, (1) in the case of the Novo Nordisk and Greenwich Office Park Whole Loans, the earlier of (i) 48 months from the related origination date and (ii) the second anniversary of the securitization that includes the note last to be securitized, (2) in the case of the Gurnee Mills Whole Loan, the earlier of (i) the second anniversary of the last portion of the Whole Loan to be securitized and (ii) November 1, 2019, (3) in the case of the Rentar Plaza Whole Loan, the earlier of (i) 42 months of the loan origination date and (ii) the second anniversary of the securitization that includes the note last to be securitized, or (4) in the case of the QLIC Whole Loan, the earlier of (i) 42 months from the origination date and (ii) the second anniversary of the securitization that includes the note last to be securitized). With respect to the Mortgage Loans secured by the Mortgage Properties identified as Vinings Village and Jameel Road & Kirkwood Center on Annex A-1, pursuant to REMIC declarations each dated November 2, 2016, the related Mortgage Loan may be defeased on any Due Date after November 2, 2018.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or scheduled to be outstanding as of the related anticipated repayment date, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Mortgage Loans secured by the portfolios of Mortgaged Properties identified on Annex A-1 to this prospectus as Walgreens Portfolio I and Walgreens Portfolio V, representing approximately 5.4% and 4.4%, respectively, of the Initial Pool Balance, the related borrowers may obtain the release from the lien of its respective mortgages of any individual Mortgaged Property; provided, among other conditions, (i) the borrower prepays an amount equal to or exceeding the sum of (a) 120% of the allocated loan amount for the Mortgaged Property to be released or (b) in the event that the sole tenant at the Mortgaged Property to be released (x) ceases to operate or be open for business or (y) fails to restore the related Mortgaged Property after a casualty, 100% of the allocated loan amount for such Mortgaged Property, together with the applicable yield maintenance premium; (ii) the borrower delivers Rating Agency Confirmation with respect to the certificates, which are then outstanding; and (iii) after giving effect to the release of the applicable Mortgaged Property (including the portion of the Mortgage Loan prepaid), the debt service coverage ratio for the respective Mortgaged Properties then-remaining subject to the liens based on the trailing 12-month period immediately preceding the release of the applicable Mortgaged Property are equal to or greater than the greater of (i) 2.07x, or (ii) the debt service coverage ratio for all of the Mortgaged Properties then-remaining subject to the liens of the respective security instruments (including the Mortgaged Property requested to be released) immediately preceding the release of the applicable Mortgaged Property based on the trailing 12 month period immediately preceding the release of the applicable Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Greenwich Office Park Mortgage Loan, representing approximately 4.1% of the Initial Pool Balance, the loan agreement allows for the partial release of portions of the Mortgaged Property (any of the footprints of buildings 1 through 6 of the eight buildings included in the Mortgaged Property, and each of the ground leases of the other two buildings) in connection with a sale to a third party upon defeasance of an amount at least equal to 125% of the loan amount allocable to such portion.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as MY Portfolio, representing approximately 3.3% of the Initial Pool Balance, the borrower may obtain the release of any Mortgaged Property from the lien of the related mortgage/deed of trust by defeasing a portion of the Mortgage Loan, subject to the following conditions, among others: (i) the borrower defeases an amount equal to 115% of the original allocated loan amount for such Mortgaged Property; (ii) such Mortgaged Property is conveyed to a person or entity other than the borrower or any affiliate of the borrower; (iii) after giving effect to the release, the debt service coverage ratio (based on underwritten net cash flow calculated in accordance with the related loan documents and a 25-year amortization schedule) as determined by the lender for all remaining Mortgaged Properties is not less than the greater of (a) 1.93x and (b) the debt service coverage ratio (based on underwritten net cash flow calculated in accordance with the related loan documents and a 25-year amortization schedule) as of the date immediately preceding the release of such Mortgaged Property; (iv) after giving effect to the release of such Mortgaged Property, the debt yield as determined by the lender for all remaining Mortgaged Properties is not less than the greater of (a) 13.5% and (b) the debt yield as of the date immediately preceding the release of such Mortgaged Property; (v) after giving effect to the release of such Mortgaged Property, the loan-to-value ratio as determined by the lender for all remaining Mortgaged Properties is not greater than the lesser of (a) 62.5% and (b) the loan-to-value ratio as of the date immediately preceding the release of such Mortgaged Property; and (vi) if the remaining portfolio aggregate annual cash flow is less than $2,100,000, then the borrower pays to the lender, for deposit into the future PIP reserve account, an amount equal to the excess of $2,100,000 over the amount of the remaining portfolio aggregate annual cash flow calculated in accordance with the related loan documents.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Sterling Jewelers Corporate HQ III, representing approximately 2.2% of the Initial Pool Balance, the related Mortgage Loan documents permit the release of a portion of the Mortgaged Property currently improved with parking spaces subject to the following conditions, among others: (i) no event of default is continuing, (ii) the loan-to-value ratio following the release does not exceed the lesser of (x) 60% and (y) the loan-to-value ratio immediately preceding the release and (iii) if after giving effect to the release, the ratio of the unpaid principal balance of the Mortgage Loan to the fair market value of the remaining Mortgaged Property is greater than 125%, then the principal balance of the Mortgage Loan must be paid down by a “qualified amount” as defined in IRS Revenue Procedure 2010-30, unless the lender receives a REMIC opinion.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Best Western Plus Atlanta Airport - East, representing approximately 1.1% of the Initial Pool Balance, the related Mortgage Loan documents permit the release of a parcel improved with parking spaces and building pad subject to the following conditions, among others: (i) no event of default is continuing, (ii) the debt service coverage ratio at the time of release and immediately thereafter is not less than the greater of (x) 1.95x and (ii) the debt service coverage ratio immediately preceding such release, (iii) the loan-to-value ratio immediately following the release does not exceed the lesser of (x) the loan-to-value ratio immediately preceding the release and (y) 60.8% and (iv) if after giving effect to the release, the ratio of the unpaid principal balance of the Mortgage Loan to the fair market value of the remaining Mortgaged Property is greater than 125%, then the principal balance of the Mortgage Loan must be paid down by a “qualified amount” as defined in IRS Revenue Procedure 2010-30, unless the lender receives a REMIC opinion.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not (i) assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or (ii) considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Twenty-eight (28) of the Mortgage Loans, representing approximately 74.4% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-eight (28) of the Mortgage Loans, representing approximately 73.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-seven (27) of the Mortgage Loans, representing approximately 66.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Eleven (11) of the Mortgage Loans, representing approximately 43.8% of the Initial Pool Balance, are secured by office, retail, mixed use and industrial properties, and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

Four (4) of the Mortgage Loans, representing approximately 7.7% of the Initial Pool Balance, provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect or otherwise deal with rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	17	$364,073,722	60.0%
Hard, Springing for Master Lease	2	89,791,066	14.8
Springing	10	88,782,251	14.6
Commercial Units: Hard; Residential Units: Soft	3	57,560,000	9.5
Soft Springing	1	6,625,000	1.1
Total:	33	$606,832,040	100.0%

Except as set forth in the table above and where noted below, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox accounts provide that the borrower has no withdrawal or transfer rights with respect to the related lockbox account. The lockbox accounts will not be assets of the issuing entity.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties and manufactured housing community properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account (or an operating account accessible to the borrower, operating lessee and/or property manager subject to an account control agreement in favor of the lender) even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender (or an operating account accessible to the borrower, operating lessee and/or property manager subject to an account control agreement in favor of the lender).

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

Exceptions to Underwriting Guidelines

All of the Mortgage Loans were originated in accordance with the respective sponsors’ underwriting standards. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”, “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting

Guidelines and Processes”, “—Natixis Real Estate Capital LLC— NREC’s Underwriting Standards” and “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender, other than as described below under “—Other Secured Indebtedness”. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt secured by a pledge of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Per-centage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio	Cut-off Date Mortgage Loan Under-written NCF DSCR	Cut-off Date Total Debt Under-written NCF DSCR
Greenwich Office Park(1)	$25,000,000	4.1%	$10,000,000	$62,500,000	$97,500,000	5.0100%	65.3%	72.8%	1.94x	1.58x

(1)	The related mezzanine loan is held by SBAF Mortgage Funding I/Holding – Greenwich Office Park LLC (FL) and is secured by the mezzanine borrower’s interest in the related mortgage borrower.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; provided, however, that prepayment of the mezzanine loan is not permitted prior to the prepayment in full of the related Mortgage Loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

In addition, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Novo Nordisk, representing approximately 9.9% of the Initial Pool Balance, the parent of the related borrower (such parent, the “Novo Nordisk Pledgor”) agreed to make certain earn-out payments in the maximum amount of $23,000,000 to the prior owner of the property (the

“Novo Nordisk Pledgee”) as certain expansion options are exercised under the Novo Nordisk lease by Novo Nordisk A/S. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Novo Nordisk Whole Loan—Future Funding”. The Novo Nordisk Pledgor entered into a pledge agreement in which it pledged its equity interests in the Novo Nordisk Whole Loan borrower as collateral for its obligation to make such earn-out payments to the Novo Nordisk Pledgee. In connection with such pledge the Novo Nordisk Pledgee entered into a recognition agreement with the related lender that provides, among other things, that (a) the earn-out payments secured by the pledge are subordinate to the lien of the Novo Nordisk Whole Loan, (b) for so long as the Novo Nordisk Pledgee has not received notice that an event of default exist under the Novo Nordisk Whole Loan (and has no actual knowledge that any such event of default then exists), the Novo Nordisk Pledgee may accept earn-out payments from the Novo Nordisk Pledgor, (c) the Novo Nordisk Pledgee may foreclose upon the equity interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the Novo Nordisk Whole Loan borrower and a change in the management of the Novo Nordisk Mortgaged Properties, and (d) if the Novo Nordisk Whole Loan is accelerated, the Novo Nordisk Pledgee will have the right to purchase the entire Novo Nordisk Whole Loan, for a price generally equal to the outstanding principal balance of the Novo Nordisk Whole Loan, together with all accrued interest and other amounts due thereon.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Windmill Lakes Center	$6,200,000	80.0%	1.10x	N/A	Yes
Northridge Palm Apartment	$3,460,250	80.0%	1.15x	N/A	Yes
Colonial Terrace	$2,311,065	80.0%	1.15x	N/A	Yes

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation and/or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

With respect to two (2) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Gurnee Mills and Wolfchase Galleria Mortgage Loan, representing approximately 14.8% of the Initial Pool Balance, without the prior consent of the lender, the related borrower is prohibited from entering into a property assessed clean energy loan that is repaid through multi-year assessments against the related Mortgaged Property; provided that the related borrower is permitted to obtain such loan (which is not to exceed $5,000,000), subject to the lender’s consent and delivery of a Rating Agency Confirmation. Failure to timely pay such assessments can give rise to a lien against the related Mortgaged Property.

Other Unsecured Indebtedness

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower. For example:

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Gurnee Mills and Wolfchase Galleria, representing approximately 9.9% and 4.9%, respectively, of the Initial Pool Balance, the related Mortgage Loan documents permit the pledge of direct or indirect equity interests in the related borrower to secure a corporate or parent level credit facility from one or more financial institutions involving multiple underlying real estate assets, and there is no requirement for an intercreditor agreement with respect to such corporate or parent level credit facility.

In addition, the borrowers under some of the Mortgage Loans have incurred unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Novo Nordisk, Rentar Plaza, Gurnee Mills, QLIC, Wolfchase Galleria, Federal Way Crossings, Greenwich Office Park, MY Portfolio and 681 Fifth Avenue, is part of a related Whole Loan consisting of the Mortgage Loan and one or more related Companion Loans. In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of each related Companion Loan (each, a “Companion Loan Holder”) are generally governed by a co-lender agreement (each, a “Co-Lender Agreement” or an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loan(s) are cross-collateralized and cross-defaulted.

“Non-Serviced Certificate Administrator” means the CSAIL 2016-C7 Certificate Administrator, the MSC 2016-UBS12 Certificate Administrator or the WFCM 2016-NXS6 Certificate Administrator, as applicable.

“Non-Serviced Co-Lender Agreement” means each of the Gurnee Mills Co-Lender Agreement, the QLIC Co-Lender Agreement, the Wolfchase Galleria Co-Lender Agreement, the Federal Way Crossings Co-Lender Agreement and the 681 Fifth Avenue Co-Lender Agreement.

“Non-Serviced Companion Loan” means each of the Gurnee Mills Companion Loans, the QLIC Companion Loans, the Wolfchase Galleria Companion Loans, the Federal Way Crossings Companion Loans and the 681 Fifth Avenue Companion Loans.

“Non-Serviced Directing Certificateholder” means the CSAIL 2016-C7 Directing Certificateholder, the MSC 2016-UBS12 Directing Certificateholder or the WFCM 2016-NXS6 Directing Certificateholder, as applicable.

“Non-Serviced Master Servicer” means the CSAIL 2016-C7 Master Servicer, the MSC 2016-UBS12 Master Servicer or the WFCM 2016-NXS6 Master Servicer, as applicable.

“Non-Serviced Mortgage Loan” means each of the Gurnee Mills Mortgage Loan, the QLIC Mortgage Loan, the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan.

“Non-Serviced PSA” means the CSAIL 2016-C7 PSA, the MSC 2016-UBS12 PSA or the WFCM 2016-NXS6 PSA, as applicable.

“Non-Serviced Special Servicer” means the CSAIL 2016-C7 Special Servicer, the MSC 2016-UBS12 Special Servicer or the WFCM 2016-NXS6 Special Servicer, as applicable.

“Non-Serviced Trustee” means the CSAIL 2016-C7 PSA Trustee, the MSC 2016-UBS12 Trustee or the WFCM 2016-NXS6 Trustee, as applicable.

“Non-Serviced Whole Loan” means each of the Gurnee Mills Whole Loan, the QLIC Whole Loan, the Wolfchase Galleria Whole Loan, the Federal Way Crossings Whole Loan and the 681 Fifth Whole Loan.

“Pari Passu Companion Loan” means each of the Novo Nordisk Pari Passu Companion Loans, the Rentar Plaza Pari Passu Companion Loans, the Gurnee Mills Pari Passu Companion Loans, the QLIC Pari Passu Companion Loans, the Wolfchase Galleria Pari Passu Companion Loans, the Federal Way Crossings Pari Passu Companion Loan, the Greenwich Office Park Pari Passu Companion Loan, the MY Portfolio Pari Passu Companion Loan and the 681 Fifth Avenue Pari Passu Companion Loans.

“Serviced Companion Loan” means each of the Novo Nordisk Companion Loans, the Rentar Plaza Companion Loans, the Greenwich Office Park Companion Loans and the MY Portfolio Companion Loan.

“Serviced Companion Loan Holder” means the holder of the Serviced Companion Loan.

“Serviced Pari Passu Companion Loan” means each of the Novo Nordisk Companion Loans, the Rentar Plaza Companion Loans, the Greenwich Office Park Companion Loans and the MY Portfolio Companion Loan.

“Serviced Pari Passu Mortgage Loan” means each of the Novo Nordisk Mortgage Loan, the Rentar Plaza Mortgage Loan, the Greenwich Office Park Mortgage Loan and the MY Portfolio Mortgage Loan.

“Serviced Whole Loan” means each of the Novo Nordisk Whole Loan, the Rentar Plaza Whole Loan, the Whole Loan, the Greenwich Office Park Whole Loan and the MY Portfolio Whole Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
Novo Nordisk	$60,000,000	9.9%	$108,300,000	N/A	52.6%(3)	52.6%(3)	2.97x(3)	2.97x(3)
Rentar Plaza	$60,000,000	9.9%	$72,000,000	N/A	44.0%	44.0%	2.59x	2.59x
Gurnee Mills	$59,833,177	9.9%	$214,402,219	N/A	65.8%	65.8%	1.60x	1.60x
QLIC	$50,000,000	8.2%	$95,000,000	$20,000,000	56.9%	64.7%	1.84x	1.54x
Wolfchase Galleria	$29,957,889	4.9%	$134,810,500	N/A	64.9%	64.9%	1.72x	1.72x
Federal Way Crossings	$25,466,958	4.2%	$32,457,888	N/A	69.7%	69.7%	1.36x	1.36x
Greenwich Office Park	$25,000,000	4.1%	$62,500,000	N/A	65.3%	65.3%	1.94x	1.94x
MY Portfolio	$19,935,183	3.3%	$9,967,592	N/A	62.3%	62.3%	1.93x	1.93x
681 Fifth Avenue	$15,000,000	2.5%	$200,000,000	N/A	48.9%	48.9%	1.67x	1.67x

(1)	Calculated including the related Pari Passu Companion Loan(s), if any, but (1) excluding the related Subordinate Companion Loan(s), if any and (2) in the case of the Novo Nordisk Mortgage Loan, excluding the related unfunded Pari Passu Companion Loan (which has a maximum principal balance of $39,580,000).

(2)	Calculated including the related Pari Passu Companion Loan, if any, the related Subordinate Companion Loan, if any, and in the case of the Novo Nordisk Mortgage Loan, excluding the related unfunded Pari Passu Companion Loan (which has a maximum principal balance of $39,580,000).

(3)	The Whole Loan LTV Ratio and the Whole Loan Underwritten NCF DSCR are calculated excluding the related unfunded Pari Passu Companion Loan. Based on the maximum principal balance of the Novo Nordisk Mortgage Loan, the “as-expanded” appraised value and the fully funded underwritten NCF, the Mortgage Loan LTV Ratio, Whole Loan LTV Ratio, Mortgage Loan Underwritten NCF DSCR (calculated at the maximum potential interest rate) and Whole Loan Underwritten NCF DSCR (calculated at the maximum potential interest rate) are 60.7%, 60.7%, 2.71x and 2.71x, respectively.

The Serviced Pari Passu Whole Loans

General. Four (4) Mortgage Loans, secured by the Mortgaged Property or Mortgaged Properties identified as Novo Nordisk (the “Novo Nordisk Mortgage Loan”), Rentar Plaza (the “Rentar Plaza Mortgage Loan”), Greenwich Office Park (the “Greenwich Office Park Mortgage Loan”) and MY Portfolio (the “MY Portfolio Mortgage Loan”) on Annex A-1 to this prospectus, representing approximately 9.9%, 9.9%, 4.1% and 3.3%, respectively, of the Initial Pool Balance, are each part of a split loan structure comprised of thirteen (13), five (5), three (3) and two (2) mortgage notes, respectively, each of which is secured by the same mortgage instrument(s) on the same Mortgaged Property or portfolio of Mortgaged Properties.

The Novo Nordisk Mortgage Loan is evidenced by four (4) promissory notes with a Cut-off Date Balance of $60,000,000. The related Companion Loans (the “Novo Nordisk Companion Loans” and, together with the Novo Nordisk Mortgage Loan, the “Novo Nordisk Whole Loan”) are evidenced by nine (9) promissory notes with an aggregate maximum principal balance as of the Cut-off Date of $147,880,000. Note A-2 (the “Novo Nordisk Future Funding Note” ) has a principal balance as of the Cut-Off Date of $0 but may increase up to $39,580,000. Only the Novo Nordisk Mortgage Loan will be included in the issuing entity. The Novo Nordisk Mortgage Loan and the Novo Nordisk Companion Loans are pari passu with each other in terms of priority.

The Rentar Plaza Mortgage Loan is evidenced by two (2) promissory notes with a Cut-off Date Balance of $60,000,000. The related Companion Loans (the “Rentar Plaza Companion Loans” and, together with the Rentar Plaza Mortgage Loan, the “Rentar Plaza Whole Loan”) are evidenced by three (3) promissory notes with an aggregate principal balance as of the Cut-off Date of $72,000,000. The Rentar Plaza Companion Loans will not be included in the issuing entity. Only the Rentar Plaza

Mortgage Loan will be included in the issuing entity. The Rentar Plaza Mortgage Loan and the Rentar Plaza Companion Loans are pari passu with each other in terms of priority.

The Greenwich Office Park Mortgage Loan is evidenced by one (1) promissory note with a Cut-off Date Balance of $25,000,000. The related Companion Loans (the “Greenwich Office Park Companion Loans” and, together with the Greenwich Office Park Mortgage Loan, the “Greenwich Office Park Whole Loan”) are evidenced by are evidenced by two (2) promissory notes with an aggregate principal balance as of the Cut-off Date of $62,500,000. The Greenwich Office Park Companion Loans will not be included in the issuing entity. Only the Greenwich Office Park Mortgage Loan will be included in the issuing entity. The Greenwich Office Park Mortgage Loan and the Greenwich Office Park Companion Loans are pari passu with each other in terms of priority.

The MY Portfolio Mortgage Loan is evidenced by one (1) promissory note with a Cut-off Date Balance of $19,935,183. The related Companion Loan (the “MY Portfolio Companion Loan” and, together with the MY Portfolio Mortgage Loan, the “MY Portfolio Whole Loan”) is evidenced by one (1) promissory note with an aggregate principal balance as of the Cut-off Date of $9,967,592. The MY Portfolio Companion Loan will not be included in the issuing entity. Only the MY Portfolio Mortgage Loan will be included in the issuing entity. The MY Portfolio Mortgage Loan and the MY Portfolio Companion Loan are pari passu with each other in terms of priority.

The Novo Nordisk Whole Loan

Servicing. The Novo Nordisk Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of a co-lender agreement that sets forth the respective rights of each Novo Nordisk noteholder (the “Novo Nordisk Intercreditor Agreement”).

Future Funding. Under the loan agreement governing the Novo Nordisk Whole Loan (the “Novo Nordisk Loan Agreement”), in the event that the tenant’s parent company, Novo Nordisk A/S, exercises its option to lease certain expansion space, the lender will be required to make additional advances of: (1) up to $16,580,000 (the “Expansion Advance”) for the payment of certain leasing expenses, subject to the borrower’s satisfaction of certain conditions, including, but not limited to (i) there is no monetary default, material non-monetary default or event of default, (ii) Novo Nordisk A/S has elected to lease the 167,815 rentable square feet of space that Novo Nordisk A/S has the exclusive option to lease pursuant to its lease and (iii) delivery of an officer’s certificate certifying that such funds will be used only to pay (or reimburse borrower for) approved leasing expenses for such space and (2) up to $23,000,000 (the “Earn-out Advance”) for the payment of certain earnout payments that the parent of the borrower is obligated to make to the prior owner of the Novo Nordisk Mortgaged Property as certain expansion options are exercised as a form of deferred purchase price, subject to related borrower’s satisfaction of certain conditions, including, but not limited to (i) there is no monetary default, material non-monetary default or event of default and (ii) various lease expansion options are exercised within certain time frames.

The related borrower acknowledged in the Novo Nordisk Loan Agreement that only the holder of the Novo Nordisk Future Funding Note will be required to fund such future advances and that the failure of the holder of the Novo Nordisk Future Funding Note to make any future advance will not give rise to any right of offset or defense with respect to any of the borrower’s obligations under the other Novo Nordisk Pari Passu Companion Loans.

In the Novo Nordisk Co-Lender, the holder of the Novo Nordisk Future Funding Note (the “Novo Nordisk Future Funding Noteholder”) agreed to make all required future advances and to indemnify the other Novo Nordisk Noteholders, the master servicer or special servicer, as applicable, the certificate administrator and the trustee against any and all losses, claims, damages, costs, expenses and liabilities arising out of the Novo Nordisk Future Funding Noteholder’s failure to make any required advances under the Novo Nordisk Loan Agreement, except to the extent that it is finally judicially determined that any losses, claims, damages, costs, expenses or liabilities resulted primarily from the bad faith or willful misconduct of the indemnified party.

So long as the obligation to make future advances has not been fully discharged, the Novo Nordisk Future Funding Note may only be transferred to (i) a transferee with (A) a long-term unsecured debt rating of at least “AA” or the equivalent from each rating agency then rating any Certificates or any certificates issued by any other applicable securitization trust and (B) a short-term unsecured debt rating of “P-1” or better by Moody’s or (ii) any other transferee if the Nordisk Future Funding Noteholder has received a Rating Agency Confirmation relating to such transfer and the corresponding confirmations with respect to any other applicable securitization trusts holding any of the Novo Nordisk Pari Passu Companion Loans.

Application of Payments. The terms of the Novo Nordisk Intercreditor Agreement set forth the respective rights of the Novo Nordisk noteholders with respect to distributions of funds received in respect of the Novo Nordisk Whole Loan, and provide, in general, that:

●	the Novo Nordisk Mortgage Loan and the Novo Nordisk Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the others or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Novo Nordisk Whole Loan or the related Mortgaged Property will be applied to the Novo Nordisk Mortgage Loan and the Novo Nordisk Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of any master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator, depositor and trustee) in accordance with the terms of the Novo Nordisk Intercreditor Agreement and the PSA; and

●	expenses, losses and shortfalls relating to the Novo Nordisk Whole Loan will, in general, be allocated on a pro rata and pari passu basis, to the Novo Nordisk Mortgage Loan and the Novo Nordisk Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Novo Nordisk Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Novo Nordisk Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on any Novo Nordisk Companion Loan. Furthermore, the holders of the Novo Nordisk Companion Loans will not bear master servicing fees in excess of the primary servicing fee, or other non-default related administrative fees, earned on the Novo Nordisk Mortgage Loan.

Certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a Novo Nordisk Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Novo Nordisk Companion Loan or from general collections with respect to any securitization of such Novo Nordisk Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control. Pursuant to the terms of the Novo Nordisk Intercreditor Agreement, the holder of any Novo Nordisk Companion Loan (or, at any time the Novo Nordisk Companion Loan is included in a securitization, the holders of the majority of the class of securities issued in such securitization designated as the “controlling class” or any other party assigned the rights to exercise the rights of the holder of the Novo Nordisk Companion Loan, as and to the extent provided in the pooling and servicing agreement for such securitization) (in any event, a “Novo Nordisk Non-Directing Holder”) will have the right (i) to receive copies of the same notices, information and reports, in each case, with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Novo Nordisk Whole Loan, that the master servicer or special servicer, as applicable, is required to provide to the Directing Certificateholder within the same time frame that the master servicer or special servicer, as applicable, is required to provide such notices, information and reports to the Directing Certificateholder (but without regard to whether or not the Directing

Certificateholder is actually entitled to receive such information following a Control Termination Event or Consultation Termination Event) and (ii) to be consulted by the master servicer or special servicer, as applicable, on a strictly non-binding basis with respect to Major Decisions and the implementation by the special servicer of any recommended actions outlined in an Asset Status Report. The consultation right of any Novo Nordisk Non-Directing Holder will expire ten (10) business days after the delivery by the master servicer or special servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed by the master servicer or special servicer that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding any Novo Nordisk Non-Directing Holder’s consultation rights described above, the master servicer or the special servicer, as applicable, is permitted to implement any Major Decision or take any action set forth in an Asset Status Report before the expiration of the aforementioned ten (10) business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Novo Nordisk Mortgage Loan and the Novo Nordisk Companion Loans. In no event will the master servicer or special servicer be obligated at any time to follow or take any alternative actions recommended by a Novo Nordisk Non-Directing Holder.

In addition to the consultation rights of a Novo Nordisk Non-Directing Holder described above, a Novo Nordisk Non-Directing Holder will have the right to attend annual conference calls with the master servicer or special servicer, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the Novo Nordisk Whole Loan may be discussed.

Application of Penalty Charges. Pursuant to the Novo Nordisk Intercreditor Agreement, penalty charges paid in respect of the Novo Nordisk Whole Loan are required to be used to (i) pay the master servicer, the trustee or the special servicer for interest accrued on any property advances, (ii) pay the parties to any related securitization for interest accrued on any principal and interest advance, (iii) pay certain other expenses incurred with respect to the Novo Nordisk Whole Loan and (iv) pay to the master servicer and/or the special servicer as additional servicing compensation, except that for so long as a Novo Nordisk Companion Loan is not included in a securitization, any penalty charges allocated to the Novo Nordisk Pari Passu Companion Loan that are not applied pursuant to parts (i)-(iii) above will be remitted to the holder of such Novo Nordisk Companion Loan and will not be paid to the master servicer and/or special servicer without express consent of such holder.

Sale of Defaulted Serviced Pari Passu Whole Loan. Pursuant to the terms of the Novo Nordisk Intercreditor Agreement and the PSA, if the Novo Nordisk Mortgage Loan becomes a defaulted mortgage loan and thereafter the special servicer determines pursuant to the PSA and the Novo Nordisk Intercreditor Agreement to pursue a sale of the Novo Nordisk Mortgage Loan, the special servicer will be required to sell the Novo Nordisk Mortgage Loan together with the Novo Nordisk Companion Loans as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements (as described below) and the trustee’s obligation to review whether offers received from Interested Persons for the Novo Nordisk Whole Loan constitute a fair price.

The special servicer will not be permitted to sell the Novo Nordisk Whole Loan if it becomes a defaulted mortgage loan without the written consent of any Novo Nordisk Non-Directing Holder unless the special servicer has delivered to such Novo Nordisk Non-Directing Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the defaulted mortgage loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Novo Nordisk Whole Loan, and any documents in the servicing file reasonably requested by such Novo Nordisk Non-Directing Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided, that the Novo Nordisk Non-Directing Holder may waive any of the delivery or timing requirements set forth in this sentence only for itself. Each holder of the Novo Nordisk Mortgage Loan and a Novo Nordisk Companion Loan, the Novo Nordisk Non-

Directing Holder and the Directing Certificateholder will be permitted to submit an offer at any sale of the defaulted mortgage loan unless such person is the borrower or an agent or affiliate of the borrower. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights. The special servicer in respect of the Novo Nordisk Whole Loan may be replaced as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Replacement of Special Servicer”.

The Rentar Plaza Whole Loan

Servicing. The Rentar Plaza Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of a co-lender agreement that sets forth the respective rights of each Rentar Plaza noteholder (the “Rentar Plaza Intercreditor Agreement”).

Application of Payments. The terms of the Rentar Plaza Intercreditor Agreement set forth the respective rights of the Rentar Plaza noteholders with respect to distributions of funds received in respect of the Rentar Plaza Whole Loan, and provide, in general, that:

●	the Rentar Plaza Mortgage Loan and the Rentar Plaza Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the others or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Rentar Plaza Whole Loan or the related Mortgaged Property will be applied to the Rentar Plaza Mortgage Loan and the Rentar Plaza Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of any master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator, depositor and trustee) in accordance with the terms of the Rentar Plaza Intercreditor Agreement and the PSA; and

●	expenses, losses and shortfalls relating to the Rentar Plaza Whole Loan will, in general, be allocated on a pro rata and pari passu basis, to the Rentar Plaza Mortgage Loan and the Rentar Plaza Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Rentar Plaza Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Rentar Plaza Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on any Rentar Plaza Companion Loan. Furthermore, the holders of the Rentar Plaza Companion Loans will not bear master servicing fees in excess of the primary servicing fee, or other non-default related administrative fees, earned on the Rentar Plaza Mortgage Loan.

Certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a Rentar Plaza Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Rentar Plaza Companion Loan or from general collections with respect to any securitization of such Rentar Plaza Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control. Pursuant to the terms of the Rentar Plaza Intercreditor Agreement, the holder of any Rentar Plaza Companion Loan (or, at any time the Rentar Plaza Companion Loan is included in a securitization, the holders of the majority of the class of securities issued in such securitization designated as the “controlling class” or any other party assigned the rights to exercise the rights of the holder of the Rentar Plaza Companion Loan, as and to the extent provided in the pooling and servicing agreement for such securitization) (in any event, a “Rentar Plaza Non-Directing Holder”) will have the right (i) to receive copies of the same notices, information and reports, in each case, with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Rentar Plaza Whole Loan, that the master servicer or special servicer, as applicable, is required to provide to the Directing Certificateholder within the same time frame that the master servicer or special servicer, as applicable, is required to provide such notices, information and reports to the Directing Certificateholder (but without regard to whether or not the Directing Certificateholder is actually entitled to receive such information following a Control Termination Event or Consultation Termination Event) and (ii) to be consulted by the master servicer or special servicer, as applicable, on a strictly non-binding basis with respect to Major Decisions and the implementation by the special servicer of any recommended actions outlined in an Asset Status Report. The consultation right of any Rentar Plaza Non-Directing Holder will expire ten (10) business days after the delivery by the master servicer or special servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed by the master servicer or special servicer that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding any Rentar Plaza Non-Directing Holder’s consultation rights described above, the master servicer or the special servicer, as applicable, is permitted to implement any Major Decision or take any action set forth in an Asset Status Report before the expiration of the aforementioned ten (10) business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Rentar Plaza Mortgage Loan and the Rentar Plaza Companion Loans. In no event will the master servicer or special servicer be obligated at any time to follow or take any alternative actions recommended by a Rentar Plaza Non-Directing Holder.

In addition to the consultation rights of a Rentar Plaza Non-Directing Holder described above, a Rentar Plaza Non-Directing Holder will have the right to attend annual conference calls with the master servicer or special servicer, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the Rentar Plaza Whole Loan may be discussed.

Application of Penalty Charges. Pursuant to the Rentar Plaza Intercreditor Agreement, penalty charges paid in respect of the Rentar Plaza Whole Loan are required to be used to (i) pay the master servicer, the trustee or the special servicer for interest accrued on any property advances, (ii) pay the parties to any related securitization for interest accrued on any principal and interest advance, (iii) pay certain other expenses incurred with respect to the Rentar Plaza Whole Loan and (iv) pay to the master servicer and/or the special servicer as additional servicing compensation, except that for so long as a Rentar Plaza Companion Loan is not included in a securitization, any penalty charges allocated to the Rentar Plaza Pari Passu Companion Loan that are not applied pursuant to parts (i)-(iii) above will be remitted to the holder of such Rentar Plaza Companion Loan and will not be paid to the master servicer and/or special servicer without express consent of such holder.

Sale of Defaulted Serviced Pari Passu Whole Loan. Pursuant to the terms of the Rentar Plaza Intercreditor Agreement and the PSA, if the Rentar Plaza Mortgage Loan becomes a defaulted mortgage loan and thereafter the special servicer determines pursuant to the PSA and the Rentar Plaza Intercreditor Agreement to pursue a sale of the Rentar Plaza Mortgage Loan, the special servicer will be required to sell the Rentar Plaza Mortgage Loan together with the Rentar Plaza Companion Loans as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements (as described below) and the trustee’s obligation to review whether offers received from Interested Persons for the Rentar Plaza Whole Loan constitute a fair price.

The special servicer will not be permitted to sell the Rentar Plaza Whole Loan if it becomes a defaulted mortgage loan without the written consent of any Rentar Plaza Non-Directing Holder unless the special servicer has delivered to such Rentar Plaza Non-Directing Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the defaulted mortgage loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Rentar Plaza Whole Loan, and any documents in the servicing file reasonably requested by such Rentar Plaza Non-Directing Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided, that the Rentar Plaza Non-Directing Holder may waive any of the delivery or timing requirements set forth in this sentence only for itself. Each holder of the Rentar Plaza Mortgage Loan and a Rentar Plaza Companion Loan, the Rentar Plaza Non-Directing Holder and the Directing Certificateholder will be permitted to submit an offer at any sale of the defaulted mortgage loan unless such person is the borrower or an agent or affiliate of the borrower. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights. The special servicer in respect of the Rentar Plaza Whole Loan may be replaced as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Replacement of Special Servicer”.

The Greenwich Office Park Whole Loan

Servicing. The Greenwich Office Park Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of a co-lender agreement that sets forth the respective rights of each Greenwich Office Park noteholder (the “Greenwich Office Park Intercreditor Agreement”).

Application of Payments. The terms of the Greenwich Office Park Intercreditor Agreement set forth the respective rights of the Greenwich Office Park noteholders with respect to distributions of funds received in respect of the Greenwich Office Park Whole Loan, and provide, in general, that:

●	the Greenwich Office Park Mortgage Loan and the Greenwich Office Park Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the others or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Greenwich Office Park Whole Loan or the related Mortgaged Property will be applied to the Greenwich Office Park Mortgage Loan and the Greenwich Office Park Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of any master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator, depositor and trustee) in accordance with the terms of the Greenwich Office Park Intercreditor Agreement and the PSA; and

●	expenses, losses and shortfalls relating to the Greenwich Office Park Whole Loan will, in general, be allocated on a pro rata and pari passu basis, to the Greenwich Office Park Mortgage Loan and the Greenwich Office Park Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Greenwich Office Park Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Greenwich Office Park Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on any Greenwich Office Park Companion Loan. Furthermore, the holders of the Greenwich Office Park Companion Loans will not bear master servicing fees in excess of the primary servicing fee, or other non-default related administrative fees, earned on the Greenwich Office Park Mortgage Loan.

Certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a Greenwich Office Park Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Greenwich Office Park Companion Loan or from general collections with respect to any securitization of such Greenwich Office Park Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control. Pursuant to the terms of the Greenwich Office Park Intercreditor Agreement, the holder of any Greenwich Office Park Companion Loan (or, at any time the Greenwich Office Park Companion Loan is included in a securitization, the holders of the majority of the class of securities issued in such securitization designated as the “controlling class” or any other party assigned the rights to exercise the rights of the holder of the Greenwich Office Park Companion Loan, as and to the extent provided in the pooling and servicing agreement for such securitization) (in any event, a “Greenwich Office Park Non-Directing Holder”) will have the right (i) to receive copies of the same notices, information and reports, in each case, with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Greenwich Office Park Whole Loan, that the master servicer or special servicer, as applicable, is required to provide to the Directing Certificateholder within the same time frame that the master servicer or special servicer, as applicable, is required to provide such notices, information and reports to the Directing Certificateholder (but without regard to whether or not the Directing Certificateholder is actually entitled to receive such information following a Control Termination Event or Consultation Termination Event) and (ii) to be consulted by the master servicer or special servicer, as applicable, on a strictly non-binding basis with respect to Major Decisions and the implementation by the special servicer of any recommended actions outlined in an Asset Status Report. The consultation right of any Greenwich Office Park Non-Directing Holder will expire ten (10) business days after the delivery by the master servicer or special servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed by the master servicer or special servicer that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding any Greenwich Office Park Non-Directing Holder’s consultation rights described above, the master servicer or the special servicer, as applicable, is permitted to implement any Major Decision or take any action set forth in an Asset Status Report before the expiration of the aforementioned ten (10) business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Greenwich Office Park Mortgage Loan and the Greenwich Office Park Companion Loans. In no event will the master servicer or special servicer be obligated at any time to follow or take any alternative actions recommended by a Greenwich Office Park Non-Directing Holder.

In addition to the consultation rights of a Greenwich Office Park Non-Directing Holder described above, a Greenwich Office Park Non-Directing Holder will have the right to attend annual conference calls with the master servicer or special servicer, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the Greenwich Office Park Whole Loan may be discussed.

Application of Penalty Charges. Pursuant to the Greenwich Office Park Intercreditor Agreement, penalty charges paid in respect of the Greenwich Office Park Whole Loan are required to be used to (i) pay the master servicer, the trustee or the special servicer for interest accrued on any property advances, (ii) pay the parties to any related securitization for interest accrued on any principal and interest advance, (iii) pay certain other expenses incurred with respect to the Greenwich Office Park Whole Loan and (iv) pay to the master servicer and/or the special servicer as additional servicing compensation, except that for so long as a Greenwich Office Park Companion Loan is not included in a securitization, any penalty charges allocated to the Greenwich Office Park Pari Passu Companion Loan that are not applied pursuant to parts (i)-(iii) above will be remitted to the holder of such Greenwich Office Park Companion Loan and will not be paid to the master servicer and/or special servicer without express consent of such holder.

Sale of Defaulted Serviced Pari Passu Whole Loan. Pursuant to the terms of the Greenwich Office Park Intercreditor Agreement and the PSA, if the Greenwich Office Park Mortgage Loan becomes a defaulted mortgage loan and thereafter the special servicer determines pursuant to the PSA and the Greenwich Office Park Intercreditor Agreement to pursue a sale of the Greenwich Office Park Mortgage Loan, the special servicer will be required to sell the Greenwich Office Park Mortgage Loan together with the Greenwich Office Park Companion Loans as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements (as described below) and the trustee’s obligation to review whether offers received from Interested Persons for the Greenwich Office Park Whole Loan constitute a fair price.

The special servicer will not be permitted to sell the Greenwich Office Park Whole Loan if it becomes a defaulted mortgage loan without the written consent of any Greenwich Office Park Non-Directing Holder unless the special servicer has delivered to such Greenwich Office Park Non-Directing Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the defaulted mortgage loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Greenwich Office Park Whole Loan, and any documents in the servicing file reasonably requested by such Greenwich Office Park Non-Directing Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided, that the Greenwich Office Park Non-Directing Holder may waive any of the delivery or timing requirements set forth in this sentence only for itself. Each holder of the Greenwich Office Park Mortgage Loan and a Greenwich Office Park Companion Loan, the Greenwich Office Park Non-Directing Holder and the Directing Certificateholder will be permitted to submit an offer at any sale of the defaulted mortgage loan unless such person is the borrower or an agent or affiliate of the borrower. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights. The special servicer in respect of the Greenwich Office Park Whole Loan may be replaced as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Replacement of Special Servicer”.

The MY Portfolio Whole Loan

Servicing. The MY Portfolio Whole Loan (including the related Mortgage Loan) and any related REO Property will each be serviced and administered by the master servicer and, if necessary, the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement” in this prospectus, but subject in each case to the terms of the related Co-Lender Agreement. In servicing of the MY Portfolio Whole Loan, the Servicing Standard set forth in the PSA will require the master servicer and the special servicer to take into account the interests, as a collective whole, of both the Certificateholders and the related Serviced Pari Passu Companion Loan Holder.

Amounts payable to the issuing entity as holder of the MY Portfolio Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus, and amounts payable to any Serviced Pari Passu Companion Loan Holder will be distributed to each such holder net of certain fees and expenses on the related MY Portfolio Companion Loan, as set forth in the related Co-Lender Agreement and will not be available for distributions on the Offered Certificates.

Application of Payments. The Co-Lender Agreement with respect to the MY Portfolio Whole Loan sets forth the respective rights of the holders of the related Mortgage Loan and the Serviced Pari Passu Companion Loan Holder with respect to distributions of funds received in respect of such Whole Loan and provides, in general, that:

●	the MY Portfolio Mortgage Loan and the related Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the MY Portfolio Whole Loan (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related Mortgage Loan documents) will be applied to the related Mortgage Loan and the related Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related mortgage loan documents and payment and reimbursement rights of the master servicer, the special servicer, the operating advisor, the certificate administrator, the depositor and the trustee) in accordance with the terms of the related Co-Lender Agreement and the PSA; and

●	costs, fees, expenses, losses and shortfalls relating to the MY Portfolio Whole Loan, will be allocated, on a pro rata and pari passu basis, to the related Mortgage Loan and the related Companion Loan in accordance with the terms of the related Co-Lender Agreement and the PSA.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the MY Portfolio Mortgage Loan, pursuant to the terms of the PSA, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the related Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, out of future payments and collections on other Mortgage Loans, but not out of payments or other collections, if any, on any related Companion Loan or any loans included in any future securitization trust related to such Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the related Companion Loan or the related Mortgage Loan, as applicable, may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right (if any) to reimbursement from future payments and other collections on the related Companion Loan or from general collections of the securitization trust holding such Companion Loan for its pro rata share thereof. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the Certificates.

Consultation and Control. The controlling noteholder under the related Co-Lender Agreement will be the issuing entity as holder of the MY Portfolio Mortgage Loan; provided that, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will be entitled to exercise the rights of the controlling noteholder with respect to the MY Portfolio Whole Loan (see “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus), and the implementation of any recommended actions outlined in an asset status report with respect to the MY Portfolio Whole Loan will require the special servicer to consult with and/or obtain the approval of the Directing Certificateholder as and to the extent described in this prospectus under “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Asset Status Reports”. Pursuant to the terms of the PSA, the Directing Certificateholder and the operating advisor will each have the same consent and/or consultation rights with respect to the MY Portfolio Whole Loan, as each does, and for so long as each does, with respect to the other Mortgage Loans included in the issuing entity that are not part of a Whole Loan.

The related Co-Lender Agreement also provides that no objection, direction, consent or advice contemplated by such Co-Lender Agreement and described above may require or cause the master servicer or the special servicer, as applicable, to violate any provision of the related Mortgage Loan documents, applicable law, the PSA, such Co-Lender Agreement, the REMIC provisions of the Code or the master servicer’s or the special servicer’s obligation to act in accordance with the Servicing Standard.

In addition, pursuant to the terms of the related Co-Lender Agreement, the master servicer or the special servicer will be required to (i) provide to the Companion Loan Holder (or its representative which, at any time the related Companion Loan is included in a securitization, may be the controlling class representative (or equivalent entity) for that securitization or any other party assigned the rights to exercise the rights of such Companion Loan Holder as and to the extent provided in the related pooling and servicing agreement or trust and servicing agreement) copies of all notices, information and reports that the master servicer or special servicer, as applicable, is required to provide to the Directing Certificateholder (within the same time frame such notices, information and reports are required to be provided to the Directing Certificateholder under the PSA (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder under the PSA due to the expiration of a related Control Termination Event or Consultation Termination Event)) with respect to any Major Decisions to be taken with respect to the MY Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to such Whole Loan and (ii) use reasonable efforts to consult with the Companion Loan Holders (or their representatives which, at any time the related Companion Loan is included in a securitization, may be the controlling class representative (or equivalent entity) for that securitization or any other party assigned the rights to exercise the rights of such Companion Loan Holder as and to the extent provided in the related pooling and servicing agreement or trust and servicing agreement) on a strictly non-binding basis to the extent such Companion Loan Holder (or its representative) requests consultation with respect to certain Major Decisions to be taken with respect to the MY Portfolio Whole Loan, or the implementation of any recommended action outlined in an asset status report relating to the such Serviced Whole Loan. The consultation right of the related Companion Loan Holders (or their representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not such Companion Loan Holder (or its representative) has responded within such period; provided that if the master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the related Companion Loan Holder (or its representative) described above, each of the master servicer or special servicer, as applicable, is permitted to make any Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the related Mortgage Loan and the related Companion Loan. Neither the master servicer nor the special servicer will be obligated at any time to follow or take any alternative actions recommended by a Companion Loan Holder (or its representative, including, if the related Companion Loan has been contributed to a securitization, the related controlling class representative (or similar entity)).

In addition to the consultation rights of a MY Portfolio Companion Loan Holder described above, pursuant to the terms of the related Co-Lender Agreement, each related Companion Loan Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Whole Loan are discussed.

Application of Penalty Charges. The related Co-Lender Agreement provides that penalty charges paid on the MY Portfolio Whole Loan will first, be used to pay the master servicer, the trustee or the special servicer under the PSA for any interest accrued on any Servicing Advances and reimbursement of any Servicing Advances in accordance with the terms of the PSA, second, be used to pay the master servicer and the trustee under the PSA, and the master servicer and the trustee for the securitization of the related Companion Loan, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the pooling and servicing agreement governing the securitization of such Companion Loan) made with respect to the related Mortgage Loan or the related Companion Loan by such party (if and as specified in the PSA or the pooling and servicing agreement governing the securitization of such Companion Loan), third, to pay additional trust expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the MY Portfolio Whole Loan and, finally, with respect to any remaining amount of penalty charges, be paid to the master servicer and/or the special servicer as additional servicing compensation as provided in the PSA.

Sale of Defaulted Serviced Pari Passu Whole Loan. Pursuant to the terms of the applicable Co-Lender Agreement, the holders of the MY Portfolio Mortgage Loan and the MY Portfolio Companion Loan acknowledge that the PSA will provide that if the MY Portfolio Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the PSA, then the special servicer will be required to sell the related Companion Loan together with the subject Mortgage Loan as one whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties”.

Notwithstanding the foregoing, with respect to the MY Portfolio Whole Loan, the special servicer will not be permitted to sell the related Mortgage Loan and the related Companion Loan if the related Whole

Loan becomes a Defaulted Loan without the written consent of a related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required from the related Serviced Pari Passu Companion Loan Holder if it is the borrower or an affiliate of the borrower) unless the special servicer has delivered to such Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the related Whole Loan and any documents in the servicing file requested by such Serviced Pari Passu Companion Loan Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided that the related Serviced Pari Passu Companion Loan Holder may waive any of the delivery or timing requirements as to itself described in this sentence. Subject to the terms of the PSA, the related Serviced Pari Passu Companion Loan Holder (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is the related borrower or an agent or affiliate thereof.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”.

Special Servicer Appointment Rights. Pursuant and subject to the terms of the related Co-Lender Agreement and the PSA, the controlling noteholder with respect to the MY Portfolio Whole Loan (which will be the issuing entity) will have the right at any time and from time to time, with or without cause, to replace the special servicer then acting with respect to such Whole Loan and appoint a replacement special servicer in lieu thereof. The Directing Certificateholder (prior to a Control Termination Event), and the applicable Certificateholders with the requisite percentage of Voting Rights (after a Control Termination Event) will exercise such right of the issuing entity as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the MY Portfolio Whole Loan, and appoint a replacement special servicer, as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

The Non-Serviced Whole Loans

General. Five (5) Mortgage Loans, secured by the Mortgaged Property or Mortgaged Properties identified as Gurnee Mills (the “Gurnee Mills Mortgage Loan”), QLIC (the “QLIC Mortgage Loan”), Wolfchase Galleria (the “Wolfchase Galleria Mortgage Loan”), Federal Way Crossings (the “Federal Way Crossings Mortgage Loan”) and 681 Fifth Avenue (the “681 Fifth Avenue Mortgage Loan”) on Annex A-1 to this prospectus, representing approximately 9.9%, 8.2%, 4.9%, 4.2% and 2.5%, respectively, of the Initial Pool Balance, are each part of a split loan structure comprised of seven (7), six (6), eight (8), five (5) and six (6) mortgage notes, respectively, each of which is secured by the same mortgage instrument(s) on the same Mortgaged Property or portfolio of Mortgaged Properties.

The Gurnee Mills Mortgage Loan is evidenced by two (2) promissory notes with a Cut-off Date Balance of $59,833,177. The related Companion Loans (the “Gurnee Mills Companion Loans” and, together with the Gurnee Mills Mortgage Loan, the “Gurnee Mills Whole Loan”) are evidenced by five (5) promissory notes with a principal balance as of the Cut-off Date of $214,402,219. The Gurnee Mills Companion Loans will not be included in the issuing entity. Only the Gurnee Mills Mortgage Loan will be included in the issuing entity. The Gurnee Mills Mortgage Loan and five (5) Gurnee Mills Companion Loans (individually, a $75,000,000 note referred to as the “Gurnee Mills Note A-1A Companion Loan”, an $80,000,000 note referred to as the “Gurnee Mills Note A-2A Companion Loan”, a $25,000,000 note referred to as the “Gurnee Mills Note A-2B Companion Loan”, a $5,000,000 note referred to as the “Gurnee Mills Note A-3B Companion Loan” and a $30,000,000 note referred to as the “Gurnee Mills Note A-4 Companion Loan”, and collectively, the “Gurnee Mills Pari Passu Companion Loans”) are pari passu with each other in terms of priority.

The QLIC Mortgage Loan is evidenced by two (2) promissory notes with a Cut-off Date Balance of $50,000,000. The related Companion Loans (the “QLIC Companion Loans” and, together with the QLIC Mortgage Loan, the “QLIC Whole Loan”) have an aggregate principal balance as of the Cut-off Date of $115,000,000. The QLIC Companion Loans will not be included in the issuing entity. Only the QLIC Mortgage Loan will be included in the issuing entity. The QLIC Mortgage Loan and four (4) of the QLIC Companion Loans (individually, a $50,000,000 note referred to as the “QLIC Note A-2 Companion Loan”, a $25,000,000 note referred to as the “QLIC Note A-3 Companion Loan”, a $10,000,000 note referred to as the “QLIC Note A-4 Companion Loan”, and a $10,000,000 note referred to as the “QLIC Note A-5 Companion Loan”, and collectively, the “QLIC Pari Passu Companion Loans”; and the QLIC Pari Passu Companion Loans, together with the QLIC Mortgage Loan, the “QLIC Senior Loans”) are pari passu with each other in terms of priority. One (1) of the QLIC Companion Loans is generally subordinate in right of payment to the QLIC Mortgage Loan (a “Subordinate Companion Loan” or the “QLIC Subordinate Companion Loan”). The QLIC Pari Passu Companion Loans have an aggregate principal balance as of the Cut-off Date of approximately $95,000,000. The QLIC Subordinate Companion Loan has a principal balance as of the Cut-off Date of approximately $20,000,000.

The Wolfchase Galleria Mortgage Loan is evidenced by two (2) promissory notes with a Cut-off Date Balance of $29,957,889. The related Companion Loans (the “Wolfchase Galleria Companion Loans” and, together with the Wolfchase Galleria Mortgage Loan, the “Wolfchase Galleria Whole Loan”) are evidenced by six (6) promissory notes with a principal balance as of the Cut-off Date of $134,810,500. The Wolfchase Galleria Companion Loans will not be included in the issuing entity. Only the Wolfchase Galleria Mortgage Loan will be included in the issuing entity. The Wolfchase Galleria Mortgage Loan and six (6) Wolfchase Galleria Companion Loans (individually, a $35,000,000 note referred to as the “Wolfchase Galleria Note A-1-1 Companion Loan”, a $5,000,000 note referred to as the “Wolfchase Galleria Note A-1-2 Companion Loan”, a $50,000,000 note referred to as the “Wolfchase Galleria Note A-2 Companion Loan”, a $35,000,000 note referred to as the “Wolfchase Galleria Note A-3 Companion Loan”, a $5,000,000 note referred to as the “Wolfchase Galleria Note A-4 Companion Loan” and a $5,000,000 note referred to as the “Wolfchase Galleria Note A-5 Companion Loan”, and collectively, the “Wolfchase Galleria Pari Passu Companion Loans”) are pari passu with each other in terms of priority.

The Federal Way Crossings Mortgage Loan is evidenced by two (2) promissory notes with a Cut-off Date Balance of $25,466,958. The related Companion Loans (the “Federal Way Crossings Companion Loans” and, together with the Federal Way Crossings Mortgage Loan, the “Federal Way Crossings Whole Loan”) are evidenced by three (3) promissory notes with a principal balance as of the Cut-off Date of $32,457,888. The Federal Way Crossings Companion Loans will not be included in the issuing entity. Only the Federal Way Crossings Mortgage Loan will be included in the issuing entity. The Federal Way Crossings Mortgage Loan and three (3) Federal Way Crossings Companion Loans (individually, a $18,000,000 note referred to as the “Federal Way Crossings Note A-1 Companion Loan”, a $10,000,000 note referred to as the “Federal Way Crossings Note A-3 Companion Loan” and a $4,500,000 note referred to as the “Federal Way Crossings Note A-4 Companion Loan”, and collectively, the “Federal Way Crossings Pari Passu Companion Loans”) are pari passu with each other in terms of priority.

The 681 Fifth Avenue Mortgage Loan is evidenced by one (1) promissory note with a Cut-off Date Balance of $15,000,000. The related Companion Loans (the “681 Fifth Avenue Companion Loans” and, together with the 681 Fifth Avenue Mortgage Loan, the “681 Fifth Avenue Whole Loan”) are evidenced by five (5) promissory notes with a principal balance as of the Cut-off Date of $200,000,000. The 681 Fifth Avenue Companion Loans will not be included in the issuing entity. Only the 681 Fifth Avenue Mortgage Loan will be included in the issuing entity. The 681 Fifth Avenue Mortgage Loan and five (5) 681 Fifth Avenue Companion Loans (individually, a $80,000,000 note referred to as the “681 Fifth Avenue Note A-1 Companion Loan”, a $15,000,000 note referred to as the “681 Fifth Avenue Note A-2 Companion Loan”, a $19,000,000 note referred to as the “681 Fifth Avenue Note A-4 Companion Loan”, a $57,500,000 note referred to as the “681 Fifth Avenue Note A-5 Companion Loan” and a $28,500,000 note referred to as the “681 Fifth Avenue Note A-6 Companion Loan”, and collectively, the “681 Fifth Avenue Pari Passu Companion Loans”; and the 681 Fifth Avenue Pari Passu Companion Loans, together with the 681 Fifth Avenue Mortgage Loan, the “681 Fifth Avenue Senior Loans”) are pari passu with each other in terms of priority.

The Gurnee Mills Whole Loan

Servicing. The Gurnee Mills Whole Loan (including the Gurnee Mills Mortgage Loan) and any related REO Property will be serviced and administered by the master servicer under the CSAIL 2016-C7 Pooling and Servicing Agreement (the “CSAIL 2016-C7 PSA”) (in such capacity, the “CSAIL 2016-C7 Master Servicer”) and, if necessary, the special servicer under the CSAIL 2016-C7 PSA (in such capacity, the “CSAIL 2016-C7 Special Servicer”), pursuant to the CSAIL 2016-C7 PSA and the servicing standard thereunder, but subject to the terms of the related Co-Lender Agreement. In connection with the servicing of the Gurnee Mills Whole Loan, the servicing standard set forth in the CSAIL 2016-C7 PSA will require the CSAIL 2016-C7 Master Servicer and the CSAIL 2016-C7 Special Servicer to take into account the interests, as a collective whole, of the CSAIL 2016-C7 certificateholders, the issuing entity as holder of the Gurnee Mills Mortgage Loan and the holders of the related Non-Serviced Companion Loans not included in the CSMC 2016-NXSR Commercial Mortgage Trust.

Amounts payable to the issuing entity as holder of the Gurnee Mills Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus, and amounts payable to each related Non-Serviced Companion Loan Holder will be distributed to such holder net of certain fees and expenses on the related Gurnee Mills Companion Loans as set forth in the related Co-Lender Agreement and will not be available for distributions on the Offered Certificates.

Application of Payments. The Co-Lender Agreement with respect to the Gurnee Mills Whole Loan sets forth the respective rights of the holders of the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loans with respect to distributions of funds received in respect of such Whole Loan, and provides, in general, that:

●	the Gurnee Mills Mortgage Loan and the related Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Gurnee Mills Whole Loan (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related Mortgage Loan documents) are required to be applied to the related Mortgage Loan and the related Companion Loans on a pro rata and pari passu basis according to their respective percentage interests in the Gurnee Mills Whole Loan (subject, in each case, to the payment of amounts for required reserves or escrows required by the related mortgage loan documents and payment and reimbursement rights of the CSAIL 2016-C7 Master Servicer, the CSAIL 2016-C7 Special Servicer and the operating advisor, the certificate administrator, the depositor and the trustee under the CSAIL 2016-C7 PSA) in accordance with the terms of the related Co-Lender Agreement and the CSAIL 2016-C7 PSA; and

●	costs, fees, expenses, losses and shortfalls relating to the Gurnee Mills Whole Loan will be allocated, on a pro rata and pari passu basis, to the related Mortgage Loan and the related Companion Loans in accordance with the terms of the related Co-Lender Agreement and the CSAIL 2016-C7 PSA.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Gurnee Mills Mortgage Loan, pursuant to the terms of the PSA, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the related Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, out of future payments and collections on other Mortgage Loans, but not out of payments or other collections, if any, any related Companion Loan, or any loans included in any securitization trust related to such Companion Loans.

Certain costs and expenses (such as a pro rata share of any servicing advance with respect to the Gurnee Mills Whole Loan made pursuant to the CSAIL 2016-C7 PSA, together with interest thereon) and indemnification payments allocable to the Gurnee Mills Mortgage Loan in accordance with the CSAIL 2016-C7 PSA and the related Co-Lender Agreement may be paid or reimbursed out of payments and other collections on the Mortgage Pool generally.

Consultation and Control. The controlling noteholder under the related Co-Lender Agreement will be the trust formed pursuant to the CSAIL 2016-C7 PSA (the “CSAIL 2016-C7 Trust”) as the holder of the controlling Gurnee Mills Companion Loan; provided that, prior to the occurrence and continuance of a control termination event under the CSAIL 2016-C7 PSA, the controlling class representative under the CSAIL 2016-C7 PSA (the “CSAIL 2016-C7 Controlling Class Representative”), which is currently RREF III Debt AIV, LP and has rights with respect to the CSAIL 2016-C7 Trust that are substantially similar in all material respects, but not necessarily identical, to the rights of the Directing Certificateholder with respect to the issuing entity, will have the right to direct, consult with and advise the CSAIL 2016-C7 Master Servicer and the CSAIL 2016-C7 Special Servicer with respect to the Gurnee Mills Whole Loan. The CSAIL 2016-C7 Master Servicer and the CSAIL 2016-C7 Special Servicer will be required to consult (on a non-binding basis) with the Directing Certificateholder (so long as no Consultation Termination Event under the PSA for this transaction has occurred and is continuing) and the holder of any other related Gurnee Mills Companion Loan with respect to such advice, consent or action. In the event that the parties exercising the rights of a Non-Serviced Companion Loan Holder and the holder of the related Mortgage Loan under the related Co-Lender Agreement disagree, the decision of the party exercising the rights of the related controlling Non-Serviced Companion Loan Holder will be binding.

The CSAIL 2016-C7 Controlling Class Representative will be entitled to exercise rights substantially similar in all material respects, but not necessarily identical, to the rights of the Directing Certificateholder as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder”, with respect to major servicing decisions involving the Gurnee Mills Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the Gurnee Mills Whole Loan will require the CSAIL 2016-C7 Special Servicer to consult with and/or obtain the approval of the CSAIL 2016-C7 Controlling Class Representative in a manner, under circumstances and subject to limitations generally similar, to that described herein under “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Asset Status Report”. Pursuant to the terms of the CSAIL 2016-C7 PSA, each of the CSAIL 2016-C7 Controlling Class Representative and the CSAIL 2016-C7 operating advisor will have the same consent and/or consultation rights with respect to the Gurnee Mills Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the CSAIL 2016-C7 Trust.

In addition, pursuant to the terms of the related Co-Lender Agreement, the issuing entity, as holder of the Gurnee Mills Mortgage Loan (or its representative, which will be the Controlling Class Certificateholder or any other party assigned the rights to exercise the rights of the holder of that Mortgage Loan, as and to the extent provided in the PSA) will (i) have the right to receive copies of all notices, information and reports that the CSAIL 2016-C7 Master Servicer or CSAIL 2016-C7 Special Servicer, as applicable, is required to provide to the CSAIL 2016-C7 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the CSAIL 2016-C7 Controlling Class Representative under the CSAIL 2016-C7 PSA without regard to the occurrence of any control termination event or consultation termination event under the CSAIL 2016-C7 PSA) with respect to any major servicing decisions to be taken with respect to the Gurnee Mills Whole Loan or the implementation of any recommended action outlined in an asset status report relating to such Non-Serviced Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Mortgage Loan (or its representative) requests consultation with respect to certain major servicing decisions to be taken with respect to the Gurnee Mills Whole Loan or the implementation of any recommended action outlined in an asset status report relating to such Non-Serviced Whole Loan and to recommend alternative actions relating to such Non-Serviced Whole Loan. The consultation right of the holder of the related Mortgage Loan (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of such Mortgage Loan (or its representative) has responded within such period; provided that if the CSAIL 2016-C7 Master Servicer or CSAIL 2016-C7 Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the Gurnee Mills Mortgage Loan (or its representative) described above, the CSAIL 2016-C7 Master Servicer or CSAIL 2016-C7 Special Servicer, as applicable, is permitted to make any major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holder of the Gurnee Mills Mortgage Loan and the related Non-Serviced Companion Loan Holders. Neither the CSAIL 2016-C7 Master Servicer nor the CSAIL 2016-C7 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Gurnee Mills Mortgage Loan (or its representative). The Operating Advisor will have limited consultation rights under the PSA with respect to the Gurnee Mills Whole Loan or any related REO Property. Park Bridge Lender Services LLC is the operating advisor under the CSAIL 2016-C7 PSA and, in such capacity, will have certain obligations and consultation rights with respect to the Gurnee Mills Whole Loan that are generally similar to those of the operating advisor under the PSA with respect to the other Mortgage Loans held by the issuing entity and serviced under the PSA.

Similarly, such rights described in the paragraph above are also held by the holder of the Gurnee Mills Companion Loans evidenced by the non-controlling notes A-2A, A-2B, A-3B and A-4 (or its representative).

Neither the CSAIL 2016-C7 Master Servicer nor the CSAIL 2016-C7 Special Servicer will be permitted to follow any advice or consultation provided by the holder of the Gurnee Mills Mortgage Loan (or its representative) that would require or cause the CSAIL 2016-C7 Master Servicer or the CSAIL 2016-C7 Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions of the Code, be inconsistent with the servicing standard under the CSAIL 2016-C7 PSA, require or cause the CSAIL 2016-C7 Master Servicer or the CSAIL 2016-C7 Special Servicer, as applicable, to violate provisions of the related Co-Lender Agreement or the CSAIL 2016-C7 PSA, require or cause the CSAIL 2016-C7 Master Servicer or the CSAIL 2016-C7 Special Servicer, as applicable, to violate the terms of the applicable Whole Loan, or materially expand the scope of any of the CSAIL 2016-C7 Master Servicer’s or the CSAIL 2016-C7 Special Servicer’s, as applicable, responsibilities under the related Co-Lender Agreement.

In addition to the consultation rights of the holder of the Gurnee Mills Mortgage Loan (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the holder of the related Mortgage Loan (or its representative) will have the right to attend (in-person or telephonically in the discretion of the CSAIL 2016-C7 Master Servicer or CSAIL 2016-C7 Special Servicer, as applicable) annual meetings with the CSAIL 2016-C7 Controlling Class Representative (or the CSAIL 2016-C7 Master Servicer or CSAIL 2016-C7 Special Servicer, as applicable, acting on its behalf) upon reasonable notice and at times reasonably acceptable to the CSAIL 2016-C7 Master Servicer or CSAIL 2016-C7 Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Gurnee Mills Whole Loan.

Application of Penalty Charges. The related Co-Lender Agreement provides that penalty charges paid on the Gurnee Mills Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on the Gurnee Mills Mortgage Loan and the related Non-Serviced Companion Loans by the amount necessary to reimburse the CSAIL 2016-C7 Master Servicer, the CSAIL 2016-C7 Special Servicer or the trustee under the CSAIL 2016-C7 PSA for any interest accrued on any property advances and reimbursement of any property advances made pursuant to the CSAIL 2016-C7 PSA in accordance with the terms of the CSAIL 2016-C7 PSA, second, be used to reduce the respective amounts payable on the Gurnee Mills Mortgage Loan and the related Non-Serviced Companion Loans by the amount necessary to pay the CSAIL 2016-C7 Master Servicer and the trustee under the CSAIL 2016-C7 PSA, the master servicer and the trustee and the master servicer and the trustee under the pooling and servicing agreement governing the securitization of any other Gurnee Mills Companion Loan, for any interest accrued on any related P&I Advance (or analogous P&I advance made pursuant to the pooling and servicing agreement governing the securitization of a Gurnee Mills Companion Loan) made with respect to the Gurnee Mills Mortgage Loan, by such party (if and as specified in the PSA, the CSAIL 2016-C7

PSA or the pooling and servicing agreement governing the securitization of any other Non-Serviced Companion Loan, as applicable), third, be used to pay certain other expenses incurred with respect to the Gurnee Mills Whole Loan (as specified in the CSAIL 2016-C7 PSA) and, finally, be paid to the CSAIL 2016-C7 Master Servicer and/or the CSAIL 2016-C7 Special Servicer as additional servicing compensation as provided in the CSAIL 2016-C7 PSA.

Sale of Defaulted Whole Loan. Pursuant to the terms of the related Co-Lender Agreement, the holders of the Gurnee Mills Mortgage Loan and the Gurnee Mills Companion Loans acknowledge that if the Gurnee Mills Whole Loan becomes a defaulted whole loan, and if the CSAIL 2016-C7 Special Servicer determines to sell the related controlling Non-Serviced Companion Loan in accordance with the CSAIL 2016-C7 PSA, then the CSAIL 2016-C7 Special Servicer will be required to sell the related Mortgage Loan together with the related Non-Serviced Companion Loans as one whole loan. In connection with any such sale, the CSAIL 2016-C7 Special Servicer will also be required to follow procedures contained in the CSAIL 2016-C7 PSA, which are substantially similar in all material respects, but not necessarily identical, to those set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the CSAIL 2016-C7 Special Servicer will not be permitted to sell the Gurnee Mills Whole Loan if it becomes a Defaulted Loan under the CSAIL 2016-C7 PSA without the written consent of the holder of the Gurnee Mills Mortgage Loan, or any other holder of a Gurnee Mills Companion Loan not held by the CSAIL 2016-C7 securitization (provided that such consent is not required if such holder is the borrower or an affiliate of the borrower) unless the CSAIL 2016-C7 Special Servicer has delivered to the issuing entity (as the holder of the Gurnee Mills Mortgage Loan): (a) at least 15 business days prior written notice of any decision to attempt to sell the Gurnee Mills Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CSAIL 2016-C7 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Gurnee Mills Whole Loan and any documents in the servicing file reasonably requested by the holder of the Gurnee Mills Mortgage Loan (or its representative) or the holder of any such other Gurnee Mills Companion Loan (or its representative), that are material to the price of such Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the CSAIL 2016-C7 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CSAIL 2016-C7 Master Servicer or the CSAIL 2016-C7 Special Servicer in connection with the proposed sale; provided that the holder of the related Mortgage Loan or the holder of any such other Gurnee Mills Companion Loan may waive any of the delivery or timing requirements set forth in this sentence only for itself. Subject to the terms of the CSAIL 2016-C7 PSA, the holder of the Gurnee Mills Mortgage Loan or the holder of any such other Gurnee Mills Companion Loan (or its representative) will be permitted to submit an offer at any sale of the Gurnee Mills Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights. Pursuant and subject to the terms of the related Co-Lender Agreement, the controlling noteholder with respect to the Gurnee Mills Whole Loan (which will be the CSAIL 2016-C7 Trust) will have the right, with or without cause, to replace the special servicer then acting with respect to the such Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holder of the Gurnee Mills Mortgage Loan or the holders of the Gurnee Mills Companion Loans evidenced by the non-controlling notes A-2A, A-2B, A-3B and A-4. The CSAIL 2016-C7 Controlling Class Representative (prior to a control termination event under the CSAIL 2016-C7 PSA), and the applicable certificateholders under the CSAIL 2016-C7 PSA with the requisite percentage of voting rights (after a control termination event under the CSAIL 2016-C7 PSA) will exercise the rights of the CSAIL 2016-C7 Trust as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the Gurnee Mills Whole Loan and appoint a replacement special servicer in lieu thereof, in a manner substantially similar in all material respects, but not necessarily identical, to that described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause” in this prospectus.

The QLIC Whole Loan

Servicing. The QLIC Whole Loan and any related REO Property will be serviced and administered in accordance with the Wells Fargo Commercial Mortgage Trust 2016-NXS6 Pooling and Servicing Agreement (the “WFCM 2016-NXS6 PSA”), which is separate from the PSA under which your Certificates are issued, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in this prospectus, but subject to the terms of the related Co-Lender Agreement. The WFCM 2016-NXS6 PSA was entered into among Wells Fargo Commercial Mortgage Securities, Inc. (the “WFCM 2016-NXS6 Depositor”), Wells Fargo Bank, National Association (the “WFCM 2016-NXS6 Master Servicer”), CWCapital Asset Management LLC (the “WFCM 2016-NXS6 Special Servicer”), Wells Fargo Bank, National Association (the “WFCM 2016-NXS6 Certificate Administrator”), Wilmington Trust, National Association (the “WFCM 2016-NXS6 Trustee”) and Trimont Real Estate Advisors, LLC (the “WFCM 2016-NXS6 Operating Advisor” and the “WFCM 2016-NXS6 Asset Representations Reviewer”). In servicing the QLIC Whole Loan, the servicing standard set forth in the WFCM 2016-NXS6 PSA requires the WFCM 2016-NXS6 Master Servicer and the WFCM 2016-NXS6 Special Servicer to take into account the interests, as a collective whole, of the WFCM 2016-NXS6 Certificateholders, the holder of the QLIC Mortgage Loan and the holder of the QLIC Subordinate Companion Loan (taking into account the subordinate nature of the QLIC Subordinate Companion Loan).

Amounts payable to the issuing entity as holder of the QLIC Mortgage Loan pursuant to the related Co-Lender Agreement, net of certain fees and expenses on the QLIC Whole Loan, will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus, and amounts payable to the holders of the QLIC Pari Passu Companion Loans and the QLIC Subordinate Companion Loan will be distributed to such holders net of certain fees and expenses on the QLIC Pari Passu Companion Loans and the QLIC Subordinate Companion Loan as set forth in the related Co-Lender Agreement and will not be available for distributions on the Offered Certificates. For so long as the holder of the QLIC Subordinate Companion Loan is the QLIC Whole Loan Directing Holder (as defined below), the holder of the QLIC Subordinate Companion Loan will have the right to approve certain modifications and consent to certain actions to be taken with respect to the QLIC Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in the related Co-Lender Agreement, the holder of the QLIC Subordinate Companion Loan has the right to cure certain defaults by the related borrower, as more fully described below.

Application of Payments. Pursuant to the QLIC Co-Lender Agreement, except after the occurrence and during the continuance of (i) an event of default with respect to an obligation to pay money due under the QLIC Whole Loan, (ii) any other event of default for which the QLIC Whole Loan is actually accelerated, (iii) any other event of default which causes the QLIC Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of the QLIC Subordinate Companion Loan or the default cure period has not yet expired and the holder of the QLIC Subordinate Companion Loan is exercising its cure rights under the QLIC Co-Lender Agreement), after payment of amounts for reserves or escrows required by the Mortgage Loan documents and amounts payable or reimbursable under the PSA to the WFCM 2016-NXS6 Master Servicer, WFCM 2016-NXS6 Special Servicer, WFCM 2016-NXS6 Certificate Administrator, WFCM 2016-NXS6 Trustee, WFCM 2016-NXS6 Operating Advisor or WFCM 2016-NXS6 Asset Representations Reviewer, payments and proceeds received with respect to the QLIC Whole Loan will generally be applied in the following order:

●	first, to the holders of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes at their net interest rate;

●	second, to the holders of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to their respective percentage interests in the QLIC Whole Loan of principal payments received, if any, until their principal balances have been reduced to zero;

●	third, to the holders of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holders of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest in the QLIC Whole Loan, (ii) a fraction, the numerator of which is the interest rate of such QLIC Mortgage Loan or QLIC Pari Passu Companion Loan, as the case may be, and the denominator of which is the interest rate of the QLIC Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●	fifth, to the QLIC Subordinate Companion Noteholder in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	sixth, to the QLIC Subordinate Companion Noteholder in an amount equal to its percentage interest in the QLIC Whole Loan of principal payments received, if any, until its balance has been reduced to zero;

●	seventh, to the QLIC Subordinate Companion Noteholder in an amount equal to the product of (i) its percentage interest in the QLIC Whole Loan, a fraction, the numerator of which is the interest rate of the QLIC Subordinate Companion Loan and the denominator of which is the interest rate of the QLIC Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●	eighth, to the extent the QLIC Subordinate Companion Noteholder has made any payments or advances in the exercise of its cure rights under the QLIC Co-Lender Agreement, to reimburse such holder for all such cure payments;

●	ninth, if the proceeds of any foreclosure sale or any liquidation of the QLIC Whole Loan or QLIC Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(eighth) and, as a result of a workout, the balance of the QLIC Subordinate Companion Loan has been reduced, to the QLIC Subordinate Companion Noteholder in an amount up to the reduction, if any, of the principal balance of the QLIC Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

●	tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer (in each case provided that such reimbursements or payments relate to the QLIC Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the QLIC Mortgage Loan, the QLIC Pari Passu Companion Noteholders and the QLIC Subordinate Companion Noteholder, pro rata, based on their respective percentage interests in the QLIC Whole Loan; and

●	eleventh, if any excess amount, including default interest and late payment charges, is available to be distributed in respect of the QLIC Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(tenth), any remaining amount is required to be paid pro rata to the holders of the QLIC Mortgage Loan, the QLIC Pari Passu Companion Loans and the QLIC Subordinate Companion Loan, based on their respective initial percentage interests in the QLIC Whole Loan.

Following the occurrence and during the continuance of a Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Mortgage Loan documents and amounts then payable or reimbursable under the WFCM 2016-NXS6 PSA to the WFCM 2016-NXS6 Master Servicer, WFCM 2016-NXS6 Special Servicer, WFCM 2016-NXS6 Certificate Administrator, WFCM 2016-NXS6 Trustee, WFCM 2016-NXS6 Operating Advisor or WFCM 2016-NXS6 Asset Representations Reviewer, payments and proceeds with respect to the QLIC Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the holders of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes at their net interest rate;

●	second, to the holders of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans on a pro rata and pari passu basis until their principal balances have been reduced to zero;

●	third, to the holders of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holders of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest in the QLIC Whole Loan, (ii) a fraction, the numerator of which is the interest rate of such QLIC Mortgage Loan or QLIC Pari Passu Companion Loan, as the case may be, and the denominator of which is the interest rate of the QLIC Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●	fifth, to the QLIC Subordinate Companion Noteholder in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	sixth, to the QLIC Subordinate Companion Noteholder in an amount equal to the principal balance of such note until its principal balance has been reduced to zero;

●	seventh, to QLIC Subordinate Companion Noteholder in an amount equal to the product of (i) its percentage interest in the QLIC Whole Loan, a fraction, the numerator of which is the interest rate of the QLIC Subordinate Companion Loan and the denominator of which is the interest rate of the QLIC Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●	eighth, to the extent the QLIC Subordinate Companion Noteholder has made any payments or advances in the exercise of its cure rights under the QLIC Co-Lender Agreement, to reimburse such holder for all such cure payments;

●	ninth, if the proceeds of any foreclosure sale or any liquidation of the QLIC Whole Loan or QLIC Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(eighth) and, as a result of a workout, the balance of the QLIC Subordinate Companion Loan has been reduced, to the QLIC Subordinate Companion Noteholder in an amount up to the reduction, if any, of the principal balance of the QLIC Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

●	tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer (in each case provided that such reimbursements or payments relate to the QLIC Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the QLIC Mortgage Loan, the QLIC Pari Passu Companion Noteholders and the

QLIC Subordinate Companion Noteholder, pro rata, based on their respective percentage interests in the QLIC Whole Loan; and

●	eleventh, if any excess amount, including default interest and late payment charges, is available to be distributed in respect of the QLIC Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(tenth), any remaining amount is required to be paid, pro rata to the holders of the QLIC Mortgage Loan, the QLIC Pari Passu Companion Loans and the QLIC Subordinate Companion Loan, based on their respective initial percentage interests in the QLIC Whole Loan; provided, however, if less than 100% of the default interest and late payment charges are paid with respect to the QLIC Whole Loan, the QLIC Subordinate Companion Noteholder shall not be entitled to any default interest or late payment charges until the holders of the QLIC Mortgage Loan and the QLIC Companion Loans have been paid 100% of their pro rata share of any default interest or late payment charges actually received by the master servicer or the special servicer.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the QLIC Mortgage Loan, pursuant to the terms of the PSA, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on such Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, out of future payments and collections on other Mortgage Loans, but not out of payments or other collections, if any, on the QLIC Companion Loans, or any loans included in any securitization trust related to the related QLIC Companion Loans.

Certain costs and expenses (such as a pro rata share of any related Property Advances) allocable to a QLIC Pari Passu Companion Loans or the QLIC Mortgage Loan, as applicable, may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right, if any, to reimbursement from future payments and other collections on the QLIC Pari Passu Companion Loans or from general collections of the securitization trusts holding the QLIC Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the Certificates.

Consultation and Control. For so long as the holder of the QLIC Subordinate Companion Loan is the QLIC Whole Loan Directing Holder, the WFCM 2016-NXS6 Master Servicer and the WFCM 2016-NXS6 Special Servicer will be required to notify the QLIC Whole Loan Directing Holder (as defined below) (or its designee) and receive written consent with respect to the following actions (“QLIC Major Decisions”):

●	any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of the related REO Property) of the ownership of properties securing the QLIC Mortgage Loan as come into and continue in default;

●	any modification, consent to a modification or waiver of any monetary term (other than penalty charges) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs but excluding waiver of penalty charges) of the QLIC Whole Loan or any extension of the maturity date of the QLIC Whole Loan;

●	any sale of the QLIC Whole Loan (if it is a Defaulted Loan) or related REO Property (other than in connection with the termination of the Trust) for less than the Purchase Price (excluding the amount described in clause (4) of the definition of “Purchase Price”);

●	any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at the related REO Property;

●	any release of collateral or any acceptance of substitute or additional collateral for the QLIC Whole Loan, or any consent to either of the foregoing, other than if otherwise required pursuant to the specific terms of the QLIC Whole Loan and for which there is no lender discretion;

●	any waiver of a “due on sale” or “due on encumbrance” clause with respect to the QLIC Whole Loan or any consent to such waiver or consent to a transfer of the QLIC Mortgaged Property or interests in the related borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

●	any property management company changes or franchise changes (in each case, to the extent the lender is required to consent or approve under the mortgage loan documents);

●	releases of any escrow accounts, reserve accounts or letters of credit held as performance or “earn out” escrows or reserves other than those required pursuant to the specific terms of the QLIC Whole Loan and for which there is no lender discretion;

●	any acceptance of an assumption agreement or any other agreement permitting transfers of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under the QLIC Whole Loan other than pursuant to the specific terms of the QLIC Whole Loan and for which there is no lender discretion;

●	the determination of the Special Servicer pursuant to clause 3 or clause 4 of the definition of “Specially Serviced Loan” in the WFCM 2016-NXS6 PSA;

●	following a default or an event of default with respect to the Mortgage Loan, any exercise of a material remedy on the QLIC Whole Loan or any acceleration of QLIC Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the related mortgage loan documents or with respect to the related borrower or the QLIC Mortgaged Property;

●	any modification, waiver or amendment of any material term of an Co-Lender Agreement, co-lender agreement or similar agreement (other than the QLIC Co-Lender Agreement) with any mezzanine lender or subordinate debt holder related to the QLIC Whole Loan, or an action to enforce rights with respect thereto;

●	any determination of an acceptable insurance default;

●	any proposed modification or waiver of any material provision in the mortgage loan documents relating to the QLIC Whole Loan governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

●	any consents or approvals related to the incurrence of additional debt by the related borrower or mezzanine debt by a direct or indirect parent of the related borrower, to the extent the lender’s consent or approval is required under the mortgage loan documents related to the QLIC Whole Loan;

●	any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the QLIC Mortgaged Property;

●	the approval of any annual budget or material alteration for the QLIC Mortgaged Property (insofar as such approval is required of the lender under the related mortgage loan documents); and

●	the voting of any claim or on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower under the QLIC Whole Loan.

Neither the WFCM 2016-NXS6 Master Servicer nor the WFCM 2016-NXS6 Special Servicer may follow any advice or consultation provided by the QLIC Whole Loan Directing Holder (or its representative) that would require or cause the WFCM 2016-NXS6 Master Servicer or the WFCM 2016-NXS6 Special Servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the applicable servicing standard, require or cause the WFCM 2016-NXS6 Master Servicer or the WFCM 2016-NXS6 Special Servicer, as applicable, to violate provisions of the related Co-Lender Agreement or the WFCM 2016-NXS6 PSA, require or cause the WFCM 2016-NXS6 Master Servicer or the WFCM 2016-NXS6 Special Servicer, as applicable, to violate the terms of the QLIC Whole Loan, or materially expand the scope of any of the WFCM 2016-NXS6 Master Servicer’s or the WFCM 2016-NXS6 Special Servicer’s, as applicable, responsibilities under the related Co-Lender Agreement or the WFCM 2016-NXS6 PSA.

The Directing Holder. The controlling noteholder (the “QLIC Whole Loan Directing Holder”) under the Co-Lender Agreement for the QLIC Whole Loan, as of any date of determination, are:

●	the holder of the QLIC Subordinate Companion Loan, unless an AB Control Appraisal Period has occurred and is continuing; or

●	the WFCM 2016-NXS6 Trust or its designee if any of the event described in the immediately preceding bullet has occurred and is continuing, provided that any time the WFCM 2016-NXS6 Trust or its designee is the controlling noteholder, the rights of the controlling holder may be exercised by the holders of the majority of the class of securities issued in the WFCM 2016-NXS6 Trust designated as the “controlling class” by the WFCM 2016-NXS6 Trust (the “WFCM 2016-NXS6 Directing Certificateholder”), as and to the extent provided in the WFCM 2016-NXS6 PSA.

An “AB Control Appraisal Period” will exist with respect to the QLIC Whole Loan, if and for so long as:

(1)(a)(i) the initial unpaid principal balance of the QLIC Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the QLIC Subordinate Companion Loan, (y) any Appraisal Reduction for the QLIC Whole Loan that are allocated to the QLIC Subordinate Companion Loan and (z) any losses realized with respect to the QLIC Mortgaged Property or the QLIC Whole Loan that are allocated to the QLIC Subordinate Companion Loan, plus (iii) Threshold Event Collateral (as defined below) is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the QLIC Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the QLIC Subordinate Companion Noteholder; or

(2) any interest in the QLIC Subordinate Companion Loan is held by the related borrower or an affiliate of the related borrower or any such party would otherwise be entitled to exercise the rights of the holder of the QLIC Subordinate Companion Loan as the QLIC Whole Loan Directing Holder.

The holder of the QLIC Subordinate Companion Loan is entitled to avoid its applicable AB Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral and in the form of either (x) cash collateral for the benefit of, and acceptable to, to the WFCM 2016-NXS6 Master Servicer or the WFCM 2016-NXS6 Special Servicer, as applicable, or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the related Co-Lender Agreement (either (x) or (y), the “Threshold Event Collateral”), and (ii) the Threshold Event Collateral is an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the WFCM 2016-NXS6 PSA, would cause the applicable AB Control Appraisal Period not to exist.

In addition, pursuant to the terms of the applicable Co-Lender Agreement, after the occurrence of and during the continuance of an AB Control Appraisal Period, for so long as the issuing entity is the QLIC Whole Loan Directing Holder, the QLIC Pari Passu Companion Noteholders (or their respective representatives which, at any time a QLIC Pari Passu Companion Loan is included in a securitization, may be the controlling class representative (or equivalent entity) for such securitization or any other party able to exercise the rights of the holder of such QLIC Pari Passu Companion Loan, as and to the extent provided in the related pooling and servicing agreement) will (i) have a right to receive copies of all notices, information and reports that the WFCM 2016-NXS6 Master Servicer or WFCM 2016-NXS6 Special Servicer, as applicable, is required to provide to the WFCM 2016-NXS6 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the WFCM 2016-NXS6 Directing Certificateholder under the WFCM 2016-NXS6 PSA and without regard to the occurrence and continuance of a control termination event or consultation termination event under the WFCM 2016-NXS6 PSA) with respect to any QLIC Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the QLIC Whole Loan, (ii) have the right, along with the holders of the QLIC Pari Passu Companion Loans, to attend annual meetings (either telephonically or in person, in the discretion of the WFCM 2016-NXS6 Master Servicer or the WFCM 2016-NXS6 Special Servicer, as applicable) with the WFCM 2016-NXS6 Directing Certificateholder (or the WFCM 2016-NXS6 Master Servicer or the WFCM 2016-NXS6 Special Servicer, as applicable, acting on its behalf) at the offices of the WFCM 2016-NXS6 Master Servicer or the WFCM 2016-NXS6 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the WFCM 2016-NXS6 Master Servicer or the WFCM 2016-NXS6 Special Servicer, as applicable, in which servicing issues related to the QLIC Whole Loan are discussed and (iii) have the right to be consulted on a strictly non-binding basis (to the extent the holder of the related Mortgage Loan (or its representative) requests consultation with respect to any such QLIC Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the QLIC Whole Loan (and the WFCM 2016-NXS6 Master Servicer or WFCM 2016-NXS6 Special Servicer, as applicable, will be required to consider alternative actions recommended by the holder of the QLIC Mortgage Loan (or its representative)). The consultation rights of the holder of the QLIC Mortgage Loan (or its representative) will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required to be provided to the WFCM 2016-NXS6 Directing Certificateholder relating to the matter subject to consultation whether or not the such holder of the QLIC Mortgage Loan (or its representative) has responded within such period; provided that if the WFCM 2016-NXS6 Directing Certificateholder, WFCM 2016-NXS6 Master Servicer or WFCM 2016-NXS6 Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights of the holder of the QLIC Mortgage Loan (or its representative) described above, the WFCM 2016-NXS6 Directing Certificateholder, WFCM 2016-NXS6 Master Servicer or WFCM 2016-NXS6 Special Servicer, as applicable, is permitted to make any QLIC Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the QLIC Pari Passu Companion Loans, the QLIC Mortgage Loan and the QLIC Subordinate Companion Loan; and none of the WFCM 2016-NXS6 Directing Certificateholder, WFCM 2016-NXS6 Master Servicer or WFCM 2016-NXS6 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the QLIC Mortgage Loan (or its representative, as applicable).

Cure Rights. In the event that the QLIC borrower fails to make any payment of principal or interest on the QLIC Whole Loan that results in a monetary event of default or the borrower otherwise defaults with respect to the QLIC Whole Loan, the holder of the QLIC Subordinate Companion Loan will have the right to cure such event of default subject to certain limitations set forth in the QLIC Co-Lender Agreement. The holder of the QLIC Subordinate Companion Loan will be limited to six (6) cure payments over the life of the QLIC Whole Loan, and, with respect to monetary events of default, no more than three (3) of which may be consecutive. So long as the holder of the QLIC Subordinate Companion Loan is permitted to make a cure payment with respect to a non-monetary event of default, and is diligently prosecuting the cure of same, under the QLIC Co-Lender Agreement, neither the master servicer nor the special servicer will be permitted to treat such event of default as such for purposes of transferring the QLIC Whole Loan to special servicing or exercising remedies.

Purchase Option. If an event of default with respect to the QLIC Whole Loan has occurred and is continuing, the QLIC Subordinate Companion Noteholder will have the option to purchase the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the QLIC Mortgage Loan and the

QLIC Pari Passu Companion Loans, (b) accrued and unpaid interest on the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans through the end of the related interest accrual period, (c) any other amounts due under the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing Advances and any expenses incurred in enforcing the Mortgage Loan Documents (including, without limitation, servicing Advances payable or reimbursable to any Servicer, and earned and unreimbursed special servicing fees), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on Advances, (f) and any Liquidation Fees or Workout Fees payable with respect to the QLIC Whole Loan, if (i) the borrower or borrower related party is the purchaser or (ii) if the QLIC Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the QLIC Intercreditor Agreement, and (g) certain additional amounts to the extent provided for in the QLIC Intercreditor Agreement. Notwithstanding the foregoing, the purchase price excludes clauses (d) through (f) above if the seller is the borrower or borrower-related party.

Sale of Defaulted QLIC Whole Loan. Pursuant to the terms of the related Co-Lender Agreement, if the QLIC Whole Loan becomes a defaulted loan under the WFCM 2016-NXS6 PSA, and if the WFCM 2016-NXS6 Special Servicer determines to sell the QLIC Mortgage Loan in accordance with the WFCM 2016-NXS6 PSA, then the WFCM 2016-NXS6 Special Servicer will be required to sell the QLIC Pari Passu Companion Loans (including the QLIC Subordinate Companion Loan if the WFCM 2016-NXS6 Special Servicer determines that including the QLIC Subordinate Companion Loan in such sale is in accordance with the servicing standard (taking into account the subordinated nature of the QLIC Subordinate Companion Loan)) together with the QLIC Mortgage Loan as one whole loan. In connection with any such sale, the WFCM 2016-NXS6 Special Servicer will be required to follow the procedures contained in the WFCM 2016-NXS6 PSA and the QLIC Co-Lender Agreement, which are substantially similar in all material respects, but not necessarily identical, to those set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the WFCM 2016-NXS6 Special Servicer will not be permitted to sell the QLIC Whole Loan if it becomes a defaulted loan without the written consent of the holder of the QLIC Mortgage Loan and the holders of each QLIC Pari Passu Companion Loan (provided that such consent is not required if such note holder is the borrower or an affiliate of the borrower) unless the WFCM 2016-NXS6 Special Servicer has delivered to such note holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans (and the QLIC Subordinate Companion Loan, if applicable); (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the WFCM 2016-NXS6 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the QLIC Whole Loan, and any documents in the servicing file reasonably requested by such note holder that are material to the price of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans (and the QLIC Subordinate Companion Loan, if applicable); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the directing certificateholder under the WFCM 2016-NXS6 PSA) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WFCM 2016-NXS6 Master Servicer or the WFCM 2016-NXS6 Special Servicer in connection with the proposed sale; provided that the holder of the QLIC Mortgage Loan may waive any of the delivery or timing requirements set forth in this sentence as to itself. Subject to the terms of the WFCM 2016-NXS6 PSA, the holder of the QLIC Subordinate Companion Loan (prior to the occurrence and continuance of an AB Control Appraisal Period), the holders of the QLIC Pari Passu Companion Loans (after the occurrence and during the continuance of an AB Control Appraisal Period) and the holder of the QLIC Mortgage Loan and their respective representatives are permitted to submit an offer at any sale of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans (and the QLIC Subordinate Companion Loan, if applicable) (unless such person is the borrower or an agent or affiliate of the borrower).

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Loans and REO Properties” and “ —Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer Appointment Rights. Pursuant and subject to the terms of the QLIC Co-Lender Agreement, the QLIC Whole Loan Directing Holder has the right, with or without cause, to replace the WFCM 2016-NXS6 Special Servicer then acting with respect to the QLIC Whole Loan and appoint a replacement special servicer.

The Wolfchase Galleria Whole Loan

Servicing. The Wolfchase Galleria Whole Loan (including the Wolfchase Galleria Mortgage Loan) and any related REO Property will be serviced and administered by the master servicer under the MSC 2016-UBS12 PSA (in such capacity, the “MSC 2016-UBS12 Master Servicer”) and, if necessary, the special servicer under the MSC 2016-UBS12 PSA (in such capacity, the “MSC 2016-UBS12 Special Servicer”), pursuant to the MSC 2016-UBS12 PSA and the servicing standard thereunder, but subject to the terms of the applicable Co-Lender Agreement. In connection with the servicing of the Wolfchase Galleria Whole Loan, the servicing standard set forth in the MSC 2016-UBS12 PSA will require the MSC 2016-UBS12 Master Servicer and the MSC 2016-UBS12 Special Servicer to take into account the interests, as a collective whole, of the MSC 2016-UBS12 certificateholders, the issuing entity as holder of the Wolfchase Galleria Mortgage Loan and the holders of the related Non-Serviced Companion Loans not included in the CSMC 2016-NXSR Commercial Mortgage Trust.

Amounts payable to the issuing entity as holder of the Wolfchase Galleria Mortgage Loan pursuant to the applicable Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus, and amounts payable to each related Non-Serviced Companion Loan holder will be distributed to such holder net of certain fees and expenses on the related Wolfchase Galleria Companion Loans as set forth in the applicable Co-Lender Agreement and will not be available for distributions on the Offered Certificates.

Application of Payments. The Co-Lender Agreement for the Wolfchase Galleria Whole Loan sets forth the respective rights of the holders of the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loans with respect to distributions of funds received in respect of such Whole Loan, and provides, in general, that:

●	the Wolfchase Galleria Mortgage Loan and the related Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Wolfchase Galleria Whole Loan or the related Mortgaged Property will be applied to the related Mortgage Loan and the related Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related mortgage loan documents and payment and reimbursement rights of the MSC 2016-UBS12 Master Servicer, the MSC 2016-UBS12 Special Servicer and the operating advisor, the certificate administrator, the depositor and the trustee under the MSC 2016-UBS12 PSA) in accordance with the terms of the applicable Co-Lender Agreement and the MSC 2016-UBS12 PSA; and

●	costs, fees, expenses, losses and shortfalls relating to the Wolfchase Galleria Whole Loan will be allocated, on a pro rata and pari passu basis, to the related Mortgage Loan and the related Companion Loans in accordance with the terms of the applicable Co-Lender Agreement and the MSC 2016-UBS12 PSA.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Wolfchase Galleria Mortgage Loan, pursuant to the terms of the PSA, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the related Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, out of future payments and collections on other Mortgage Loans, but not out of payments or other collections, if any, on the Wolfchase Galleria Companion Loans, or any loans included in any securitization trust related to the related Companion Loans.

Certain fees, costs and expenses (such as a pro rata share of any servicing advance with respect to the Wolfchase Galleria Whole Loan made pursuant to the MSC 2016-UBS12 PSA, together with interest thereon) and indemnification payments allocable to the Wolfchase Galleria Mortgage Loan in accordance with the MSC 2016-UBS12 PSA and the related Co-Lender Agreement may be paid or reimbursed out of payments and other collections on the Mortgage Pool generally.

Consultation and Control. The controlling noteholder under the Co-Lender Agreement for the Wolfchase Galleria Whole Loan will be the trust formed pursuant to the MSC 2016-UBS12 PSA (the “MSC 2016-UBS12 Trust”) as the holder of the controlling Wolfchase Galleria Companion Loan, under the MSC 2016-UBS12 PSA; provided that, prior to the occurrence and continuance of a control termination event under the MSC 2016-UBS12 PSA, the controlling class representative under the MSC 2016-UBS12 PSA (the “MSC 2016-UBS12 Controlling Class Representative”), which is currently RREF III Debt AIV, LP and has rights with respect to the MSC 2016-UBS12 Trust that are substantially similar in all material respects, but not necessarily identical, to the rights of the Directing Certificateholder with respect to the issuing entity, will have the right to direct, consult with and advise the MSC 2016-UBS12 Master Servicer and the MSC 2016-UBS12 Special Servicer with respect to the Wolfchase Galleria Whole Loan.

The MSC 2016-UBS12 Controlling Class Representative will be entitled to exercise rights substantially similar in all material respects, but not necessarily identical, to the rights of the Directing Certificateholder as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder”, with respect to major servicing decisions involving the Wolfchase Galleria Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the Wolfchase Galleria Whole Loan will require the MSC 2016-UBS12 Special Servicer to consult with and/or obtain the approval of the MSC 2016-UBS12 Controlling Class Representative in a manner, under circumstances and subject to limitations generally similar, to that described herein under “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Asset Status Report”. Pursuant to the terms of the MSC 2016-UBS12 PSA, each of the MSC 2016-UBS12 Controlling Class Representative and the MSC 2016-UBS12 operating advisor will have the same consent and/or consultation rights with respect to the Wolfchase Galleria Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the MSC 2016-UBS12 Trust.

In addition, pursuant to the terms of the applicable Co-Lender Agreement, the issuing entity, as holder of the Wolfchase Galleria Mortgage Loan (or its representative, which will be the Controlling Class Certificateholder or any other party assigned the rights to exercise the rights of the holder of that Mortgage Loan, as and to the extent provided in the PSA) will (i) have the right to receive copies of all notices, information and reports that the MSC 2016-UBS12 Master Servicer or MSC 2016-UBS12 Special Servicer, as applicable, is required to provide to the MSC 2016-UBS12 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the MSC 2016-UBS12 Controlling Class Representative under the MSC 2016-UBS12 PSA without regard to the occurrence of any control termination event or consultation termination event under the MSC 2016-UBS12 PSA) with respect to any major decisions to be taken with respect to the Wolfchase Galleria Whole Loan or the implementation of any recommended action outlined in an asset status report relating to such Non-Serviced Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis (to the extent the holder of the related Mortgage Loan (or its representative) requests consultation with respect to certain major servicing decisions to be taken with respect to the Wolfchase Galleria Whole Loan or the implementation of any recommended action outlined in an asset status report relating to such Non-Serviced Whole Loan. The consultation right of the holder of the related Mortgage Loan (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of such Mortgage Loan (or its representative) has responded within such period; provided that if the MSC 2016-UBS12 Master Servicer or MSC 2016-UBS12 Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the Wolfchase Galleria Mortgage Loan (or its representative) described above, the MSC 2016-UBS12 Master Servicer or MSC 2016-UBS12 Special Servicer, as applicable, is permitted to make any major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holder of the Wolfchase Galleria Mortgage Loan and the related Non-Serviced Companion Loan holders. Neither the MSC 2016-UBS12 Master Servicer nor the MSC 2016-UBS12 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Wolfchase Galleria Mortgage Loan (or its representative). The Operating Advisor will have limited consultation rights under the PSA with respect to the Wolfchase Galleria Whole Loan or any related REO Property. Park Bridge Lender Services LLC is the operating advisor under the MSC 2016-UBS12 PSA and, in such capacity, will have certain obligations and consultation rights with respect to the Wolfchase Galleria Whole Loan that are generally similar to those of the operating advisor under the PSA with respect to the other Mortgage Loans held by the issuing entity and serviced under the PSA.

Similarly, such rights described in the paragraph above are also held by the holder of the Wolfchase Galleria Companion Loans evidenced by the non-controlling notes A-1-2, A-2, A-3, A-4 and A-5 (or its respective representative).

Neither the MSC 2016-UBS12 Master Servicer nor the MSC 2016-UBS12 Special Servicer will be permitted to follow any advice or consultation provided by the holder of the Wolfchase Galleria Mortgage Loan (or its representative) that would require or cause the MSC 2016-UBS12 Master Servicer or the MSC 2016-UBS12 Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions of the Code, be inconsistent with the servicing standard under the MSC 2016-UBS12 PSA, or require or cause the MSC 2016-UBS12 Master Servicer or the MSC 2016-UBS12 Special Servicer, as applicable, to violate provisions of the related Co-Lender Agreement.

In addition to the consultation rights of the holder of the Wolfchase Galleria Mortgage Loan (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the holder of the related Mortgage Loan (or its representative) will have the right to attend annual meetings (which may be held telephonically) with the MSC 2016-UBS12 Master Servicer or MSC 2016-UBS12 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the MSC 2016-UBS12 Master Servicer or MSC 2016-UBS12 Special Servicer, as applicable, in which servicing issues related to the Wolfchase Galleria Whole Loan are discussed.

Application of Penalty Charges. The related Co-Lender Agreement provides that penalty charges paid on the Wolfchase Galleria Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on the Wolfchase Galleria Mortgage Loan and the related Non-Serviced Companion Loans by the amount necessary to reimburse the MSC 2016-UBS12 Master Servicer, the MSC 2016-UBS12 Special Servicer or the trustee under the MSC 2016-UBS12 PSA for any interest accrued on any servicing advances and reimbursement of any servicing advances made pursuant to the MSC 2016-UBS12 PSA in accordance with the terms of the MSC 2016-UBS12 PSA, second, be used to reduce the respective amounts payable on the Wolfchase Galleria Mortgage Loan and the related Non-Serviced Companion Loans by the amount necessary to pay the MSC 2016-UBS12 Master Servicer and the trustee under the MSC 2016-UBS12 PSA, the master servicer and the trustee and the master servicer and the trustee under the pooling and servicing agreement governing the securitization of any other Wolfchase Galleria Companion Loan, for any interest accrued on any related P&I Advance (or analogous P&I advance made pursuant to the pooling and servicing agreement governing the securitization of a Wolfchase Galleria Companion Loan) made with respect to the Wolfchase Galleria Mortgage Loan, by such party (if and as specified in the PSA, the MSC 2016-UBS12 PSA or the pooling and servicing agreement governing the securitization of any other Non-Serviced Companion Loan, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on the Wolfchase Galleria Mortgage Loan and the related Non-Serviced Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees under the MSC 2016-UBS12 PSA) incurred with respect to the Wolfchase Galleria Whole Loan (as specified in the MSC

2016-UBS12 PSA) and, finally, be paid to the MSC 2016-UBS12 Master Servicer and/or the MSC 2016-UBS12 Special Servicer as additional servicing compensation as provided in the MSC 2016-UBS12 PSA.

Sale of Defaulted Whole Loan. Pursuant to the terms of the related Co-Lender Agreement, the holders of the Wolfchase Galleria Mortgage Loan and the Wolfchase Galleria Companion Loans acknowledge that if the Wolfchase Galleria Whole Loan becomes a defaulted whole loan, and if the MSC 2016-UBS12 Special Servicer determines to sell the related controlling Non-Serviced Companion Loan in accordance with the MSC 2016-UBS12 PSA, then the MSC 2016-UBS12 Special Servicer will be required to sell the related Mortgage Loan together with the related Non-Serviced Companion Loans as one whole loan. In connection with any such sale, the MSC 2016-UBS12 Special Servicer will also be required to follow procedures contained in the MSC 2016-UBS12 PSA, which are substantially similar in all material respects, but not necessarily identical, to those set forth under “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the MSC 2016-UBS12 Special Servicer will not be permitted to sell the Wolfchase Galleria Whole Loan if it becomes a Defaulted Loan under the MSC 2016-UBS12 PSA without the written consent of the holder of the Wolfchase Galleria Mortgage Loan, or any other holder of a Wolfchase Galleria Companion Loan not held by the MSC 2016-UBS12 securitization unless the MSC 2016-UBS12 Special Servicer has delivered to the issuing entity (as the holder of the Wolfchase Galleria Mortgage Loan): (a) at least 15 business days prior written notice of any decision to attempt to sell the Wolfchase Galleria Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the MSC 2016-UBS12 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Wolfchase Galleria Whole Loan and any documents in the servicing file reasonably requested by the holder of the Wolfchase Galleria Mortgage Loan (or its representative) or the holder of such other Wolfchase Galleria Companion Loan (or its representative); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the MSC 2016-UBS12 Controlling Class Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the MSC 2016-UBS12 Master Servicer or the MSC 2016-UBS12 Special Servicer in connection with the proposed sale. Subject to the foregoing, the holder of the Wolfchase Galleria Mortgage Loan (or its representative) or any other holder of a Wolfchase Galleria Companion Loan not held by the MSC 2016-UBS12 securitization will be permitted to submit an offer at any sale of the Wolfchase Galleria Whole Loan.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Loans and REO Properties” and “ —Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer Appointment Rights. Pursuant and subject to the terms of the applicable Co-Lender Agreement, the controlling noteholder with respect to the Wolfchase Galleria Whole Loan (which will be the MSC 2016-UBS12 Trust) will have the right, at any time and from time to time, with or without cause, to replace the special servicer then acting with respect to the such Whole Loan and appoint a replacement special servicer in lieu thereof. The MSC 2016-UBS12 Controlling Class Certificateholder (prior to a control termination event under the MSC 2016-UBS12 PSA), and the applicable certificateholders under the MSC 2016-UBS12 PSA with the requisite percentage of voting rights (after a control termination event under the MSC 2016-UBS12 PSA) will exercise the rights of the MSC 2016-UBS12 Trust as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the Wolfchase Galleria Whole Loan and appoint a replacement special servicer in lieu thereof, in a manner substantially similar in all material respects, but not necessarily identical, to that described under “Pooling and Servicing Agreement— Replacement of Special Servicer Without Cause” in this prospectus.

The Federal Way Crossings Whole Loan

Servicing. The Federal Way Crossings Whole Loan (including the Federal Way Crossings Mortgage Loan) and any related REO Property will be serviced and administered by the master servicer under the MSC 2016-UBS12 PSA (in such capacity, the “MSC 2016-UBS12 Master Servicer”) and, if necessary, the special servicer under the MSC 2016-UBS12 PSA (in such capacity, the “MSC 2016-UBS12 Special Servicer”), pursuant to the MSC 2016-UBS12 PSA and the servicing standard thereunder, but subject to the terms of the applicable Co-Lender Agreement. In connection with the servicing of the Federal Way Crossings Whole Loan, the servicing standard set forth in the MSC 2016-UBS12 PSA will require the MSC 2016-UBS12 Master Servicer and the MSC 2016-UBS12 Special Servicer to take into account the interests, as a collective whole, of the MSC 2016-UBS12 certificateholders, the issuing entity as holder of the Federal Way Crossings Mortgage Loan and the holders of the related Non-Serviced Companion Loans not included in the CSMC 2016-NXSR Commercial Mortgage Trust.

Amounts payable to the issuing entity as holder of the Federal Way Crossings Mortgage Loan pursuant to the applicable Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus, and amounts payable to each related Non-Serviced Companion Loan holder will be distributed to such holder net of certain fees and expenses on the related Federal Way Crossings Companion Loans as set forth in the applicable Co-Lender Agreement and will not be available for distributions on the Offered Certificates.

Application of Payments. The Co-Lender Agreement for the Federal Way Crossings Whole Loan sets forth the respective rights of the holders of the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loans with respect to distributions of funds received in respect of such Whole Loan, and provides, in general, that:

●	the Federal Way Crossings Mortgage Loan and the related Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Federal Way Crossings Whole Loan or the related Mortgaged Property will be applied to the related Mortgage Loan and the related Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related mortgage loan documents and payment and reimbursement rights of the MSC 2016-UBS12 Master Servicer, the MSC 2016-UBS12 Special Servicer and the operating advisor, the certificate administrator, the depositor and the trustee under the MSC 2016-UBS12 PSA) in accordance with the terms of the applicable Co-Lender Agreement and the MSC 2016-UBS12 PSA; and

●	costs, fees, expenses, losses and shortfalls relating to the Federal Way Crossings Whole Loan will be allocated, on a pro rata and pari passu basis, to the related Mortgage Loan and the related Companion Loans in accordance with the terms of the applicable Co-Lender Agreement and the MSC 2016-UBS12 PSA.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Federal Way Crossings Mortgage Loan, pursuant to the terms of the PSA, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the related Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, out of future payments and collections on other Mortgage Loans, but not out of payments or other collections, if any, on the Federal Way Crossings Companion Loans, or any loans included in any securitization trust related to the related Companion Loans.

Certain fees, costs and expenses (such as a pro rata share of any servicing advance with respect to the Federal Way Crossings Whole Loan made pursuant to the MSC 2016-UBS12 PSA, together with interest thereon) and indemnification payments allocable to the Federal Way Crossings Mortgage Loan in accordance with the MSC 2016-UBS12 PSA and the related Co-Lender Agreement may be paid or reimbursed out of payments and other collections on the Mortgage Pool generally.

Consultation and Control. The controlling noteholder under the Co-Lender Agreement for the Federal Way Crossings Whole Loan will be the trust formed pursuant to the MSC 2016-UBS12 PSA (the “MSC 2016-UBS12 Trust”) as the holder of the controlling Federal Way Crossings Companion Loan, under the

MSC 2016-UBS12 PSA; provided that, prior to the occurrence and continuance of a control termination event under the MSC 2016-UBS12 PSA, the controlling class representative under the MSC 2016-UBS12 PSA (the “MSC 2016-UBS12 Controlling Class Representative”), which is currently RREF III Debt AIV, LP and has rights with respect to the MSC 2016-UBS12 Trust that are substantially similar in all material respects, but not necessarily identical, to the rights of the Directing Certificateholder with respect to the issuing entity, will have the right to direct, consult with and advise the MSC 2016-UBS12 Master Servicer and the MSC 2016-UBS12 Special Servicer with respect to the Federal Way Crossings Whole Loan.

The MSC 2016-UBS12 Controlling Class Representative will be entitled to exercise rights substantially similar in all material respects, but not necessarily identical, to the rights of the Directing Certificateholder as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder”, with respect to major servicing decisions involving the Federal Way Crossings Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the Federal Way Crossings Whole Loan will require the MSC 2016-UBS12 Special Servicer to consult with and/or obtain the approval of the MSC 2016-UBS12 Controlling Class Representative in a manner, under circumstances and subject to limitations generally similar, to that described herein under “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Asset Status Report”. Pursuant to the terms of the MSC 2016-UBS12 PSA, each of the MSC 2016-UBS12 Controlling Class Representative and the MSC 2016-UBS12 operating advisor will have the same consent and/or consultation rights with respect to the Federal Way Crossings Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the MSC 2016-UBS12 Trust.

In addition, pursuant to the terms of the applicable Co-Lender Agreement, the issuing entity, as holder of the Federal Way Crossings Mortgage Loan (or its representative, which will be the Controlling Class Certificateholder or any other party assigned the rights to exercise the rights of the holder of that Mortgage Loan, as and to the extent provided in the PSA) will (i) have the right to receive copies of all notices, information and reports that the MSC 2016-UBS12 Master Servicer or MSC 2016-UBS12 Special Servicer, as applicable, is required to provide to the MSC 2016-UBS12 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the MSC 2016-UBS12 Controlling Class Representative under the MSC 2016-UBS12 PSA) with respect to any major decisions to be taken with respect to the Federal Way Crossings Whole Loan or the implementation of any recommended action outlined in an asset status report relating to such Non-Serviced Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis (to the extent the holder of the related Mortgage Loan (or its representative) requests consultation with respect to certain major decisions to be taken with respect to the Federal Way Crossings Whole Loan or the implementation of any recommended action outlined in an asset status report relating to such Non-Serviced Whole Loan. The consultation right of the holder of the related Mortgage Loan (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of such Mortgage Loan (or its representative) has responded within such period; provided that if the MSC 2016-UBS12 Master Servicer or MSC 2016-UBS12 Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the Federal Way Crossings Mortgage Loan (or its representative) described above, the MSC 2016-UBS12 Master Servicer or MSC 2016-UBS12 Special Servicer, as applicable, is permitted to make any major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holder of the Federal Way Crossings Mortgage Loan and the related Non-Serviced Companion Loan Holders. Neither the MSC 2016-UBS12 Master Servicer nor the MSC 2016-UBS12 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Federal Way Crossings Mortgage Loan (or its representative). The Operating Advisor will have limited consultation rights under the PSA with respect to the Federal Way Crossings Whole Loan or any related REO Property. Park Bridge Lender Services LLC is the operating advisor under the MSC 2016-UBS12 PSA and, in such capacity, will have certain obligations and consultation rights with respect to the Federal

Way Crossings Whole Loan that are generally similar to those of the operating advisor under the PSA with respect to the other Mortgage Loans held by the issuing entity and serviced under the PSA.

Similarly, such rights described in the paragraph above are also held by the holder(s) of the Federal Way Crossings Companion Loans evidenced by the non-controlling note A-3 and A-4 (or its representative).

Neither the MSC 2016-UBS12 Master Servicer nor the MSC 2016-UBS12 Special Servicer will be permitted to follow any advice or consultation provided by the holder of the Federal Way Crossings Mortgage Loan (or its representative) that would require or cause the MSC 2016-UBS12 Master Servicer or the MSC 2016-UBS12 Special Servicer, as applicable, to violate any provision of the mortgage loan documents, applicable law, the MSC 2016-UBS12 PSA, the Co-Lender Agreement, the REMIC provisions of the Code or the MSC 2016-UBS12 Master Servicer’s or the MSC 2016-UBS12 Special Servicer’s, as applicable, obligation to act in accordance with the servicing standard under the MSC 2016-UBS12 PSA.

In addition to the consultation rights of the holder of the Federal Way Crossings Mortgage Loan (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the holder of the related Mortgage Loan (or its representative) will have the right to attend annual meetings (which may be held telephonically) with the MSC 2016-UBS12 Master Servicer or MSC 2016-UBS12 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the MSC 2016-UBS12 Master Servicer or MSC 2016-UBS12 Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Federal Way Crossings Whole Loan.

Application of Penalty Charges. The related Co-Lender Agreement provides that penalty charges paid on the Federal Way Crossings Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on the Federal Way Crossings Mortgage Loan and the related Non-Serviced Companion Loans by the amount necessary to reimburse the MSC 2016-UBS12 Master Servicer, the MSC 2016-UBS12 Special Servicer or the trustee under the MSC 2016-UBS12 PSA for any interest accrued on any servicing advances and reimbursement of any servicing advances made pursuant to the MSC 2016-UBS12 PSA in accordance with the terms of the MSC 2016-UBS12 PSA, second, be used to reduce the respective amounts payable on the Federal Way Crossings Mortgage Loan and the related Non-Serviced Companion Loans by the amount necessary to pay the MSC 2016-UBS12 Master Servicer and the trustee under the MSC 2016-UBS12 PSA, the master servicer and the trustee and the master servicer and the trustee under the pooling and servicing agreement governing the securitization of any other Federal Way Crossings Companion Loan, for any interest accrued on any related P&I Advance (or analogous P&I Advance made pursuant to the pooling and servicing agreement governing the securitization of a Federal Way Crossings Companion Loan) made with respect to the Federal Way Crossings Mortgage Loan, by such party (if and as specified in the PSA, the MSC 2016-UBS12 PSA or the pooling and servicing agreement governing the securitization of any other Non-Serviced Companion Loan, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on the Federal Way Crossings Mortgage Loan and the related Non-Serviced Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees under the MSC 2016-UBS12 PSA) incurred with respect to the Federal Way Crossings Whole Loan (as specified in the MSC 2016-UBS12 PSA) and, finally, with respect to any remaining amount of penalty charges, be paid to the MSC 2016-UBS12 Master Servicer and/or the MSC 2016-UBS12 Special Servicer as additional servicing compensation as provided in the MSC 2016-UBS12 PSA.

Sale of Defaulted Whole Loan. Pursuant to the terms of the related Co-Lender Agreement, the holders of the Federal Way Crossings Mortgage Loan and the Federal Way Crossings Companion Loans acknowledge that if the Federal Way Crossings Whole Loan becomes a defaulted whole loan, and if the MSC 2016-UBS12 Special Servicer determines to sell the related controlling Non-Serviced Companion Loan in accordance with the MSC 2016-UBS12 PSA, then the MSC 2016-UBS12 Special Servicer will be required to sell the related Mortgage Loan together with the related Non-Serviced Companion Loans as one whole loan. In connection with any such sale, the MSC 2016-UBS12 Special Servicer will also be required to follow procedures contained in the MSC 2016-UBS12 PSA, which are substantially similar in all material respects, but not necessarily identical, to those set forth under “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the MSC 2016-UBS12 Special Servicer will not be permitted to sell the Federal Way Crossings Whole Loan if it becomes a Defaulted Loan under the MSC 2016-UBS12 PSA without the written consent of the holder of the Federal Way Crossings Mortgage Loan, or any other holder of a Federal Way Crossings Companion Loan not held by the MSC 2016-UBS12 securitization unless the MSC 2016-UBS12 Special Servicer has delivered to the issuing entity (as the holder of the Federal Way Crossings Mortgage Loan): (a) at least 15 business days prior written notice of any decision to attempt to sell the Federal Way Crossings Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the MSC 2016-UBS12 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Federal Way Crossings Whole Loan and any documents in the servicing file reasonably requested by the holder of the Federal Way Crossings Mortgage Loan (or its representative) or the holder of such other Federal Way Crossings Companion Loan (or its representative); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the MSC 2016-UBS12 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the MSC 2016-UBS12 Master Servicer or the MSC 2016-UBS12 Special Servicer in connection with the proposed sale; provided that the holder of the related Mortgage Loan or the holder of such other Federal Way Crossings Companion Loan may waive any of the delivery or timing requirements set forth in this sentence only for itself. Subject to the terms of the MSC 2016-UBS12 PSA, the holder of the Federal Way Crossings Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the Federal Way Crossings Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Loans and REO Properties” and “ —Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer Appointment Rights. Pursuant and subject to the terms of the applicable Co-Lender Agreement, the controlling noteholder with respect to the Federal Way Crossings Whole Loan (which will be the MSC 2016-UBS12 Trust) will have the right at any time and from time to time, with or without cause, to replace the special servicer then acting with respect to the such Whole Loan and appoint a replacement special servicer in lieu thereof. The MSC 2016-UBS12 Controlling Class Representative (prior to a control termination event under the MSC 2016-UBS12 PSA), and the applicable certificateholders under the MSC 2016-UBS12 PSA with the requisite percentage of voting rights (after a control termination event under the MSC 2016-UBS12 PSA) will exercise the rights of the MSC 2016-UBS12 Trust as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the Federal Way Crossings Whole Loan and appoint a replacement special servicer in lieu thereof, in a manner substantially similar in all material respects, but not necessarily identical, to that described under “Pooling and Servicing Agreement— Replacement of Special Servicer Without Cause” in this prospectus.

The 681 Fifth Avenue Whole Loan

Servicing. The 681 Fifth Avenue Whole Loan (including the 681 Fifth Avenue Mortgage Loan) and any related REO Property will be serviced and administered by the master servicer under the MSC 2016-UBS12 PSA (in such capacity, the “MSC 2016-UBS12 Master Servicer”) and, if necessary, the special servicer under the MSC 2016-UBS12 PSA (in such capacity, the “MSC 2016-UBS12 Special Servicer”), pursuant to the MSC 2016-UBS12 PSA and the servicing standard thereunder, but subject to the terms of the applicable Co-Lender Agreement. In connection with the servicing of the 681 Fifth Avenue Whole Loan, the servicing standard set forth in the MSC 2016-UBS12 PSA will require the MSC 2016-UBS12 Master Servicer and the MSC 2016-UBS12 Special Servicer to take into account the interests, as a collective whole, of the MSC 2016-UBS12 certificateholders, the issuing entity as holder of the 681 Fifth Avenue Mortgage Loan and the holders of the related Non-Serviced Companion Loans not included in the CSMC 2016-NXSR Commercial Mortgage Trust.

Amounts payable to the issuing entity as holder of the 681 Fifth Avenue Mortgage Loan pursuant to the applicable Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus, and amounts payable to each related Non-Serviced Companion Loan holder will be distributed to such holder net of certain fees and expenses on the related 681 Fifth Avenue Companion Loans as set forth in the applicable Co-Lender Agreement and will not be available for distributions on the Offered Certificates.

Application of Payments. The Co-Lender Agreement for the 681 Fifth Avenue Whole Loan sets forth the respective rights of the holders of the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loans with respect to distributions of funds received in respect of such Whole Loan, and provides, in general, that:

●	the 681 Fifth Avenue Mortgage Loan and the related Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the 681 Fifth Avenue Whole Loan or the related Mortgaged Property will be applied to the related Mortgage Loan and the related Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related mortgage loan documents and payment and reimbursement rights of the MSC 2016-UBS12 Master Servicer, the MSC 2016-UBS12 Special Servicer and the operating advisor, the certificate administrator, the depositor and the trustee under the MSC 2016-UBS12 PSA) in accordance with the terms of the applicable Co-Lender Agreement and the MSC 2016-UBS12 PSA; and

●	costs, fees, expenses, losses and shortfalls relating to the 681 Fifth Avenue Whole Loan will be allocated, on a pro rata and pari passu basis, to the related Mortgage Loan and the related Companion Loans in accordance with the terms of the applicable Co-Lender Agreement and the MSC 2016-UBS12 PSA.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 681 Fifth Avenue Mortgage Loan, pursuant to the terms of the PSA, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the related Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, out of future payments and collections on other Mortgage Loans, but not out of payments or other collections, if any, on the 681 Fifth Avenue Companion Loans, or any loans included in any securitization trust related to the related Companion Loans.

Certain fees, costs and expenses (such as a pro rata share of any servicing advance with respect to the 681 Fifth Avenue Whole Loan made pursuant to the MSC 2016-UBS12 PSA, together with interest thereon) and indemnification payments allocable to the 681 Fifth Avenue Mortgage Loan in accordance with the MSC 2016-UBS12 PSA and the related Co-Lender Agreement may be paid or reimbursed out of payments and other collections on the Mortgage Pool generally.

Consultation and Control. The controlling noteholder under the Co-Lender Agreement for the 681 Fifth Avenue Whole Loan will be the trust formed pursuant to the MSC 2016-UBS12 PSA (the “MSC 2016-UBS12 Trust”) as the holder of the controlling 681 Fifth Avenue Companion Loan, under the MSC 2016-UBS12 PSA; provided that, prior to the occurrence and continuance of a control termination event under the MSC 2016-UBS12 PSA, the controlling class representative under the MSC 2016-UBS12 PSA (the “MSC 2016-UBS12 Controlling Class Representative”), which is currently RREF III Debt AIV, LP and has rights with respect to the MSC 2016-UBS12 Trust that are substantially similar in all material respects, but not necessarily identical, to the rights of the Directing Certificateholder with respect to the issuing entity, will have the right to direct, consult with and advise the MSC 2016-UBS12 Master Servicer and the MSC 2016-UBS12 Special Servicer with respect to the 681 Fifth Avenue Whole Loan.

The MSC 2016-UBS12 Controlling Class Representative will be entitled to exercise rights substantially similar in all material respects, but not necessarily identical, to the rights of the Directing Certificateholder as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder”, with respect to major servicing decisions involving the 681 Fifth Avenue Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the 681 Fifth Avenue Whole Loan will require the MSC 2016-UBS12 Special Servicer to consult with and/or obtain the approval of the MSC 2016-UBS12 Controlling Class Representative in a manner, under circumstances and subject to limitations generally similar, to that described herein under “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Asset Status Report”. Pursuant to the terms of the MSC 2016-UBS12 PSA, each of the MSC 2016-UBS12 Controlling Class Representative and the MSC 2016-UBS12 operating advisor will have the same consent and/or consultation rights with respect to the 681 Fifth Avenue Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the MSC 2016-UBS12 Trust.

In addition, pursuant to the terms of the applicable Co-Lender Agreement, the issuing entity, as holder of the 681 Fifth Avenue Mortgage Loan (or its representative, which will be the Controlling Class Certificateholder or any other party assigned the rights to exercise the rights of the holder of that Mortgage Loan, as and to the extent provided in the PSA) will (i) have the right to receive copies of all notices, information and reports that the MSC 2016-UBS12 Master Servicer or MSC 2016-UBS12 Special Servicer, as applicable, is required to provide to the MSC 2016-UBS12 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the MSC 2016-UBS12 Controlling Class Representative under the MSC 2016-UBS12 PSA without regard to the occurrence of any consultation termination event under the MSC 2016-UBS12 PSA) with respect to any major servicing decisions to be taken with respect to the 681 Fifth Avenue Whole Loan or the implementation of any recommended action outlined in an asset status report relating to such Non-Serviced Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis (to the extent the holder of the related Mortgage Loan requests consultation with respect to certain major servicing decisions to be taken with respect to the 681 Fifth Avenue Whole Loan or the implementation of any recommended action outlined in an asset status report relating to such Non-Serviced Whole Loan. The consultation right of the holder of the related Mortgage Loan will expire 10 business days (or in connection with an acceptable insurance default, 30 days) following the delivery of written notice and information relating to the matter subject to consultation; provided that if the MSC 2016-UBS12 Master Servicer or MSC 2016-UBS12 Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day period (or in connection with an acceptable insurance default, 30 day period) will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the 681 Fifth Avenue Mortgage Loan described above, the MSC 2016-UBS12 Master Servicer or MSC 2016-UBS12 Special Servicer, as applicable, is permitted to make any major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period (or 30 day period with respect to an acceptable insurance default) if it determines, in accordance with the servicing standard, that immediate action with respect to such decision is necessary to protect the interests of the holder of the 681 Fifth Avenue Mortgage Loan and the related Non-Serviced Companion Loan holders. Neither the MSC 2016-UBS12 Master Servicer nor the MSC 2016-UBS12 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the 681 Fifth Avenue Mortgage Loan. The Operating Advisor will have limited consultation rights under the PSA with respect to the 681 Fifth Avenue Whole Loan or any related REO Property. Park Bridge Lender Services LLC is the operating advisor under the MSC 2016-UBS12 PSA and, in such capacity, will have certain obligations and consultation rights with respect to the 681 Fifth Avenue Whole Loan that are generally similar to those of the operating advisor under the PSA with respect to the other Mortgage Loans held by the issuing entity and serviced under the PSA.

Similarly, such rights described in the paragraph above are also held by the holders of the 681 Fifth Avenue Companion Loans evidenced by the non-controlling note A-2, note A-4, note A-5 and note A-6 (or its representative).

Neither the MSC 2016-UBS12 Master Servicer nor the MSC 2016-UBS12 Special Servicer will be permitted to follow any advice or consultation provided by the holder of the 681 Fifth Avenue Mortgage Loan that would require or cause the MSC 2016-UBS12 Master Servicer or the MSC 2016-UBS12 Special Servicer, as applicable, to violate any provisions of the related mortgage loan documents, applicable law, the MSC 2016-UBS12 PSA, the related Co-Lender Agreement, the REMIC provisions of the Code or the MSC 2016-UBS12 Master Servicer’s or the MSC 2016-UBS12 Special Servicer’s, as applicable, obligation to act in accordance with the servicing standard pursuant to the MSC 2016-UBS12 PSA.

In addition to the consultation rights of the holder of the 681 Fifth Avenue Mortgage Loan described above, pursuant to the terms of the related Co-Lender Agreement, the holder of the related Mortgage Loan will have the right to attend annual conference calls with the MSC 2016-UBS12 Master Servicer or MSC 2016-UBS12 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the MSC 2016-UBS12 Master Servicer or MSC 2016-UBS12 Special Servicer, as applicable, in which servicing issues related to the 681 Fifth Avenue Whole Loan are discussed.

Application of Penalty Charges. The related Co-Lender Agreement provides that penalty charges paid on the 681 Fifth Avenue Whole Loan will be used (i) to pay the MSC 2016-UBS12 Master Servicer, the MSC 2016-UBS12 Trustee or the MSC 2016-UBS12 Special Servicer for interest accrued on any property advances and reimbursement of property advances, (ii) to pay the parties to any securitization with respect to the 681 Fifth Avenue Mortgage Loan and the related Non-Serviced Companion Loans for interest accrued on any P&I Advance, (iii) to pay certain other expenses incurred with respect to the 681 Fifth Avenue Whole Loan and (iv) to pay the MSC 2016-UBS12 Master Servicer and/or the MSC 2016-UBS12 Special Servicer as additional servicing compensation as provided in the MSC 2016-UBS12 PSA.

Sale of Defaulted Whole Loan. Pursuant to the terms of the related Co-Lender Agreement, the holders of the 681 Fifth Avenue Mortgage Loan and the 681 Fifth Avenue Companion Loans acknowledge that if the 681 Fifth Avenue Whole Loan becomes a defaulted whole loan, and if the MSC 2016-UBS12 Special Servicer determines to sell the related controlling Non-Serviced Companion Loan in accordance with the MSC 2016-UBS12 PSA, then the MSC 2016-UBS12 Special Servicer will be required to sell the related Mortgage Loan together with the related Non-Serviced Companion Loans as one whole loan. In connection with any such sale, the MSC 2016-UBS12 Special Servicer will also be required to follow procedures contained in the MSC 2016-UBS12 PSA, which are substantially similar in all material respects, but not necessarily identical, to those set forth under “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the MSC 2016-UBS12 Special Servicer will not be permitted to sell the 681 Fifth Avenue Whole Loan if it becomes a Defaulted Loan under the MSC 2016-UBS12 PSA without the written consent of the holder of the 681 Fifth Avenue Mortgage Loan, or any other holder of a 681 Fifth Avenue Companion Loan not held by the MSC 2016-UBS12 securitization unless the MSC 2016-UBS12 Special Servicer has delivered to the issuing entity (as the holder of the 681 Fifth Avenue Mortgage Loan): (a) at least 15 business days prior written notice of any decision to attempt to sell the 681 Fifth Avenue Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the MSC 2016-UBS12 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 681 Fifth Avenue Whole Loan and any documents in the servicing file reasonably requested by the holder of the 681 Fifth Avenue Mortgage Loan (or its representative); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the MSC 2016-UBS12 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the MSC 2016-UBS12 Master Servicer or the MSC 2016-UBS12 Special Servicer in connection with the proposed sale; provided that the holder of the related Mortgage Loan or the holder of such other 681 Fifth Avenue Companion Loan may waive any of the delivery or timing requirements set forth in this sentence only for itself. Subject to the terms of the MSC 2016-UBS12 PSA, the holder of the 681 Fifth Avenue Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the 681 Fifth Avenue Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Loans and REO Properties” and “ —Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer Appointment Rights. Pursuant and subject to the terms of the applicable Co-Lender Agreement, the controlling noteholder with respect to the 681 Fifth Avenue Whole Loan (which will be the MSC 2016-UBS12 Trust) will have the right at any time and from time to time, with or without cause, to replace the special servicer then acting with respect to the such Whole Loan and appoint a replacement special servicer in lieu thereof. The MSC 2016-UBS12 Controlling Class Representative (prior to a control termination event under the MSC 2016-UBS12 PSA), and the applicable certificateholders under the MSC 2016-UBS12 PSA with the requisite percentage of voting rights (after a control termination event under the MSC 2016-UBS12 PSA) will exercise the rights of the MSC 2016-UBS12 Trust as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the 681 Fifth Avenue Whole Loan and appoint a replacement special servicer in lieu thereof, in a manner substantially similar in all material respects, but not necessarily identical, to that described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the fifteen (15) largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-2.

The description in this prospectus, including Annex A-1, A-2, and A-3 of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after a hypothetical Determination Date in November 2016 and ending on a hypothetical Determination Date in December 2016. In addition, a Current Report on Form 8 K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Column Financial, Inc. (and solely with respect to the Gurnee Mills Mortgage Loan, Wells Fargo Bank, National Association and Regions Bank), Natixis Real Estate Capital LLC, UBS AG, New York Branch, Pillar Funding III LLC and Cantor Commercial Real Estate Lending, L.P. are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Column Financial, Inc., Natixis Real Estate Capital LLC and UBS AG, New York Branch on or about December 22, 2016 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Column Financial, Inc.

General

Column Financial, Inc. (“Column”) is a Delaware corporation. Column is an affiliate of Credit Suisse Securities (USA) LLC, an underwriter, through common parent ownership. In addition, Column is an affiliate of the depositor. Column’s principal offices are located at 11 Madison Avenue, New York, NY 10010, telephone number (212) 325-2000. Column’s primary business is the underwriting, origination, acquisition and sale of mortgage loans secured by commercial or multifamily properties.

Column is a Sponsor of this securitization and one of the mortgage loan sellers. Column is the seller of six (6) Mortgage Loans (the “Column Mortgage Loans”), representing approximately 16.3% of the Initial Pool Balance. Column originated (or co-originated) and underwrote (or acquired and reunderwrote) all of the Column Mortgage Loans. Column is an affiliate of the depositor and one of the underwriters.

Column’s Securitization Program

Column’s principal offices are in New York, New York. Column underwrites and closes multifamily and commercial mortgage loans through its own origination office and various correspondents in local markets across the United States. Column originates mortgage loans principally for securitization. Column also acquires multifamily and commercial mortgage loans from other lenders. Column sells the majority of the loans it originates through CMBS securitizations. Column, with its commercial mortgage lending affiliates, has been involved in the securitization of commercial mortgage loans since 1993. Since the beginning of 2014 through September 30, 2016, Column has funded approximately $12.3 billion of commercial and multifamily loans and has acted as a sponsor with respect to twenty-seven (27) commercial mortgage securitization transactions to which it had contributed approximately $9.2 billion commercial and multifamily loans.

Column originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Credit Suisse Securities (USA) LLC, and other underwriters, Column works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator.

Neither Column nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Column for any losses or other claims in connection with the certificates or the Column Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Column in the related MLPA.

Review of Column Mortgage Loans

Overview. Column, in its capacity as a Sponsor of the securitization described in this prospectus, has conducted a review of the Column Mortgage Loans, representing 16.3% of the Initial Pool Balance, that it will be contributing to this securitization. The review of the Column Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Column, or one or more of Column’s affiliates, or, in certain circumstances, are consultants engaged by Column (collectively, the “Column Deal Team”). The review procedures described below were employed with respect to all of the Column Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. In the case of a Column Mortgage Loan that was co-originated with another party or acquired from another lender, some or all of the information about such Column Mortgage Loan may have been prepared by the related co-originator or originating party and reviewed by Column. In addition, such co-originator or originating party, rather than Column, may have engaged the third parties involved in the review process for the benefit of Column. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Column Deal Team updated its internal origination database of loan-level and property-level information relating to each Column Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Column during the underwriting process. After origination or acquisition of each Column Mortgage Loan, the Column Deal Team updated the information in the database with respect to such Column Mortgage Loan based on updates provided by the applicable servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Column Deal Team.

A data tape (the “Column Data Tape”) containing detailed information regarding the Column Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Column Data Tape was used by the Column Deal Team to provide the numerical information regarding the Column Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Column engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Column relating to information in the applicable prospectus regarding the Mortgage Loans originated by Column. These procedures include:

●	comparing the information in the Column Data Tape against various source documents provided by Column that are described above under “—Database”;

●	comparing numerical information regarding the Column Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Column Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Mortgage Loans disclosed in this prospectus.

Legal Review. Column engaged various law firms to conduct certain legal reviews of the Column Mortgage Loans for disclosure. In anticipation of the securitization of each Column Mortgage Loan, origination counsel (or in the case of certain purchased Column Mortgage Loans, Column’s counsel in connection with such purchase) prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of Column’s standard form loan documents. In addition, origination counsel for each Column Mortgage Loan (or in the case of certain purchased Column Mortgage Loans, Column’s counsel in connection with such purchase) reviewed Column’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Column Mortgage Loans. Such assistance included, among other things, (i) a review of certain sections of the loan agreement relating to certain Column Mortgage Loans, (ii) a review of the legal data records referred to above relating to the Column Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the Column Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each Column Mortgage Loan for compliance with the REMIC provisions of the Code.

Origination counsel and/or securitization counsel also assisted in the preparation of the risk factors and Mortgage Loan summaries set forth in Annex A-1 to this prospectus, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by Column, with respect to any pending litigation that existed at the origination of any Column Mortgage Loan that is material and not covered by insurance, Column requested updates from the applicable borrower, origination counsel and/or borrower’s litigation counsel. Column confirmed with the applicable servicer that there has not been any recent material casualty to any improvements located on any Mortgaged Property securing a Column Mortgage Loan. In addition, if Column became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a Column Mortgage Loan, Column obtained information on the status of the Mortgaged Property from the applicable borrower to confirm no material damage to the Mortgaged Property.

The Column Deal Team also consulted with Column personnel responsible for the origination of the Column Mortgage Loans to confirm that the Column Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—Column’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to Column’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, Column determined that the disclosure regarding the Column Mortgage Loans in this prospectus is accurate in all material respects. Column also determined that the Column Mortgage Loans were originated in accordance with Column’s origination procedures and underwriting criteria. Column attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Column will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Column, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “Qualification Criteria”). Column will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Column and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Column to render any tax opinion required in connection with the substitution.

Column’s Underwriting Guidelines and Processes

General. Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Set forth below is a discussion of certain general underwriting guidelines of Column with respect to multifamily and commercial mortgage loans originated or acquired by Column.

Loan Analysis. Column generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis generally includes a review of reports obtained from third party servicers, including credit reports and judgment, lien, bankruptcy and litigation searches with respect to the guarantor and certain borrower related parties (generally other than borrower related parties with ownership interests of less than 20% of any particular borrower). The collateral analysis generally includes an analysis, other than in the case of newly constructed mortgaged properties, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. Column’s credit underwriting also generally includes a review of third party appraisal, environmental, building condition and seismic reports, if applicable. Generally, Column performs or causes to be performed a site inspection to ascertain the overall quality, functionality and competitiveness of the property. Column assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends, major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated or acquired by Column must be approved by a loan committee, which includes senior personnel from Column or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Column’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. In determining a debt service coverage ratio, Column may review and make adjustments to the underwritten net cash flow based on, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the mortgaged property in question as determined by Column and payments on the loan based on actual principal and/or interest due on the loan. However, determination of underwritten net cash flow is often a highly subjective process based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the applicable mortgaged property. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, Column may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There can be no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated or acquired by Column, there may exist subordinate mortgage debt or mezzanine debt. Column may originate or acquire such subordinate mortgage debt or mezzanine debt and may sell such debt to other lenders. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate and/or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on a third party appraisal.

Evaluation of Borrower, Principals and/or Loan Sponsors. Column evaluates the borrower, its principals and/or the loan sponsor with respect to credit history and prior experience as an owner and operator of commercial real estate properties. This evaluation will generally include obtaining and reviewing a credit report and other reliable indications of the loan sponsor’s financial capacity; and obtaining and reviewing the principal’s and/or loan sponsor’s prior real estate experience. Although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower, certain principals of the borrower and/or certain loan sponsors of the borrower may be required to assume legal responsibility for liabilities arising as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and/or breach of environmental or hazardous materials requirements. Notwithstanding the above described review process, there can be no assurance that a borrower, a principal and/or a loan sponsor has the financial capacity to meet the obligations that may arise with respect to such liabilities.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate or mezzanine debt, whether secured or unsecured. It is possible that Column may be the lender on that additional debt and may sell such debt to other lenders.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Third Party Reports. As part of the underwriting process, Column will obtain the reports described below (or review third party reports obtained on its behalf or in the case of certain acquired loans, on behalf of the related seller):

(i)       Appraisals. Column will generally require independent appraisals or an update of an independent appraisal in connection with the origination or acquisition of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

(ii)       Environmental Assessment. In connection with the origination or acquisition process, Column will, in most cases, require a current Phase I environmental assessment with respect to any mortgaged property. However, when circumstances warrant, Column may utilize an update of a prior environmental assessment or a desktop review. Furthermore, an environmental assessment conducted at any particular mortgaged property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Column or an environmental consultant believes that such an analysis is warranted under the circumstances. Based on the assessment, Column may (i) determine that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority and/or (ii) require the borrower to do one or more of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit (or other financial assurance acceptable to Column) at the time of origination of the mortgage loan to complete such remediation within a specified period of time or (D) obtain the benefits of an environmental insurance policy or a lender insurance policy.

(iii)       Engineering Assessment. In connection with the origination or acquisition process, Column will, in most cases, require that an engineering firm inspect the mortgaged property to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Column will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(iv)       Seismic Report. In connection with the origination or acquisition process, Column will, in most cases, require that a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a mortgage loan, Column will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to such mortgaged property. Evidence of compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the applicable borrower.

Escrow Requirements. Column may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, Column may identify certain risks that warrant additional escrows or holdbacks for items such as lease-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all mortgage loans originated or acquired by Column. The typical required escrows for mortgage loans originated or acquired by Column are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Column with sufficient funds to satisfy all taxes and assessments. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or Column may waive the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide Column with sufficient funds to pay all insurance premiums. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower maintains a blanket insurance policy; (ii) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from the property condition or engineering report or to certain minimum requirements by property type. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded at loan origination, during the related mortgage loan term and/or springing upon the occurrence of certain events to cover anticipated leasing commissions, free rent periods and/or tenant improvement costs which might be associated with re-leasing the space in the mortgaged property. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of certain material repairs or replacements identified in the property assessment/condition or engineering report. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) if the deferred maintenance items do not materially impact the function, performance or value of the mortgaged property; (iii) if the mortgaged property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; and/or (iv) if any Escrow/Reserve Mitigating Circumstances exist.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) if environmental insurance is in place or obtained; and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

Column may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Column’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the mortgaged property maintaining a specified debt service coverage ratio, (iv) Column has structured springing escrows that arise for identified risks, (v) Column has an alternative to a cash escrow or reserve, such as a letter of credit, bond or other financial surety or a guarantee from the borrower or an affiliate of the borrower; (vi) Column believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the mortgaged property that would offset the need for the escrow or reserve; and/or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, title company, or an association.

Notwithstanding the foregoing discussion under this caption “—Column’s Underwriting Guidelines and Processes”, one or more of the Mortgage Loans contributed to this securitization by Column may vary from, or may not comply with, Column’s underwriting guidelines described above. In addition, in the case of one or more of the Mortgage Loans contributed to this securitization by Column, Column may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Column originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Column as the payee. Column has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. One (1) of the Column Mortgage Loans identified on Annex A-1 as Gurnee Mills, representing approximately 9.9% of the Initial Pool Balance, is part of a Whole Loan that was co-originated with Wells Fargo Bank, National Association and Regions Bank.

Exceptions to Column’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the Mortgage Loans. However, one or more of Column’s Mortgage Loans may vary from the specific Column underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Column’s Mortgage Loans, Column may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria. Finally, in connection with certain loans acquired by Column, Column may have applied its underwriting guidelines based on information, including third party reports and other information, obtained by the related seller in connection with its origination of such loan.

The Column Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of these mortgage loans can be found in Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

Credit Suisse Commercial Mortgage Securities Corp. (“CSCMSC”), which is an affiliate of Column, through which certain of Column’s prior securitization activity has been conducted, most recently filed a Form ABS-15G on May 12, 2016. CSCMSC’s Central Index Key is 0001654060. With respect to the period from and including October 1, 2013 to and including September 30, 2016, CSCMSC had no activity to report. Other than as otherwise identified in the tables below in the Forms ABS-15G filed with the SEC by its affiliated securitizers, CSCMSC has no history of repurchases or requests required to be reported under Rule 15Ga-1 under the Exchange Act.

Credit Suisse First Boston Mortgage Securities Corp. (“Credit Suisse”), an affiliate of Column, through which certain of Column’s prior securitization activity has been conducted, most recently filed a Form

ABS-15G on November 15, 2016. Credit Suisse’s Central Index Key is 0000802106. With respect to the period from and including October 1, 2013 to and including September 30, 2016, Credit Suisse has the following activity to report as required by Rule 15Ga-1 under the Exchange Act, with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance (a)	Check if Registered (b)	Name of Originator (c)	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
			# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: CMBS
Credit Suisse Commercial Mortgage Trust Series 2005-C2 (CIK 0001326717)	X	Column Financial, Inc.	148	$1,453,770,531	90.6%	1	$95,606,437	72.65%	0	$0	0.00%	0	$0	0.00%	1	$95,606,437	72.65%	0	$0	0.00%	0	$0	0.00%
		KeyBank National Association	20	151,313,929	9.4	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			168	$1,605,084,460	100%	1	$95,606,437	72.65%	0	0	0.00%	0	0	0.00%	1	$95,606,437	72.65%	0	0	0.00%	0	0	0.00%
Credit Suisse Commercial Mortgage Trust Series 2006-C4 (CIK 0001374479)	X	Column Financial, Inc.	166	$2,774,483,912	64.9%	1	$2,394,385	0.63%	0	$0	0.00%	0	$0	0.00%	1	$2,394,385	0.63%	0	$0	0.00%	0	$0	0.00%
		LaSalle Bank National Association	87	646,736,657	15.1	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		KeyBank National Association	43	492,455,312	11.5	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Column Financial, Inc. / Barclays Capital Mortgage Inc.	1	181,000,000	4.2	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		NCB, FSB	63	178,416,072	4.2	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			360	$4,273,091,953	100%	1	$2,394,385	0.63%	0	0	0.00%	0	0	0.00%	1	$2,394,385	0.63%	0	0	0.00%	0	0	0.00%
Credit Suisse Commercial Mortgage Trust Series 2006-TFL2		Column Financial, Inc.	15.5	$1,906,800,000	98.9%	1	$78,000,000	100%	0	0	0.00	0	$0	0.00%	1	$78,000,000	100%	0	0	0	0	0	0.00
		Barclays Capital Real Estate Inc.	0.5	21,500,000	1.1%	0	0	0.00	0	0	0.00	0	0	0.00%	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			16	$1,928,300,000	100%	1	$78,000,000	100%	0	$0	0.00%	0	$0	0.00%	1	$78,000,000	100%	0	$0	0.00%	0	$0	0.00%
Credit Suisse Commercial Mortgage Trust Series 2006- C5 (CIK 0001382095)	X	Column Financial, Inc.	282	$3,067,296,120	89.4%	1	$1,083,094	0.13%	0	$0	0.00%	0	$0	0.00%	1	$1,083,094	0.13%	0	$0	0.00%	0	$0	0.00%
		KeyBank National Association	22	362,477,247	10.6%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			304	$3,429,773,367	100%	1	$1,083,094	0.13%	0	$0	0.00%	0	$0	0.00%	1	$1,083,094	0.13%	0	$0	0.00%	0	$0	0.00%
Credit Suisse Commercial Mortgage Trust Series 2007-C2 (CIK 0001396399)	X	Column Financial, Inc.	179.5	$2,833,276,057	85.9%	2	$13,300,000	0.65%	0	$0	0.00%	0	$0	0.00%	2	$13,300,000	0.65%	0	$0	0.00%	0	$0	0.00%
		KeyBank National Association	27.5	464,462,649	14.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			207	$3,297,738,706	100%	2	$13,300,000	0.65%	0	$0	0.00%	0	$0	0.00%	2	$13,300,000	0.65%	0	$0	0.00%	0	$0	0.00%

% of principal balance (a)	Check if Registered (b)	Name of Originator (c)	Total Assets in ABS by Originator		Assets That Were Subject of Demand				Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
			# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Total by Asset Class			1,055	$14,533,988,486	6		$190,383,916		0	$0		0	$0		6	$190,383,916		0	$0		0	$0
Asset Class: RMBS
TBW Mortgage-Backed Trust 2007-2 (CIK 0001399456)	X	Taylor Bean & Whitaker Mortgage Corporation	3,452	$649,173,438	100%	1,044	$208,587,967	132.55%	0	$0	0.00%	0	0	0%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
Total by Issuing Entity			3,452	$649,173,438	100%	1,044	$208,587,967	132.55%	0	$0	0.00%	0	$0	0%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
CSMC 2014-OAK1	X	Amerisave	5	$3,446,000	1.2%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
		Blue Hills BK	24	$15,070,250	5.4%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Caliber Funding	9	$7,635,000	2.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Guaranteed Rate	12	$8,865,600	3.2%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Guild MTG	4	$3,355,000	1.2%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Homestreet	56	$35,553,545	12.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		JMAC Lending	4	$4,609,999	1.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Kinecta FCU	19	$14,326,800	5.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Various small originator	143	$100,962,822	36.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Prime Lending	22	$16,872,725	6.0%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Provident Funding	40	$30,030,050	10.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Radius Financial Group Inc	21	$15,976,600	5.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Stonegate MTG Associates	31	$23,342,795	8.3%	1	$894,400	0.60%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			390	$280,047,186	100%	1	$894,400	0.60%	0	$0	0.00%	0	$0	0%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
Total by Asset Class			3,842	$929,220,624		1,045	$209,482,367		0	$0		0	$0	0%	0	$0		0	$0		0	$0

Total for All Asset Classes			4,897	$15,463,209,110		1,051	$399,866,283		0	$0		0	$0		6	$190,383,916		0	$0		0	$0

The following notes apply generally to the table above:

a)	Credit Suisse has attempted to gather the information required by Form ABS-15G and Rule 15Ga-1 by, among other things, (i) identifying asset-backed securities transactions that fall within the scope of Rule 15Ga-1 for which Credit Suisse or Column is a securitizer and that are not covered by a filing to be made by an affiliated securitizer (“Covered Transactions”), (ii) gathering information in our records and the records of our affiliates that acted as securitizers in our transactions regarding demands for repurchase or replacement of pool assets in Covered Transactions for breaches of representations or warranties concerning those pool assets (“Repurchases”) that is required to be reported on Form ABS-15G (“Reportable Information”), (iii) identifying the parties in Covered Transactions that have a contractual obligation to enforce any repurchase obligations of the party or parties making those representations or warranties based on Credit Suisse’s records (“Demand Entities”), and (iv) requesting all Reportable Information from trustees and other Demand Entities that is within their respective possession and which has not been previously provided to Credit Suisse. Credit Suisse followed up requests made of Demand Entities as it deemed appropriate. The information in this prospectus has not been verified by any third party.

b)	With respect to the RMBS asset class, assets included in “Assets Subject of Demand” include only assets where a demand was made during or prior to the reporting period for which we have not yet completed our initial investigation and assigned such assets to one of the other categories as of the end of the reporting period. With respect to the RMBS asset class, assets included in “Assets That Were Repurchased or Replaced” include assets that were previously liquidated and for which a make-whole payment was made in lieu of repurchase. With respect to the RMBS asset class, assets included in “Assets Pending Repurchase or Replacement” include only assets for which a decision to repurchase, replace or make-whole has been approved but such action has not been completed, and are shown without regard to cure period status. With respect to the RMBS asset class, the principal balances appearing in columns (h), (k), (n), (q), (t) and (w) and the percentages appearing in columns (i), (l), (o), (r), (u) and (x) reflect the following: (i) for denominator for percentage calculations: aggregate pool principal balance of all assets in the pool as reported to security holders as of the end of the reporting period; (ii) for each asset relating to columns (h), (i), (t), (u), (w) and (x): outstanding principal balance of such asset; (iii) for each asset relating to columns (k) and (l): outstanding principal balance of such asset at time of repurchase, replacement or make-whole, plus fees, penalties and accrued interest; and, (iv) for each asset relating to columns (n), (o), (q) and (r): if known, outstanding principal balance of such asset, plus outstanding fees, penalties and accrued interest; otherwise original principal balance of such asset.

c)	The scope of this table is limited to transactions with activity to report in which Credit Suisse First Boston Mortgage Securities Corp. is the depositor, and the sponsor is either (i) not an affiliate of Credit Suisse First Boston Mortgage Securities Corp. or (ii) an affiliate of Credit Suisse First Boston Mortgage Securities Corp. that will not file a Form ABS-15G covering the transaction.

d)	The information in the Form ABS-15G does not include any previously reported repurchase request or demand, where such repurchase request or demand was subsequently withdrawn and was reflected as having been withdrawn in a prior reporting period, unless there has been a change in reporting status with respect to such repurchase request demand during the current reporting period from the status previously reported.

DLJ Commercial Mortgage Corp. (“DLJ”), an affiliate of Column, through which certain of Column’s prior securitization activity has been conducted, most recently filed a Form ABS-15G on November 14, 2016. DLJ’s Central Index Key is 0001042500. With respect to the period from and including October 1, 2013 to and including September 30, 2016, DLJ has the following activity to report as required by Rule 15Ga-1 under the Exchange Act, with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name and CIK # (in each case below solely if applicable) of Issuing Entities with Asset-Backed Securities Outstanding During Reporting Period (listed in order of date of formation)	Check if Trans-action is Registered Under Securities Act of 1933	Name(s) of All Originator(s) of Underlying Assets for Each Issuing Entity (regardless of whether any repurchase requests have been made of such originator)	Total Number, Principal Balance and Percentage of Total Pool Principal Balance of Assets in Transaction Contributed by Each Originator as of the Time of Issuance			Total Number, Principal Balance and Percentage of Total Pool Principal Balance of Assets Subject to Demand for Repurchase or Replacement as of the Related Reporting Period End Date (regardless of whether demand was made (i) during the reporting period or (ii) pursuant to the transaction agreement)			Total Number, Principal Balance and Percentage of Total Pool Principal Balance of Assets That Were Repurchased or Replaced as of the Related Reporting Period End Date			Total Number, Principal Balance and Percentage of Total Pool Principal Balance of Assets Pending Repurchase or Replacement (within the transaction specified repurchase or replacement cure period) as of the Related Reporting Period End Date			Total Number, Principal Balance and Percentage of Total Pool Principal Balance of Assets with Repurchase or Replacement Demands in Dispute			Total Number, Principal Balance and Percentage of Total Pool Principal Balance of Assets with Repurchase or Replacement Demands Withdrawn			Total Number, Principal Balance and Percentage of Total Pool Principal Balance of Assets with Repurchase or Replacement Demands Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: CMBS
DLJ Commercial Mortgage Trust Series 1998-CF2 (CIK 0001073980)	X	Column Financial, Inc.	275	$894,152,345	90.7%	1	$2,070,594	20.59%	0	$0	0.00%	0	$0	0.00%	1	$2,070,594	20.59%	0	$0	0.00%	0	$0	0.00%
		Union Capital Investments, LLC	26	$78,866,800	8.0%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Apple Bank for Savings	1	$12,815,855	1.3%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			302	$985,835,000	100%	1	$2,070,594	20.59%	0	0	0.00%	0	0	0.00%	1	$2,070,594	20.59%	0	0	0.00%	0	0	0.00%

Total for All Asset Classes			302	$985,835,000		1	$2,070,594		0	$0		0	$0		1	$2,070,594		0	$0		0	$0

The following notes apply generally to the table above:

a)	DLJ has attempted to gather the information required by Form ABS-15G and Rule 15Ga-1 by, among other things, (i) identifying asset-backed securities transactions that fall within the scope of Rule 15Ga-1 for which DLJ is a securitizer and that are not covered by a filing to be made by an affiliated securitizer (“Covered Transactions“), (ii) gathering information in DLJ’s records and the records of DLJ’s affiliates that acted as securitizers in DLJ’s transactions regarding demands for repurchase or replacement of pool assets in Covered Transactions for breaches of representations or warranties concerning those pool assets (“Repurchases“) that is required to be reported on Form ABS-15G (“Reportable Information“), (iii) identifying the parties in Covered Transactions that have a contractual obligation to enforce any repurchase obligations of the party or parties making those representations or warranties based on DLJ’s records (“Demand Entities“), and (iv) requesting all Reportable Information from trustees and other Demand Entities that is within their respective possession and which has not been previously provided to DLJ. DLJ followed up requests made of Demand Entities as DLJ deemed appropriate. The information in this prospectus has not been verified by any third party.

b)	The scope of this table is limited to transactions with activity to report in which DLJ Commercial Mortgage Corp. is the depositor, and the sponsor is either (i) not an affiliate of DLJ Commercial Mortgage Corp. or (ii) an affiliate of DLJ Commercial Mortgage Corp. that will not file a Form ABS-15G covering the transaction.

With regard to securitization activity not covered by its affiliated securitizers, Column most recently filed a Form ABS-15G on February 11, 2016 with respect to the period from and including January 1, 2013 to and including September 30, 2016, wherein Column had no activity to report. Column’s Central Index Key is 0001628601. Other than as otherwise identified in the tables above in the Forms ABS-15G filed with the SEC by its affiliated securitizers, Column has no history of repurchases or requests required to be reported under Rule 15Ga-1 under the Exchange Act.

Litigation

Column is currently engaged in, and may from time to time be engaged in, litigation with respect to certain commercial mortgage-backed securities transactions or in connection with its origination and securitization activities.  Certain of such legal proceedings involve, or may involve, claims for the repurchase of one or more mortgage loans by Column from commercial mortgage securitization trusts, on the basis that the loans are allegedly in breach of contractual representations and warranties in governing transaction documents; other legal proceedings involve, or may involve, other types of claims, including fraud and breach of contract. While none of the foregoing existing actions are currently expected be material to Column, no assurance can be given that one or more of such actions will not ultimately result in material liability to Column.

Retained Interests in This Securitization

As of the date of this prospectus, neither Column nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Column, or its affiliates, may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Column Financial, Inc.” has been provided by Column.

Natixis Real Estate Capital LLC

General

Natixis Real Estate Capital LLC, a Delaware limited liability company (“NREC”), a sponsor, a mortgage loan seller, is an affiliate of Natixis Securities Americas LLC, one of the Underwriters. NREC is also expected to hold the RRI Interest and is expected to be appointed as the initial Risk Retention Consultation Party. NREC is a wholly owned subsidiary of Natixis North America LLC, which is itself a wholly owned subsidiary of Natixis S.A. (“Natixis”), a fully licensed bank under French law. The executive offices of NREC are located at 1251 Avenue of the Americas, New York, New York 10020.

Natixis is the corporate, investment and financial services arm of Groupe BPCE, the second largest banking group in France. Natixis has three core businesses: wholesale banking (which includes advisory, capital markets, finance and global transaction banking), investment solutions (which includes asset management, insurance, private banking and private equity) and specialized financial services (which includes factoring, sureties and financial guarantees, leasing, consumer finance, film industry financing, employee savings schemes, payments and securities services). Natixis, which is based in France, does business internationally.

NREC is a full-service commercial real estate lender that has been principally engaged in originating, purchasing and securitizing commercial mortgage loans. NREC also provides warehouse and repurchase financing to mortgage lenders and purchases closed, first- and subordinate-lien commercial mortgage loans for securitization or resale, or for its own investment.

NREC’s Commercial Real Estate Securitization Program

One of NREC’s primary businesses is the underwriting and origination of mortgage loans secured by commercial or multifamily properties for NREC’s securitization program. NREC, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1999 and securitizing commercial mortgage loans in the same year. As of September 19, 2016, the total amount of commercial mortgage loans originated by NREC and its predecessors is in excess of $36.8 billion and the total amount of these loans that were securitized is in excess of $18.5 billion.

The commercial mortgage loans originated by NREC include both fixed- and floating-rate loans. NREC primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. NREC originates loans throughout the United States.

NREC originates or acquires, including from its own affiliates, mortgage loans and, together with other sponsors or loan sellers, participates in the securitization of those loans by transferring them to a depositor, which in turn transfers them to the issuing entity for the securitization. In coordination with Natixis Securities Americas LLC, and with other underwriters, NREC works with rating agencies, investors, loan sellers and servicers in structuring the securitization transaction. NREC currently acts as sponsor and mortgage loan seller in transactions in which other entities act as sponsors, loan sellers and/or depositors. Neither NREC nor any of its affiliates currently act as servicer of the mortgage loans in its securitizations.

Pursuant to an MLPA, NREC will make certain representations and warranties, subject to certain exceptions set forth therein (and attached as Annex D-2 to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “NREC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject NREC Mortgage Loan or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, substitute another mortgage loan or make a Loss of Value Payment, as the case may be. The depositor will assign its rights under each MLPA to the issuing entity. In addition, NREC has agreed to indemnify the depositor, the Underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates.

Review of NREC Mortgage Loans

Overview. NREC, in its capacity as the sponsor of the NREC Mortgage Loans, has conducted a review of the NREC Mortgage Loans in connection with the securitization described in this prospectus. The review of the NREC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of NREC’s affiliates (the “NREC Deal Team”). The review procedures described below were employed with respect to all of the NREC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the NREC Deal Team created a database of loan-level and property-level information relating to each NREC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the NREC originators during the underwriting process. After origination of each NREC Mortgage Loan, the NREC Deal Team updated the information in the database with respect to the NREC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the NREC Deal Team.

A data tape (the “NREC Data Tape”) containing detailed information regarding each NREC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The NREC

Data Tape was used by the NREC Deal Team to provide certain numerical information regarding the NREC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of NREC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by NREC, relating to information in this prospectus regarding the NREC Mortgage Loans. These procedures included:

●	comparing certain information in the NREC Data Tape against various source documents provided by NREC that are described above under “—Database”;

●	comparing numerical information regarding the NREC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the NREC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the NREC Mortgage Loans disclosed in this prospectus.

Legal Review. NREC engaged various law firms to conduct certain legal reviews of the NREC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each NREC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from NREC’s standard form loan documents. In addition, origination counsel for each NREC Mortgage Loan reviewed NREC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the NREC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain NREC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the NREC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the NREC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each NREC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each NREC Mortgage Loan originated by NREC or its affiliates, NREC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any NREC Mortgage Loan, NREC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. NREC conducted a search with respect to each borrower under a NREC Mortgage Loan to determine whether it filed for bankruptcy after origination of the NREC Mortgage Loan. If NREC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a NREC Mortgage Loan, NREC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The NREC Deal Team also consulted with the NREC originators to confirm that the NREC Mortgage Loans were originated in compliance with the origination and underwriting criteria, as well as to identify any material deviations from those origination and underwriting criteria, described under “—NREC’s Underwriting Standards—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, NREC determined that the disclosure regarding the NREC Mortgage Loans in this prospectus is accurate in all material respects. NREC also determined that the NREC Mortgage Loans were originated in accordance with NREC’s origination procedures and underwriting criteria. NREC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

NREC’s Underwriting Standards

General. Mortgage Loans originated by NREC generally are originated in accordance with the underwriting guidelines described below. Each lending situation is unique, however, and the facts and circumstances that surround a mortgage loan, such as the type, quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the guidelines below are applied to a specific loan. The underwriting criteria are general and, in many cases, exceptions to one or more of the guidelines may be approved. For example, if a mortgage loan exhibits any one of the following characteristics, variances from the general guidelines described below may be considered acceptable under the circumstances: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan. Accordingly, no representation is made that every mortgage loan will comply in all respects with the guidelines described below.

Loan Analysis. The NREC credit underwriting team for each mortgage loan is required to conduct a review of the related mortgaged property, generally including an analysis of the historical property operating statements, rent rolls, current and historical real estate taxes, and a review of tenant leases. The credit of the borrower and certain key principals of the borrower are examined for financial strength and character. This analysis generally includes a review of historical financial statements, which are generally unaudited, historical income tax returns of the borrower and its principals, third-party credit reports, and judgment, lien, bankruptcy and pending litigation searches. Depending on the type of real property involved and other relevant circumstances, the credit of key tenants also may be examined as part of the underwriting process. Generally, a member of the NREC underwriting team visits the property for a site inspection to ascertain the overall quality and competitiveness of the property, including its physical attributes, neighborhood and market, accessibility, visibility and other demand generators.

Loan Approval. Prior to commitment, all mortgage loans to be originated by NREC must be approved by a loan committee comprised of senior real estate professionals from NREC and its affiliates. The loan committee may either approve a mortgage loan as recommended, request additional due diligence, modify the terms of a mortgage loan, or reject a mortgage loan.

Debt Service Coverage Ratio and Loan-to-Value Ratio. NREC’s underwriting guidelines generally require a debt service coverage ratio that is not less than 1.20x and a loan-to-value ratio that does not exceed 80%. However, exceptions to these guidelines may be approved based on the characteristics of the mortgage loan in question. For example, NREC may originate a mortgage loan with a lower debt service coverage ratio or a higher loan-to-value ratio based on the types of tenants and leases at the subject real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, NREC’s judgment of improved property performance in the future and/or other relevant factors. With respect to certain mortgage loans originated by NREC, there may exist subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account.

The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. Therefore, the debt service coverage ratio for each Mortgage Loan as reported in this prospectus, and in Annex A 1, Annex A 2 and Annex A 3 to this prospectus, may differ from the amount calculated at the time of origination. In addition, NREC’s underwriting guidelines generally permit a maximum amortization period of 30 years. However, certain mortgage loans originated by NREC may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. NREC often requires a borrower to fund various escrows for taxes and insurance, and may also require reserves for deferred maintenance, re-tenanting expenses and capital expenses, in some cases only during periods when certain debt service coverage ratio tests are not satisfied. In some cases, NREC may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and NREC’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the borrower is permitted to post a letter of credit or guaranty, or provide periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed, in lieu of funding a given reserve or escrow. NREC conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by NREC.

Generally, NREC requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly, or (iii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, (iii) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, if applicable) is obligated to maintain the insurance, or (iv) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to,(i) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements or (ii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Tenant Improvement/Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement/leasing commission reserve may be required to be funded either at loan origination or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, if (i) the tenant’s lease extends beyond the loan term, (ii) the rent for the space in question is considered below market, or (iii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value, or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the NREC Mortgage Loans, please see Annex A 1 to this prospectus.

Third Party Reports. In addition to, or as part of applicable origination guidelines or reviews described above, in the course of originating the NREC Mortgage Loans, NREC generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

●	Appraisals—NREC’s underwriting guidelines generally require an independent appraisal of the subject property in connection with the origination of a mortgage loan, and that such appraisal be performed by a certified appraiser who is certified within the state in which the property is located. In addition, the guidelines require that those appraisals comply with the requirements of the Federal Institutions Reform, Recovery and Enforcement Act of 1989.

●	Environmental Assessments—NREC may require a Phase I environmental assessment with respect to the real property for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, NREC may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, NREC might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water may be conducted only at multifamily rental properties and only when NREC or the environmental consultant believes that special circumstances warrant such an analysis. Depending on the findings of the initial environmental assessment, NREC may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the subject real property.

●	Engineering Assessment—In connection with the origination process, NREC may require that an engineering firm inspect the real property for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, NREC will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report—Generally, a seismic report is required for all mortgaged properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination process, NREC generally examines whether the use and operation of the subject properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of the mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted non-conforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, NREC will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by NREC to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in NREC’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance.

Exceptions. Except as set forth above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus, the NREC Mortgage Loans were originated in accordance with the underwriting guidelines set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

NREC most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the SEC on April 28, 2016. NREC’s Central Index Key number is 0001542256. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by NREC (or a predecessor), which activity occurred during the period from October 1, 2013 to September 30, 2016 or is still outstanding.

Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator(1)			Assets That Were Subject of Demand(2)			Assets That Were Repurchased or Replaced(2)			Assets Pending Repurchase or Replacement (within cure period)(2)(3)			Demand in Dispute(2)(3)			Demand Withdrawn(2)			Demand Rejected(2)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class Commercial Mortgages

Wells Fargo Commercial Mortgage Trust 2015-NXS2, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(4)	39 loans & 42 mortgaged properties	503,900,454	55.1% of pool	1 loan (#8 in the pool)	23,000,000	2.5% of pool	0.00	0	0.00	1 loan (#8 in the pool)	23,000,000	2.5% of pool	1 loan (#8 in the pool)	23,000,000	2.5% of pool	0	0.00	0.00	0	0.00	0.00

(1)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–f)

(2)	Reflects the number of loans, outstanding principal balance and approximate percentage of principal balance as of June 30, 2016. (For columns g-x)

(3)	Includes assets that are subject to a demand and within the cure period, but where (i) no decision has yet been made to accept or contest the demand or (ii) the demand request is in dispute. (For columns m-r)

(4)	Rialto Capital Advisors, LLC, as special servicer for loan #8, claimed that NREC breached the representations and warranties made in the mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of the loan. The special servicer is continuing to pursue its demand

Retained Interests in This Securitization

As of the date of this prospectus, neither NREC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that NREC intends to retain the RRI Interest. However, NREC and its affiliates are not restricted from retaining any additional certificates and may, prior to the Closing Date, determine that they wish to retain certain additional certificates. In addition, NREC and its affiliates may acquire additional certificates in the secondary market. Any such party will have the right to dispose of any such additional certificates. NREC has agreed to retain the RRI Interest in the manner described under “U.S. Credit Risk Retention—Hedging, Transfer and Financing Restrictions” in this prospectus.

The information set forth under “—Natixis Real Estate Capital LLC” has been provided by NREC.

UBS AG, New York Branch

General

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, an Office of the Comptroller of the Currency regulated branch of a foreign bank (“UBS AG, New York Branch”), a sponsor and a mortgage loan seller, is an affiliate of UBS Securities LLC, an underwriter. UBS AG, New York Branch originated or acquired certain Mortgage Loans sold to the depositor by it. The 681 Fifth Avenue Whole Loan, representing approximately 2.5% of the Initial Pool Balance, was originated by UBS AG, New York Branch in conjunction with Citigroup Global Markets Realty Corp. The Wolfchase Galleria Whole Loan, representing approximately 4.9% of the Initial Pool Balance, was co-originated by UBS AG, New York Branch and Morgan Stanley Bank N.A. The Walgreens Portfolio I Mortgage Loan and the Walgreens Portfolio V Mortgage Loan, collectively representing approximately 9.8% of the Initial Pool Balance, were originated by Cantor Commercial Real Estate Lending, L.P. UBS AG, New York Branch is a branch of UBS AG and its executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG provides financial advice and solutions to private, institutional and corporate clients worldwide, as well as private clients in Switzerland. The operational structure of the group is comprised of Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Personal & Corporate Banking, Asset Management and the Investment Bank.

UBS AG, New York Branch’s Securitization Program

UBS AG, New York Branch has recently commenced originating commercial mortgage loans primarily for securitization or resale. UBS AG, New York Branch recently became engaged in mortgage securitizations and other structured financing arrangements. Prior to this securitization, UBS Real Estate Securities Inc. (“UBSRES”), an indirect subsidiary of UBS AG, New York Branch, had been engaged in the securitization of a variety of assets since 1983. UBSRES engaged in its first securitization of commercial mortgage loans in December 2006, and had securitized an aggregate of approximately $21,654,006,096 of multifamily and commercial mortgage loans through August 25, 2016. UBS AG, New York Branch has previously securitized an aggregate of approximately $660,480,446 of multifamily and commercial mortgage loans.

UBS AG, New York Branch originates multifamily and commercial mortgage loans throughout the United States. The multifamily and commercial mortgage loans originated or acquired and to be securitized by UBS AG, New York Branch include both small balance and large balance fixed-rate loans. The commercial mortgage loans that will be sold by UBS AG, New York Branch into a commercial loan securitization sponsored by UBS AG, New York Branch will have been or will be, as applicable, originated or acquired by it.

In connection with commercial mortgage securitization transactions, UBS AG, New York Branch or an affiliate will generally transfer the mortgage loans to a depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer of the mortgage loans by the applicable depositor to the issuing entity, the issuing entity will issue commercial mortgage pass-through certificates backed by, and supported by the cash flows generated by, those mortgage loans. In coordination with underwriters or initial purchasers, UBS AG, New York Branch works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, UBS AG, New York Branch will make certain representations and warranties, subject to certain exceptions set forth therein (and attached to this prospectus in Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans (the “UBS AG, New York Branch Mortgage Loans”) for which it acts as Mortgage Loan Seller. In connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject UBS AG, New York Branch Mortgage Loan or such other standard as is described in the MLPA, UBS AG, New York Branch may have an obligation to repurchase such Mortgage Loan from the depositor, cure the subject defect or breach, substitute a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. See “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

Neither UBS AG, New York Branch nor any of its affiliates acts as a servicer of the commercial mortgage loans it securitizes. Instead, UBS AG, New York Branch sells the right to be appointed servicer of its securitized loans to third party servicers.

Review of the UBS AG, New York Branch Mortgage Loans

Overview. UBS AG, New York Branch, in its capacity as the sponsor of the UBS AG, New York Branch Mortgage Loans, has conducted a review of the UBS AG, New York Branch Mortgage Loans in connection with the securitization described in this prospectus. The review of the UBS AG, New York Branch Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of UBS AG, New York Branch’s affiliates and certain third-party consultants engaged by UBS AG, New York Branch (the “UBS AG, New York Branch Deal Team”). The review procedures described below were employed with respect to all of the UBS AG, New York Branch Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the UBS AG, New York Branch Deal Team created a database of loan-level and property-level information relating to each UBS AG, New York Branch Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by UBS AG, New York Branch during the underwriting process. After origination of each UBS AG, New York Branch Mortgage Loan, the UBS AG, New York Branch Deal Team updated the information in the database with respect to the UBS AG, New York Branch Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the UBS AG, New York Branch Deal Team, to the extent such updates were provided to, and deemed material by, the UBS AG, New York Branch Deal Team.

A data tape (the “UBS AG, New York Branch Data Tape”) containing detailed information regarding each UBS AG, New York Branch Mortgage Loan was created from the information in the database referred to in the prior paragraph. The UBS AG, New York Branch Data Tape was used by the UBS AG, New York Branch Deal Team to provide the numerical information regarding the UBS AG, New York Branch Mortgage Loans in this prospectus.

Data Comparison and Recalculation. UBS AG, New York Branch engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by UBS AG, New York Branch, relating to information in this prospectus regarding the UBS AG, New York Branch Mortgage Loans. These procedures included:

●	comparing the information in the UBS AG, New York Branch Data Tape against various source documents provided by UBS AG, New York Branch;

●	comparing numerical information regarding the UBS AG, New York Branch Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the UBS AG, New York Branch Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the UBS AG, New York Branch Mortgage Loans disclosed in this prospectus.

Legal Review. UBS AG, New York Branch engaged various law firms to conduct certain legal reviews of the UBS AG, New York Branch Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each UBS AG, New York Branch Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from UBS AG, New York Branch’s standard form loan documents. In addition, origination counsel for each UBS AG, New York Branch Mortgage Loan reviewed UBS AG, New York Branch’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the UBS AG, New York Branch Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain UBS AG, New York Branch Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the UBS AG, New York Branch Mortgage Loans prepared by origination counsel, and (iii) assisting the UBS AG, New York Branch Deal Team in compiling responses to a due diligence questionnaire. Securitization counsel also reviewed the property release provisions, if any, for each UBS AG, New York Branch Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Origination counsel also assisted in the preparation of the UBS AG, New York Branch Mortgage Loan summaries set forth in Annex A-1 to this prospectus, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. UBS AG, New York Branch conducted a search with respect to each borrower under a UBS AG, New York Branch Mortgage Loan to determine whether it filed for bankruptcy after origination of the UBS AG, New York Branch Mortgage Loan. If UBS AG, New York Branch became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The UBS AG, New York Branch Deal Team also consulted with UBS AG, New York Branch to confirm that the UBS AG, New York Branch Mortgage Loans were originated or re-underwritten in compliance with the origination and underwriting criteria described below under “—UBS AG, New York Branch’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria.

Findings and Conclusions. Based on the foregoing review procedures, UBS AG, New York Branch determined that the disclosure regarding the UBS AG, New York Branch Mortgage Loans in this prospectus is accurate in all material respects. UBS AG, New York Branch also determined that the UBS AG, New York Branch Mortgage Loans were originated and in accordance with UBS AG, New York

Branch’s origination procedures and underwriting criteria. UBS AG, New York Branch attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. UBS AG, New York Branch will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. UBS AG, New York Branch and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (collectively, the “Qualification Criteria”). UBS AG, New York Branch will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by UBS AG, New York Branch and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by UBS AG, New York Branch to render any tax opinion required in connection with the substitution.

UBS AG, New York Branch’s Underwriting Standards

Set forth below is a discussion of certain general underwriting guidelines of UBS AG, New York Branch with respect to multifamily and commercial mortgage loans originated or acquired by UBS AG, New York Branch.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Loan Analysis. UBS AG, New York Branch generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes an analysis, in each case to the extent available and applicable, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. UBS AG, New York Branch’s credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. UBS AG, New York Branch assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated by UBS AG, New York Branch must be approved by a loan committee which includes senior personnel from UBS AG, New York Branch or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. UBS AG, New York Branch’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by UBS AG, New York Branch and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, UBS AG, New York Branch may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated by UBS AG, New York Branch, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. It is possible that UBS AG, New York Branch may be the lender on that additional debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, UBS AG, New York Branch will obtain the property assessments and reports described below:

Appraisals. UBS AG, New York Branch will generally require independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, UBS AG, New York Branch may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment. UBS AG, New York Branch will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, UBS AG, New York Branch may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, UBS AG, New York Branch might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when UBS AG, New York Branch or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, UBS AG, New York Branch may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral, an environmental insurance policy or a guaranty with respect to environmental matters.

Engineering Assessment. In connection with the origination process, UBS AG, New York Branch will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, UBS AG, New York Branch will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, UBS AG, New York Branch will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the related borrower.

Escrow Requirements. Based on its analysis of the real property collateral, the borrower and the principals of the borrower, UBS AG, New York Branch may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. UBS AG, New York Branch conducts a case by case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by UBS AG, New York Branch. Furthermore, UBS AG, New York Branch may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Exceptions

One or more of the mortgage loans originated by UBS AG, New York Branch may vary from the specific UBS AG, New York Branch underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by UBS AG, New York Branch, UBS AG, New York Branch may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the UBS AG, New York Branch Mortgage Loans was originated with any material exceptions from UBS AG, New York Branch’s underwriting guidelines described above.

Litigation

UBS AG, New York Branch and UBSRES are currently engaged in litigation with respect to various legacy residential mortgage-backed securities transactions. Some litigants are seeking the repurchase of mortgage loans by UBSRES from certain residential mortgage securitization trusts, on the basis that the loans are allegedly in breach of contractual representations and warranties in governing transaction documents. Other litigants are alleging violations of federal and/or state securities or common law for alleged misrepresentations and omissions in offering documents in connection with the issuance and/or distribution of residential mortgage-backed securities. No assurance can be given that one or more of the foregoing actions will not result in material liability to UBS AG, New York Branch.

Compliance with Rule 15Ga-1 under the Exchange Act

UBS AG, New York Branch has no history as a securitizer prior to October 13, 2016. UBS AG, New York Branch’s Central Index Key is 0001685185. UBS AG, New York Branch has not yet filed a Form ABS-15G. UBS AG, New York Branch has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

Neither UBS AG, New York Branch nor any of its affiliates expect to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, UBS AG, New York Branch or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—UBS AG” has been provided by UBS AG, New York Branch.

The Depositor

Credit Suisse Commercial Mortgage Securities Corp., the depositor, is a wholly-owned subsidiary of Credit Suisse Management LLC, which is a wholly-owned subsidiary of Credit Suisse (USA), Inc. which in turn is a wholly-owned subsidiary of Credit Suisse Holdings (USA), Inc. The depositor is a Delaware corporation and was organized on September 9, 2015, for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The depositor will create the issuing entity and transfer the underlying Mortgage Loans to it. The principal executive offices of the depositor are located at Eleven Madison Avenue, New York, New York, 10010. Its telephone number is (212) 325-2000. The depositor is an affiliate of Column Financial, Inc., a sponsor and an originator, and Credit Suisse Securities (USA) LLC. The depositor will not have any material assets. See “The Depositor” in the accompanying prospectus.

After establishing the issuing entity, the depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s ongoing duties will include: (i) appointing a successor trustee or certificate administrator in the event of the resignation or removal of the trustee or certificate administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the certificate administrator any document that comes into the depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the master servicer, the special servicer or the operating advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC administration, (vi) indemnifying the issuing entity, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising from the depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the PSA or by reason of negligent disregard of its obligations and duties under the PSA, and (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the issuing entity.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from the sponsors and will simultaneously transfer the Mortgage Loans, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, CSAIL 2016-C7 Commercial Mortgage Trust, will be a New York common law trust (the “Trust”), formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties——The Trustee”, “—The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested, the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans and certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2016, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $140 billion, of which approximately 176 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $114 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The foregoing information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: 1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, 2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, 3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and 4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo”) will act as certificate administrator, REMIC administrator, certificate registrar, and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 268,000 employees as of June 30, 2016, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsors, the master servicers, the special servicers, the trustee, the operating advisor, the asset representations reviewer and the mortgage loan sellers may maintain banking and other commercial relationships with Wells Fargo and its affiliates. Wells Fargo maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to Certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December June 30, 2016, Wells Fargo was acting as securities administrator with respect to more than $400 billion of outstanding commercial mortgage-backed securities.

Wells Fargo is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo maintains its commercial document custody facilities in Minneapolis, Minnesota. As of June 30, 2016, Wells Fargo was acting as custodian of more than 200,000 commercial mortgage files.

Wells Fargo serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For two CMBS transactions in its portfolio, Wells Fargo disclosed material noncompliance on its 2015 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients. For one CMBS transaction, the material noncompliance was an administrative error that caused an overpayment to a certain class and a correlating underpayment to a certain class. The affected distribution was revised the same month to correct the error. For the other CMBS transaction, distributions for one month were paid one day late as a result of human error.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo, in its capacity as trustee under 276 residential mortgage-backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a civil complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, N.A., alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank National Trust Company, Citibank N.A., HSBC Bank USA, The Bank of New York Mellon and U.S. Bank National Association) by a group of institutional investor plaintiffs. The Complaint against Wells Fargo alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to (i) enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default purportedly caused by breaches by mortgage loan servicers, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo and other trustees in the same court by RMBS investors in these and other transactions and these cases have been consolidated before the same judge. A similar case was filed in New York State Court by a different investor. On January 19, 2016, an order was entered in connection with the Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Complaint; the District Court also allowed all plaintiffs to file amended complaints if they so chose, and three amended complaints have been filed. On March 28, 2016, the plaintiffs filed a new complaint in state court in San Francisco with regard to the trusts that had been dismissed in the District Court’s January 19 Order; that action was dismissed on September 28, 2016 and the court held that any claims relating to the trusts at issue must be filed in New York state court. Motions to Dismiss all of the actions are pending.

Neither Wells Fargo nor any of its affiliates intends to retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of

Wells Fargo and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

There can be no assurances as to the outcome of the litigation, or the possible impact of the litigation on Wells Fargo or the RMBS trusts. However, Wells Fargo denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of any losses to investors and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo.

The issuing entity will indemnify each of the trustee and the certificate administrator and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the certificate administrator may sustain in connection with the PSA (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the trustee or certificate administrator in any action or proceeding between the issuing entity and the trustee or certificate administrator or between the trustee or certificate administrator and any third party or otherwise) or the Certificates other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the PSA, of the trustee or certificate administrator. Each of the trustee and the certificate administrator will indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the issuing entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the trustee or certificate administrator, or by reason of negligent disregard of the trustee or certificate administrator’s obligations or duties, under the PSA. However, in no event will the trustee or the certificate administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the trustee nor the certificate administrator will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the PSA, or in the exercise of any of its rights or powers, if in the trustee’s or certificate administrator’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the issuing entity or property securing the same is located, the depositor and the trustee acting jointly will have the power to appoint one or more persons or entities approved by the trustee to act (at the expense of the trustee) as co-trustee or co-trustees, jointly with the trustee, or separate trustee or separate trustees, of all or any part of the issuing entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the depositor and the trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the trustee of its responsibilities, obligations and liabilities under the PSA except as required by applicable law.

The certificate administrator (except for the information under the first 11 paragraphs of this section entitled “—The Certificate Administrator”) will not make any representation as to the validity or sufficiency of the PSA, the Certificates or the Mortgage Loans, this prospectus or related documents.

The certificate administrator is required to perform only those duties specifically required under the PSA. The certificate administrator, or any other custodian appointed under the PSA, will hold the Mortgage File for each Mortgage Loan in trust for the benefit of all Certificateholders and the related Serviced Companion Loan Holders. Pursuant to the PSA, the certificate administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the PSA.

Neither the trustee nor the certificate administrator will be accountable for the use or application by the depositor of any Certificates issued to it or of the proceeds of such Certificates, or for the use of or application of any funds paid to the trustee or certificate administrator, as applicable, the master servicer or the special servicer in respect of the Mortgage Loans, or for investment of such amounts (except for any investment of such amounts in investments issued by the trustee or certificate administrator, as applicable, in its commercial capacity), nor will the trustee or certificate administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, or the operating advisor under the PSA unless, in the case of the trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the master servicer or the special servicer in accordance with the terms of the PSA.

Pursuant to the PSA, the certificate administrator, at the cost and expense of the depositor (other than with respect to the Distribution Date Statements), based upon reports, documents, and other information provided to the certificate administrator, will be obligated to file with the SEC, in respect of the issuing entity and the Certificates, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and any other Form 8-K reports required to be filed pursuant to the PSA.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Master Servicer

Wells Fargo will act as the master servicer for all of the Mortgage Loans to be deposited into the Issuing Entity and as the primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. Wells Fargo is also (i) the certificate administrator and custodian under the PSA, (ii) the master servicer, certificate administrator and custodian under the CSAIL 2016-C7 PSA, pursuant to which the Gurnee Mills Whole Loan is serviced, (iii) the trustee, certificate administrator and custodian under the MSC 2016-UBS12 PSA, pursuant to which the Wolfchase Galleria Whole Loan, the 681 Fifth Avenue Whole Loan and the Federal Way Crossings Whole Loan are being serviced, and (iv) the master servicer, certificate administrator and custodian under the WFCM 2016-NXS6 PSA pursuant to which the QLIC Whole Loan is being serviced.

On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo. Like Wells Fargo, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 9/30/2016
By Approximate Number:	33,391	33,605	32,716	31,569
By Approximate Aggregate Unpaid Principal Balance (in billions):	$437.49	$475.39	$503.34	$504.43

Within this portfolio, as of September 30, 2016, are approximately 22,345 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $394.3 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of September 30, 2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo services in Europe through its London Branch. Wells Fargo has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of September 30, 2016, its European third party servicing portfolio, which is included in the above table, is approximately $1.4 billion.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2013	$346,011,017,466	$2,158,219,403	0.62%
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
YTD Q3 2016	$383,266,887,450	$904,827,872	0.24%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer	CSS2	Above Average	MOR CS2

UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average
Special Servicer	CSS3	Average

The long-term issuer ratings of Wells Fargo are rated “AA-” by S&P, “Aa2” by Moody’s and “AA” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code searches and filings.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The Master Servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and NREC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by NREC or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the NREC Mortgage Loans.

Pursuant to the terms of the PSA, Wells Fargo will be entitled to retain a portion of the Servicing Fee (equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial sub servicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.0025% (0.25 bps)) with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Wells Fargo as master servicer. In addition, Wells Fargo will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Neither Wells Fargo nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may retain certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth in this section “—The Master Servicer” has been provided by Wells Fargo. Neither the depositor nor any other person other than Wells Fargo makes any representation or warranty as to the accuracy or completeness of such information.

Certain duties and obligations of Wells Fargo as the master servicer, and the provisions of the PSA are described under “Pooling and Servicing Agreement—General,” “— Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions” and “—Inspections” in this prospectus. Wells Fargo’s ability to waive or modify any terms, fees, penalties or payments on the mortgage loans it is servicing and the effect of that ability on the potential cash flows from such mortgage loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” in this prospectus.

Wells Fargo’s obligations as the master servicer to make advances, and the interest or other fees charged for those advances and the terms of Wells Fargo’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances” in this prospectus. Certain terms of the PSA regarding Wells Fargo’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event”, “—Waiver of Servicer Termination Event” and “—Resignation of the Master Servicer and Special Servicer” in this prospectus. Wells Fargo’s rights and obligations with respect to indemnification, and certain limitations on Wells Fargo’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus. The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA.

For a description of any material affiliations, relationships and related transactions between the master servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

Torchlight Loan Services, LLC (“Torchlight”) will initially be appointed to act as a special servicer under the PSA. In such capacity, the special servicer will be responsible for the servicing and administration of the Specially Serviced Loans and REO Properties pursuant to the PSA.

Torchlight is a Delaware limited liability company. Its executive office and principal special servicing office is located at 475 Fifth Avenue, New York, New York 10017. Torchlight is wholly owned by Torchlight Investors, LLC which through its subsidiaries, affiliates and joint ventures, is involved in the real estate investment, finance and management business and engages principally in:

●	investing in high-yielding real estate loans;

●	investing in unrated and non-investment grade rated securities issued pursuant to CMBS transactions; and

●	distressed debt workout, through Torchlight, its nationally rated special servicing affiliate.

Torchlight has substantial experience in working out loans and has been engaged in servicing CMBS assets since December 2007. Torchlight’s then affiliated predecessor had been engaged in servicing CMBS assets since 1998. In the past five and a half years, Torchlight has resolved over $7.3 billion of U.S. commercial and multifamily loans.

The table below sets forth information about Torchlight’s portfolio of specially serviced commercial and multifamily mortgage loans as of the dates indicated:

CMBS Pools	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 9/30/2016
By Approximate Number	32	32	33	33
Named Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance(1)	$33,400,000,000	$30,300,000,000	$18,200,000,000	$15,400,000,000
Actively Specially Serviced Portfolio By Approximate Number of Loans(2)	150	172	109	74
Actively Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance(2)	$2,200,000,000	$2,100,000,000	$1,600,000,000	$1,300,000,000

(1)	Includes all loans in Torchlight’s portfolio for which Torchlight is the named special servicer, regardless of whether such loans are, as of the specified date, specially-serviced loans.

(2)	Includes only those loans in the portfolio that, as of the specified date, are specially-serviced loans including REO.

As of September 30, 2016, there were 23 personnel involved in the special servicing of commercial real estate assets for Torchlight, of which 11 were dedicated to the special servicing business unit. As of September 30, 2016, Torchlight specially services a portfolio which included approximately 74 loans throughout the 50 United States, the District of Columbia and Puerto Rico with a then-current face value in excess of $1.30 billion, all of which are commercial or multifamily real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as those securing the mortgage loans backing the certificates. Accordingly, the assets that Torchlight services as well as assets owned by its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the mortgage loans for tenants, purchasers, financing and so forth. Torchlight does not service or manage any assets other than commercial and multifamily real estate assets.

Torchlight has developed policies and procedures for the performance of its special servicing obligations in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Torchlight has recognized that technology can greatly improve its performance as a special servicer, and Torchlight’s Intranet based infrastructure provides improved controls for compliance with pooling and servicing agreements, loan administration and procedures in workout/resolution. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for improved accuracy, efficiency, transparency, monitoring and controls.

Torchlight utilizes the services of certain independent contractors to augment its personnel.  Such services provided by independent contractors are included in the personnel numbers above. Torchlight does not have any material primary advancing obligations with respect to the CMBS pools as to which it acts as special servicer and accordingly Torchlight does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA nor any material impact on the mortgage pool performance or the performance of the certificates.

Torchlight will not have primary responsibility for custody services of original documents evidencing the mortgage loans. On occasion, Torchlight may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Torchlight has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard. There are currently no legal proceedings pending; and no legal proceedings known to be contemplated by governmental authorities, against Torchlight or of which any of its property is the subject, which is material to the certificateholders. Torchlight is not an affiliate of the Depositor, the sponsors, the mortgage loan sellers, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer or any originator of any of the Mortgage Loans identified in this prospectus.

There are no specific relationships involving or relating to this transaction or the securitized mortgage loans between Torchlight or any of its affiliates, on the one hand, and the depositor, the sponsors or the issuing entity, on the other hand, that currently exist or that existed during the past two (2) years. In addition, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party—apart from the subject securitization transaction—between Torchlight or any of its affiliates, on the one hand, and the depositor, the sponsors or the issuing entity, on the other hand, that currently exist or that existed during the past two (2) years and that are material to an investor’s understanding of the offered certificates.

No securitization transaction involving commercial or multifamily mortgage loans in which Torchlight was acting as special servicer has experienced an event of default as a result of any action or inaction performed by Torchlight as special servicer. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by Torchlight with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which Torchlight was acting as special servicer.

From time to time, Torchlight and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. Torchlight does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as special servicer.

Torchlight may enter into one or more arrangements with the applicable Directing Certificateholder, holders of certificates of the Controlling Class or any person with the right to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Torchlight’s appointment as special servicer under the PSA and any related intercreditor agreement and limitations on such person’s right to replace the special servicer.

Torchlight is an affiliate of the entity expected to (a) purchase the Class E, Class F, Class NR and Class Z certificates on the Closing Date, (b) be the initial Controlling Class Certificateholder and (c) be appointed as the initial Directing Certificateholder. Except as described above, neither Torchlight nor any of its affiliates intends to acquire on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. Any such party will have the right to dispose of such certificates at any time.

The foregoing information regarding the special servicer set forth in this section entitled “—The Special Servicer” has been provided by Torchlight. None of the depositor, the underwriters, the master servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator, or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

The special servicer will be required to pay all expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement as described in this prospectus).

The special servicer may be terminated, with respect to the Mortgage Loans and Serviced Companion Loans, without cause, by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Directing Certificateholder (for so long as a Control Termination Event does not exist), as described and to the extent in “Pooling and Servicing Agreement—Termination of the Special Servicer” in this prospectus.

The special servicer may resign under the PSA as described under “Pooling and Servicing Agreement—Resignation of the Master Servicer and Special Servicer” in this prospectus.

Certain duties and obligations of Torchlight Loan Services, LLC as the special servicer and the provisions of the PSA are described under “Pooling and Servicing Agreement”, “—Enforcement of “Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “—Inspections; Collection of Operating Information” and “Description of the Certificates—Appraisal Reduction Amounts” in this prospectus. Torchlight Loan Services, LLC’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below.

The special servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Gurnee Mills Special Servicer, the Wolfchase Galleria Special Servicer, the Federal Way Crossings Special Servicer and the 681 Fifth Avenue Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“Rialto”), is expected to be appointed to act as the special servicer for the Wolfchase Galleria Loan Combination, the 681 Fifth

Avenue Loan Combination and the Federal Way Crossings Loan Combination (in such capacity, the “MSC 2016-UBS12 Special Servicer”) pursuant to the MSC 2016-UBS12 Pooling and Servicing Agreement and was appointed to act as special servicer of the Gurnee Mills Loan Combination (in such capacity, the “CSAIL 2016-C7 Special Servicer”) pursuant to the CSAIL 2016-C7 Pooling and Servicing Agreement. Rialto in such capacity is expected to initially be responsible for the servicing and administration of the Wolfchase Galleria Loan Combination, the 681 Fifth Avenue Loan Combination and the Federal Way Crossings Loan Combination pursuant to the MSC 2016-UBS12 Pooling and Servicing Agreement and the Gurnee Mills Loan Combination pursuant to the CSAIL 2016-C7 Pooling and Servicing Agreement and the REO Properties associated therewith as well as the reviewing of certain major decisions and other transactions and other special servicer decisions relating to the Wolfchase Galleria Loan Combination, the 681 Fifth Avenue Loan Combination, the Federal Way Crossings Loan and the Gurnee Mills Loan Combination. Rialto maintains its principal servicing office at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172.

Rialto has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. Rialto currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar.

Rialto is a wholly-owned subsidiary of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”). RCM is a vertically integrated commercial real estate investment and asset manager and an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B). As of September 30, 2016, RCM was the sponsor of, and certain of its affiliates were investors in, nine private equity funds (collectively, the “Funds”) with an aggregate of approximately $3.8 billion of equity under management and RCM also advised one separately managed account with $400 million of committed capital. Four of such funds are focused on distressed and value-add real estate related investments and commercial mortgage backed securities, three of such funds are focused on investments in commercial mortgage-backed securities and the other two funds and the separately managed account are focused on mezzanine debt and credit investments. To date, RCM has acquired and/or is managing over $7.3 billion of non- and sub-performing real estate assets, representing approximately 10,800 loans. Included in this number are approximately $3 billion in structured transactions with the FDIC. RCM was also a sub-advisor and investor in an approximately $4.6 billion Public-Private Investment Fund with the U.S. Department of the Treasury, which was liquidated in October of 2012.

In addition, RCM has underwritten and purchased, primarily for the Funds, over $4.5 billion in face value of subordinate, newly-originated commercial mortgage-backed securities bonds in 65 different securitizations totaling approximately $71.3 billion in overall transaction size. RCM has the right to appoint the special servicer for each of these transactions.

RCM has over 400 employees and is headquartered in Miami with two other main offices located in New York City and Atlanta. In addition, the asset management platform utilizes seven satellite offices located in Nevada, Arizona, California, Colorado, North Carolina and Florida. It is also supported in local markets by the Lennar infrastructure which provides access to over 6,800 employees across the country’s largest real estate markets.

Rialto has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB. Rialto has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by Rialto for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

Rialto is subject to external and internal audits and reviews. Rialto is subject to Lennar’s internal audit reviews, typically on a semi-annual basis, which focus on specific business areas such as finance, reporting, loan asset management and REO management. Rialto is also subject to external audits as part of the external audit of Lennar and stand-alone audits of the FDIC transactions and the Funds. As part of such external audits, auditors perform test work and review internal controls throughout the year. As a result of this process, Rialto has been determined to be Sarbanes-Oxley compliant.

Rialto maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, Rialto has a formal, documented disaster recovery and business continuity plan which is managed by Lennar’s on-site staff.

As of September 30, 2016, Rialto and its affiliates were actively special servicing approximately 1,000 portfolio loans with a principal balance of approximately $300 million and were responsible for approximately 900 portfolio REO assets with a principal balance of approximately $1 billion.

Rialto is also currently performing special servicing for 70 commercial real estate securitizations. With respect to such securitization transactions, Rialto is administering approximately 5,037 assets with an original principal balance at securitization of approximately $73 billion. The asset pools specially serviced by Rialto include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The table below sets forth information about Rialto’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 9/30/2016
Number of CMBS Pools Named Special Servicer	27	45	59	70
Approximate Aggregate Unpaid Principal Balance(1)	$32.4 billion	$49.2 billion	$63.6 billion	$73 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	27	28	17	37
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$101 million	$126.9 million	$141.9 million	$352 million

(1)	Includes all commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by Rialto.

(2)	Includes only those commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer that are, as of the specified date, specially serviced by Rialto. Does not include any resolutions during the specified year.

In its capacity as the MSC 2016-UBS12 Special Servicer and the CSAIL 2016-C7 Special Servicer, Rialto will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. Rialto may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that Rialto has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard under the MSC 2016-UBS12 Pooling and Servicing Agreement and the CSAIL 2016-C7 Pooling and Servicing Agreement, as applicable.

Rialto does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances Rialto may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of Rialto, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by Rialto in other commercial mortgage-backed securitization pools generally, for which Rialto has developed processes and procedures which materially differ from the processes and procedures employed by Rialto in connection with its special servicing of commercial mortgage-backed securitization pools generally. There have not been, during the past three years, any material changes to the policies or procedures of Rialto in the servicing function it will perform under the MSC 2016-UBS12 Pooling and Servicing Agreement and the CSAIL 2016-C7 Pooling and Servicing Agreement, as applicable, for assets of the same type included in such securitizations.

No securitization transaction in which Rialto was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of Rialto as special servicer, including as a result of a failure by Rialto to comply with the applicable servicing criteria in connection with any securitization transaction. Rialto has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. Rialto has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which Rialto is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by Rialto in connection with any securitization in which Rialto was acting as special servicer.

Rialto does not believe that its financial condition will have any adverse effect on the performance of its duties under the MSC 2016-UBS12 Pooling and Servicing Agreement and the CSAIL 2016-C7 Pooling and Servicing Agreement, as applicable, and, accordingly, Rialto believes that its financial condition will not have any material impact on the performance of its duties under the MSC 2016-UBS12 Pooling and Servicing Agreement and the CSAIL 2016-C7 Pooling and Servicing Agreement, as applicable.

From time to time Rialto is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Rialto does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the MSC 2016-UBS12 Pooling and Servicing Agreement and the CSAIL 2016-C7 Pooling and Servicing Agreement, as applicable. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Rialto or of which any of its property is the subject, that are material to the Certificateholders.

Rialto occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which Rialto acts as special servicer, Rialto may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Rialto’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace Rialto as the special servicer.

Rialto Capital Advisors, LLC, (i) the CSAIL 2016-C7 Special Servicer pursuant to the CSAIL 2016-C7 Pooling and Servicing Agreement and (ii) the expected MSC 2016-UBS12 Special Servicer pursuant to the MSC 2016-UBS12 Pooling and Servicing Agreement, is an affiliate of the entity that was appointed as an initial directing certificateholder for the CSAIL 2016-C7 securitization with respect to the Gurnee Mills Loan Combination and is expected to be the initial directing certificateholder for the MSC 2016-UBS12 securitization with respect to the Wolfchase Galleria Loan Combination, the 681 Fifth Avenue Loan Combination and the Federal Way Crossings Loan Combination.

Neither Rialto nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. From time to time, Rialto and/or its affiliates may purchase securities, including CMBS certificates. Rialto and/or its affiliates may review this prospectus and purchase certificates issued in this offering or in the secondary market.

The foregoing information regarding The Gurnee Mills Special Servicer, the Wolfchase Galleria Special Servicer, the Federal Way Crossings Special Servicer and the 681 Fifth Avenue Special Servicer under this heading “—The Gurnee Mills Special Servicer, the Wolfchase Galleria Special Servicer, the Federal Way Crossings Special Servicer and the 681 Fifth Avenue Special Servicer” has been provided by Rialto. None of the depositor, the underwriters, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor and asset representations reviewer under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan). Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of September 30, 2016, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $92.299 billion issued in 90 transactions.

As of September 30, 2016, Park Bridge Lender Services was acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $17.66 billion issued in 22 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

U.S. Credit Risk Retention

On the Closing Date, NREC (one of the Sponsors and an affiliate of Natixis Securities Americas LLC, one of the underwriters), is expected to purchase for cash from the underwriters 5.0% of the Certificate Balance, the Notional Amount or Percentage Interest, as applicable, of each class of certificates set forth below:

Class	Initial Certificate Balance/Notional Amount/Percentage Interest to be Retained
Class A-1	$1,139,000
Class A-2	$4,299,000
Class A-3	$5,750,000
Class A-4	$8,746,000
Class A-SB	$1,306,000
Class X-A	$22,758,000
Class X-B	$2,049,000
Class A-S	$1,518,000
Class B	$2,049,000
Class C	$1,555,000
Class X-E	$949,000
Class X-F	$342,000
Class X-NR	$1,138,039
Class D	$1,555,000
Class E	$949,000
Class F	$342,000
Class NR	$1,138,039
Class Z	5%

The certificates described above (as such certificates may be exchanged as described under Annex F) are referred to in this prospectus collectively as the “RRI Interest”.

General

The RRI Interest is intended to meet the definition of an “eligible vertical interest,” as such term is defined in Regulation RR, which implements the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”). While the Credit Risk Retention Rules do not apply to commercial mortgage backed securitizations that close prior to December 24, 2016, NREC has agreed to hold the RRI Interest as if this securitization were subject to the Credit Risk Retention Rules and NREC (the “Retaining Party”) were acting as the retaining sponsor under the Credit Risk Retention Rules, but only for so long as such rules remain in effect after their effective date. Nonetheless, the Credit Risk Retention Rules do not apply to this securitization, and none of the issuing entity, the depositor, the underwriters or the Retaining Party makes any representation as to compliance with the Credit Risk Retention Rules. Further, the references herein to NREC acting as retaining party in this prospectus do not obligate NREC to act in accordance with the Credit Risk Retention Rules.

Qualifying CRE Loans

The Retaining Party has determined that 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §___.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Hedging, Transfer and Financing Restrictions

The Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to a “retaining party” and any of its “affiliates” (each as defined in the Credit Risk Retention Rules) as if compliance with the Credit Risk Retention Rules is required.

These restrictions will include an agreement by the Retaining Party not to transfer its RRI Interest, except to a “majority-owned affiliate” (as defined in, and in accordance with, the Credit Risk Retention Rules and otherwise in compliance with the Credit Risk Retention Rules as if in effect). In addition, the Retaining Party and its affiliates will not be permitted to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the RRI Interest unless such transaction complies with the Credit Risk Retention Rules.

The Retaining Party has agreed that the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the earlier of (1) the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance; (ii) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date; or (iii) two years after the Closing Date and (2) such other date as permitted under the Credit Risk Retention Rules (including as a result of modification or repeal of the Credit Risk Retention Rules).

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property and revenues received in respect thereof but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan and revenues; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in any such funds or assets relating to such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2016-NXSR will consist of the following classes: the Class A-1 certificates, the Class A-2 certificates, the Class A-3 certificates, the Class A-4 certificates and the Class A-SB certificates (collectively with the Class A-S certificates, the “Class A Certificates”), the Class X-A certificates, the Class X-B certificates, the Class X-E certificates, the Class X-F certificates and the Class X-NR certificates (collectively, the “Class X Certificates”), the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, the Class NR certificates, the Class Z certificates and the Class R certificates.

The Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-E, Class X-F and Class X-NR certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
Class A-1	$22,779,000
Class A-2	$85,980,000
Class A-3	$115,000,000
Class A-4	$174,907,000
Class A-SB	$26,116,000
Class X-A	$455,124,000
Class X-B	$40,961,000
Class A-S	$30,342,000
Class B	$40,961,000
Class C	$31,100,000

Non-Offered Certificates
Class X-E	$18,963,000
Class X-F	$6,827,000
Class X-NR	$22,757,039
Class D	$31,100,000
Class E	$18,963,000
Class F	$6,827,000
Class NR	$22,757,039

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S

certificates. The Notional Amount of the Class X-B certificates will equal the Certificate Balance of the Class B certificates. The Notional Amount of the Class X-E certificates will equal the Certificate Balance of the Class E certificates. The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates. The Notional Amount of the Class X-NR certificates will equal the Certificate Balance of the Class NR certificates.

The Class Z certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class Z certificates will represent the right to receive Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

“Excess Interest” with respect to an ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Vinings Village Mortgage Loan will be held by the Vinings Village Loan REMIC. The Jameel Road and Kirkwood Center Mortgage Loan will be held by the Jameel Road and Kirkwood Center Loan REMIC. The Mortgage Loans (other than the Vinings Village Mortgage Loan and the Jameel Road and Kirkwood Center Mortgage Loan)(exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The Excess Interest will be held in a grantor trust (the “Grantor Trust”), beneficial ownership of which will be represented by the Class Z Certificates. The certificates (other than the Class Z and Class R Certificates) will represent beneficial ownership of their respective interests in the related trust components issued by the Upper-Tier REMIC to the Grantor Trust.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in January 2017.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class Z or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and any Companion Distribution Account maintained by it in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than any Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date and, in the case of a Non-Serviced Mortgage Loan, other than the monthly remittance thereon) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February or in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class Z certificates);

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)       the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (and any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (and any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (and any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (and any periodic payments for any related Companion Loan) relating to such Collection Period (or applicable grace period) on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-E, Class X-F and Class X-NR certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in reduction of the Certificate Balances of those classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-SB certificates, in an amount equal to the lesser of the Principal Distribution Amount for such Distribution Date and the amount necessary to reduce the Certificate Balance of the Class A-SB certificates to the scheduled principal balance set forth on Annex E to this prospectus with respect to the Class A-SB certificates (the “Class A-SB Scheduled Principal Balance”) for such Distribution Date;

(ii)	to the holders of the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (i) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(iii)	to the holders of the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) and (ii) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(iv)	to the holders of the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (iii) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(v)	to the holders of the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (iv) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero;

(vi)	to the holders of the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (vi) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Realized Losses previously allocated to each such class), up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the holders of the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates have been reduced to zero, to the holders of the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the holders of the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the holders of the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the holders of the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the holders of the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the holders of the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the holders of the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the holders of the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the holders of the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the holders of the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E certificates have been reduced to zero, to the holders of the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the holders of the Class F certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the holders of the Class NR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates and the Class F certificates have been reduced to zero, to the holders of the Class NR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the holders of the Class NR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-fifth, to the holders of the Class R certificates, any remaining amounts.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective outstanding Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date on which the Certificate Balances of the Subordinate Certificates (calculated without giving effect to the Principal Distribution Amount on such Distribution Date) have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class NR certificates will be a per annum rate equal to [___]%.

The Pass-Through Rate on the Class X-A certificates for any Distribution Date will be a per annum rate equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class B certificates for such Distribution Date. The Pass-Through Rate for the Class X-E certificates for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class E certificates for such Distribution Date. The Pass-Through Rate for the Class X-F certificates for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class F certificates for such Distribution Date. The Pass-Through Rate for the Class X-NR certificates for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class NR certificates for such Distribution Date. The Class Z certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than their allocated portion of Excess Interest, if any, with respect to any ARD Loan, allocated as described under “Excess Interest” below.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including the Non-Serviced Mortgage Loans) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan (including each Non-Serviced Mortgage Loan) and any REO Mortgage Loan is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower, or otherwise. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month accrual period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month accrual period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Mortgage Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the related Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of a class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each class of Regular Certificates for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)       the Principal Shortfall for that Distribution Date,

(b)       the Scheduled Principal Distribution Amount for that Distribution Date; and

(c)       the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans during the applicable one-month period ending on the related Determination Date (or, in the case of a Non-Serviced Mortgage Loan, received by the master servicer during such period as would allow inclusion in the Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties during the applicable one-month period ending on the related Determination Date (or, in the case of a Non-Serviced Mortgage Loan, received by the master servicer during such period as would allow inclusion in the Available Funds for such Distribution Date) whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees payable as of the date of receipt of such proceeds, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the applicable one-month period ending on the related Determination Date, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan and payable as of the date of receipt of such proceeds, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Mortgage Loan, is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Mortgage Loan on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and/or the related Mortgaged Property has not become an REO property, and (b) interest on the Stated Principal Balance of that

Mortgage Loan or REO Mortgage Loan at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the Mortgage Loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will generally be reduced by the amount of payments and other collections of principal received on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will equal the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan, as applicable) is otherwise liquidated, then, as of the Distribution Date that relates to the first Determination Date on or prior to which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee and the CREFC® Intellectual Property Royalty License Fee payable each month, each REO Property (including any REO Property with respect to the Non-Serviced Mortgage Loan held pursuant to the Non-Serviced PSA) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and, if applicable, each related Companion Loan (an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) were still outstanding, and all references to Mortgage Loan or Mortgage Loans or Companion Loan or Companion Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to the ARD Loan on or prior to the related Determination Date to the holders of the Class Z certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions of the Code.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, yield maintenance charges, if any, collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates (excluding the Class X-E, Class X-F, Class X-NR, Class E, Class F and Class NR certificates) in the following manner: (a) pro rata, between (i) the group (the “YM Group A”) of Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A and Class A-S certificates, and (ii) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of Class X-B, Class B, Class C and Class D certificates, based upon the aggregate amount of principal distributed to the Classes of Principal Balance Certificates in each YM Group on such Distribution Date; and (b) as among the respective Classes of Certificates in each YM Group in the following manner: (1) on a pro rata basis in accordance with their respective entitlements in those yield maintenance charges, to each Class of Principal Balance Certificates in such YM Group in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such Class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in such YM Group on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment with respect to such Class of Principal Balance Certificates, and (z) the aggregate amount of such yield maintenance charge allocated to such YM Group and (2) the portion of such yield maintenance charge allocated to such YM Group remaining after such distributions to the applicable Class(es) of Principal Balance Certificates in such YM Group, in the case of amounts distributable to YM Group A, to the Class X-A certificates and in the case of amounts distributable to YM Group B, to the Class X-B certificates.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D certificates is a fraction (a) whose numerator is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate of such Class of Certificates and (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the greater of zero and the difference between (i) the Mortgage Loan Rate on such Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Loan Rate of such Serviced Whole Loan) and (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one or less than zero. If such discount rate is greater than or equal to the lesser of (x) the Mortgage Loan Rate on the related Mortgage Loan or Serviced Whole Loan, as applicable, and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero; provided that if such discount rate is greater than or equal to the Mortgage Loan Rate on such Mortgage Loan or Serviced Whole Loan, as applicable, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a fixed percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge and a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

No prepayment premiums or yield maintenance charges will be distributed to the holders of the Class X-E, Class X-F, Class X-NR, Class E, Class F, Class NR, Class Z or Class R certificates. After the Certificate Balances and Notional Amounts of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be distributed to the holders of the Class X-B certificates, regardless of whether the Notional Amount of the Class X-B certificates has been reduced to zero.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount, as applicable, of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	September 2021
Class A-2	November 2021
Class A-3	September 2026
Class A-4	November 2026
Class A-SB	November 2025
Class A-S	November 2026
Class X-A	November 2026
Class X-B	December 2026
Class B	December 2026
Class C	December 2026

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in December 2049. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan(s) in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) that actually accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan(s) in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum and (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) for so long as no Control Termination Event has occurred or is continuing and, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s), pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the Non-Serviced Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payments for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F and Class NR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F and Class NR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F and Class NR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”).

The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR certificates;

second, to the Class F certificates;

third, to the Class E certificates;

fourth, to the Class D certificates;

fifth, to the Class C certificates;

sixth, to the Class B certificates; and

seventh, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the applicable Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class Z certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” and “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero, except that the Class Z certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the forms provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)        a CREFC® servicer watch list;

(11)        a CREFC® loan level reserve and letter of credit report;

(12)        a CREFC® property file;

(13)        a CREFC® financial file;

(14)        a CREFC® loan setup file (with respect to the initial Distribution Date); and

(15)        a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under an Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the initial Distribution Date); and

●	a CREFC® loan periodic update file.

In addition, the master servicer (with respect to a Mortgage Loan that is not an REO Loan) or special servicer (with respect to REO Loans), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing following the receipt of such quarterly operating statement for the quarter ending March 31, 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List). The master servicer (with respect to Mortgage Loans that are not REO Loans) or the special servicer (with respect to REO Loans), as applicable, will deliver or make available copies (in electronic format) to the certificate administrator, the operating advisor and, upon request, each holder of a Serviced Companion Loan by electronic means the operating statement analysis.

●	Within 45 days after receipt by the special servicer (with respect to REO Loans) or the master servicer (with respect to a Mortgage Loan that is not an REO Loan) of any annual operating statements or rent rolls commencing following the receipt of such annual operating statement for the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer in preparing the CREFC® comparative financial status report. Such master servicer or special servicer will deliver to the certificate administrator, the operating advisor and, upon request, each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if the DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” means the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Certificateholder or Risk Retention Consultation Party) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that:

(1)	(i) if a Privileged Person is a Borrower Party and is also the Directing Certificateholder or one of the Controlling Class Certificateholders, then such Directing Certificateholder or Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), will not be entitled to receive any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if a Privileged Person is a Borrower Party but is not the Directing Certificateholder or any Controlling Class Certificateholder, then such party will not be entitled to receive any information other than the Distribution Date Statement;

(2)	if a Privileged Person is a Borrower Party and is also the special servicer, such Privileged Person will be prohibited from viewing or otherwise retrieving any information related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan; and

(3)	notwithstanding (1) above, any Excluded Controlling Class Holder will be permitted to obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

The “Risk Retention Consultation Party” will be the party selected by the holder or holders of more than 50% of the RRI Interest by Certificate Balance, as determined by the certificate registrar from time to time. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of the Risk Retention Consultation Party from a party holding the requisite interest in the RRI Interest (as confirmed by the certificate registrar). The initial Risk Retention Consultation Party is expected to be NREC.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer (including any Excluded Special Servicer) and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means (a) with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to the Risk Retention Consultation Party or the holder of the majority of the RRI Interest, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Risk Retention Consultation Party or the holder of the majority of the RRI Interest is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing:

(i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder or the Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing),

(ii) that either (a) such person is the Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator,

(iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and

(iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws;

provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain from the master servicer or the special servicer, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class

Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that (i) solely for the purposes of giving any consent or taking any action pursuant to the PSA, any certificate beneficially owned by the depositor, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the operating advisor, a Borrower Party or any person actually known to a responsible officer of the certificate registrar to be an affiliate of the depositor, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the operating advisor or a Borrower Party will be deemed not to be outstanding and (2) solely for the purposes of exercising any rights of a Certificateholder described under “Pooling and Servicing Agreement―Dispute Resolution Provisions”, any Certificate beneficially owned by any mortgage loan seller will be deemed not to be outstanding, and, in the case of either (1) or (2), the Voting Rights to which they are entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, take any such action or exercise any such rights has been obtained (provided that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Loan). Notwithstanding the foregoing, for purposes of obtaining the consent of Certificateholders to an amendment of the PSA, any Certificate beneficially owned by the depositor, the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator or any of their affiliates will be deemed to be outstanding; provided that if such amendment relates to the termination, increase in compensation or material reduction of obligations of the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator or any of their affiliates, then such Certificate so owned will be deemed not to be outstanding. Notwithstanding the foregoing, the restrictions above will not apply (i) to the exercise of the rights of the master servicer, the special servicer or an affiliate of the master servicer or the special servicer, if any, as a member of the Controlling Class (but not with respect to any Excluded Controlling Class Loan with respect to which such party is an Excluded Controlling Class Holder) or (ii) solely for purposes of accessing information, to any affiliate of the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public. Each NRSRO will be deemed to recertify to the foregoing each time it accesses the certificate administrator’s website.

In addition, under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg Financial Markets, L.P., CMBS.com, Inc., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., Asset Reviewers LLC, Moody’s Analytics and BlackRock Financial Management, Inc., pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or the special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or the special servicer, as the case may be; provided that in connection with such request, the master servicer or the special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or the special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information to be Provided to Risk Retention Consultation Party

In addition to the reports and other information to be delivered or made available to the Risk Retention Consultation Party, the Pooling and Servicing Agreement will provide that for so long as a Control Termination Event has occurred and is continuing, all information to be delivered or made available to the Operating Advisor shall also be delivered or made available to the Risk Retention Consultation Party (except for information relating to an Excluded Loan with respect to such party).

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

(A) the following “deal documents”:

●	this prospectus;

●	the PSA, each Sub-Servicing Agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

(B) the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C) the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date Statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

●	the annual reports prepared by the operating advisor;

(D) the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the special servicer;

●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

●	any appraisals delivered in connection with any Asset Status Report;

(E) the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the PSA;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

●	any notice of resignation or termination of the master servicer or special servicer;

●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

●	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

●	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

●	any notice of the termination of a sub-servicer;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the issuing entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any Proposed Course of Action Notice;

●	any assessment of compliance delivered to the certificate administrator;

●	any Attestation Reports delivered to the certificate administrator; and

●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

(F)       the “Investor Q&A Forum”;

(G)	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

(H)	the “Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information in accordance with terms of the PSA.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding the Non-Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or the Risk Retention Consultation Party as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at (866) 846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will allow the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide or provide access to certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or the underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1) 0% in the case of the Class Z and Class R certificates,

(2) 2% in the case of the Class X-A, Class X-B, Class X-E, Class X-F and Class X-NR certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination (with respect to the RRI Interest, subject to the limitations described below), and

(3) in the case of any class of Principal Balance Certificates (or, with respect to a vote of Non-Reduced Certificates, in the case of any class of Non-Reduced Certificates), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates (or, with respect to a vote of Non-Reduced Certificates, the aggregate of the Certificate Balances of all classes of the Non-Reduced Certificates), each determined as of the prior Distribution Date (with respect to the RRI Interest, subject to the limitations described below);

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

None of the Class Z certificates, the Class R certificates or the RRI Interest will be entitled to any Voting Rights; however, the holders of the RRI Interest will be entitled to consent to amendments to the PSA that would adversely affect the rights of such Certificateholders.

“Non-Reduced Certificates” means, as of any date of determination, any class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates as of the date of determination and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such class of certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of certificates.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—Access to Certificateholders’ Names and Addresses” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Exchange of Certificates

On and after the Closing Date, a holder of a uniform percentage interest in each class of certificates (other than the Class R certificates) may be exchanged for such percentage interest in the Class V Certificates, as described in Annex F to this prospectus.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request, afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register.

Requests to Communicate

The PSA will require that the certificate administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Administration Group – CSMC 2016-NXSR

with a copy to: trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor, the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, 2016 – NXSR and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in certifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)     an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)     the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)      an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)     the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)    originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)    the original or a copy of the policy or certificate of lender’s title insurance of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)     an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)     the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)       the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)       the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)       the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)       the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)       the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan; and

(xvii)       the original or a copy of any related mezzanine intercreditor agreement.

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

In addition, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence File to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)      a copy of each of the following documents:

(i)       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)       any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)       all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)       the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)       any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)       any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)       any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)       any ground lease, related ground lessor estoppel, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)       any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)       any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)       any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)       all related environmental reports; and

(xiv)       all related environmental insurance policies;

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)       a copy of (i) all mortgagor’s certificates of hazard insurance and/or (ii) hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), in each case, if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property(ies);

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)       a copy of the applicable mortgage loan seller’s asset summary;

(j)       a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)       a copy of financial statements of the related mortgagor;

(m)       a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)       a copy of any insurance consultant report;

(s)       a copy of the organizational documents of the related mortgagor and any guarantor;

(t)       a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)       a copy of any closure letter (environmental); and

(v)       a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included or obtained in connection with the origination of such Mortgage Loan, (other than any document that customarily would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the related mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)       such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)       in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(1)       cure such Material Defect in all material respects, at its own expense,

(2)       repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)       substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution.

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the related mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the related mortgage loan seller of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA (other than the asset representations reviewer) to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of

Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the related mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the related mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event has occurred and is continuing and in respect of any Mortgage Loan that is not an Excluded Loan with respect to such Directing Certificateholder or the holder of the majority of the Controlling Class, with the consent of the Directing Certificateholder) are able to agree, each in its sole discretion, upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage.

In addition, the MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related mortgage loan seller repurchases the related Non-Serviced Companion Loan securitized under the related Non-Serviced PSA from the related other issuing entity, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Non-Serviced Pari Passu Companion Loans contained in a securitization.

With respect to any Mortgage Loan, the “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable), if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, the asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan (or related REO Loan); provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” but will include trust expenses related to such activities, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by a mortgage loan seller, the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)       have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)       have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)       have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)       accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)       have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)       have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)       comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)       have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)       have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)       constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)       not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)       have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)       not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)       have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan with respect to either the Directing Certificateholder or the holder of the majority of the Controlling Class, by the Directing Certificateholder;

(o)       prohibit defeasance within two years of the Closing Date;

(p)       not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)       have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)       be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the related mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the related mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The related mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the related mortgage loan seller will be deemed to have cured the breach in all respects. The related mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the related mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Co-Lender Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Pari Passu Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of each Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Co-Lender Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” above.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator in its capacity as custodian, with a copy to the master servicer, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to either the Directing Certificateholder or the holder of the majority of the Controlling Class) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan), as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)       the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)       the obligation, if any, of the master servicer to make advances;

(D)       the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)       the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)       any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)       any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)       any obligation of the master servicer or the special servicer, or any of their respective affiliates, to repurchase, substitute for or make a Loss of Value Payment a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower(s) on similar non-defaulted debt of such borrower(s) as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and the Serviced Pari Passu Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any Sub-Servicing Agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Remittance Date; and

(2)       in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined to exist with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges, prepayment premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such a Mortgage Loan or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Pari Passu Companion Loan under the related Co-Lender Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for a Non-Serviced Whole Loan under the PSA. No

Servicing Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the issuing entity. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan other than an Excluded Loan as to such party, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to (a) consider (among other things) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) to estimate and consider (among other things) future expenses, (c) to estimate and consider (among other things) the timing of recoveries, and (d) give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such reimbursement, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer, which determination will be binding on the master servicer and the trustee. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to such Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, other than in the case of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account, in no event later than the 2nd business day following receipt in available and properly identified funds, all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Companion Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including the “Lower-Tier REMIC Distribution Account” and the “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account), plus, among other things, any P&I Advances less amounts, if any, distributable to the Class Z and Class R certificates as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Remittance Date occurring each February and on any Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class Z certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain the “Gain-on-Sale Reserve Account”, which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates), and to the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (each, a “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Companion Distribution Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from their investment of such funds, as provided in the PSA.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account), exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to each Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)       to remit on each Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any, or (C) to the certificate administrator for deposit into the Interest Reserve Account any Withheld Amounts collected on the Actual/360 Loans for their due dates in January (except during a leap year) and February of any calendar year;

(ii)       to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)       to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)       to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)       to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)       to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)       to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)       to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)       to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)       to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)       to recoup any amounts deposited in the Collection Account in error;

(xii)       to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)       to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)       to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)       to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)       to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)       to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)       to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)       to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)       to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Co-Lender Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® investor reporting package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans, the related Serviced Companion Loans and each REO Mortgage Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of each such Mortgage Loan, Serviced Companion Loan and REO Mortgage Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and the related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan), the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of each such Specially Serviced Loan and REO Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and the related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Specially Serviced Loan for which the special servicer obtains (i) a full, partial or discounted payoff (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (iii) Loss of Value Payments, an amount calculated by application of a Liquidation Fee rate to the related payment or proceeds (exclusive of default interest).	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments, and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption fees, waiver, consent and earnout fees, late payment charges, default interest and other processing fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account or the Distribution	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Mortgage Loan in each case, excluding each Non-Serviced Mortgage Loan and excluding any Companion Loan).	Account.
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee.	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan (in each case, excluding each Non-Serviced Mortgage Loan and excluding any Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower when incurred.	Time to time
Asset Representations Reviewer Fee/Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee/Asset Representations Reviewer	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	The sum of: (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $ 2,000 per Mortgaged Property relating to a Subject	Payable by the related mortgage loan seller upon completion of any Asset Review and within 45 days of receipt of a written request from the asset representations reviewer; provided, however, that if the related mortgage loan seller is (x) insolvent or (y) fails to pay	In connection with each Asset Review with respect to a Delinquent Loan.

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.	such amount upon completion of any Asset Review and within 90 days of receiving an invoice from the asset representations reviewer, such fee will be paid by the trust; provided, further, that notwithstanding any payment of such fee by the trust, such fee will remain an obligation of the related mortgage loan seller and the special servicer will reasonably pursue remedies against such mortgage loan seller (and, in the case of clause (y), the trust will be entitled to interest on such unpaid fee at the advance rate and the special servicer will be entitled to an additional fee equal to 40.0% of such unpaid fee from the related mortgage loan seller upon recovery of such amounts).
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and the related Serviced Companion Loans), and then, with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to the Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and the related Serviced Companion Loans), and then, after or at the same time that advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of	First, out of default interest and late payment charges on the related Mortgage Loan and then,	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	days the related Advance remains unreimbursed.	after or at the same time that advance is reimbursed, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Operating Advisor, Asset Representations Reviewer or Special Servicer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans).	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expense incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any related REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer (if any) under the Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to the Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to a Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement) and any successor REO Loan, and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Whole Loan or REO Loan, equal to a per annum rate ranging from 0.00500% and 0.05250%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to the Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement; provided that with respect to such transactions, the consent of the special servicer is not required for the related transaction and, in the event that the special servicer’s consent is required, then the master servicer will be entitled to 50% of such fees;

●	100% of all assumption application fees received on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) (whether or not the consent of the special servicer is required) and 100% of all defeasance fees;

●	100% of waiver, consent and earnout fees and other processing fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement), provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;

●	50% of all assumption, waiver, consent and earnout fees and other processing fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) for which the special servicer’s consent is required and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid;

●	100% of charges by the master servicer collected for checks returned for insufficient funds;

●	100% of charges for beneficiary statements or demands actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Pari Passu Companion Loan) that are not Specially Serviced Loans; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Pari Passu Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12-months of the collection of the current Excess Modification Fees) will be subject to a cap of the greater of (a) 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan and (b) $25,000.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) and each related Serviced Pari Passu Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Pari Passu Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Wells Fargo as master servicer; provided that Wells Fargo may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to the Non-Serviced Mortgage Loans, the master servicer (or primary servicer) will be entitled to a primary servicing fee accruing at a rate equal to 0.00250% per annum with respect to the Non-Serviced Mortgage Loan.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to a per annum rate equal to the greater of 0.25% and the per annum rate that would result in a special servicing fee of (i) $3,500 or (ii) with respect to any Mortgage Loan with respect to which the Risk Retention Consultation Party is entitled to consult with the special servicer, for so long as the related Mortgage Loan is a Specially Serviced Loan, and during the continuance of a Consultation Termination Event, $5,000, in each case, for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of the lesser of (a) 1.0% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan and (b) the rate that would result in a workout fee of $1,000,000 assuming the Corrected Loan remains outstanding and pays in accordance with its terms through maturity (or if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000, then the Workout Fee Rate will be a rate equal to such higher rate as would result in an aggregate Workout Fee equal to $25,000 assuming the Corrected Loan remains outstanding and pays in accordance with its terms through maturity).

The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including each related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the

Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee and only after the special servicer has received $25,000 in Workout Fees with respect to such Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Loan or REO Property (except with respect to a Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan (and each related Serviced Companion Loan) and REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of the lesser of (a) such rate as would result in a liquidation fee of $1,000,000 and (b) 1.0% with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), each Specially Serviced Loan and each REO Property; provided, that if the rate in clause (b) above would result in a liquidation fee that would be less than $25,000 in circumstances where a liquidation fee is to be paid, then such rate as would yield a fee of $25,000; provided, further, that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the Serviced Companion Loan or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)       (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)      the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)     the purchase of all of the Mortgage Loans and REO Properties, in connection with an optional termination of the issuing entity,

(iv)     with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase in such repurchase in such pooling and servicing agreement if such occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)      the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and if such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, then the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)     if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full; provided that, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)       100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)      100% of assumption application fees and assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans,

(iii)     50% of the portion of any fees payable solely in connection with any modification, waiver, amendment or consent executed in connection with a defeasance transaction for which the consent of the special servicer is required,

(iv)     100% of assumption, waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower, and

(v)      50% of all Excess Modification Fees and assumption fees, consent fees and earnout fees received with respect to all Mortgage Loans (including any Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement, if applicable) (excluding any

Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and for which the special servicer’s consent is required.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (and the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for such Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® investor reporting package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.01070% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Mortgage Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Mortgage Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (in each case, excluding any Non-Serviced Mortgage Loan and excluding any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of (i) 0.00374% with respect to all mortgage loans (except the Novo Nordisk Mortgage Loan, Rentar Plaza Mortgage Loan, Greenwich Office Park Mortgage Loan, and MY Portfolio Mortgage Loan); (ii) 0.00541% with respect to the Novo Nordisk Mortgage Loan; (iii) 0.00541% with respect to the Rentar Plaza Mortgage Loan; (iv) 0.00766% with respect to the Greenwich Office Park Mortgage Loan; and (v) 0.00876% with respect to the MY Portfolio Mortgage Loan, and the Stated Principal Balance of the Mortgage Loans and any REO Loans (in each case, excluding any Non-Serviced Mortgage Loans and excluding any Companion Loans) and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will also be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Mortgage Loan, equal to the product of a rate equal to 0.00082% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Mortgage Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Mortgage Loans.

In connection with each Asset Review with respect to each Delinquent Loan (in such case, a “Subject Loan”), the asset representations reviewer will be required to be paid a fee (the “Asset Representations Reviewer Asset Review Fee”) equal to the sum of (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, from the year of the Closing Date and to the year of the occurrence of the Asset Review.

Each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, except that the Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid, in the first instance, by the related mortgage loan seller upon completion of any Asset Review and within forty-five (45) days of receipt by the related mortgage loan seller of a written invoice from the asset representations reviewer. If the related mortgage loan seller is (x) insolvent or (y) fails to pay such amount within ninety (90) days of receiving an invoice from the asset representations reviewer, such fee will be paid by the issuing entity following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount. However notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the special servicer will be required to reasonably pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity, and the costs of doing so will be a trust fund expense. If the Asset Representation Reviewer Asset Review Fee is paid by the issuing entity pursuant to clause (y) above, the related mortgage loan seller will also be required to pay interest at the advance rate on such Asset Representation Reviewer Asset Review Fee to the issuing entity and an additional fee equal to 40% of such Asset Representation Reviewer Asset Review Fee to the special servicer as additional servicing compensation upon recovery of such amounts. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan will be required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by a mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the

Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® investor reporting package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)	120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)	the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)	30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)	30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)	60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)	90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)	immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount“ for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan as to such party) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least ten (10) business days following the date the master servicer receives from the special servicer the related appraisal or valuation described below, equal to the excess of:

(a)       the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)       the excess of

1.       the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.       the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

The Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective outstanding principal balances.

For a summary of the provisions in each Non-Serviced PSA relating to appraisal reduction amounts, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days, as applicable (in the case of clause (6)) after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer such MAI appraisal. The special servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable, and, promptly following receipt of any such appraisal or performance of such valuation (or receipt of any supplemental appraisal, as discussed below), will deliver a copy thereof to the master servicer, the certificate administrator, the trustee, the operating advisor and (prior to the occurrence of any Consultation Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) the Directing Certificateholder. Based upon the appraisal or valuation, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, to the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event (and unless the related Mortgage Loan is an Excluded Loan as to such party), the special servicer will consult with the Directing Certificateholder with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 6-month period prior to the occurrence of the Appraisal Reduction Event.

Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has not notified the master servicer of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reduction amounts that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under such Non-Serviced PSA in respect of such Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, such Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to such Non-Serviced Whole Loan will generally be allocated to such Non-Serviced Mortgage Loan and the related Non-Serviced Pari Passu Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class NR certificates, second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-E, Class X-F and Class X-NR certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount“ as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Trust or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates and the Controlling Class, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to Class NR certificates, second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based Certificate Balance, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class NR certificates, second, to the Class F certificates, and third, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the special servicer and certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts (as applicable) to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable best efforts to ensure that such appraisal is delivered within 30 days from receipt of the Requesting Holders’ written request and will ensure that such appraisal is prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the master servicer from the special servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the most senior class of Control Eligible Certificates, if any, during such period.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, with respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The QLIC Whole Loan”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than any Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard (with respect to any Mortgage Loan other than an applicable Excluded Loan and, unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder); provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to an REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer (unless a Control Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party). In addition, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (only with respect to a Specially Serviced Loan that is not an Excluded Loan as to such party) in connection with any determination of an Acceptable Insurance Default. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard to (1) cause each borrower to maintain (to the extent required by the related Mortgage Loan documents), and if the borrower does not so maintain, will be required to (2) itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the ten (10) highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property, insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder and/or the consultation rights of the Risk Retention Consultation Party or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or, waiting to consult on a non-binding basis with the Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA as described under “—The Directing Certificateholder—Control Termination Event and Consultation Termination Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained) (except to the extent that the failure to maintain such insurance coverage is an Acceptable Insurance Default), fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder) (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)) and upon non-binding consultation with the Risk Retention Consultation Party, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligations to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Except as otherwise set forth in this section, the special servicer (or, with respect to certain modifications, waivers and amendments that are not Major Decisions, the master servicer) may not waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan, Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than three months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or to be subject to tax under the REMIC provisions. The master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions without the consent of the special servicer (which such consent may be deemed received by the master servicer if the special servicer does not respond within ten (10) business days of delivery to the special servicer of the analysis and all information reasonably requested by the special servicer in order to grant or withhold such consent, plus the time provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any time period provided to a holder of a Companion Loan under a related intercreditor agreement).

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, (a) with respect to any Mortgage Loan other than any Excluded Loan as to such party, the approval of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder) and (b) with respect to a Specially Serviced Loan other than any Excluded Loan as to such party, non-binding consultation with the Risk Retention Consultation Party, in each case as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)       extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, (a) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder and (b) after non-binding consultation with the Risk Retention Consultation Party (in either of clause (a) and (b), other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)       provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

If the special servicer is the party giving notice of any modification, waiver or amendment of any term of any Mortgage Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party and unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer is the party giving notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and the special servicer will forward such notice to the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party)), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer, with respect to non-Specially Serviced Loans (other than any Non-Serviced Mortgage Loan), and the special servicer, with respect to Specially Serviced Loans, will be required (a) to exercise any right it may have with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that with respect to such waiver of rights, (i) with respect to all non-Specially Serviced Loans, the master servicer has made a recommendation and analysis and obtained the prior written consent (or deemed consent) of the special servicer, (ii) with respect to all Specially Serviced Loans and all non-Specially Serviced Loans, the special servicer has obtained, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an applicable Excluded Loan, the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an applicable Excluded Loan, the special servicer has consulted with the Directing Certificateholder). However, the master servicer or the special servicer, as applicable, may not waive the rights of the lender or grant its consent under any “due-on-sale” clause, unless:

●	the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation, or

●	such Mortgage Loan (including a Mortgage Loan related to a Serviced Whole Loan) (a) represents less than 5% of the principal balance of all the Mortgage Loans in the issuing entity, (b) has a principal balance that is equal to or less than $35 million and (c) is not one of the ten largest Mortgage Loans in the pool based on principal balance (although no such Rating Agency Confirmation will be required if such Mortgage Loan has a principal balance less than $10,000,000).

For the avoidance of doubt, with respect to any Mortgage Loan that (i) is not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the RRI Interest and (ii) is a Specially Serviced Loan, the special servicer will be required to consult on a non-binding basis with the

Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to the above described “due-on-sale” matters.

With respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the master servicer, with respect to a non-Specially Serviced Loan, and the special servicer, with respect to Specially Serviced Loans, will be required (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that, with respect to such waiver of rights, (i) if the Mortgage Loan is a non-Specially Serviced Loan, the master servicer has made a recommendation and obtained the prior written consent (or deemed consent) of the special servicer, (ii) with respect to all Specially Serviced Loans and all non-Specially Serviced Loans, prior to the occurrence and continuance of any Control Termination Event, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), or (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, the special servicer has consulted with the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer with respect to such proposed waiver or proposed granting of consent and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

For the avoidance of doubt, with respect to any Mortgage Loan that (i) is not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the RRI Interest and (ii) is a Specially Serviced Loan, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to the above described “due-on-encumbrance” matters.

Pursuant to the PSA, neither the master servicer nor the special servicer, as applicable, may waive the rights of the lender or grant its consent under any “due-on-encumbrance” clause, unless:

●	the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation, or

●	such Mortgage Loan (including a Mortgage Loan related to a Serviced Whole Loan) (a) represents less than 2% of the principal balance of all the Mortgage Loans in the issuing entity, (b) has a principal balance that is $20 million or less, (c) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (d) has as debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan (or related Serviced Whole Loan, if applicable) and the principal amount of the proposed additional lien) and (e) is not one of the ten largest Mortgage Loans in the pool based on principal balance (although no such Rating Agency Confirmation will be required if such Mortgage Loan has a principal balance less than $10,000,000).

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case, commencing in the calendar year 2018 unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which the preparer of such report has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any visible material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect and review the annual operating statements of the related Mortgaged Property commencing with the calendar quarter ending on March 31, 2017 and the calendar year ending on December 31, 2017. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) (each of the following events, a “Servicing Transfer Event”):

(1)       as to which a payment default has occurred at its original maturity date, or, if the original maturity date has been extended, at its extended maturity date; and in the case of a balloon payment, if the balloon payment is delinquent and the related borrower has not provided the special servicer, within 60 days after the related maturity date, with a written and fully executed (subject only to customary final closing conditions) written commitment for refinancing from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the special servicer will promptly forward such commitment to the master servicer), which provides that such refinancing will occur within 120 days of such related maturity date, provided that such Mortgage Loan and any related Companion Loan will become a Specially Serviced Loan immediately if the related borrower fails to diligently pursue such financing or to pay any Assumed Scheduled Payment on the related due date (subject to any applicable grace period) at any time before the refinancing or, if such refinancing does not occur, such Mortgage Loan and any related Companion Loan at the end of such 120-day period (or for such shorter period beyond the date on which the related balloon payment was due within which the refinancing is scheduled to occur pursuant to the commitment for refinancing or on which such commitment terminates);

(2)       as to which any Periodic Payment is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated Subordinate Companion Loan or mezzanine loan, the holder of the related Subordinate Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)       as to which the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or the borrower has become the subject of a decree or order for that proceeding, provided that if the appointment, decree or order is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or the related borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)       as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)       as to which, in the judgment of the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan as to such party and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder), as applicable, a payment default (other than a balloon payment default) is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)       as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan as to such party and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loan, as applicable), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, for 60 days); or

(7)       as to which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan as to such party and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines that (i) a payment default (other than a balloon payment default and other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Companion Loans)), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan); provided that any determination that a special servicing transfer event has occurred under this clause (7) with respect to any Mortgage Loan or related Companion Loan solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the special servicer (other than with respect to an Excluded Loan as to such party, with the consent of the Directing Certificateholder (unless a Control Termination Event has occurred and is continuing) and upon consultation with the Risk Retention Consultation Party) as described under “—Maintenance of Insurance” above.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least three consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan within 60 days after the occurrence of a Servicing Transfer Event. Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event);

●	the Risk Retention Consultation Party (but only with respect to any Mortgage Loan that is not an Excluded Loan as to such party);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, only after the occurrence and during the continuance of a Control Termination Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan (other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within ten business days) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and to the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within ten (10) business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer will revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan(s), as a collective whole (taking into account the pari passu or subordinate nature of each such Companion Loan)).

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or the Directing Certificateholder or a recommendation of the operating advisor or the Directing Certificateholder.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an applicable Excluded Loan) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will not have any right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, any Serviced Companion Loan Holder(s)), as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s), constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, any Serviced Companion Loan Holder(s)), as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s), constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the Mortgaged Property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its good faith and reasonable judgment and to the extent commercially feasible, maximize the issuing entity’s net after-tax proceeds from such property. Generally, none of the Vinings Village Loan REMIC, the Jameel Road and Kirkwood Center REMIC or the Lower-Tier REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income with respect to a Mortgaged Property would qualify if a separate charge is not stated for such non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Vinings Village Loan REMIC, the Jameel Road and Kirkwood Center REMIC or the Lower-Tier REMIC, as applicable, at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Vinings Village Loan REMIC, the Jameel Road and Kirkwood Center REMIC or the Lower-Tier REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and, with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder(s), for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. Within one business day following the end of each Collection Period, the special servicer is required to deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and the Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder(s) constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as to realize a fair price. In the case of a Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that the related Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan(s) by the special servicer for such Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and such Non-Serviced Mortgage Loan is not an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder and the Risk Retention Consultation Party at least 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan or REO Property if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan or REO Property, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 3 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received; provided, however, that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Par Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 6-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price and the offer is less than the Par Purchase Price, the trustee must (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Loan Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines, in consultation with the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (in each case, other than with respect to any

Mortgage Loan that is an Excluded Loan as to such party) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to the Non-Serviced Mortgage Loans, if a Non-Serviced Mortgage Loan has become a Defaulted Loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as a Control Termination Event does not exist, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances

(including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any applicable Excluded Loan, (2) the special servicer, with respect to non-Specially Serviced Loans (other than any applicable Excluded Loan), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) or the Directing Certificateholder and (3) the special servicer with respect to all Mortgage Loans (other than any applicable Excluded Loan as to such party) for which an extension of maturity is being considered by the special servicer or by the master servicer subject to the consent or deemed consent of the special servicer, and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan other than an applicable Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated,

the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder; provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the Certificate Registrar), or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be Torchlight Investors, LLC or another affiliate of Torchlight Loan Services, LLC.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class among the Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be Class NR certificates.

The “Control Eligible Certificates” will be any of the Class E, Class F and Class NR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class or provide the name, contact information and address of the then-current Directing Certificateholder, and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

The Class E certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described in “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) the master servicer will not be permitted to take any of the following actions unless it has obtained the consent of the special servicer, (b) with respect to any Mortgage Loan (other than (1) any Non-Serviced Mortgage Loan and (2) any applicable Excluded Loan), prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take any of the following actions and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions, as to which the Directing Certificateholder has objected in writing within ten business days (or thirty (30) days with respect to clause (x) below) after receipt of the written analysis (provided that if such written objection has not been received by the special servicer within such ten-business-day (or 30-day) period, the Directing Certificateholder will be deemed to have approved such action); provided that the foregoing consent rights of the Directing Certificateholder will not apply to any applicable Excluded Loan; and (c) the special servicer will also be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to a Specially Serviced Loan, an REO Loan or an REO Property (except with respect to an Excluded Loan as to the Risk Retention Consultation Party or the holder of the majority of the RRI Interest).

Each of the following will be a “Major Decision”:

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans or Serviced Whole Loans as come into and continue in default;

(ii)       any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs but excluding late fees and default interest) of a Mortgage Loan or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan;

(iii)       any sale of a Defaulted Loan and any related defaulted Companion Loan or REO Property (other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price (excluding any expenses incurred by the master servicer, the special servicer, the depositor, the certificate administrator and the trustee in respect of the breach or document defect giving rise to a repurchase or substitution obligation under an MLPA);

(iv)       any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)       requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the release set forth in the related Mortgage Loan documents that do not include any other approval or exercise)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral or (iv) property releases or substitutions permitted pursuant to the related Mortgage Loan documents and for which there is no lender discretion;

(vi)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(vii)       any property management company changes (with respect to a Mortgage Loan with a principal balance greater than $2,500,000) or franchise changes (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan for which the lender is permitted to consent or approve under the Mortgage Loan documents);

(viii)       releases of any amounts from any escrows, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves, other than those releases done in accordance with the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan and for which there is no lender discretion;

(ix)       any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(x)       any determination of an Acceptable Insurance Default;

(xi)       any exercise of a material remedy with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default of such Mortgage Loan or Serviced Whole Loan;

(xii)      any modification or consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan; and

(xiii)     any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents.

Asset Status Report

So long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party). If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an applicable Excluded Loan and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder, in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an applicable

Excluded Loan, the resigning special servicer will be required to select the related Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) at least equal to 25% of the initial Certificate Balance of that class or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero.

The Directing Certificateholder will not have any consent or consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to either such Directing Certificateholder or the holder of the majority of the Controlling Class. In respect of the servicing of any such Excluded Loan, a Control Termination Event will be deemed to have occurred and be continuing and Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan as to such party.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E certificates and the Class E certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class E certificates, the successor Class E Certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class E certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of Class E certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or (i) any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, and with respect to the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event in the PSA, (ii) or any matter requiring consultation with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Certificateholder and the Risk Retention Consultation Party (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Risk Retention Consultation Party or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related

Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders (and, with respect to a Serviced Whole Loan, subject to the rights of the holders of the related Companion Loan, as described under “Description of the Mortgage Pool—The Whole Loans”).

Rights of Holders of Companion Loans

With respect to a Non-Serviced Whole Loan, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of a Non-Serviced Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loan and, other than in respect of an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an applicable Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of the Non-Serviced Whole Loan that has become a Defaulted Loan under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loan”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the holders of the Controlling Class;

(c)       does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)       may take actions that favor the interests of the holders of one or more classes of certificates including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of the Non-Serviced Companion Loans or their respective designees (e.g., the Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent, and in accordance with the standard of care, set forth in the PSA, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to a Non-Serviced Whole Loan (which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. However, Park Bridge Lender Services LLC is also the operating advisor (or similar party) under the CSAIL 2016-C7 PSA and, in that capacity, will have certain obligations and consultation rights with respect to the Non-Serviced Special Servicer pursuant to the CSAIL 2016-C7 PSA, that are similar to those of the operating advisor under the PSA. Park Bridge Lender Services LLC is expected to be the operating advisor and the asset representations reviewer the MSC 2016-UBS12 PSA and, in that capacity, will have certain obligations and consultation rights with respect to the Non-Serviced Special Servicer pursuant to the MSC 2016-UBS12 PSA, that are similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)       promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)       promptly reviewing each Final Asset Status Report; and

(c)       reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

Prior to a Control Termination Event, the operating advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease changes and other similar actions that the special servicer may perform under the PSA and will have no obligations with respect to the Non-Serviced Mortgage Loan.

Prior to a Control Termination Event, the operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder or the Risk Retention Consultation Party that does not include any communication (other than the related Asset Status Report) between the special servicer and Directing Certificateholder or the Risk Retention Consultation Party with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan related to the Directing Certificateholder, for so long as a Control Termination Event has not occurred and is not continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the special servicer in accordance with the terms of the PSA.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a)       the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b)       the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c)       the operating advisor will be required to prepare an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan

during the prior calendar year) in the form attached to this prospectus as Annex C, to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)       the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)       after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)       if the operating advisor does not agree with the mathematical calculations or net present value or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)       if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Companion Loan that is a Pari Passu Companion Loan, for the benefit of the holders of the related Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, the Risk Retention Consultation Party, or any of their affiliates.

Annual Report

After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance Report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage Loans were Specially Serviced Loans in the prior calendar year) prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to any calendar day as to which no Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least ten (10) days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to the Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)       that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)      that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)     that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, the Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates; and

(iv)      that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than any Non-Serviced Whole Loan and other than any applicable Excluded Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an opinion of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Certificateholder (other than with respect to any applicable Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)      any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)      any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)      any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against the operating advisor, and such decree or order will have remained in force undischarged or unstayed for a period of 60 days;

(e)      the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA; provided, further, that no such termination will terminate the rights of the operating advisor that accrued prior to such termination, including accrued and unpaid compensation and indemnification rights. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (only for so long as no Consultation Termination Event has occurred and is continuing), the Risk Retention Consultation Party, any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 15% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, and (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates, the Class X-E certificates, the Class X-F certificates, the Class X-NR certificates, the Class Z certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Directing Certificateholder and the Risk Retention Consultation Party, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

In addition, the operating advisor has the right to resign without cost or expense on or after any date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date. The operating advisor will provide all of the parties to the PSA and the Directing Certificateholder 30 days prior written notice of any such resignation. If the operating advisor resigns pursuant to the foregoing, then no replacement operating advisor will be appointed. The resigning operating advisor will be entitled to, and subject, to any rights and obligations that accrued under the PSA prior to the date of any such resignation (including accrued and unpaid compensation) and any indemnification rights arising out of events occurring prior to its resignation.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the distribution report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which Column (or its predecessors) was a sponsor and its affiliate was the depositor in a public offering of CMBS with a securitization closing date on or after October 1, 2006, the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between October 2011 and September 2016 was approximately 37.6%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the two (2) largest Mortgage Loans in the pool represent 19.8% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the two (2) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of Asset Review Trigger was set to exceed the portion of the Initial Pool Balance represented by the two (2) largest Mortgage Loans in the pool. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of Asset Review Trigger, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of Asset Review Trigger, namely to have the Asset Review Trigger be met if a specified percentage of Mortgage Loans by loan count are Delinquent Loans, provided those Mortgage Loans meet a minimum principal balance threshold.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election“), then the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote“), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice“), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clause (vii) for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA posted by the certificate administrator to the secure data room, the “Review Materials“):

(i)       a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)      a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)     a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)      a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)       a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)      copies of all Asset Status Reports and Final Asset Status Reports related to each Delinquent Loan to the extent previously prepared by the special servicer; and

(vii)     any other related documents or agreements that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to such Mortgage Loan are missing any document or agreement that is required to be part of the Review Materials or that was entered into or delivered in connection with the origination or a modification of such Mortgage Loan and, in either case, that are necessary in connection with its completion of any such Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents and agreements, and request the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, to deliver to the asset representations reviewer such missing documents and agreements to the extent in its possession. In the event any missing documents or agreements are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents or agreements from the related mortgage loan seller. The mortgage loan seller will be required to deliver such additional documents and agreements only to the extent such additional documents and agreements are in the possession of such mortgage loan seller.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information“), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Review Materials with respect to the Delinquent Loans, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will be performed in accordance with the Asset Review Standard and will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing information and documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or by the related mortgage loan seller upon request as described above, the asset representations reviewer will list such missing information and documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing information and documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such information and documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period“) to remedy or otherwise refute the failure. Any information and documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing information or documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any information or documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the information received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such information from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or Standard & Poor’s Ratings Services and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or Standard & Poor’s Ratings Services has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Certificateholder or the Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the aggregate Voting Rights of all then outstanding certificates; provided that if such failure is capable of being cured and the asset representations reviewer certifies to the other parties to the PSA that it is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)      any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date of written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)      any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date of written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)      the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the holders of the RRI Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the holders of the RRI Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the holders of the RRI Interest;

(c)       does not have any liability or duties to the holders of any class of certificates other than the holders of the RRI Interest that appointed the Risk Retention Consultation Party;

(d)       may take actions that favor the interests of the holders of one or more classes including the RRI Interest over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever (other than to a holder of the RRI Interest) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder provides a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (a) holders of Principal Balance Certificates evidencing at least 75% of a Certificateholder Quorum or (b) holders of Non-Reduced Certificates evidencing more than 50% of the aggregate Voting Rights of each class of Non-Reduced Certificates, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 75% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer so long as the selected Excluded Special Servicer is a Qualified Replacement Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, that other than with respect to an applicable Excluded Loan, the related Excluded Special Servicer will not be required to resign if the Directing Certificateholder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is currently acting as a special servicer in a CMBS transaction rated by Moody’s on a transaction-level basis (as to which CMBS transaction there are outstanding CMBS rated by Moody’s), and (viii) is not a special servicer that has been cited by Moody’s or KBRA as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In addition, after the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer, the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the Non-Serviced Directing Certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage

Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made under the terms of the PSA, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)       any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)       any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, five business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 20 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders of any class, evidencing as to that class, Percentage Interests aggregating not less than 25% or, with respect to a Serviced Whole Loan, by the holder of the related Serviced Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days; provided that the master servicer, or the special servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)       any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders of any class, evidencing as to that class, Percentage Interests aggregating not less than 25% or, with respect to a Serviced Whole Loan, by the holder of the related Serviced Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days; provided that the master servicer, or the special servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure;

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)       either of Moody’s or KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action;

(g)       a servicing officer of the master servicer obtains knowledge that the master servicer has ceased to have a commercial master servicer rating of at least “CMS3” from Fitch and that rating is not reinstated within 60 days or a servicing officer of the special servicer obtains knowledge that the special servicer has ceased to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(h)       the master servicer or the special servicer, as applicable, or any primary servicer or sub-servicer appointed by the master servicer or the special servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the master servicer has been instructed to retain by the depositor or a sponsor), fails to deliver the items required by the PSA after any applicable notice and cure period to enable the certificate administrator, depositor or a depositor under any other securitization to comply with the issuing entity’s reporting obligations under the Exchange Act (any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a Companion Loan that is part of a Serviced Whole Loan (or a portion of or interest in such Companion Loan).

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to at least 25% of the Voting Rights or, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to at least 25% of the Voting Rights, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an applicable Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, the asset representations reviewer or any of its affiliates may not be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer under the related Non-Serviced PSA remains unremedied and affects the holder of the Non-Serviced Mortgage Loan, and the Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder (if no Control Termination Event has occurred and is continuing and except with respect to any Excluded Loan as to such party), will be entitled to direct the Non-Serviced Trustee to terminate the Non-Serviced Special Servicer solely with respect to the Non-Serviced Whole Loan, and a successor will be appointed in accordance with the Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f) or (g) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the second preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, any related Serviced Companion Loan Holder or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, any related Serviced Companion Loan Holder or the rating on any Serviced Companion Loan Securities, then the master servicer may not be terminated by or at the direction of such Serviced Companion Loan Holder or the holders of any Serviced Companion Loan Securities, but upon the written direction of such Serviced Companion Loan Holder, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that (1) a Servicer Termination Event under clause (a) or (b) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and (2) a Servicer Termination Event under clause (c) or (i) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of each Serviced Companion Loan Holder, if any, that is affected by such Servicer Termination Event. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be indemnified and held harmless by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with, or related to, the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to any Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the securitization trust formed under the Non-Serviced PSA will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the

PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA. In no event will the trustee or the certificate administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

Neither the trustee nor the certificate administrator will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the PSA, or in the exercise of any of its rights or powers, if in the trustee’s or certificate administrator’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian, 17g-5 Information Provider, certificate registrar and REMIC administrator to the extent the same party is acting in such capacities.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer (in the case of Specially Serviced Loans), as applicable, will be required to promptly forward it to the applicable mortgage loan seller. The master servicer (in the case of Mortgage Loans that are not Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the special servicer will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the special servicer determines that a Material Defect exists, the special servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing

Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Repurchase Request”), the receiving party will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) (the “Enforcing Servicer”) will be the Enforcing Party with respect to the Repurchase Request.

An “Enforcing Party” is the person obligated to, or that elects pursuant to the terms of the PSA to, enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has paid the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Certificateholder’s Rights When a Repurchase Request is Delivered by Another Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) identifies a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the related mortgage loan seller identifying the applicable Mortgage Loan and setting forth the basis for such allegation. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request. However, if a Resolution Failure occurs with respect to the Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting

Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). Such notice will be required to include a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, notice that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, a statement that responding Certificateholders will be required to certify their holdings in connection with such response, a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action.

The certificate administrator will within three (3) Business Days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such

Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to enforce the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

Servicing of the Gurnee Mills Mortgage Loan

The Gurnee Mills Mortgage Loan, and any related REO Property, is being serviced under the CSAIL 2016-C7 PSA. Accordingly, the CSAIL 2016-C7 Master Servicer will generally make servicing advances and remit collections on the Gurnee Mills Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Gurnee Mills Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the Issuing Entity as the holder of the Gurnee Mills Mortgage Loan under the terms of the related Co-Lender Agreement and make P&I Advances with respect to the Gurnee Mills Mortgage Loan, subject to its or the Special Servicer’s determination that an advance, if made or an advance already made would be or is non-recoverable. The CSAIL 2016-C7 PSA and the PSA both address (although not necessarily in the exact same manner) similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the mortgaged properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted mortgage loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced mortgage loans; servicing reports; servicer liability and indemnification; servicer resignation; servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. The Master Servicer, the Special Servicer, the Certificate Administrator, Operating Advisor and the Trustee under the PSA will have no obligation or authority to (a) supervise or consent to the actions of the CSAIL 2016-C7 Master Servicer, the CSAIL 2016-C7 Special Servicer, or any of the trustee, certificate administrator or operating advisor under the CSAIL 2016-C7 PSA or (b) make servicing advances with respect to the Gurnee Mills Mortgage Loan. The obligation of the Master Servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the Gurnee Mills Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the CSAIL 2016-C7 Master Servicer or the CSAIL 2016-C7 Special Servicer.

The servicing arrangements under the CSAIL 2016-C7 PSA are substantially similar but may differ in certain respects to the servicing arrangements under the PSA. Below are certain provisions in the CSAIL 2016-C7 PSA:

●	Pursuant to the CSAIL 2016-C7 PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the Gurnee Mills Mortgage Loan will be substantially similar in all material respects, but not necessarily identical, to the corresponding fee payable under the PSA.

●	The CSAIL 2016-C7 Master Servicer is obligated to make servicing advances with respect to the Gurnee Mills Mortgage Loan. If the CSAIL 2016-C7 Master Servicer determines that a servicing advance it made with respect to the Gurnee Mills Whole Loan or the related Mortgaged Properties is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the related Mortgage Loan and the related pari passu Companion Loan(s), on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections on the Mortgage Loans in the trust established under the CSAIL 2016-C7 PSA and the trust established under the PSA for this transaction and in any other related securitization trusts.

●	Although payments and other collections on the Gurnee Mills Mortgage Loan may initially be deposited into a clearing account and commingled with the CSAIL 2016-C7 Master Servicer’s own funds or funds related to other mortgage loans serviced by the CSAIL 2016-C7 Master Servicer, the CSAIL 2016-C7 PSA provides for a separate account or sub-account in which payments and other collections on the Gurnee Mills Whole Loan are to be deposited and maintained by the CSAIL 2016-C7 Master Servicer pending remittance to the CSAIL 2016-C7 certificate administrator and the holders of the Gurnee Mills Mortgage Loan, respectively, and in each case any other related Companion Loan Holder(s). Similarly, the CSAIL 2016-C7 Special

Servicer is required to establish and maintain a separate account or sub-account with respect to any REO Properties acquired with respect to the Gurnee Mills Whole Loan.

●	With respect to the Gurnee Mills Mortgage Loan, prior to the occurrence and continuance of any control termination event under the CSAIL 2016-C7 PSA, the CSAIL 2016-C7 Controlling Class Representative will have the right to terminate the CSAIL 2016-C7 Special Servicer without cause at any time.

●	With respect to the Gurnee Mills Mortgage Loan, after the occurrence and during the continuance of any control termination event under the CSAIL 2016-C7 PSA, at the written direction of holders of principal balance certificates under the CSAIL 2016-C7 PSA evidencing not less than 25% of the voting rights of such certificates, a request can be made to vote to terminate the CSAIL 2016-C7 Special Servicer and appoint a successor CSAIL 2016-C7 Special Servicer. Following such a request, the CSAIL 2016-C7 Special Servicer will be terminated upon the written direction of holders of principal balance certificates evidencing at least 66-2/3% of a “certificateholder quorum” (66-2/3% of the aggregate voting rights of all principal balance certificates on an aggregate basis) under the CSAIL 2016-C7 PSA.

●	With respect to the Gurnee Mills Mortgage Loan, following the occurrence of a consultation termination event under the CSAIL 2016-C7 PSA, if the operating advisor under the CSAIL 2016-C7 PSA determines that the CSAIL 2016-C7 Special Servicer is not performing its duties under the CSAIL 2016-C7 PSA or is otherwise not acting in accordance with the related servicing standard, the operating advisor under the CSAIL 2016-C7 PSA is required to recommend the replacement of the CSAIL 2016-C7 Special Servicer. The operating advisor’s recommendation to replace the CSAIL 2016-C7 Special Servicer must be confirmed by an affirmative vote of holders of principal balance certificates under the CSAIL 2016-C7 PSA evidencing at least a majority of the aggregate voting rights of such certificates on an aggregate basis.

●	If the Gurnee Mills Mortgage Loan becomes a Defaulted Loan under the CSAIL 2016-C7 PSA, the CSAIL 2016-C7 Special Servicer will be required to take actions that are substantially similar in all material respects to the actions described under “—Realization Upon Mortgage Loans” in this prospectus.

●	If the Gurnee Mills Mortgage Loan is subject to special servicing, then (subject to, in each case if and when applicable, the consent/consultation rights of the CSAIL 2016-C7 Controlling Class Representative, the consultation rights of the CSAIL 2016-C7 operating advisor and the consultation rights of the holder of the Gurnee Mills Mortgage Loan or its respective designee) the CSAIL 2016-C7 Special Servicer may agree to modify, waive or amend any term of such Whole Loan if such modification, waiver or amendment (i) is consistent with the related servicing standard and (ii) would not constitute a “significant modification” of such Whole Loan pursuant to Treasury regulations Section 1.860G-2(b) and (A) would not otherwise cause any REMIC created under the CSAIL 2016-C7 PSA to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any such REMIC or on the CSAIL 2016-C7 trust fund. However, the CSAIL 2016-C7 Special Servicer may not extend the maturity date of the Gurnee Mills Mortgage Loan beyond the date that is five years prior to the CSAIL 2016-C7 distribution date in November 2049, and such extension must be in the best interests of the CSAIL 2016-C7 certificateholders, the holder of the Gurnee Mills Mortgage Loan, as applicable and any other related Companion Loan Holder(s).

●	The rating agencies rating the securities issued under the CSAIL 2016-C7 PSA may vary from the rating agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events) to be different under the CSAIL 2016-C7 PSA than under the PSA. In addition, not all circumstances involving the Gurnee Mills Whole Loan that give rise to requiring a rating agency confirmation with respect to the CSAIL 2016-C7 certificates under the CSAIL 2016-C7 PSA will also give rise to requiring any rating agency confirmation with respect to the Certificates.

●	With respect to the Gurnee Mills Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar in all material respects, but not necessarily identical, to those of the PSA.

●	The provisions of the CSAIL 2016-C7 PSA may also vary from the PSA with respect to time period and timing matters, terminology, allocation of ministerial duties between multiple servicers or other service providers, servicer termination events, notice or rating agency communication and confirmation requirements and circumstances under which a controlling class representative must be consulted or its consent obtained.

●	The CSAIL 2016-C7 Master Servicer and CSAIL 2016-C7 Special Servicer (a) have substantially similar rights as those related to resignation of the Master Servicer and Special Servicer, respectively, (b) are subject to substantially similar rights as those relating to the removal or replacement of, or the transfer of servicing from, the Master Servicer or Special Servicer, respectively, and (c) are subject to servicer termination events substantially similar in all material respects, but not necessarily identical, to those in the PSA, as well as the rights related thereto.

●	CSAIL 2016-C7 Master Servicer and CSAIL 2016-C7 Special Servicer are each permitted to resign from its respective obligations and duties imposed on it pursuant to the CSAIL 2016-C7 PSA either: (i) upon a determination that such duties are no longer permissible under applicable law; or (ii) upon the appointment of, and the acceptance of such appointment by, a successor master servicer or special servicer, as applicable, and receipt by the CSAIL 2016-C7 certificate administrator and the CSAIL 2016-C7 trustee of Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of the certificates issued pursuant to the CSAIL 2016-C7 PSA.

●	Each of the CSAIL 2016-C7 Master Servicer and CSAIL 2016-C7 Special Servicer will be liable in accordance with the CSAIL 2016-C7 PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the CSAIL 2016-C7 Master Servicer and CSAIL 2016-C7 Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the CSAIL 2016-C7 PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the CSAIL 2016-C7 PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of its obligations or duties or by reason of negligent disregard of its obligations and duties under the CSAIL 2016-C7 PSA.

Prospective investors are encouraged to review the full provisions of the CSAIL 2016-C7 PSA, which is available online at www.sec.gov or by requesting a copy from the underwriters. See also “Description of the Mortgage Pool—The Whole Loans—The Gurnee Mills Whole Loan” in this prospectus.

Servicing of the QLIC Mortgage Loan

The QLIC Mortgage Loan, and any related REO Property, are serviced under the WFCM 2016-NXS6 PSA. Accordingly, the WFCM 2016-NXS6 Master Servicer will generally make servicing advances and remit collections on the QLIC Mortgage Loan to or on behalf of the Issuing Entity. However, the master servicer is obligated to compile reports that include information on the QLIC Mortgage Loan, and, as and to the extent required by the servicing standard, to enforce the rights of the Issuing Entity as the holder of the QLIC Mortgage Loan under the terms of the related Co-Lender Agreement and make P&I Advances with respect to the QLIC Mortgage Loan, subject to its or the special servicer’s determination that an advance, if made or an advance already made, would be or is non-recoverable.

The WFCM 2016-NXS6 PSA and the PSA both address (although not necessarily in the exact same manner) similar servicing matters, including, but not limited to: collection of payments;

establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced mortgage loans; servicing reports; servicer liability and indemnification; servicer resignation; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. The master servicer, the special servicer, the certificate administrator, the operating advisor and the trustee under the PSA have no obligation or authority to (a) supervise or consent to the actions of the WFCM 2016-NXS6 Master Servicer, the WFCM 2016-NXS6 Special Servicer, or any of the trustee, certificate administrator or operating advisor under the WFCM 2016-NXS6 PSA or (b) make servicing advances with respect to the QLIC Mortgage Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the QLIC Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the WFCM 2016-NXS6 Master Servicer or the WFCM 2016-NXS6 Special Servicer, as applicable.

The servicing arrangements under the WFCM 2016-NXS6 PSA are substantially similar to, but may differ in certain respects from, the servicing arrangements under the PSA. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing provisions between the WFCM 2016-NXS6 PSA and the PSA:

●	Pursuant to the WFCM 2016-NXS6 PSA, the liquidation fee rate, the special servicing fee rate and the workout fee rate with respect to the QLIC Mortgage Loan are 1.00%, 0.25000% and 1.00%, respectively.

●	The WFCM 2016-NXS6 Master Servicer is obligated to make servicing advances with respect to the QLIC Mortgage Loan. If the WFCM 2016-NXS6 Master Servicer determines that a servicing advance it made with respect to the QLIC Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the QLIC Mortgage Loan and the QLIC Companion Loans, on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections on the mortgage loans in the trust established under the WFCM 2016-NXS6 PSA and the trust established under the PSA for this transaction.

●	Although payments and other collections on the QLIC Mortgage Loan may initially be deposited into a clearing account and commingled with the WFCM 2016-NXS6 Master Servicer’s own funds or funds related to other mortgage loans serviced by the WFCM 2016-NXS6 Master Servicer, the WFCM 2016-NXS6 PSA provides for a separate account or sub-account into which payments and other collections on the QLIC Mortgage Loan are to be deposited and maintained by the WFCM 2016-NXS6 Master Servicer pending remittance to the WFCM 2016-NXS6 certificate administrator and the holder of the QLIC Mortgage Loan, respectively, and in each case any other related Companion Loan Holder(s). Similarly, the WFCM 2016-NXS6 Special Servicer is to establish and maintain a separate account or sub-account with respect to any REO Properties acquired with respect to the QLIC Mortgage Loan.

●	With respect to the QLIC Mortgage Loan, after the occurrence of an AB Control Appraisal Period and prior to the occurrence and continuance of any control termination event under the WFCM 2016-NXS6 PSA, the directing certificateholder under the WFCM 2016-NXS6 PSA will have the right to terminate the WFCM 2016-NXS6 Special Servicer without cause at any time.

●	With respect to the QLIC Mortgage Loan, after the occurrence of an AB Control Appraisal Period and after the occurrence and during the continuance of any control termination event under the WFCM 2016-NXS6 PSA, at the written direction of holders of principal balance certificates under the WFCM 2016-NXS6 PSA evidencing not less than 25% of the voting rights of such certificates, a request can be made to vote to terminate the WFCM 2016-NXS6 Special Servicer and appoint a successor WFCM 2016-NXS6 Special Servicer. Following such a request, the WFCM 2016-NXS6 Special Servicer will be terminated upon the written direction of holders of principal balance certificates evidencing at least 50% of a “certificateholder quorum” (50% of the aggregate voting rights of all principal balance certificates on an aggregate basis) under the WFCM 2016-NXS6 PSA.

●	With respect to the QLIC Mortgage Loan, after the occurrence of an AB Control Appraisal Period and following the occurrence of a consultation termination event under the WFCM 2016-NXS6 PSA, if the operating advisor under the WFCM 2016-NXS6 PSA determines that the WFCM 2016-NXS6 Special Servicer is not performing its duties under the WFCM 2016-NXS6 PSA or is otherwise not acting in accordance with the related servicing standard, the operating advisor under the WFCM 2016-NXS6 PSA will have the right to recommend the replacement of the WFCM 2016-NXS6 Special Servicer. The operating advisor’s recommendation to replace the WFCM 2016-NXS6 Special Servicer must be confirmed by an affirmative vote of holders of principal balance certificates under the WFCM 2016-NXS6 PSA evidencing at least a majority of the voting rights of such certificates on an aggregate basis.

●	If the QLIC Mortgage Loan becomes a defaulted loan under the WFCM 2016-NXS6 PSA, the WFCM 2016-NXS6 Special Servicer will be required to take actions that are substantially similar in all material respects to the actions described under “—Realization Upon Mortgage Loans” in this prospectus.

●	If the QLIC Mortgage Loan is subject to special servicing, then (subject to, in each case if and when applicable, (x) prior to a control termination event, the consent/consultation rights of the holder of the QLIC Subordinate Companion Loan and (y) after a control termination event, the consent/consultation rights of the WFCM 2016-NXS6 Directing Certificateholder, the consultation rights of the WFCM 2016-NXS6 operating advisor and the consultation rights of the holder of the QLIC Mortgage Loan or its respective designee) the WFCM 2016-NXS6 Special Servicer may agree to modify, waive or amend any term of the QLIC Whole Loan if such modification, waiver or amendment (i) is consistent with the related servicing standard and (ii) would not constitute a “significant modification” of the QLIC Whole Loan pursuant to Treasury regulations Section 1.860G-2(b) and (A) would not otherwise cause any REMIC created under the WFCM 2016-NXS6 PSA to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any such REMIC or on the WFCM 2016-NXS6 trust fund. However, the WFCM 2016-NXS6 Special Servicer may not extend the maturity date of the QLIC Mortgage Loan beyond the date that is five years prior to the WFCM 2016-NXS6 distribution date in November 2049, and such extension must be in the best interests of the WFCM 2016-NXS6 certificateholders and the holder of the QLIC Mortgage Loan, as applicable and any other related Companion Loan Holder(s).

●	The rating agencies rating the securities issued under the WFCM 2016-NXS6 PSA may vary from the rating agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events) to be different under the WFCM 2016-NXS6 PSA than under the PSA. In addition, not all circumstances involving the QLIC Whole Loan that give rise to requiring a rating agency confirmation with respect to the WFCM 2016-NXS6 certificates under the WFCM 2016-NXS6 PSA will also give rise to requiring any Rating Agency Confirmation with respect to the Certificates.

●	With respect to the QLIC Mortgage Loan, the servicing provisions of the WFCM 2016-NXS6 PSA relating to performing inspections and collecting operating information are substantially similar in all material respects, but not necessarily identical, to those of the PSA.

●	The provisions of the WFCM 2016-NXS6 PSA may also vary from the PSA with respect to time periods and timing matters, terminology, allocation of ministerial duties between multiple servicers or other service providers, servicer termination events, notice or rating agency communication and confirmation requirements.

●	The WFCM 2016-NXS6 Master Servicer and WFCM 2016-NXS6 Special Servicer (a) have substantially similar rights as those related to resignation of the master servicer and special servicer, respectively, (b) are subject to substantially similar rights as those relating to the removal or replacement of, or the transfer of servicing from, the master servicer or special servicer, respectively, and (c) are subject to servicer termination events substantially similar in all material respects, but not necessarily identical, to those in the PSA, as well as the rights related thereto.

●	Each of the WFCM 2016-NXS6 Master Servicer and WFCM 2016-NXS6 Special Servicer is permitted to resign from its respective obligations and duties imposed on it pursuant to the WFCM 2016-NXS6 PSA either: (i) upon a determination that such duties are no longer permissible under applicable law; or (ii) upon the appointment of, and the acceptance of such appointment by, a successor master servicer or special servicer, as applicable, and receipt by the WFCM 2016-NXS6 Certificate Administrator and the WFCM 2016-NXS6 Trustee of rating agency confirmation from each rating agency rating the securities issued under the WFCM 2016-NXS6 PSA and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of the certificates issued pursuant to the WFCM 2016-NXS6 PSA.

●	Each of the WFCM 2016-NXS6 Master Servicer and WFCM 2016-NXS6 Special Servicer is liable in accordance with the WFCM 2016-NXS6 PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the WFCM 2016-NXS6 Master Servicer and WFCM 2016-NXS6 Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the WFCM 2016-NXS6 PSA (including actions taken or not taken at the direction of the WFCM 2016-NXS6 Directing Certificateholder) or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the WFCM 2016-NXS6 PSA or against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of its obligations and duties under the WFCM 2016-NXS6 PSA.

Prospective investors are encouraged to review the full provisions of the WFCM 2016-NXS6 PSA, which is available online at www.sec.gov or by requesting a copy from the underwriters. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The QLIC Whole Loan” in this prospectus.

Servicing of the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan

The Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan, and any related REO Property, are being serviced under the MSC 2016-UBS12 Pooling and Servicing Agreement (the “MSC 2016-UBS12 PSA”). Accordingly, the MSC 2016-UBS12 Master Servicer will generally make servicing advances and remit collections on the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan to or on behalf of the issuing entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the issuing entity as the holder of the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan under the terms of the related Co-Lender Agreement and make P&I Advances with respect to the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan, subject to its or the Special Servicer’s determination that an advance, if made or an advance already made would be or is non-recoverable. The MSC 2016-UBS12 PSA and the PSA both address

(although not necessarily in the exact same manner) similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the mortgaged properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted mortgage loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced mortgage loans; servicing reports; servicer liability and indemnification; servicer resignation; servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. The Master Servicer, the Special Servicer, the Certificate Administrator, Operating Advisor and the Trustee under the PSA will have no obligation or authority to (a) supervise or consent to the actions of the MSC 2016-UBS12 Master Servicer, the MSC 2016-UBS12 Special Servicer, or any of the trustee, certificate administrator or operating advisor under the MSC 2016-UBS12 PSA or (b) make servicing advances with respect to the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan. The obligation of the Master Servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan or the 681 Fifth Avenue Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the MSC 2016-UBS12 Master Servicer or the MSC 2016-UBS12 Special Servicer.

The servicing arrangements under the MSC 2016-UBS12 PSA are substantially similar but may differ in certain respects to the servicing arrangements under the PSA. Below are certain provisions in the MSC 2016-UBS12 PSA:

●	Pursuant to the MSC 2016-UBS12 PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan will be substantially similar in all material respects, but not necessarily identical, to the corresponding fee payable under the PSA.

●	The MSC 2016-UBS12 Master Servicer is obligated to make servicing advances with respect to the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan. If the MSC 2016-UBS12 Master Servicer determines that a servicing advance it made with respect to the Wolfchase Galleria Mortgage Loan, the 681 Fifth Avenue Mortgage Loan or the Federal Way Crossings Mortgage Loan or the related Mortgaged Properties is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the related Mortgage Loan and the related pari passu Companion Loan(s), on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections on the Mortgage Loans in the trust established under the MSC 2016-UBS12 PSA and the trust established under the PSA for this transaction and in any other related securitization trusts.

●	Although payments and other collections on the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan may initially be deposited into a clearing account and commingled with the MSC 2016-UBS12 Master Servicer’s own funds or funds related to other mortgage loans serviced by the MSC 2016-UBS12 Master Servicer, the MSC 2016-UBS12 PSA provides for a separate account or sub-account in which payments and other collections on the Wolfchase Galleria Whole Loan, the Federal Way Crossings Whole Loan and the 681 Fifth Avenue Whole Loan are to be deposited and maintained by the MSC 2016-UBS12 Master Servicer pending remittance to the MSC 2016-UBS12 certificate administrator and the holders of the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan, respectively, and in each case any other related Companion Loan Holder(s). Similarly, the MSC 2016-UBS12 Special Servicer is to establish and maintain a separate account or sub-account with respect to any REO Properties acquired with respect to the

Wolfchase Galleria Whole Loan, the Federal Way Crossings Whole Loan and the 681 Fifth Avenue Whole Loan.

●	With respect to the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan, prior to the occurrence and continuance of any control termination event under the MSC 2016-UBS12 PSA, the MSC 2016-UBS12 Controlling Class Representative will have the right to terminate the MSC 2016-UBS12 Special Servicer without cause at any time.

●	With respect to the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan, after the occurrence and during the continuance of any control termination event under the MSC 2016-UBS12 PSA, at the written direction of holders of principal balance certificates under the MSC 2016-UBS12 PSA evidencing not less than 25% of the voting rights of such certificates, a request can be made to vote to terminate the MSC 2016-UBS12 Special Servicer and appoint a successor MSC 2016-UBS12 Special Servicer. Following such a request, the MSC 2016-UBS12 Special Servicer will be terminated upon the written direction of holders of principal balance certificates evidencing at least 75% of a “certificateholder quorum” (75% of the aggregate voting rights of all principal balance certificates on an aggregate basis) under the MSC 2016-UBS12 PSA.

●	With respect to the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan, following the occurrence of a consultation termination event under the MSC 2016-UBS12 PSA, if the operating advisor under the MSC 2016-UBS12 PSA determines that the MSC 2016-UBS12 Special Servicer is not performing its duties under the MSC 2016-UBS12 PSA or is otherwise not acting in accordance with the related servicing standard, the operating advisor under the MSC 2016-UBS12 PSA will have the right to recommend the replacement of the MSC 2016-UBS12 Special Servicer. The operating advisor’s recommendation to replace the MSC 2016-UBS12 Special Servicer must be confirmed by an affirmative vote of holders of principal balance certificates under the MSC 2016-UBS12 PSA evidencing at least a majority of the aggregate voting rights of such certificates on an aggregate basis.

●	If the Wolfchase Galleria Mortgage Loan, the 681 Fifth Avenue Mortgage Loan or the Federal Way Crossings Mortgage Loan becomes a Defaulted Loan under the MSC 2016-UBS12 PSA, the MSC 2016-UBS12 Special Servicer will be required to take actions that are substantially similar in all material respects to the actions described under “—Realization Upon Mortgage Loans” in this prospectus with respect to such loans.

●	If the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan is subject to special servicing, then (subject to, in each case if and when applicable, the consent/consultation rights of the MSC 2016-UBS12 Controlling Class Representative, the consultation rights of the MSC 2016-UBS12 operating advisor and the consultation rights of the holders of the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan or their respective designee) the MSC 2016-UBS12 Special Servicer may agree to modify, waive or amend any term of such Whole Loan if such modification, waiver or amendment (i) is consistent with the related servicing standard and (ii) would not constitute a “significant modification” of such Whole Loan pursuant to Treasury regulations Section 1.860G-2(b) and (A) would not otherwise cause any REMIC created under the MSC 2016-UBS12 PSA to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any such REMIC or on the MSC 2016-UBS12 trust fund. However, the MSC 2016-UBS12 Special Servicer may not extend the maturity date of the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan beyond the date that is five years prior to the MSC 2016-UBS12 distribution date in December 2049, and such extension must be in the best interests of the MSC 2016-UBS12 certificateholders, the holder of the Wolfchase Galleria

Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan, as applicable and any other related Companion Loan Holder(s).

●	The rating agencies rating the securities issued under the MSC 2016-UBS12 PSA may vary from the rating agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events) to be different under the MSC 2016-UBS12 PSA than under the PSA. In addition, not all circumstances involving the Wolfchase Galleria Whole Loan, the Federal Way Crossings Whole Loan and the 681 Fifth Avenue Whole Loan that give rise to requiring a rating agency confirmation with respect to the MSC 2016-UBS12 certificates under the MSC 2016-UBS12 PSA will also give rise to requiring any rating agency confirmation with respect to the Certificates.

●	With respect to the Wolfchase Galleria Mortgage Loan, the Federal Way Crossings Mortgage Loan and the 681 Fifth Avenue Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar in all material respects, but not necessarily identical, to those of the PSA.

●	The provisions of the MSC 2016-UBS12 PSA may also vary from the PSA with respect to time period and timing matters, terminology, allocation of ministerial duties between multiple servicers or other service providers, servicer termination events, notice or rating agency communication and confirmation requirements and circumstances under which a controlling class representative must be consulted or its consent obtained.

●	The MSC 2016-UBS12 Master Servicer and MSC 2016-UBS12 Special Servicer (a) have substantially similar rights as those related to resignation of the Master Servicer and Special Servicer, respectively, (b) are subject to substantially similar rights as those relating to the removal or replacement of, or the transfer of servicing from, the Master Servicer or Special Servicer, respectively, and (c) are subject to servicer termination events substantially similar in all material respects, but not necessarily identical, to those in the PSA, as well as the rights related thereto.

●	MSC 2016-UBS12 Master Servicer and MSC 2016-UBS12 Special Servicer are each permitted to resign from its respective obligations and duties imposed on it pursuant to the MSC 2016-UBS12 PSA either: (i) upon a determination that such duties are no longer permissible under applicable law; or (ii) upon the appointment of, and the acceptance of such appointment by, a successor master servicer or special servicer, as applicable, and receipt by the MSC 2016-UBS12 certificate administrator and the MSC 2016-UBS12 trustee of Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of the certificates issued pursuant to the MSC 2016-UBS12 PSA.

●	Each of the MSC 2016-UBS12 Master Servicer and MSC 2016-UBS12 Special Servicer will be liable in accordance with the MSC 2016-UBS12 PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the MSC 2016-UBS12 Master Servicer and MSC 2016-UBS12 Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the MSC 2016-UBS12 PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the MSC 2016-UBS12 PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the MSC 2016-UBS12 PSA.

Prospective investors are encouraged to review the full provisions of the MSC 2016-UBS12 PSA, which is available online at www.sec.gov or by requesting a copy from the underwriters. See also “Description of the Mortgage Pool—The Whole Loans—The Wolfchase Galleria Whole Loan”, “—The Federal Way Crossings Whole Loan” and “—The 681 Fifth Avenue Whole Loan” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3”(in the case of the master servicer) or “CSS3” (in the case of a special servicer), if Fitch is the non-responding Rating Agency, (ii) as certified in writing by the replacement master servicer or special servicer, as applicable, it has been appointed and currently serves as a master servicer or special servicer on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency; or (iii) KBRA has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during a reporting period consisting of the preceding calendar year or portion of that year and of performance under the PSA or any Sub-Servicing Agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the Sub-Servicing Agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer and the Non-Serviced Special Servicer will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class Z and Class R certificates and the RRI Interest) and the payment or deemed payment by such exchanging party of the Termination Purchase Amount for the Mortgage Loans and REO Properties remaining in the issuing entity, of which (a) an amount equal to the product of (i) the Required Credit Risk Retention Percentage and (ii) the Termination Purchase Amount will be paid to the holders of the RRI Interest in exchange for the surrender of the RRI Interest, and (b) an amount equal to the product of (i) 1.00 minus the Required Credit Risk Retention Percentage and (ii) the Termination Purchase Amount will be deemed paid to the issuing entity and deemed distributed to the holder or holders described in clause (B) below in exchange for the then-outstanding certificates (other than the RRI Interest) (provided, however, that (A) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates have been reduced to zero, (B) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class Z and Class R certificates) and (C) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of Specially Serviced Loans and REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class (3) the fair value of each Specially Serviced Loan as determined by the Special Servicer consistent with procedures required for making such determination in connection with the sale of a Defaulted Loan under the PSA and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the Termination Purchase Amount, plus the reasonable out of pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class Z and Class R certificates and RRI Interest), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)     to correct any defect or ambiguity in the PSA;

(b)     to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)     to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)     to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)     to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)       to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)     to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)     to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class and for so long as a no Control Termination Event has occurred and is continuing, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)       to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website; or

(j)       to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by a Non-Serviced Co-Lender Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s and “A-” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s and “A-” by Fitch and (b) its short-term debt obligations have a short-term rating of not less than “P-1” by Moody’s and “F1” by Fitch and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, at the expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails (other than by reason of the failure of either the master servicer or the special servicer to timely perform its obligations under the PSA or as a result of other circumstances beyond the trustee’s or certificate administrator’s, as applicable, reasonable control) to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. Except as described in the following sentence, the terminated or removed trustee or certificate administrator, as applicable, will bear all reasonable costs and expenses in connection with its termination or removal. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York. Four (4) Mortgage Loans secured or partially secured by four (4) Mortgaged Properties identified as Rentar Plaza, QLIC, 681 Fifth Avenue and 534 Flatbush Ave-Brooklyn on Annex A-1 to this prospectus, representing 21.4% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

New Jersey. Four (4) Mortgage Loans secured or partially secured by four (4) Mortgaged Properties identified as Novo Nordisk, Fedex Plaza, The Storage Depot-Bordentown and The Storage Depot-Westville on Annex A-1 to this prospectus, representing 13.9% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are located in New Jersey. New Jersey uses mortgages to secure commercial real estate loans. Foreclosure requires a judicial action in the chancery division of the state court; the state has no power of sale. The state court has a central filing office called the “Office of Foreclosure” located in Trenton, which administers the foreclosure action unless it becomes contested. A contested foreclosure action is sent for adjudication to the chancery judge in the county where the real property is located. Once a lender starts a foreclosure and obtains a judgment, the court sets the terms and conditions of the sale in the judgment, including the location of the sale and the amount due the lender. The sheriff of the county where the property is located actually conducts the sale. Usually, it takes place at least 30 days after entry of judgment. During that time, the lender must advertise the sale at least once a week. The borrower can adjourn the sale date twice, each time for two weeks, and the court can order more extensions. (These timing details vary somewhat by county, depending on the local sheriff’s procedures.) For ten days after the sale, the borrower can still redeem the property by paying all amounts due. For commercial loans, New Jersey does not have a “one action rule” or “anti-deficiency legislation”. To obtain a personal judgment against the borrower or guarantor, the lender must commence a separate action in state court, law division. That court will usually wait until the foreclosure has been completed to calculate the defendant’s liability or may enter judgment giving the borrower or guarantor a fair market value credit based on evidence presented as to the value of the real property in foreclosure. In certain circumstances, the lender may have a receiver appointed.

Illinois. Three (3) Mortgage Loans secured or partially secured by three (3) Mortgaged Properties identified as Gurnee Mills, Best Western O’Hare and Windmill Lakes Center on Annex A-1 to this prospectus, representing 12.4% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount, are located in Illinois. Mortgage loans in Illinois are generally secured by mortgages on the related real estate. Foreclosure of a mortgage in Illinois is accomplished by judicial foreclosure. There is no power of sale in Illinois. After an action for foreclosure is commenced and the lender secures a judgment, the judgment of foreclosure will provide that the property be sold at a sale in accordance with the Illinois Mortgage Foreclosure Law (Article 15 of the Illinois Code of Civil Procedure) on such terms and conditions as specified by the court on the judgment of foreclosure if the full amount of the judgment is not paid prior to the scheduled sale. A sale may be conducted by any judge, sheriff or private third-party. The notice of sale shall set forth, among other things, the time and location of such sale. Generally, the foreclosure sale must occur after the expiration of the applicable reinstatement and redemption periods or waiver thereof. During this period, a notice of sale must be published once a week for 3 consecutive weeks in the county in which the property is located, the first such notice to be published not more than 45 days prior to the sale and the last such notice to be published not less than 7 days prior to the sale. Illinois does recognize a right of redemption, but such right may be waived by a borrower in the mortgage. Illinois does not have a “one action rule” or “anti-deficiency legislation.” Subsequent to a foreclosure sale, the court conducts a hearing to confirm the sale and enters an order confirming the sale. In the order confirming the sale pursuant to the judgment of foreclosure, the court shall enter a personal judgment for deficiency against any party (i) if otherwise authorized and (ii) to the extent requested in the complaint and proven upon presentation of a report of sale and to the extent personally served. In certain circumstances, the lender may have a receiver appointed.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the owner of the applicable property and usually the borrower) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a mortgagor), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the grantor (the equivalent of a mortgagor) conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel or motel properties constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel or motel properties may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or the lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotels, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. In some states, a lender must exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of pre-petition security interests in post-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both (a) the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and to remain in possession of the property pursuant to the lease and (b) any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, in a multi-borrower loan transaction, a lien granted by one of the borrowers to secure repayment of the loan in excess of its allocated share of loan proceeds could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) such borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured by, among other things, senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the issuing entity to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any other form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Column, which is a sponsor and originator, and its affiliates are playing several roles in this transaction. Credit Suisse Commercial Mortgage Securities Corp. is the depositor and an affiliate of Column. Column and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. Column is also an affiliate of Credit Suisse Securities (USA) LLC, an underwriter for the offering of the certificates.

Natixis Securities Americas LLC, one of the underwriters, is an affiliate of the Natixis Real Estate Capital LLC, a sponsor, an originator, a mortgage loan seller, the holder of one or more of the Novo Nordisk companion loans, the QLIC companion loans, the Greenwich Office Park companion loan, the holder of the RRI interest and the initial Risk Retention Consultation Party under this securitization.

UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG, New York Branch, a mortgage loan seller, a sponsor and an originator and the holder of one or more of the Wolfchase Galleria Pari Passu Companion Loans and the 681 Fifth Avenue Pari Passu Companion Loans and all of the Federal Way Crossings Pari Passu Companion Loans.

Torchlight Loan Services, LLC, the special servicer, is affiliated with the entity expected to (a) purchase the Class E, Class F, Class NR and Class Z certificates (and possibly certain other classes of certificates, including the Class X-E, Class X-F, Class X NR and Class D certificates) on the Closing Date, (b) be the initial Controlling Class Certificateholder and (c) be appointed as the initial Directing Certificateholder.

Park Bridge Lender Services LLC, the Operating Advisor and the Asset Representations Reviewer, is also: (a) expected to be the operating advisor and the asset representations reviewer under the MSC 2016-UBS12 PSA, which is expected to govern the servicing of the Wolfchase Galleria Whole Loan, 681 Fifth Avenue Whole Loan, and Federal Way Crossings Whole Loan and (b) is the operating advisor and the asset representations reviewer under the CSAIL 2016-C7 PSA, which governs the servicing of the Gurnee Mills Whole Loan.

Two (2) of the Column Mortgage Loans were originated by Pillar Funding III LLC and subsequently sold to Column. In each such case the Mortgage Loans were underwritten by Column in accordance with Column’s underwriting guidelines. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.” above.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of companion loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The QLIC Whole Loan—Purchase Option”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans after the Class A-1, Class A-2, Class A-3 and Class A-4 certificates are no longer outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the Principal Balance Certificates or, in the case of the Class X-A and Class X-B certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any Principal Balance Certificate purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any Principal Balance Certificate purchased at a premium (and any Class X Certificate), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a Principal Balance Certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates of these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee (or, in the case of any Non-Serviced Mortgage Loan, the Non-Serviced Master Servicer or the Non-Serviced Trustee under the related Non-Serviced PSA) of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to a Non-Serviced Mortgage Loan). Any reduction of the Certificate Balances of the “Underlying Class(es)” of certificates indicated in the table below as a result of the application of Realized Losses will, in each case, also reduce the Notional Amount of the related class of interest-only certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)

Class X-A	$455,124,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates

Class X-B	$40,961,000	Class B certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Cut-off Date Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related “Underlying Class(es)” of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)

Class X-A	$455,124,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates

Class X-B	$40,961,000	Class B certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	each Mortgage Loan is assumed to prepay at the indicated level of CPY. The column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before the maturity date. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPY following the expiration of any applicable lockout period, any period in which defeasance is permitted and any applicable yield maintenance period,

●	there are no delinquencies,

●	scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are received on a timely basis, beginning in December 2016,

●	each ARD Loan is paid in full on its Anticipated Repayment Date,

●	no prepayment premiums or yield maintenance charges are collected,

●	no party exercises its right of optional termination of the issuing entity described in this prospectus or any other purchase option with respect to a Mortgage Loan described in this prospectus,

●	no Mortgage Loan is required to be repurchased from the issuing entity,

●	the Administrative Cost Rate for each Mortgage Loan is the rate set forth on Annex A-1 to this prospectus with respect to such Mortgage Loan. The Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans,

●	there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or appraisal reduction amounts allocated to any class of certificates,

●	distributions on the certificates are made on the 15th calendar day (each assumed to be a business day) of each month, commencing in January 2017,

●	the certificates will be issued on the Closing Date,

●	the Pass-Through Rate with respect to each class of Offered Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates” in this prospectus,

●	all prepayments are assumed to be voluntary prepayments and will not include, without limitation, Liquidation Proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the issuing entity or any prepayment that is accepted by the master servicer or the special servicer pursuant to a workout, settlement or loan modification,

●	the initial respective principal balances and notional amounts of the various classes of Regular Certificates are as set forth in the table and the footnotes to the table under “Summary of Certificates” in this prospectus, and

●	with respect to any Whole Loan, for the purpose of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only (instead of the related Whole Loan).

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	83	83	83	83	83
December 2018	64	64	64	64	64
December 2019	43	43	43	43	43
December 2020	19	19	19	19	19
December 2021 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	2.60	2.59	2.59	2.59	2.59

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-1 certificates.

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100	100	100	100	100
December 2018	100	100	100	100	100
December 2019	100	100	100	100	100
December 2020	100	100	100	100	100
December 2021 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	4.78	4.78	4.77	4.76	4.62

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-2 certificates.

Percentages of the Initial Certificate Balance of
the Class A-3 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100	100	100	100	100
December 2018	100	100	100	100	100
December 2019	100	100	100	100	100
December 2020	100	100	100	100	100
December 2021	100	100	100	100	100
December 2022	100	100	100	100	100
December 2023	100	100	100	100	100
December 2024	100	100	100	100	100
December 2025	85	83	80	76	41
December 2026 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	9.30	9.27	9.23	9.19	9.04

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-3 certificates.

Percentages of the Initial Certificate Balance of
the Class A-4 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100	100	100	100	100
December 2018	100	100	100	100	100
December 2019	100	100	100	100	100
December 2020	100	100	100	100	100
December 2021	100	100	100	100	100
December 2022	100	100	100	100	100
December 2023	100	100	100	100	100
December 2024	100	100	100	100	100
December 2025	100	100	100	100	100
December 2026 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	9.83	9.82	9.80	9.75	9.51

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-4 certificates.

Percentages of the Initial Certificate Balance of
the Class A-SB Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100	100	100	100	100
December 2018	100	100	100	100	100
December 2019	100	100	100	100	100
December 2020	100	100	100	100	100
December 2021	98	98	98	98	98
December 2022	75	75	75	75	75
December 2023	50	50	50	50	50
December 2024	25	25	25	25	25
December 2025 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	7.00	7.00	7.00	7.00	7.00

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-SB certificates.

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100	100	100	100	100
December 2018	100	100	100	100	100
December 2019	100	100	100	100	100
December 2020	100	100	100	100	100
December 2021	100	100	100	100	100
December 2022	100	100	100	100	100
December 2023	100	100	100	100	100
December 2024	100	100	100	100	100
December 2025	100	100	100	100	100
December 2026 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	9.90	9.90	9.90	9.90	9.65

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class A-S certificates.

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100	100	100	100	100
December 2018	100	100	100	100	100
December 2019	100	100	100	100	100
December 2020	100	100	100	100	100
December 2021	100	100	100	100	100
December 2022	100	100	100	100	100
December 2023	100	100	100	100	100
December 2024	100	100	100	100	100
December 2025	100	100	100	100	100
December 2026 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	9.90	9.90	9.90	9.90	9.67

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class B certificates.

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100	100	100	100	100
December 2018	100	100	100	100	100
December 2019	100	100	100	100	100
December 2020	100	100	100	100	100
December 2021	100	100	100	100	100
December 2022	100	100	100	100	100
December 2023	100	100	100	100	100
December 2024	100	100	100	100	100
December 2025	100	100	100	100	100
December 2026 and thereafter	0	0	0	0	0
Weighted Average Life (in years)(1)	9.98	9.97	9.95	9.92	9.73

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the certificate balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from and including December 1, 2016 to but excluding the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-SB Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”). In addition, a REMIC election will be made with respect to (i) the Vinings Village Mortgage Loan (the “Vinings Village Loan REMIC”), created pursuant to a REMIC declaration effective as of November 2, 2016, by Pillar Multifamily LLC and (ii) the Jameel Road and Kirkwood Center Mortgage Loan (the “Jameel Road and Kirkwood Center Loan REMIC” and, collectively with the Vinings Village Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC, the “Trust REMICs”), created pursuant to a REMIC declaration effective as of November 2, 2016, by Pillar Multifamily LLC. The Vinings Village Loan REMIC will hold the Vinings Village Mortgage Loan and will issue (i) a class of regular interests (the “Vinings Village Loan REMIC Regular Interest”) to the Lower-Tier REMIC and (ii) an uncertificated interest (the “Vinings Village Loan REMIC Residual Interest”) represented by the Class R certificates as the sole class of “residual interests” in the Vinings Village Loan REMIC. The Jameel Road and Kirkwood Center Loan REMIC will hold the Jameel Road and Kirkwood Center Mortgage Loan and will issue (i) a class of regular interests (the “Jameel Road and Kirkwood Center Loan REMIC Regular Interest”) to the Lower-Tier REMIC and (ii) an uncertificated interest (the “Jameel Road and Kirkwood Center Loan REMIC Residual Interest”) represented by the Class R certificates as the sole class of “residual interests” in the Jameel Road and Kirkwood Center Loan REMIC. The Lower-Tier REMIC will hold the Mortgage Loans (other than the Vinings Village Mortgage Loan and the Jameel Road and Kirkwood Center Mortgage Loan) (excluding Excess Interest), the Vinings Village Loan REMIC Regular Interest and the Jameel Road and Kirkwood Center Loan REMIC Regular Interest and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) trust components corresponding to each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-E, Class X-F, Class X-NR, Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates, each representing a regular interest in the Upper-Tier REMIC (such trust components, the “Regular Interests”) to the Grantor Trust and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Co-Lender Agreement, (iii) compliance with the provisions of each Non-Serviced PSA and the continued qualification of each REMIC formed thereunder, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) the Vinings Village Loan REMIC Regular Interest will constitute a “regular interest” in the Vinings Village Loan REMIC, (c) the Jameel Road and Kirkwood Center Loan REMIC Regular Interest will constitute a “regular interest” in the Jameel Road and Kirkwood Center Loan REMIC, (d) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (e) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (f) the Class R certificates will evidence the sole class of “residual interests” in each of the Lower-Tier REMIC and Upper-Tier REMIC, and will represent beneficial ownership of the Vinings Village Loan REMIC Residual Interest and the Jameel Road and Kirkwood Center Loan REMIC Residual Interest.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the portions of the issuing entity consisting of (i)(a) the Regular Interests and the related distribution account, (b) the Excess Interest and the Excess Interest Distribution Account and (c) the Vinings Village Loan REMIC Residual Interest and the Jameel Road and Kirkwood Center Loan REMIC Residual Interest will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and (ii)(a) the Regular Certificates will represent undivided beneficial interests in the related portions of the Grantor Trust described in (i)(a) above, as further described in Annex F, (b) the Class Z certificates will represent undivided beneficial interests in the portion of the Grantor Trust described in (i)(b) above and (c) the Class R certificates will represent undivided beneficial interests in the portion of the Grantor Trust described in (i)(c) above.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is, in the case of the Upper-Tier REMIC and the Lower-Tier REMIC, the date of the issuance of the Regular Interests and, in the case of the Vining Village Loan REMIC and the Jameel Road and Kirkwood Center Loan REMIC, November 2, 2016, as applicable, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Vinings Village REMIC Regular Interest and the Jameel Road and Kirkwood Center Loan REMIC Regular Interest that will be held by the Lower-Tier REMIC and Upper-Tier REMIC, respectively. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, the Vinings Village Loan REMIC Regular Interest will constitute a class of regular interests in the Vinings Village Loan REMIC, the Jameel Road and Kirkwood Center Loan REMIC Regular Interest will constitute a class of regular interests in the Jameel Road and Kirkwood Center Loan REMIC, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, four (4) of the Mortgaged Properties securing four (4) Mortgage Loans representing 9.7% of the Initial Pool Balance of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class [_] regular interest will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the regular interests related to the Class X Certificates as having no qualified stated interest. Accordingly, such classes of regular interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the

Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPY; provided that it is assumed that the ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class [ ] regular interest will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a regular interest related to a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of regular interests related to the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class [ ] regular interests will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to beneficial owners of the trust components relating to the Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of their Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to trust components related to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premium

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class A-S, Class B, Class C and Class D certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class A-S, Class B, Class C and Class D certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class A-S, Class B, Class C and Class D certificates. The IRS may disagree with these positions. Investors should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxation of Exchanges of Regular Certificates, Class Z Certificates and Class V Certificates

The portion of the issuing entity consisting of the Regular Interests will be classified as a grantor trust under subpart E, part I of subchapter J of the Code, and the Regular Certificates and Class V Certificates will evidence undivided beneficial ownership of all or a portion of the related Regular Interest or Regular Interests and the Class Z certificates. The holder of a Class V Certificate representing beneficial ownership of more than one Regular Interest and the Class Z Certificates should account separately for its interest in each Regular Interest and the Class Z Certificates. See “—Taxation of Regular Interests” above and “—Taxation of the Class Z Certificates” in the Preliminary Private Offering Circular. A purchaser of a Class V Certificate must allocate its basis in such certificate among the Regular Interests and Class Z certificates represented by such certificate in accordance with their relative fair market values as of the time of acquisition. Similarly, on the sale of a Class V Certificate, the holder must allocate the amount received on the sale among the related Regular Interests and the Class Z certificates in accordance with their relative fair market values as of the time of sale. Prospective beneficial owners of Class V Certificates should consult their tax advisors as to the appropriate method of accounting for their interest in the Regular Interests and the Class Z certificates.

Alternative Characterization

Under the OID Regulations, if two or more debt instruments are issued in connection with the same transaction or related transaction (determined based on all the facts and circumstances), those debt instruments are treated as a single debt instrument for purposes of the provisions of the Code applicable to original issue discount, unless an exception applies. Under this rule, if a Class V Certificate represents beneficial ownership of two or more Regular Interests and the Class Z certificates, those Regular Interests and Class Z certificates could be treated as a single debt instrument for original issue discount purposes. In addition, if the two or more Regular Interests and Class Z certificate underlying a Class V Certificate were aggregated for original issue discount purposes and a beneficial owner of such Class V Certificate were to (i) exchange that Class V Certificate for the Classes of Regular Certificates corresponding to the related Regular Interests and the Class Z certificates, (ii) sell one of those Regular Certificates or the Class Z certificates and (iii) retain one or more of the remaining separate Regular Certificates or the Class Z certificates, the beneficial owner might be treated as having engaged in a “coupon stripping” or “bond stripping” transaction within the meaning of Code Section 1286. Under Code Section 1286, a beneficial owner of a Class V Certificate that engages in a coupon stripping or bond stripping transaction must allocate its basis in the Class V Certificates between the Regular Interests corresponding to the Classes of Regular Certificates and Class Z certificates sold and the Regular Interests corresponding to the Classes of Regular Certificates and Class Z certificate retained in proportion to the relative fair market values of the related Regular Interest or Regular Interests and Class Z certificate as of the date of the stripping transaction. The beneficial owner then must recognize gain or loss on the Classes of Regular Certificates and Class Z certificates sold using its basis allocable to the related Regular Interest or Regular Interests and the Class Z certificates. Also, the beneficial owner then must treat the Regular Interest or Regular Interests relating to the Classes of Regular Certificates and the Class Z certificates retained as a newly issued debt instrument that was purchased for an amount equal to the beneficial owner’s basis allocable to that Regular Interest or Regular Interests or the Class Z certificates. Accordingly, the beneficial owner must accrue interest and original issue discount with respect to the Classes of Regular Certificates retained based on the beneficial owner’s basis in the related Regular Interest or Regular Interests.

As a result, when compared to treating each Regular Interest underlying a Class V Certificate as a separate debt instrument, aggregating the Regular Interests underlying a Class V Certificate could affect the timing and character of income recognized by a beneficial owner of a Class V Certificate. Moreover, if Code Section 1286 were to apply to a beneficial owner of a Class V Certificate, much of the information necessary to perform the related calculations for information reporting purposes generally would not be available to the certificate administrator. Because it may not be clear whether the aggregation rule in the OID Regulations applies to the Class V Certificates and due to the certificate administrator’s lack of information necessary to report computations that might be required by Code Section 1286, the certificate administrator will treat each Regular Interest underlying a Class V Certificate as a separate debt instrument (and the Class Z certificates as a separate entitlement to Excess Interest) for information reporting purposes. Prospective investors should note that, if the two or more Regular Interests underlying a Class V Certificate were aggregated, the timing of accruals of original issue discount applicable to the Class V Certificate could be different than that reported to holders and the IRS. Prospective investors are advised to consult their own tax advisors regarding any possible tax consequences to them if the IRS were to assert that the Regular Interests underlying the Class V Certificates should be aggregated for original issue discount purposes.

Taxation of Exchange

The exchange of a Class V Certificate for any Regular Certificates and Class Z certificates or of Regular Certificates and Class Z certificates for a Class V Certificate described in Annex F will not be taxable.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Vinings Village Loan REMIC, the Jameel Road and Kirkwood Center Loan REMIC and the Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after such Trust REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Vinings Village Loan REMIC, the Jameel Road and Kirkwood Center Loan REMIC or the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property” taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Vinings Village Loan REMIC, the Jameel Road and Kirkwood Center Loan REMIC or the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures (“TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a TMP’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that residual holders, to the fullest extent possible, rather than any Trust REMIC itself, will be liable for any taxes arising from audit adjustments to such Trust REMICs’ taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions.

Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such

Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, on or after January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The trustee or certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the trustee or certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above must be furnished annually to the Regular Interestholders and filed annually with the IRS.

In addition, the Grantor Trust may be subject to Treasury regulations providing specific reporting rules for “widely-held fixed investment trusts”. Under these regulations, the certificate administrator will be required to file IRS Form 1099 (or any successor form) with the IRS with respect to holders of Regular Certificates, Class R certificates and Class Z certificates who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such certificates through a middleman, to report the issuing entity’s gross income and, in certain circumstances, unless the certificate administrator reports under the safe harbor as described in the last sentence of this paragraph, if any assets of the issuing entity were disposed of or certificates are sold in secondary market sales, the portion of the gross proceeds relating to the assets of the issuing entity that are attributable to such holder. The same requirements would be imposed on middlemen holding such certificates on behalf of the related holders. Under certain circumstances, the certificate administrator may report under the safe harbor for widely-held mortgage trusts, as such term is defined under Treasury regulations Section 1.671-5.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 44th day after the close of the calendar year to which the request relates and 28 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter conflicts of interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Credit Suisse Securities (USA) LLC	Natixis Securities Americas LLC	UBS Securities LLC
Class A-1	$	$	$
Class A-2	$	$	$
Class A-3	$	$	$
Class A-4	$	$	$
Class A-SB	$	$	$
Class X-A	$	$	$
Class X-B	$	$	$
Class A-S	$	$	$
Class B	$	$	$
Class C	$	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates (other than the RRI Interest) if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [___]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from December 1, 2016, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $[____], excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to

Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Credit Suisse Securities (USA) LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Natixis Securities Americas LLC, one of the underwriters, is an affiliate of NREC, which is a sponsor and mortgage loan seller and the initial Risk Retention Consultation Party. UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG, New York Branch, which is a sponsor and a mortgage loan seller.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to an affiliate of Credit Suisse Securities (USA) LLC, which is an underwriter for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Credit Suisse Securities (USA) LLC, of the purchase price for the Offered Certificates, and the payment by the depositor to Column, an affiliate of Credit Suisse Securities (USA) LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by Column. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, each of Credit Suisse Securities (USA) LLC, UBS Securities LLC and Natixis Securities Americas LLC have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, any Form ABS-EE filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 11 Madison Avenue, New York, New York 10010, Attention: Secretary, or by telephone at (212) 325-2000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-207361) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain other entities whose underlying assets include “plan assets” by reason of a plan’s investment in the entity, including collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested, in each case, that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to Section 406 of ERISA or Code Section 4975. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer, any underwriter or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or gives, investment advice with respect to those assets for a fee, direct or indirect; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of the value of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, direct or indirect, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to Credit Suisse Securities (USA) LLC an individual prohibited transaction exemption, PTE 89-90, 54 Fed. Reg. 42597 (October 17, 1989) as amended by PTE 2013-08, 78 Fed. Reg. 41090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Credit Suisse Securities (USA) LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the

Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP. Certain legal matters will be passed upon for the underwriters by Dechert LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the three (3) Rating Agencies engaged by the depositor to rate the offered certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate of the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in December 2049. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g 5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on final feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Offered Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other three NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Significant Definitions

1
17g-5 Information Provider	290
1986 Act	437
1996 Act	416
2
2015 Budget Act	445
3
30/360 Basis	321
4
401(c) Regulations	454
6
681 Fifth Avenue Companion Loans	193
681 Fifth Avenue Mortgage Loan	192
681 Fifth Avenue Note A-1 Companion Loan	193
681 Fifth Avenue Note A-3 Companion Loan	193
681 Fifth Avenue Note A-4 Companion Loan	193
681 Fifth Avenue Note A-5 Companion Loan	193
681 Fifth Avenue Note A-6 Companion Loan	193
681 Fifth Avenue Pari Passu Companion Loans	193
681 Fifth Avenue Senior Loans	193
681 Fifth Avenue Whole Loan	193
A
AB Control Appraisal Period	203
AB Modified Loan	332
Accelerated Mezzanine Loan Lender	284
Acceptable Insurance Default	335
Acting General Counsel’s Letter	129
Actual/360	133
Actual/360 Basis	168
Actual/360 Loans	312
ADA	418
Additional Exclusions	334
Administrative Cost Rate	269
ADR	133
Advances	308
Aeropostale	157
Affirmative Asset Review Vote	366
Allocated Cut-off Date Loan Amount	133
Annual Debt Service	133
Anticipated Repayment Date	168
Appraisal Reduction Amount	328
Appraisal Reduction Event	328
Appraised Value	133
Appraised-Out Class	333
ARD Loan	168
Assessment of Compliance Report	398
Asset Representations Reviewer Asset Review Fee	327
Asset Representations Reviewer Fee	327
Asset Representations Reviewer Fee Rate	327
Asset Representations Reviewer Termination Event	370
Asset Representations Reviewer Upfront Fee	327
Asset Review	367
Asset Review Notice	366
Asset Review Quorum	366
Asset Review Report	368
Asset Review Report Summary	368
Asset Review Standard	368
Asset Review Trigger	365
Asset Review Vote Election	366
Asset Status Report	343
Assumed Final Distribution Date	276
Assumed Scheduled Payment	271
Attestation Report	398
Available Funds	264
B
Balloon Balance	133
Bankruptcy Code	410
Base Interest Fraction	276
Beds	138
Borrower Party	283
Borrower Party Affiliate	283
Breach Notice	300
Bridgeton	153
C
C(WUMP)O	16
CERCLA	416
Certificate Administrator/Trustee Fee	326
Certificate Administrator/Trustee Fee Rate	326
Certificate Balance	262

Certificate Owners	293
Certificateholder	285
Certificateholder Quorum	374
Class A Certificates	261
Class A-SB Planned Principal Balance	272
Class A-SB Scheduled Principal Balance	266
Class V Certificates	1
Class V1 Certificates	1
Class V2 Certificates	1
Class X Certificates	261
Clearstream	291
Clearstream Participants	293
Closing Date	132, 217
CMBS	51
Code	434
Co-Lender Agreement	180
Collateral Deficiency Amount	332
Collection Account	311
Collection Period	265
Column	218
Column Data Tape	219
Column Deal Team	218
Column Mortgage Loans	218
Communication Request	295
Companion Distribution Account	311
Companion Loan Holder	180
Companion Loans	131
Compensating Interest Payment	278
Complaint	247
Condominium Conversion	150
Constant Prepayment Rate	424
Consultation Termination Event	354
Control Eligible Certificates	351
Control Termination Event	354
Controlling Class	350
Controlling Class Certificateholder	350
Corrected Loan	342
Corresponding Class V1 Certificates	1
Corresponding Class V2 Certificates	1
Corresponding Initial Issuance Certificates	1
Covered Transactions	228, 229
CPR	424
CPY	424
Credit Risk Retention Rules	260
Credit Suisse	224
CREFC®	281
CREFC® Intellectual Property Royalty License Fee	328
CREFC® Intellectual Property Royalty License Fee Rate	328
CREFC® Reports	281
Crossed Group	133
Cross-Over Date	268
CSAIL 2016-C7 Controlling Class Representative	195
CSAIL 2016-C7 Master Servicer	194
CSAIL 2016-C7 PSA	194
CSAIL 2016-C7 Special Servicer	194, 256
CSAIL 2016-C7 Trust	195
CSCMSC	224
Cumulative Appraisal Reduction Amount	331
Cure/Contest Period	368
Custodian	247
Cut-off Date	131
Cut-off Date Balance	134
Cut-off Date DSCR	134
Cut-off Date Loan-to-Value Ratio	134
Cut-off Date LTV Ratio	134
D
Debt Service Coverage Ratio	134
Debt Yield on Underwritten NCF	134
Debt Yield on Underwritten Net Cash Flow	134
Debt Yield on Underwritten Net Operating Income	134
Debt Yield on Underwritten NOI	134
Defaulted Loan	348
Defeasance Deposit	172
Defeasance Loans	171
Defeasance Lock Out Period	171
Defeasance Option	171
Definitive Certificate	291
Delinquent Loan	366
Demand Entities	228, 229
Depositaries	292
Determination Date	263
Diligence File	297
Directing Certificateholder	350
Disclosable Special Servicer Fees	325
Dispute Resolution Consultation	385
Dispute Resolution Cut-off Date	384
Distribution Accounts	312
Distribution Date	263
Distribution Date Statement	281
District Court	247
DLJ	228
Dodd-Frank Act	113
DOL	452
Draft CRR Amendment Regulation	113
DSCR	134
DTC	291
DTC Participants	292
DTC Rules	293
Due Date	167, 265
E
Earn-out Advance	182
EDGAR	451
EEA	13
Eligible Asset Representations Reviewer	369

Eligible Operating Advisor	360
Enforcing Party	383
Enforcing Servicer	383
ESA	151
Escrow/Reserve Mitigating Circumstances	223
EU Risk Retention and Due Diligence Requirements	112
Euroclear	291
Euroclear Operator	294
Euroclear Participants	293
Excess Interest	169, 263
Excess Interest Distribution Account	312
Excess Modification Fee Amount	322
Excess Modification Fees	321
Excess Prepayment Interest Shortfall	278
Exchange Act	217
Exchange Date	2
Excluded Controlling Class Holder	283, 288
Excluded Controlling Class Loan	284
Excluded Information	284
Excluded Loan	284
Excluded Plan	454
Excluded Special Servicer	374
Excluded Special Servicer Loan	374
Exemption	452
Exemption Rating Agency	453
Expansion Advance	182
F
FATCA	446
FDIA	128
FDIC	128
Federal Way Crossings Companion Loans	193
Federal Way Crossings Mortgage Loan	192
Federal Way Crossings Note A-1 Companion Loan	193
Federal Way Crossings Note A-3 Companion Loan	193
Federal Way Crossings Note A-4 Companion Loan	193
Federal Way Crossings Pari Passu Companion Loans	193
Federal Way Crossings Whole Loan	193
FIEL	18
Final Asset Status Report	358
Final Dispute Resolution Election Notice	385
Financial Promotion Order	15
FIRREA	129
Fitch	397
FPO Persons	15
FSMA	15
Funds	256
G
Gain-on-Sale Entitlement Amount	265
Gain-on-Sale Remittance Amount	265
Gain-on-Sale Reserve Account	312
Garn Act	417
Gemini	153
Grantor Trust	49, 263, 435
Greenwich Office Park Companion Loans	182
Greenwich Office Park Intercreditor Agreement	187
Greenwich Office Park Mortgage Loan	181
Greenwich Office Park Non-Directing Holder	188
Greenwich Office Park Whole Loan	182
Gurnee Mills Companion Loans	192
Gurnee Mills Mortgage Loan	192
Gurnee Mills Note A-1A Companion Loan	192
Gurnee Mills Note A-2A Companion Loan	192
Gurnee Mills Note A-2B Companion Loan	192
Gurnee Mills Note A-3B Companion Loan	192
Gurnee Mills Note A-4 Companion Loan	192
Gurnee Mills Pari Passu Companion Loans	192
Gurnee Mills Whole Loan	192
H
Hansa	153
Hard Lockbox	175
High Net Worth Companies, Unincorporated Associations, Etc.	15
I
Indirect Participants	292
Initial Maximum Balance	1
Initial Pool Balance	131
Initial Rate	168
Initial Requesting Certificateholder	383
In-Place Cash Management	135
Insurance and Condemnation Proceeds	311
Intercreditor Agreement	180
Interest Accrual Amount	270
Interest Accrual Period	270
Interest Distribution Amount	270
Interest Reserve Account	312
Interest Shortfall	270
Interested Person	349
Investor Certification	284
Investor Registry	289
J
Jameel Road and Kirkwood Center Loan REMIC	48, 434

Jameel Road and Kirkwood Center Loan REMIC Regular Interest	434
Jameel Road and Kirkwood Center Loan REMIC Residual Interest	434
Jogani	153
Joint Ventures	156
K
KBRA	397
L
Largest Tenant	135
Largest Tenant Lease Expiration Date	135
Lennar	256
Liquidation Fee	323
Liquidation Proceeds	311
Loan Per Unit	135
Loss of Value Payment	301
Lower-Tier Regular Interests	434
Lower-Tier REMIC	48, 263, 434
LTV Ratio as of the Maturity Date/ARD	135
LTV Ratio at Maturity/ARD	135
LUST	152
M
MAI	302
Major Decision	351
MAS	17
Master Servicer	249
Material Defect	300
Maturity Date/ARD Loan-to-Value Ratio	135
Maturity Date/ARD LTV Ratio	135
MLPA	295
Modeling Assumptions	425
Modification Fees	321
Moody’s	397
Mortgage	132
Mortgage File	296
Mortgage Loans	131
Mortgage Note	132
Mortgage Pool	131
Mortgage Rate	270
Mortgaged Property	132
Most Recent NOI	135
MSC 2016-UBS12 Controlling Class Representative	207, 211, 214
MSC 2016-UBS12 Master Servicer	206, 209, 213
MSC 2016-UBS12 PSA	392
MSC 2016-UBS12 Special Servicer	213
MSC 2016-UBS12 Special Servicer	206, 210
MSC 2016-UBS12 Special Servicer	256
MSC 2016-UBS12 Trust	207, 210, 214
MY Portfolio Companion Loan	182
MY Portfolio Mortgage Loan	181
MY Portfolio Whole Loan	182
N
Natixis	230
Net Cash Flow	137
Net Mortgage Rate	269
Nonrecoverable Advance	309
Non-Reduced Certificates	291
Non-Serviced Certificate Administrator	180
Non-Serviced Co-Lender Agreement	180
Non-Serviced Companion Loan	180
Non-Serviced Directing Certificateholder	180
Non-Serviced Master Servicer	180
Non-Serviced Mortgage Loan	180
Non-Serviced PSA	180
Non-Serviced Special Servicer	180
Non-Serviced Trustee	180
Non-Serviced Whole Loan	180
Non-U.S. Person	446
Notional Amount	262
Novo Nordisk Companion Loans	181
Novo Nordisk Future Funding Note	181
Novo Nordisk Future Funding Noteholder	182
Novo Nordisk Intercreditor Agreement	182
Novo Nordisk Loan Agreement	182
Novo Nordisk Mortgage Loan	181
Novo Nordisk Non-Directing Holder	183
Novo Nordisk Pledgee	178
Novo Nordisk Pledgor	177
Novo Nordisk Whole Loan	181
NREC	230
NREC Data Tape	231
NREC Deal Team	231
NREC Mortgage Loans	231
NRSRO	283, 455
NRSRO Certification	285
O
Occupancy Rate	136
Occupancy Rate As-of Date	136
Offered Certificates	262
OID Regulations	437
OLA	129
Operating Advisor Consulting Fee	326
Operating Advisor Expenses	326
Operating Advisor Fee	326
Operating Advisor Fee Rate	326
Operating Advisor Standard	359
Operating Advisor Termination Event	362
Original Balance	136
P
P&I Advance	307
Pads	138

Par Purchase Price	347
Pari Passu Companion Loan	180
Pari Passu Companion Loans	131
Park Bridge Financial	259
Park Bridge Lender Services	259
Participants	291
Parties in Interest	451
Pass-Through Rate	268
Patriot Act	419
PCIS Persons	15
Percentage Interest	263
Periodic Payments	264
Permitted Investments	263, 313
Permitted Special Servicer/Affiliate Fees	325
PIPs	152
Plans	451
PRC	15
Preliminary Dispute Resolution Election Notice	384
Prepayment Assumption	439
Prepayment Interest Excess	277
Prepayment Interest Shortfall	277
Prepayment Penalty Description	136
Prepayment Provision	136
Prime Rate	311
Principal Balance Certificates	262
Principal Distribution Amount	270
Principal Shortfall	272
Privileged Information	361
Privileged Information Exception	361
Privileged Person	283
Professional Investors	16
Prohibited Prepayment	278
Promotion of Collective Investment Schemes Exemptions Order	15
Proposed Course of Action	384
Proposed Course of Action Notice	383
Prospectus	16
Prospectus Directive	14
PSA	261
PTCE	454
Purchase Price	301
Q
QLIC Companion Loans	193
QLIC Major Decisions	201
QLIC Mortgage Loan	192
QLIC Note A-2 Companion Loan	193
QLIC Note A-3 Companion Loan	193
QLIC Note A-4 Companion Loan	193
QLIC Note A-5 Companion Loan	193
QLIC Pari Passu Companion Loans	193
QLIC Senior Loans	193
QLIC Subordinate Companion Loan	193
QLIC Whole Loan	193
QLIC Whole Loan Directing Holder	203
Quaker Bridge Mall Note B-1 Holder	198
Qualification Criteria	220, 241
Qualified Investor	14
Qualified Replacement Special Servicer	374
Qualified Substitute Mortgage Loan	302
Qualifying CRE Loan Percentage	260
R
RAC No-Response Scenario	396
Rated Final Distribution Date	277
Rating Agencies	397
Rating Agency Confirmation	397
RCM	256
REA	59
Realized Loss	279
REC	151
Record Date	263
Registration Statement	451
Regular Certificates	262
Regular Interestholder	437
Regular Interests	434
Regulation AB	398
Reimbursement Rate	311
Related Group	136
Related Proceeds	310
Release Date	172
Relevant Member State	13
Relevant Persons	15
Relief Act	418
REMIC	434
REMIC Regulations	434
Remittance Date	307
Rentar Plaza Companion Loans	181
Rentar Plaza Intercreditor Agreement	185
Rentar Plaza Mortgage Loan	181
Rentar Plaza Non-Directing Holder	185
Rentar Plaza Whole Loan	181
REO Account	313
REO Companion Loan	272
REO Loan	272
REO Mortgage Loan	272
REO Property	342
Reportable Information	228, 229
Repurchase Request	383
Repurchases	228, 229
Requesting Certificateholder	384
Requesting Holders	333
Requesting Investor	295
Requesting Party	396
Required Credit Risk Retention Percentage	261
Requirements	419
Residual Certificates	262
Resolution Failure	383

Resolved	383
Restricted Group	453
Restricted Party	361
Retaining Party	260
Review Materials	366
Revised Rate	168
RevPAR	136
Rialto	255
Risk Retention Consultation Party	283
RMBS	247
Rooms	138
RRI Interest	260
Rule 17g-5	285
S
Scheduled Principal Distribution Amount	271
Sears	156
SEC	217
Securities Act	398
Securitization Accounts	261, 313
Securitization Framework	113
Securitization Regulation	113
Senior Certificates	262
Sequential Pay Event	198
Seritage	156
Serviced Companion Loan	180
Serviced Companion Loan Holder	180
Serviced Companion Loan Securities	377
Serviced Pari Passu Companion Loan	180
Serviced Pari Passu Mortgage Loan	181
Serviced Whole Loan	181
Servicer Termination Event	376
Servicing Advances	308
Servicing Fee	320
Servicing Fee Rate	320
Servicing Standard	306
Servicing Transfer Event	340
SFA	17
SFO	16
Similar Law	451
SMMEA	455
SNDA	160
Soft Lockbox	175
Special Servicing Fee	322
Special Servicing Fee Rate	322
Specially Serviced Loans	340
sponsor	217
Springing Cash Management	136
Springing Lockbox	175
Startup Day	435
Stated Principal Balance	272
Structured Product	16
Subject Loan	327
Subordinate Certificates	262
Subordinate Companion Loan	131, 193
Sub-Servicing Agreement	307
T
Termination Purchase Amount	399
Terms and Conditions	294
Tests	367
Third Party Report	132
Threshold Event Collateral	203
Title V	418
TMPs	445
Torchlight	253
Trailing 12 NOI	135
Tranche Percentage Interest	1
TRIPRA	80
Trust	244
Trust REMICs	49, 434
U
U.S. Person	446
UBS AG, New York Branch	238
UBS AG, New York Branch Data Tape	239
UBS AG, New York Branch Deal Team	239
UBS AG, New York Branch Mortgage Loans	239
UBSRES	238
UCC	406
Underwriter Entities	102
Underwriting Agreement	449
Underwritten EGI	138
Underwritten Expenses	137
Underwritten NCF	137
Underwritten NCF DSCR	134
Underwritten Net Cash Flow	137
Underwritten Net Operating Income	137
Underwritten NOI	137
Underwritten Revenues	138
Units	138
Unscheduled Principal Distribution Amount	271
Unsolicited Information	367
Upper-Tier REMIC	48, 434
UW NCF Debt Yield	134
UW NCF DSCR	134
UW NOI Debt Yield	134
V
Vinings Village Loan REMIC	48, 434
Vinings Village Loan REMIC Regular Interest	434
Vinings Village Loan REMIC Residual Interest	434
Volcker Rule	114
Voting Rights	290

W
WAC Rate	269
Wachovia	249
Walgreens	157
Weighted Average Mortgage Loan Rate	138
Weighted Averages	138
Wells Fargo	246
WFCM 2016-NXS6 Asset Representations Reviewer	198
WFCM 2016-NXS6 Certificate Administrator	198
WFCM 2016-NXS6 Depositor	198
WFCM 2016-NXS6 Directing Certificateholder	203
WFCM 2016-NXS6 Master Servicer	198
WFCM 2016-NXS6 Operating Advisor	198
WFCM 2016-NXS6 Special Servicer	198
WFCM 2016-NXS6 Trustee	198
Whole Loan	131
Withheld Amounts	312
Wolfchase Galleria Companion Loans	193
Wolfchase Galleria Mortgage Loan	192
Wolfchase Galleria Note A-1-1 Companion Loan	193
Wolfchase Galleria Note A-1-2 Companion Loan	193
Wolfchase Galleria Note A-2 Companion Loan	193
Wolfchase Galleria Note A-3 Companion Loan	193
Wolfchase Galleria Note A-4 Companion Loan	193
Wolfchase Galleria Note A-5 Companion Loan	193
Wolfchase Galleria Note A-7 Companion Loan	193
Wolfchase Galleria Pari Passu Companion Loans	193
Wolfchase Galleria Whole Loan	193
Workout Fee	322
Workout Fee Rate	322
Workout-Delayed Reimbursement Amount	311
WTNA	245
Y
YM Group A	275
YM Group B	275
YM Groups	275

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID	Footnotes	Property Flag	Property Name	% of Initial Pool Balance	Mortgage Loan Originator	Mortgage Loan Seller(1)	Original Balance(2)	Cut-off Date Balance(2)(3)	Maturity/ARD Balance(2)	Cut-off Date Balance per SF/ Units/Rooms/Pads(2)	Loan Purpose	Sponsor(4)	Non-Recourse Carveout Guarantor(4)
1	(27)(28)	Loan	Novo Nordisk	9.9%	Natixis	Natixis	$60,000,000	$60,000,000	$60,000,000	$221	Acquisition	Princeton HD Owner LLC	NAP
2	(27)	Loan	Rentar Plaza	9.9%	Natixis	Natixis	$60,000,000	$60,000,000	$60,000,000	$84	Refinance	Dennis Ratner; Felice Bassin	Dennis Ratner; Felice Bassin
3	(27)	Loan	Gurnee Mills	9.9%	Column Financial, Inc.	Column Financial, Inc.	$60,000,000	$59,833,177	$47,640,338	$163	Refinance	Simon Property Group, L.P.	Simon Property Group, L.P.
4	(27)	Loan	QLIC	8.2%	Natixis	Natixis	$50,000,000	$50,000,000	$50,000,000	$344,418	Refinance	Lionshead Member LLC	Lionshead Member LLC
5		Loan	Walgreens Portfolio I	5.4%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$32,581,902	$32,581,902	$32,581,902	$232	Acquisition	CF Real Estate Holdings, LLC	CF Real Estate Holdings, LLC
5.01		Property	Walgreens - Midland, TX	0.8%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$5,112,731	$5,112,731	$5,112,731	$232
5.02		Property	Walgreens - New Braunfels, TX	0.6%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$3,562,420	$3,562,420	$3,562,420	$232
5.03		Property	Walgreens - Texarkana, TX	0.6%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$3,550,639	$3,550,639	$3,550,639	$232
5.04		Property	Walgreens - Fort Collins, CO	0.6%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$3,528,256	$3,528,256	$3,528,256	$232
5.05		Property	Walgreens - Falcon, CO	0.6%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$3,491,737	$3,491,737	$3,491,737	$232
5.06		Property	Walgreens - Galveston, TX	0.6%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$3,491,737	$3,491,737	$3,491,737	$232
5.07		Property	Walgreens - New London, WI	0.5%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$3,327,266	$3,327,266	$3,327,266	$232
5.08		Property	Walgreens - Dodgeville, WI	0.5%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$3,327,266	$3,327,266	$3,327,266	$232
5.09		Property	Walgreens - Killeen, TX	0.5%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$3,189,850	$3,189,850	$3,189,850	$232
6		Loan	Embassy Suites - Hillsboro	5.3%	UBSAG	UBSAG	$32,500,000	$32,461,538	$26,786,165	$196,737	Refinance	John R. Thackeray; Kevin S. Garn; Craig C. Christensen	John R. Thackeray; Kevin S. Garn; Craig C. Christensen
7	(27)	Loan	Wolfchase Galleria	4.9%	UBSAG	UBSAG	$30,000,000	$29,957,889	$23,952,457	$420	Refinance	Simon Property Group, L.P.	Simon Property Group, L.P.
8		Loan	Walgreens Portfolio V	4.4%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$26,635,694	$26,635,694	$26,635,694	$225	Acquisition	CF Real Estate Holdings, LLC	CF Real Estate Holdings, LLC
8.01		Property	Walgreens - Tempe, AZ	0.6%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$3,491,737	$3,491,737	$3,491,737	$225
8.02		Property	Walgreens - Cheyenne, WY	0.5%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$3,328,539	$3,328,539	$3,328,539	$225
8.03		Property	Walgreens - Elkhorn, WI	0.5%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$3,327,266	$3,327,266	$3,327,266	$225
8.04		Property	Walgreens - Janesville, WI	0.5%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$3,327,266	$3,327,266	$3,327,266	$225
8.05		Property	Walgreens - Beaver Dam, WI	0.5%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$3,327,266	$3,327,266	$3,327,266	$225
8.06		Property	Walgreens - Sheboygan, WI	0.5%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$3,327,266	$3,327,266	$3,327,266	$225
8.07		Property	Walgreens - Merrill, WI	0.5%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$3,253,177	$3,253,177	$3,253,177	$225
8.08		Property	Walgreens - Stevens Point, WI	0.5%	Cantor Commercial Real Estate Lending, L.P.	UBSAG	$3,253,177	$3,253,177	$3,253,177	$225
9	(27)	Loan	Federal Way Crossings	4.2%	UBSAG	UBSAG	$25,500,000	$25,466,958	$20,675,725	$279	Refinance	Firoz Lalji; Altaf Habib Jiwani	Firoz Lalji; Altaf Habib Jiwani
10	(27)	Loan	Greenwich Office Park	4.1%	Natixis	Natixis	$25,000,000	$25,000,000	$25,000,000	$230	Acquisition	John J. Fareri	John J. Fareri
11		Loan	Great Falls Marketplace	3.4%	UBSAG	UBSAG	$20,750,000	$20,750,000	$17,546,307	$97	Refinance	Kenneth Yaklin; Mark Macek; Richard Sanchez; Martin J. Roe	Kenneth Yaklin; Mark Macek; Richard Sanchez; Martin J. Roe
12	(27)	Loan	MY Portfolio	3.3%	UBSAG	UBSAG	$20,000,000	$19,935,183	$14,936,714	$59,686	Refinance	Suresh M. Patel; Michael Desai; Yogesh Patel	Suresh M. Patel; Michael Desai; Yogesh Patel
12.01		Property	Holiday Inn Express - Covington	0.7%	UBSAG	UBSAG	$3,958,333	$3,945,505	$2,956,225	$59,686
12.02		Property	Holiday Inn - Vicksburg	0.6%	UBSAG	UBSAG	$3,500,000	$3,488,657	$2,613,925	$59,686
12.03		Property	Holiday Inn Express - New Orleans	0.5%	UBSAG	UBSAG	$3,333,333	$3,322,531	$2,489,452	$59,686
12.04		Property	Comfort Suites - Gonzales	0.5%	UBSAG	UBSAG	$3,250,000	$3,239,467	$2,427,216	$59,686
12.05		Property	LaQuinta Inn & Suites - Vicksburg	0.5%	UBSAG	UBSAG	$3,041,667	$3,031,809	$2,271,625	$59,686
12.06		Property	Candlewood Suites - Slidell	0.5%	UBSAG	UBSAG	$2,916,667	$2,907,214	$2,178,271	$59,686
13	(27)	Loan	681 Fifth Avenue	2.5%	UBSAG	UBSAG	$15,000,000	$15,000,000	$15,000,000	$2,604	Refinance	Robert Siegel	Robert Siegel
14		Loan	Courtyard Cromwell	2.3%	Natixis	Natixis	$14,000,000	$13,963,233	$11,231,573	$96,298	Refinance	Slavik Suites, Inc.; IRNM Hotel Investors, L.L.C.	Slavik Suites, Inc.; IRNM Hotel Investors, L.L.C.
15		Loan	Sterling Jewelers Corporate HQ III	2.2%	Natixis	Natixis	$13,550,000	$13,550,000	$13,550,000	$134	Refinance	Lenora J. Petrarca	Lenora J. Petrarca
16		Loan	Shelby Air Park	2.1%	Natixis	Natixis	$12,861,000	$12,861,000	$10,889,044	$13	Acquisition	James A. Diamond and William E. Diamond	James A. Diamond and William E. Diamond
17		Loan	Vinings Village	1.8%	Pillar	Column Financial, Inc.	$11,050,000	$11,050,000	$9,760,788	$179	Refinance	M & J Wilkow, Ltd.	M & J Wilkow, Ltd.
18		Loan	Best Western O’Hare	1.6%	Natixis	Natixis	$9,500,000	$9,489,405	$7,909,424	$67,301	Refinance	Suresh Anandani and Kunal H. Dave	Suresh Anandani and Kunal H. Dave
19		Loan	Fedex Plaza	1.4%	Natixis	Natixis	$8,750,000	$8,750,000	$7,576,397	$325	Refinance	Harvey Schultz; Steven Schultz; Jonathan Schultz	Harvey Schultz; Steven Schultz; Jonathan Schultz
20		Loan	The Storage Depot-Bordentown	1.3%	Column Financial, Inc.	Column Financial, Inc.	$7,900,000	$7,900,000	$6,912,237	$13,644	Acquisition	Robert Moser; Robert Morgan	Robert Moser; Robert Morgan
21		Loan	The Storage Depot-Westville	1.3%	Column Financial, Inc.	Column Financial, Inc.	$7,800,000	$7,800,000	$6,824,740	$10,924	Acquisition	Robert Moser; Robert Morgan	Robert Moser; Robert Morgan
22		Loan	Jameel Road & Kirkwood Center	1.3%	Pillar	Column Financial, Inc.	$7,750,000	$7,750,000	$6,944,645	$58	Acquisition	Michael Brennan; Troy MacMane	Michael Brennan; Troy MacMane
22.01		Property	8600-8850 Jameel Road	0.8%	Pillar	Column Financial, Inc.	$4,726,156	$4,726,156	$4,235,029	$58
22.02		Property	Kirkwood Center	0.5%	Pillar	Column Financial, Inc.	$3,023,844	$3,023,844	$2,709,616	$58
23		Loan	Cobblestone Village	1.2%	UBSAG	UBSAG	$7,450,000	$7,450,000	$6,184,761	$76	Acquisition	Steven Froese; Roy Wiebe	Steven Froese; Roy Wiebe
24		Loan	Best Western Plus Atlanta Airport-East	1.1%	Natixis	Natixis	$6,625,000	$6,625,000	$5,460,245	$45,377	Refinance	Rajesh Patel	Rajesh Patel
25		Loan	The Charles Hotel	1.1%	Natixis	Natixis	$6,623,000	$6,605,744	$5,320,792	$49,667	Refinance	Atit Jariwala	Atit Jariwala
26		Loan	Wilmington Industrial Park	1.1%	UBSAG	UBSAG	$6,400,000	$6,400,000	$6,400,000	$12	Acquisition	Samuel I. Kirschenbaum; Benjamin B. Rubin	Samuel I. Kirschenbaum; Benjamin B. Rubin
27		Loan	Windmill Lakes Center	1.0%	Natixis	Natixis	$6,200,000	$6,200,000	$5,493,530	$87	Refinance	Marshall N. Dickler, Larry P. Kanar	Marshall N. Dickler, Larry P. Kanar
28		Loan	Best Western Salt Lake City	1.0%	Natixis	Natixis	$6,075,000	$6,075,000	$5,039,127	$75,000	Refinance	Tushar Patel and Muljibhai Chaudhari	Tushar Patel and Muljibhai Chaudhari
29		Loan	534 Flatbush Ave-Brooklyn	0.8%	Column Financial, Inc.	Column Financial, Inc.	$4,620,000	$4,620,000	$3,837,200	$395	Refinance	Rong Ge Friedman	Rong Ge Friedman
30		Loan	Northridge Palm Apartment	0.6%	Natixis	Natixis	$3,460,250	$3,460,250	$3,030,551	$96,118	Refinance	Pinkal Jogani and Hansa Investments, Inc.	Pinkal Jogani and Hansa Investments, Inc.
31		Loan	Best Western Battleground	0.6%	Natixis	Natixis	$3,409,000	$3,409,000	$2,670,283	$74,109	Refinance	Divyesh B. Desai; Parth A. Patel	Divyesh B. Desai; Parth A. Patel
32		Loan	Oak Court Apartments	0.5%	Natixis	Natixis	$2,940,000	$2,940,000	$2,470,676	$98,000	Refinance	Shangxuan Tan	Shangxuan Tan
33		Loan	Colonial Terrace	0.4%	Natixis	Natixis	$2,322,738	$2,311,065	$1,879,045	$45,315	Refinance	Pinkal Jogani and Hansa Investments, Inc.	Pinkal Jogani and Hansa Investments, Inc.

A-1-1

ANNEX A - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGED PROPERTY CHARACTERISTICS
Loan ID	Footnotes	Property Flag	Property Name	% of Initial Pool Balance	No. of Properties	General Property Type	Detailed Property Type	Title Type(5)	Ground Lease Initial Lease Expiration Date(5)	Address	City	County	State	Zip Code	Year Built
1	(27)(28)	Loan	Novo Nordisk	9.9%	1	Office	Suburban	Fee		800 Scudders Mill Road	Plainsboro	Middlesex	NJ	08536	1985
2	(27)	Loan	Rentar Plaza	9.9%	1	Mixed Use	Office/Retail/Warehouse	Fee		66-26 Metropolitan Avenue	Middle Village	Queens	NY	11379	1974
3	(27)	Loan	Gurnee Mills	9.9%	1	Retail	Regional Mall	Fee		6170 West Grand Avenue	Gurnee	Lake	IL	60031	1991
4	(27)	Loan	QLIC	8.2%	1	Multifamily	High-Rise	Fee		41-42 24th Street	Long Island City	Queens	NY	11101	2015
5		Loan	Walgreens Portfolio I	5.4%	9	Retail	Single Tenant	Fee		Various	Various	Various	Various	Various	Various
5.01		Property	Walgreens - Midland, TX	0.8%	1	Retail	Single Tenant	Fee		215 Andrews Highway	Midland	Midland	TX	79701	2000
5.02		Property	Walgreens - New Braunfels, TX	0.6%	1	Retail	Single Tenant	Fee		1160 South Business IH-35	New Braunfels	Comal	TX	78130	2001
5.03		Property	Walgreens - Texarkana, TX	0.6%	1	Retail	Single Tenant	Fee		4415 North State Line Avenue	Texarkana	Bowie	TX	75503	2000
5.04		Property	Walgreens - Fort Collins, CO	0.6%	1	Retail	Single Tenant	Fee		2612 South College Avenue	Fort Collins	Larimer	CO	80525	2005
5.05		Property	Walgreens - Falcon, CO	0.6%	1	Retail	Single Tenant	Fee		7392 McLaughlin Road	Falcon	El Paso	CO	80831	2005
5.06		Property	Walgreens - Galveston, TX	0.6%	1	Retail	Single Tenant	Fee		2501 61st Street	Galveston	Galveston	TX	77551	2004
5.07		Property	Walgreens - New London, WI	0.5%	1	Retail	Single Tenant	Fee		981 Shawano Street	New London	Waupaca	WI	54961	2007
5.08		Property	Walgreens - Dodgeville, WI	0.5%	1	Retail	Single Tenant	Fee		1133 North Johns Street	Dodgeville	Iowa	WI	53533	2007
5.09		Property	Walgreens - Killeen, TX	0.5%	1	Retail	Single Tenant	Fee		1000 East Central Texas Expressway	Killeen	Bell	TX	76541	2008
6		Loan	Embassy Suites - Hillsboro	5.3%	1	Hotel	Full Service	Fee		20001 Northwest Tanasbourne Drive	Hillsboro	Washington	OR	97124	2014
7	(27)	Loan	Wolfchase Galleria	4.9%	1	Retail	Regional Mall	Fee		2760 North Germantown Parkway	Memphis	Shelby	TN	38133	1997
8		Loan	Walgreens Portfolio V	4.4%	8	Retail	Single Tenant	Fee		Various	Various	Various	Various	Various	Various
8.01		Property	Walgreens - Tempe, AZ	0.6%	1	Retail	Single Tenant	Fee		1745 East Southern Avenue	Tempe	Maricopa	AZ	85282	2004
8.02		Property	Walgreens - Cheyenne, WY	0.5%	1	Retail	Single Tenant	Fee		2304 East Lincolnway	Cheyenne	Laramie	WY	82001	2000
8.03		Property	Walgreens - Elkhorn, WI	0.5%	1	Retail	Single Tenant	Fee		939 North Wisconsin Street	Elkhorn	Walworth	WI	53121	2008
8.04		Property	Walgreens - Janesville, WI	0.5%	1	Retail	Single Tenant	Fee		1740 Center Avenue	Janesville	Rock	WI	53546	2007
8.05		Property	Walgreens - Beaver Dam, WI	0.5%	1	Retail	Single Tenant	Fee		607 Park Avenue	Beaver Dam	Dodge	WI	53916	2007
8.06		Property	Walgreens - Sheboygan, WI	0.5%	1	Retail	Single Tenant	Fee		2702 Calumet Drive	Sheboygan	Sheboygan	WI	53083	2008
8.07		Property	Walgreens - Merrill, WI	0.5%	1	Retail	Single Tenant	Fee		101 Center Avenue	Merrill	Lincoln	WI	54452	2007
8.08		Property	Walgreens - Stevens Point, WI	0.5%	1	Retail	Single Tenant	Fee		3301 Church Street	Stevens Point	Portage	WI	54481	2007
9	(27)	Loan	Federal Way Crossings	4.2%	1	Retail	Anchored	Fee		35009 Enchanted Parkway South	Federal Way	King	WA	98003	2006-2007
10	(27)	Loan	Greenwich Office Park	4.1%	1	Office	Suburban	Fee & Leasehold	Building 8: 5/31/2076; Building 9: 9/8/2076	51 Weaver Street, 18 Valley Drive and West Putnam Avenue	Greenwich	Fairfield	CT	06831	1970, 1972-1976, 1978
11		Loan	Great Falls Marketplace	3.4%	1	Retail	Anchored	Fee		1601 Market Place Drive	Great Falls	Cascade	MT	59404	1997
12	(27)	Loan	MY Portfolio	3.3%	6	Hotel	Various	Fee		Various	Various	Various	Various	Various	Various
12.01		Property	Holiday Inn Express - Covington	0.7%	1	Hotel	Limited Service	Fee		69354 Stirling Boulevard	Covington	Saint Tammany	LA	70433	2014
12.02		Property	Holiday Inn - Vicksburg	0.6%	1	Hotel	Select Service	Fee		115 Cypress Centre Drive	Vicksburg	Warren	MS	39180	2008
12.03		Property	Holiday Inn Express - New Orleans	0.5%	1	Hotel	Limited Service	Fee		7049 Bullard Avenue	New Orleans	Orleans	LA	70128	2006
12.04		Property	Comfort Suites - Gonzales	0.5%	1	Hotel	Limited Service	Fee		2821 West Cabela Parkway	Gonzales	Ascension	LA	70737	2013
12.05		Property	LaQuinta Inn & Suites - Vicksburg	0.5%	1	Hotel	Limited Service	Fee		4160 South Frontage Road	Vicksburg	Warren	MS	39180	2008
12.06		Property	Candlewood Suites - Slidell	0.5%	1	Hotel	Extended Stay	Fee		100 Holiday Boulevard	Slidell	Saint Tammany	LA	70460	2011
13	(27)	Loan	681 Fifth Avenue	2.5%	1	Mixed Use	Retail/Office	Fee		681 Fifth Avenue	New York	New York	NY	10022	1913
14		Loan	Courtyard Cromwell	2.3%	1	Hotel	Select Service	Fee		4 Sebethe Drive	Cromwell	Middlesex	CT	06416	1986
15		Loan	Sterling Jewelers Corporate HQ III	2.2%	1	Office	Suburban	Fee		367 Ghent Road	Akron	Summit	OH	44333	1990
16		Loan	Shelby Air Park	2.1%	1	Industrial	Warehouse	Fee		4500 Malone Road; 4570 Shelby Air Park Drive; 4650 Shelby Air Park Drive; 4500 Atlantic Way; 4350 East Shelby Drive; 4770 Malone Road	Memphis	Shelby	TN	38118	1987-1994
17		Loan	Vinings Village	1.8%	1	Retail	Anchored	Fee		4715 South Atlanta Road	Smyrna	Cobb	GA	30080	2003
18		Loan	Best Western O’Hare	1.6%	1	Hotel	Limited Service	Fee		10300 West Higgins Road	Rosemont	Cook	IL	60018	1965
19		Loan	Fedex Plaza	1.4%	1	Retail	Unanchored	Fee		588 Route 70	Brick Township	Ocean	NJ	08723	2007
20		Loan	The Storage Depot-Bordentown	1.3%	1	Self Storage	Self Storage	Fee		800 U.S. Route 206	Bordentown	Burlington	NJ	08506	2007; 2010
21		Loan	The Storage Depot-Westville	1.3%	1	Self Storage	Self Storage	Fee		1071 Delsea Drive	Westville	Gloucester	NJ	08093	1993-2006
22		Loan	Jameel Road & Kirkwood Center	1.3%	2	Industrial	Flex	Fee		Various	Various	Various	TX	Various	Various
22.01		Property	8600-8850 Jameel Road	0.8%	1	Industrial	Flex	Fee		8600, 8700, 8800 & 8850 Jameel Road	Houston	Harris	TX	77040	1980
22.02		Property	Kirkwood Center	0.5%	1	Industrial	Flex	Fee		12705 South Kirkwood Road	Stafford	Fort Bend	TX	77477	1984
23		Loan	Cobblestone Village	1.2%	1	Retail	Anchored	Fee		1721 East Warner Road	Tempe	Maricopa	AZ	85284	1986
24		Loan	Best Western Plus Atlanta Airport-East	1.1%	1	Hotel	Limited Service	Fee		301 North Central Avenue	Hapeville	Fulton	GA	30354	1971
25		Loan	The Charles Hotel	1.1%	1	Hotel	Limited Service	Fee		1425 South 5th Street	Saint Charles	St. Charles	MO	63301	1966
26		Loan	Wilmington Industrial Park	1.1%	1	Industrial	Warehouse/Distribution	Fee		3336, 3260 and 3188 Progress Way	Wilmington	Clinton	OH	45177	1996, 1999, 2000
27		Loan	Windmill Lakes Center	1.0%	1	Retail	Anchored	Fee		3-87 North Randall Road	Batavia	Kane	IL	60510	1994
28		Loan	Best Western Salt Lake City	1.0%	1	Hotel	Limited Service	Fee		5433 West Wiley Post Way	Salt Lake City	Salt Lake	UT	84116	2012
29		Loan	534 Flatbush Ave-Brooklyn	0.8%	1	Mixed Use	Retail/Residential	Fee		534 Flatbush Avenue	Brooklyn	Kings	NY	11225	1931
30		Loan	Northridge Palm Apartment	0.6%	1	Multifamily	Garden	Fee		8651 Wilbur Avenue	Los Angeles	Los Angeles	CA	91324	1980
31		Loan	Best Western Battleground	0.6%	1	Hotel	Limited Service	Fee		1419 West Main Street	Battle Ground	Clark	WA	98604	2007
32		Loan	Oak Court Apartments	0.5%	1	Multifamily	Multifamily/Retail	Fee		245-251 South Kerr Avenue	Wilmington	New Hanover	NC	28403	1968, 2014
33		Loan	Colonial Terrace	0.4%	1	Multifamily	Garden	Fee		38719 & 38729 10th Street East	Palmdale	Los Angeles	CA	93550	1986

A-1-2

ANNEX A - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGED PROPERTY CHARACTERISTICS							MORTGAGE LOAN CHARACTERISTICS
Loan ID	Footnotes	Property Flag	Property Name	% of Initial Pool Balance	Year Renovated	Net Rentable Area SF/Units/Acres/ Rooms/Pads	Units of Measure	Occupancy Rate(6)	Occupancy Rate As-of Date	Appraised Value	Appraisal As-of Date	Mortgage Rate	Administrative Fee Rate(7)	Subservicing Fee Rate(7)	Master Servicing Fee Rate(7)	Pari Passu Loan Primary Servicing Fee Rate(7)	Trustee Fee Rate(7)	Operating Advisor Fee Rate(7)	Asset Representations Review Fee(7)
1	(27)(28)	Loan	Novo Nordisk	9.9%	2013	761,824	Square Feet	78.0%	11/1/2016	$319,900,000	6/1/2016	3.4820%	0.02243%	0.00000%	0.00250%	0.00250%	0.01070%	0.00541%	0.00082%
2	(27)	Loan	Rentar Plaza	9.9%		1,567,208	Square Feet	100.0%	8/1/2016	$300,000,000	7/19/2016	3.4820%	0.02243%	0.00000%	0.00250%	0.00250%	0.01070%	0.00541%	0.00082%
3	(27)	Loan	Gurnee Mills	9.9%	2014	1,683,915	Square Feet	91.1%	9/22/2016	$417,000,000	8/23/2016	3.9900%	0.01702%	0.00250%	0.00250%	0.00000%	0.01070%	0.00000%	0.00082%
4	(27)	Loan	QLIC	8.2%		421	Units	100.0%	10/1/2016	$255,000,000	8/18/2016	4.3997%	0.01702%	0.00250%	0.00250%	0.00000%	0.01070%	0.00000%	0.00082%
5		Loan	Walgreens Portfolio I	5.4%		140,635	Square Feet	100.0%	12/1/2016	$57,130,000	Various	4.5930%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
5.01		Property	Walgreens - Midland, TX	0.8%		21,700	Square Feet	100.0%	12/1/2016	$8,320,000	9/25/2016
5.02		Property	Walgreens - New Braunfels, TX	0.6%		15,120	Square Feet	100.0%	12/1/2016	$6,620,000	9/25/2016
5.03		Property	Walgreens - Texarkana, TX	0.6%		15,070	Square Feet	100.0%	12/1/2016	$5,780,000	9/25/2016
5.04		Property	Walgreens - Fort Collins, CO	0.6%		14,975	Square Feet	100.0%	12/1/2016	$6,260,000	9/25/2016
5.05		Property	Walgreens - Falcon, CO	0.6%		14,820	Square Feet	100.0%	12/1/2016	$6,200,000	9/27/2016
5.06		Property	Walgreens - Galveston, TX	0.6%		14,820	Square Feet	100.0%	12/1/2016	$6,200,000	9/30/2016
5.07		Property	Walgreens - New London, WI	0.5%		14,820	Square Feet	100.0%	12/1/2016	$5,910,000	9/26/2016
5.08		Property	Walgreens - Dodgeville, WI	0.5%		14,820	Square Feet	100.0%	12/1/2016	$5,910,000	9/27/2016
5.09		Property	Walgreens - Killeen, TX	0.5%		14,490	Square Feet	100.0%	12/1/2016	$5,930,000	9/25/2016
6		Loan	Embassy Suites - Hillsboro	5.3%		165	Rooms	83.6%	9/30/2016	$52,500,000	10/12/2016	5.0820%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
7	(27)	Loan	Wolfchase Galleria	4.9%		391,862	Square Feet	90.1%	9/28/2016	$254,000,000	9/26/2016	4.1460%	0.01702%	0.00250%	0.00250%	0.00000%	0.01070%	0.00000%	0.00082%
8		Loan	Walgreens Portfolio V	4.4%		118,200	Square Feet	100.0%	12/1/2016	$47,330,000	Various	4.5930%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
8.01		Property	Walgreens - Tempe, AZ	0.6%		14,820	Square Feet	100.0%	12/1/2016	$6,500,000	9/26/2016
8.02		Property	Walgreens - Cheyenne, WY	0.5%		15,120	Square Feet	100.0%	12/1/2016	$5,650,000	9/25/2016
8.03		Property	Walgreens - Elkhorn, WI	0.5%		14,820	Square Feet	100.0%	12/1/2016	$5,910,000	9/27/2016
8.04		Property	Walgreens - Janesville, WI	0.5%		14,820	Square Feet	100.0%	12/1/2016	$5,910,000	9/25/2016
8.05		Property	Walgreens - Beaver Dam, WI	0.5%		14,820	Square Feet	100.0%	12/1/2016	$5,910,000	9/26/2016
8.06		Property	Walgreens - Sheboygan, WI	0.5%		14,820	Square Feet	100.0%	12/1/2016	$5,910,000	9/29/2016
8.07		Property	Walgreens - Merrill, WI	0.5%		14,490	Square Feet	100.0%	12/1/2016	$5,770,000	9/27/2016
8.08		Property	Walgreens - Stevens Point, WI	0.5%		14,490	Square Feet	100.0%	12/1/2016	$5,770,000	9/25/2016
9	(27)	Loan	Federal Way Crossings	4.2%		207,686	Square Feet	98.7%	8/1/2016	$83,100,000	8/17/2016	4.5888%	0.01702%	0.00250%	0.00250%	0.00000%	0.01070%	0.00000%	0.00082%
10	(27)	Loan	Greenwich Office Park	4.1%	2010-2016	379,861	Square Feet	82.9%	9/30/2016	$134,000,000	9/6/2016	4.5540%	0.02468%	0.00000%	0.00250%	0.00250%	0.01070%	0.00766%	0.00082%
11		Loan	Great Falls Marketplace	3.4%		214,951	Square Feet	99.3%	10/31/2016	$33,300,000	9/12/2016	5.9070%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
12	(27)	Loan	MY Portfolio	3.3%	Various	501	Rooms	64.6%	8/31/2016	$48,000,000	Various	4.9720%	0.02578%	0.00000%	0.00250%	0.00250%	0.01070%	0.00876%	0.00082%
12.01		Property	Holiday Inn Express - Covington	0.7%		84	Rooms	62.7%	8/31/2016	$9,500,000	7/14/2016
12.02		Property	Holiday Inn - Vicksburg	0.6%	2011-2012, 2015	83	Rooms	72.5%	8/31/2016	$8,400,000	7/13/2016
12.03		Property	Holiday Inn Express - New Orleans	0.5%	2013	87	Rooms	55.3%	8/31/2016	$8,700,000	7/14/2016
12.04		Property	Comfort Suites - Gonzales	0.5%		77	Rooms	69.0%	8/31/2016	$7,400,000	7/13/2016
12.05		Property	LaQuinta Inn & Suites - Vicksburg	0.5%		77	Rooms	69.5%	8/31/2016	$7,000,000	7/13/2016
12.06		Property	Candlewood Suites - Slidell	0.5%		93	Rooms	60.0%	8/31/2016	$7,000,000	7/14/2016
13	(27)	Loan	681 Fifth Avenue	2.5%	2009	82,573	Square Feet	90.8%	9/30/2016	$440,000,000	10/1/2016	4.1265%	0.01702%	0.00250%	0.00250%	0.00000%	0.01070%	0.00000%	0.00082%
14		Loan	Courtyard Cromwell	2.3%	2003	145	Rooms	69.5%	8/31/2016	$19,100,000	8/11/2016	4.2800%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
15		Loan	Sterling Jewelers Corporate HQ III	2.2%		100,890	Square Feet	100.0%	12/5/2016	$22,600,000	8/8/2016	4.2900%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
16		Loan	Shelby Air Park	2.1%		993,800	Square Feet	83.6%	9/30/2016	$20,000,000	9/1/2016	4.1800%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
17		Loan	Vinings Village	1.8%		61,573	Square Feet	95.6%	9/1/2016	$15,500,000	9/27/2016	4.9000%	0.06826%	0.05000%	0.00250%	0.00000%	0.01070%	0.00374%	0.00082%
18		Loan	Best Western O’Hare	1.6%	2015-2016	141	Rooms	68.4%	9/30/2016	$13,600,000	8/15/2016	5.4000%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
19		Loan	Fedex Plaza	1.4%		26,933	Square Feet	100.0%	8/26/2016	$13,500,000	8/26/2016	4.0400%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
20		Loan	The Storage Depot-Bordentown	1.3%		579	Units	97.6%	9/30/2016	$10,780,000	9/28/2016	4.4800%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
21		Loan	The Storage Depot-Westville	1.3%		714	Units	86.8%	9/30/2016	$10,480,000	9/28/2016	4.4800%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
22		Loan	Jameel Road & Kirkwood Center	1.3%		132,997	Square Feet	88.4%	10/4/2016	$10,380,000	9/8/2015	4.5200%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
22.01		Property	8600-8850 Jameel Road	0.8%		87,099	Square Feet	82.4%	10/4/2016	$6,330,000	9/8/2015
22.02		Property	Kirkwood Center	0.5%		45,898	Square Feet	100.0%	10/4/2016	$4,050,000	9/8/2015
23		Loan	Cobblestone Village	1.2%	2014	97,915	Square Feet	83.9%	11/9/2016	$11,570,000	10/17/2016	5.3060%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
24		Loan	Best Western Plus Atlanta Airport-East	1.1%	2014, 2015	146	Rooms	67.9%	8/31/2016	$10,900,000	9/19/2016	5.0800%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
25		Loan	The Charles Hotel	1.1%	2013	133	Rooms	77.8%	6/30/2016	$10,800,000	8/7/2016	4.3200%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
26		Loan	Wilmington Industrial Park	1.1%		526,019	Square Feet	100.0%	9/15/2016	$13,200,000	9/20/2016	4.9880%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
27		Loan	Windmill Lakes Center	1.0%		70,949	Square Feet	89.1%	7/12/2016	$10,500,000	6/22/2016	5.9900%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
28		Loan	Best Western Salt Lake City	1.0%		81	Rooms	71.0%	9/30/2016	$9,500,000	9/19/2016	5.2800%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
29		Loan	534 Flatbush Ave-Brooklyn	0.8%	2002	11,700	Square Feet	100.0%	11/14/2016	$7,700,000	10/5/2016	5.3210%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
30		Loan	Northridge Palm Apartment	0.6%		36	Units	100.0%	11/7/2016	$5,500,000	6/10/2016	4.5200%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
31		Loan	Best Western Battleground	0.6%	2013-2015	46	Rooms	71.0%	7/31/2016	$5,140,000	2/22/2016	6.3500%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
32		Loan	Oak Court Apartments	0.5%	2006-2014	30	Units	90.0%	11/9/2016	$4,680,000	8/28/2016	5.7000%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%
33		Loan	Colonial Terrace	0.4%		51	Units	98.0%	11/7/2016	$3,950,000	6/10/2016	4.5200%	0.02076%	0.00000%	0.00250%	0.00250%	0.01070%	0.00374%	0.00082%

A-1-3

ANNEX A - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN CHARACTERISTICS
Loan ID	Footnotes	Property Flag	Property Name	% of Initial Pool Balance	CREFC Fee Rate(7)	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No) (8)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)(8)	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Stated Maturity Date (8)	Monthly Debt Service (P&I)
1	(27)(28)	Loan	Novo Nordisk	9.9%	0.00050%	Actual/360	3	Yes	60	57	60	57	0	0	8/11/2016	10/5/2016	NAP	4/30/2031	9/5/2021	$176,518.06
2	(27)	Loan	Rentar Plaza	9.9%	0.00050%	Actual/360	3	No	120	117	120	117	0	0	8/31/2016	10/5/2016	NAP	9/5/2026	9/5/2026	$176,518.06
3	(27)	Loan	Gurnee Mills	9.9%	0.00050%	Actual/360	2	No	120	118	0	0	360	358	9/27/2016	11/1/2016	NAP	10/1/2026	10/1/2026	$286,103.38
4	(27)	Loan	QLIC	8.2%	0.00050%	Actual/360	11	No	120	109	120	109	0	0	12/28/2015	2/5/2016	NAP	1/5/2026	1/5/2026	$185,866.96
5		Loan	Walgreens Portfolio I	5.4%	0.00050%	Actual/360	0	Yes	120	120	120	120	0	0	11/15/2016	1/1/2017	NAP	12/1/2031	12/1/2026	$126,439.27
5.01		Property	Walgreens - Midland, TX	0.8%
5.02		Property	Walgreens - New Braunfels, TX	0.6%
5.03		Property	Walgreens - Texarkana, TX	0.6%
5.04		Property	Walgreens - Fort Collins, CO	0.6%
5.05		Property	Walgreens - Falcon, CO	0.6%
5.06		Property	Walgreens - Galveston, TX	0.6%
5.07		Property	Walgreens - New London, WI	0.5%
5.08		Property	Walgreens - Dodgeville, WI	0.5%
5.09		Property	Walgreens - Killeen, TX	0.5%
6		Loan	Embassy Suites - Hillsboro	5.3%	0.00050%	Actual/360	1	No	120	119	0	0	360	359	11/10/2016	12/6/2016	NAP	11/6/2026	11/6/2026	$176,099.39
7	(27)	Loan	Wolfchase Galleria	4.9%	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/26/2016	12/1/2016	NAP	11/1/2026	11/1/2026	$145,761.18
8		Loan	Walgreens Portfolio V	4.4%	0.00050%	Actual/360	0	Yes	120	120	120	120	0	0	11/15/2016	1/1/2017	NAP	12/1/2031	12/1/2026	$103,364.06
8.01		Property	Walgreens - Tempe, AZ	0.6%
8.02		Property	Walgreens - Cheyenne, WY	0.5%
8.03		Property	Walgreens - Elkhorn, WI	0.5%
8.04		Property	Walgreens - Janesville, WI	0.5%
8.05		Property	Walgreens - Beaver Dam, WI	0.5%
8.06		Property	Walgreens - Sheboygan, WI	0.5%
8.07		Property	Walgreens - Merrill, WI	0.5%
8.08		Property	Walgreens - Stevens Point, WI	0.5%
9	(27)	Loan	Federal Way Crossings	4.2%	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/28/2016	12/6/2016	NAP	11/6/2026	11/6/2026	$130,553.69
10	(27)	Loan	Greenwich Office Park	4.1%	0.00050%	Actual/360	1	No	60	59	60	59	0	0	11/4/2016	12/5/2016	NAP	11/5/2021	11/5/2021	$96,192.71
11		Loan	Great Falls Marketplace	3.4%	0.00050%	Actual/360	0	No	120	120	0	0	360	360	11/18/2016	1/6/2017	NAP	12/6/2026	12/6/2026	$123,168.78
12	(27)	Loan	MY Portfolio	3.3%	0.00050%	Actual/360	2	No	120	118	0	0	300	298	10/7/2016	11/6/2016	NAP	10/6/2026	10/6/2026	$116,591.97
12.01		Property	Holiday Inn Express - Covington	0.7%
12.02		Property	Holiday Inn - Vicksburg	0.6%
12.03		Property	Holiday Inn Express - New Orleans	0.5%
12.04		Property	Comfort Suites - Gonzales	0.5%
12.05		Property	LaQuinta Inn & Suites - Vicksburg	0.5%
12.06		Property	Candlewood Suites - Slidell	0.5%
13	(27)	Loan	681 Fifth Avenue	2.5%	0.00050%	Actual/360	1	No	120	119	120	119	0	0	11/4/2016	12/6/2016	NAP	11/6/2026	11/6/2026	$52,297.66
14		Loan	Courtyard Cromwell	2.3%	0.00050%	Actual/360	2	No	120	118	0	0	360	358	9/26/2016	11/5/2016	NAP	10/5/2026	10/5/2026	$69,117.69
15		Loan	Sterling Jewelers Corporate HQ III	2.2%	0.00050%	Actual/360	1	Yes	120	119	120	119	0	0	10/7/2016	12/5/2016	NAP	11/5/2036	11/5/2026	$49,114.05
16		Loan	Shelby Air Park	2.1%	0.00050%	Actual/360	2	No	120	118	24	22	360	360	9/27/2016	11/10/2016	11/10/2018	10/10/2026	10/10/2026	$62,742.46
17		Loan	Vinings Village	1.8%	0.00050%	Actual/360	12	No	120	108	36	24	360	360	11/10/2015	1/6/2016	1/6/2019	12/6/2025	12/6/2025	$58,645.30
18		Loan	Best Western O’Hare	1.6%	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/21/2016	12/5/2016	NAP	11/5/2026	11/5/2026	$53,345.43
19		Loan	Fedex Plaza	1.4%	0.00050%	Actual/360	1	No	120	119	36	35	360	360	10/7/2016	12/5/2016	12/5/2019	11/5/2026	11/5/2026	$41,975.87
20		Loan	The Storage Depot-Bordentown	1.3%	0.00050%	Actual/360	1	No	120	119	36	35	360	360	11/3/2016	12/6/2016	12/6/2019	11/6/2026	11/6/2026	$39,934.31
21		Loan	The Storage Depot-Westville	1.3%	0.00050%	Actual/360	1	No	120	119	36	35	360	360	11/3/2016	12/6/2016	12/6/2019	11/6/2026	11/6/2026	$39,428.82
22		Loan	Jameel Road & Kirkwood Center	1.3%	0.00050%	Actual/360	13	No	120	107	48	35	360	360	10/26/2015	12/6/2015	12/6/2019	11/6/2025	11/6/2025	$39,360.26
22.01		Property	8600-8850 Jameel Road	0.8%
22.02		Property	Kirkwood Center	0.5%
23		Loan	Cobblestone Village	1.2%	0.00050%	Actual/360	0	No	120	120	0	0	360	360	11/30/2016	1/6/2017	NAP	12/6/2026	12/6/2026	$41,397.96
24		Loan	Best Western Plus Atlanta Airport-East	1.1%	0.00050%	Actual/360	0	No	120	120	0	0	360	360	11/9/2016	1/5/2017	NAP	12/5/2026	12/5/2026	$35,889.05
25		Loan	The Charles Hotel	1.1%	0.00050%	Actual/360	2	No	120	118	0	0	360	358	9/23/2016	11/5/2016	NAP	10/5/2026	10/5/2026	$32,853.16
26		Loan	Wilmington Industrial Park	1.1%	0.00050%	Actual/360	0	No	120	120	120	120	0	0	11/15/2016	1/6/2017	NAP	12/6/2026	12/6/2026	$26,972.15
27		Loan	Windmill Lakes Center	1.0%	0.00050%	Actual/360	0	No	120	120	24	24	360	360	11/30/2016	1/5/2017	1/5/2019	12/5/2026	12/5/2026	$37,132.28
28		Loan	Best Western Salt Lake City	1.0%	0.00050%	Actual/360	0	No	120	120	0	0	360	360	11/9/2016	1/5/2017	NAP	12/5/2026	12/5/2026	$33,659.35
29		Loan	534 Flatbush Ave-Brooklyn	0.8%	0.00050%	Actual/360	0	No	120	120	0	0	360	360	11/29/2016	1/6/2017	NAP	12/6/2026	12/6/2026	$25,715.36
30		Loan	Northridge Palm Apartment	0.6%	0.00050%	Actual/360	4	No	120	116	36	32	360	360	8/5/2016	9/5/2016	9/5/2019	8/5/2026	8/5/2026	$17,573.72
31		Loan	Best Western Battleground	0.6%	0.00050%	Actual/360	0	No	120	120	0	0	300	300	11/29/2016	1/5/2017	NAP	12/5/2026	12/5/2026	$22,699.31
32		Loan	Oak Court Apartments	0.5%	0.00050%	Actual/360	0	No	120	120	0	0	360	360	11/15/2016	1/5/2017	NAP	12/5/2026	12/5/2026	$17,063.77
33		Loan	Colonial Terrace	0.4%	0.00050%	Actual/360	4	No	120	116	0	0	360	356	8/5/2016	9/5/2016	NAP	8/5/2026	8/5/2026	$11,796.59

A-1-4

ANNEX A - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN CHARACTERISTICS
Loan ID	Footnotes	Property Flag	Property Name	% of Initial Pool Balance	Monthly Debt Service (IO)(9)	Annual Debt Service (P&I)(10)	Annual Debt Service (IO)(10)	Lockbox Type(11)	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans(12)	UW NOI DSCR (P&I)(13)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)(13)	UW NCF DSCR (IO)	Cut-Off Date LTV Ratio	Maturity Date LTV Ratio(8)	Grace Period to Late Charge (Days)
1	(27)(28)	Loan	Novo Nordisk	9.9%	$176,518.06	$2,118,217	$2,118,217	Hard	In Place	No	No	2.98x	2.98x	2.97x	2.97x	52.6%	52.6%	0
2	(27)	Loan	Rentar Plaza	9.9%	$176,518.06	$2,118,217	$2,118,217	Hard	Springing	No	No	2.71x	2.71x	2.59x	2.59x	44.0%	44.0%	0
3	(27)	Loan	Gurnee Mills	9.9%		$3,433,241		Hard, Springing for Master Lease	Springing	No	Column/UBSAG - A	1.70x		1.60x		65.8%	52.4%	0
4	(27)	Loan	QLIC	8.2%	$185,866.96	$2,230,403	$2,230,403	Commercial Units: Hard; Residential Units: Soft	Springing	No	No	1.85x	1.85x	1.84x	1.84x	56.9%	56.9%	5
5		Loan	Walgreens Portfolio I	5.4%	$126,439.27	$1,517,271	$1,517,271	Hard	In Place	No	UBSAG - A	2.08x	2.08x	2.07x	2.07x	57.0%	57.0%	5
5.01		Property	Walgreens - Midland, TX	0.8%								2.08x		2.07x		57.0%	57.0%
5.02		Property	Walgreens - New Braunfels, TX	0.6%								2.08x		2.07x		57.0%	57.0%
5.03		Property	Walgreens - Texarkana, TX	0.6%								2.08x		2.07x		57.0%	57.0%
5.04		Property	Walgreens - Fort Collins, CO	0.6%								2.08x		2.07x		57.0%	57.0%
5.05		Property	Walgreens - Falcon, CO	0.6%								2.08x		2.07x		57.0%	57.0%
5.06		Property	Walgreens - Galveston, TX	0.6%								2.08x		2.07x		57.0%	57.0%
5.07		Property	Walgreens - New London, WI	0.5%								2.08x		2.07x		57.0%	57.0%
5.08		Property	Walgreens - Dodgeville, WI	0.5%								2.08x		2.07x		57.0%	57.0%
5.09		Property	Walgreens - Killeen, TX	0.5%								2.08x		2.07x		57.0%	57.0%
6		Loan	Embassy Suites - Hillsboro	5.3%		$2,113,193		Hard	Springing	No	No	1.92x		1.74x		61.8%	51.0%	0
7	(27)	Loan	Wolfchase Galleria	4.9%		$1,749,134		Hard, Springing for Master Lease	Springing	No	Column/UBSAG - A	1.84x		1.72x		64.9%	51.9%	0
8		Loan	Walgreens Portfolio V	4.4%	$103,364.06	$1,240,369	$1,240,369	Hard	In Place	No	UBSAG - A	2.08x	2.08x	2.07x	2.07x	56.3%	56.3%	5
8.01		Property	Walgreens - Tempe, AZ	0.6%								2.08x		2.07x		56.3%	56.3%
8.02		Property	Walgreens - Cheyenne, WY	0.5%								2.08x		2.07x		56.3%	56.3%
8.03		Property	Walgreens - Elkhorn, WI	0.5%								2.08x		2.07x		56.3%	56.3%
8.04		Property	Walgreens - Janesville, WI	0.5%								2.08x		2.07x		56.3%	56.3%
8.05		Property	Walgreens - Beaver Dam, WI	0.5%								2.08x		2.07x		56.3%	56.3%
8.06		Property	Walgreens - Sheboygan, WI	0.5%								2.08x		2.07x		56.3%	56.3%
8.07		Property	Walgreens - Merrill, WI	0.5%								2.08x		2.07x		56.3%	56.3%
8.08		Property	Walgreens - Stevens Point, WI	0.5%								2.08x		2.07x		56.3%	56.3%
9	(27)	Loan	Federal Way Crossings	4.2%		$1,566,644		Springing	Springing	No	No	1.41x		1.36x		69.7%	56.6%	0
10	(27)	Loan	Greenwich Office Park	4.1%	$96,192.71	$1,154,313	$1,154,313	Hard	In Place	No	No	2.10x	2.10x	1.94x	1.94x	65.3%	65.3%	0
11		Loan	Great Falls Marketplace	3.4%		$1,478,025		Hard	Springing	No	No	1.51x		1.44x		62.3%	52.7%	0
12	(27)	Loan	MY Portfolio	3.3%		$1,399,104		Hard	Springing	No	No	2.15x		1.93x		62.3%	46.7%	0
12.01		Property	Holiday Inn Express - Covington	0.7%								2.15x		1.93x		62.3%	46.7%
12.02		Property	Holiday Inn - Vicksburg	0.6%								2.15x		1.93x		62.3%	46.7%
12.03		Property	Holiday Inn Express - New Orleans	0.5%								2.15x		1.93x		62.3%	46.7%
12.04		Property	Comfort Suites - Gonzales	0.5%								2.15x		1.93x		62.3%	46.7%
12.05		Property	LaQuinta Inn & Suites - Vicksburg	0.5%								2.15x		1.93x		62.3%	46.7%
12.06		Property	Candlewood Suites - Slidell	0.5%								2.15x		1.93x		62.3%	46.7%
13	(27)	Loan	681 Fifth Avenue	2.5%	$52,297.66	$627,572	$627,572	Hard	In Place	No	No	1.73x	1.73x	1.67x	1.67x	48.9%	48.9%	3
14		Loan	Courtyard Cromwell	2.3%		$829,412		Springing	Springing	No	No	2.12x		1.83x		73.1%	58.8%	0
15		Loan	Sterling Jewelers Corporate HQ III	2.2%	$49,114.05	$589,369	$589,369	Hard	Springing	No	No	2.04x	2.04x	2.00x	2.00x	60.0%	60.0%	0
16		Loan	Shelby Air Park	2.1%	$45,421.36	$752,910	$545,056	Hard	Springing	No	No	1.80x	2.49x	1.41x	1.95x	64.3%	54.4%	0
17		Loan	Vinings Village	1.8%	$45,747.51	$703,744	$548,970	Hard	Springing	No	No	1.31x	1.68x	1.26x	1.62x	71.3%	63.0%	0
18		Loan	Best Western O’Hare	1.6%		$640,145		Hard	Springing	No	No	2.02x		1.82x		69.8%	58.2%	0
19		Loan	Fedex Plaza	1.4%	$29,867.48	$503,710	$358,410	Hard	Springing	No	No	1.69x	2.37x	1.64x	2.30x	64.8%	56.1%	0
20		Loan	The Storage Depot-Bordentown	1.3%	$29,902.96	$479,212	$358,836	Springing	Springing	No	Column - A	1.46x	1.95x	1.45x	1.93x	73.3%	64.1%	0
21		Loan	The Storage Depot-Westville	1.3%	$29,524.44	$473,146	$354,293	Springing	Springing	No	Column - A	1.42x	1.90x	1.38x	1.85x	74.4%	65.1%	0
22		Loan	Jameel Road & Kirkwood Center	1.3%	$29,597.11	$472,323	$355,165	Springing	Springing	No	No	1.87x	2.48x	1.68x	2.24x	74.7%	66.9%	0
22.01		Property	8600-8850 Jameel Road	0.8%								1.87x		1.68x		74.7%	66.9%
22.02		Property	Kirkwood Center	0.5%								1.87x		1.68x		74.7%	66.9%
23		Loan	Cobblestone Village	1.2%		$496,776		Springing	Springing	No	No	1.50x		1.40x		64.4%	53.5%	0
24		Loan	Best Western Plus Atlanta Airport-East	1.1%		$430,669		Soft Springing	Springing	No	No	2.26x		1.95x		60.8%	50.1%	0
25		Loan	The Charles Hotel	1.1%		$394,238		Springing	Springing	No	No	2.40x		1.94x		61.2%	49.3%	0
26		Loan	Wilmington Industrial Park	1.1%	$26,972.15	$323,666	$323,666	Hard	Springing	No	No	3.60x	3.60x	3.13x	3.13x	48.5%	48.5%	0
27		Loan	Windmill Lakes Center	1.0%	$31,378.17	$445,587	$376,538	Hard	Springing	No	No	1.54x	1.82x	1.26x	1.50x	59.0%	52.3%	0
28		Loan	Best Western Salt Lake City	1.0%		$403,912		Springing	Springing	No	No	1.97x		1.78x		63.9%	53.0%	0
29		Loan	534 Flatbush Ave-Brooklyn	0.8%		$308,584		Commercial Units: Hard; Residential Units: Soft	Springing	No	No	1.38x		1.35x		60.0%	49.8%	0
30		Loan	Northridge Palm Apartment	0.6%	$13,214.63	$210,885	$158,576	Springing	Springing	No	Natixis - A	1.36x	1.80x	1.31x	1.75x	62.9%	55.1%	0
31		Loan	Best Western Battleground	0.6%		$272,392		Hard	Springing	No	No	1.98x		1.66x		66.3%	52.0%	0
32		Loan	Oak Court Apartments	0.5%		$204,765		Commercial Units: Hard; Residential Units: Soft	Springing	No	No	1.28x		1.21x		62.8%	52.8%	0
33		Loan	Colonial Terrace	0.4%		$141,559		Springing	Springing	No	Natixis - A	1.50x		1.41x		58.5%	47.6%	0

A-1-5

ANNEX A - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN CHARACTERISTICS			MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS(16)
Loan ID	Footnotes	Property Flag	Property Name	% of Initial Pool Balance	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)(14)(15)	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield
1	(27)(28)	Loan	Novo Nordisk	9.9%	0	5	L(27), Def(30), O(3)	$24,738,338	$10,261,687	$14,476,650	2014	8.6%	$24,562,154	$10,163,040	$14,399,114	2015	8.6%
2	(27)	Loan	Rentar Plaza	9.9%	0	5	L(27), YM1 or Def(89), O(4)	$23,466,573	$11,130,209	$12,336,364	2014	9.3%	$24,453,413	$11,580,671	$12,872,742	2015	9.8%
3	(27)	Loan	Gurnee Mills	9.9%	0	1	L(26), Def(87), O(7)	$41,464,805	$13,989,033	$27,475,772	2014	10.0%	$41,761,447	$13,959,485	$27,801,962	2015	10.1%
4	(27)	Loan	QLIC	8.2%	2- three times during the life of the loan	5	L(35), Def(82), O(3)
5		Loan	Walgreens Portfolio I	5.4%	5	1	L(25), YM1(92), O(3)
5.01		Property	Walgreens - Midland, TX	0.8%
5.02		Property	Walgreens - New Braunfels, TX	0.6%
5.03		Property	Walgreens - Texarkana, TX	0.6%
5.04		Property	Walgreens - Fort Collins, CO	0.6%
5.05		Property	Walgreens - Falcon, CO	0.6%
5.06		Property	Walgreens - Galveston, TX	0.6%
5.07		Property	Walgreens - New London, WI	0.5%
5.08		Property	Walgreens - Dodgeville, WI	0.5%
5.09		Property	Walgreens - Killeen, TX	0.5%
6		Loan	Embassy Suites - Hillsboro	5.3%	0	6	L(25), Def(91), O(4)						$7,089,352	$4,256,600	$2,832,753	2015	8.7%
7	(27)	Loan	Wolfchase Galleria	4.9%	5	1	L(25), Def(88), O(7)	$25,868,069	$8,578,260	$17,289,809	2014	10.5%	$25,751,898	$8,571,453	$17,180,445	2015	10.4%
8		Loan	Walgreens Portfolio V	4.4%	5	1	L(25), YM1(92), O(3)
8.01		Property	Walgreens - Tempe, AZ	0.6%
8.02		Property	Walgreens - Cheyenne, WY	0.5%
8.03		Property	Walgreens - Elkhorn, WI	0.5%
8.04		Property	Walgreens - Janesville, WI	0.5%
8.05		Property	Walgreens - Beaver Dam, WI	0.5%
8.06		Property	Walgreens - Sheboygan, WI	0.5%
8.07		Property	Walgreens - Merrill, WI	0.5%
8.08		Property	Walgreens - Stevens Point, WI	0.5%
9	(27)	Loan	Federal Way Crossings	4.2%	0	6	L(25), Def(90), O(5)	$6,568,560	$1,712,062	$4,856,498	2014	8.4%	$6,819,246	$1,682,031	$5,137,215	2015	8.9%
10	(27)	Loan	Greenwich Office Park	4.1%	0	5	L(25), Def(32), O(3)	$12,235,559	$5,917,082	$6,318,478	2014	7.2%	$13,283,730	$6,628,147	$6,655,583	2015	7.6%
11		Loan	Great Falls Marketplace	3.4%	0	6	L(24), Def(92), O(4)	$3,037,590	$770,807	$2,266,782	2014	10.9%	$3,022,381	$867,241	$2,155,140	2015	10.4%
12	(27)	Loan	MY Portfolio	3.3%	0	6	L(26), Def(90), O(4)	$11,107,434	$6,803,375	$4,304,059	2014	14.4%	$11,111,196	$6,287,637	$4,823,559	2015	16.1%
12.01		Property	Holiday Inn Express - Covington	0.7%				$1,476,464	$1,039,514	$436,950	2014		$1,736,639	$947,319	$789,320	2015
12.02		Property	Holiday Inn - Vicksburg	0.6%				$1,807,536	$1,136,384	$671,152	2014		$1,664,087	$1,051,721	$612,366	2015
12.03		Property	Holiday Inn Express - New Orleans	0.5%				$2,368,156	$1,390,100	$978,056	2014		$2,182,129	$1,228,241	$953,889	2015
12.04		Property	Comfort Suites - Gonzales	0.5%				$2,000,592	$1,044,714	$955,878	2014		$2,073,974	$991,877	$1,082,097	2015
12.05		Property	LaQuinta Inn & Suites - Vicksburg	0.5%				$1,742,836	$1,118,788	$624,048	2014		$1,583,277	$1,029,249	$554,028	2015
12.06		Property	Candlewood Suites - Slidell	0.5%				$1,711,850	$1,073,875	$637,975	2014		$1,871,090	$1,039,231	$831,860	2015
13	(27)	Loan	681 Fifth Avenue	2.5%	0	6	L(25), Def(91), O(4)	$16,950,567	$2,815,068	$14,135,499	2014	6.6%	$17,291,494	$2,987,449	$14,304,045	2015	6.7%
14		Loan	Courtyard Cromwell	2.3%	0	5	L(26), Def(90), O(4)	$5,351,133	$3,854,059	$1,497,074	2014	10.7%	$5,936,482	$4,172,665	$1,763,817	2015	12.6%
15		Loan	Sterling Jewelers Corporate HQ III	2.2%	0	5	L(25), Def(91), O(4)	$1,364,033	$36,395	$1,327,638	2014	9.8%	$1,364,033	$37,195	$1,326,838	2015	9.8%
16		Loan	Shelby Air Park	2.1%	0	10	L(26), Def(90), O(4)	$1,893,785	$1,059,710	$834,075	2014	6.5%	$1,798,053	$1,034,679	$763,374	2015	5.9%
17		Loan	Vinings Village	1.8%	0	6	L(34), Def(82), O(4)	$1,137,025	$314,875	$822,150	2014	7.4%	$1,172,762	$316,289	$856,474	2015	7.8%
18		Loan	Best Western O’Hare	1.6%	0	5	L(25), Def(92), O(3)	$3,398,231	$1,738,616	$1,659,615	2014	17.5%	$3,007,041	$1,729,191	$1,277,850	2015	13.5%
19		Loan	Fedex Plaza	1.4%	0	5	L(25), Def(92), O(3)	$1,105,703	$271,724	$833,979	2014	9.5%	$1,122,380	$264,439	$857,941	2015	9.8%
20		Loan	The Storage Depot-Bordentown	1.3%	0	6	L(36), Def(80), O(4)	$856,024	$252,471	$603,553	2014	7.6%	$952,035	$260,745	$691,290	2015	8.8%
21		Loan	The Storage Depot-Westville	1.3%	0	6	L(36), Def(80), O(4)	$1,010,909	$346,326	$664,583	2014	8.5%	$1,054,026	$353,424	$700,602	2015	9.0%
22		Loan	Jameel Road & Kirkwood Center	1.3%	0	6	L(35), Def(81), O(4)	$1,319,616	$446,935	$872,681	2014	11.3%
22.01		Property	8600-8850 Jameel Road	0.8%				$796,817	$299,937	$496,880	2014
22.02		Property	Kirkwood Center	0.5%				$522,799	$146,998	$375,801	2014
23		Loan	Cobblestone Village	1.2%	0	6	L(24), YM1(92), O(4)	$824,148	$263,788	$560,360	2014	7.5%	$895,182	$265,148	$630,034	2015	8.5%
24		Loan	Best Western Plus Atlanta Airport-East	1.1%	0	5	L(24), Def(93), O(3)	$2,812,009	$1,989,106	$822,903	2014	12.4%	$3,037,606	$2,125,527	$912,078	2015	13.8%
25		Loan	The Charles Hotel	1.1%	0	5	L(26), Def(90), O(4)	$2,846,320	$1,850,831	$995,489	2014	15.1%	$3,017,483	$1,991,045	$1,026,439	2015	15.5%
26		Loan	Wilmington Industrial Park	1.1%	0	6	L(24), Def(89), O(7)	$547,608	$434,824	$112,784	2014	1.8%	$1,041,722	$490,400	$551,323	2015	8.6%
27		Loan	Windmill Lakes Center	1.0%	0	5	L(24), Def(93), O(3)	$1,093,178	$395,110	$698,068	2014	11.3%	$1,136,588	$396,217	$740,371	2015	11.9%
28		Loan	Best Western Salt Lake City	1.0%	0	5	L(24), Def(93), O(3)	$1,456,966	$875,729	$581,237	2014	9.6%	$1,863,017	$1,010,251	$852,766	2015	14.0%
29		Loan	534 Flatbush Ave-Brooklyn	0.8%	0	6	L(24), Def(92), O(4)	$491,600	$161,062	$330,538	2014	7.2%	$474,800	$159,856	$314,944	2015	6.8%
30		Loan	Northridge Palm Apartment	0.6%	0	5	L(28), Def(89), O(3)	$429,073	$178,402	$250,671	2014	7.2%	$481,649	$179,502	$302,147	2015	8.7%
31		Loan	Best Western Battleground	0.6%	0	5	L(24), Def(93), O(3)	$1,068,749	$772,020	$296,729	2014	8.7%	$1,288,796	$823,955	$464,841	2015	13.6%
32		Loan	Oak Court Apartments	0.5%	0	5	L(24), Def(93), O(3)						$292,466	$138,496	$153,970	2015	5.2%
33		Loan	Colonial Terrace	0.4%	0	5	L(28), Def(89), O(3)	$353,271	$206,149	$147,122	2014	6.4%	$413,183	$225,847	$187,336	2015	8.1%

A-1-6

ANNEX A - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS(16)
Loan ID	Footnotes	Property Flag	Property Name	% of Initial Pool Balance	Most Recent Revenues	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield	UW Occupancy	UW EGI(17)	UW Expenses	UW NOI	UW NOI Debt Yield	UW Capital Items	UW NCF	UW NCF Debt Yield
1	(27)(28)	Loan	Novo Nordisk	9.9%	$24,599,348	$9,911,492	$14,687,857	T12 5/31/2016	8.7%	86.2%	$29,605,904	$11,891,591	$17,714,312	10.5%	$38,091	$17,676,221	10.5%
2	(27)	Loan	Rentar Plaza	9.9%	$24,383,651	$11,274,905	$13,108,746	T12 6/30/2016	9.9%	95.0%	$24,610,323	$11,992,475	$12,617,848	9.6%	$548,523	$12,069,325	9.1%
3	(27)	Loan	Gurnee Mills	9.9%	$41,767,037	$13,716,322	$28,050,715	T12 7/31/2016	10.2%	86.6%	$40,778,955	$14,098,029	$26,680,926	9.7%	$1,581,660	$25,099,266	9.2%
4	(27)	Loan	QLIC	8.2%	$9,836,024	$2,986,498	$6,849,526	T3 6/30/2016 Annualized	4.7%	94.0%	$15,370,016	$3,384,500	$11,985,516	8.3%	$102,323	$11,883,194	8.2%
5		Loan	Walgreens Portfolio I	5.4%						97.0%	$3,224,889	$64,498	$3,160,391	9.7%	$21,095	$3,139,295	9.6%
5.01		Property	Walgreens - Midland, TX	0.8%						97.0%	$506,047	$10,121	$495,927	9.7%	$3,255	$492,672	9.6%
5.02		Property	Walgreens - New Braunfels, TX	0.6%						97.0%	$352,601	$7,052	$345,549	9.7%	$2,268	$343,281	9.6%
5.03		Property	Walgreens - Texarkana, TX	0.6%						97.0%	$351,435	$7,029	$344,406	9.7%	$2,261	$342,146	9.6%
5.04		Property	Walgreens - Fort Collins, CO	0.6%						97.0%	$349,219	$6,984	$342,235	9.7%	$2,246	$339,989	9.6%
5.05		Property	Walgreens - Falcon, CO	0.6%						97.0%	$345,605	$6,912	$338,693	9.7%	$2,223	$336,470	9.6%
5.06		Property	Walgreens - Galveston, TX	0.6%						97.0%	$345,605	$6,912	$338,693	9.7%	$2,223	$336,470	9.6%
5.07		Property	Walgreens - New London, WI	0.5%						97.0%	$329,326	$6,587	$322,739	9.7%	$2,223	$320,516	9.6%
5.08		Property	Walgreens - Dodgeville, WI	0.5%						97.0%	$329,326	$6,587	$322,739	9.7%	$2,223	$320,516	9.6%
5.09		Property	Walgreens - Killeen, TX	0.5%						97.0%	$315,725	$6,314	$309,410	9.7%	$2,174	$307,236	9.6%
6		Loan	Embassy Suites - Hillsboro	5.3%	$9,297,195	$5,127,611	$4,169,584	T12 9/30/2016	12.8%	83.6%	$9,271,793	$5,222,256	$4,049,537	12.5%	$370,872	$3,678,666	11.3%
7	(27)	Loan	Wolfchase Galleria	4.9%	$26,030,970	$8,724,355	$17,306,615	T12 8/31/2016	10.5%	100.0%	$25,912,897	$8,234,769	$17,678,128	10.7%	$1,114,480	$16,563,648	10.1%
8		Loan	Walgreens Portfolio V	4.4%						97.0%	$2,636,347	$52,727	$2,583,620	9.7%	$17,730	$2,565,890	9.6%
8.01		Property	Walgreens - Tempe, AZ	0.6%						97.0%	$345,605	$6,912	$338,693	9.7%	$2,223	$336,470	9.6%
8.02		Property	Walgreens - Cheyenne, WY	0.5%						97.0%	$329,452	$6,589	$322,863	9.7%	$2,268	$320,595	9.6%
8.03		Property	Walgreens - Elkhorn, WI	0.5%						97.0%	$329,326	$6,587	$322,740	9.7%	$2,223	$320,517	9.6%
8.04		Property	Walgreens - Janesville, WI	0.5%						97.0%	$329,326	$6,587	$322,740	9.7%	$2,223	$320,517	9.6%
8.05		Property	Walgreens - Beaver Dam, WI	0.5%						97.0%	$329,326	$6,587	$322,740	9.7%	$2,223	$320,517	9.6%
8.06		Property	Walgreens - Sheboygan, WI	0.5%						97.0%	$329,326	$6,587	$322,740	9.7%	$2,223	$320,517	9.6%
8.07		Property	Walgreens - Merrill, WI	0.5%						97.0%	$321,993	$6,440	$315,553	9.7%	$2,174	$313,379	9.6%
8.08		Property	Walgreens - Stevens Point, WI	0.5%						97.0%	$321,993	$6,440	$315,553	9.7%	$2,174	$313,379	9.6%
9	(27)	Loan	Federal Way Crossings	4.2%	$6,887,181	$1,965,141	$4,922,040	T12 7/31/2016	8.5%	95.0%	$6,716,953	$1,701,967	$5,014,986	8.7%	$179,540	$4,835,446	8.3%
10	(27)	Loan	Greenwich Office Park	4.1%	$14,384,835	$6,621,290	$7,763,545	T12 8/31/2016	8.9%	84.4%	$15,379,150	$6,901,235	$8,477,914	9.7%	$631,356	$7,846,559	9.0%
11		Loan	Great Falls Marketplace	3.4%	$3,077,564	$1,089,944	$1,987,620	T12 9/30/2016	9.6%	95.0%	$2,985,340	$757,387	$2,227,953	10.7%	$99,467	$2,128,485	10.3%
12	(27)	Loan	MY Portfolio	3.3%	$11,535,437	$6,378,580	$5,156,857	T12 8/31/2016	17.2%	64.6%	$11,535,437	$7,025,514	$4,509,923	15.1%	$461,417	$4,048,506	13.5%
12.01		Property	Holiday Inn Express - Covington	0.7%	$1,913,245	$1,007,208	$906,038	T12 8/31/2016		62.7%	$1,913,245	$1,170,211	$743,035	15.1%	$76,530	$666,505	13.5%
12.02		Property	Holiday Inn - Vicksburg	0.6%	$2,130,328	$1,087,494	$1,042,834	T12 8/31/2016		72.5%	$2,130,328	$1,208,764	$921,563	15.1%	$85,213	$836,350	13.5%
12.03		Property	Holiday Inn Express - New Orleans	0.5%	$2,008,675	$1,188,487	$820,189	T12 8/31/2016		55.3%	$2,008,675	$1,358,412	$650,263	15.1%	$80,347	$569,916	13.5%
12.04		Property	Comfort Suites - Gonzales	0.5%	$1,959,645	$1,068,286	$891,359	T12 8/31/2016		69.0%	$1,959,645	$1,126,569	$833,075	15.1%	$78,386	$754,690	13.5%
12.05		Property	LaQuinta Inn & Suites - Vicksburg	0.5%	$1,821,786	$1,029,856	$791,930	T12 8/31/2016		69.5%	$1,821,786	$1,080,293	$741,493	15.1%	$72,871	$668,621	13.5%
12.06		Property	Candlewood Suites - Slidell	0.5%	$1,701,758	$997,250	$704,508	T12 8/31/2016		60.0%	$1,701,758	$1,081,264	$620,494	15.1%	$68,070	$552,423	13.5%
13	(27)	Loan	681 Fifth Avenue	2.5%	$17,616,251	$3,166,722	$14,449,529	T12 6/30/2016	6.7%	96.0%	$20,376,202	$4,785,552	$15,590,650	7.3%	$568,517	$15,022,133	7.0%
14		Loan	Courtyard Cromwell	2.3%	$5,976,767	$4,205,491	$1,771,276	T12 8/31/2016	12.7%	69.5%	$5,960,437	$4,204,605	$1,755,833	12.6%	$238,417	$1,517,416	10.9%
15		Loan	Sterling Jewelers Corporate HQ III	2.2%	$1,364,028	$37,239	$1,326,789	T12 6/30/2016	9.8%	97.0%	$1,246,826	$47,123	$1,199,704	8.9%	$20,178	$1,179,526	8.7%
16		Loan	Shelby Air Park	2.1%	$1,900,151	$1,098,993	$801,158	T12 7/31/2016	6.2%	85.8%	$2,518,552	$1,159,948	$1,358,604	10.6%	$298,140	$1,060,465	8.2%
17		Loan	Vinings Village	1.8%	$1,167,909	$327,848	$840,062	T12 7/31/2016	7.6%	93.9%	$1,217,751	$294,262	$923,489	8.4%	$33,865	$889,624	8.1%
18		Loan	Best Western O’Hare	1.6%	$3,214,139	$1,795,463	$1,418,677	T12 9/30/2016	15.0%	68.4%	$3,168,054	$1,877,716	$1,290,337	13.6%	$126,722	$1,163,615	12.3%
19		Loan	Fedex Plaza	1.4%	$1,152,060	$229,361	$922,698	T12 7/31/2016	10.5%	95.0%	$1,120,316	$270,290	$850,026	9.7%	$26,125	$823,901	9.4%
20		Loan	The Storage Depot-Bordentown	1.3%	$978,202	$270,441	$707,761	T12 8/31/2016	9.0%	94.4%	$978,220	$277,007	$701,213	8.9%	$7,793	$693,420	8.8%
21		Loan	The Storage Depot-Westville	1.3%	$1,098,002	$416,754	$681,249	T12 8/31/2016	8.7%	93.3%	$1,077,582	$404,610	$672,971	8.6%	$18,681	$654,290	8.4%
22		Loan	Jameel Road & Kirkwood Center	1.3%	$1,378,004	$469,104	$908,899	T12 8/31/2016	11.7%	88.9%	$1,358,669	$476,437	$882,231	11.4%	$86,448	$795,783	10.3%
22.01		Property	8600-8850 Jameel Road	0.8%	$840,795	$334,581	$506,214	T12 8/31/2016						11.4%			10.3%
22.02		Property	Kirkwood Center	0.5%	$537,209	$134,523	$402,686	T12 8/31/2016						11.4%			10.3%
23		Loan	Cobblestone Village	1.2%	$930,136	$262,099	$668,037	T12 7/31/2016	9.0%	78.0%	$1,036,037	$291,038	$744,999	10.0%	$50,845	$694,154	9.3%
24		Loan	Best Western Plus Atlanta Airport-East	1.1%	$3,397,770	$2,262,263	$1,135,507	T12 8/31/2016	17.1%	67.9%	$3,299,457	$2,327,899	$971,557	14.7%	$131,978	$839,579	12.7%
25		Loan	The Charles Hotel	1.1%	$3,017,866	$2,065,394	$952,472	T12 6/30/2016	14.4%	77.8%	$3,009,817	$2,062,848	$946,969	14.3%	$180,589	$766,379	11.6%
26		Loan	Wilmington Industrial Park	1.1%	$1,600,987	$578,256	$1,022,730	T12 10/31/2016	16.0%	93.0%	$1,548,141	$382,252	$1,165,890	18.2%	$151,255	$1,014,635	15.9%
27		Loan	Windmill Lakes Center	1.0%	$1,101,798	$368,604	$733,194	T12 9/30/2016	11.8%	85.7%	$1,064,879	$380,406	$684,473	11.0%	$121,323	$563,151	9.1%
28		Loan	Best Western Salt Lake City	1.0%	$1,869,167	$1,067,028	$802,139	T12 9/30/2016	13.2%	71.0%	$1,864,060	$1,069,128	$794,932	13.1%	$74,562	$720,370	11.9%
29		Loan	534 Flatbush Ave-Brooklyn	0.8%	$601,680	$174,067	$427,613	T10 10/31/2016 Annualized	9.3%	95.0%	$630,420	$203,868	$426,552	9.2%	$10,621	$415,931	9.0%
30		Loan	Northridge Palm Apartment	0.6%	$477,700	$182,336	$295,364	T12 5/31/2016	8.5%	95.0%	$466,435	$180,573	$285,862	8.3%	$9,000	$276,862	8.0%
31		Loan	Best Western Battleground	0.6%	$1,378,856	$860,994	$517,862	T12 7/31/2016	15.2%	71.0%	$1,422,562	$883,896	$538,667	15.8%	$85,354	$453,313	13.3%
32		Loan	Oak Court Apartments	0.5%	$346,726	$129,126	$217,600	T12 9/30/2016	7.4%	91.4%	$412,262	$149,214	$263,048	8.9%	$14,308	$248,740	8.5%
33		Loan	Colonial Terrace	0.4%	$436,501	$220,308	$216,192	T12 5/31/2016	9.4%	95.0%	$429,442	$217,431	$212,011	9.2%	$12,750	$199,261	8.6%

A-1-7

ANNEX A - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					LARGEST TENANT INFORMATION(18)(19)(20)				2ND LARGEST TENANT INFORMATION(18)(19)(20)				3RD LARGEST TENANT INFORMATION(18)(19)(20)
Loan ID	Footnotes	Property Flag	Property Name	% of Initial Pool Balance	Largest Tenant	Largest Tenant Lease Expiration	Largest Tenant NSF	Largest Tenant % of NSF	2nd Largest Tenant	2nd Largest Tenant Lease Expiration	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF	3rd Largest Tenant	3rd Largest Tenant Lease Expiration	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF
1	(27)(28)	Loan	Novo Nordisk	9.9%	Novo Nordisk Inc.	4/30/2031	594,009	78.0%
2	(27)	Loan	Rentar Plaza	9.9%	City of New York- DS/BOE	2/9/2021	516,115	32.9%	Middle Village Associates	9/30/2024	265,000	16.9%	Raymour and Flanigan	3/31/2024	174,000	11.1%
3	(27)	Loan	Gurnee Mills	9.9%	Sears Grand	4/30/2019	201,439	12.0%	Bass Pro Shops Outdoor World	8/31/2018	137,201	8.1%	Macy’s	1/31/2039	130,000	7.7%
4	(27)	Loan	QLIC	8.2%
5		Loan	Walgreens Portfolio I	5.4%
5.01		Property	Walgreens - Midland, TX	0.8%	Walgreens	11/30/2031	21,700	100.0%
5.02		Property	Walgreens - New Braunfels, TX	0.6%	Walgreens	11/30/2031	15,120	100.0%
5.03		Property	Walgreens - Texarkana, TX	0.6%	Walgreens	11/30/2031	15,070	100.0%
5.04		Property	Walgreens - Fort Collins, CO	0.6%	Walgreens	11/30/2031	14,975	100.0%
5.05		Property	Walgreens - Falcon, CO	0.6%	Walgreens	11/30/2031	14,820	100.0%
5.06		Property	Walgreens - Galveston, TX	0.6%	Walgreens	11/30/2031	14,820	100.0%
5.07		Property	Walgreens - New London, WI	0.5%	Walgreens	11/30/2031	14,820	100.0%
5.08		Property	Walgreens - Dodgeville, WI	0.5%	Walgreens	11/30/2031	14,820	100.0%
5.09		Property	Walgreens - Killeen, TX	0.5%	Walgreens	11/30/2031	14,490	100.0%
6		Loan	Embassy Suites - Hillsboro	5.3%
7	(27)	Loan	Wolfchase Galleria	4.9%	Malco Theatres	12/31/2021	30,000	7.7%	The Finish Line	2/28/2022	21,899	5.6%	Victoria’s Secret	1/31/2018	13,330	3.4%
8		Loan	Walgreens Portfolio V	4.4%
8.01		Property	Walgreens - Tempe, AZ	0.6%	Walgreens	11/30/2031	14,820	100.0%
8.02		Property	Walgreens - Cheyenne, WY	0.5%	Walgreens	11/30/2031	15,120	100.0%
8.03		Property	Walgreens - Elkhorn, WI	0.5%	Walgreens	11/30/2031	14,820	100.0%
8.04		Property	Walgreens - Janesville, WI	0.5%	Walgreens	11/30/2031	14,820	100.0%
8.05		Property	Walgreens - Beaver Dam, WI	0.5%	Walgreens	11/30/2031	14,820	100.0%
8.06		Property	Walgreens - Sheboygan, WI	0.5%	Walgreens	11/30/2031	14,820	100.0%
8.07		Property	Walgreens - Merrill, WI	0.5%	Walgreens	11/30/2031	14,490	100.0%
8.08		Property	Walgreens - Stevens Point, WI	0.5%	Walgreens	11/30/2031	14,490	100.0%
9	(27)	Loan	Federal Way Crossings	4.2%	Sportsman’s Warehouse	6/30/2021	49,009	23.6%	Fitness International, LLC (LA Fitness)	6/29/2021	45,000	21.7%	Trampoline Nation	8/31/2018	18,510	8.9%
10	(27)	Loan	Greenwich Office Park	4.1%	IBG LLC	1/31/2019	42,196	11.1%	Orthopaedic & Neurological Surgery Specialists, P.C.	7/31/2019	31,305	8.2%	Starwood Capital Operations, LLC	2/28/2023	28,764	7.6%
11		Loan	Great Falls Marketplace	3.4%	Smith’s Food & Drug	3/31/2030	51,150	23.8%	Carmike Cinema	2/28/2023	32,500	15.1%	Office Max	12/31/2017	23,688	11.0%
12	(27)	Loan	MY Portfolio	3.3%
12.01		Property	Holiday Inn Express - Covington	0.7%
12.02		Property	Holiday Inn - Vicksburg	0.6%
12.03		Property	Holiday Inn Express - New Orleans	0.5%
12.04		Property	Comfort Suites - Gonzales	0.5%
12.05		Property	LaQuinta Inn & Suites - Vicksburg	0.5%
12.06		Property	Candlewood Suites - Slidell	0.5%
13	(27)	Loan	681 Fifth Avenue	2.5%	Tommy Hilfiger	5/31/2023	22,510	27.3%	Belstaff USA	4/4/2022	17,505	21.2%	Vera Bradley	3/31/2026	5,877	7.1%
14		Loan	Courtyard Cromwell	2.3%
15		Loan	Sterling Jewelers Corporate HQ III	2.2%	Sterling Jewelers Inc.	1/31/2048	100,890	100.0%
16		Loan	Shelby Air Park	2.1%	DYK Automotive, LLC	5/31/2026	316,667	31.9%	Victory Packaging, L.P.	9/30/2018	158,333	15.9%	Mercury Printing Company, Inc.	12/31/2020	157,400	15.8%
17		Loan	Vinings Village	1.8%	Kroger	6/30/2023	49,724	80.8%	Wingstop	2/28/2020	1,602	2.6%	H&R Block	4/30/2019	1,419	2.3%
18		Loan	Best Western O’Hare	1.6%
19		Loan	Fedex Plaza	1.4%	Vision Works	3/30/2024	4,500	16.7%	Salon Management USA	1/31/2022	4,000	14.9%	Vitamin Shoppe	11/30/2026	3,520	13.1%
20		Loan	The Storage Depot-Bordentown	1.3%
21		Loan	The Storage Depot-Westville	1.3%
22		Loan	Jameel Road & Kirkwood Center	1.3%
22.01		Property	8600-8850 Jameel Road	0.8%	Rxperts	9/30/2021	8,611	9.9%	Guitar Center Stores	4/30/2018	6,813	7.8%	Sherwin-Williams Company	7/31/2023	6,750	7.7%
22.02		Property	Kirkwood Center	0.5%	Monitor Medical, Inc.	3/31/2019	7,649	16.7%	U.S. Carpets & Floors	6/30/2017	4,211	9.2%	Newman Regency Group, Inc.	4/30/2019	4,050	8.8%
23		Loan	Cobblestone Village	1.2%	Bashas’	1/31/2027	45,115	46.1%	Honor Health	7/31/2021	6,280	6.4%	Phoenix Salon Suites	9/30/2029	6,000	6.1%
24		Loan	Best Western Plus Atlanta Airport-East	1.1%
25		Loan	The Charles Hotel	1.1%
26		Loan	Wilmington Industrial Park	1.1%	PC Connections, Inc.	8/31/2025	282,819	53.8%	Dealertrack Digital Services, Inc.	8/31/2021	121,600	23.1%	New Sabina Industries, Inc.	8/31/2019	121,600	23.1%
27		Loan	Windmill Lakes Center	1.0%	Sear’s Roebuck and Co. #5472 (Sears Hardware)	11/30/2019	20,829	29.4%	Capital Fitness	1/31/2023	18,000	25.4%	Amish Furniture Gallery, Inc	3/31/2022	10,000	14.1%
28		Loan	Best Western Salt Lake City	1.0%
29		Loan	534 Flatbush Ave-Brooklyn	0.8%	Taqueria “El Patron” Mexican Grill	12/31/2018	2,350	20.1%	Wholesome Gourmet Market	9/30/2027	2,200	18.8%	IX Coffee Shop	12/31/2018	1,300	11.1%
30		Loan	Northridge Palm Apartment	0.6%
31		Loan	Best Western Battleground	0.6%
32		Loan	Oak Court Apartments	0.5%	Bilzi Consulting	12/31/2016	2,000	NAP	Linda Hassan	2/29/2020	1,920	NAP	Mikele Stephens	6/14/2018	1,000	NAP
33		Loan	Colonial Terrace	0.4%

A-1-8

ANNEX A - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					4TH LARGEST TENANT INFORMATION(18)(19)(20)				5TH LARGEST TENANT INFORMATION(18)(19)(20)
Loan ID	Footnotes	Property Flag	Property Name	% of Initial Pool Balance	4th Largest Tenant	4th Largest Tenant Lease Expiration	4th Largest Tenant NSF	4th Largest Tenant % of NSF	5th Largest Tenant	5th Largest Tenant Lease Expiration	5th Largest Tenant NSF	5th Largest Tenant % of NSF
1	(27)(28)	Loan	Novo Nordisk	9.9%
2	(27)	Loan	Rentar Plaza	9.9%	Kmart	1/31/2019	146,821	9.4%	City of New York- DOT	9/30/2018	120,000	7.7%
3	(27)	Loan	Gurnee Mills	9.9%	Kohl’s	9/2/2024	111,675	6.6%	Floor & Decor	9/30/2026	105,248	6.3%
4	(27)	Loan	QLIC	8.2%
5		Loan	Walgreens Portfolio I	5.4%
5.01		Property	Walgreens - Midland, TX	0.8%
5.02		Property	Walgreens - New Braunfels, TX	0.6%
5.03		Property	Walgreens - Texarkana, TX	0.6%
5.04		Property	Walgreens - Fort Collins, CO	0.6%
5.05		Property	Walgreens - Falcon, CO	0.6%
5.06		Property	Walgreens - Galveston, TX	0.6%
5.07		Property	Walgreens - New London, WI	0.5%
5.08		Property	Walgreens - Dodgeville, WI	0.5%
5.09		Property	Walgreens - Killeen, TX	0.5%
6		Loan	Embassy Suites - Hillsboro	5.3%
7	(27)	Loan	Wolfchase Galleria	4.9%	Forever 21	6/30/2024	12,986	3.3%	Charming Charlie	5/31/2020	10,413	2.7%
8		Loan	Walgreens Portfolio V	4.4%
8.01		Property	Walgreens - Tempe, AZ	0.6%
8.02		Property	Walgreens - Cheyenne, WY	0.5%
8.03		Property	Walgreens - Elkhorn, WI	0.5%
8.04		Property	Walgreens - Janesville, WI	0.5%
8.05		Property	Walgreens - Beaver Dam, WI	0.5%
8.06		Property	Walgreens - Sheboygan, WI	0.5%
8.07		Property	Walgreens - Merrill, WI	0.5%
8.08		Property	Walgreens - Stevens Point, WI	0.5%
9	(27)	Loan	Federal Way Crossings	4.2%	Office Depot, Inc.	6/30/2023	18,191	8.8%	Jimmy Mac’s Roadhouse	6/30/2027	6,186	3.0%
10	(27)	Loan	Greenwich Office Park	4.1%	Stark Office Suites of Greenwich LLC	9/30/2024	14,752	3.9%	Performance Equity Management LLC	3/31/2027	12,988	3.4%
11		Loan	Great Falls Marketplace	3.4%	Michaels Arts & Crafts	2/28/2021	20,454	9.5%	Barnes & Noble	1/31/2018	20,020	9.3%
12	(27)	Loan	MY Portfolio	3.3%
12.01		Property	Holiday Inn Express - Covington	0.7%
12.02		Property	Holiday Inn - Vicksburg	0.6%
12.03		Property	Holiday Inn Express - New Orleans	0.5%
12.04		Property	Comfort Suites - Gonzales	0.5%
12.05		Property	LaQuinta Inn & Suites - Vicksburg	0.5%
12.06		Property	Candlewood Suites - Slidell	0.5%
13	(27)	Loan	681 Fifth Avenue	2.5%	Vision Capital	6/30/2018	5,835	7.1%	Global Thematic Partners	9/30/2017	5,835	7.1%
14		Loan	Courtyard Cromwell	2.3%
15		Loan	Sterling Jewelers Corporate HQ III	2.2%
16		Loan	Shelby Air Park	2.1%	JAS Forwarding, Inc.	11/30/2020	69,977	7.0%	Bogen Communications, Inc.	10/31/2026	39,241	3.9%
17		Loan	Vinings Village	1.8%	Goodwill	1/31/2019	1,412	2.3%	Pro Cleaners	1/31/2021	1,234	2.0%
18		Loan	Best Western O’Hare	1.6%
19		Loan	Fedex Plaza	1.4%	Sleepy’s Inc.	11/30/2026	3,495	13.0%	Fedex Office	11/30/2019	3,415	12.7%
20		Loan	The Storage Depot-Bordentown	1.3%
21		Loan	The Storage Depot-Westville	1.3%
22		Loan	Jameel Road & Kirkwood Center	1.3%
22.01		Property	8600-8850 Jameel Road	0.8%	Catch The Moment, Inc.	6/30/2017	4,868	5.6%	TMD Staffing, Inc.	1/31/2021	4,810	5.5%
22.02		Property	Kirkwood Center	0.5%	IQS, Inc.	10/31/2018	3,776	8.2%	Woods Hole Group, Inc.	9/30/2020	3,058	6.7%
23		Loan	Cobblestone Village	1.2%	Quilters Ranch	7/31/2021	4,783	4.9%	By the Yard	4/30/2018	4,337	4.4%
24		Loan	Best Western Plus Atlanta Airport-East	1.1%
25		Loan	The Charles Hotel	1.1%
26		Loan	Wilmington Industrial Park	1.1%
27		Loan	Windmill Lakes Center	1.0%	Tuesday Morning	MTM	7,000	9.9%	Plato’s Closet	11/30/2020	3,500	4.9%
28		Loan	Best Western Salt Lake City	1.0%
29		Loan	534 Flatbush Ave-Brooklyn	0.8%
30		Loan	Northridge Palm Apartment	0.6%
31		Loan	Best Western Battleground	0.6%
32		Loan	Oak Court Apartments	0.5%	Real Properties LLC	2/28/2018	1,000	NAP
33		Loan	Colonial Terrace	0.4%

A-1-9

ANNEX A - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN RESERVE INFORMATION(21)(22)(23)(24)
Loan ID	Footnotes	Property Flag	Property Name	% of Initial Pool Balance	Upfront Replacement Reserves	Monthly Replacement Reserves
1	(27)(28)	Loan	Novo Nordisk	9.9%	$0	$3,656
2	(27)	Loan	Rentar Plaza	9.9%	$0	$13,060
3	(27)	Loan	Gurnee Mills	9.9%	$0	Springing
4	(27)	Loan	QLIC	8.2%	$0	$7,017
5		Loan	Walgreens Portfolio I	5.4%	$0	$0
5.01		Property	Walgreens - Midland, TX	0.8%
5.02		Property	Walgreens - New Braunfels, TX	0.6%
5.03		Property	Walgreens - Texarkana, TX	0.6%
5.04		Property	Walgreens - Fort Collins, CO	0.6%
5.05		Property	Walgreens - Falcon, CO	0.6%
5.06		Property	Walgreens - Galveston, TX	0.6%
5.07		Property	Walgreens - New London, WI	0.5%
5.08		Property	Walgreens - Dodgeville, WI	0.5%
5.09		Property	Walgreens - Killeen, TX	0.5%
6		Loan	Embassy Suites - Hillsboro	5.3%	$0	An amount equal to the greater of (a) 1/12 of 4% of total department revenue during the immediately preceding calendar year in which the monthly payment occurs or (b) aggregate amount required to be reserved under the management agreement and the franchise agreement
7	(27)	Loan	Wolfchase Galleria	4.9%	$0	Springing
8		Loan	Walgreens Portfolio V	4.4%	$0	$0
8.01		Property	Walgreens - Tempe, AZ	0.6%
8.02		Property	Walgreens - Cheyenne, WY	0.5%
8.03		Property	Walgreens - Elkhorn, WI	0.5%
8.04		Property	Walgreens - Janesville, WI	0.5%
8.05		Property	Walgreens - Beaver Dam, WI	0.5%
8.06		Property	Walgreens - Sheboygan, WI	0.5%
8.07		Property	Walgreens - Merrill, WI	0.5%
8.08		Property	Walgreens - Stevens Point, WI	0.5%
9	(27)	Loan	Federal Way Crossings	4.2%	$0	$2,596
10	(27)	Loan	Greenwich Office Park	4.1%	$0	$5,130
11		Loan	Great Falls Marketplace	3.4%	$0	$3,583
12	(27)	Loan	MY Portfolio	3.3%	$0	(a) with respect to Candlewood Suites - Slidell, the Gonzales Property, the Vicksburg Property and the LaQuinta Property, an amount equal to the greater of (i) an amount equal to one-twelfth (1/12) of four percent (4%) of Gross Income from Operations during the calendar year immediately preceding the calendar year in which such Monthly Payment Date occurs, and (ii) the aggregate amount, if any, required to be reserved under the Management Agreement and the applicable Franchise Agreement; and (b) with respect to the Covington Property and the New Orleans Property, an amount equal to the greater of (i)(A) during the first two years of Term, one-twelfth (1/12) of two percent (2%) of Gross Income from Operations during the calendar year immediately preceding the calendar year in which such Monthly Payment Date occurs, (B) during the third year of Term, an amount equal to one-twelfth (1/12) of three percent (3%) of Gross Income from Operations during the calendar year immediately preceding the calendar year in which such Monthly Payment Date occurs, and (C) after the third year of the Term and during each year for the remainder thereof, an amount equal to one-twelfth (1/12) of four percent (4%) of Gross Income from Operations during the calendar year immediately preceding the calendar year in which such Monthly Payment Date occurs, and (ii) the aggregate amount, if any, required to be reserved under the Management Agreement and the Franchise Agreement
12.01		Property	Holiday Inn Express - Covington	0.7%
12.02		Property	Holiday Inn - Vicksburg	0.6%
12.03		Property	Holiday Inn Express - New Orleans	0.5%
12.04		Property	Comfort Suites - Gonzales	0.5%
12.05		Property	LaQuinta Inn & Suites - Vicksburg	0.5%
12.06		Property	Candlewood Suites - Slidell	0.5%
13	(27)	Loan	681 Fifth Avenue	2.5%	$0	$1,376
14		Loan	Courtyard Cromwell	2.3%	$0	4% of prior gross revenue for the immediately preceding calendar month
15		Loan	Sterling Jewelers Corporate HQ III	2.2%	$0	Springing
16		Loan	Shelby Air Park	2.1%	$0	$8,282
17		Loan	Vinings Village	1.8%	$0	$770
18		Loan	Best Western O’Hare	1.6%	$0	4% of gross Rents for the immediately preceding calendar month
19		Loan	Fedex Plaza	1.4%	$0	$495
20		Loan	The Storage Depot-Bordentown	1.3%	$649	$649
21		Loan	The Storage Depot-Westville	1.3%	$894	$894
22		Loan	Jameel Road & Kirkwood Center	1.3%	$0	$1,663
22.01		Property	8600-8850 Jameel Road	0.8%
22.02		Property	Kirkwood Center	0.5%
23		Loan	Cobblestone Village	1.2%	$155,000	$1,223
24		Loan	Best Western Plus Atlanta Airport-East	1.1%	$0	4% of gross Rents for the immediately preceding calendar month
25		Loan	The Charles Hotel	1.1%	$0	1/12 of 6% of gross rent for the immediately preceding calendar year
26		Loan	Wilmington Industrial Park	1.1%	$0	$6,575
27		Loan	Windmill Lakes Center	1.0%	$0	$1,242
28		Loan	Best Western Salt Lake City	1.0%	$0	1/12 of 4% of gross revenue for the immediately preceding calendar year
29		Loan	534 Flatbush Ave-Brooklyn	0.8%	$0	$247
30		Loan	Northridge Palm Apartment	0.6%	$0	$750
31		Loan	Best Western Battleground	0.6%	$0	6% of gross rents for the immediately preceding calendar month
32		Loan	Oak Court Apartments	0.5%	$0	$699
33		Loan	Colonial Terrace	0.4%	$0	$1,063

A-1-10

ANNEX A - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN RESERVE INFORMATION(21)(22)(23)(24)
Loan ID	Footnotes	Property Flag	Property Name	% of Initial Pool Balance	Replacement Reserve Cap	Upfront TI/LC Reserves	Monthly TI/LC Reserves	TI/LC Reserve Cap	Upfront Tax Reserves	Monthly Tax Reserves	Upfront Insurance Reserves	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve	Upfront Debt Service Reserves
1	(27)(28)	Loan	Novo Nordisk	9.9%		$0	$0		$931,323	$465,662	$39,186	$19,593	$0	$0
2	(27)	Loan	Rentar Plaza	9.9%		$0	$32,650		$1,311,902	$437,301	$230,316	Springing	$0	$0
3	(27)	Loan	Gurnee Mills	9.9%		$0	Springing		$0	Springing	$0	Springing	$0	$0
4	(27)	Loan	QLIC	8.2%		$0	$0		$9,870	$9,870	$0	Springing	$8,023,541	$0
5		Loan	Walgreens Portfolio I	5.4%		$0	$0		$0	Springing	$0	Springing	$0	$0
5.01		Property	Walgreens - Midland, TX	0.8%
5.02		Property	Walgreens - New Braunfels, TX	0.6%
5.03		Property	Walgreens - Texarkana, TX	0.6%
5.04		Property	Walgreens - Fort Collins, CO	0.6%
5.05		Property	Walgreens - Falcon, CO	0.6%
5.06		Property	Walgreens - Galveston, TX	0.6%
5.07		Property	Walgreens - New London, WI	0.5%
5.08		Property	Walgreens - Dodgeville, WI	0.5%
5.09		Property	Walgreens - Killeen, TX	0.5%
6		Loan	Embassy Suites - Hillsboro	5.3%		$0	$0		$16,765	$16,765	$62,745	Springing	$0	$0
7	(27)	Loan	Wolfchase Galleria	4.9%	$195,931	$0	Springing	$1,175,586	$0	Springing	$0	Springing	$0	$0
8		Loan	Walgreens Portfolio V	4.4%		$0	$0		$0	Springing	$0	Springing	$0	$0
8.01		Property	Walgreens - Tempe, AZ	0.6%
8.02		Property	Walgreens - Cheyenne, WY	0.5%
8.03		Property	Walgreens - Elkhorn, WI	0.5%
8.04		Property	Walgreens - Janesville, WI	0.5%
8.05		Property	Walgreens - Beaver Dam, WI	0.5%
8.06		Property	Walgreens - Sheboygan, WI	0.5%
8.07		Property	Walgreens - Merrill, WI	0.5%
8.08		Property	Walgreens - Stevens Point, WI	0.5%
9	(27)	Loan	Federal Way Crossings	4.2%		$680,000	Springing	$680,000	$206,875	$57,465	$45,386	$4,282	$0	$0
10	(27)	Loan	Greenwich Office Park	4.1%		$0	$47,483	$2,848,958	$611,180	$126,663	$116,110	$12,901	$342,500	$0
11		Loan	Great Falls Marketplace	3.4%		$750,000	Springing	$250,000	$219,016	$28,818	$11,134	$2,420	$4,875	$0
12	(27)	Loan	MY Portfolio	3.3%		$0	$0		$312,690	$45,045	$152,756	$28,499	$16,500	$0
12.01		Property	Holiday Inn Express - Covington	0.7%
12.02		Property	Holiday Inn - Vicksburg	0.6%
12.03		Property	Holiday Inn Express - New Orleans	0.5%
12.04		Property	Comfort Suites - Gonzales	0.5%
12.05		Property	LaQuinta Inn & Suites - Vicksburg	0.5%
12.06		Property	Candlewood Suites - Slidell	0.5%
13	(27)	Loan	681 Fifth Avenue	2.5%		$0	Springing		$848,821	$151,575	$106,910	$8,485	$0	$0
14		Loan	Courtyard Cromwell	2.3%		$0	$0		$100,422	$25,105	$37,469	$3,406	$18,750	$0
15		Loan	Sterling Jewelers Corporate HQ III	2.2%		$0	Springing		$80,772	Springing	$24,301	Springing	$0	$0
16		Loan	Shelby Air Park	2.1%		$0	$16,564		$154,317	$56,135	$14,402	$7,201	$2,188	$0
17		Loan	Vinings Village	1.8%		$0	$2,566		$38,071	$12,690	$6,077	$1,056	$26,500	$0
18		Loan	Best Western O’Hare	1.6%		$0	$0		$81,006	$20,252	$6,618	$6,618	$0	$0
19		Loan	Fedex Plaza	1.4%	$17,775	$0	$1,683	$60,602	$10,113	$10,113	$1,811	$905	$0	$0
20		Loan	The Storage Depot-Bordentown	1.3%		$0	$0		$8,359	$8,359	$13,316	$1,110	$0	$0
21		Loan	The Storage Depot-Westville	1.3%		$663	$663		$15,181	$15,181	$18,889	$1,574	$0	$0
22		Loan	Jameel Road & Kirkwood Center	1.3%		$50,000	$8,312	$99,800	$143,814	$15,792	$5,916	$1,479	$0	$0
22.01		Property	8600-8850 Jameel Road	0.8%
22.02		Property	Kirkwood Center	0.5%
23		Loan	Cobblestone Village	1.2%		$250,000	Springing	$250,000	$17,503	$10,939	$4,281	$1,647	$3,125	$0
24		Loan	Best Western Plus Atlanta Airport-East	1.1%		$0	$0		$40,092	$13,364	$23,018	$5,755	$76,931	$0
25		Loan	The Charles Hotel	1.1%		$0	$0		$76,164	$6,924	$25,853	$3,693	$0	$0
26		Loan	Wilmington Industrial Park	1.1%		$0	$6,575		$0	Springing	$0	Springing	$95,500	$0
27		Loan	Windmill Lakes Center	1.0%		$0	Springing	$283,796	$0	All excess cash flow until $94,392 and $18,878 thereafter	$1,542	$1,542	$0	$0
28		Loan	Best Western Salt Lake City	1.0%		$0	$0		$5,846	$5,846	$8,908	$1,273	$0	$0
29		Loan	534 Flatbush Ave-Brooklyn	0.8%		$0	$638		$0	$9,176	$2,199	$1,100	$0	$0
30		Loan	Northridge Palm Apartment	0.6%		$0	$0		$17,227	$2,153	$1,119	$559	$3,188	$0
31		Loan	Best Western Battleground	0.6%		$0	$0		$6,784	$3,392	$8,199	$1,640	$0	$0
32		Loan	Oak Court Apartments	0.5%		$0	$493		$0	$2,853	$0	$2,532	$0	$0
33		Loan	Colonial Terrace	0.4%		$0	$0		$28,820	$3,602	$1,845	$922	$14,500	$0

A-1-11

ANNEX A - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN RESERVE INFORMATION(21)(22)(23)(24)
Loan ID	Footnotes	Property Flag	Property Name	% of Initial Pool Balance	Monthly Debt Service Reserves	Upfront Environmental Reserves	Initial Other Reserves	Initial Other Reserves Description	Ongoing Other Reserves
1	(27)(28)	Loan	Novo Nordisk	9.9%	$0	$0	$0		Springing
2	(27)	Loan	Rentar Plaza	9.9%	$0	$0	$0		Springing
3	(27)	Loan	Gurnee Mills	9.9%	$0	$0	$0		$0
4	(27)	Loan	QLIC	8.2%	$0	$0	$2,100,000	Shortfall Reserve	Springing
5		Loan	Walgreens Portfolio I	5.4%	$0	$0	$0		$0
5.01		Property	Walgreens - Midland, TX	0.8%
5.02		Property	Walgreens - New Braunfels, TX	0.6%
5.03		Property	Walgreens - Texarkana, TX	0.6%
5.04		Property	Walgreens - Fort Collins, CO	0.6%
5.05		Property	Walgreens - Falcon, CO	0.6%
5.06		Property	Walgreens - Galveston, TX	0.6%
5.07		Property	Walgreens - New London, WI	0.5%
5.08		Property	Walgreens - Dodgeville, WI	0.5%
5.09		Property	Walgreens - Killeen, TX	0.5%
6		Loan	Embassy Suites - Hillsboro	5.3%	$0	$0	$0		Springing
7	(27)	Loan	Wolfchase Galleria	4.9%	$0	$0	$0		$0
8		Loan	Walgreens Portfolio V	4.4%	$0	$0	$0		$0
8.01		Property	Walgreens - Tempe, AZ	0.6%
8.02		Property	Walgreens - Cheyenne, WY	0.5%
8.03		Property	Walgreens - Elkhorn, WI	0.5%
8.04		Property	Walgreens - Janesville, WI	0.5%
8.05		Property	Walgreens - Beaver Dam, WI	0.5%
8.06		Property	Walgreens - Sheboygan, WI	0.5%
8.07		Property	Walgreens - Merrill, WI	0.5%
8.08		Property	Walgreens - Stevens Point, WI	0.5%
9	(27)	Loan	Federal Way Crossings	4.2%	$0	$0	$22,500	Pool Reserve Funds	Springing
10	(27)	Loan	Greenwich Office Park	4.1%	$0	$0	$392,788	Ground Rent Reserve ($17,699); Free Rent Reserve($375,089)	Springing
11		Loan	Great Falls Marketplace	3.4%	$0	$0	$581,875	Structural Repair Reserve	Springing
12	(27)	Loan	MY Portfolio	3.3%	$0	$0	$901,000	PIP Reserve	Springing
12.01		Property	Holiday Inn Express - Covington	0.7%
12.02		Property	Holiday Inn - Vicksburg	0.6%
12.03		Property	Holiday Inn Express - New Orleans	0.5%
12.04		Property	Comfort Suites - Gonzales	0.5%
12.05		Property	LaQuinta Inn & Suites - Vicksburg	0.5%
12.06		Property	Candlewood Suites - Slidell	0.5%
13	(27)	Loan	681 Fifth Avenue	2.5%	$0	$0	$2,472,743	Rent Concession Funds ($250,262); Unfunded Obligations Funds ($2,222,481)	Springing
14		Loan	Courtyard Cromwell	2.3%	$0	$0	$3,501,403	PIP Reserve ($3,411,403); Seasonal Reserve ($90,000)	Monthly: $50,000 on each payment date occurring in June, $40,000 on each payment date occurring in July
15		Loan	Sterling Jewelers Corporate HQ III	2.2%	$0	$0	$0		Springing
16		Loan	Shelby Air Park	2.1%	$0	$0	$419,803	Mercury Printing Reserve ($415,000); Masterpak TI/LC Reserve ($4,803)	Springing
17		Loan	Vinings Village	1.8%	$0	$0	$0		Springing
18		Loan	Best Western O’Hare	1.6%	$0	$0	$39,375	PIP Reserve	Springing
19		Loan	Fedex Plaza	1.4%	$0	$0	$0		Springing
20		Loan	The Storage Depot-Bordentown	1.3%	$0	$0	$0		$0
21		Loan	The Storage Depot-Westville	1.3%	$0	$0	$0		$0
22		Loan	Jameel Road & Kirkwood Center	1.3%	$0	$0	$0		Springing
22.01		Property	8600-8850 Jameel Road	0.8%
22.02		Property	Kirkwood Center	0.5%
23		Loan	Cobblestone Village	1.2%	$0	$0	$171,561	Unfunded Obligations Reserve	Springing
24		Loan	Best Western Plus Atlanta Airport-East	1.1%	$0	$0	$76,889	Seasonal Reserve ($41,000); Collateral Reserve ($35,889.05)	Springing
25		Loan	The Charles Hotel	1.1%	$0	$0	$0		$0
26		Loan	Wilmington Industrial Park	1.1%	$0	$0	$0		Springing
27		Loan	Windmill Lakes Center	1.0%	$0	$0	$0		Springing
28		Loan	Best Western Salt Lake City	1.0%	$0	$0	$115,000	Seasonal Reserve	Springing
29		Loan	534 Flatbush Ave-Brooklyn	0.8%	$0	$0	$0		Springing
30		Loan	Northridge Palm Apartment	0.6%	$0	$0	$0		$0
31		Loan	Best Western Battleground	0.6%	$0	$0	$295,640	Seasonal Reserve ($91,577); PIP Reserve ($204,063)	Springing
32		Loan	Oak Court Apartments	0.5%	$0	$0	$0		$0
33		Loan	Colonial Terrace	0.4%	$0	$0	$0		$0

A-1-12

ANNEX A - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN RESERVE INFORMATION(21)(22)(23)(24)
Loan ID	Footnotes	Property Flag	Property Name	% of Initial Pool Balance	Ongoing Other Reserves Description
1	(27)(28)	Loan	Novo Nordisk	9.9%	Novo Reserve: Following the commencement of and at all times during the continuance of a Novo Cash Sweep Trigger Event, all excess cash flow will be deposited into the account.
2	(27)	Loan	Rentar Plaza	9.9%	Primary Tenant Reserve: following the occurrence of a Primary Tenant Event, Borrower shall deposit on a monthly basis an amount equal to one-sixth of the annual base rent payable by the applicable Primary Tenant(s)
3	(27)	Loan	Gurnee Mills	9.9%
4	(27)	Loan	QLIC	8.2%	If at any time, the balance in the Shortfalls Reserve is less than $500,000, on each payment date, all excess cash shall be deposited into the account
5		Loan	Walgreens Portfolio I	5.4%
5.01		Property	Walgreens - Midland, TX	0.8%
5.02		Property	Walgreens - New Braunfels, TX	0.6%
5.03		Property	Walgreens - Texarkana, TX	0.6%
5.04		Property	Walgreens - Fort Collins, CO	0.6%
5.05		Property	Walgreens - Falcon, CO	0.6%
5.06		Property	Walgreens - Galveston, TX	0.6%
5.07		Property	Walgreens - New London, WI	0.5%
5.08		Property	Walgreens - Dodgeville, WI	0.5%
5.09		Property	Walgreens - Killeen, TX	0.5%
6		Loan	Embassy Suites - Hillsboro	5.3%	Future PIP Reserve: Upon the occurrence of a Future PIP Trigger event, borrower shall deposit all excess cash flow into the Future PIP Reserve.
7	(27)	Loan	Wolfchase Galleria	4.9%
8		Loan	Walgreens Portfolio V	4.4%
8.01		Property	Walgreens - Tempe, AZ	0.6%
8.02		Property	Walgreens - Cheyenne, WY	0.5%
8.03		Property	Walgreens - Elkhorn, WI	0.5%
8.04		Property	Walgreens - Janesville, WI	0.5%
8.05		Property	Walgreens - Beaver Dam, WI	0.5%
8.06		Property	Walgreens - Sheboygan, WI	0.5%
8.07		Property	Walgreens - Merrill, WI	0.5%
8.08		Property	Walgreens - Stevens Point, WI	0.5%
9	(27)	Loan	Federal Way Crossings	4.2%	Material Tenant Rollover Funds springing upon a Material Tenant Trigger Event.
10	(27)	Loan	Greenwich Office Park	4.1%	Primary Tenant Reserve: During a Primary Tenant Sweep Period, all excess cash flow will be deposited into the account; Ground Rent: If (i) an Event of Default or a cash trap period has occurred and is continuing or (ii) the Borrower has not paid all ground rent due, an amount equal to the ground rent payable under the ground lease for the following month
11		Loan	Great Falls Marketplace	3.4%	Material Tenant Rollover Funds springing upon a Material Tenant Trigger Event.
12	(27)	Loan	MY Portfolio	3.3%	Future PIP Reserve: Monthly deposits of all excess cash flows during a Future PIP Trigger event and the Partial Release PIP deposit after a partial release
12.01		Property	Holiday Inn Express - Covington	0.7%
12.02		Property	Holiday Inn - Vicksburg	0.6%
12.03		Property	Holiday Inn Express - New Orleans	0.5%
12.04		Property	Comfort Suites - Gonzales	0.5%
12.05		Property	LaQuinta Inn & Suites - Vicksburg	0.5%
12.06		Property	Candlewood Suites - Slidell	0.5%
13	(27)	Loan	681 Fifth Avenue	2.5%	Material Tenant TI/LC Funds: Monthly deposit of excess cash flow upon a Material Tenant Trigger event
14		Loan	Courtyard Cromwell	2.3%	Seasonal Reserve - If dscr > 1.10x for 24 consecutive months a seasonality reserve is not required
15		Loan	Sterling Jewelers Corporate HQ III	2.2%	Primary Tenant Reserve: Following the commencement of and at all times during the continuance of a Primary Tenant Period, all excess cash shall be deposited into the account.
16		Loan	Shelby Air Park	2.1%	Primary Tenant Reserve: During the continuance of a Primary Tenant Sweep Period, all excess cash shall be deposited into the account
17		Loan	Vinings Village	1.8%	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
18		Loan	Best Western O’Hare	1.6%	Franchise Expiration Reserve: Upon a Franchise Expiration Trigger all excess cash flow will be deposited into the account.
19		Loan	Fedex Plaza	1.4%	Primary Tenant Reserve: Springing - Commencing on and at all times during a Primary Tenant Sweep Period, all remaining funds in the Deposit Account shall be deposited into the account; Sleepy’s Reserve: Springing - Commencing on and at all times during a Sleepy’s Sweep Period, all remaining funds in the Deposit Account shall be deposited into the account;
20		Loan	The Storage Depot-Bordentown	1.3%
21		Loan	The Storage Depot-Westville	1.3%
22		Loan	Jameel Road & Kirkwood Center	1.3%	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
22.01		Property	8600-8850 Jameel Road	0.8%
22.02		Property	Kirkwood Center	0.5%
23		Loan	Cobblestone Village	1.2%	Material Tenant Rollover Funds: Monthly deposit of excess cash flow upon a Material Tenant Trigger event; Bashas’ Sales Trigger Sweep Funds: Monthly deposit of Bashas’ Sales Trigger Event excess cash flow upon a Bashas’ Sales Trigger event
24		Loan	Best Western Plus Atlanta Airport-East	1.1%	Seasonal Reserve (Monthly: $8,000 on the payment date occurring in February of each calendar year, $10,000 on the payment date occurring in March of each calendar year, $15,000 on the Payment Date occurring in April of each calendar year, $20,000 on the Payment Date occurring in June of each calendar year, $35,000 on the Payment Date occurring in August of each calendar year)
25		Loan	The Charles Hotel	1.1%
26		Loan	Wilmington Industrial Park	1.1%	Material Tenant Rollover Funds springing upon a Material Tenant Trigger Event.
27		Loan	Windmill Lakes Center	1.0%	Primary Tenant Reserve: During the continuance of a Primary Tenant Sweep Period, all excess cash shall be deposited into the account
28		Loan	Best Western Salt Lake City	1.0%	Seasonal Reserve: $23,000 on each payment date occurring in June through October
29		Loan	534 Flatbush Ave-Brooklyn	0.8%	Lease termination payment reserve springing upon receipt of a lease termination payment
30		Loan	Northridge Palm Apartment	0.6%
31		Loan	Best Western Battleground	0.6%	Seasonal Reserve: ($2,500 on the payment date occurring in April of each calendar year; $15,000 on the payment date occurring in May of each calendar year; $26,000 on the payment date occurring in June of each calendar year; and $48,000 on the payment date occurring in July of each calendar year.) Franchise Expiration Reserve: (Springing: Upon a Franchise Expiration Trigger all excess cash flow will be deposited into the account.)
32		Loan	Oak Court Apartments	0.5%
33		Loan	Colonial Terrace	0.4%

A-1-13

ANNEX A - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN RESERVE INFORMATION(21)(22)(23)(24)						THIRD PARTY REPORTS
Loan ID	Footnotes	Property Flag	Property Name	% of Initial Pool Balance	Other Reserves Cap	Holdback	Holdback Amount	Holdback Description	Letter of Credit	Letter of Credit Description	Appraisal Report Date	Environmental Phase I Report Date	Phase II Performed(25)	Engineering Report Date	Seismic Zone (Y/N)	Seismic Report Date	PML %
1	(27)(28)	Loan	Novo Nordisk	9.9%		No	NAP	NAP	No	NAP	6/1/2016	8/18/2016	No	8/10/2016	N		NAP
2	(27)	Loan	Rentar Plaza	9.9%		No	NAP	NAP	No	NAP	7/19/2016	7/19/2016	No	6/19/2016	N		NAP
3	(27)	Loan	Gurnee Mills	9.9%		No	NAP	NAP	No	NAP	8/23/2016	8/26/2016	No	8/26/2016	N		NAP
4	(27)	Loan	QLIC	8.2%	$1,000,000	No	NAP	NAP	No	NAP	8/18/2016	9/12/2016	No	12/20/2015	N		NAP
5		Loan	Walgreens Portfolio I	5.4%		No	NAP	NAP	No	NAP	Various	Various	No	Various	N		NAP
5.01		Property	Walgreens - Midland, TX	0.8%							9/25/2016	11/7/2016	No	10/3/2016	N		NAP
5.02		Property	Walgreens - New Braunfels, TX	0.6%							9/25/2016	10/3/2016	No	9/30/2016	N		NAP
5.03		Property	Walgreens - Texarkana, TX	0.6%							9/25/2016	10/3/2016	No	9/30/2016	N		NAP
5.04		Property	Walgreens - Fort Collins, CO	0.6%							9/25/2016	10/3/2016	No	9/30/2016	N		NAP
5.05		Property	Walgreens - Falcon, CO	0.6%							9/27/2016	10/3/2016	No	9/30/2016	N		NAP
5.06		Property	Walgreens - Galveston, TX	0.6%							9/30/2016	10/24/2016	No	9/30/2016	N		NAP
5.07		Property	Walgreens - New London, WI	0.5%							9/26/2016	10/25/2016	No	9/30/2016	N		NAP
5.08		Property	Walgreens - Dodgeville, WI	0.5%							9/27/2016	10/3/2016	No	10/3/2016	N		NAP
5.09		Property	Walgreens - Killeen, TX	0.5%							9/25/2016	10/3/2016	No	9/30/2016	N		NAP
6		Loan	Embassy Suites - Hillsboro	5.3%		No	NAP	NAP	No	NAP	10/12/2016	10/21/2016	No	10/21/2016	Y	10/20/2016	11.0%
7	(27)	Loan	Wolfchase Galleria	4.9%		No	NAP	NAP	No	NAP	9/26/2016	10/3/2016	No	10/3/2016	Y	10/4/2016	9.0%
8		Loan	Walgreens Portfolio V	4.4%		No	NAP	NAP	No	NAP	Various	Various	No	Various	N		NAP
8.01		Property	Walgreens - Tempe, AZ	0.6%							9/26/2016	11/8/2016	No	9/30/2016	N		NAP
8.02		Property	Walgreens - Cheyenne, WY	0.5%							9/25/2016	10/7/2016	No	9/30/2016	N		NAP
8.03		Property	Walgreens - Elkhorn, WI	0.5%							9/27/2016	10/3/2016	No	9/30/2016	N		NAP
8.04		Property	Walgreens - Janesville, WI	0.5%							9/25/2016	11/8/2016	No	10/5/2016	N		NAP
8.05		Property	Walgreens - Beaver Dam, WI	0.5%							9/26/2016	11/8/2016	No	9/30/2016	N		NAP
8.06		Property	Walgreens - Sheboygan, WI	0.5%							9/29/2016	11/7/2016	No	9/30/2016	N		NAP
8.07		Property	Walgreens - Merrill, WI	0.5%							9/27/2016	10/3/2016	No	10/3/2016	N		NAP
8.08		Property	Walgreens - Stevens Point, WI	0.5%							9/25/2016	10/31/2016	No	9/30/2016	N		NAP
9	(27)	Loan	Federal Way Crossings	4.2%		No	NAP	NAP	No	NAP	8/17/2016	10/25/2016	No	9/2/2016	Y	8/31/2016	6.8%
10	(27)	Loan	Greenwich Office Park	4.1%		No	NAP	NAP	No	NAP	9/6/2016	9/20/2016	No	9/20/2016	N		NAP
11		Loan	Great Falls Marketplace	3.4%		No	NAP	NAP	No	NAP	9/12/2016	9/14/2016	No	9/14/2016	N		NAP
12	(27)	Loan	MY Portfolio	3.3%		No	NAP	NAP	No	NAP	Various	Various	No	8/3/2016	N		NAP
12.01		Property	Holiday Inn Express - Covington	0.7%							7/14/2016	8/3/2016	No	8/3/2016	N		NAP
12.02		Property	Holiday Inn - Vicksburg	0.6%							7/13/2016	8/3/2016	No	8/3/2016	N		NAP
12.03		Property	Holiday Inn Express - New Orleans	0.5%							7/14/2016	8/3/2016	No	8/3/2016	N		NAP
12.04		Property	Comfort Suites - Gonzales	0.5%							7/13/2016	8/3/2016	No	8/3/2016	N		NAP
12.05		Property	LaQuinta Inn & Suites - Vicksburg	0.5%							7/13/2016	8/1/2016	No	8/3/2016	N		NAP
12.06		Property	Candlewood Suites - Slidell	0.5%							7/14/2016	8/3/2016	No	8/3/2016	N		NAP
13	(27)	Loan	681 Fifth Avenue	2.5%	$10,000,000	No	NAP	NAP	No	NAP	10/1/2016	10/3/2016	No	10/3/2016	N		NAP
14		Loan	Courtyard Cromwell	2.3%		No	NAP	NAP	No	NAP	8/11/2016	8/23/2016	No	8/23/2016	N		NAP
15		Loan	Sterling Jewelers Corporate HQ III	2.2%		No	NAP	NAP	No	NAP	8/8/2016	8/25/2016	No	8/30/2016	N		NAP
16		Loan	Shelby Air Park	2.1%		No	NAP	NAP	No	NAP	9/1/2016	8/31/2016	No	8/30/2016	Y	9/6/2016	6.0%
17		Loan	Vinings Village	1.8%		No	NAP	NAP	No	NAP	9/27/2016	9/28/2016	No	9/26/2016	N		NAP
18		Loan	Best Western O’Hare	1.6%		No	NAP	NAP	No	NAP	8/15/2016	8/17/2016	No	8/19/2016	N		NAP
19		Loan	Fedex Plaza	1.4%	Primary Tenant Reserve ($175,640); Sleepy’s Reserve ($131,550)	No	NAP	NAP	No	NAP	8/26/2016	9/6/2016	No	9/1/2016	N		NAP
20		Loan	The Storage Depot-Bordentown	1.3%		No	NAP	NAP	No	NAP	9/28/2016	10/10/2016	No	10/7/2016	N		NAP
21		Loan	The Storage Depot-Westville	1.3%		No	NAP	NAP	No	NAP	9/28/2016	10/10/2016	No	10/10/2016	N		NAP
22		Loan	Jameel Road & Kirkwood Center	1.3%		No	NAP	NAP	No	NAP	9/8/2015	Various	No	9/15/2015	N		NAP
22.01		Property	8600-8850 Jameel Road	0.8%							9/8/2015	9/16/2015	No	9/15/2015	N		NAP
22.02		Property	Kirkwood Center	0.5%							9/8/2015	9/15/2015	No	9/15/2015	N		NAP
23		Loan	Cobblestone Village	1.2%		No	NAP	NAP	No	NAP	10/17/2016	10/27/2016	No	10/31/2016	N		NAP
24		Loan	Best Western Plus Atlanta Airport-East	1.1%		No	NAP	NAP	No	NAP	9/19/2016	9/30/2016	No	9/30/2016	N		NAP
25		Loan	The Charles Hotel	1.1%		No	NAP	NAP	No	NAP	8/7/2016	8/18/2016	No	8/17/2016	N		NAP
26		Loan	Wilmington Industrial Park	1.1%	$5 per square foot of the applicable Material Tenant Space	No	NAP	NAP	No	NAP	9/20/2016	10/3/2016	No	10/3/2016	N		NAP
27		Loan	Windmill Lakes Center	1.0%		No	NAP	NAP	No	NAP	6/22/2016	6/29/2016	No	6/29/2016	N		NAP
28		Loan	Best Western Salt Lake City	1.0%		No	NAP	NAP	No	NAP	9/19/2016	10/4/2016	No	10/5/2016	Y	10/5/2016	9.0%
29		Loan	534 Flatbush Ave-Brooklyn	0.8%		Yes	$185,000	Debt Service Shortfall Reserve and Outstanding Violation Holdback	No	NAP	10/5/2016	10/14/2016	No	10/14/2016	N		NAP
30		Loan	Northridge Palm Apartment	0.6%		No	NAP	NAP	No	NAP	6/10/2016	6/23/2016	No	6/22/2016	Y	6/22/2016	13.0%
31		Loan	Best Western Battleground	0.6%		No	NAP	NAP	No	NAP	2/22/2016	3/4/2016	No	3/2/2016	Y	3/2/2016	7.0%
32		Loan	Oak Court Apartments	0.5%		No	NAP	NAP	No	NAP	8/28/2016	9/13/2016	No	9/13/2016	N		NAP
33		Loan	Colonial Terrace	0.4%		No	NAP	NAP	No	NAP	6/10/2016	6/22/2016	No	6/22/2016	Y	6/22/2016	12.0%

A-1-14

ANNEX A - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					ADDITIONAL PERMITTED DEBT(26)		TOTAL MORTGAGE DEBT INFORMATION					TOTAL DEBT INFORMATION
Loan ID	Footnotes	Property Flag	Property Name	% of Initial Pool Balance	Additional Future Debt Permitted	Additional Future Debt Permitted Description	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
1	(27)(28)	Loan	Novo Nordisk	9.9%	No		$168,300,000		52.6%	2.97x	10.5%		52.6%	2.97x	10.5%
2	(27)	Loan	Rentar Plaza	9.9%	No		$132,000,000		44.0%	2.59x	9.6%		44.0%	2.59x	9.6%
3	(27)	Loan	Gurnee Mills	9.9%	No		$274,235,396		65.8%	1.60x	9.7%		65.8%	1.60x	9.7%
4	(27)	Loan	QLIC	8.2%	No		$145,000,000	$20,000,000	64.7%	1.54x	7.3%		64.7%	1.54x	7.3%
5		Loan	Walgreens Portfolio I	5.4%	No		NAP		57.0%	2.07x	9.7%		57.0%	2.07x	9.7%
5.01		Property	Walgreens - Midland, TX	0.8%					57.0%	2.07x	9.7%		57.0%	2.07x	9.7%
5.02		Property	Walgreens - New Braunfels, TX	0.6%					57.0%	2.07x	9.7%		57.0%	2.07x	9.7%
5.03		Property	Walgreens - Texarkana, TX	0.6%					57.0%	2.07x	9.7%		57.0%	2.07x	9.7%
5.04		Property	Walgreens - Fort Collins, CO	0.6%					57.0%	2.07x	9.7%		57.0%	2.07x	9.7%
5.05		Property	Walgreens - Falcon, CO	0.6%					57.0%	2.07x	9.7%		57.0%	2.07x	9.7%
5.06		Property	Walgreens - Galveston, TX	0.6%					57.0%	2.07x	9.7%		57.0%	2.07x	9.7%
5.07		Property	Walgreens - New London, WI	0.5%					57.0%	2.07x	9.7%		57.0%	2.07x	9.7%
5.08		Property	Walgreens - Dodgeville, WI	0.5%					57.0%	2.07x	9.7%		57.0%	2.07x	9.7%
5.09		Property	Walgreens - Killeen, TX	0.5%					57.0%	2.07x	9.7%		57.0%	2.07x	9.7%
6		Loan	Embassy Suites - Hillsboro	5.3%	No		NAP		61.8%	1.74x	12.5%		61.8%	1.74x	12.5%
7	(27)	Loan	Wolfchase Galleria	4.9%	No		$164,768,389		64.9%	1.72x	10.7%		64.9%	1.72x	10.7%
8		Loan	Walgreens Portfolio V	4.4%	No		NAP		56.3%	2.07x	9.7%		56.3%	2.07x	9.7%
8.01		Property	Walgreens - Tempe, AZ	0.6%					56.3%	2.07x	9.7%		56.3%	2.07x	9.7%
8.02		Property	Walgreens - Cheyenne, WY	0.5%					56.3%	2.07x	9.7%		56.3%	2.07x	9.7%
8.03		Property	Walgreens - Elkhorn, WI	0.5%					56.3%	2.07x	9.7%		56.3%	2.07x	9.7%
8.04		Property	Walgreens - Janesville, WI	0.5%					56.3%	2.07x	9.7%		56.3%	2.07x	9.7%
8.05		Property	Walgreens - Beaver Dam, WI	0.5%					56.3%	2.07x	9.7%		56.3%	2.07x	9.7%
8.06		Property	Walgreens - Sheboygan, WI	0.5%					56.3%	2.07x	9.7%		56.3%	2.07x	9.7%
8.07		Property	Walgreens - Merrill, WI	0.5%					56.3%	2.07x	9.7%		56.3%	2.07x	9.7%
8.08		Property	Walgreens - Stevens Point, WI	0.5%					56.3%	2.07x	9.7%		56.3%	2.07x	9.7%
9	(27)	Loan	Federal Way Crossings	4.2%	No		$57,924,846		69.7%	1.36x	8.7%		69.7%	1.36x	8.7%
10	(27)	Loan	Greenwich Office Park	4.1%	No		$87,500,000		72.8%	1.58x	8.7%	$10,000,000	72.8%	1.58x	8.7%
11		Loan	Great Falls Marketplace	3.4%	No		NAP		62.3%	1.44x	10.7%		62.3%	1.44x	10.7%
12	(27)	Loan	MY Portfolio	3.3%	No		$29,902,775		62.3%	1.93x	15.1%		62.3%	1.93x	15.1%
12.01		Property	Holiday Inn Express - Covington	0.7%					62.3%	1.93x	15.1%		62.3%	1.93x	15.1%
12.02		Property	Holiday Inn - Vicksburg	0.6%					62.3%	1.93x	15.1%		62.3%	1.93x	15.1%
12.03		Property	Holiday Inn Express - New Orleans	0.5%					62.3%	1.93x	15.1%		62.3%	1.93x	15.1%
12.04		Property	Comfort Suites - Gonzales	0.5%					62.3%	1.93x	15.1%		62.3%	1.93x	15.1%
12.05		Property	LaQuinta Inn & Suites - Vicksburg	0.5%					62.3%	1.93x	15.1%		62.3%	1.93x	15.1%
12.06		Property	Candlewood Suites - Slidell	0.5%					62.3%	1.93x	15.1%		62.3%	1.93x	15.1%
13	(27)	Loan	681 Fifth Avenue	2.5%	No		$215,000,000		48.9%	1.67x	7.3%		48.9%	1.67x	7.3%
14		Loan	Courtyard Cromwell	2.3%	No		NAP		73.1%	1.83x	12.6%		73.1%	1.83x	12.6%
15		Loan	Sterling Jewelers Corporate HQ III	2.2%	No		NAP		60.0%	2.00x	8.9%		60.0%	2.00x	8.9%
16		Loan	Shelby Air Park	2.1%	No		NAP		64.3%	1.41x	10.6%		64.3%	1.41x	10.6%
17		Loan	Vinings Village	1.8%	No		NAP		71.3%	1.26x	8.4%		71.3%	1.26x	8.4%
18		Loan	Best Western O’Hare	1.6%	No		NAP		69.8%	1.82x	13.6%		69.8%	1.82x	13.6%
19		Loan	Fedex Plaza	1.4%	No		NAP		64.8%	1.64x	9.7%		64.8%	1.64x	9.7%
20		Loan	The Storage Depot-Bordentown	1.3%	No		NAP		73.3%	1.45x	8.9%		73.3%	1.45x	8.9%
21		Loan	The Storage Depot-Westville	1.3%	No		NAP		74.4%	1.38x	8.6%		74.4%	1.38x	8.6%
22		Loan	Jameel Road & Kirkwood Center	1.3%	No		NAP		74.7%	1.68x	11.4%		74.7%	1.68x	11.4%
22.01		Property	8600-8850 Jameel Road	0.8%					74.7%	1.68x	11.4%		74.7%	1.68x	11.4%
22.02		Property	Kirkwood Center	0.5%					74.7%	1.68x	11.4%		74.7%	1.68x	11.4%
23		Loan	Cobblestone Village	1.2%	No		NAP		64.4%	1.40x	10.0%		64.4%	1.40x	10.0%
24		Loan	Best Western Plus Atlanta Airport-East	1.1%	No		NAP		60.8%	1.95x	14.7%		60.8%	1.95x	14.7%
25		Loan	The Charles Hotel	1.1%	No		NAP		61.2%	1.94x	14.3%		61.2%	1.94x	14.3%
26		Loan	Wilmington Industrial Park	1.1%	No		NAP		48.5%	3.13x	18.2%		48.5%	3.13x	18.2%
27		Loan	Windmill Lakes Center	1.0%	Yes	Future mezzanine debt permitted subject to: (i) maximum combined LTV of 80%; (ii) minimum combined Underwritten Debt Service Coverage Ratio of 1.10x; (iii) execution of an intercreditor agreement	NAP		59.0%	1.26x	11.0%		59.0%	1.26x	11.0%
28		Loan	Best Western Salt Lake City	1.0%	No		NAP		63.9%	1.78x	13.1%		63.9%	1.78x	13.1%
29		Loan	534 Flatbush Ave-Brooklyn	0.8%	No		NAP		60.0%	1.35x	9.2%		60.0%	1.35x	9.2%
30		Loan	Northridge Palm Apartment	0.6%	Yes	Future mezzanine debt permitted subject to: (i) maximum combined LTV of 80%; (ii) minimum combined Underwritten Debt Service Coverage Ratio of 1.15x; (iii) execution of an intercreditor agreement; and (iv) no event of default	NAP		62.9%	1.31x	8.3%		62.9%	1.31x	8.3%
31		Loan	Best Western Battleground	0.6%	No		NAP		66.3%	1.66x	15.8%		66.3%	1.66x	15.8%
32		Loan	Oak Court Apartments	0.5%	No		NAP		62.8%	1.21x	8.9%		62.8%	1.21x	8.9%
33		Loan	Colonial Terrace	0.4%	Yes	Future mezzanine debt permitted subject to: (i) maximum combined LTV of 80%; (ii) minimum combined Underwritten Debt Service Coverage Ratio of 1.15x; (iii) execution of an intercreditor agreement; and (iv) no event of default	NAP		58.5%	1.41x	9.2%		58.5%	1.41x	9.2%

A-1-15

CSMC 2016-NXSR

FOOTNOTES TO ANNEX A

(1)	“Column” denotes Column Financial, Inc. as Mortgage Loan Seller, “Natixis” denotes Natixis Real Estate Capital LLC as Mortgage Loan Seller , and “UBSAG” denotes UBS AG as Mortgage Loan Seller.

With regards to Loan No. 3, Gurnee Mills, the Gurnee Mills Whole Loan (as defined below) was co-originated by Wells Fargo Bank, National Association, Regions Bank, and Column.

With regards to Loan No. 5, Walgreens Portfolio I, the Walgreens Portfolio I Whole Loan (as defined below) was originated by Cantor Commercial Real Estate Lending, L.P.

With regards to Loan No. 7, Wolfchase Galleria, the Wolfchase Galleria Whole Loan (as defined below) was co-originated by Morgan Stanley Bank, N.A.

With regards to Loan No. 8, Walgreens Portfolio V, the Walgreens Portfolio V Whole Loan (as defined below) was originated by Cantor Commercial Real Estate Lending, L.P.

With regards to Loan No. 13, 681 Fifth Avenue, the 681 Fifth Avenue Whole Loan (as defined below) was co-originated by Citigroup Global Markets Realty Corp.

(2)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($), and Maturity Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

(3)	With regards to Loan No. 1, Novo Nordisk, the mortgage loan is part of a $168.3 million whole loan (the “Novo Nordisk Whole Loan”), which has a maximum principal balance of approximately $207.9 million and is comprised of thirteen pari passu component notes (Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12 and Note A-13). Note A-1, Note A-7, Note A-8, and Note A-9 (the “Novo Nordisk Mortgage Loan”), which have an aggregate outstanding principal balance as of the cut-off date of $60.0 million, are being contributed to the CSMC 2016-NXSR Commercial Mortgage Trust. Note A-2 is currently unfunded and the obligation to fund Note A-2 will be the sole responsibility of the holder of Note A-2 (currently Natixis), and will not be the responsibility of the trust. The holder of Note A-2 is required to make advances available for (i) approved tenant improvements and leasing commissions, which are estimated to be $16.6 million in connection with the exercise of Novo Nordisk Inc.’s right under its lease to take expansion space at the Novo Nordisk mortgaged property and (ii) earnout funds which are estimated to be $23.0 million. Note A-6, which has an outstanding principal balance of $20.0 million as of the cut-off date, is currently held by Natixis Real Estate Capital LLC and is expected to be contributed to the MSC 2016-UBS12 Commercial Mortgage Trust. Note A-3, Note A-4, Note A-5, Note A-11 and Note A-12, which have an aggregate outstanding principal balance as of the cut-off date of approximately $73.3 million, were contributed to the WFCM 2016-NXS6 Commercial Mortgage Trust. Note A-10 and Note A-13, which have an aggregate outstanding principal balance as of the cut-off date of approximately $15.0 million, are currently held by Natixis, and are expected to be contributed to one or more future securitizations. All loan level metrics are based on the $168.3 million funded portion of the Novo Nordisk Whole Loan balance.

With regards to Loan No. 2, Rentar Plaza, the mortgage loan is part of a $132.0 million whole loan (the “Rentar Plaza Whole Loan”) comprised of five pari passu component notes (Note A-1, Note A-2, Note A-3, Note A-4, and Note A-5). Note A-1 and Note A-4 (the “Rentar Plaza Mortgage Loan”), which have an aggregate outstanding principal balance as of the cut-off date of $60.0 million, are being contributed to the CSMC 2016-NXSR Commercial Mortgage Trust. Note A-2 and Note A-3, which have an aggregate outstanding principal balance as of the cut-off date of $60.0 million, were contributed to the WFCM 2016-NXS6 Commercial Mortgage Trust. Note A-5, which has an outstanding principal balance as of the cut-off date of $12.0 million, is currently held by Natixis and is expected to be contributed to a future securitization. All loan level metrics are based on the $132.0 million Rentar Plaza Whole Loan balance.

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With regards to Loan No. 3, Gurnee Mills, the mortgage loan is part of a $275.0 million whole loan (the “Gurnee Mills Whole Loan”), which is comprised of seven pari passu component notes (Note A-1A and Note A-1B, Note A-2A and Note A-2B, Note A-3A and Note A-3B, and Note A-4). Note A-1B and Note A-3A (the “Gurnee Mills Mortgage Loan”), which have an aggregate outstanding principal balance as of the cut-off date of approximately $59.8 million, are expected to be contributed to the CSMC 2016-NXSR Commercial Mortgage Trust. Note A-1A, which has an outstanding principal balance as of the cut-off date of approximately $74.8 million, was contributed to the CSAIL 2016-C7 Commercial Mortgage Trust. Note A-2A, which has an outstanding balance as of the cut-off date of approximately $79.8 million, was contributed to WFCM 2016-C36 Commercial Mortgage Trust. Note A-2B, which has an outstanding principal balance as of the cut-off date of approximately $24.9 million, is held by Wells Fargo Bank, National Association. Note A-3B and Note A-4, which have an aggregate outstanding principal balance as of the cut-off date of approximately $34.9 million, are currently held by Regions Bank. All loan level metrics are based on the Gurnee Mills Whole Loan balance.

With regards to Loan No. 4, QLIC, the mortgage loan is part of a $165.0 million whole loan (the “QLIC Whole Loan”), which is comprised of six pari passu senior notes (Note A-1, Replacement Note A-2, Note A-3, Note A-4, Note A-5, and Note A-6) and a $20.0 million subordinate B-Note. Note A-1 and Note A-6 (the “QLIC Mortgage Loan”), which have an aggregate outstanding principal balance as of the cut-off date of $50.0 million, are being contributed to the CSMC 2016-NXSR Commercial Mortgage Trust. Replacement Note A-2 and Note A-3, which have an aggregate outstanding principal balance as of the cut-off date of $75.0 million, were contributed to the WFCM 2016-NXS6 Commercial Mortgage Trust. Note A-4 and Note A-5, which have an aggregate outstanding principal balance as of the cut-off date of $20.0 million, are currently held by Natixis and are expected to be contributed to one or more future securitizations. As of the closing date for this securitization, the subordinate B-note is held by SM Core Credit Finance LLC. All loan level metrics are based on the $145.0 million senior portion of the QLIC Whole Loan balance.

With regards to Loan No. 7, Wolfchase Galleria, the mortgage loan is part of a $165.0 million whole loan (the “Wolfchase Galleria Whole Loan”), which is comprised of eight pari passu component notes (Note A-1-1, Note A-1-2, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, and Note A-7). Note A-6 and Note A-7 (the “Wolfchase Galleria Mortgage Loan”), which have an aggregate outstanding principal balance as of the cut-off date of approximately $30.0 million, are expected to be contributed to the CSMC 2016-NXSR Commercial Mortgage Trust. Note A-1-1 and Note A-3, which have an aggregate outstanding principal balance as of the cut-off date of approximately $69.9 million, are expected to be contributed to the MSC 2016-UBS12 Commercial Mortgage Trust. Notes A-1-2, A-2, A-4, and A-5, which have an aggregate outstanding principal balance as of the cut-off date of approximately $64.9 million, are expected to be contributed to one or more future securitizations. All loan level metrics are based on the Wolfchase Galleria Whole Loan balance.

With regards to Loan No. 9, Federal Way Crossings, the mortgage loan is part of a $58.0 million whole loan (the “Federal Way Crossings Whole Loan”), which is comprised of five pari passu component notes (Note A-1, Note A-2, Note A-3, Note A-4, and Note A-5). Note A-2 and Note A-5 (the “Federal Way Crossings Mortgage Loan”), which have an outstanding principal balance as of the cut-off date of approximately $25.5 million, are expected to be contributed to the CSMC 2016-NXSR Commercial Mortgage Trust. Notes A-1, A-3, and A-4, which have an aggregate outstanding principal balance as of the cut-off date of approximately $32.5 million, are expected to be contributed to the MSC 2016-UBS12 Commercial Mortgage Trust. All loan level metrics are based on the Federal Way Crossings Whole Loan balance.

With regards to Loan No. 10, Greenwich Office Park, the mortgage loan is part of an $87.5 million whole loan (the “Greenwich Office Park Whole Loan”), which is comprised of three pari passu component notes (Note A-1, Note A-2, and A-3). A $10.0 million mezzanine note exists that is subordinate to the Greenwich Office Park Whole Loan. Note A-2 (the “Greenwich Office Park Mortgage Loan”), which has an outstanding principal balance as of the cut-off date of $25.0 million, is expected to be contributed to the CSMC 2016-NXSR Commercial Mortgage Trust. Note A-1, which has an outstanding principal balance as of the cut-off date of $33.0 million, is expected to be contributed to the MSC 2016-UBS12 securitization trust. Note A-3, which has an outstanding principal balance as of the cut-off date of $29.5 million, is currently held by Natixis and is expected to be contributed to a future securitization. As of the closing date for this securitization, the mezzanine note is held by SBAF Mortgage Funding I/Holding – Greenwich Office Park LLC (FL). All loan level metrics are based on the Greenwich Office Park Whole Loan balance and exclude the mezzanine loan balance.

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With regards to Loan No. 12, MY Portfolio, the mortgage loan is part of a $30.0 million whole loan (the “MY Portfolio Whole Loan”), which is comprised of two pari passu component notes (Note A-1 and Note A-2). Note A-2 (the “MY Portfolio Mortgage Loan”), which has an outstanding principal balance as of the cut-off date of approximately $19.9 million, is expected to be contributed to the CSMC 2016-NXSR Commercial Mortgage Trust. Note A-1, which has an outstanding principal balance as of the cut-off date of approximately $10.0 million, was previously contributed to the MSBAM 2016-C31 Commercial Mortgage Trust. All loan level metrics are based on the MY Portfolio Whole Loan balance.

With regards to Loan No. 13, 681 Fifth Avenue, the mortgage loan is part of a $215.0 million whole loan (the “681 Fifth Avenue Whole Loan”), which is comprised of six pari passu component notes (Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, and Note A-6). Note A-3 (the “681 Fifth Avenue Mortgage Loan”), which has an outstanding principal balance as of the cut-off date of $15.0 million, is expected to be contributed to the CSMC 2016-NXSR Commercial Mortgage Trust. Note A-1, which has an outstanding principal balance as of the cut-off date of $80.0 million, is expected to be contributed to the MSC 2016-UBS12 Commercial Mortgage Trust. Note A-2 and Note A-4, which have an aggregate outstanding principal balance as of the cut-off date of $34.0 million, are currently held by UBS AG, New York Branch and are expected to be contributed to one or more future securitization trusts. Note A-5 and Note A-6, which have an aggregate outstanding principal balance as of the cut-off date of $86.0 million, are currently held by Citigroup Global Markets Realty Corp. and are expected to be contributed to one or more future securitization trusts. All loan level metrics are based on the 681 Fifth Avenue Whole Loan balance.

(4)	In certain cases, the Principal / Carveout Guarantor name was shortened for spacing purposes.

With regards to Loan No. 3, Gurnee Mills, the liability of Simon Property Group, L.P. (or any guarantor that replaces Simon Property Group, L.P. in accordance with the loan agreement) under the nonrecourse carve-out guaranty is capped at $55.0 million plus reasonable collection costs.

With regards to Loan No. 7, Wolfchase Galleria, for so long as Simon Property Group, L.P. is a guarantor, the liability of Simon Property Group, L.P. or a replacement guarantor (as defined in the Mortgage Loan documents) under the related guaranty may not exceed $33.0 million, in the aggregate, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of such guaranty or the preservation of the lender’s rights thereunder.

With regards to Loan No. 10, Greenwich Office Park, the guarantor has provided a recourse guaranty with a maximum liability of $13,115,587, which maximum liability is reduced upon the partial defeasance of the portion of the loan allocable to one or both parcels comprising a portion of the Greenwich Office Park mortgaged property that are subject to a ground lease. The maximum liability under the guaranty at origination was approximately 15% of the initial principal balance of the Greenwich Office Park Whole Loan, and we cannot assure you that such guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liabilities of the Mortgagor with those of the guarantor.

(5)	With regards to Loan No. 10, Greenwich Office Park, the borrower’s leasehold interest in each of Building 8 and Building 9, is held under separate 99-year ground leases that expire in 2076. The Building 8 ground rent resets at 20 year intervals, with the next reset scheduled to occur in December 2017. Under the Building 8 ground lease, the new annual ground rent is calculated as the original ground rent ($50,000 per annum) plus 25% of any increase in office tenant rental income (excluding recoveries) over the same three years after the certificate of occupancy was issued. The Building 9 ground rent is scheduled to increase from $34,385 per annum to $39,543 per annum for the 10-year period in 2023. Under the ground lease for Building 9, all future escalations will be determined by agreement by and between ground lessor and the borrower incorporating commercially reasonable escalators to become effective at commercially reasonable intervals.

With regards to Loan No. 14, Courtyard Cromwell, the collateral includes the leased-fee interest in a Chili’s Grill & Bar located on a 1.3 acre parcel in the southeast corner of the 5.65 acre site, which is owned by the borrower. The Chili’s Grill and Bar lease was signed in 2006 and was originally due to expire February 28, 2017. The lease has four five-year extensions, and the tenant has exercised the first extension resulting in an expiration date of February 28, 2022. The base annual rent is $110,000 ($121,000 in the first extension period) plus 3% of gross receipts in excess of $3.667 million ($4.033 million during the first extension period) plus the proportionate share of real estate taxes. Actual rent was $172,817 in 2015 including the real estate taxes.

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In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy.

(6)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy.

With regards to Loan No. 1, Novo Nordisk, the Novo Nordisk tenant currently occupies 69.4%, but UW occupancy reflects 78.0%, the total amount the Novo Nordisk tenant has leased and currently pays rent as a result of the tenant’s most recent expansion at the Novo Nordisk mortgaged property.

With regards to Loan No. 3, Gurnee Mills, UW Revenues, UW NOI, and UW NCF include space leased by Floor & Décor (105,248 SF, $974,000 base rent), Mini Donut Factory (1,015 SF, $28,000 base rent), Fragrance Outlet (1,011 SF, $72,792 base rent), and Scoops & Kettle (555 SF, $37,000 base rent). Per the underwritten rent roll, dated September 22, 2016, executed leases were in place for these tenants, but their leases had not started. As of November 1, 2016, all leases had started with the exception of Fragrance Outlet (December 1, 2016).

With regards to Loan No. 7, Wolfchase Galleria, UW Base Rent includes contractual rent steps equal to $207,732 through September 30, 2017, as well as $357,766 of rent associated with two tenants, which have signed leases but are not yet in occupancy (Footlocker / House of Hoops and Cinnabon, which in aggregate represent 2.4% of total NRA). UW Base Rent does not include percentage rent in lieu and overage rent totaling $403,204 as of the September 28, 2016 underwritten rent roll.

With regards to Loan No. 10, Greenwich Office Park, two tenants have outstanding free rent periods. The fifth largest tenant, Performance Equity Management LLC, responsible for 12,988 SF and 3.4% of the net rentable area, has free rent of $37,882 per month from December 2016 to March 2017.

(7)	For each mortgage loan, the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Review Fee and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

(8)	For loans with Anticipated Repayment Dates, the Remaining Loan Term and Maturity Date LTV are as of the related anticipated repayment date.

With regards to Loan No. 1, Novo Nordisk, in the event the Novo Nordisk Whole Loan is not repaid in full by September 5, 2021 (the “ARD”), the interest rate will increase to the amount of the sum of (a) 3.4820% and (b) 3.0000% plus the amount (if any) by which the five-year treasury rate exceeds 2.5000%

With regards to Loan No. 5, Walgreens Portfolio I, in the event that the loan is not paid in full by December 1, 2026 (the “ARD”), the loan’s interest rate will increase to 3.0000% per annum plus the greater of (i) 4.5930% or (ii) the 10-year swap yield as of the first business day after the ARD.

With regards to Loan No. 8, Walgreens Portfolio V, in the event that the loan is not paid in full by December 1, 2026 (the “ARD”), the loan’s interest rate will increase to 3.0000% per annum plus the greater of (i) 4.5930% or (ii) the 10-year swap yield as of the first business day after the ARD.

With regards to Loan No. 15, Sterling Jewelers Corporate HQ III, in the event that the loan is not paid in full by November 5, 2026 (the “ARD”), the loan’s interest rate will increase by the sum of (i) 4.2900%, plus (ii) an amount equal to excess of the then current 10-year Treasury rate over 2% per annum, plus (iii) 3% per annum.

(9)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(10)	With regards to all mortgage loans, Annual Debt Service ($) is calculated by multiplying the Monthly Debt Service ($) by 12.

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(11)	The classification of the lockbox types is described in the Preliminary Prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

(12)	Each number identifies a group of related borrowers.

(13)	The UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the interest-only period during the term of the mortgage loan.

(14)	The “L” component of the prepayment provision represents lockout payments.
The “Def” component of the prepayment provision represents defeasance payments.
The “YM1” component of the prepayment provision represents greater of 1% of principal balance or yield maintenance payments.
The “O” component of the prepayment provision represents the free payments including the Maturity Date.

(15)	With regards to Loan No. 5, Walgreens Portfolio I, the borrower may obtain the release from the lien of its respective mortgage of any individual mortgaged property provided, among other conditions, (i) the borrower prepays an amount equal to or exceeding the sum of (a) 120% of the allocated loan amount for the mortgaged property to be released or (b) in the event that the sole tenant at the mortgaged property to be released (x) ceases to operate or be open for business or (y) fails to restore the related mortgaged property after a casualty, 100% of the allocated loan amount for such mortgaged property, together with the applicable yield maintenance premium; (ii) the borrower delivers confirmation in writing from the rating agencies that such proposed partial release will not cause a downgrading, withdrawal, reduction or qualification of the ratings in effect immediately prior to such release for the securities, or any class thereof, issued in connection with a securitization which are then outstanding; (iii) after giving effect to the release of the applicable mortgaged property (including the portion of the mortgage loan prepaid), the debt service coverage ratio for the respective mortgaged properties then remaining subject to the liens based on the trailing 12 month period immediately preceding the release of the applicable mortgaged property are equal to or greater than the greater of (a) the debt service coverage ratio at origination of the loan, or (b) the debt service coverage ratio for all of the mortgaged properties then remaining subject to the liens of the respective security instruments (including the mortgaged property requested to be released) immediately preceding the release of the applicable mortgaged property based on the trailing 12 month period immediately preceding the release of the applicable mortgaged property and (iv) the loan to value ratio does not exceed 125% prior to, or immediately after the release of the applicable property.

With regards to Loan No. 7, Wolfchase Galleria, the borrower is permitted to release an unimproved parcel of collateral adjacent to the Wolfchase Galleria mortgaged property, which parcel’s value was not underwritten and excluded from the appraisal provided certain customary conditions are met, including, but not limited to an updated survey, legal description, anti-poaching covenants are met if parcel is developed, and separate tax lot is established.

With regards to Loan No. 8, Walgreens Portfolio V, the borrower may obtain the release from the lien of its respective mortgage of any individual mortgaged property provided, among other conditions, (i) the borrower prepays an amount equal to or exceeding the sum of (a) 120% of the allocated loan amount for the mortgaged property to be released or (b) in the event that the sole tenant at the mortgaged property to be released (x) ceases to operate or be open for business or (y) fails to restore the related mortgaged property after a casualty, 100% of the allocated loan amount for such mortgaged property, together with the applicable yield maintenance premium; (ii) the borrower delivers confirmation in writing from the rating agencies that such proposed partial release will not cause a downgrading, withdrawal, reduction or qualification of the ratings in effect immediately prior to such release for the securities, or any class thereof, issued in connection with a securitization which are then outstanding; and (iii) after giving effect to the release of the applicable mortgaged property (including the portion of the mortgage loan prepaid), the debt service coverage ratio for the respective mortgaged properties then remaining subject to the liens based on the trailing 12 month period immediately preceding the release of the applicable mortgaged property are equal to or greater than the greater of (a) the debt service coverage ratio at origination of the loan, or (b) the debt service coverage ratio for all of the mortgaged properties then remaining subject to the liens of the respective security instruments (including the mortgaged property requested to be released) immediately preceding the release of the applicable mortgaged property based on the trailing 12

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month period immediately preceding the release of the applicable mortgaged property and (iv) the loan to value ratio does not exceed 125% prior to, or immediately after the release of the applicable property.

With regards to Loan No. 9, Federal Way Crossings, the borrower is permitted to release an immaterial and non-income producing portion of the Federal Way Crossings mortgaged property upon satisfaction of certain conditions as set forth in the loan agreement.

With regards to Loan No. 10, Greenwich Office Park, the borrower has the right to cause to be released from the lien of the mortgage portions of the Greenwich Office Park mortgaged property as requested by the Greenwich Office Park borrower (the “Free Release Parcel”) as approved by the lender in its sole and absolute discretion, provided the conditions in the loan documents are met including, among others: (i) no event of default has occurred and is continuing; (ii) following the release, the remaining mortgaged property will be in compliance with applicable legal requirements and all provisions of any leases of any portion of the related mortgaged property that are then in effect (including, without limitation, as to required parking spaces, restrictions on development, access and similar matters), and the Free Release Parcel will be subject to a restrictive covenant prohibiting the use or development thereof in any manner that violates any provision of any then-existing lease of the remaining property; (iii) the remaining property maintains a minimum combined debt service coverage ratio equal of the greater of (a) a combined debt service coverage ratio of 1.58x or (b) a combined debt service coverage ratio for the twelve full calendar months immediately prior to the release; (iv) the remaining property maintains a maximum combined loan to value ratio equal to the lesser of (a) the combined loan to value ratio of 72.8% or (b) the combined loan to value ratio immediately prior to the release; and (v) compliance with REMIC requirements. No value was attributed to the Free Release Parcel in the appraisal. The related borrower is only permitted to construct multi-family improvements with ancillary retail on that portion of unimproved land that is eligible to be released. Additionally, the borrower is permitted to partially defease the note in connection with a bona fide third-party sale of an improved portion of the Mortgaged Property subject to requirements in the Mortgage Loan documents, including, but not limited to, payment of an amount equal to the greatest of (a) one hundred percent (100%) of the net sale proceeds received from such sale, (b) one hundred twenty five percent (125%) of the allocated loan amount with respect to such release property, and (c) an amount such that, after giving effect to such partial release, (I) the post-defeasance debt service coverage ratio for the undefeased note, based on income from the remaining property, will not be less than the greater of (x) 1.58x and (y) the pre-defeasance debt service coverage ratio for the Note, based on income from both the release property and the remaining property, and (II) the post-defeasance loan-to-value ratio for the remaining property will not exceed the lesser of (x) 72.8% and (y) the pre-defeasance loan-to-value ratio for both the release property and the remaining property).

With regards to Loan No. 12, MY Portfolio, the borrower is permitted to obtain the release of an individual property at any time following the second anniversary of the Closing Date of the securitization, and prior to the payment date occurring three months prior to the maturity date, subject to the satisfaction of certain conditions, including, among other conditions: (i) the borrowers defease the loan in an amount equal to the greater of (a) 115% of the allocated loan amount of such released property and (b) an amount such that after giving effect to such release, (1) the debt service coverage ratio based on the immediately trailing twelve-month period is equal to or greater than the greater of (x) the debt service coverage ratio for all properties as of the closing of the loan and (y) the debt service coverage ratio immediately prior to the release, (2) the debt yield is equal to or greater than the greater of (x) the deby yield for all properties as of the closing of the Loan and (y) the debt yield immediately prior to the release and (3) the loan-to-value ratio is no greater than the lesser of (x) the LTV for all properties as of the closing of the loan and (y) the loan-to-value ratio immediately prior to the release, (ii) delivery of a rating agency confirmation and (iii) delivery of a REMIC opinion that such release is permitted under REMIC requirements.

With regards to Loan No. 15, Sterling Jewelers Corporate HQ III, the borrower is entitled to obtain the one-time release of a certain parcel of real property of the Sterling Jewelers Corporate HQ III mortgaged property provided, among other conditions: (i) there is no event of default; (ii) at the time of the partial release the borrower (a) delivers $175,000 or (b) deposits the $175,000 with the lender to establish a reserve to be additional collateral for the debt; (iii) the loan to value immediately following the partial release does not exceed the lesser of (a) 60.0% or (b) the loan to value immediately preceding the partial release; and (iv) the remaining parcel will satisfy all legal requirements and the requirements of all leases affecting the remaining parcel and will not be in violation of any applicable legal requirements and all necessary variances have been obtained. The portion of the Sterling Jewelers Corporate HQ III mortgaged property that may be released contains only parking spaces.

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With regards to Loan No. 24, Best Western Plus Atlanta Airport-East, the borrower is entitled to obtain the one-time release of a certain parcel of real property of the Best Western Plus Atlanta Airport-East mortgaged property provided, among other conditions: (i) there is no event of default; (ii) the debt service coverage at time of release is not less than the greater of (a) 1.95x and (b) the debt service coverage immediately preceding the partial release; (iii) the loan-to-value at the time of the partial release does not exceed the lesser of (a) the loan-to-value immediately preceding the partial release and (b) 60.8%; and (iv) the remaining parcel will satisfy all legal requirements and the requirements of all leases affecting the remaining parcel and will not be in violation of any applicable legal requirements and all necessary variances have been obtained. The portion of the property that may be released is improved with parking spaces and a building pad.

(16)	With regards to Loan No. 4, QLIC, certain historical financial information was not available due to the completion of the construction of the QLIC mortgaged property in September 2015.

With regards to Loan No. 5, Walgreens Portfolio I, certain historical information was not available due to the acquisition of the mortgaged properties occurring in November 2016.

With regards to Loan No. 6, Embassy Suites - Hillsboro, certain historical information was not available due to the construction of the Embassy Suites – Hillsboro mortgaged property occurring in 2014.

With regards to Loan No. 8, Walgreens Portfolio V, certain historical information was not available due to the acquisition of the mortgaged properties occurring in November 2016.

With regards to Loan No. 12, MY Portfolio, certain historical information was not available for the Holiday Inn Express – Covington Property due to the construction of this mortgaged property occurring in 2014.

With regards to Loan No. 16, Shelby Air Park, certain historical financial information was not available due to the acquisition of the property occurring September 2016.

With regards to Loan No. 22, Jameel Road & Kirkwood Center, financial information from October 1, 2015 through October 26, 2015 was not available due to the acquisition of the mortgaged properties occurring on October 26, 2015. Most Recent Revenue, Most Recent Expenses and Most Recent NOI represent the trailing 12-months ending August 31, 2016, which excludes October 2015’s operating financials and instead uses trailing 2-month operating financials between August 2015 and September 2015 and trailing 10-month operating financials from November 2015 to August 2016.

(17)	With regards to Loan No. 1, Novo Nordisk, UW Revenues includes averaged rent during the loan term through the anticipated repayment date (the “ARD”) date for the investment grade tenant, Novo Nordisk Inc., whose lease expires approximately 10 years beyond the ARD.

With regards to Loan No. 15, Sterling Jewelers Corporate HQ III, UW Revenues includes averaged rent during the loan term through the ARD date for the investment grade tenant, Sterling Jewelers Inc., whose lease expires 21 years beyond the ARD.

With regards to Loan No. 22, Jameel Road & Kirkwood Center, the UW Capital Items include a $5,000 adjustment which represents credit for the Upfront TI/LC Reserve of $50,000, collected at closing and averaged over the 10-year loan term. The reserve is expected to be used for general tenant improvements and leasing commissions at the mortgaged properties.

(18)	With regards to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by SF for any Mortgaged Property.

(19)	In certain cases, the data for tenants occupying multiple spaces includes SF for all leases and is presented with the expiration date of the largest SF expiring.

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(20)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease

With regard to Loan No. 2, Rentar Plaza, the second largest tenant, Middle Village Associates, subleases 88.1% of its space to 15 tenants for a total annual base rent of $4,400,639 ($16.61 per SF). The terms of the three largest subtenants are as follows: (i) BJ’s Wholesale Club, Inc., representing 135,254 SF space for a total annual base rent of $2,583,351 ($19.10 PSF expiring on September 30, 2024); (ii) Alfa Management Group, Inc., representing 27,378 SF space for a total annual base rent of $492,000 ($17.97 per SF expiring on October 31, 2023); and (iii) Jennifer Convertibles, Inc. representing 11,700 SF space for a total annual base rent of $269,100 ($23.00 per SF expiring on June 30, 2025).
With regard to Loan No. 2, Rentar Plaza, the fifth largest tenant, City of New York – DOT, may terminate its lease any time upon providing 180 days’ prior written notice to the landlord and payment of the unamortized amount of the landlord’s share of work costs based on a straight line amortization over the first 10 years of the lease term.

With regards to Loan No. 7, Wolfchase Galleria, the second largest tenant, The Finish Line, has a co-tenancy clause if either (i) less than three major tenants (a major tenant being defined as a single tenant occupying at least 50,000 contiguous SF under one trade name) are operating in the mall for 18 consecutive months or (ii) the occupancy, excluding major tenants, falls below 75.0% for 12 consecutive months, then the tenant may terminate the lease upon 30 days’ notice.

With regards to Loan No. 7, Wolfchase Galleria, the third largest tenant, Victoria’s Secret, has a co-tenancy clause if (i) less than 70.0% of non-department store premises are open and operating, or (ii) less than three department store premises remain open and operating and either such co-tenancy violation persists for one year, then the tenant may terminate the lease.

With regards to Loan No. 7, Wolfchase Galleria, the fourth largest tenant, Forever 21, has a co-tenancy clause if (A) either (i) fewer than three major tenants (defined as a single tenant occupying at least 40,000 contiguous SF operating under a single trade name) are open and doing business for a period of more than 180 days or (ii) less than 75.0% of the non-major tenants are open and doing business for more than 60 days, and (B) during the applicable 180-day or 60-day period the tenant’s adjusted gross sales decline by at least 7.0%. If the co-tenancy provision is violated, then if the violation continues for 12 consecutive months, then tenant has the right to terminate the lease upon 120 days’ notice.

With regards to Loan No. 7, Wolfchase Galleria, the fifth largest tenant, Charming Charlie, has a co-tenancy clause if (i) fewer than two major tenants (a major tenant being defined as a single tenant occupying at least 25,000 contiguous SF) are open, or (ii) less than 50.0% of the non-major tenants area is occupied and (iii) the co-tenancy condition continues for six consecutive months, and tenant sales decrease by 20.0%, then the tenant may pay alternate rent in the amount of 7.0% of gross monthly sales in lieu of base rent, percentage rent and all additional rent. If the co-tenancy condition continues for an additional 12 consecutive months then the tenant may terminate the lease upon 30 days’ notice.

With regards to Loan No. 9, Federal Way Crossings, the fourth largest tenant, Office Depot, Inc., may terminate its lease by giving notice on or before the earlier of the date that is 12 months after expiration of the Replacement Period and the date on which the on-going co-tenancy requirement has been satisfied, with termination effective 30 days after the date the landlord receives the termination notice. The “Replacement Period” is defined as the additional six months that Sportsman’s Warehouse, the largest tenant, or a replacement tenant chain store with at least 5 stores doing business under the same trade name and occupying at least 20,000 SF of Sportsman’s Warehouse’s original premises, is not operating after 60 consecutive days followed by a six month period during which time Office Depot, Inc. pays abated minimum rent.

With regards to Loan No. 9, Federal Way Crossings, the fifth largest tenant, Jimmy Mac’s Roadhouse, has a co-tenancy clause if tenants occupying 50.0% or more of the retail floor area as of the lease commencement date fail to continue to operate their premises and close for a continuous period of 180 consecutive days (“Cure Period”) and Jimmy Mac’s Roadhouse’s gross sales decrease by 15.0% or more, in the aggregate, during the Cure Period, and if the co-tenancy event continues for more than 12 months following expiration of the Cure

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Period, Jimmy Mac’s Roadhouse may terminate its lease with 30 days’ notice given on or before the date that is 30 days following expiration of the 12-month period and prior to the date the co-tenancy event no longer occurs.

With regard to Loan No.10, Greenwich Office Park, the largest tenant, IBG LLC, may terminate its lease upon providing written notice of at least eight months. The tenant must pay a termination fee that decreases by approximately $26,000 each month. The current termination fee, for a termination effective August 1, 2017, is $1,626,919. The last termination option, for a termination effective date of December 1, 2018, requires a termination fee of $1,205,743.

With regard to Loan No. 10, Greenwich Office Park, the fifth largest tenant, Performance Equity Management LLC, has a one-time right to terminate its lease in March 2023 with at least 12 months’ prior written notice and a termination fee equal to the unamortized portion of the construction allowance, free rent, and leasing commissions with 8% annual interest.

With regards to Loan No. 11, Great Falls Marketplace, the largest tenant, Smith’s Food & Drug, may terminate the lease with respect to a portion of the Great Falls Marketplace mortgaged property improved by a fuel center facility upon written notice to the borrower during the first 5 years of the lease term. No time period for the giving of such termination notice is set forth in the lease. If such termination option is exercised, Smith's Food & Drug is required to remove the improvements on the related portion of the mortgaged property, clear the site of all debris and return the site to the borrower to be used as part of the common area. In connection with such restoration, Smith's Food & Drug is required to have a Phase I environmental site assessment prepared. Notwithstanding any such termination, Smith's Food & Drug will remain obligated to pay the borrower any rent for such portion of the mortgaged property until the later of: (i) the 5th anniversary of the lease commencement date or (ii) the completion of the aforementioned removal and restoration.

With regards to Loan No. 11, Great Falls Marketplace, the third largest tenant, Office Max, has a co-tenancy clause if for 18 or more consecutive months less than three major tenants are occupying and/or operating their respective space for any reason excluding temporary periods resulting from casualty for greater than 180 consecutive days, Office Max may terminate its lease upon 90 days’ notice unless three major tenants are open and operating within 90 days after the landlords’ receipt of the termination notice. Major tenants include tenants occupying at least 18,000 SF.

With regards to Loan No. 11, Great Falls Marketplace, the fourth largest tenant, Michaels Arts & Crafts, has a co-tenancy clause if more than two anchor tenants, excluding Michaels Arts & Crafts, have failed to be open and continuously operate in the Great Falls Marketplace mortgaged property. An anchor tenant is defined as: (i) Smith's Food & Drug, Carmike Cinema, Office Max, Barnes & Noble, and Old Navy (ii) a replacement or successor tenant to one of the original anchor tenants, provided such replacement or successor tenants is comparably sized to its predecessor and operates a business substantially similar to the original anchor tenants, (iii) assignees or sublessees of one of the original anchor tenants, regardless of the use made of the applicable premises to the extent the landlord does not have the right to consent to a change in the use of such applicable premises, or (iv) a tenant occupying at least 20,000 leasable SF and which (a) on a regional or national basis, operates under the same trade name at least ten high quality retail stores in a manner consistent with a first class retail shopping center in the Great Falls, Montana metropolitan area and (b) operates as one of the following: (i) full line department store, (ii) junior department stores, (iii) soft good store, (iv) supermarket, (v) sporting goods store, (vi) home improvements store, (vii) catalog store, (viii) drug store, (ix) toy superstore, (x) electronic equipment/appliance superstore, (xi) office supply store, or (xii) warehouse department store. If the co-tenancy requirement is not satisfied for a period of 12 months beyond expiration of the 180-day period, Michaels Arts & Crafts may terminate by providing 180 days' notice.

With regards to Loan No. 11, Great Falls Marketplace, the fifth largest tenant, Barnes & Noble, has a co-tenancy clause if more than two tenants individually occupying greater than 20,000 SF permanently discontinue operations (other than a temporary closure for a reasonable period of time due to casualty, cause or event involving force majeure, remodeling or impending subletting or assignment) and a new tenant does not replace one of such closed tenants within 6 months from the date that the 3rd such tenant closed for business, and if a new tenant does not replace one of such closed tenants within one year from the date the 3rd tenant closed for business, Barnes & Noble may terminate effective upon 60 days after giving notice.
With regards to Loan No. 13, 681 Fifth Avenue, MCM Products USA, Inc. is currently subleasing Belstaff USA’s 5,835 SF suite on the 10th floor, which has a lease expiration date of February 12, 2017.

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With regards to Loan No. 13, 681 Fifth Avenue, Forall USA is currently subleasing Belstaff USA’s 5,835 SF suite on the 8th floor, which has a lease expiration date of March 31, 2022.

With regard to Loan No. 16, Shelby Air Park, the largest tenant, DYK Automotive, LLC, has a one-time right to terminate its lease on March 31, 2023, with nine months’ notice pursuant to tenant paying a termination fee of $250,000.

With regard to Loan No. 16, Shelby Air Park, the third largest tenant, Mercury Printing Company, Inc., has a one-time right to terminate 30,000 SF on May 20, 2017, with six months’ notice pursuant to tenant paying a termination fee of three months’ rent plus unamortized leasing costs.

With regard to Loan No. 16, Shelby Air Park, the fourth largest tenant, JAS Forwarding, Inc., has a one-time right to terminate its lease on November 30, 2018, with six months’ notice pursuant to tenant paying a termination fee of two months’ rent plus unamortized TI/LCs (straight-lined at 8%).

With regard to Loan No. 19, Fedex Plaza, the largest tenant, Vision Works, has a co-tenancy requirement that is violated upon less than 75% of the gross leasable area at the Fedex Plaza mortgaged property being open for business and a termination option if the threshold is not met within six months of violation.

With regard to Loan No. 19, Fedex Plaza, the fourth largest tenant, Sleepy’s Inc., can terminate the lease if their exclusive use is violated for more than 12 months.

With regards to Loan No. 26, Wilmington Industrial Park, the largest tenant, PC Connections, Inc. has a one-time early termination option effective August 31, 2022, which requires six months prior notice and the tenant’s repayment of all unamortized tenant improvements, leasing commissions and legal expenses associated with the lease.

With regards to Loan No. 29, 534 Flatbush Ave-Brooklyn, the largest tenant, Taqueria “El Patron” Mexican Grill, and the third largest tenant, IX Coffee Shop, can terminate their respective leases after January 1, 2017 with 60 days’ notice.

(21)	Represents the upfront and monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related mortgage loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being triggered in the respective mortgage loan documents.

With regards to Loan No. 1, Novo Nordisk, the monthly insurance reserve is waived as long as (i) the Novo Nordisk Inc. (“Novo”) lease is in full force and effect and Novo is the sole tenant at the Novo Nordisk mortgaged property, (ii) Novo is obligated to pay the insurance premiums directly pursuant to the terms of the Novo lease and the insurance requirements and coverages set forth under the Novo lease have not been modified and are acceptable to administrative agent, (iii) there is no event of default existing under the Novo Nordisk Whole Loan beyond any applicable notice and cure period, (iv) there is no monetary default or material nonmonetary default under the Novo lease, (v) Novo Nordisk A/S maintains a long-term unsecured credit rating by a S&P or Moody’s of at least BBB- or the equivalent rating, and (vi) the borrower provides the administrative agent with evidence of timely payment of such insurance premiums. The borrower is required to provide the administrative agent with evidence reasonably satisfactory to the administrative agent that (i) all insurance that the borrower, as landlord under the Novo lease, is responsible to maintain, including but not limited to any expansion space, pursuant to the Novo lease, is in full force and effect and (ii) all insurance that the borrower, as tenant under the lease for the adjacent helipad (the “Helistop Lease”), is responsible to maintain, pursuant to the Helistop Lease, is in full force and effect. The rent on the Helistop Lease was a one-time payment in 2004 of $100 for an initial term of fifteen years that extended through July 29, 2019.

With regards to Loan No. 2, Rentar Plaza, the monthly insurance reserve is waived provided that (i) the borrower deposits and maintains an amount equal to four months’ worth of such deposits; (ii) no event of default has occurred and is continuing; (iii) insurance is provided via one or more blanket insurance policies; and (iv) the

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borrower provides evidence reasonably satisfactory to the lender with timely proof of payment of insurance premiums.

With regards to Loan No. 3, Gurnee Mills, ongoing reserves for taxes are not required as long as (i) no lockbox event period, as defined in the loan agreement, exists; and (ii) the borrower (a) pays all taxes prior to the assessment of any late payment penalty and the date that such taxes become delinquent and (b) upon request, provides the lender with satisfactory evidence of such payment of taxes. Ongoing reserves for insurance are only required during a lockbox event period if the borrower does not provide satisfactory evidence that the Gurnee Mills mortgaged property is insured under an acceptable blanket policy. Ongoing replacement reserves are not required as long as no lockbox event period exists. Following the occurrence and during the continuance of a lockbox event period, the borrower is required to deposit $29,926 per month for replacement reserves. Ongoing reserves for tenant improvements and leasing commissions (“TI/LC”) are not required as long as no lockbox event period exists. Following the occurrence and during the continuance of a lockbox event period, the borrower is required to deposit $94,204 per month for TI/LC reserves.

With regards to Loan No. 4, QLIC, the loan documents do not require monthly escrows for insurance provided that (i) no event of default has occurred and is continuing; (ii) the insurance required to be provided by the borrower is maintained pursuant to one or more blanket insurance policies; and (iii) the borrower provides the lender with timely proof of payment of insurance premiums.

With regards to Loan No. 5, Walgreens Portfolio I, the tax escrows are springing upon (i) if the Major Tenant (as defined in the Loan Agreement) lease is no longer in full force and effect, (a) no event of default under the loan then exists, (b) the debt service coverage ratio, based on the trailing three-month period immediately preceding the date of such determination is equal to or greater than 1.55x, and (c) the borrower provides to the lender prior to the date on which such taxes would be delinquent, evidence satisfactory (as determined by the lender) that such taxes have been paid, or (ii) if the Major Tenant lease remains in full force and effect, (a) no event of default under the loan then exists, (b) the Major Tenant is required under each Major Tenant lease to pay, and does pay, taxes directly to the appropriate public office (and the lender, upon written request, receives evidence of such payment), and (c) no event of default (after applicable notice and cure periods) exists under such Major Tenant lease. The insurance escrows are waived so long as (i) the borrower maintains blanket policies in accordance with the loan documents or (ii) the Major Tenant self-insures pursuant to the terms of the loan documents.

With regards to Loan No. 6, Embassy Suites – Hillsboro, upon the occurrence of a Future PIP Trigger Event (as defined below), the remaining cash flow will be deposited into the PIP reserve account. The funds on deposit in the PIP reserve account will be made available from time to time to pay for costs and expenses (including progress payments) incurred in connection with the performance of the applicable property improvement plan. For purposes hereof, a “Future PIP Trigger Event” will occur: (i) if the franchisor or borrower gives notice of its intention to terminate or cancel or not extend or renew the franchise agreement, (ii) 12 months prior to the then applicable expiration date under the franchise agreement, (iii) if an event of default by the borrower or an affiliate of the borrower occurs under the franchise agreement, (iv) if an event of default by the franchisor occurs under the franchise agreement, (v) if bankruptcy or insolvency of the franchisor occurs or (vi) if the franchisor requires the borrower to perform any PIP.

With regards to Loan No. 7, Wolfchase Galleria, during the continuation of a Lockbox Event Period (as defined below), a monthly escrow for rent and other charges payable under any taxes, insurance premiums (unless required coverages are provided pursuant to a blanket insurance policy reasonably acceptable to the lender), and other assessments (if any) will be required. A “Lockbox Event Period” means the period (i) commencing upon an event of default under the Wolfchase Galleria Whole Loan and ending upon the acceptance by the lender, in its sole discretion, of a cure of such event of default, or (ii) commencing on the date upon which the debt service coverage ratio on the Wolfchase Galleria Whole Loan for the immediately preceding four calendar quarters is less than 1.40x for two consecutive calendar quarters (a “DSCR Trigger Event”), and ending on the date the debt service coverage ratio on the Wolfchase Galleria Whole Loan for the immediately preceding four calendar quarters equals or exceeds 1.40x for two consecutive calendar quarters.

With regards to Loan No. 8, Walgreens Portfolio V, the tax escrows are springing upon (i) if the Major Tenant (as defined in the Loan Agreement) lease is no longer in full force and effect, (a) no event of default under the loan then exists, (b) the debt service coverage ratio, based on the trailing three-month period immediately preceding the date of such determination is equal to or greater than 1.55x, and (c) the borrower provides to the lender prior

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to the date on which such taxes would be delinquent, evidence satisfactory (as determined by the lender) that such taxes have been paid, or (ii) if the Major Tenant lease remains in full force and effect, (a) no event of default under the loan then exists, (b) the Major Tenant is required under each Major Tenant lease to pay, and does pay, taxes directly to the appropriate public office (and the lender, upon written request, receives evidence of such payment), and (c) no event of default (after applicable notice and cure periods) exists under such Major Tenant lease. The insurance escrows are waived so long as (i) the borrower maintains blanket policies in accordance with the loan documents or (ii) the Major Tenant self-insures pursuant to the terms of the loan documents.

With regards to Loan No. 12, MY Portfolio, the borrower is required to deposit, as monthly capital expenditures, (a) with respect to the Candlewood Suites – Slidell mortgaged property, Comfort Suites - Gonzales mortgaged property, the Holiday Inn - Vicksburg mortgaged property and the LaQuinta Inn & Suites - Vicksburg mortgaged property, an amount equal to the greater of (i) 1/12 of 4% of gross income from operations during the calendar year immediately preceding the calendar year in which such monthly payment date occurs, and (ii) the aggregate amount, if any, required to be reserved under the management agreement and the applicable franchise agreement; and (b) with respect to the Holiday Inn Express – Covington mortgaged property and the Holiday Inn Express - New Orleans mortgaged property, an amount equal to the greater of (i)(A) during the first 2 years of the loan term, 1/12 of 2% of gross income from operations during the calendar year immediately preceding the calendar year in which such monthly payment date occurs, (B) during the third year of the loan term, 1/12 of 3% of gross income from operations during the calendar year immediately preceding the calendar year in which such monthly payment date occurs, and (C) after the third year of the loan term and during each year for the remainder thereof, 1/12 of 4% of gross income from operations during the calendar year immediately preceding the calendar year in which such monthly payment date occurs, and (ii) the aggregate amount, if any, required to be reserved under the management agreement and the franchise agreement.

With regards to Loan No. 12, MY Portfolio, upon the occurrence of a Future PIP Trigger Event, the remaining cash flow will be deposited into the future PIP reserve account. The funds on deposit in the future PIP reserve account will be made available from time to time to pay for costs and expenses (including progress payments) incurred in connection with the performance of the applicable future PIP. For purposes hereof, a “Future PIP Trigger Event“ will occur: (i) if the franchisor or borrower gives notice of its intention to terminate or cancel or not extend or renew any franchise agreement, (ii) 12 months prior to the then applicable expiration date under any franchise agreement, (iii) if an event of default occurs under any franchise agreement, (iv) if bankruptcy or insolvency of any franchisor occurs or (v) if any franchisor requires any borrower to perform any PIP.
With regards to Loan No. 13, 681 Fifth Avenue, at origination the borrower was required to escrow remaining rent concessions of $250,262 for MCM for the February 14, 2017 through September 15, 2017 period.

With regards to Loan No. 14, Courtyard Cromwell, the Monthly Furniture, Fittings and Equipment Reserve will be adjusted based on monthly operating statements for the Courtyard Cromwell mortgaged property and will be an amount of 4.0% of gross revenue for the immediately preceding calendar month.

With regards to Loan No. 15, Sterling Jewelers Corporate HQ III, the monthly tax and insurance escrow is waived provided that (i) no event of default exists under the related loan agreement; (ii) the primary tenant pays all taxes and insurance premiums directly pursuant to the mortgage loan documents; (iii) the borrower delivers to the lender copies of all bills for taxes and insurance premiums as they are received; (iv) the lender has received evidence reasonably satisfactory that taxes and insurance premiums have been paid as and when required pursuant to the terms and provisions of the loan agreement; (v) the primary tenant lease is in full force and effect; (vi) the primary tenant maintains insurance in compliance with the requirements set forth in the mortgage loan documents and delivers evidence of such compliance to the lender; and (vii) unless the primary tenant is a subsidiary of Signet Jewelers Limited (“Signet”) and Signet has a credit rating of “BBB-” or higher by S&P and Fitch (and the equivalent by all other rating agencies), an amount equal or greater than $105,073.29 is on deposit in the tax and insurance subaccount.

With regards to Loan No. 15, Sterling Jewelers Corporate HQ III, the monthly TI/LC and replacement reserves are waived so long as the primary tenant lease is not terminated.

With regards to Loan No. 18, Best Western O'Hare, the Monthly Replacement Reserve will be adjusted based on monthly operating statements for the Best Western O’Hare mortgaged property and will be an amount of 4.0% of gross rents for the immediately preceding calendar month.

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With regards to Loan No. 24, Best Western Plus Atlanta Airport-East, the Monthly Replacement Reserve will be adjusted based on monthly operating statements for the Best Western Plus Atlanta Airport-East mortgaged property and will be an amount of 4.0% of gross rents for the immediately preceding calendar month.

With regards to Loan No. 25, The Charles Hotel, the Monthly Replacement Reserve will be adjusted based on annual operating statements and will be 1/12 of 6% of gross rents for the immediately preceding calendar year.

With regards to Loan No. 26, Wilmington Industrial Park, the ongoing operating reserves will be waived for so long as (i) a cash management trigger event has not occurred and is not continuing, (ii) to the extent any insurance required to be maintained, or caused to be maintained, by borrower under the loan documents is maintained by a tenant pursuant to its lease, such lease obligates the applicable tenant to maintain such insurance in form and substance consistent with the applicable requirements to be set forth in the loan documents, (iii) no tenant is in default of its obligation (if any) to maintain any insurance described in clause (ii) above, and (iv) with respect to each insurance required to be maintained, or caused to be maintained, by the borrower under the loan documents, the borrower pays, or causes to be paid, the applicable insurance premiums in full, and provides, or causes to be provided, evidence of such payment (and the continued maintenance of such insurance) in form and substance reasonably satisfactory to the lender on or prior to the due date. Additionally, tax reserve deposits are also conditionally waived so long as: (i) the lender has received satisfactory evidence that all taxes have been paid prior to their respective due dates, and (ii) no cash management trigger event period then exists.

With regards to Loan No. 28, Best Western Salt Lake City, the Monthly Replacement Reserve will be adjusted based on annual operating statements and will be 1/12 of 4% of gross revenue for the immediately preceding calendar year.

With regards to Loan No. 31, Best Western Battleground, the Monthly Replacement Reserve will be adjusted based on monthly operating statements for the Best Western Battleground mortgaged property and will be an amount of 6.0% of gross rents for the immediately preceding calendar month.

(22)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

(23)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

(24)	With regards to Loan No. 1, Novo Nordisk, the mortgage loan had a maximum principal balance of $207,880,000 and an original principal balance of $168,300,000. Note A-2 is currently unfunded; however, the holder of Note A-2 is required to make advances available for (i) approved tenant improvements and leasing commissions, which are estimated to be $16,580,000, in connection with the exercise of Novo Nordisk Inc.’s right under its lease to take expansion space at the Novo Nordisk mortgaged property and (ii) earnout funds, which are estimated to be $23,000,000.

With regards to Loan No. 29, 534 Flatbush Ave-Brooklyn, the borrower has deposited a $160,000 debt service reserve (approximately 6 months) and a $25,000 repair code violation reserve. For purposes of calculating the UW NCF DSCR, UW NOI Debt Yield, Cut-0ff Date LTV and Maturity Date LTV, the holdback amount of $185,000 was included as part of the loan balance.

(25)	With regards to Loan No. 1, Novo Nordisk, the borrower has obtained a premises pollution liability insurance policy in lieu of a separate guarantor. The borrower obtained the environmental insurance from Illinois Union Insurance Company with a limit of $15.0 million per incident and in aggregate and a term equal to five years with a three year extended reporting period, beyond the ARD term, that is to be requested prior to the end of the policy term and paid for at the time it is billed.

With respect to Loan No. 2, Rentar Plaza, the related sponsor maintains an umbrella environmental policy that covers the mortgaged property as well as other properties. There is no recognized environmental condition at the mortgaged property and such insurance is not required under the mortgage loan documents.

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With regards to Loan No. 17, Vinings Village, an environmental insurance policy was obtained by the borrower in lieu of providing a separate environmental indemnitor. The borrower obtained environmental insurance from Steadfast Insurance Company, with a limit of $3.0 million per incident and in the aggregate with a November 10, 2025 expiration with an extended reporting period of 36 months.

(26)	Certain of the mortgage loans permit direct or indirect owners in the borrower to incur future mezzanine financing.

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Intercreditor Agreement	Combined Minimum D5CR	Combined Maximum LTV	Combined Debt Yield
27	Windmill Lakes Center	$6,200,000	1.0%	Yes	1.10X	80.0%	N/A
30	North ridge Palm Apartments	$3,460,250	0.6%	Yes	1.15X	80.0%	N/A
33	Colonial Terrace	$2,311,065	0.4W	Yes	1.15X	80.0%	N/A

(27)	With regards to Loan No. 1, Novo Nordisk, the Mortgage Loan, which is comprised of Note A-1, Note A-7, Note A-8 and Note A-9, is cross-collateralized and cross-defaulted with nine pari passu companion loans. Note A-2 is currently unfunded, and will not be the responsibility of the trust. Note A-3, Note A-4, Note A-5, Note A-11 and Note A-12 were contributed to the WFCM 2016-NXS6 securitization. Note A-6 is currently held by Natixis Real Estate Capital LLC and is expected to be contributed to the MSC 2016-UBS12 Commercial Mortgage Trust. Note A-10 and Note A-13 are currently held by Natixis and are expected to be contributed to one or more future securitizations.

With regards to Loan No. 2, Rentar Plaza, the Mortgage Loan, which is comprised of Note A-1 and Note A-4, is cross-collateralized and cross-defaulted with three pari passu companion loans. Note A-2 and Note A-3 were contributed to the WFCM 2016-NXS6 securitization. Note A-5 is currently held by Natixis and is expected to be contributed to one or more future securitizations.

With regards to Loan No. 3, Gurnee Mills, the Mortgage Loan, which is comprised of Note A-1B and Note A-3A, is cross collateralized and cross-defaulted with five pari passu companion loans. Note A-1A was contributed to the CSAIL 2016-C7 securitization. Note A-2A was contributed to the WFCM 2016-C36 securitization. Note A-2B is currently held by Wells Fargo Bank, National Association. Note A-3B and Note A-4 are currently held by Regions Bank.

With regards to Loan No. 4, QLIC, the Mortgage Loan, which is comprised of Note A-1 and Note A-6, is cross-collateralized and cross-defaulted with four pari passu companion loans and one subordinate loan. Note A-2 and Note A-3 were contributed to the WFCM 2016-NXS6 securitization. Note A-4 and Note A-5 are currently held by Natixis and are expected to be contributed to one or more future securitizations. Note B is subordinate to the Mortgage Loan and pari passu companion loans, and is currently held by SM Core Credit Finance LLC.

With regards to Loan No. 7, Wolfchase Galleria, the related Mortgage Loan, which is comprised of Note A-6 and Note A-7, is cross-collateralized and cross-defaulted with six pari passu companion loans. Notes A-1-1 and A-3 are expected to be contributed to the MSC 2016-UBS12 securitization. Note A-1-2 is currently held by Morgan Stanley Bank, N.A. and may be contributed to a future securitization. Note A-2, Note A-4 and Note A-5 are currently held by UBS AG and may be contributed to one or more future securitizations.

With regards to Loan No. 9, Federal Way Crossings, the related Mortgage Loan, which is comprised of two notes (Note A-2 and Note A-5), is cross-collateralized and cross-defaulted with three pari passu companion loans (Note A-1, Note A-3 and Note A-4), which are expected to be contributed to the MSC 2016-UBS12 securitization.

With regards to Loan No. 10, Greenwich Office Park, the Mortgage Loan, which is comprised of Note A-2, is cross-collateralized and cross-defaulted with two pari passu companion loans. Note A-1 is currently held by

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Natixis Real Estate Capital LLC and is expected to be contributed to the MSC 2016-UBS12 securitization. Note A-3 is currently held by Natixis and is expected to be contributed to one or more future securitizations.

With regards to Loan No. 12, MY Portfolio,the related Mortgage Loan, which is comprised of Note A-2, is cross-collateralized and cross-defaulted with a pari passu A-1 Note in the original principal amount of $10,000,000 which was contributed to the MSBAM 2016-C31 securitization.

With regards to Loan No. 13, 681 Fifth Avenue, the related Mortgage Loan, which is comprised of Note A-3, is cross-collateralized and cross-defaulted with five pari passu companion loans. Note A-1 is expected to be contributed to the MSC 2016-UBS12 securitization. Note A-2 and Note A-4 are currently held by UBS AG and are expected to be contributed to the CFCRE 2016-C7 securitization. Note A-5 and Note A-6 are currently held by Citigroup Global Markets Realty Corp. and may be contributed to one or more future securitizations.

(28)	With regards to Loan No. 1, Novo Nordisk, the whole loan has a maximum principal balance of $207,880,000 and an original principal balance of $168,300,000. Note A-2 is currently unfunded; however, the holder of Note A-2 is required to make advances available for (i) approved tenant improvements and leasing commissions, which are estimated to be $16,580,000, in connection with the exercise of Novo’s right under its lease to take expansion space at the Novo Nordisk mortgaged property and (ii) earnout funds which are estimated to be $23,000,000.

A-1-30

ANNEX A-2

STRUCTURAL AND COLLATERAL TERM SHEET

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December 6, 2016 CSMC 2016-NXSR Commercial Mortgage Trust Structural and Collateral Term Sheet Credit Suisse Commercial Mortgage Securities Corp. as Depositor Commercial Mortgage Pass-Through Certificates Series 2016-NXSR Natixis Real Estate Capital LLC UBS AG Column Financial, Inc. as Sponsors and Mortgage Loan Sellers Credit Suisse Co-Lead Manager and Joint Bookrunner Natixis Securities Americas LLC Co-Lead Manager and Joint Bookrunner UBS Securities LLC Co-Lead Manager and Joint Bookrunner

A-2-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-2-2

Indicative Capital Structure

Publicly Offered Certificates

Class	Approximate Initial Certificate Principal Balance or Notional Amount(1)	Approximate Initial Available Certificate Principal Balance or Notional Amount(1)	Approximate Initial Retained Certificate Principal Balance or Notional Amount(1)(2)	Approximate Initial Credit Support	Expected Weighted Avg. Life (years)(3)	Expected Principal Window(3)	Certificate Principal to Value Ratio(4)	Underwritten NOI Debt Yield(5)
A-1	$22,779,000	$21,640,000	$1,139,000	30.000%(6)	2.60	1 - 57	42.0%	14.8%
A-2	$85,980,000	$81,681,000	$4,299,000	30.000%(6)	4.78	57 - 59	42.0%	14.8%
A-3	$115,000,000	$109,250,000	$5,750,000	30.000%(6)	9.30	107 - 117	42.0%	14.8%
A-4	$174,907,000	$166,161,000	$8,746,000	30.000%(6)	9.83	117 - 119	42.0%	14.8%
A-SB	$26,116,000	$24,810,000	$1,306,000	30.000%(6)	7.00	59 - 107	42.0%	14.8%
X-A	$455,124,000(7)	$432,366,000(7)	$22,758,000(7)	N/A	N/A	N/A	N/A	N/A
X-B	$40,961,000(7)	$38,912,000(7)	$2,049,000(7)	N/A	N/A	N/A	N/A	N/A
A-S	$30,342,000	$28,824,000	$1,518,000	25.000%	9.90	119 - 119	44.9%	13.8%
B	$40,961,000	$38,912,000	$2,049,000	18.250%	9.90	119 - 120	49.0%	12.6%
C	$31,100,000	$29,545,000	$1,555,000	13.125%	9.98	120 - 120	52.1%	11.9%

Privately Offered Certificates(8)

Class	Approximate Initial Certificate Principal Balance or Notional Amount(1)	Approximate Initial Available Certificate Principal Balance or Notional Amount(1)	Approximate Initial Retained Certificate Principal Balance or Notional Amount(1)(2)	Approximate Initial Credit Support	Expected Weighted Avg. Life (years)(3)	Expected Principal Window(3)	Certificate Principal to Value Ratio(4)	Underwritten NOI Debt Yield(5)
X-E	$18,963,000(7)	$18,014,000(7)	$949,000(7)	N/A	N/A	N/A	N/A	N/A
X-F	$6,827,000(7)	$6,485,000(7)	$342,000(7)	N/A	N/A	N/A	N/A	N/A
X-NR	$22,757,039(7)	$21,619,000(7)	$1,138,039(7)	N/A	N/A	N/A	N/A	N/A
D	$31,100,000	$29,545,000	$1,555,000	8.000%	9.98	120 - 120	55.1%	11.2%
E	$18,963,000	$18,014,000	$949,000	4.875%	9.98	120 - 120	57.0%	10.9%
F	$6,827,000	$6,485,000	$342,000	3.750%	9.98	120 - 120	57.7%	10.7%
NR	$22,757,039	$21,619,000	$1,138,039	0.000%	9.98	120 - 120	59.9%	10.3%

(1)	Approximate, subject to a variance of plus or minus 5%.

(2)	On the Closing Date, the certificates (other than the Class R certificates) with the initial certificate balances or notional amounts, as applicable, set forth in the table under “Initial Retained Certificate Balance or Notional Amount” are expected to be sold by the Underwriters to Natixis as described in “Credit Risk Retention” in the Preliminary Prospectus relating to the Publicly Offered Certificates, dated December 22, 2016 (the “Preliminary Prospectus”).

(3)	Assumes 0% CPR / 0% CDR and a December 22, 2016 closing date. Based on “Modeling Assumptions” as described in the Preliminary Prospectus above. Capitalized terms used but not defined herein have the meanings ascribed to them in the Preliminary Prospectus.

(4)	The “Certificate Principal to Value Ratio” for any class (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates) is calculated as the product of (a) the weighted average Cut-off Date LTV Ratio for the mortgage loans, multiplied by (b) a fraction, the numerator of which is the total initial certificate principal balance of such class of certificates and all classes of principal balance certificates senior to such class of certificates and the denominator of which is the total initial certificate principal balance of all of the principal balance certificates. The Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificate Principal to Value Ratios are calculated in the aggregate for those classes as if they were a single class. Investors should note, however, that excess mortgaged property value associated with a mortgage loan will not be available to offset losses on any other mortgage loan.

(5)	The “Underwritten NOI Debt Yield” for any class (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates) is calculated as the product of (a) the weighted average UW NOI Debt Yield for the mortgage loans and (b) the total initial certificate principal balance of all of the classes of principal balance certificates divided by the total initial certificate principal balance for such class and all classes of principal balance certificates senior to such class of certificates. The Underwritten NOI Debt Yield for each class of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates is calculated in the aggregate for those classes as if they were a single class. Investors should note, however, that net operating income from any mortgaged property supports only the related mortgage loan and will not be available to support any other mortgage loan.

(6)	The credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates are represented in the aggregate.

(7)	The notional amounts of the Class X-A, Class X-B, Class X-E, Class X-F and Class X-NR certificates (collectively, the “Class X Certificates”) are defined in the Preliminary Prospectus.

(8)	The Class Z and Class R certificates are not shown above.

A-2-3

Summary of Transaction Terms

Securities:	$606,832,039 monthly pay, multi-class, commercial mortgage REMIC Pass-Through Certificates.
Co-Lead Managers and Joint Bookrunners:	Credit Suisse Securities (USA) LLC, Natixis Securities Americas LLC and UBS Securities LLC.
Mortgage Loan Sellers:	Natixis Real Estate Capital LLC (“Natixis”) (48.0%), UBS AG, New York Branch (“UBS AG”) (35.7%) and Column Financial, Inc. (“Column”) (16.3%).
Master Servicer:	Wells Fargo Bank, National Association (“Wells Fargo”).
Special Servicer:	Torchlight Loan Services, LLC (“Torchlight”).
Directing Certificateholder:	Torchlight Investors, LLC or one of its managed funds.
Trustee:	Wilmington Trust, National Association (“Wilmington”).
Certificate Administrator:	Wells Fargo.
Operating Advisor:	Park Bridge Lender Services LLC (“Park Bridge”).
Asset Representations Reviewer:	Park Bridge.
Risk Retention Consultation Party:	Natixis.
U.S. Credit Risk Retention:	Natixis has agreed to retain, as the retaining sponsor, at least 5.0% of the certificate balance or notional amount or percentage interest in each class of certificates (other than the Class R certificates) in a manner that would satisfy the U.S. credit risk retention requirements, if they were in effect. See “Credit Risk Retention” in the Preliminary Prospectus.
Closing Date:	On or about December 22, 2016.
Cut-off Date:	With respect to each mortgage loan, the respective due date for the monthly debt service payment that is due in December 2016 (or, in the case of any mortgage loan that has its first due date in January 2017, the date that would have been its due date in December 2016 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month.)
Distribution Date:	The 4th business day following each Determination Date, commencing in January 2017.
Determination Date:	11th day of each month, or if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in January 2017.
Rated Final Distribution Date:	The Distribution Date in December 2049.
Tax Treatment:	The Publicly Offered Certificates are expected to be treated as REMIC regular interests for U.S. federal income tax purposes.
Form of Offering:	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates will be offered publicly (the “Publicly Offered Certificates”). The Class X-E, Class X-F, Class X-NR, Class D, Class E, Class F, Class NR, Class Z and Class R certificates (the “Privately Offered Certificates”) will be offered domestically to Qualified Institutional Buyers and to Institutional Accredited Investors and to institutions that are not U.S. Persons pursuant to Regulation S.
SMMEA Status:	The Certificates will not constitute “mortgage related securities” for purposes of SMMEA.
ERISA:	The Publicly Offered Certificates are expected to be ERISA eligible.
Optional Termination:	1% clean-up call.
Minimum Denominations:	The Publicly Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued in minimum denominations of $1,000,000 and in integral multiples of $1 in excess of $1,000,000.
Settlement Terms:	DTC, Euroclear and Clearstream Banking.
Analytics:	The transaction is expected to be available on Bloomberg Financial Markets, L.P., CMBS.com, Inc., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., Asset Reviewers LLC, Moody’s Analytics and BlackRock Financial Management, Inc.

A-2-4

Collateral Characteristics

Loan Pool
Initial Pool Balance (“IPB”) (1):	$606,832,040
Number of Mortgage Loans:	33
Number of Mortgaged Properties:	54
Average Cut-off Date Balance per Mortgage Loan:	$18,388,850
Weighted Average Current Mortgage Rate:	4.3862%
10 Largest Mortgage Loans as % of IPB:	66.2%
Weighted Average Remaining Term to Maturity(2):	109
Weighted Average Seasoning:	3
Credit Statistics
Weighted Average UW NCF DSCR(3)(4):	1.94x
Weighted Average UW NOI Debt Yield(3):	10.3%
Weighted Average Cut-off Date Loan-to-Value Ratio (“LTV”)(3):	59.9%
Weighted Average Maturity Date/LTV(2)(3):	53.8%
Other Statistics
% of Mortgage Loans with Additional Debt:	12.4%
% of Mortgaged Properties with Single Tenants:	21.9%
Amortization
Weighted Average Original Amortization Term(5):	356
Weighted Average Remaining Amortization Term(5):	355
% of Mortgage Loans with Amortizing Balloon:	41.5%
% of Mortgage Loans with Interest-Only:	25.8%
% of Mortgage Loans with Interest Only followed by ARD Structure:	21.9%
% of Mortgage Loans with Partial Interest-Only followed by Amortizing Balloon:	10.8%
Cash Management(6)
% of Mortgage Loans with In-Place, Hard Lockboxes:	60.0%
% of Mortgage Loans with Hard Lockbox, Springing Master Lease:	14.8%
% of Mortgage Loans with Springing Lockbox:	14.6%
% of Mortgage Loans with Hard Lockbox for Commercial Units, Soft Lockbox for Residential Units:	9.5%
% of Mortgage Loans with Soft, Springing Lockbox:	1.1%
Reserves
% of Mortgage Loans Requiring Upfront or Ongoing Tax Reserves:	74.4%
% of Mortgage Loans Requiring Upfront or Ongoing Insurance Reserves:	66.2%
% of Mortgage Loans Requiring Upfront or Ongoing CapEx Reserves(7):	73.2%
% of Mortgage Loans Requiring Upfront or Ongoing TI/LC Reserves(8):	43.8%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	In the case of Loan Nos. 1, 5, 8, and 15 with an anticipated repayment date, calculated through or as of, as applicable, the related anticipated repayment date.

(3)	In the case of Loan Nos. 1, 2, 3, 4, 7, 9, 10, 12, and 13,the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan No. 4, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s). In the case of Loan No. 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

(4)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

(5)	Excludes nine mortgage loans that are interest-only for the entire term.

(6)	For a detailed description of cash management, refer to “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Mortgaged Property Accounts—Lockbox Accounts” in the Preliminary Prospectus.

(7)	CapEx Reserves include FF&E reserves for hospitality properties.

(8)	Calculated only with respect to Cut-off Date Balance of mortgage loans secured by industrial, mixed use, office and retail properties.

A-2-5

Collateral Characteristics

Originator	Sponsor	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of IPB
Natixis	Natixis	17	17	$291,239,698	48.0%
UBS AG(1)(2)	UBS AG	10	30	216,639,165	35.7
Column(3)(4)	Column	6	7	98,953,177	16.3
Total:		33	54	$606,832,040	100.0%

(1)	Certain of the UBS AG mortgage loans were originated by Cantor Commercial Real Estate Lending, L.P. and acquired by UBS. UBS has re-underwritten such mortgage loans in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG, New York Branch” in the Preliminary Prospectus.

(2)	One (1) of the UBS AG mortgage loans was co-originated with Morgan Stanley Bank, N.A. and one (1) of the UBS AG mortgage loans was co-originated with Citigroup Global Markets Realty Corp.

(3)	Certain of the Column mortgage loans were originated by Pillar Funding III LLC and acquired by Column. Column has re-underwritten such mortgage loans in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.” in the Preliminary Prospectus.

(4)	One (1) of the Column mortgage loans was co-originated with Well Fargo and Regions Bank.

Ten Largest Mortgage Loans

No.	Loan Name	Mortgage Loan Seller	No. of Properties	Cut-off Date Balance	% of IPB	SF/ Rooms/ Units	Property Type	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)(3)
1	Novo Nordisk	Natixis	1	$60,000,000	9.9%	761,824	Office	2.97x	10.5%	52.6%	52.6%
2	Rentar Plaza	Natixis	1	60,000,000	9.9	1,567,208	Mixed Use	2.59x	9.6%	44.0%	44.0%
3	Gurnee Mills	Column	1	59,833,177	9.9	1,683,915	Retail	1.60x	9.7%	65.8%	52.4%
4	QLIC	Natixis	1	50,000,000	8.2	421	Multifamily	1.84x	8.3%	56.9%	56.9%
5	Walgreens Portfolio I	UBS AG	9	32,581,902	5.4	140,635	Retail	2.07x	9.7%	57.0%	57.0%
6	Embassy Suites - Hillsboro	UBS AG	1	32,461,538	5.3	165	Hotel	1.74x	12.5%	61.8%	51.0%
7	Wolfchase Galleria	UBS AG	1	29,957,889	4.9	391,862	Retail	1.72x	10.7%	64.9%	51.9%
8	Walgreens Portfolio V	UBS AG	8	26,635,694	4.4	118,200	Retail	2.07x	9.7%	56.3%	56.3%
9	Federal Way Crossings	UBS AG	1	25,466,958	4.2	207,686	Retail	1.36x	8.7%	69.7%	56.6%
10	Greenwich Office Park	Natixis	1	25,000,000	4.1	379,861	Office	1.94x	9.7%	65.3%	65.3%
Top 3 Total/Weighted Average			3	$179,833,177	29.6%			2.39x	9.9%	54.1%	49.7%
Top 5 Total/Weighted Average			13	$262,415,079	43.2%			2.24x	9.6%	55.0%	51.9%
Top 10 Total/Weighted Average			25	$401,937,159	66.2%			2.08x	9.9%	57.9%	53.3%

(1)	In the case of Loan Nos. 1, 2, 3, 4, 7, 9 and 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan No. 1, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the unfunded companion loan(s). In the case of Loan No. 4, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s). In the case of Loan No. 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.
(2)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

(3)	In the case of Loan Nos. 1, 5, and 8, with an anticipated repayment date, calculated through or as of, as applicable, the related anticipated repayment date.

A-2-6

Pari Passu Loan Summary

No.	Loan Name	Trust Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance(1)	Whole Loan Cut-off Date Balance(1)(2)(3)	Lead Pooling and Servicing Agreement(4)	Master Servicer(4)	Special Servicer(4)
1	Novo Nordisk	$60,000,000	$108,300,000	$168,300,000	CSMC 2016-NXSR	Wells Fargo Bank	Torchlight
2	Rentar Plaza	$60,000,000	$72,000,000	$132,000,000	CSMC 2016-NXSR	Wells Fargo Bank	Torchlight
3	Gurnee Mills	$59,833,177	$214,402,219	$274,235,396	CSAIL 2016-C7	Wells Fargo Bank	Rialto Capital Advisors
4	QLIC	$50,000,000	$95,000,000	$165,000,000	WFCM 2016-NXS6	Wells Fargo Bank	CWC Capital Asset Management
7	Wolfchase Galleria	$29,957,889	$134,810,500	$164,768,389	MSC 2016-UBS12	Midland Loan Services	Rialto Capital Advisors
9	Federal Way Crossings	$25,466,958	$32,457,888	$57,924,846	MSC 2016-UBS12	Midland Loan Services	Rialto Capital Advisors
10	Greenwich Office Park	$25,000,000	$62,500,000	$87,500,000	CSMC 2016-NXSR	Wells Fargo Bank	Torchlight
12	MY Portfolio	$19,935,183	$9,967,592	$29,902,775	CSMC 2016-NXSR	Wells Fargo Bank	Torchlight
13	681 Fifth Avenue	$15,000,000	$200,000,000	$215,000,000	MSC 2016-UBS12	Midland Loan Services	Rialto Capital Advisors

(1)	In the case of Loan No. 1, excludes the unfunded companion loan.
(2)	In the case of Loan No.4, includes subordinate debt of one or more B notes held by SM Core Credit Finance LLC.

(3)	In the case of Loan No. 10, excludes one or more mezzanine loans.
(4)	In the case of Loan Nos. 7, 9 and 13, controlling notes are expected to be contributed to the MSC 2016-UBS12 mortgage trust.

Additional Debt Summary

No.	Loan Name	Trust Cut-off Date Balance	Subordinate Debt Cut-off Date Balance(1)	Total Debt Cut-off Date Balance(1)(2)	Mortgage Loan UW NCF DSCR	Total Debt UW NCF DSCR	Mortgage Loan Cut- off Date LTV	Total Debt Cut-off Date LTV	Mortgage Loan UW NOI Debt Yield	Total Debt UW NOI Debt Yield
4	QLIC	$50,000,000	$20,000,000	$165,000,000	1.84x	1.54x	56.9%	64.7%	8.3%	7.3%
10	Greenwich Office Park	$25,000,000	$10,000,000	$97,500,000	1.94x	1.58x	65.3%	72.8%	9.7%	8.7%

(1)	In the case of Loan No. 4, the subordinate debt includes one or more B notes. In the case of Loan No.10, the subordinate debt includes one or more mezzanine loans.
(2)	Includes the mortgage loan in this securitization and subordinate debt. In the case of Loan Nos. 4 and 10, the total debt also includes one or more pari passu loans.

A-2-7

Mortgaged Properties by Type(1)

						Weighted Average
Property Type	Property Subtype	Number of Properties	Cut-off Date Principal Balance	% of IPB	Occupancy	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(2)(4)
Retail
	Regional Mall	2	$89,791,066	14.8%	90.8%	1.64x	10.1%	65.5%	52.2%
	Anchored	5	70,916,958	11.7	96.0%	1.36x	9.6%	66.3%	55.7%
	Single Tenant	17	59,217,596	9.8	100.0%	2.07x	9.7%	56.7%	56.7%
	Unanchored	1	8,750,000	1.4	100.0%	1.64x	9.7%	64.8%	56.1%
	Subtotal	25	$228,675,621	37.7%	95.1%	1.66x	9.8%	63.4%	54.6%
Hotel
	Limited Service	9	$45,743,461	7.5%	68.9%	1.87x	14.4%	64.0%	51.2%
	Full Service	1	32,461,538	5.3	83.6%	1.74x	12.5%	61.8%	51.0%
	Select Service	2	17,451,890	2.9	70.1%	1.85x	13.1%	70.9%	56.4%
	Extended Stay	1	2,907,214	0.5	60.0%	1.93x	15.1%	62.3%	46.7%
	Subtotal	13	$98,564,104	16.2%	73.7%	1.83x	13.5%	64.5%	51.9%
Office
	Suburban	3	$98,550,000	16.2%	82.3%	2.58x	10.1%	56.8%	56.8%
	Subtotal	3	$98,550,000	16.2%	82.3%	2.58x	10.1%	56.8%	56.8%
Mixed-Use
	Office/Retail/Warehouse	1	$60,000,000	9.9%	100.0%	2.59x	9.6%	44.0%	44.0%
	Retail/Office	1	15,000,000	2.5	90.8%	1.67x	7.3%	48.9%	48.9%
	Retail/Residential	1	4,620,000	0.8	100.0%	1.35x	9.2%	60.0%	49.8%
	Subtotal	3	$79,620,000	13.1%	98.3%	2.34x	9.1%	45.8%	45.3%
Multifamily
	High-Rise	1	$50,000,000	8.2%	100.0%	1.84x	8.3%	56.9%	56.9%
	Garden	2	5,771,315	1.0	99.2%	1.35x	8.6%	61.1%	52.1%
	Multifamily/Retail	1	2,940,000	0.5	90.0%	1.21x	8.9%	62.8%	52.8%
	Subtotal	4	$58,711,315	9.7%	99.4%	1.76x	8.3%	57.6%	56.2%
Industrial
	Warehouse	1	$12,861,000	2.1%	83.6%	1.41x	10.6%	64.3%	54.4%
	Flex	2	7,750,000	1.3	89.3%	1.68x	11.4%	74.7%	66.9%
	Warehouse/Distribution	1	6,400,000	1.1	100.0%	3.13x	18.2%	48.5%	48.5%
	Subtotal	4	$27,011,000	4.5%	89.1%	1.90x	12.6%	63.5%	56.6%
Self Storage
	Self Storage	2	$15,700,000	2.6%	92.2%	1.42x	8.8%	73.9%	64.6%
	Subtotal	2	$15,700,000	2.6%	92.2%	1.42x	8.8%	73.9%	64.6%
Total / Wtd. Avg.:		54	$606,832,040	100.0%	90.0%	1.94x	10.3%	59.9%	53.8%

(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts.

(2)	In the case of Loan Nos. 1, 2, 3, 4, 7, 9, 10, 12, and 13, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan No. 1, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the unfunded companion loan(s). In the case of Loan No. 4, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s). In the case of Loan No. 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

(4)	In the case of Loan Nos. 1, 5, 8 and 15, with an anticipated repayment date, calculated through or as of, as applicable, the related anticipated repayment date.

A-2-8

Mortgaged Properties by Location(1)

State	Number of Properties	Cut-off Date Principal Balance	% of IPB	Occupancy	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(2)(4)
NY	4	$129,620,000	21.4%	98.9%	2.15x	8.8%	50.1%	49.7%
NJ	4	84,450,000	13.9	82.9%	2.55x	10.1%	57.8%	55.2%
IL	3	75,522,582	12.4	88.1%	1.60x	10.3%	65.7%	53.1%
TN	2	42,818,889	7.1	88.1%	1.63x	10.7%	64.7%	52.6%
CT	2	38,963,233	6.4	78.1%	1.90x	10.7%	68.1%	63.0%
OR	1	32,461,538	5.3	83.6%	1.74x	12.5%	61.8%	51.0%
WA	2	28,875,958	4.8	95.4%	1.39x	9.5%	69.3%	56.0%
TX	7	26,657,377	4.4	96.9%	1.96x	10.2%	62.2%	59.9%
WI	8	26,469,950	4.4	100.0%	2.07x	9.7%	56.5%	56.5%
MT	1	20,750,000	3.4	99.3%	1.44x	10.7%	62.3%	52.7%
OH	2	19,950,000	3.3	100.0%	2.36x	11.9%	56.3%	56.3%
GA	2	17,675,000	2.9	85.2%	1.52x	10.7%	67.4%	58.1%
LA	4	13,414,717	2.2	61.8%	1.93x	15.1%	62.3%	46.7%
AZ	2	10,941,737	1.8	89.0%	1.61x	9.9%	61.8%	54.4%
CO	2	7,019,993	1.2	100.0%	2.07x	9.7%	57.0%	57.0%
MO	1	6,605,744	1.1	77.8%	1.94x	14.3%	61.2%	49.3%
MS	2	6,520,466	1.1	71.1%	1.93x	15.1%	62.3%	46.7%
UT	1	6,075,000	1.0	71.0%	1.78x	13.1%	63.9%	53.0%
CA	2	5,771,315	1.0	99.2%	1.35x	8.6%	61.1%	52.1%
WY	1	3,328,539	0.5	100.0%	2.07x	9.7%	56.3%	56.3%
NC	1	2,940,000	0.5	90.0%	1.21x	8.9%	62.8%	52.8%
Total / Wtd. Avg.:	54	$606,832,040	100.0%	90.0%	1.94x	10.3%	59.9%	53.8%

(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts.

(2)	In the case of Loan Nos. 1, 2, 3, 4, 7, 9, 10, 12, and 13, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan No. 1, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the unfunded companion loan(s). In the case of Loan No. 4, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s). In the case of Loan No. 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

(4)	In the case of Loan Nos. 1, 5, 8 and 15, with an anticipated repayment date, calculated through or as of, as applicable, the related anticipated repayment date.

A-2-9

Cut-off Date Principal Balance

				Weighted Average
Range of Principal Balances	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(1)(2)
$2,311,065 - $4,999,999	5	$16,740,315	2.8%	5.3210%	119	1.39x	10.3%	62.2%	51.6%
$5,000,000 - $9,999,999	11	81,045,149	13.4	4.8716%	118	1.75x	12.0%	65.6%	56.6%
$10,000,000 - $19,999,999	6	86,359,417	14.2	4.4791%	117	1.72x	10.8%	62.8%	54.3%
$20,000,000 - $24,999,999	1	20,750,000	3.4	5.9070%	120	1.44x	10.7%	62.3%	52.7%
$25,000,000 - $49,999,999	6	172,103,981	28.4	4.6011%	111	1.82x	10.2%	62.3%	56.0%
$50,000,000 – $60,000,000	4	229,833,177	37.9	3.8139%	100	2.27x	9.6%	54.7%	51.2%
Total / Wtd. Avg.:	33	$606,832,040	100.0%	4.3862%	109	1.94x	10.3%	59.9%	53.8%

Mortgage Interest Rates

				Weighted Average
Range of Mortgage Interest Rates	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(1)(2)
3.4820% - 3.9999%	3	$179,833,177	29.6%	3.6510%	97	2.39x	9.9%	54.1%	49.7%
4.0000% - 4.2499%	4	66,568,889	11.0	4.1342%	119	1.64x	9.8%	61.1%	52.2%
4.2500% - 4.4999%	6	99,818,978	16.4	4.3754%	114	1.80x	9.4%	62.5%	58.3%
4.5000% - 4.7499%	7	123,205,870	20.3	4.5762%	106	1.84x	9.5%	62.5%	58.8%
4.7500% - 4.9999%	3	37,385,183	6.2	4.9535%	115	1.94x	13.6%	62.6%	51.8%
5.0000% - 6.3500%	10	100,019,943	16.5	5.4406%	120	1.61x	12.0%	62.9%	52.4%
Total / Wtd. Avg.:	33	$606,832,040	100.0%	4.3862%	109	1.94x	10.3%	59.9%	53.8%

Original Term to Maturity/ARD in Months(1)

				Weighted Average
Original Term to Maturity/ARD in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(2)
60	2	$85,000,000	14.0%	3.7973%	58	2.67x	10.3%	56.3%	56.3%
120	31	521,832,040	86.0	4.4822%	117	1.82x	10.3%	60.5%	53.4%
Total / Wtd. Avg.:	33	$606,832,040	100.0%	4.3862%	109	1.94x	10.3%	59.9%	53.8%

(1)	In the case of Loan Nos. 1, 5, 8 and 15, with an anticipated repayment date, the Original Term to Maturity/ARD, Remaining Loan Term and Maturity Date LTV are as of the related anticipated repayment date.

(2)	In the case of Loan Nos. 1, 2, 3, 4, 7, 9, 10, 12, and 13, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan No. 1, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the unfunded companion loan(s). In the case of Loan No. 4, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s). In the case of Loan No. 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

A-2-10

Remaining Term to Maturity/ARD in Months(1)

				Weighted Average
Remaining Term to Maturity/ARD in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(2)(3)		UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(2)
57 - 60	2	$85,000,000	14.0%	3.7973%	58	2.67	x	10.3%	56.3%	56.3%
61 - 120	31	521,832,040	86.0	4.4822%	117	1.82	x	10.3%	60.5%	53.4%
Total / Wtd. Avg.:	33	$606,832,040	100.0%	4.3862%	109	1.94	x	10.3%	59.9%	53.8%

Original Amortization Term in Months

				Weighted Average
Original Amortization Term in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)		UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(1)(2)
0	9	$289,167,596	47.7%	4.0655%	99	2.31	x	9.6%	53.6%	53.6%
300	2	23,344,183	3.8	5.1732%	118	1.89	x	15.2%	62.9%	47.4%
360	22	294,320,260	48.5	4.6389%	118	1.58	x	10.6%	66.0%	54.6%
Total / Wtd. Avg.:	33	$606,832,040	100.0%	4.3862%	109	1.94	x	10.3%	59.9%	53.8%

Remaining Amortization Term in Months

				Weighted Average
Remaining Amortization Term in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)		UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(1)(2)
Interest Only	9	$289,167,596	47.7%	4.0655%	99	2.31	x	9.6%	53.6%	53.6%
298 - 300	2	23,344,183	3.8	5.1732%	118	1.89	x	15.2%	62.9%	47.4%
331 - 360	22	294,320,260	48.5	4.6389%	118	1.58	x	10.6%	66.0%	54.6%
Total / Wtd. Avg.:	33	$606,832,040	100.0%	4.3862%	109	1.94	x	10.3%	59.9%	53.8%

(1)	In the case of Loan Nos. 1, 5, 8 and 15, with an anticipated repayment date, the Original Term to Maturity/ARD, Remaining Loan Term and Maturity Date LTV are as of the related anticipated repayment date.

(2)	In the case of Loan Nos. 1, 2, 3, 4, 7, 9, 10, 12, and 13, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan No. 1, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the unfunded companion loan(s). In the case of Loan No. 4, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s). In the case of Loan No. 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

A-2-11

Amortization Types

				Weighted Average
Amortization Types	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)		UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(1)(2)
Balloon	16	$251,893,194	41.5%	4.7032%	119	1.65	x	11.3%	65.0%	52.5%
Interest Only	5	156,400,000	25.8	4.0702%	105	2.18	x	9.3%	52.2%	52.2%
Interest Only, ARD	4	132,767,596	21.9	4.0600%	91	2.47	x	10.0%	55.2%	55.2%
IO-Balloon	8	65,771,250	10.8	4.5825%	115	1.43	x	9.7%	68.5%	59.8%
Total / Wtd. Avg.:	33	$606,832,040	100.0%	4.3862%	109	1.94	x	10.3%	59.9%	53.8%

Interest Only Periods(4)

				Weighted Average
Interest Only Periods	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)		UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(1)(2)
24	2	$19,061,000	3.1%	4.7687%	119	1.36	x	10.7%	62.6%	53.8%
25 - 48	6	46,710,250	7.7	4.5065%	114	1.46	x	9.2%	70.9%	62.3%
49 - 60	2	85,000,000	14.0	3.7973%	58	2.67	x	10.3%	56.3%	56.3%
61 - 120	7	204,167,596	33.6	4.1772%	116	2.16	x	9.3%	52.4%	52.4%
Total / Wtd. Avg.:	17	$354,938,846	58.5%	4.1613%	102	2.15	x	9.6%	56.3%	54.7%

Underwritten Net Cash Flow Debt Service Coverage Ratios(2)(3)

				Weighted Average
Underwritten Net Cash Flow Debt Service Coverage Ratios	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)		UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(1)(2)
1.21x - 1.49x	12	$112,809,274	18.6%	4.9798%	118	1.37	x	9.5%	66.5%	56.3%
1.50x - 1.74x	7	157,161,604	25.9	4.3384%	118	1.66	x	10.5%	63.6%	52.6%
1.75x - 2.74x	12	270,461,162	44.6	4.3528%	111	2.08	x	10.4%	57.0%	53.9%
2.75x - 3.13x	2	66,400,000	10.9	3.6272%	63	2.99	x	11.3%	52.2%	52.2%
Total / Wtd. Avg.:	33	$606,832,040	100.0%	4.3862%	109	1.94	x	10.3%	59.9%	53.8%

(1)	In the case of Loan Nos. 1, 5, 8 and 15, with an anticipated repayment date, the Original Term to Maturity/ARD, Remaining Loan Term and Maturity Date LTV are as of the related anticipated repayment date.

(2)	In the case of Loan Nos. 1, 2, 3, 4, 7, 9, 10, 12, and 13, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan No. 1, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the unfunded companion loan(s). In the case of Loan No. 4, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s). In the case of Loan No. 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

(4)	Excluding nine loans that have no interest-only period during the loan term.

A-2-12

LTV Ratios as of the Cut-off Date(1)

				Weighted Average
Range of Cut-off Date LTVs	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(2)	UW NCF DSCR(3)		UW NOI Debt Yield	Cut-off Date LTV	Maturity Date LTV(2)
44.0% - 54.9%	4	$141,400,000	23.3%	3.6185%	92	2.68	x	10.1%	48.4%	48.4%
55.0% - 59.9%	5	117,728,661	19.4	4.5830%	115	1.92	x	9.2%	56.9%	56.4%
60.0% - 64.9%	14	176,041,605	29.0	4.8220%	119	1.69	x	11.6%	62.7%	52.2%
65.0% - 69.9%	5	123,198,540	20.3	4.4021%	106	1.64	x	10.0%	66.8%	56.3%
70.0% - 74.7%	5	48,463,233	8.0	4.5245%	114	1.54	x	10.2%	73.2%	62.9%
Total / Wtd. Avg.:	33	$606,832,040	100.0%	4.3862%	109	1.94	x	10.3%	59.9%	53.8%

LTV Ratios as of the Maturity Date(1)

				Weighted Average
Range of Maturity/ARD Date LTVs	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(2)	UW NCF DSCR(3)		UW NOI Debt Yield	Cut-off Date LTV	Maturity Date LTV(2)
44.0% - 54.9%	19	$363,434,598	59.9%	4.2907%	108	2.04	x	10.9%	57.6%	50.3%
55.0% - 59.9%	8	170,347,442	28.1	4.5250%	116	1.82	x	9.5%	61.3%	56.9%
60.0% - 66.9%	6	73,050,000	12.0	4.5379%	96	1.71	x	9.3%	68.0%	64.0%
Total / Wtd. Avg.:	33	$606,832,040	100.0%	4.3862%	109	1.94	x	10.3%	59.9%	53.8%

Prepayment Protection

				Weighted Average
Prepayment Protection	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(2)	UW NCF DSCR(1)(3)		UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)(2)
Defeasance	29	$480,164,444	79.1%	4.4595%	106	1.85	x	10.5%	62.2%	54.7%
Yield Maintenance	3	66,667,596	11.0	4.6727%	120	1.99	x	9.7%	57.6%	56.3%
Defeasance or Yield Maintenance	1	60,000,000	9.9	3.4820%	117	2.59	x	9.6%	44.0%	44.0%
Total / Wtd. Avg.:	33	$606,832,040	100.0%	4.3862%	109	1.94	x	10.3%	59.9%	53.8%

(1)	In the case of Loan Nos. 1, 2, 3, 4, 7, 9, 10, 12, and 13, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan No. 1, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the unfunded companion loan(s). In the case of Loan No. 4, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s). In the case of Loan No. 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

(2)	In the case of Loan Nos. 1, 5, 8 and 15, with an anticipated repayment date, the Original Term to Maturity/ARD, Remaining Loan Term and Maturity Date LTV are as of the related anticipated repayment date.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

A-2-13

Loan Purpose

				Weighted Average
Loan Purpose	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(2)(3)		UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(1)(2)
Refinance	23	$412,453,444	68.0%	4.4523%	117	1.81	x	10.3%	60.3%	52.3%
Acquisition	10	194,378,596	32.0	4.2460%	92	2.23	x	10.3%	59.2%	57.0%
Total / Wtd. Avg.:	33	$606,832,040	100.0%	4.3862%	109	1.94	x	10.3%	59.9%	53.8%

(1)	In the case of Loan Nos. 1, 5, 8 and 15, with an anticipated repayment date, the Original Term to Maturity/ARD, Remaining Loan Term and Maturity Date LTV are as of the related anticipated repayment date.

(2)	In the case of Loan Nos. 1, 2, 3, 4, 7, 9, 10, 12, and 13, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations include the related pari passu companion loan(s). In the case of Loan No. 1, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the unfunded companion loan(s). In the case of Loan No. 4, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the subordinate companion loan(s). In the case of Loan No. 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

Previous Securitization History(1)

No.	Loan / Property Name	Location	Property Type	Previous Securitization
2	Rentar Plaza	Middle Village, NY	Mixed Use	WFRBS 2011-C2
3	Gurnee Mills	Gurnee, IL	Retail	JPMCC 2007-C1, JPMCC 2007-CB20
7	Wolfchase Galleria	Memphis, TN	Retail	JPMCC 2015-SGP, JPMCC 2015-SGMZ
9	Federal Way Crossings	Federal Way, WA	Retail	MLCFC 2006-4, MLCFC 2007-8
13	681 Fifth Avenue	New York, NY	Mixed Use	RCMC 2012-CREL1, DBUBS 2011-LC1A
14	Courtyard Cromwell	Cromwell, CT	Hotel	WBCMT 2006-C27
17	Vinings Village	Smyrna, GA	Retail	CSMC 2006-C1
18	Best Western O’Hare	Rosemont, IL	Hotel	JPMCC 2006-LDP9
19	Fedex Plaza	Brick Township, NJ	Retail	CD 2007-CD4
24	Best Western Plus Atlanta Airport-East	Hapeville, GA	Hotel	BSCMS 2007-PW15
25	The Charles Hotel	Saint Charles, MO	Hotel	CSFB 1998-C2
27	Windmill Lakes Center	Batavia, IL	Retail	MLMT 2006-C2
30	Northridge Palm Apartment	Los Angeles, CA	Multifamily	WBCMT 2005-C21
33	Colonial Terrace	Palmdale, CA	Multifamily	WBCMT 2006-C28

(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database. While loans secured by the above mortgaged properties may have been securitized multiple times in prior transactions, mortgage loans in this securitization are only listed in the above chart if the mortgage loan in this securitization paid off a loan in another securitization.

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Class A-2(1)

No.	Loan Name	Location	Cut-off Date Balance	% of IPB	Maturity/ARD Balance	% of Certificate Class(2)	Original Loan Term	Remaining Loan Term	UW NCF DSCR(3)	UW NOI Debt Yield(3)	Cut-off Date LTV Ratio(3)	Maturity Date LTV Ratio(3)
1	Novo Nordisk	Plainsboro, NJ	$60,000,000	9.9%	$60,000,000	69.8%	60	57	2.97	10.5%	52.6%	52.6%
10	Greenwich Office Park	Greenwich, CT	25,000,000	4.1	25,000,000	29.1%	60	59	1.94	9.7%	65.3%	65.3%
	Total / Weighted Average		$85,000,000	14.0%	$85,000,000				2.67	10.3%	56.3%	56.3%

(1)	The table above presents the mortgage loans whose balloon payments would be applied to pay down the majority of the principal balance of the Class A-2 certificates, assuming a 0% CPR and applying the “Modeling Assumptions” described in the Preliminary Prospectus, including the assumptions that (i) none of the mortgage loans in the pool experience prepayments prior to the maturity date or anticipated repayment date, as applicable, defaults or losses; (ii) there are no extensions of maturity dates of any mortgage loans in the pool; and (iii) each mortgage loan in the pool is paid in full on its stated maturity date or anticipated repayment date, as applicable. Each class of Certificates, including the Class A-2 certificates, evidences undivided ownership interests in the entire pool of mortgage loans. Debt service coverage ratio, debt yield and loan-to-value ratio information does not take into account subordinate debt (whether or not secured by the mortgaged property), if any, that is allowed under the terms of any mortgage loan. See Annex A-1 to the Preliminary Prospectus.

(2)	Reflects the percentage equal to the Maturity/ARD Balance divided by the initial Class A-2 certificate principal balance. The sum presented does not equal the total due to rounding.

(3)	In the case of Loan No. 1, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the unfunded companion loan(s). In the case of Loan Nos. 1 and 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV Ratio and Maturity Date LTV Ratio calculations include the related pari passu companion loans. In the case of Loan No. 10, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the mezzanine loan.

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Structural Overview

Order of Distribution:

On each Distribution Date, funds available for distribution from the mortgage loans, net of specified trust expenses, yield maintenance charges, prepayment premiums and excess interest, will be distributed in the following amounts and order of priority (in each case to the extent of remaining available funds):

First: To interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-E, Class X-F and Class X-NR certificates, up to, and pro rata, in accordance with their respective interest entitlements.

Second: To the extent of funds allocated to principal and available for distribution: (i) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the scheduled principal balance for the related distribution date set forth in Annex E to the Preliminary Prospectus, (ii) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (iii) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (iv) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (v) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, (vi) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero. If the certificate balance of each and every class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, based on their respective certificate balances, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates.

Third: To reimburse the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest at their respective pass-through rates.

Fourth: (i) first, to interest on the Class A-S certificates in the amount of their interest entitlement; (ii) second, to the extent of funds allocated to principal remaining after any distributions in respect of principal to each class of certificates with a higher payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates), to principal on the Class A-S certificates until their certificate balance is reduced to zero; and (iii) third, to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by that class, together with interest at its pass-through rate.

Fifth: (i) first, to interest on the Class B certificates in the amount of their interest entitlement; (ii) second, to the extent of funds allocated to principal remaining after any distributions in respect of principal to each class of certificates with a higher payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates), to principal on the Class B certificates until their certificate balance is reduced to zero; and (iii) third, to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were

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Order of Distribution (continued):

previously borne by that class, together with interest at its pass-through rate.

Sixth: (i) first, to interest on the Class C certificates in the amount of their interest entitlement; (ii) second, to the extent of funds allocated to principal remaining after any distributions in respect of principal to each class of certificates with a higher payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance is reduced to zero; and (iii) third, to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by that class, together with interest at its pass-through rate.

Seventh: After the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-E, Class X-F, Class X-NR, Class A-S, Class B and Class C certificates are paid all amounts to which they are entitled, the remaining funds available for distribution will be used to pay interest and principal and to reimburse any unreimbursed losses to the Class D, Class E, Class F and Class NR certificates sequentially in that order in a manner analogous to that described in clause sixth above with respect to the Class C certificates, until the certificate balance of each such class is reduced to zero.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions” in the Preliminary Prospectus.

Realized Losses:	The certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates will each be reduced without distribution on any Distribution Date as a write-off to the extent of any loss realized on the mortgage loans allocated to such class of certificates on such Distribution Date. On each Distribution Date, any such write-offs will be applied to such classes of certificates in the following order, in each case until the related certificate balance is reduced to zero: first, to the Class NR certificates; second, to the Class F certificates; third, to the Class E certificates; fourth, to the Class D certificates; fifth, to the Class C certificates; sixth, to the Class B certificates; seventh, to the Class A-S certificates; and, finally, pro rata, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, based on their then-current respective certificate balances. The notional amount of the Class X-A certificates will be reduced to reflect reductions in the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates resulting from allocations of losses realized on the mortgage loans. The notional amount of the Class X-B certificates will be reduced to reflect reductions in the certificate balance of the Class B certificates resulting from allocations of losses realized on the mortgage loans. The notional amount of the Class X-E certificates will be reduced to reflect reductions in the certificate balance of the Class E certificates resulting from allocations of losses realized on the mortgage loans. The notional amount of the Class X-F certificates will be reduced to reflect reductions in the certificate balance of the Class F certificates resulting from allocations of losses realized on the mortgage loans. The notional amount of the Class X-NR certificates will be reduced to reflect reductions in the certificate balance of the Class NR certificates resulting from allocations of losses realized on the mortgage loans.

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Prepayment Premiums and Yield Maintenance Charges:

On each Distribution Date, each yield maintenance charge collected on the mortgage loans during the one-month period ending on the related Determination Date is required to be distributed to certificateholders (excluding the Class X-E, Class X-F, Class X-NR, Class E, Class F, Class NR, Class Z and Class R certificates) as follows: (1) pro rata, between (x) the group (the “YM Group A”) of Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A and Class A-S certificates and (y) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of the Class X-B, Class B, Class C and Class D certificates, based upon the aggregate amount of principal distributed to the classes of certificates in each YM Group on such Distribution Date and (2) as among the respective classes of certificates in each YM Group in the following manner: (A) on a pro rata basis in accordance with their respective entitlements in those yield maintenance charges, to each class of certificates in such YM Group with a certificate balance in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such class of certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the certificates in such YM Group with certificate balances on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment with respect to such class of certificates and (z) the aggregate amount of such yield maintenance charge allocated to such YM Group and (B) the portion of such yield maintenance charge allocated to such YM Group remaining after such distributions to the applicable class(es) of principal balance certificates in such YM Group, in the case of amounts distributable to YM Group A, to the Class X-A certificates and in the case of amounts distributable to YM Group B, to the Class X-B certificates.

The “Base Interest Fraction” with respect to any principal prepayment on any mortgage loan and with respect to any class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the pass-through rate on such class of certificates exceeds (ii) the discount rate used in accordance with the related mortgage loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the mortgage loan rate on such mortgage loan exceeds (ii) the discount rate used in accordance with the related mortgage loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. If such discount rate is greater than or equal to the lesser of (x) the mortgage loan rate on the related mortgage loan and (y) the pass-through rate described in the preceding sentence, then the Base Interest Fraction will equal zero; provided, however, that if such discount rate is greater than or equal to the mortgage loan rate, and less than the pass-through rate, the fraction will equal one.

If a prepayment premium (calculated as a fixed percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for the mortgage loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the mortgage loan or, for mortgage loans that only have a prepayment premium based on a fixed percentage of the principal balance of the mortgage loan, such other discount rate as may be specified in the related loan documents.

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Prepayment Premiums and Yield Maintenance Charges (continued):	No prepayment premiums or yield maintenance charges will be distributed to holders of the Class X-E, Class X-F, Class X-NR, Class E, Class F, Class NR, Class Z or Class R certificates. Instead, after the notional amounts of the [Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class A-S, Class B, Class C and Class D] certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the mortgage loans will be distributed to holders of the Class X-B certificates, regardless of whether the notional amount of the Class X-B certificates has been reduced to zero. For a description of prepayment premiums and yield maintenance charges required on the mortgage loans, see Annex A-1 to the Preliminary Prospectus. See also “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments” in the Preliminary Prospectus. Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the mortgage loans as of the related Determination Date. See also “Description of the Certificates—Distributions” in the Preliminary Prospectus.
Non-Serviced Mortgage Loans:	Each of the Gurnee Mills mortgage loan, the QLIC mortgage moan, the Wolfchase Galleria mortgage loan, the Federal Way Crossings mortgage loan and the 681 Fifth Avenue mortgage loan is referred to in this Term Sheet as, individually, a “non-serviced mortgage loan” and, collectively, the “non-serviced mortgage loans”. Each non-serviced mortgage loan and the related companion loan(s) are being serviced and administered in accordance with, and all decisions, consents, waivers, approvals and other actions on the part of the holders of the non-serviced mortgage loan and the related companion loan(s) will be effected in accordance with, the Lead Pooling and Servicing Agreement set forth in the “Pari Passu Loan Summary” table above and the related co-lender agreement. Consequently, the servicing provisions set forth in this Term Sheet will generally not be applicable to the non-serviced mortgage loans, but instead such servicing and administration of the non-serviced mortgage loans will, in each case, be governed by the related Lead Pooling and Servicing Agreement. Each Lead Pooling and Servicing Agreement provides for servicing in a manner acceptable for rated transactions that are similar in nature to this securitization. The non-serviced mortgage loans are discussed further under “—Whole Loans” below.
Advances:

The master servicer and, if it fails to do so, the trustee, will be obligated to make (i) P&I advances with respect to each mortgage loan in the issuing entity and (ii) with respect to each mortgage loan (other than the non-serviced mortgage loans) and serviced whole loan, servicing advances, including paying delinquent real estate taxes, assessments and hazard insurance premiums, but only to the extent that those advances are not deemed non-recoverable from collections on the related mortgage loan (or, if applicable, serviced whole loan) and, in the case of P&I advances, subject to reduction in connection with any appraisal reduction amounts that may occur. The special servicer will have no obligation to make property advances; provided that with respect to a specially serviced loan, the special servicer will be entitled to make a property advance in an urgent or emergency situation, and the master servicer will be required to reimburse the special servicer for such advance, with interest; provided that the advance is not determined by the master servicer to be nonrecoverable. Notwithstanding the foregoing, servicing advances for the non-serviced mortgage loans will be made by the parties to, and pursuant to, the applicable Lead Pooling and Servicing Agreement.

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Appraisal Reduction Amounts:

An appraisal reduction amount generally will be created with respect to a required appraisal loan (which is a serviced mortgage loan (or serviced whole loan, if applicable)) as to which certain defaults, modifications or insolvency events have occurred (as further described in the Preliminary Prospectus) in the amount, if any, by which the principal balance of such required appraisal loan, exceeds 90% of the appraised value of the related mortgaged property (as determined by one or more appraisals obtained by the special servicer) plus certain escrows and reserves (including letters of credit) held with respect to such required appraisal loan (net of other amounts overdue or advanced in connection with such required appraisal loan). In general, subject to the discussion in the next paragraphs, any appraisal reduction amount calculated with respect to a whole loan will be allocated to the related mortgage loan and pari passu companion loan(s) on a pro rata basis in accordance with their respective outstanding principal balances. In the case of the non-serviced mortgage loans, any appraisal reduction amounts will be calculated pursuant to, and by a party to, the related Lead Pooling and Servicing Agreement (as discussed under “—Whole Loans” below). As a result of an appraisal reduction amount being calculated for and/or allocated to a given mortgage loan, the interest portion of any P&I advance for such mortgage loan will be reduced, which will have the effect of reducing the amount of interest available for distribution to the most subordinate class(es) of certificates (exclusive of the Class Z and Class R certificates) then outstanding (i.e., first to the Class NR certificates, then to the Class F certificates, then to the Class E certificates, then to the Class D certificates, then to the Class C certificates, then to the Class B certificates, then to the Class A-S certificates, and then, pro rata based on their respective interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-E, Class X-F and Class X-NR certificates). In general, a mortgage loan (or whole loan, if applicable) serviced under the pooling and servicing agreement for this transaction will cease to be a required appraisal loan, and no longer be subject to an appraisal reduction amount, when the same has ceased to be a specially serviced loan (if applicable), has been brought current for at least three consecutive months and no other circumstances exist that would cause such serviced loan to be a required appraisal loan.

Appraisal reduction amounts with respect to the QLIC whole loan will be allocated to notionally reduce the outstanding principal balance of the related subordinate companion loans prior to pro rata allocation to the related mortgage loan and pari passu companion loans.

At any time an appraisal is ordered under the pooling and servicing agreement with respect to a property that would result in an appraisal reduction amount with respect to a mortgage loan that would result in a change in the controlling class, certain certificate holders will have a right to request a new appraisal as described in the Preliminary Prospectus.

Age of Appraisals:	Appraisals (which can be an update of a prior appraisal) with respect to a mortgage loan serviced under the pooling and servicing agreement are required to be no older than 6 months for purposes of determining appraisal reduction amounts, market value, and other calculations as described in the Preliminary Prospectus.
Sale of Defaulted Loans:	There will be no “Fair Market Value Purchase Option”, instead defaulted loans will be sold in a process similar to the sale process for REO property.
Cleanup Call:	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans remaining in the issuing entity is less than 1% of the aggregate principal balance of

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the pool of mortgage loans as of the Cut-off Date, certain specified persons will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in the Preliminary Prospectus. Exercise of the option will terminate the issuing entity and retire the then outstanding certificates.

If the aggregate certificate balances of all certificates (exclusive of the Class X Certificates) senior to the Class D certificates, and the notional amounts of the Class X-A and Class X-B certificates have been reduced to zero and if the master servicer has consented, the issuing entity could also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class Z and Class R certificates and the RRI Interest), for the mortgage loans remaining in the issuing entity, subject to payment of a price specified in the Preliminary Prospectus; provided that, all of the holders of those classes of outstanding certificates (excluding the Class Z and Class R Certificates and the RRI Interest) would have to voluntarily participate in the exchange.

Directing Certificateholder:

The “Directing Certificateholder” will generally be the controlling class certificateholder or other representative designated by the holder(s) of at least a majority of the voting rights of the controlling class. The controlling class is the most subordinate class of the Class E, Class F and Class NR certificates that has an aggregate certificate balance as notionally reduced by any Cumulative Appraisal Reduction Amounts allocated to such class, that is equal to or greater than 25% of the initial certificate balance of such class of certificates; provided that if at any time the certificate balances of the certificates other than the Class E, Class F and Class NR certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the controlling class will be the most subordinate class among the control eligible certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. At any time when Class E is the controlling class, the majority Class E certificateholders may elect under certain circumstances to opt-out from its rights under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—The Directing Certificateholder” in the Preliminary Prospectus. No other class of certificates will be eligible to act as the controlling class or appoint a Directing Certificateholder.

Torchlight Investors, LLC or one of its managed funds is expected to purchase the Class E, Class F, Class NR and Class Z certificates (and may also purchase certain other classes of certificates, including the Class X-E, Class X-F, Class X-NR and Class D Certificates) and, on the Closing Date, is expected to be the initial Directing Certificateholder.

Control/Consultation Rights:

The Directing Certificateholder will be entitled to have consultation and approval rights with respect to certain major decisions (including with respect to assumptions, waivers, loan modifications and workouts) unless no class of the Class E, Class F and Class NR certificates (the “control eligible certificates”) has an outstanding certificate balance, as notionally reduced by any Cumulative Appraisal Reduction Amounts allocated to such class, that is equal to or greater than 25% of the initial certificate balance of that class of certificates (a “Control Termination Event”); provided that a Control Termination Event will not be deemed to be continuing in the event the certificate balances of all classes of principal balance certificates other than the control eligible certificates have been reduced to zero.

The “Cumulative Appraisal Reduction Amount” as of any date of determination for any mortgage loan, is equal to the sum of (i) all appraisal reduction amounts then in effect and

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(ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect.
Control/Consultation Rights (continued):

“AB Modified Loan” means any corrected loan (i) that became a corrected loan (which includes for purposes of this definition any non-serviced mortgage loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the Lead Pooling and Servicing Agreement governing the servicing of such non-serviced mortgage loan) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified mortgage loan and (ii) as to which an appraisal reduction amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the principal balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject mortgage loan) (x) the most recent Appraised Value for the related mortgaged property or mortgaged properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value (or in the calculation of any related appraisal reduction amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the mortgage loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related mortgaged property or mortgaged properties (in the case of a non-serviced mortgage loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related appraisal reduction amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related appraisal reduction amounts.

So long as a Control Termination Event does not exist, the Directing Certificateholder will be entitled to direct the special servicer to take, or refrain from taking, certain actions that would constitute major decisions with respect to a mortgage loan or whole loan serviced under the pooling and servicing agreement and will also have the right to notice and to consent to certain material actions that would constitute major decisions that the master servicer or the special servicer plan on taking with respect to any such mortgage loan or serviced whole loan subject to the servicing standard and other restrictions as described in the Preliminary Prospectus.

Following the occurrence and during the continuation of a Control Termination Event until such time as no class of the Class E, Class F and Class NR certificates has an outstanding certificate balance, without regard to the application of any Cumulative Appraisal Reduction Amounts, that is at least equal to 25% of the initial certificate balance of such class of certificates (a “Consultation Termination Event”), all of the rights of the Directing Certificateholder will terminate other than a right to consult with respect to the major decisions and other matters as to which it previously had approval rights; provided that a Consultation Termination Event will not be deemed to be continuing in the event the certificate balances of all classes of principal balance certificates other than the control eligible certificates have been reduced to zero. After the occurrence and during the

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Control/Consultation Rights (continued):

continuation of a Control Termination Event, the operating advisor will be entitled to consult with the special servicer with respect to certain major decisions on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders, as if those certificateholders and, with respect to a serviced pari passu companion loan, the related pari passu companion loan holder(s) constituted a single lender.

With respect to each non-serviced whole loan, the Directing Certificateholder for this transaction will have limited consultation rights (except in the case of the QLIC whole loan, unless an AB control appraisal period exists), and the applicable directing certificateholder (or equivalent entity) pursuant to the related Lead Pooling and Servicing Agreement (or, in the case of the QLIC whole loan, unless an AB control appraisal period exists, the holder of a related subordinate companion loan) will have consultation, approval and direction rights, with respect to certain major decisions (including with respect to assumptions, waivers, loan modifications and workouts) regarding such non-serviced whole loan, as provided for in the related co-lender agreement and in the related Lead Pooling and Servicing Agreement, and as described under “Description of the Mortgage Pool—The Whole Loans” in the Preliminary Prospectus.

Notwithstanding any contrary description set forth above, in the event that, with respect to any mortgage loan, the Directing Certificateholder or any controlling class certificateholder is a Borrower Party (any of the above, as applicable, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder will not have any consultation or approval rights with respect to such mortgage loan and will have no right to receive asset status reports or such other information as may be specified in the pooling and servicing agreement. A “Borrower Party” is a borrower, a mortgagor, a manager of a mortgaged property, or the holder of a mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan or a person controlling or controlled by or under common control with the foregoing or any other such person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager of a mortgaged property or mezzanine lender.

Risk Retention Consultation Party:

A risk retention consultation party may be appointed by the holder or holders of more than 50% of the RRI Interest, by Certificate Balance. The majority RRI Interest holder will have a continuing right to appoint, remove or replace the risk retention consultation party in its sole discretion. This right may be exercised at any time and from time to time.

Except with respect to an Excluded Loan as to such party, the risk retention consultation party will be entitled to consult with the Special Servicer, upon request of the risk retention consultation party, with respect to certain material servicing actions proposed by the Special Servicer.

Whole Loans:

The Novo Nordisk mortgage loan, which will be contributed to the issuing entity and has an outstanding principal balance as of the Cut-off Date of $60,000,000, represents approximately 9.9% of the Initial Pool Balance and has nine related companion loans that are pari passu in right of payment with the Novo Nordisk mortgage loan, of which (a) five notes were included in WFCM 2016-NXS6 (the “WFCM 2016-NXS6 transaction”), (b) one note is expected to be included in MSC 2016-UBS12 (the “MSC 2016-UBS12 transaction”) and (c) three notes are currently held by Natixis and are expected to be contributed to one or more future securitization trusts. Each pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a

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“non-serviced companion loan” and a “companion loan”. The Novo Nordisk mortgage loan and the related companion loans are collectively referred to in this Term Sheet as the “Novo Nordisk whole loan”, a “serviced whole loan” and a “whole loan”.
Whole Loans (continued):

The Rentar Plaza mortgage loan, which will be contributed to the issuing entity and has an outstanding principal balance as of the Cut-off Date of $60,000,000, represents approximately 9.9% of the Initial Pool Balance and has three related companion loans that are pari passu in right of payment with the Rentar Plaza mortgage loan, of which (a) two notes were included in the WFCM 2016-NXS6 transaction and (b) one note is currently held by Natixis and is expected to be contributed to a future securitization trust. Each pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “non-serviced companion loan” and a “companion loan”. The Rentar Plaza mortgage loan and the related companion loans are collectively referred to in this Term Sheet as the “Rentar Plaza whole loan”, a “serviced whole loan” and a “whole loan”.

The Gurnee Mills mortgage loan, which will be contributed to the issuing entity and has an outstanding principal balance as of the Cut-off Date of $59,833,177, represents approximately 9.9% of the Initial Pool Balance and has five related companion loans that are pari passu in right of payment with the Gurnee Mills mortgage loan, of which (a) one note was included in CSAIL 2016-C7 (the “CSAIL 2016-C7 transaction”), (b) one note was included in WFCM 2016-C36, (c) one note is currently held by Wells Fargo and is expected to be contributed to a future securitization trust and (d) two notes are currently held by Regions Bank. Each pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “non-serviced companion loan” and a “companion loan”. The Gurnee Mills mortgage loan and the related companion loans are collectively referred to in this Term Sheet as the “Gurnee Mills whole loan”, a “non-serviced whole loan” and a “whole loan”. The Gurnee Mills whole loan is serviced by the CSAIL 2016-C7 transaction master servicer and, if and to the extent necessary, the CSAIL 2016-C7 transaction special servicer under the CSAIL 2016-C7 transaction pooling and servicing agreement (referred to as the “CSAIL 2016-C7 PSA” in this Term Sheet). Wilmington, as the CSAIL 2016-C7 transaction trustee, or a custodian on its behalf, holds the mortgage file for the Gurnee Mills whole loan pursuant to the CSAIL 2016-C7 PSA (other than the promissory note[s] for the Gurnee Mills mortgage loan, which will be held by the custodian under the pooling and servicing agreement for this securitization).

The QLIC mortgage loan, which will be contributed to the issuing entity and has an outstanding principal balance as of the Cut-off Date of $50,000,000, represents approximately 8.2% of the Initial Pool Balance and has (i) four related companion loans that are pari passu in right of payment with the QLIC mortgage loan, of which (a) two notes were included in the WFCM 2016-NXS6 transaction and (b) two notes are currently held by Natixis and are expected to be contributed to one or more future securitization trusts and (ii) one related companion loan that is subordinate in right of payment with the QLIC mortgage loan and is currently held by SM Core Credit Finance LLC. Each pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “non-serviced companion loan” and a “companion loan”. The subordinate companion loan described above is referred to in this Term Sheet as a “subordinate companion loan”, a “non-serviced companion loan” and a “companion loan”. The QLIC mortgage loan and the related companion loans are collectively referred to in this Term Sheet as the “QLIC whole loan”, a “non-serviced whole loan” and a “whole loan”. The QLIC whole loan is serviced by the WFCM 2016-NXS6 transaction master

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Whole Loans (continued):

servicer and, if and to the extent necessary, the WFCM 2016-NXS6 transaction special servicer under the WFCM 2016-NXS6 transaction pooling and servicing agreement (referred to as the “WFCM 2016-NXS6 PSA” in this Term Sheet). Wilmington, as the WFCM 2016-NXS6 transaction trustee, or a custodian on its behalf, holds the mortgage file for the QLIC whole loan pursuant to the WFCM 2016-NXS6 PSA (other than the promissory notes for the QLIC mortgage loan, which will be held by the custodian under the pooling and servicing agreement for this securitization).

The Wolfchase Galleria mortgage loan, which will be contributed to the issuing entity and has an outstanding principal balance as of the Cut-off Date of $29,957,889, represents approximately 4.9% of the Initial Pool Balance and has six related companion loans that are pari passu in right of payment with the Wolfchase Galleria mortgage loan, of which (a) three notes are currently held by Morgan Stanley, one of which is expected to be included in the MSC 2016-UBS12 transaction and the remainder of which are expected to be contributed to one or more future securitization trusts and (b) three notes are currently held by UBS AG, one of which is expected to be included in the MSC 2016-UBS12 transaction and the remainder of which are expected to be contributed to one or more future securitization trusts. Each pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “non-serviced companion loan” and a “companion loan”. The Wolfchase Galleria mortgage loan and the related companion loans are collectively referred to in this Term Sheet as the “Wolfchase Galleria whole loan”, a “non-serviced whole loan” and a “whole loan”. The Wolfchase Galleria whole loan is expected to be serviced by the MSC 2016-UBS12 transaction master servicer and, if and to the extent necessary, the MSC 2016-UBS12 transaction special servicer under the MSC 2016-UBS12 transaction pooling and servicing agreement (referred to as the “MSC 2016-UBS12 PSA” in this Term Sheet). Wells Fargo, as the MSC 2016-UBS12 transaction trustee, or a custodian on its behalf, will hold the mortgage file for the Wolfchase Galleria whole loan pursuant to the MSC 2016-UBS12 PSA (other than the promissory notes for the Wolfchase Galleria mortgage loan, which will be held by the custodian under the pooling and servicing agreement for this securitization).

The Federal Way Crossings mortgage loan, which will be contributed to the issuing entity and has an outstanding principal balance as of the Cut-off Date of $25,466,958, represents approximately 4.2% of the Initial Pool Balance and has three related companion loans that are pari passu in right of payment with the Federal Way Crossings mortgage loan, which are expected to be included in the MSC 2016-UBS12 transaction. Each pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “non-serviced companion loan” and a “companion loan”. The Federal Way Crossings mortgage loan and the related companion loans are collectively referred to in this Term Sheet as the “Federal Way Crossings whole loan”, a “non-serviced whole loan” and a “whole loan”. The Federal Way Crossings whole loan is expected to be serviced by the MSC 2016-UBS12 transaction master servicer and, if and to the extent necessary, the MSC 2016-UBS12 transaction special servicer under the MSC 2016-UBS12 PSA. Wells Fargo, as the MSC 2016-UBS12 transaction trustee, or a custodian on its behalf, will hold the mortgage file for the Federal Way Crossings whole loan pursuant to the MSC 2016-UBS12 PSA (other than the promissory notes for the Federal Way mortgage loan, which will be held by the custodian under the pooling and servicing agreement for this securitization).

The Greenwich Office Park mortgage loan, which will be contributed to the issuing entity

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Whole Loans (continued):

and has an outstanding principal balance as of the Cut-off Date of $25,000,000, represents approximately 4.1% of the Initial Pool Balance and has two related companion loans that are pari passu in right of payment with the Greenwich Office Park mortgage loan, of which (a) one note is expected to be included in the MSC 2016-UBS12 transaction and (b) one note is currently held by Natixis and is expected to be contributed to a future securitization trust. Each pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “non-serviced companion loan” and a “companion loan”. The Greenwich Office Park mortgage loan and the related companion loans are collectively referred to in this Term Sheet as the “Greenwich Office Park whole loan”, a “serviced whole loan” and a “whole loan”.

The MY Portfolio mortgage loan, which will be contributed to the issuing entity and has an outstanding principal balance as of the Cut-off Date of $19,935,183, represents approximately 3.3% of the Initial Pool Balance and has one related companion loan that is pari passu in right of payment with the MY Portfolio mortgage loan and was included in MSBAM 2016-C31. The pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “non-serviced companion loan” and a “companion loan”. The MY Portfolio mortgage loan and the related companion loan are collectively referred to in this Term Sheet as the “MY Portfolio whole loan”, a “serviced whole loan” and a “whole loan”.

The 681 Fifth Avenue mortgage loan, which will be contributed to the issuing entity and has an outstanding principal balance as of the Cut-off Date of $15,000,000, represents approximately 2.5% of the Initial Pool Balance and has five related companion loans that are pari passu in right of payment with the 681 Fifth Avenue mortgage loan, of which (a) one note is expected to be included in the MSC 2016-UBS12 transaction, (b) two notes are currently held by UBS AG, New York Branch and are expected to be contributed to one or more future securitization trusts and (c) two notes are currently held by Citigroup Global Markets Realty Corp. and are expected to be contributed to one or more future securitization trusts. Each pari passu companion loan described above is referred to in this Term Sheet as a “pari passu companion loan”, a “non-serviced companion loan” and a “companion loan”. The 681 Fifth Avenue mortgage loan and the related companion loans are collectively referred to in this Term Sheet as the “681 Fifth Avenue whole loan”, a “non-serviced whole loan” and a “whole loan”. The 681 Fifth Avenue whole loan is expected to be serviced by the MSC 2016-UBS12 transaction master servicer and, if and to the extent necessary, the MSC 2016-UBS12 transaction special servicer under the MSC 2016-UBS12 PSA. Wells Fargo, as the MSC 2016-UBS12 transaction trustee, or a custodian on its behalf, will hold the mortgage file for the 681 Fifth Avenue whole loan pursuant to the MSC 2016-UBS12 PSA (other than the promissory note for the 681 Fifth Avenue mortgage loan, which will be held by the custodian under the pooling and servicing agreement for this securitization).

Each of the CSAIL 2016-C7 PSA, MSC 2016-UBS12 PSA and WFCM 2016-NXS6 PSA is also referred to in this Term Sheet as a “Lead Pooling and Servicing Agreement” insofar as it relates to the non-serviced whole loan serviced thereunder.

In the case of the non-serviced whole loans, the related mortgage loans are referred to as “non-serviced mortgage loans”.

For more information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans” in the Preliminary Prospectus.

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Servicing Standard:

Each of the mortgage loans (other than the non-serviced mortgage loans) and serviced whole loan(s) will be serviced by the master servicer and the special servicer pursuant to the terms of the pooling and servicing agreement. In all circumstances, each of the master servicer and the special servicer are obligated to act in the best interests of the certificateholders (and, in the case of a serviced whole loan, the holder of the related serviced companion loan) as a collective whole as if such certificateholders (and, if applicable, such companion loan holder), constituted a single lender. The applicable special servicer is required to determine the effect on net present value of various courses of action (including workout or foreclosure), using the Calculation Rate as the discount rate, and pursue the course of action that it determines would maximize recovery on a net present value basis.

“Calculation Rate” means:

(a)    for principal and interest payments on a mortgage loan or proceeds from the sale of a defaulted loan, the highest of (i) the rate determined by the master servicer or the special servicer, as applicable, that approximates the market rate that would be obtainable by borrowers on similar debt of the borrowers as of such date of determination, (ii) the mortgage loan rate and (iii) the yield on 10-year US treasuries; and

(b)    for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or update of such appraisal).

Termination of Special Servicer:

If a Control Termination Event has not occurred (or has occurred, but is no longer continuing), the special servicer may be replaced with respect to the mortgage loans and the serviced whole loans at the direction of the Directing Certificateholder upon satisfaction of certain conditions specified in the pooling and servicing agreement.

After the occurrence and during the continuance of a Control Termination Event, the holders of at least 25% of the voting rights of the certificates (other than the Class Z and Class R certificates) may request a vote to replace the special servicer. The subsequent vote may result in the termination and replacement of such special servicer if, within 180 days of the initial request for that vote, the holders of (a) at least 75% of a “certificateholder quorum” (holders of certificates evidencing at least 75% of the aggregate voting rights of the certificates (other than the Class X, Class Z and Class R certificates) or (b) more than 50% of the aggregate voting rights of each class of certificates other than any Class X, Class Z and Class R certificates (but in the case of this clause (b) only such classes of certificates that, in each case, have an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts allocated to such class, equal to or greater than 25% of the initial certificate balance of such class, minus all payments of principal made on such class of certificates) vote affirmatively to so replace such special servicer.

At any time after the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, the operating advisor may recommend the replacement of the special servicer resulting in a solicitation of a certificateholder vote. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of certificates (other than Class X, Class Z and Class R certificates) evidencing at least a majority of the voting rights (taking into account

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the application of any appraisal reduction amounts to notionally reduce the certificate balances of the classes to which such appraisal reduction amounts are allocable) of all certificates (other than Class X, Class Z and Class R certificates). In the event the holders of such certificates elect to remove and replace the special servicer, the certificate administrator will be required to obtain a rating agency confirmation from each of the rating agencies at that time.
Excluded Special Servicer:	In the event that, with respect to any mortgage loan, the special servicer has obtained knowledge that it is a Borrower Party with respect to a mortgage loan, the special servicer will be required to resign as special servicer of such mortgage loan (an “Excluded Special Servicer Loan”), and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will be required to appoint (and may replace with or without cause) a successor special servicer that is not a Borrower Party (an “Excluded Special Servicer”) with respect to such Excluded Special Servicer Loan unless such Excluded Special Servicer Loan is also an excluded loan with respect to such Directing Certificateholder or the holder of the majority of the Controlling Class, in which case the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer.
Servicing Compensation:

Modification Fees: Certain fees resulting from modifications, amendments, waivers or other changes to the terms of the loan documents, as more fully described in the Preliminary Prospectus, will be used to offset expenses on the related serviced mortgage loan (i.e., a mortgage loan other than a non-serviced mortgage loan) or serviced whole loan, if applicable (i.e., reimburse the trust for certain expenses including unreimbursed advances and interest on unreimbursed advances previously incurred (other than special servicing fees, workout fees and liquidation fees)) on the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, but not yet reimbursed to the trust or servicers), or to pay expenses (other than special servicing fees, workout fees and liquidation fees) that are still outstanding, in each case unless as part of the written modification the related borrower is required to pay these amounts on a going forward basis or in the future). Any excess modification fees not so applied to offset expenses will be available as compensation to the master servicer and/or the applicable special servicer. Within any prior 12-month period, all excess modification fees earned by the master servicer and/or the by the applicable special servicer (after taking into account the offset described below applied during such 12-month period) with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, will be subject to a cap equal to the greater of (i) 1.0% of the outstanding principal balance of such mortgage loan after giving effect to such transaction and (ii) $25,000.

All excess modification fees earned by either special servicer will be required to offset any future workout fees to the extent in excess of $25,000 or liquidation fees payable with respect to the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, or related REO property; provided that if the mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, ceases being a corrected loan, and is subject to a subsequent modification, any excess modification fees earned by the applicable special servicer prior to such mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, ceasing to be a corrected loan will no longer be offset against future liquidation fees and workout fees unless such mortgage loan (other than a non-serviced mortgage loan) or serviced

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Servicing Compensation (continued):

whole loan, if applicable, ceased to be a corrected loan within 12 months of it becoming a modified mortgage loan (or modified whole loan, if applicable).

Penalty Charges: All late fees and default interest will first be used to reimburse certain expenses previously incurred with respect to the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable (other than special servicing fees, workout fees and liquidation fees) but not yet reimbursed to the trust, the master servicer or the applicable special servicer or to pay certain expenses (other than special servicing fees, workout fees and liquidation fees) that are still outstanding on the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, and any excess received with respect to a serviced loan will be paid to the master servicer (for penalty charges accrued while a non-specially serviced loan), and the applicable special servicer (for penalty charges accrued while a specially serviced loan). To the extent any amounts reimbursed out of penalty charges are subsequently recovered on a related serviced loan, they will be paid to the master servicer or applicable special servicer who would have been entitled to the related penalty charges that were previously used to reimburse such expense.

Liquidation / Workout Fees: Liquidation fees will be calculated at the lesser of (a) 1.0% and (b) such lower rate as would result in a liquidation fee of $1,000,000, for each mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan that is a specially serviced loan and any REO property, subject in any case to a minimum liquidation fee of $25,000, except that the liquidation fee will be zero with respect to certain liquidation events set forth in the pooling and servicing agreement, and the liquidation fee with respect to each mortgage loan or REO mortgage loan repurchased or substituted for after more than 180 days following the Mortgage Loan Seller’s receipt of notice or discovery of a material breach or material defect will be in an amount equal to the liquidation fee rate described above of the outstanding principal balance of such mortgage loan or REO loan. For any mortgage loan (other than a non-serviced loan) or serviced whole loan that is a corrected loan, workout fees will be calculated at the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest) on the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, from the date such serviced loan becomes a corrected loan through and including the then related maturity date; or in any case such higher rate as would result in a workout fee of $25,000 when applied to each expected payment of principal and interest (other than default interest) on any mortgage loan from the date such serviced loan becomes a corrected loan through and including the then related maturity date.

Notwithstanding the foregoing, in connection with a maturity default, no liquidation or workout fee will be payable in connection with a payoff or refinancing of the related serviced loan within 90 days of the maturity default.

Operating Advisor:

Prior to the occurrence and continuance of a Control Termination Event, the operating advisor will review certain information on the certificate administrator’s website, and will have access to any final asset status report but will not have any approval or consultation rights. After the occurrence and during the continuance of a Control Termination Event, the operating advisor will be entitled to consult with the special servicer in respect of the asset status report with respect to certain major decisions on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders, as if those certificateholders (and, with respect to a serviced pari passu companion loan, the related

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pari passu companion loan holder(s)) constituted a single lender. Additionally, the operating advisor will be required to prepare an annual report to be provided to the trustee, the master servicer, the rating agencies, the certificate administrator and the 17g-5 information provider and to recalculate and verify the accuracy of certain calculations and their corresponding application.

After the occurrence of a Consultation Termination Event, the operating advisor may be removed without cause upon (i) the written direction of certificateholders evidencing not less than 15% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the certificate balances of classes to which such appraisal reduction amounts are allocable) requesting a vote to replace the operating advisor and (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote Upon the vote or written direction of holders of at least 75% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the certificate balances of classes to which such appraisal reduction amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor. In the event there are no classes of certificates outstanding (other than the Class X-E, Class X-F, Class X-NR, Class E, Class F, Class NR, Class Z and Class R certificates), then all of the rights and obligations of the operating advisor under the pooling and servicing agreement will terminate.

Asset Representations Reviewer:	The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. An asset review will occur when either (i) mortgage loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the mortgage loans (including any REO loans (or a portion of any REO loan in the case of a whole loan)) held by the issuing entity as of the end of the applicable collection period are delinquent loans or (ii) at least 15 mortgage loans are delinquent loans as of the end of the applicable collection period and the outstanding principal balance of such delinquent loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the mortgage loans (including any REO loans (or a portion of any REO loan in the case of a whole loan)) held by the issuing entity as of the end of the applicable collection period.
Replacement of the Asset Representations Reviewer:	The asset representations reviewer may be terminated and replaced without cause. Upon (i) the written direction of certificateholders evidencing not less than 25% of the voting rights (without regard to the application of any appraisal reduction amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an eligible asset representations reviewer and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all certificateholders and the asset representations reviewer of such request. Upon the written direction of certificateholders evidencing at least 75% of a certificateholder quorum (without regard to the application of any appraisal reduction amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the pooling and servicing agreement, and the proposed successor asset representations reviewer will be appointed.

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Dispute Resolution Provisions:

Each Mortgage Loan Seller will be subject to the dispute resolution provisions set forth in the pooling and servicing agreement to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by a Mortgage Loan Seller and such Mortgage Loan Seller will be obligated under the related mortgage loan purchase agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Generally, in the event that a repurchase request is not “Resolved” (as defined below) within 180 days after the related Mortgage Loan Seller receives such repurchase request, then the enforcing servicer will be required to send a notice to the “initial requesting certificateholder” (if any) and to the certificate administrator who will make such notice available to all other certificateholders and certificate owners indicating the enforcing servicer’s intended course of action with respect to the repurchase request. Such notice will notify all certificateholders and certificate owners that in the event any certificateholder disagrees with the enforcing servicer’s intended course of action, the enforcing servicer will be required to follow the course of action agreed to and/or proposed by the majority of the responding certificateholders that involves referring the matter to mediation or arbitration, as the case may be. If (a) the enforcing servicer’s intended course of action with respect to the repurchase request does not involve pursuing further action to exercise rights against the related Mortgage Loan Seller with respect to the repurchase request and the initial requesting certificateholder, if any, or any other certificateholder or certificate owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, or (b) the enforcing servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the repurchase request but the initial requesting certificateholder, if any, or any other certificateholder or certificate owner does not agree with the dispute resolution method selected by the enforcing servicer, then the initial requesting certificateholder, if any, or such other certificateholder or certificate owner may deliver a written notice to the enforcing servicer indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

“Resolved” means, with respect to a repurchase request, (i) that related material defect has been cured, (ii) the related mortgage loan has been repurchased in accordance with the related mortgage loan purchase agreement, (iii) a mortgage loan has been substituted for the related mortgage loan in accordance with the related mortgage loan purchase agreement, (iv) the applicable Mortgage Loan Seller has paid a loss of value payment, (v) a contractually binding agreement is entered into between the enforcing servicer, on behalf of the issuing entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related mortgage loan purchase agreement or (vi) the related mortgage loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the pooling and servicing agreement.

Deal Website:

The Certificate Administrator will maintain a deal website including, but not limited to:

■   all special notices delivered

■   summaries of final asset status reports

■   all appraisals in connection with appraisal reduction amounts plus any subsequent appraisal updates

■   an “Investor Q&A Forum” and a voluntary investor registry

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Mortgage Loan No. 1 — Novo Nordisk

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Mortgage Loan No. 1 — Novo Nordisk

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Mortgage Loan No. 1 — Novo Nordisk

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Mortgage Loan No. 1 — Novo Nordisk

Mortgage Loan Information	Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$60,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$60,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	9.9%	Net Rentable Area (SF):	761,824
Loan Purpose:	Acquisition	Location:	Plainsboro, NJ
Borrower:	Princeton HD Owner LLC	Year Built / Renovated:	1985 / 2013
Sponsor:	Princeton HD Owner LLC	Occupancy:	78.0%
Interest Rate:	3.4820%	Occupancy Date:	11/1/2016
Note Date:	8/11/2016	Number of Tenants:	1
Anticipated Repayment Date(2):	9/5/2021	2013 NOI:	N/A
Interest-only Period:	60 months	2014 NOI:	$14,476,650
Original Term(2):	60 months	2015 NOI:	$14,399,114
Original Amortization:	None	TTM NOI(3):	$14,687,857
Amortization Type(2):	Interest Only, ARD	UW Economic Occupancy:	86.2%
Call Protection(4):	L(27),Def (30),O(3)	UW Revenues:	$29,605,904
Lockbox(5):	Hard	UW Expenses:	$11,891,591
Additional Debt(1):	Yes	UW NOI(6):	$17,714,312
Additional Debt Balance(1):	$108,300,000	UW NCF:	$17,676,221
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF:	$319,900,000 / $420
Additional Future Debt Permitted:	No	Appraisal Date:	6/1/2016

Escrows and Reserves(7)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$221
Taxes:	$931,323	$465,662	N/A	Maturity Date Loan / SF:	$221
Insurance:	$39,186	$19,593	N/A	Cut-off Date LTV:	52.6%
Replacement Reserves:	$0	$3,656	N/A	Maturity Date LTV:	52.6%
Expansion Space TI/LC Reserve:	$0	$0	N/A	UW NCF DSCR:	2.97x
Novo Reserve:	$0	Springing	N/A	UW NOI Debt Yield:	10.5%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan (A Notes)	$168,300,000	47.4%	Purchase Price	$305,000,000	85.9%
Earnout Advance(8)	23,000,000	6.5	Earnout Advance	23,000,000	6.5
Expansion Space TI/LC Advance(9)	16,580,000	4.7	Expansion Space TI/LC Advance	16,580,000	4.7
Sponsor Equity	147,128,537	41.4	Upfront Reserves	970,510	0.3
			Closing Costs	9,458,027	2.7
Total Sources	$355,008,537	100.0%	Total Uses	$355,008,537	100.0%

(1)	The Novo Nordisk loan is part of a whole loan evidenced by 13 pari passu senior notes, with an aggregate maximum principal balance of $207.88 million and an outstanding principal cut-off balance of $168.3 million (collectively, the “A Notes”). The financial information presented in the chart above reflects the funded outstanding principal cut-off balance of the Novo Nordisk Whole Loan of $168.3 million. Based on the maximum principal balance, the as-expanded appraised value and the fully funded NCF underwriting, the balance PSF, loan-to-value ratio and NCF debt yield would be $272.87, 60.7% and 10.6%, respectively. The fully funded NCF debt service coverage ratio (calculated at the maximum potential interest rate) is 2.71x.

(2)	The loan is structured with an anticipated repayment date (“ARD”) of September 5, 2021 and a stated maturity date of April 30, 2031. In the event the Novo Nordisk Whole Loan is not repaid in full by the ARD, the interest rate will increase to the amount of the sum of (a) 3.4820% and (b) 3.0000% plus the amount (if any) by which the five-year treasury rate exceeds 2.5000% (the “Adjusted Interest Rate”). The borrower’s failure to repay the Novo Nordisk Whole Loan in full at least one month prior to the ARD automatically triggers a full cash flow sweep whereby all excess cash flow will pay down the principal of the Novo Nordisk Whole Loan. Such excess cash flow is paid after payment of interest on the Novo Nordisk Whole Loan at the Adjusted Interest Rate. Please refer to “The Loan” section below for additional details.

(3)	Represents the trailing twelve-month period ending May 31, 2016.

(4)	The lockout period will be at least 27 payments beginning with and including the first payment date of October 5, 2016. Defeasance of the full Novo Nordisk Whole Loan is permitted at any time after the earlier to occur of (i) 48 months after the origination date and (ii) the date that is two years from the closing date of the securitization that includes the note to be last securitized (the “REMIC Prohibition Period”).

(5)	For a more detailed description of the lockbox, please refer to “Lockbox / Cash Management” below.

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Mortgage Loan No. 1 — Novo Nordisk

(6)	Annual Underwritten Rents in Place and Net Operating Income increases from TTM May 31, 2016 as it includes rent on the first mandatory expansion of 65,174 SF, totaling approximately $2.05 million and rent averaging through September 1, 2021, totaling $973,363.

(7)	For a more detailed description of escrows and reserves, please refer to “Escrows and Reserves” below.

(8)	A future earnout advance is available to be drawn and released to the seller at such time as the tenant, Novo Nordisk Inc. (“Novo”), accepts expansion space under its lease and commences paying rent for such space. Please refer to “Escrows and Reserves” below.

(9)	A future advance is available for approved tenant improvements and leasing commissions in connection with the exercise of Novo Nordisk Inc.’s right under its lease to take expansion space at the property, which right may be exercised at any time during the lease term. Please refer to “Escrows and Reserves” below.

The Loan. The Novo Nordisk loan, which is part of a larger split whole loan, is a first mortgage loan secured by a fee interest in a nine-building, Class A suburban office property encompassing 761,824 SF in Plainsboro, New Jersey. The whole loan has a maximum principal balance of approximately $207.9 million (the “Novo Nordisk Whole Loan”), an outstanding principal balance of $168.3 million as of the cut-off date, and is comprised of thirteen pari passu notes, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12 and Note A-13. Note A-2 is currently unfunded and the obligation to fund Note A-2 will be the sole responsibility of the holder of Note A-2 (currently Natixis), and will not be the responsibility of the trust. Note A-1, Note A-7, Note A-8 and Note A-9, which have an aggregate outstanding principal balance as of the cut-off date of $60.0 million, are being contributed to the CSMC 2016-NXSR Commercial Mortgage Trust. Note A-6, which has an outstanding principal balance of $20.0 million as of the cut-off date, is currently held by Natixis and is expected to be contributed to the MSC 2016-UBS12 Commercial Mortgage Trust. Note A-3, Note A-4, Note A-5, Note A-11 and Note A-12, which have an aggregate outstanding principal balance as of the cut-off date of approximately $73.3 million, were contributed to the WFCM 2016-NXS6 Commercial Mortgage Trust. Note A-10 and Note A-13, which have an aggregate outstanding principal balance as of the cutoff date of $15.0 million, are currently held by Natixis and are expected to be contributed to a future securitization trust. As the holder of Note A-1, in addition to Note A-7, Note A-8 and Note A-9, the trustee of the CSMC 2016-NXSR Commercial Mortgage Trust (or, prior to the occurrence and continuance of a control termination event under the CSMC 2016-NXSR Commercial Mortgage Trust pooling and servicing agreement, the CSMC 2016-NXSR Commercial Mortgage Trust directing certificate holder) (the “Controlling Noteholder”), will be entitled to exercise all of the rights of the Controlling Noteholder with respect to the Novo Nordisk Whole Loan; however the holder of the remaining pari passu notes will be entitled, under certain circumstances, to consult with the Controlling Noteholder with respect to certain major decisions. The loan has a 5-year ARD and is interest-only for the term of the loan through ARD.

Whole Loan Note Summary

	Original Balance	Funded	Cut-Off Date Balance	Note Holder	Controlling Piece
A-1, A-7, A-8, A-9	$60,000,000	Yes	$60,000,000	CSMC 2016-NXSR	Yes
A-2	39,580,000	No	39,580,000	Natixis	No
A-10, A-13	15,000,000	Yes	15,000,000	Natixis	No
A-6	20,000,000	Yes	20,000,000	MSC 2016-UBS12	No
Notes A-3, A-4, A-5, A-11, A-12	73,300,000	Yes	73,300,000	WFCM 2016-NXS6	No
Total	$207,880,000		$207,880,000

The Borrower. The borrowing entity for the loan is Princeton HD Owner LLC, a Delaware limited liability company and special purpose entity.

The Sponsor. The sponsor is Princeton HD Owner LLC, which is indirectly owned by a joint venture between Hana Financial Investment (“Hana”) (33.3%), HMC Investment Securities (“HMC”) (27.8%), and Mirae Asset Daewoo (“Mirae”) (38.9%). Established in 2006, Hana is a wholly owned subsidiary of Hana Financial Group Inc. and was Korea’s first asset management company to specialize in real estate. With an operating size of $4.1 billion, Hana has created a diverse investment portfolio and contributes to the development of the real estate fund and other alternative investment markets. Based in Seoul, South Korea, HMC provides securities services, including stock brokerage and advisory services. HMC has extensive experience in real estate and offers structured financing, asset securitization, portfolio management and real estate sales. HMC operates a network of 40 branches in South Korea and one branch internationally. HMC generated $56.5 million of operating income in 2015 and had $147.8 million in cash and deposits. Mirae is the product of a merger between South Korea’s Mirae Asset

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Mortgage Loan No. 1 — Novo Nordisk

Securities and Mirae Asset Daewoo Securities. Founded in 1999 and headquartered in Seoul, South Korea, Mirae provides a comprehensive range of services in wealth management, stock brokerage, investment banking, and overseas business. As of September 30, 2016, Mirae had $100.5 billion of assets under management and is the largest stock brokerage and investment banking firm by market capitalization in South Korea. The Novo Nordisk Whole Loan is not structured with a warm-body / warm-entity non-recourse carveout guarantor. The borrower is the sole party liable for any breach or violation of the non-recourse provisions in the loan documents. The borrower purchased a $15.0 million environmental insurance policy for a term of five years with an option for a three year extended reporting period, which is three years after the ARD.

The Property. The property is comprised of nine Class A office buildings with an aggregate 761,824 SF located in suburban Plainsboro, New Jersey and is situated on approximately 58.6 acres. The property was originally built in 1985 and was last renovated in 2013. In 2013, the borrower completed an approximately $215.0 million (approximately $282 PSF) renovation of the property, which included interior and exterior finishes and general aesthetic improvements. The property is LEED Silver certified and features state-of-the-art technology, energy-efficient systems, and various amenities. The new façade, with 10-foot-high windows, offers ample natural light. There is also a 30-foot high atrium lobby with full height glass walls. Building amenities include a fully renovated 267-seat cafeteria, executive dining area, grab and go café, fully-equipped fitness center, 2,214 parking spaces including 493 covered spaces and 1,721 spaces in open lots (2.9 parking spaces per 1,000 SF of rentable area), a 4,000 SF roof-top terrace with outdoor dining patios and a full-service concierge. The property also features courtyards and landscaping in an attempt to create a park-like ambience.

As of November 1, 2016, the property was 69.4% occupied and 78.0% leased to one investment-grade tenant under a long term lease that expires beyond the ARD. Novo occupies 594,009 SF (recently expanded by 65,174 SF), including 30,720 SF of storage space, under an initial lease dated July 29, 2011 and expiring in April 30, 2031, with one ten-year renewal option, provided that the tenant has not sublet more than 200,000 SF of its space. Novo initially leased 498,115 SF and then expanded to 528,835 SF, including 30,720 SF of storage space, totaling 69.4% of net rentable area, and in April 2016 took possession of its mandatory expansion of 65,174 SF. Novo has no termination options and its lease includes 2.0% annual rent increases. Novo is the U.S. subsidiary of Novo Nordisk A/S (S&P: AA- / Moody’s: A1), which guarantees the lease. The property serves as the North American Headquarters for Novo Nordisk A/S, which employs approximately 1,300 people at the property. Novo Nordisk A/S is a global pharmaceutical company, which specializes in the diabetes care industry that markets products in 180 countries around the world. Novo Nordisk A/S is headquartered in Denmark and has offices or affiliates in 75 countries and employs over 40,000 people. In 2015, Novo Nordisk A/S reported net income of 32.9 billion DKK ($4.9 billion USD) on revenues of 107.9 DKK billion ($16.3 billion USD), which was a 21.5% increase year-over-year in local currency. United States sales comprise 90% of North American regional sales and generated revenue of $8.6 billion USD in 2015.

Expansion Option. Novo has an exclusive option that may be exercised at any time during the term of its lease to expand in all or any portion of the remaining 167,815 SF of rentable area. The rent for the option space footage is set in the lease at the total lease square footage multiplied by the fixed rent PSF in effect as of the option space rent commencement date. The rent on the option space will increase by 2.0% per annum (in the same manner as the fixed rent for the initial premises). Novo will also receive a tenant allowance for the expansion space calculated as the product of the rentable square feet times the tenant allowance amount PSF that is applicable to the target option date. The borrower may, at the time of tenant’s acceptance of the expansion space, request part or all of the $23 million earnout advances based on a pro rata share of the expansion space to the total remaining 167,815 SF of rentable area. The earnout advances are passed along to the property seller as conditioned in the purchase and sales agreement. The holder of Note A-2 is obligated to fund tenant allowance and earn-out advances as described in the “Escrows and Reserves” section below.

The property is located in Plainsboro, New Jersey, and is situated directly off Route 1, a highway that averages more than 75,000 daily vehicles, in proximity to a network of highways that provides access to northern New Jersey, southern New Jersey, the New Jersey coastline and Pennsylvania. The New Jersey Turnpike/Interstate-95 is located approximately 10 minutes southwest from the property. The property is located approximately 10 minutes from the Princeton Junction Train Station that provides connections to Philadelphia, MetroPark (in Iselin), and New York City through NJ Transit service (Northeast Corridor Line) and Amtrak. The train station can be accessed by Novo employees through a shuttle service provided by Novo. The

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Mortgage Loan No. 1 — Novo Nordisk

property also benefits from a NJ Transit Bus Stop near the intersection of Scudders Mill Road and Novo Nordisk Way. Additionally, Newark Liberty International Airport is located less than 40 miles north of the property. There is a range of lodging and retail options along Route 1, as well as the amenities in the 2,200-acre Princeton Forrestal Center Office Park and Princeton Forrestal Village. The property has direct internal access to the adjacent 62-room Holiday Inn Express, which features a 250-seat auditorium and various meeting rooms, which are routinely utilized by Novo; as well as a connection to the 364-room Crowne Plaza Princeton Hotel and Conference Center in Princeton Forrestal Center via a connector bridge.

The Market. The complex is located in the Class A Princeton North submarket, approximately 47.5 miles northeast of Center City Philadelphia and 51.0 miles southwest of New York City. According to the appraisal, the 2015 estimated population within a one-, three- and five-mile radius of the property was 2,771, 52,301, and 106,798, respectively, with an estimated 2015 average household income in the same radii of $196,127, $147,640 and $148,940, respectively. According to a third party market research report, the Princeton North submarket contained approximately 21.0 million SF of Class A office space with an overall vacancy rate of 10.7% as of the third quarter of 2016. According to the appraisal, the Class A Princeton North submarket includes corporations such as Bristol-Myers Squibb, Bloomberg Financial Services, Sandoz, Otsuka, and Janssen Pharmaceutical. The appraisal concluded market rents of $24.00 PSF and average asking rents of $27.76 PSF on a full service gross basis. The Class A Princeton submarket includes companies in the life sciences and financial services industries. The largest lease signings occurring in 2016 in the Northern New Jersey office market included the 431,493 SF lease signed by Allergan at 5 Giralda Farms in the Morristown Area market, the 350,000 SF lease signed by iCIMS at Bell Works in the Monmouth East market, and the 339,178 SF renewal signed by the Panasonic Corporation of North America at Two Riverfront Plaza in the Newark / Urban Essex Market.

According to the appraisal, the property’s competitive set consists of the five properties detailed in the table below.

Competitive Set Summary(1)

Property	Year Built / Renovated	Total GLA (SF)	Est. Occ.	Proximity (miles)
Novo Nordisk	1985/2013	761,824(2)	78%(2)	N/A
14 Sylvan Way	2013	203,000	100%	46.6
45 Waterview Blvd.	1997/2010	106,680	100%	48.9
100 College Road West	2000	154,101	100%	3.2
22 Sylvan Way	2009	249,409	100%	46.5
2 Giralda Farms	2000	146,366	100%	43.8

(1)	Source: Appraisal and third party research report.

(2)	Based on the November 1, 2016 underwritten rent roll.

Historical and Current Occupancy

2013(1)	2014(1)	2015(1)	Current(2)
65.4%	65.4%	69.4%	78.0%

(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Information obtained from the underwritten rent roll. As of November 1, 2016, the property was 69.4% occupied and 78.0% leased by Novo.

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Mortgage Loan No. 1 — Novo Nordisk

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	Annual UW Base Rent(3)	% of Annual UW Base Rent	Lease Expiration Date(4)
Novo	A1/AA-/NR	563,289	73.9%	$31.45	$17,714,312	100.0%	4/30/2031
Novo (Storage)	A1/AA-/NR	30,720	4.0%	$0.00	$0	0.0%	4/30/2031

(1)	Information obtained from the underwritten rent roll dated November 1, 2016.

(2)	Ratings represent the rating of the parent company that guarantees each lease.

(3)	Annual UW Base Rent PSF and Annual UW Base Rent include rent averaging through September 1, 2021, totaling $973,363.

(4)	Novo has one 10-year extension option, provided that no more than 200,000 SF is sublet.

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	NRA (SF) Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA (SF) Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	167,815	22.0%	NAP	NAP	167,815	22.0%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	167,815	22.0%	$0	0.0%
2016	0	0	0.0	0	0.0	167,815	22.0%	$0	0.0%
2017	0	0	0.0	0	0.0	167,815	22.0%	$0	0.0%
2018	0	0	0.0	0	0.0	167,815	22.0%	$0	0.0%
2019	0	0	0.0	0	0.0	167,815	22.0%	$0	0.0%
2020	0	0	0.0	0	0.0	167,815	22.0%	$0	0.0%
2021	0	0	0.0	0	0.0	167,815	22.0%	$0	0.0%
2022	0	0	0.0	0	0.0	167,815	22.0%	$0	0.0%
2023	0	0	0.0	0	0.0	167,815	22.0%	$0	0.0%
2024	0	0	0.0	0	0.0	167,815	22.0%	$0	0.0%
2025	0	0	0.0	0	0.0	167,815	22.0%	$0	0.0%
2026 & Beyond	1	594,009	78.0	17,714,312	100.0	761,824	100.0%	$17,714,312	100.0%
Total	1	761,824	100.0%	$17,714,312	100.0%

(1)	Based on the underwritten rent roll.

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Mortgage Loan No. 1 — Novo Nordisk

Operating History and Underwritten Net Cash Flow

	2014	2015	TTM(1)	Underwritten(2)	Fully Funded(3)	PSF(4)	%(4)(5)
Rents in Place	$14,133,182	$14,415,448	$14,722,897	$17,714,312	$23,033,680	$23.25	51.6%
Vacant Income	0	0	0	4,723,992	0	6.20	13.8
Gross Potential Rent	$14,133,182	$14,415,448	$14,722,897	$22,438,305	$23,033,680	$29.45	65.4%
Total Reimbursements	10,544,056	10,146,706	9,876,451	11,891,591	12,023,580	15.61	34.6
Net Rental Income	$24,677,238	$24,562,154	$24,599,348	$34,329,896	$35,057,260	$45.06	100.0%
(Vacancy/Collection Loss)	0	0	0	(4,723,992)	(1,051,718)	(6.20)	(13.8)
Other Income	61,100	0	0	0	0	0.00	0.0
Effective Gross Income	$24,738,338	$24,562,154	$24,599,348	$29,605,904	$34,005,542	$38.86	86.2%
Total Expenses	$10,261,687	$10,163,040	$9,911,492	$11,891,591	$12,023,580	$15.61	40.2%
Net Operating Income	$14,476,650	$14,399,114	$14,687,857	$17,714,312	$21,981,962	$23.25	59.8%
Total TI/LC, Capex/RR	0	0	0	38,091	38,091	0.05	0.1
Net Cash Flow	$14,476,650	$14,399,114	$14,687,857	$17,676,221	$21,943,871	$23.20	59.7%
Average Annual Rent PSF	$18.55	$18.92	$19.33	$23.25	$30.23

(1)	The TTM column represents the trailing twelve months ending May 31, 2016.

(2)	Annual Underwritten Rents in Place and Net Operating Income increases from TTM May 31, 2016 as it includes rent on the first mandatory expansion of 65,174 SF, totaling approximately $2.05 million and rent averaging through September 1, 2021, totaling $973,363.

(3)	The Fully Funded column represents the underwriting upon complete expansion by Novo Nordisk in the remaining 167,815 SF of net rentable area.

(4)	The PSF and % calculations are based on the Underwritten cash flow.

(5)	% column represents percent of Net Rental Income for all revenue lines and represents the percentage of Effective Gross Income for the remainder of the fields.

Property Management. The property is managed by Ivy Realty Services, LLC.

Escrows and Reserves. Note A-2 is currently unfunded; however, the holder of Note A-2 is required to make advances available for (i) approved tenant improvements and leasing commissions (estimated to be $16.6 million) (the “Expansion Space TI/LC Advance”) in connection with the exercise of Novo’s right under its lease to take expansion space (the “Expansion Space”) at the property and (ii) earnout funds (estimated to be $23.0 million) (the “Earnout Advance”). The Earnout Advance will be available to be drawn at such time as Novo accepts the Expansion Space under its lease and commences paying rent for such space. Notwithstanding the foregoing, in the event that the Earnout Advances have not been fully drawn on or prior to October 5, 2019, then, on such date, $4.0 million of the remaining Earnout Advance will be irrevocably waived. The Expansion Space TI/LC Advance will be available at any time prior to July 5, 2021 during the Novo Nordisk Whole Loan term.

At origination, the borrower funded aggregate reserves of $970,510 with respect to the loan, comprised of (i) $931,323 for real estate taxes and (ii) $39,186 for insurance.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, which is currently equal to $465,662.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments, currently equal to $19,593. The loan documents do not require monthly escrows for the insurance premiums that Novo pays directly pursuant to the Novo lease as long as (i) the Novo lease is in full force and effect and Novo is the sole tenant at the property, (ii) Novo is obligated to pay the insurance premiums directly pursuant to the terms of the Novo lease and the insurance requirements and coverages set forth under the Novo lease have not been modified and are acceptable to the administrative agent, (iii) there is no event of default existing under the Novo Nordisk Whole Loan beyond any applicable notice and cure period, (iv) there is no monetary default or material nonmonetary default under the Novo lease, (v) Novo Nordisk A/S maintains a long-term unsecured credit rating by a S&P or Moody’s of at least BBB- or the equivalent rating, and (vi) the borrower provides the administrative agent with evidence of timely payment of such insurance premiums. The borrower is required to provide the administrative agent with evidence reasonably satisfactory to the administrative agent that (i) all insurance that the borrower, as landlord under the Novo lease, is responsible to maintain, including but not limited to any expansion space, pursuant to the Novo lease is in full force and effect and (ii) all insurance that the borrower, as tenant under the lease for the

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Mortgage Loan No. 1 — Novo Nordisk

adjacent helipad (the “Helistop Lease”), is responsible to maintain pursuant to the Helistop Lease is in full force and effect. The rent on the Helistop Lease was a one-time payment in 2004 of $100 for an initial term of fifteen years that extended through July 29, 2019. The borrower is now the tenant under the lease, but there is no further rent payment.

Replacement Reserves – On a monthly basis, the borrower is required to deposit an amount equal to $3,656 for replacement reserves.

Novo Reserve – On each monthly payment date during a Cash Sweep Period (as defined below) that was caused and exists solely due to a Novo Cash Sweep Trigger Event (as defined below), the borrower is required to deposit all excess cash flow generated by the property, after the payment of debt service, required reserves and operating expenses, among other things, for the immediately preceding interest period into a lease sweep reserve.

Lockbox / Cash Management. The Novo Nordisk Whole Loan is structured with a lender-controlled hard lockbox, which is already in place, and in place cash management. The Novo Nordisk Whole Loan requires all rents to be transmitted directly by the tenant into a lockbox account controlled by the lender. Without in any way limiting the foregoing, all rents received by the borrower or manager are required to be deposited into the clearing account within one business day of receipt, including, but not limited to, any rental subsidy amount paid to the borrower pursuant to the Phase I Option Space Reserve Agreement (as defined below).

The “Phase I Option Space Reserve Agreement” is a deferred purchase price mechanism that requires the borrower to deposit any rent subsidy amount it receives into the lockbox account. All funds in the lockbox account are swept daily to a cash management account under the control of the lender and disbursed in accordance with the Novo Nordisk Whole Loan documents. Upon the commencement of a Cash Sweep Period (as defined below), excess cash flow will be controlled by the lender. Additionally, from and after the ARD, all excess cash flow with respect to the property is required to pay down the principal of the Novo Nordisk Whole Loan. Such excess cash flow is paid after payment of interest on the Novo Nordisk Whole Loan at the Adjusted Interest Rate.

A “Cash Sweep Period” commences upon any of the following: (i) the occurrence and continuance of an event of default, that is continuing beyond expiration of any applicable grace, notice and/or cure period; (ii) the occurrence of a Novo Cash Sweep Trigger Event; (iii) the failure by the borrower, after the end of a calendar quarter, to maintain a debt service coverage ratio of at least 1.15x; or (iv) the failure by the borrower to repay the Novo Nordisk Whole Loan in full at least one month prior to the ARD. A Cash Sweep Period will end, with respect to clause (i) above, upon the cure of such event of default, provided no other event of default or other event or circumstance that would trigger a Cash Sweep Period has occurred and is continuing; with respect to clause (iii) above, if for six consecutive months since the commencement of the existing Cash Sweep Period (a) no event of default has occurred and is continuing, (b) no other event that would trigger another Cash Sweep Period has occurred and is continuing, and (c) the debt service coverage ratio is at least equal to 1.20x.

A “Novo Cash Sweep Trigger Event” will commence if (i) Novo or Novo Nordisk A/S becomes subject to a bankruptcy proceeding, (ii) Novo goes “dark” or vacates all or substantially all of the property, (iii) Novo is in default beyond any applicable notice, grace and cure periods of any monetary or material non-monetary obligation under the Novo lease, or (iv) the Novo lease or Novo guaranty terminates.

A-2-41

Mortgage Loan No. 2 — Rentar Plaza

A-2-42

Mortgage Loan No. 2 — Rentar Plaza

A-2-43

Mortgage Loan No. 2 — Rentar Plaza

A-2-44

Mortgage Loan No. 2 — Rentar Plaza

A-2-45

Mortgage Loan No. 2 — Rentar Plaza

A-2-46

Mortgage Loan No. 2 — Rentar Plaza

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$60,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$60,000,000	Property Type - Subtype:	Mixed Use-Office/Retail/Warehouse
% of Pool by IPB:	9.9%	Net Rentable Area (SF):	1,567,208
Loan Purpose:	Refinance	Location:	Middle Village, NY
Borrower:	Vertical Industrial Park Associates, a Limited Partnership	Year Built / Renovated:	1974 / N/A
Sponsors:	Dennis Ratner; Felice Bassin	Occupancy:	100.0%
Interest Rate:	3.4820%	Occupancy Date:	8/1/2016
Note Date:	8/31/2016	Number of Tenants(2):	10
Maturity Date:	9/5/2026	2013 NOI:	$10,871,449
Interest-only Period:	120 months	2014 NOI:	$12,336,364
Original Term:	120 months	2015 NOI:	$12,872,742
Original Amortization:	None	TTM NOI(3):	$13,108,746
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection(4):	L(27),YM1 or Def(89),O(4)	UW Revenues:	$24,610,323
Lockbox(5):	Hard	UW Expenses:	$11,992,475
Additional Debt(1):	Yes	UW NOI:	$12,617,848
Additional Debt Balance(1):	$72,000,000	UW NCF:	$12,069,325
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF:	$300,000,000 / $191
Additional Future Debt Permitted:	No	Appraisal Date:	7/19/2016

Escrows and Reserves(6)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$84
Taxes:	$1,311,902	$437,301	N/A	Maturity Date Loan / SF:	$84
Insurance:	$230,316	Springing	N/A	Cut-off Date LTV:	44.0%
Replacement Reserves:	$0	$13,060	N/A	Maturity Date LTV:	44.0%
TI/LC:	$0	$32,650	N/A	UW NCF DSCR:	2.59x
Primary Tenant Reserve:	$0	Springing	N/A	UW NOI Debt Yield:	9.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$132,000,000	100.0%	Payoff Existing Debt(7)	$76,939,636	58.3%
			Closing Costs(8)	18,907,751	14.3
			Upfront Reserves	1,542,218	1.2
			Return of Equity	34,610,395	26.2
Total Sources	$132,000,000	100.0%	Total Uses	$132,000,000	100.0%

(1)	The Rentar Plaza loan is part of a whole loan evidenced by five pari passu senior notes, with an aggregate original principal balance of $132.0 million. The financial information presented in the chart above reflects the cut-off date balance of the $132.0 million Rentar Plaza Whole Loan.

(2)	The property is currently 100.0% leased to 10 tenants. The Middle Village Associates space contains 230,609 SF of sublease space that is 88.1% leased to 15 tenants, as of August 18, 2016.

(3)	Represents the trailing twelve month period ended June 30, 2016.

(4)	The lockout period will be at least 27 payments beginning with and including the first payment date of October 5, 2016. Defeasance of the full Rentar Plaza Whole Loan is permitted at any time after the earlier to occur of (i) 42 months after the origination date and (ii) the date that is two years from the closing date of the securitization that includes the note to be last securitized (the “REMIC Prohibition Period”).

(5)	For a more detailed description of the lockbox, please refer to “Lockbox/Cash Management” below.

(6)	For a more detailed description of escrows and reserves, please refer to “Escrows and Reserves” below.

(7)	The property was previously securitized in the WFRBS 2011-C2 transaction.

(8)	Closing cost includes approximately $15.3 million of defeasance cost.

A-2-47

Mortgage Loan No. 2 — Rentar Plaza

The Loan. The Rentar Plaza loan, which is part of a larger split whole loan, is a first mortgage loan secured by the fee interest in a 1,567,208 SF mixed use property located in Middle Village, New York.

The Rentar Plaza whole loan is comprised of five pari passu senior notes, Note A-1, Note A-2, Note A-3, Note A-4 and Note A-5, with an aggregate outstanding principal balance as of the cut-off date of $132.0 million (the “Rentar Plaza Whole Loan”). Note A-1 and Note A-4, which have a combined outstanding principal balance as of the cut-off date of approximately $60.0 million, are being contributed to the CSMC 2016-NXSR Commercial Mortgage Trust. Note A-2 and Note A-3, which have an aggregate outstanding principal balance as of the cut-off date of $60.0 million, were contributed to the WFCM 2016-NXS6 Commercial Mortgage Trust. Note A-5, which has an outstanding principal balance as of the cut-off date of approximately $12.0 million, is currently held by Natixis and is expected to be contributed to one or more future securitization. Note A-1 is the controlling note, and the trustee of the CSMC 2016-NXSR Commercial Mortgage Trust will be entitled to exercise all rights of the holder of the controlling note with respect to the Rentar Plaza Whole Loan; however, the holder of Notes A-2, A-3 and A-5 will be entitled, under certain circumstances, to consult with the holder of the controlling note with respect to certain major decisions. The Rentar Plaza Whole Loan has a 10-year term and is interest-only for the entire term.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1, A-4	$60,000,000	$60,000,000	CSMC 2016-NXSR	Yes
Note A-2, A-3	60,000,000	60,000,000	WFCM 2016-NXS6	No
Note A-5	12,000,000	12,000,000	Natixis	No
Total	$132,000,000	$132,000,000

The Borrower. The borrowing entity for the Rentar Plaza Whole Loan is Vertical Industrial Park Associates, a Limited Partnership and special purpose entity.

The Sponsors. The borrower is owned by Dennis Ratner and Felice Bassin, who are the Co-Presidents of Rentar Development Corporation (“RDC”), a fully integrated management and development company. RDC has developed and managed over 3.0 million SF of industrial and retail space and over 1.0 million SF of condominiums and high-end single family homes, mainly in the New York Area, since the mid-1960s. In addition to the property, RDC’s commercial and industrial properties include the Flatlands Industrial Park, New York City’s first industrial park. The Flatlands Industrial Park was developed in stages on 100 acres of raw land in Brooklyn, New York. RDC’s current portfolio of Flatlands buildings includes approximately 1.2 million SF of warehouse space. Dennis Ratner and Felice Bassin serve as the nonrecourse carve-out guarantors for the Rentar Plaza Whole Loan.

The Property. The Rentar Plaza property is an approximately 1.6 million SF, mixed use office/retail/warehouse property and is located in Middle Village, Queens, New York, 5.2 miles east of Manhattan. The property is accessible via public transportation with the M subway line one block east of the property and multiple bus stops within a block radius. The sponsor has owned the property since its construction in 1974. The property contains three stories, and was built with access ramps large enough to allow trucks to access the rooftop parking lot and grade-level loading docks. The first and second floors have 24-foot ceiling heights, while the lower level has a 33-foot ceiling height. On the lower level and the first floor, the bay size is 26 feet by 28 feet, while on the second level the bays are 26 feet by 52 feet. There are 14 electronically-operated steel overhead doors with 28 interior truck bays in the front of the building, approximately 54 loading docks at the rear of the building and approximately 32 loading docks on the second level. The property is situated on approximately 22.0 acres and includes a total of 1,999 parking spots (1,017 at the rear and 982 on the roof of the building), reflecting an overall parking ratio of 1.3 spaces per 1,000 SF of rentable area or 3.2 spaces per 1,000 SF of retail rentable area. According to the sponsors, they have spent over $2.7 million of capital improvements on the property over the past five years and plan to spend an additional $2.5 million over the next three years.

A-2-48

Mortgage Loan No. 2 — Rentar Plaza

The property features warehouse space (57.3% of net rentable area), big box retail space (40.3% of net rentable area) and office space (2.5% of net rentable area) and was 100.0% occupied by ten tenants as of August 1, 2016. The industrial component is primarily occupied by the City of New York, while the retail element is leased to Raymour and Flanigan, BJ’s (sublease), Toys “R” Us and Kmart. The property has been 100.0% occupied since at least 2004. 91% of the tenants have been in occupancy at the property for at least 20 years.

Historical and Current Occupancy(1)

2011(2)	2012(2)	2013(2)	2014(2)	2015(2)	Current(3)
100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)         Information obtained from the borrower.

(2)	Historical occupancies are as of December 31 of each respective year.

(3)	Based on the underwritten rent roll.

The Market. The Rentar Plaza property is located in Middle Village, New York on Metropolitan Avenue, approximately 5.2 miles southeast of midtown Manhattan. To the east and west of the property are retail and commercial properties, and directly across Metropolitan Avenue is a cemetery. The property is accessible from Manhattan, Eastern Long Island and Brooklyn by the Long Island Expressway and Woodhaven Boulevard. Bus service is provided along Metropolitan Avenue, and a subway stop for the M subway line is located one block east of the property. LaGuardia Airport is also located 6.9 miles to the north of the property in Queens, and JFK International Airport is located 7.9 miles to the southeast, also in Queens. Middle Village is mostly comprised of residential developments that range from one and two-family homes to mid-rise multifamily developments. According to the appraisal, the population of Queens is approximately 2.3 million people and Middle Village has an estimated population of 37,246 with an estimated average household income of $90,610.

According to a third party market research report, the property is situated within the Central Queens industrial/retail submarket of the Long Island market. According to a third party market research report, as of the third quarter of 2016, the industrial submarket contained a total office inventory of approximately 20.4 million SF, overall vacancy rate of 2.3% and average asking rent of $17.59 PSF on a triple net basis. According to a third party market research report, as of the third quarter of 2016, the retail submarket contained a total retail inventory of approximately 14.1 million SF, overall vacancy rate of 3.1% and average asking rent of $41.97 PSF, on a triple net basis.

The in-place rent at the property is $10.47 PSF, which represents a 68% discount compared to the blended market rent concluded by the appraiser. The property’s comparable set includes both industrial and retail properties and are outlined in the charts below and on the next page.

Industrial Lease Comparables(1)

Property	Year Built / Renovated	Net Rentable Area (SF)	Total Occupancy	Lease Area	Quoted Rental Rate PSF	Expense Basis
Rentar Plaza(2)	1974	1,567,208	100%	120,000	$9.25	NNN
58-94 54th Street, Flushing	1920 / N/A	17,000	100%	17,000	$20.00	NNN
200 Stewart Avenue, Brooklyn	1959 / N/A	32,000	100%	32,000	$20.00	NNN
39-34 43rd Street, LIC(3)	1972 / 1998	98,000	100%	53,000	$18.00	Modified Gross
30-30 47th Avenue, LIC(3)	1926 / 1996	1,083,560	72%	62,044	$26.00	Modified Gross
17-17 Troutman St., Ridgewood	1949 / N/A	425,925	82%	75,000	$18.00	Modified Gross
600 Flushing Avenue, Brooklyn	1930 / 2004-2007	600,000	22%	600,000	$24.00	NNN

(1)	Source: Appraisal and other third party reports.
(2)	The lease represented for Rentar Plaza is the lease for the City of New York – DOT tenant.
(3)	Long Island City or “LIC”.

A-2-49

Mortgage Loan No. 2 — Rentar Plaza

Retail Lease Comparables(1)

Property	Year Built / Renovated	Net Rentable Area (SF)	Total Occupancy	Lease Area	Quoted Rental Rate PSF	Expense Basis
Rentar Plaza(2)	1974	1,567,208	100%	45,644	$19.59	NNN
445 Albee Square Brooklyn, NY	2016 U/C	675,000	84% leased	108,885	$27.00	NNN
501 Gateway Drive, Brooklyn, NY	2014 / N/A	602,064	100%	75,000	$35.00	NNN
501 Gateway Drive, Brooklyn, NY	2014 / N/A	602,064	100%	90,000	$28.00	NNN
184 West 237th Street, Bronx, NY	2015 / N/A	120,860	100%	120,860	$40.00	NNN
517 E 117th Street, New York, NY	2009 / N/A	500,000	98%	55,000	$40.00	Sublease
165-40 Baisley Blvd, Jamaica, NY	1962 / N/A	255,978	56%	60,000	$35.00	NNN

(1)	Source: Appraisal.
(2)	The lease represented for Rentar Plaza is the lease for the Toys “R” Us tenant.

Tenant Summary

Tenant	Ratings Moody’s/ S&P/Fitch(1)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(2)	Sales PSF(3)	Occupancy Costs(3)	Lease Expiration Date

City of New York - DS/BOE(4)	Aa2/AA/AA	516,115	32.9%	Various	N/A	N/A	2/9/2021
Middle Village Associates(5)	NR/NR/NR	265,000	16.9%	$10.75	N/A	N/A	9/30/2024
Raymour and Flanigan	NR/NR/NR	174,000	11.1%	$12.43	N/A	N/A	3/31/2024
Kmart	NR/NR/NR	146,821	9.4%	$12.26	$155	12.2%	1/31/2019
City of New York - DOT(6)	Aa2/AA/AA	120,000	7.7%	$9.25	N/A	N/A	9/30/2018
Metropolitan Museum of Art	NR/NR/NR	108,650	6.9%	$9.33	N/A	N/A	7/31/2020
ABCO Refrigeration Supply Corp	NR/NR/NR	86,500	5.5%	$9.50	N/A	N/A	12/31/2023
Bloomberg L.P.	NR/NR/NR	66,000	4.2%	$12.50	N/A	N/A	3/31/2018
Toys “R” Us	B3/B-/CCC	45,644	2.9%	$19.59	N/A	N/A	1/31/2023
City of New York - DOC	Aa2/AA/AA	38,478	2.5%	$14.36	N/A	N/A	11/11/2018

(1)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(2)	The underwritten Base Rent includes contractual rent steps through August 31, 2017, totaling $491,029.

(3)	Sales PSF and Occupancy Costs are for the trailing 12-month period ending December 31, 2015.

(4)	City of New York – DS/BOE leases two spaces at the property. The combined Net Rentable Area is shown in the Tenant Summary table above. In one space, City of New York – DS/BOE leases 486,115 SF (31.0% of the NRA) for a base rent of $9.50 PSF expiring on February 9, 2021. In the other space, City of New York – DS/BOE leases 30,000 SF (1.9% of the NRA) for a base rent of $8.50 expiring on February 9, 2021.

(5)	Middle Village Associates space contains 230,609 SF of sublease space that is 88.1% leased to 15 tenants, as 8/18/ 2016, for a total annual base rent of $4,400,639 ($16.61 PSF). The three largest sublease tenants are BJ’s Wholesale Club, Inc. (135,254 SF, $19.10 PSF, expires September 30, 2024), Alfa Management Group, Inc. (27,378 SF, $17.97 PSF, expires October 31, 2023) and Jennifer Convertibles, Inc. (11,700 SF, $23.00 per PSF, expires June 30, 2025).

(6)	City of New York - DOT has the right to terminate their lease at any time upon 180 days prior written notice.

A-2-50

Mortgage Loan No. 2 — Rentar Plaza

Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2016	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2017	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2018	3	224,478	14.3	2,487,414	14.7	224,478	14.3%	$2,487,414	14.7%
2019	1	146,821	9.4	1,800,000	10.7	371,299	23.7%	$4,287,414	25.4%
2020	1	108,650	6.9	1,013,705	6.0	479,949	30.6%	$5,301,119	31.4%
2021	1	516,115	32.9	4,873,093	28.8	996,064	63.6%	$10,174,211	60.2%
2022	0	0	0.0	0	0.0	996,064	63.6%	$10,174,211	60.2%
2023	2	132,144	8.4	1,715,864	10.2	1,128,208	72.0%	$11,890,075	70.4%
2024	2	439,000	28.0	5,010,750	29.6	1,567,208	100.0%	$16,900,825	100.0%
2025	0	0	0.0	0	0.0	1,567,208	100.0%	$16,900,825	100.0%
2026 & Beyond	0	0	0.0	0	0.0	1,567,208	100.0%	$16,900,825	100.0%
Total	10	1,567,208	100.0%	$16,900,825	100.0%

(1)	Based on the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

Operating History and Underwritten Net Cash Flow

	2013	2014	2015	TTM(1)	Underwritten	PSF	%(2)
Rents in Place(3)(4)	$13,756,234	$15,147,954	$15,568,805	$15,901,261	$16,900,825	$10.78	65.2%
Vacant Income	0	0	0	0	0	0.00	0.0
Gross Potential Rent	$13,756,234	$15,147,954	$15,568,805	$15,901,261	$16,900,825	$10.78	65.2%
Total Recoveries	7,745,665	8,300,576	8,866,301	8,460,371	8,982,760	5.73	34.7
Other Income	17,740	18,043	18,307	22,019	22,019	0.01	0.1
Net Rental Income	$21,519,639	$23,466,573	$24,453,413	$24,383,651	$25,905,603	$16.52	100.0%
(Vacancy/Collection Loss)(5)	0	0	0	0	(1,295,280)	(0.83)	(5.0)
Effective Gross Income	$21,519,639	$23,466,573	$24,453,413	$24,383,651	$24,610,323	$15.70	95.0%
Total Expenses	$10,648,190	$11,130,209	$11,580,671	$11,274,905	$11,992,475	$7.65	48.7%
Net Operating Income(4)	$10,871,449	$12,336,364	$12,872,742	$13,108,746	$12,617,848	$8.05	51.3%
Total TI/LC, Capex/RR	0	0	0	0	548,523	0.35	2.2
Net Cash Flow	$10,871,449	$12,336,364	$12,872,742	$13,108,746	$12,069,325	$7.70	49.0%

(1)	The TTM column represents the trailing twelve months ending June 30, 2016.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents the percentage of Effective Gross Income for the remainder of the fields.

(3)	Underwritten Rents in Place includes contractual rent steps through August 31, 2017, totaling $491,029.

(4)	The 2014 Rents in Place and Net Operating Income increases are due to rent bumps. In particular, Raymour and Flanigan increased by $985,188 and Kmart rent increased by $588,665.

(5)	The underwritten economic vacancy is 5.0%. The property was 100.0% occupied as of August 1, 2016.

Property Management. The property is managed by Rentar Development Corp., an affiliate of the sponsor.

Escrows and Reserves. At origination, the borrower deposited into escrow approximately $1,311,902 for real estate taxes and $230,316 for insurance premiums.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, currently equal to $437,301.

A-2-51

Mortgage Loan No. 2 — Rentar Plaza

Replacement Reserves - On a monthly basis, the borrower is required to deposit approximately $13,060 for Replacement Reserves.

TI/LC Reserves - On a monthly basis, the borrower is required to deposit approximately $32,650 for TI/LC reserves.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived provided that the borrower deposits and maintains an amount equal to four months’ worth of such deposits; and (i) no event of default has occurred and is continuing; (ii) insurance is provided via one or more blanket insurance policies; and (iii) the borrower provides the lender with timely proof of payment of insurance premiums.

In addition, following the occurrence of a Primary Tenant Event (as defined below), the loan documents require monthly deposits of an amount equal to one-sixth of the annual base rent payable by the applicable Primary Tenant(s) (as defined below) until such time as either (i) a Primary Tenant Event Cure (as defined below) has occurred or (ii) an amount equal to the annual base rent for the applicable Primary Tenant(s) has been deposited.

A “Primary Tenant” means initially any of City of New York - DS/BOE, Middle Village Associates, Kmart, City of New York – DOT and, thereafter, any acceptable replacement tenant occupying all or substantially all of the respective Primary Tenant premises.

A “Primary Tenant Event” will commence (i) upon the date that is 12 months prior to the expiration date of any Primary Tenant lease unless such Primary Tenant lease has been extended; (ii) upon the latest date on which a Primary Tenant must exercise any renewal option available under a Primary Tenant lease if such date is earlier than the date that is 12 months prior to the expiration of such Primary Tenant lease; (iii) if any Primary Tenant gives notice of its intention to terminate its lease; (iv) if a Primary Tenant becomes the subject of a bankruptcy action; (v) if Kmart “goes dark” at its demised space; or (vi) a monetary or material non-monetary default has occurred under a Primary Tenant lease but subject to applicable notice and grace periods; provided, however, the lender acknowledges that the current dispute between Kmart and the borrower concerning responsibility to fix damage to the vermaport is not a material non-monetary default under a Primary Tenant lease.

A “Primary Tenant Event Cure” of a Primary Tenant Event will occur if a Primary Tenant Replacement Event (as defined below) has occurred; and with respect to clause (i), (ii) or (iii), if the borrower has deposited an amount equal to one year of base rent under the applicable Primary Tenant lease; or with respect to clause (iv), if the bankruptcy action of the Primary Tenant is dismissed and the Primary Tenant lease is affirmed; with respect to clause (v), if the Primary Tenant re-opens for business for a continuous period of not less than three months; or with respect to clause (vi), if the default under the Primary Tenant lease is cured.

A “Primary Tenant Replacement Event” means the termination of any Primary Tenant lease and the borrower entering into one or more new leases for all or substantially all of such Primary Tenant premises with acceptable replacement tenants and upon such terms and conditions as are reasonably acceptable to the lender in all material respects.

Lockbox / Cash Management. The loan is structured with a hard lockbox account, which is already in place, and springing cash management. The Rentar Plaza Whole Loan requires all rents to be deposited directly by tenants of the property into the lockbox account. Prior to the occurrence of a Cash Management Period (as defined below), all funds in the lockbox account will be swept to the borrower’s operating account. During a Cash Management Period, all funds in the lockbox account will be swept to a lender-controlled cash management account.

A “Cash Management Period” will commence upon the earlier of (i) the occurrence of an event of default under the loan that remains uncured after notice and the expiration of any applicable grace period, and (ii) the debt service coverage ratio falling below 1.10x at the end of any calendar quarter. A Cash Management Period will end with respect to clause (ii) above, if for six consecutive months following the commencement of the existing Cash Management Period (a) no event of default has occurred; (b) no event that would trigger another Cash Management Period has occurred; and (c) the debt service coverage ratio is at least 1.15x.

A-2-52

Mortgage Loan No. 3 — Gurnee Mills

A-2-53

Mortgage Loan No. 3 — Gurnee Mills

A-2-54

Mortgage Loan No. 3 — Gurnee Mills

A-2-55

Mortgage Loan No. 3 — Gurnee Mills

Mortgage Loan Information	Property Information

Mortgage Loan Seller(1):	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$60,000,000	Title:	Fee
Cut-off Date Principal Balance(2):	$59,833,177	Property Type - Subtype:	Retail – Super Regional Mall
% of Pool by IPB:	9.9%	Net Rentable Area (SF) (3):	1,683,915
Loan Purpose:	Refinance	Location:	Gurnee, IL
Borrower:	Mall at Gurnee Mills, LLC	Year Built / Renovated:	1991 / 2014
Sponsor:	Simon Property Group, L.P.	Occupancy:	91.1%
Interest Rate:	3.9900%	Occupancy Date:	9/22/2016
Note Date:	9/27/2016	Number of Tenants:	159
Maturity Date:	10/1/2026	2013 NOI:	$25,964,013
Interest-only Period:	0 months	2014 NOI:	$27,475,772
Original Term:	120 months	2015 NOI:	$27,801,962
Original Amortization:	360 months	TTM NOI(4):	$28,050,715
Amortization Type:	Balloon	UW Economic Occupancy(5):	86.6%
Call Protection(6):	L(26),Def(87),O(7)	UW Revenues:	$40,778,955
Lockbox(7):	Hard	UW Expenses:	$14,098,029
Additional Debt:	Yes	UW NOI:	$26,680,926
Additional Debt Balance:	$215,000,000	UW NCF:	$25,099,266
Additional Debt Type:	Pari Passu	Appraised Value / Per SF:	$417,000,000 / $248
Additional Future Debt Permitted:	No	Appraisal Date:	8/23/2016

Escrows and Reserves(8)	Financial Information(2)

	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF(3):	$163
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF(3):	$130
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	65.8%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	52.4%
TI/LC:	$0	Springing	N/A	UW NCF DSCR:	1.60x
				UW NOI Debt Yield:	9.7%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$275,000,000	85.1%	Payoff Existing Debt(9)	$322,543,428	99.8%
Sponsor Equity	48,328,282	14.9	Closing Costs	784,854	0.2

Total Sources	$323,328,282	100.0%	Total Uses	$323,328,282	100.0%

(1)	The Gurnee Mills Whole Loan was co-originated by Column Financial, Inc., Wells Fargo Bank, National Association and Regions Bank.
(2)	The Gurnee Mills loan is part of a whole loan evidenced by seven pari passu senior notes, with an aggregate original principal balance of $275.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the approximately $274.2 million of the Gurnee Mills Whole Loan.

(3)	Net Rentable Area (SF) is not inclusive of square footage associated with the Marcus Cinema, Burlington Coat Factory or Value City Furniture which are not part of the collateral.

(4)	Represents trailing twelve months ending July 31, 2016.

(5)	As of September 22, 2016, the property was 91.1% leased and 81.9% occupied. The leased percentage includes the Simon Master Lease (as defined below) (2.8% of net rentable area), Floor & Décor and three other tenants who have not yet taken occupancy, all totaling 9.2% of the net rentable area.

(6)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of November 1, 2016. Defeasance of the full $275.0 million Gurnee Mills Whole Loan is permitted after the earlier to occur of (i) November 1, 2019 and (ii) the date that is two years from the closing date of the securitization that includes the note to be last securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not expired by November 1, 2019, the borrower is permitted to prepay the Gurnee Mills Whole Loan in whole, but not in part, with the payment of a yield maintenance premium.

(7)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(8)	For a full description of escrows and reserves, please refer to “Escrows and Reserves” below.

(9)	The Gurnee Mills property was previously securitized in JPMCC 2007-CB20 and JPMCC 2007-C1.

A-2-56

Mortgage Loan No. 3 — Gurnee Mills

The Loan. The Gurnee Mills loan, which is part of a larger split whole loan, is a first mortgage loan secured by the fee interest in a 1,683,915 SF super regional mall located in Gurnee, Illinois. The loan has a 10-year term and amortizes on 30-year schedule. The whole loan was co-originated by Column Financial, Inc., Wells Fargo Bank, National Association and Regions Bank and has an outstanding principal balance as of the Cut-off Date of approximately $274.2 million (the “Gurnee Mills Whole Loan”), and is comprised of seven pari passu senior notes, Note A-1A, Note A-1B, Note A-2A, Note A-2B, Note A-3A, Note A-3B and Note A-4. The Note A-1A which has an outstanding principal balance as of the Cut-off Date of approximately $74.8 million and was contributed to the CSAIL 2016-C7 Commercial Mortgage Trust. As the holder of the Note A-1A (the “Controlling Noteholder”), the trustee of the CSAIL 2016-C7 Commercial Mortgage Trust (or, prior to the occurrence and continuance of a control termination event under the CSAIL 2016-C7 pooling and servicing agreement, the CSAIL 2016-C7 controlling class representative) is entitled to exercise all of the rights of the Controlling Noteholder with respect to the Gurnee Mills Whole Loan. The Notes A-1B and the Note A-3A, which have an outstanding principal balance as of the Cut-off Date of approximately $59.8 million and are being contributed to the CSMC 2016-NXSR Commercial Mortgage Trust, along with the holders of the Notes A-2A, A-2B, A-3B and A-4 are entitled, under certain circumstances, to consult with the Controlling Noteholder with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Note Holder	Note in Controlling Securitization
Note A-1A	$75,000,000	CSAIL 2016-C7	Yes
Note A-1B	35,000,000	CSMC 2016-NXSR	No
Note A-2A	80,000,000	WFCM 2016-C36	No
Note A-2B	25,000,000	WFCM 2016-LC25	No
Note A-3A	25,000,000	CSMC 2016-NXSR	No
Note A-3B	5,000,000	Regions Bank	No
Note A-4	30,000,000	Regions Bank	No
Total	$275,000,000

The Borrower. The borrowing entity for the Gurnee Mills Whole Loan is Mall at Gurnee Mills, LLC, a Delaware limited liability company and special purpose entity.

The Sponsor. The loan’s sponsor is Simon Property Group, L.P. (“Simon”). Simon is a wholly-owned subsidiary of Simon Property Group Inc., a publicly traded REIT (NYSE: SPG, S&P: A, Moody’s: A3) that is focused on retail property ownership and management. Simon Property Group Inc. is the largest publicly traded real estate company in the world. Simon serves as the nonrecourse carve-out guarantor for the Gurnee Mills Whole Loan, subject to the borrower’s right to replace the guarantor with a replacement guarantor in accordance with the loan documents. The liability of Simon (or any guarantor that replaces Simon in accordance with the loan agreement) under the nonrecourse carve-out guaranty is capped at $55.0 million plus reasonable collection costs.

The Property. Gurnee Mills is an approximately 1.9 million SF, super regional mall located in Gurnee, Illinois. Approximately 1.7 million SF of the Gurnee Mills mall serves as collateral for the Gurnee Mills Whole Loan. The property is situated on a 233.5-acre parcel of land and was originally built in 1991 and later renovated in 2014. The Gurnee Mills property is anchored by Marcus Cinema (not part of the collateral), Burlington Coat Factory (not part of the collateral) and Value City Furniture (not part of the collateral), Bass Pro Shops Outdoor World, Sears Grand, Floor & Décor, Kohl’s and Macy’s. Junior anchors at the property include Forever 21, Marshalls HomeGoods, Rink Side, Last Call Neiman Marcus, Bed Bath & Beyond / Buy Buy Baby, Off Broadway Shoes, Rainforest Café and Saks Fifth Avenue Off 5th, among others.

As of September 22, 2016, the Gurnee Mills property was 91.1% leased and 81.9% occupied by 159 tenants, excluding temporary and non-collateral tenants. The leased percentage includes the Simon Master Lease (as defined below) (2.8% of net rentable area), Floor & Décor and three other tenants that have not yet taken occupancy, all totaling 9.2% of net rentable area combined. Sports Authority previously occupied 46,892 square feet (2.8% of net rentable area) but declared bankruptcy and

A-2-57

Mortgage Loan No. 3 — Gurnee Mills

vacated the Gurnee Mills property in 2016. Simon Property Group, Inc. has executed a 10-year master lease for this space, and the recently dark TJ Maxx space, at a rent of $700,000, which will burn off on a dollar-for-dollar basis once they have a signed lease or leases and a tenant (or tenants) is in occupancy and paying full, unabated rent for one or both of the spaces (the “Simon Master Lease”).

The Market. The Gurnee Mills property is located in the Village of Gurnee, approximately 40 miles north of Chicago’s central business district, in Lake County, Illinois. The community is best known for the Six Flags Great America, a major regional theme park. The property, together with Six Flags Great America, draw 26 million visitors annually. As of year-end 2015, the estimated population within a 5-, 10- and 15-mile radius of the property was 122,401, 454,466 and 739,314, respectively. As of year-end 2015, the average household incomes within a 5-, 10- and 15-mile radius were $102,298, $94,579, and $103,865, respectively. According to the appraisal, competitive properties in the area maintained a vacancy rate of 11.8%. The appraisal shows the property’s current Outlet Center and Traditional Mall Competition consists of seven properties detailed in the table below.

Competitive Set Summary(1)

Property	Year Built / Renovated	Total GLA (SF)	Est. Occ.	Proximity (miles)	Anchor Tenants
Gurnee Mills(2)	1991 / 2014	1,934,721	92.3%		Sears Grand, Bass Pro Shops Outdoor World, Macy’s, Kohl’s, Floor & Decor
Outlet Center Competition
Fashion Outlets of Chicago	2013	528,112	98.0%	29.0	Bloomingdale’s Outlet, Forever 21, Last Call Neiman Marcus, Nike, Saks Fifth Avenue Off 5th
Chicago Premium Outlets	2004 / 2015	690,000	97.0%	44.0	Nike, Polo, Ann Taylor, Adidas, Timberland, Eddie Bauer, Gap, Saks Fifth Avenue - Off 5th, J.Crew, Coach, Old Navy, Under Armour
Pleasant Prairie Premium Outlets	1988 / 2006	776,000	98.0%	8.7	Nike, Gap, Hilfiger, Under Armour, Coach, Adidas, Timberland, Jockey, Bass, Polo, J.Crew, Banana
Huntley Outlet Center	1994 / 2005	279,387	80.0%	30.3	Eddie Bauer, Reebok, Carters, Gap, Bose, Banana Republic, Aeropostale
Traditional Mall Competition
Hawthorn Center	1973 / 2014/2015	1,329,555	93.0%	10.0	Sears, Macy’s, JCPenney, Carson Pirie Scott
Woodfield Mall	1999 / 2016	2,208,000	95.0%	24.0	Nordstrom, Lord & Taylor, JCPenney, Sears, Macy’s
Old Orchard	1956 / 1995	1,740,000	94.0%	25.0	Nordstrom, Lord & Taylor, Macy’s, Bloomingdale’s, Cinema, Barnes & Noble

(1)	Based on the appraisal and the underwritten rent roll dated September 22, 2016.
(2)	SF and Est. Occ. includes non-collateral anchors.

Historical and Current Occupancy(1)(2)

2013(3)	2014(3)	2015(3)	Current(4)
95.2%	95.8%	95.1%	91.1%

(1)	Includes collateral tenants only.
(2)	The current occupancy does not include any temporary tenants or non-collateral tenants. Including temporary tenants, occupancy in 2013, 2014, 2015 and as of September 22, 2016 was 98.2%, 98.9%, 97.6% and 94.8%, respectively.

(3)	Historical occupancies are as of December 31 of each respective year.

(4)	Based on the underwritten rent roll. As of September 22, 2016, the Gurnee Mills property was 81.9% occupied and 91.1% leased. The leased percentage includes the Simon Master Lease, Floor & Décor and three other tenants that have signed leases but not yet taken occupancy, all totaling 9.2% of net rentable area combined.

A-2-58

Mortgage Loan No. 3 — Gurnee Mills

Historical In-line Sales and Occupancy Costs(1)

	2013	2014	2015	TTM
In-line Sales PSF(2)	$332	$337	$353	$347
Occupancy Costs	13.7%	15.0%	14.5%	15.2%

(1)	In-line Sales PSF and Occupancy Costs are for comparable tenants less than 10,000 SF that reported full year sales.
(2)	TTM represents the trailing twelve-month period ending in July 31, 2016.

Non-Owned Anchors

Anchor	Ratings (M/S/F)	Net Rentable Area
Marcus Cinema	NR/NR/NR	88,707
Burlington Coat Factory	Ba3/NR/NR	82,320
Value City Furniture	NR/NR/NR	79,779

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Most Recent Sales PSF(3)	Lease Expiration Date
Sears Grand	Caa1/ CCC+/CC	201,439	12.0%	$5.00	4.6%	$71	4/30/2019
Bass Pro Shops Outdoor World	Ba3/BB-/NR	137,201	8.1%	$10.15	6.3%	$189	8/31/2018
Macy’s(4)	Baa2/BBB/BBB	130,000	7.7%	$0.00	0.0%	$134	1/31/2039
Kohl’s(5)	Baa2/BBB/BBB	111,675	6.6%	$5.95	3.0%	$176	9/2/2024
Floor & Décor(6)	B2/NR/NR	105,248	6.3%	$9.25	4.4%	N/A	9/30/2026
Bed Bath & Beyond	Baa1/BBB+/NR	60,317	3.6%	$7.50	2.1%	$143	1/31/2023
Marshalls HomeGoods	A2/A+/NR	60,000	3.6%	$9.75	2.7%	$212	1/31/2022
Rink Side(7)	NR/NR/NR	55,970	3.3%	$8.58	2.2%	$32	12/31/2016
Last Call Neiman Marcus	NR/NR/NR	30,462	1.8%	$15.00	2.1%	$166	1/31/2020
Saks Fifth Avenue Off 5th	NR/NR/NR	28,108	1.7%	$9.10	1.2%	$105	6/30/2019
Forever 21	NR/NR/NR	24,107	1.4%	$28.82	3.1%	$183	1/31/2024

(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Most Recent Sales PSF are based on the trailing twelve-month period ending December 31, 2015. Occupancy cost for the tenants listed are as follows: Sears Grand (8.6%); Bass Pro Shops Outdoor World (5.4%); Bed Bath & Beyond (8.9%); Marshalls HomeGoods (5.2%); Rink Side (28.8%), Last Call Neiman Marcus (9.1%); Saks Fifth Avenue Off 5th (11.0%); Forever 21 (16.8%).

(4)	Macy’s owns its own improvements. Macy’s pays solely reimbursements currently. It is also required to pay percentage rent, which is calculated based on a percentage of sales above $26.0 million.

(5)	Kohl’s owns its own improvements; base rent is reflective of ground rent.

(6)	Floor & Décor is still completing its buildout and is not yet in occupancy but began paying rent on October 1, 2016. It’s scheduled to open for business in January 2017.

(7)	Rink Side recently exercised its automatic five-year lease renewal option, extending their lease to December 2021.

A-2-59

Mortgage Loan No. 3 — Gurnee Mills

Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	149,764	8.9%	NAP	NAP	149,764	8.9%	NAP	NAP
MTM	3	11,475	0.7	$311,601	1.4%	161,239	9.6%	$311,601	1.4%
2016	3	79,477	4.7	516,766	2.3	240,716	14.3%	$828,367	3.8%
2017	26	69,784	4.1	2,515,793	11.4	310,500	18.4%	$3,344,160	15.2%
2018	23	199,595	11.9	3,392,943	15.4	510,095	30.3%	$6,737,103	30.6%
2019	16	278,979	16.6	2,716,434	12.3	789,074	46.9%	$9,453,537	42.9%
2020	14	77,358	4.6	1,645,599	7.5	866,432	51.5%	$11,099,136	50.3%
2021	15	73,185	4.3	1,957,735	8.9	939,617	55.8%	$13,056,871	59.2%
2022	4	72,578	4.3	939,095	4.3	1,012,195	60.1%	$13,995,966	63.5%
2023	15	107,168	6.4	1,853,045	8.4	1,119,363	66.5%	$15,849,011	71.9%
2024	23	223,371	13.3	3,667,843	16.6	1,342,734	79.7%	$19,516,854	88.5%
2025	8	20,126	1.2	522,412	2.4	1,362,860	80.9%	$20,039,266	90.9%
2026 & Beyond	9	321,055	19.1	2,017,088	9.2	1,683,915	100.0%	$22,056,354	100.0%
Total	159	1,683,915	100.0%	$22,056,354	100.0%

(1)	Based on the underwritten rent roll.
(2)	Lease Rollover Schedule is not inclusive of the square footage associated with the Marcus Cinema, Burlington Coat Factory and Value City Furniture boxes. The Marcus Cinema, Burlington Coat Factory and Value City Furniture land and improvements are tenant owned with no significant attributable base rent.

Operating History and Underwritten Net Cash Flow

	2013	2014	2015	TTM(1)	Underwritten	PSF	%(2)
Rents in Place(3)	$20,520,014	$22,641,489	$22,716,688	$22,207,409	$22,056,354	$13.10	48.1%
Vacant Income	0	0	0	0	6,159,895	3.66	13.4
Gross Potential Rent	$20,520,014	$22,641,489	$22,716,688	$22,207,409	$28,216,249	$16.76	61.6%
Percentage/Overage Rent	542,881	339,800	599,424	989,722	979,159	0.58	2.1
Reimbursements	12,522,737	13,642,927	13,955,041	14,065,465	13,088,291	7.77	28.6
Specialty Leasing Income(4)	4,339,492	3,638,788	3,421,783	3,392,678	3,523,393	2.09	7.7
Net Rental Income	$37,925,124	$40,263,004	$40,692,936	$40,655,274	$45,807,093	$27.20	100.0%
(Vacancy/Collection Loss)(5)	0	0	0	0	(6,159,895)	(3.66)	(13.4)
Other Income(6)	1,200,144	1,201,801	1,068,511	1,111,763	1,131,757	0.67	2.5
Effective Gross Income	$39,125,268	$41,464,805	$41,761,447	$41,767,037	$40,778,955	$24.22	89.0%
Total Expenses	$13,161,255	$13,989,033	$13,959,485	$13,716,322	$14,098,029	$8.37	34.6%
Net Operating Income	$25,964,013	$27,475,772	$27,801,962	$28,050,715	$26,680,926	$15.84	65.4%
Total TI/LC, Capex/RR	0	0	0	0	1,581,660	0.94	3.9
Net Cash Flow	$25,964,013	$27,475,772	$27,801,962	$28,050,715	$25,099,266	$14.91	61.5%

(1)	Represents the trailing twelve-month period ending July 31, 2016.
(2)	% column represents percent of Net Rental Income for all revenue lines and percent of Effective Gross Income for the remainder of fields.

(3)	Annual Underwritten Rents in Place PSF include contractual rent steps through August 2017 totaling $315,690.

(4)	Specialty Leasing Income includes income from temporary tenants, kiosks and signage at the Gurnee Mills property.

(5)	The underwritten economic vacancy is 13.4%. The Gurnee Mills property was 81.9% occupied and 91.1% leased as of September 22, 2016. The leased percentage includes the Simon Master Lease (2.8% of net rentable area), Floor & Décor and three other tenants who have not yet taken occupancy, all totaling 9.2% of net rentable area combined.

(6)	Underwritten Other Income includes storage income, sponsorship, local marketing and other miscellaneous income items.

A-2-60

Mortgage Loan No. 3 — Gurnee Mills

Property Management. The property is managed by Simon Management Associates II, LLC, an affiliate of the borrower.

Escrows and Reserves.

Tax Escrows - The requirement for the borrower to make monthly deposits into the tax escrow is waived so long as (i) no Lockbox Event (as defined below) has occurred and is continuing and (ii) the borrower does not (a) fail to pay all taxes prior to the assessment of any late payment penalty and the date that such taxes become delinquent or (b) fail to provide the lender with satisfactory evidence that taxes have been paid prior to the assessment of any late payment penalty and the date that such taxes become delinquent upon request.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as (i) no Lockbox Event (as defined below) has occurred and is continuing and (ii) the borrower provides satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserves - The requirement for the borrower to make monthly deposits to the replacement reserve account is waived so long as no Lockbox Event (as defined below) has occurred. Following the occurrence and during the continuance of a Lockbox Event, the borrower is required to deposit $29,926 per month (approximately $0.21 per square foot annually) for replacement reserves.

TI/LC Reserves - The requirement for the borrower to make monthly deposits to the TI/LC reserve account is waived so long as no Lockbox Event (as defined below) has occurred. Following the occurrence and during the continuance of a Lockbox Event, the borrower is required to deposit $94,204 per month (approximately $0.67 per square foot annually) for TI/LC reserves.

Lockbox / Cash Management. The loan is structured with a hard lockbox and springing cash management. Tenant direction letters were required to be sent to all tenants within 30 days after the origination date instructing them to deposit all rents and payments into the lockbox account controlled by the lender. The funds are then transferred to an account controlled by the borrower until the occurrence of a Cash Sweep Event (as defined below). During the continuance of a Cash Sweep Event, all rents will be swept weekly to a segregated cash management account and held in trust and for the benefit of the lender. The lender will have a first priority security interest in the cash management account. Upon the occurrence and during the continuance of a Cash Sweep Event until the occurrence of a Cash Sweep Event cure, all excess cash after payment of debt service, required reserves and budgeted operating expenses will be held as additional security for the Gurnee Mills Whole Loan.

A “Lockbox Event” means (i) the occurrence and continuance of an event of default, (ii) any bankruptcy action of the borrower or any affiliated property manager (provided that the property manager is not replaced with a qualified property manager in accordance with the loan documents within 60 days), or (iii) the occurrence of a DSCR Trigger Event (as defined below).

A “DSCR Trigger Event” means the period commencing on the date when the debt service coverage ratio (as calculated in the loan documents) based on the trailing four calendar quarters falls below 1.20x for two consecutive calendar quarters.

A “Cash Sweep Event” means the occurrence of (i) an event of default; (ii) any bankruptcy or insolvency action of the borrower; (iii) any bankruptcy or insolvency action of the property manager if the property manager is affiliated with the borrower (provided that the property manager is not replaced within 60 days with a qualified manager); or (iv) a DSCR Trigger Event.

A-2-61

Mortgage Loan No. 4 — QLIC

A-2-62

Mortgage Loan No. 4 — QLIC

A-2-63

Mortgage Loan No. 4 — QLIC

A-2-64

Mortgage Loan No. 4 — QLIC

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$50,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$50,000,000	Property Type - Subtype:	Multifamily – High-Rise
% of Pool by IPB:	8.2%	Net Rentable Area (Units):	421
Loan Purpose:	Refinance	Location:	Long Island City, NY
Borrower:	24th Street LIC LLC	Year Built / Renovated:	2015 / N/A
Sponsor:	Lionshead Member LLC	Occupancy:	100.0%
Interest Rate:	4.3997%	Occupancy Date:	10/1/2016
Note Date:	12/28/2015	Number of Tenants:	N/A
Maturity Date:	1/5/2026	2013 NOI(2):	N/A
Interest-only Period:	120 months	2014 NOI(2):	N/A
Original Term:	120 months	2015 NOI(2):	N/A
Original Amortization:	None	TTM NOI(3):	$6,849,526
Amortization Type:	Interest Only	UW Economic Occupancy(2):	94.0%
Call Protection(4):	L(35),Def(82),O(3)	UW Revenues(2):	$15,370,016
Lockbox(5):	Soft	UW Expenses(2):	$3,384,500
Additional Debt(1):	Yes	UW NOI(2):	$11,985,516
Additional Debt Balance(1):	$115,000,000	UW NCF(2):	$11,883,194
Additional Debt Type(1):	Pari Passu; B-Note	Appraised Value / Per Unit:	$255,000,000 / $605,701
Additional Future Debt Permitted:	No	Appraisal Date:	8/18/2016

Escrows and Reserves(6)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$344,418
Taxes:	$9,870	$9,870	N/A	Maturity Date Loan / Unit:	$344,418
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	56.9%
Replacement Reserve:	$0	$7,017	N/A	Maturity Date LTV:	56.9%
Shortfall Reserve:	$2,100,000	Springing	$1,000,000	UW NCF DSCR:	1.84x
Deferred Maintenance:	$8,023,541	N/A	N/A	UW NOI Debt Yield:	8.3%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan (A Notes)	$145,000,000	87.9%	Payoff Existing Debt	$100,842,207	61.1%
Mortgage Loan (B Notes)	20,000,000	12.1	Reserves	10,133,411	6.1
			Closing Costs	2,492,037	1.6
			Cash to Borrower	51,532,344	31.2
Total Sources	$165,000,000	100.0%	Total Uses	$165,000,000	100.0%

(1)	The QLIC loan is part of a larger split whole loan evidenced by six pari passu notes (collectively, the “QLIC Senior Loan”) and one subordinate note (the “QLIC Subordinate Companion Loan”) with an aggregate original principal balance of $165.0 million. The Financial Information presented in the chart above and herein reflects the cut-off date balance of the $145.0 million QLIC Senior Loan, but not the $20.0 million QLIC Subordinate Companion Loan. For a more detailed description of the QLIC whole loan, please refer to “The Loan” below. For a more detailed description of additional debt, please refer to “Additional Debt” below.
(2)	The property was built in 2015 and those certain historical financials were not available. Underwritten economic occupancy at the property is 94.0% and physical occupancy is 100.0% based on the October 1, 2016 rent roll. The underwritten NOI is higher mainly due to the stabilization of the QLIC property, which achieved 100.0% occupancy in October 2016.
(3)	Represents the annualized trailing three months ending June 30, 2016.
(4)	The lockout period will be at least 35 payments beginning with and including the first payment date of February 5, 2016. Defeasance of the full QLIC Whole Loan is permitted at any time after the earlier to occur of (i) 42 months after the loan origination date and (ii) the date that is two years from the closing date of the securitization that includes the note to be last securitized (the “REMIC Prohibition Period”).
(5)	For a more detailed description of the lockbox, please refer to “Lockbox / Cash Management” below.
(6)	For a more detailed description of escrows and reserves, please refer to “Escrows and Reserves” below.

A-2-65

Mortgage Loan No. 4 — QLIC

The Loan. The QLIC loan is part of a larger split whole loan and is a first mortgage loan secured by the fee interest in a newly-constructed 421-unit high rise Class-A multifamily property located in Long Island City, New York.

The QLIC whole loan has an outstanding principal balance as of the cut-off date of $165.0 million (the “QLIC Whole Loan”) and is comprised of six pari passu notes, Note A-1, Replacement Note A-2, Note A-3, Note A-4, Note A-5 and Note A-6, with an aggregate outstanding principal balance as of the cut-off date of $145.0 million, and one subordinate B-Note with an aggregate outstanding principal balance as of the cut-off date of $20.0 million. Note A-1 and Note A-6 which have an aggregate outstanding principal balance as of the cut-off date of $50.0 million are being contributed to the CSMC 2016-NXSR Commercial Mortgage Trust. Replacement Note A-2 and Note A-3, with an aggregate outstanding principal balance as of the cut-off date of $75.0 million, were contributed to the WFCM 2016-NXS6 Commercial Mortgage Trust. The QLIC Subordinate Companion Loan was sold to SM Core Credit Finance LLC. Under the related Co-Lender Agreement, prior to a control appraisal period with respect to the QLIC Subordinate Companion Loan, Note B is the controlling note, and after a control appraisal period occurs with respect to the QLIC Subordinate Companion Loan, Note A-2 will be the controlling note. The QLIC Whole Loan has a 10-year term and is interest-only for the full term of the loan.

Whole Loan Note Summary

	Original Balance	Cut-Off Date Balance	Note Holder	Controlling Piece
Note A-1 and A-6	$50,000,000	$50,000,000	CSMC 2016-NXSR	No
Note A-4 and A-5	20,000,000	20,000,000	Natixis	No
Replacement Note A-2 and Note A-3	75,000,000	75,000,000	WFCM 2016-NXS6	No
B-Note	20,000,000	20,000,000	SM Core Credit Finance LLC	Yes
Total	$165,000,000	$165,000,000

The Borrower. The borrowing entity for the QLIC Whole Loan is 24th Street LIC LLC, a special purpose entity.

The Sponsor. The loan’s sponsor is Lionshead Member LLC, which is owned and controlled by the World-Wide Holdings Corporation (“WWG”). WWG is a New York City-based company that has developed over $7.0 billion of residential, commercial and mixed-use properties for more than 65 years. James Stanton and David Lowenfeld are the president and chief operating officer, respectively, of WWG. Lionshead Member LLC is the guarantor of nonrecourse carveouts and the Shortfall Reserve Obligations (as defined below) under the QLIC Whole Loan.

The Property. The QLIC property is a 421-unit Class A high-rise apartment complex consisting of one 21-story residential building, a management office, an outdoor swimming pool, and a 108-car garage. The property was developed by the sponsor for $163.3 million, commenced construction in September 2013 and was substantially completed by September 2015. Initial leasing started in September 2015 and the property was 42.8% occupied at origination. The property obtained temporary certificates of occupancy (“TCO”) in sections. The final TCO was obtained in May 2016. The QLIC Whole Loan was originated by Natixis on December 28, 2015 and warehoused during the stabilization of the property. As of October 1, 2016, the property was 100.0% occupied. The property is located approximately 1 mile southeast of midtown Manhattan, New York.

The property features 421 units including 56 studio units (13.3% of total units), 169 one-bedroom units (40.1% of total units), 127 junior one-bedroom units (30.2% of total units), 27 two-bedroom one-bathroom units (6.4% of total units), 26 two-bedroom two-bathroom units (6.2% of total units) and 16 three-bedroom units (3.8% of total units). Property amenities include a rooftop outdoor pool, fitness center, landscaped courtyard, rooftop deck with theater and dining area, media lounge, 24-hour concierge, on-site management, lobby lounge, lobby library, bike storage, valet dry cleaning, dog grooming station and indoor parking. All units include stainless steel appliances, white quartz countertops, oversized closets, washer & dryer, and Gigabit Ethernet. Parking at the property consists of 108 total covered parking spaces for a ratio of 0.3 spaces per unit. In addition, the property contains a retail component that consists of 8,742 SF; T-Mobile currently leases 1,073 SF of the retail component.

A-2-66

Mortgage Loan No. 4 — QLIC

Multifamily Unit Mix (1)

Unit Type	No. of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rental Rate	Average Monthly Rental Rate PSF	Monthly Market Rental Rate(2)	Monthly Market Rental Rate PSF(2)
Studio	56	13.3%	56	100.0%	446	$2,486	$5.57	$2,486	$5.57
Jr. 1 BD / 1 BA	127	30.2	127	100.0%	556	$2,808	$5.05	$2,808	$5.05
1 BD / 1 BA	169	40.1	169	100.0%	646	$2,998	$4.64	$2,998	$4.64
2 BD / 1 BA	27	6.4	27	100.0%	894	$3,867	$4.33	$3,867	$4.33
2 BD / 2 BA	26	6.2	26	100.0%	983	$4,102	$4.17	$4,102	$4.17
3 BD / 3 BA	16	3.8	16	100.0%	1,204	$4,976	$4.13	$4,976	$4.13
Total/Wtd. Avg.	421	100.0%	421	100.0%	650	$3,072	$4.72	$3,072	$4.72

(1)	Based on the rent roll dated October 1, 2016.
(2)	Monthly Market Rental Rate is based on contract rent.

The Market. The property is located in Long Island City, Queens, New York, on Queens Plaza North between 23rd and 24th Street, approximately one mile southeast of midtown Manhattan, New York. The Long Island Expressway is 1.1 miles south of the property. The property is also located within a one-block radius of the 7, Q, N and R subway lines, a three-block radius of the F subway line, and approximately 1.0 mile from the LIRR train station, providing access to Manhattan, Brooklyn, Queens and Long Island. The property entrance is adjacent to Long Island City’s bike path to Manhattan, the Queens Plaza Bicycle and Pedestrian Improvement Project, which was a $45.0 million enhancement of the Long Island City streetscape extending from Northern Boulevard to 21st Street.

According to the appraisal, the property is located within Long Island City, a submarket of the New York market. In 2001, 37 blocks around Queens Plaza and Court Square were rezoned for large-scale development and the city designated the area a central business district. According to a Long Island City economic group, the neighborhood has added 2.0 million SF of new Class A office space and 24 hotels since 2001 and 10,845 apartment units since 2006. Long Island City’s population grew over 9.9% between 2010 and 2015, and the 22,450 residential units that are either planned or under construction will add approximately 40,000 new residents. The total projected 2020 population is 70,702. Long Island City is home to LaGuardia Community College (approximately 20,000 students and teachers), which was joined by the CUNY School of Law (approximately 500 students and teachers) at Two Court Square in August of 2012. Cornell University and the Technion-Israel Institute of Technology are expected to open a technology-focused campus on Roosevelt Island by 2017. Long Island City is also home to several museums dedicated to contemporary art, such as the Metropolitan Museum of Art PS1 (an affiliate of the Museum of Modern Art), Socrates Sculpture Park, the Sculpture Center and the Noguchi Museum. The Long Island City neighborhood is also home to nearly 6,300 businesses employing over 93,000 people. Major office tenants include Citibank, Publicis, MetLife, WeWork, New York City Department of Health, JetBlue, and Silvercup Studios.

A-2-67

Mortgage Loan No. 4 — QLIC

According to the appraisal, the property’s competitive set includes the five properties detailed in the table below.

Competitive Set Summary (1)

Property	Year Built	No. of Units	Average Unit Size (SF)(2)	Average Monthly Rental Rate(2)	Occupancy	Distance from Property
QLIC	2015	421(3)	650(3)	$3,072(3)	100.0%(3)	N/A
East Coast	2012	367	772	$3,824	97.5%	1.5 miles
Avalon Riverview North II	2008	602	740	$3,795	94.7%	1.5 miles
The Crescent Club	2012	86	716	$3,718	96.9%	0.1 miles
27 on 27	2013	142	685	$3,946	95.8%	0.5 miles
Packard Square	2008	140	699	$2,717	98.5%	0.1 miles
Total/Wtd. Avg.(4)		1,758	722	$3,602	96.7%

(1)	Source: Appraisal, unless otherwise indicated.
(2)	Average Unit Size SF and Average Monthly Rental Rate were unavailable in the appraisal, the numbers above reflect Average Unit Size and Average Monthly Rental Rate assuming that the competitive properties have the same unit mix as the QLIC property (13.3% studio, 70.3% 1BD counting both the 1BD and Junior 1BD units, 12.6% 2BD counting both the 2BD / 1BA and 2BD / 2BA units, and 3.8% 3BD. In some instances the competitive property did not have 3BD units, in which case the 3BD SF and Average Monthly Rent of the QLIC property was applied).
(3)	Based on the underwritten rent roll.
(4)	Excludes the subject property.

Historical and Current Occupancy(1)

2013	2014	2015	Current(2)
N/A	N/A	N/A	100.0%

(1)	Historical occupancy is not available as the property was built in 2015 and initial leasing started in September 2015. The property obtained TCOs in sections. The final TCO was obtained in April 2016.
(2)	Based on the rent roll dated October 1, 2016.

A-2-68

Mortgage Loan No. 4 — QLIC

Operating History and Underwritten Net Cash Flow(1)

	Annualized Trailing Three Months(2)	Underwritten	Per Unit	%(3)
Rents in Place(4)	$10,067,024	$15,520,488	$36,866	100.0%
Vacant Income	0	0	0	0.0
Gross Potential Rent	$10,067,024	$15,520,488	$36,866	100.0%
Total Reimbursements	0	0	0	0.0
Net Rental Income	$10,067,024	$15,520,488	$36,866	100.0%
(Vacancy/Collection Loss)(5)	(529,964)	(982,012)	(2,333)	(6.3)
Other Income(6)	298,965	831,540	1,975	5.4
Effective Gross Income	$9,836,024	$15,370,016	$36,508	99.0%
Total Expenses(7)(8)	$2,986,498	$3,384,500	$8,039	22.0%
Net Operating Income(9)	$6,849,526	$11,985,516	$28,469	78.0%
Replacement Reserves	0	84,200	200	0.5
Elective Upfront Reserves	0	18,123	43	0.1
Net Cash Flow	$6,849,526	$11,883,194	$28,226	77.3%

(1)	Historical financials are not available as the property was built in 2015.
(2)	The Annualized Trailing Three Months Column represents the three months ending June 30, 2016.
(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(4)	Underwritten Rents in Place are based on the October 1, 2016 underwritten rent roll.
(5)	The underwritten economic vacancy is 6.0%. The property started leasing up in September 2015 when it opened. The underwritten economic vacancy includes 5.0% applied to the parking and retail income.
(6)	Other income includes parking rent of $215,000 and base rent for the retail space.
(7)	The property is subject to a 15-year 421a tax abatement that will commence in July 2017. The 15-year 421a tax abatement program allows the property’s increase in assessed value to be 100.0% exempt for 11 years. The increase in the assessment is phased in with 20.0% increments every year beginning in the 12th year of the abatement. Full taxes will not be incurred until the 2032 tax year.
(8)	Variable expenses are underwritten based on the appraisal.
(9)	The underwritten NOI is higher mainly due to the stabilization of the QLIC property, which achieved 100.0% occupancy in October 2016.

Property Management. The property is managed by FirstService Residential New York, Inc. FirstService Residential New York, Inc. is a New York subsidiary of Toronto-based FirstService Corporation, a North American leader in the essential property services sector. FirstService Residential is North America’s largest manager of residential communities. It manages more than 7,400 properties representing more than 1.6 million residential units and administers annual client expenditures of $7.0 billion annually.

Escrows and Reserves. At origination, the borrower deposited into escrow $9,870 for real estate taxes, $2,100,000 for monthly payment shortfalls, and $8,023,541 for deferred maintenance. The upfront payment shortfall reserve was structured to cover debt service while the property was being leased up and cash flow stabilizing. The upfront deferred maintenance reserve was mainly for unfinished construction work and has since been fully drawn while the property was being completed.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, currently equal to $9,870.

Insurance Escrows – The loan documents do not require monthly escrows for insurance provided that (i) no event of default under the loan has occurred and is continuing; (ii) the insurance required to be provided by the borrower is maintained pursuant to one or more blanket insurance policies; and (iii) the borrower provides the lender with timely proof of payment of insurance premiums.

Replacement Reserves – On a monthly basis, the borrower is required to escrow $7,017 ($200 per unit annually) for replacement reserves.

A-2-69

Mortgage Loan No. 4 — QLIC

Shortfall Reserves – The loan documents provide that if at any time, the balance of the shortfall reserve falls below $500,000, the borrower is obligated to deposit all remaining excess cash flow in the shortfall reserve until the balance equals $1,000,000 (the “Shortfall Reserve Obligations”). As of November 7, 2016, the balance of the shortfall reserve was $384,256. The property has stabilized and the shortfall reserve has been released.

Lockbox / Cash Management. The loan is structured with a soft lockbox, which is already in place, and springing cash management. The commercial tenants of the property are required to directly deposit all commercial tenant rents into the lockbox account. The borrower and/or manager are required to directly deposit all received rents (including, but not limited to, rents from residential tenants) into the lockbox account.

A cash management period will be triggered (i) upon a default or an event of default under the loan (“EOD”) or (ii) if the debt service coverage ratio on a trailing twelve month period basis falls below 1.08x at the end of a calendar quarter. A cash management period based on clause (i) and clause (ii) of the preceding sentence will end if the debt service coverage ratio equals or exceeds 1.13x for three consecutive calendar months, no default or EOD has occurred, and no event that would trigger another cash management period has occurred. During a cash management period, all funds held in the lockbox account are required to be swept into a lender-controlled cash management account, where funds are require to be deposited monthly into subaccounts for taxes, insurance, debt service, other reserves and expenses related to the loan or property.

Additional Debt. In addition to Note A-1 and Note A-6, the mortgaged property is also security for the pari passu Replacement Note A-2, Note A-3, Note A-4, Note A-5 and the QLIC Subordinate Companion Loan. The QLIC Subordinate Companion Loan has an outstanding principal balance as of the cut-off date of $20.0 million. The QLIC Whole Loan (inclusive of the QLIC Subordinate Companion Loan) has a Cut-off Date LTV of 64.7%, an UW NCF DSCR of 1.54x and an UW NOI Debt Yield of 7.3%.

A-2-70

Mortgage Loan No. 5 — Walgreens Portfolio I

A-2-71

Mortgage Loan No. 5 — Walgreens Portfolio I

A-2-72

Mortgage Loan No. 5 — Walgreens Portfolio I

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	UBS AG	Single Asset / Portfolio:	Portfolio of Nine Properties
Original Principal Balance:	$32,581,902	Title:	Fee
Cut-off Date Principal Balance:	$32,581,902	Property Type - Subtype:	Retail – Single Tenant
% of Pool by IPB:	5.4%	Net Rentable Area (SF):	140,635
Loan Purpose:	Acquisition	Location:	Various
Borrower:	CF Net Lease Portfolio I DST	Year Built / Renovated:	Various
Sponsor:	CF Real Estate Holdings, LLC	Occupancy:	100.0%
Interest Rate(2):	4.5930%	Occupancy Date:	12/1/2016
Note Date:	11/15/2016	Number of Tenants:	9
Anticipated Repayment Date(2):	12/1/2026	2013 NOI(3):	N/A
Interest-only Period(2):	120 months	2014 NOI(3):	N/A
Original Term:	120 months	2015 NOI(3):	N/A
Original Amortization:	None	UW Economic Occupancy:	97.0%
Amortization Type(2):	Interest Only, ARD	UW Revenues:	$3,224,889
Call Protection:	L(25),YM1(92),O(3)	UW Expenses:	$64,498
Lockbox(4):	Hard	UW NOI:	$3,160,391
Additional Debt:	No	UW NCF:	$3,139,295
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$57,130,000 / $406
Additional Debt Type:	N/A	Appraisal Date:	Various
Additional Future Debt Permitted:	No

Escrows and Reserves(5)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$232
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$232
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	57.0%
				Maturity Date LTV(2):	57.0%
				UW NCF DSCR:	2.07x
				UW NOI Debt Yield:	9.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$32,581,902	62.3%	Purchase Price	$51,717,305	98.8%
Sponsor Equity	19,739,381	37.7	Closing Costs	603,978	1.2
Total Sources	$52,321,283	100.0%	Total Uses	$52,321,283	100.0%

(1)	The Walgreens Portfolio I loan was originated by Cantor Commercial Real Estate Lending, L.P. and acquired by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”). UBS AG, New York Branch has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG, New York Branch” in the Preliminary Prospectus.

(2)	The loan is structured with an anticipated repayment date (“ARD”) of December 1, 2026 and a stated maturity date of December 1, 2031. Prior to the ARD, the loan accrues interest at a fixed rate equal to 4.5930% (the “Initial Interest Rate”). In the event that the loan is not paid in full on or before the ARD, the loan’s interest rate will increase to 3.0000% per annum plus the greater of (i) the Initial Interest Rate or (ii) the 10-year swap yield as of the first business day after the ARD (the “Adjusted Interest Rate”). Following the ARD, the borrower is required to continue to make payments of interest based on the Initial Interest Rate. Interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate and not paid will remain an obligation of the borrower, but will be deferred (such accrued interest, the “Accrued Interest”) and is required to be paid on the stated maturity date to the extent not sooner paid pursuant to the loan documents. If the loan is not repaid in full on or prior to the ARD, from and after the occurrence of the ARD and provided no event of default under the loan has occurred and is continuing, all excess cash flow is required to be applied to reduce the outstanding principal balance of the loan, with any remaining amounts to be applied towards Accrued Interest.

(3)	The portfolio was acquired by the borrower in 2016 as part of a sale-leaseback. Historical financials are not available.

(4)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(5)	For a more detailed description of escrows and reserves, please refer to “Escrows and Reserves” below.

A-2-73

Mortgage Loan No. 5 — Walgreens Portfolio I

The Loan. The Walgreens Portfolio I loan is a $32,581,902 first mortgage loan secured by the borrower’s fee interests in a 140,635 SF, nine-property portfolio of single-tenant retail properties located in Texas (five properties), Colorado (two properties) and Wisconsin (two properties). The loan is structured with an ARD of December 1, 2026 and a stated maturity date of December 1, 2031. Prior to the ARD, the loan accrues interest at a fixed rate equal to the Initial Interest Rate. In the event that the loan is not paid in full on or before the ARD, the loan’s interest rate will increase to the Adjusted Interest Rate. Following the ARD, the borrower is required to continue to make payments of interest based on the Initial Interest Rate. Accrued Interest is required to be paid on the stated maturity date to the extent not sooner paid pursuant to the loan documents. If the loan is not repaid in full on or prior to the ARD, from and after the occurrence of the ARD and provided no event of default under the loan has occurred and is continuing, all excess cash flow is required to be applied to reduce the outstanding principal balance of the loan, with any remaining amounts to be applied towards Accrued Interest.

The acquisition of the portfolio was part of a larger transaction with Walgreens Co. (“Walgreens”) consisting of the sale-leaseback of 53 Walgreens properties under a lease agreement that has a term of 15 years NNN with 12 five-year renewal options. The sponsor acquired the 53-property portfolio for approximately $285.3 million and the allocated purchase price for the nine properties in the portfolio is approximately $51.7 million ($368 PSF), representing a loan to purchase price of approximately 63.0%. The sponsor financed the sale leaseback transaction of the properties securing the Walgreens Portfolio I loan with approximately $19.7 million in equity.

The Borrower. The borrowing entity for the loan is CF Net Lease Portfolio I DST, a Delaware statutory trust and special purpose entity.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is CF Real Estate Holdings, LLC, a subsidiary of Cantor Fitzgerald, L.P. (“Cantor Fitzgerald” or “Cantor”). Cantor, founded in 1945 as an investment bank and brokerage business, has grown into a global financial services firm with fully-integrated real estate capabilities. Along with its subsidiaries and affiliates, Cantor employs 10,000 people across offices in 20 countries. Cantor is rated BBB- by Fitch and S&P. Recourse to the sponsor is limited to bankruptcy, prohibited transfers, and voluntary granting of a mortgage, deed of trust or security interest on the properties.

The Properties. The portfolio is comprised of nine single tenant retail properties totaling 140,635 SF, which are located in Texas, Colorado and Wisconsin. The properties were built between 2000 and 2008 and range in size from 14,490 SF to 21,700 SF, with an average size of 15,626 SF and were 100.0% occupied as of December 1, 2016.

All nine properties are each 100.0% leased and occupied by Walgreens. Walgreens is one of the largest drugstore chains in the United States, with approximately 8,175 stores in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands, as of August 31, 2016. In December 2014, Walgreens completed its strategic combination with Alliance Boots to establish Walgreens Boots Alliance, Inc. (“WBA”) (NASDAQ: WBA) (rated BBB/Baa2/BBB by Fitch/Moody’s/S&P) and is now part of the Retail Pharmacy USA division of WBA. On October 27, 2015, WBA announced its proposed merger with Rite Aid. The merger was approved by the Rite Aid stockholders in February 2016 and is expected to close in early 2017.

At loan origination, Walgreens provided a letter to the sponsor representing that as of the trailing twelve-month period ending April 31, 2016, with respect to the stores at the properties, five stores had total sales above $11.0 million, three stores had total sales between $7.0 million and $11.0 million, and one store had total sales between $5.0 million and $7.0 million, and the portfolio’s average sales per store were approximately $12.4 million.

A-2-74

Mortgage Loan No. 5 — Walgreens Portfolio I

Property Information

Property	State(1)	Year Built(1)	NRA SF(2)	Allocated Loan Amount ($)	Allocated Loan Amount (%)	Appraisal Value ($)(1)	Appraisal Date(1)	Occupancy(2)	UW NOI
Walgreens - Midland	TX	2000	21,700	$5,112,731	15.7%	$8,320,000	9/25/2016	100.0%	$495,927
Walgreens - New Braunfels	TX	2001	15,120	3,562,420	10.9	6,620,000	9/25/2016	100.0%	345,549
Walgreens - Texarkana	TX	2000	15,070	3,550,639	10.9	5,780,000	9/25/2016	100.0%	344,406
Walgreens - Fort Collins	CO	2005	14,975	3,528,256	10.8	6,260,000	9/25/2016	100.0%	342,235
Walgreens - Falcon	CO	2005	14,820	3,491,737	10.7	6,200,000	9/27/2016	100.0%	338,693
Walgreens - Galveston	TX	2004	14,820	3,491,737	10.7	6,200,000	9/30/2016	100.0%	338,693
Walgreens - New London	WI	2007	14,820	3,327,266	10.2	5,910,000	9/26/2016	100.0%	322,739
Walgreens - Dodgeville	WI	2007	14,820	3,327,266	10.2	5,910,000	9/27/2016	100.0%	322,739
Walgreens - Killeen	TX	2008	14,490	3,189,850	9.8	5,930,000	9/25/2016	100.0%	309,410
Total/ Wtd. Avg.:			140,635	$32,581,902	100.0%	$57,130,000		100.0%	$3,160,391

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated December 1, 2016.

The Market. The properties are located in Texas (five properties), Colorado (two properties) and Wisconsin (two properties).

Market Overview

		Rental Rate PSF		One-Mile Radius(1)		Three-Mile Radius(1)		Five-Mile Radius(1)
Property	State(2)	Initial Actual(3)	Market(2)	2016 Population	Average Household Income	2016 Population	Average Household Income	2016 Population	Average Household Income
Walgreens - Midland	TX	$23.00	$23.00	10,678	$90,219	90,454	$88,736	135,452	$98,366
Walgreens - New Braunfels	TX	$23.00	$23.00	9,687	$68,598	52,117	$74,179	75,813	$76,643
Walgreens - Texarkana	TX	$23.00	$23.00	7,380	$49,542	43,516	$54,090	68,647	$56,224
Walgreens - Fort Collins	CO	$23.00	$23.00	12,920	$57,118	113,385	$72,118	170,789	$78,766
Walgreens - Falcon	CO	$23.00	$23.00	3,172	$107,634	14,490	$108,553	31,656	$104,479
Walgreens - Galveston	TX	$23.00	$23.00	12,373	$61,694	34,893	$56,956	46,065	$56,573
Walgreens - New London	WI	$21.92	$22.00	2,487	$58,680	9,299	$63,875	12,178	$66,576
Walgreens - Dodgeville	WI	$21.92	$22.00	3,133	$66,443	5,674	$70,149	6,291	$70,443
Walgreens - Killeen	TX	$21.49	$21.50	11,502	$49,153	95,556	$52,386	176,053	$57,766

(1)	Source: Third Party Market Research Reports.

(2)	Source: Appraisal.

(3)	Based on the underwritten rent roll dated December 1, 2016.

A-2-75

Mortgage Loan No. 5 — Walgreens Portfolio I

Tenant Summary (1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	% of Total UW Base Rent	TTM Sales PSF(3)	Lease Expiration Date(4)
Walgreens - Midland	Baa2/BBB/BBB	21,700	15.4%	$23.00	15.7%	$353.60	11/30/2031
Walgreens - New Braunfels	Baa2/BBB/BBB	15,120	10.8	$23.00	10.9	$263.31	11/30/2031
Walgreens - Texarkana	Baa2/BBB/BBB	15,070	10.7	$23.00	10.9	$190.36	11/30/2031
Walgreens - Fort Collins	Baa2/BBB/BBB	14,975	10.6	$23.00	10.8	$184.17	11/30/2031
Walgreens - Falcon	Baa2/BBB/BBB	14,820	10.5	$23.00	10.7	$190.67	11/30/2031
Walgreens - Galveston	Baa2/BBB/BBB	14,820	10.5	$23.00	10.7	$320.13	11/30/2031
Walgreens - New London	Baa2/BBB/BBB	14,820	10.5	$21.92	10.2	$165.10	11/30/2031
Walgreens - Dodgeville	Baa2/BBB/BBB	14,820	10.5	$21.92	10.2	$149.25	11/30/2031
Walgreens - Killeen	Baa2/BBB/BBB	14,490	10.3	$21.49	9.8	$250.33	11/30/2031
Total/Wtd. Avg.:		140,635	100.0%	$22.62	100.0%	$235.63

(1)	Based on the underwritten rent roll dated December 1, 2016.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	TTM Sales are as of the trailing twelve-month period ending July 31, 2016 and exclude, among other things, gross sales from tobacco products, alcoholic and non-alcoholic beverages, and prescription items pursuant to third party prescription plans. At loan origination, Walgreens provided a letter to the sponsor representing that as of the trailing twelve-month period ending April 31, 2016, with respect to the stores at the properties, five stores had total sales above $11.0 million, three stores had total sales between $7.0 million and $11.0 million, and one store had total sales between $5.0 million and $7.0 million, and the portfolio’s average sales per store were approximately $12.4 million.

(4)	The properties each have 12, five-year renewal options and no termination options.

Lease Rollover Schedule(1)

Year	Number of Leases Expiring(2)	NRA (SF) Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative NRA (SF) Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2016	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2017	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026 & Beyond	9	140,635	100.0	3,180,614	100.0	140,635	100.0%	$3,180,614	100.0%
Total	9	140,635	100.0%	$3,180,614	100.0%

(1)	Based on the underwritten rent roll dated December 1, 2016.

(2)	The properties each have 12, five-year renewal options and no termination options.

A-2-76

Mortgage Loan No. 5 — Walgreens Portfolio I

Operating History and Underwritten Net Cash Flow(1)

	Underwritten	PSF	%(4)
Rents in Place(2)	$3,260,130	$23.18	98.1%
Vacancy Gross Up	0	0.00	0.0
Gross Potential Rent	$3,260,130	$23.18	98.1%
Total Reimbursements	64,498	0.46	1.9
Net Rental Income	$3,324,627	$23.64	100.0%
(Vacancy/Collection Loss)(3)	(99,739)	(0.71)	(3.0)
Other Income	0	0.00	0.0
Effective Gross Income	$3,224,889	$22.93	97.0%
Total Expenses	$64,498	$0.46	2.0%
Net Operating Income	$3,160,391	$22.47	98.0%
Total TI/LC, Capex/RR	21,095	0.15	0.7
Net Cash Flow	$3,139,295	$22.32	97.3%

(1)	The portfolio was acquired by the borrower in 2016 as part of a sale-leaseback. Historical financials are not available.

(2)	Rents in Place include a straight-line average of contractual rent due under the Walgreens leases of $79,515. Rents in Place increases 5.0% every five years through the initial term and the first four, five-year extension options. Beginning with the fifth extension option, and every five years thereafter, the rent is required to be based on the fair market value rent as defined by the leases.

(3)	Vacancy/Collection Loss represents a 3.0% underwritten vacancy adjustment. The properties are 100.0% occupied as of the underwritten rent roll dated December 1, 2016.

(4)	% column represents the percentage of Net Rental Income for all revenue lines and represents the percentage of Effective Gross Income for the remainder of the fields.

Property Management. The properties are managed by CFNL Portfolio Property Manager, LLC.

Escrows and Reserves.

Tax Reserves - On a monthly basis, the borrower is required to deposit monthly reserves on each payment date in an amount equal to 1/12 of the estimated annual real estate taxes into a tax reserve account. However, monthly tax reserves will be waived, so long as (i) if the Major Tenant (as defined below under “Lockbox / Cash Management”) lease is no longer in full force and effect, (a) no event of default under the loan then exists, (b) the debt service coverage ratio, based on the trailing three-month period immediately preceding the date of such determination is equal to or greater than 1.55x, and (c) the borrower provides to the lender prior to the date on which such taxes would be delinquent, evidence satisfactory (as determined by the lender) that such taxes have been paid, or (ii) if the Major Tenant lease remains in full force and effect, (a) no event of default under the loan then exists, (b) the Major Tenant is required under each Major Tenant lease to pay, and does pay, taxes directly to the appropriate public office (and the lender, upon written request, receives evidence of such payment), and (c) no event of default (after applicable notice and cure periods) exists under such Major Tenant lease.

Insurance Reserves - On a monthly basis, the borrower is required to deposit monthly reserves on each payment date in an amount equal to 1/12 of the estimated annual insurance premiums into an insurance reserve account. However, monthly insurance reserves will be waived so long as (i) the borrower maintains blanket policies in accordance with the loan documents or (ii) the Major Tenant self-insures pursuant to the terms of the loan documents.

Lockbox / Cash Management. The loan is structured with a hard lockbox and in place cash management. Tenants have been directed to remit all payments due under their respective leases directly into the lockbox account controlled by the lender. On each business day during the loan term, funds in the lockbox account are required to be swept to a lender-controlled cash management account and applied on a monthly basis, based upon terms set forth in the cash management agreement.

During the continuance of a Cash Sweep Event (as defined below) prior to the ARD, all excess cash flow in the cash management account is required to be deposited into an excess cash flow reserve, to be held by the lender as additional security for the loan. From and after the occurrence of the ARD and provided no event of default under the loan has occurred and is continuing, all excess cash flow is required to be applied to reduce the outstanding principal balance of the loan, with any remaining amounts to be applied towards Accrued Interest. During the occurrence of a Cash Sweep Event caused solely by a

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Mortgage Loan No. 5 — Walgreens Portfolio I

Tenant Go Dark Trigger (as defined below), the lender is required to retain in the excess cash flow reserve only the rents attributable to the individual properties causing such Tenant Go Dark Trigger, as more particularly set forth in the cash management agreement.

A “Cash Sweep Event” will occur during (i) any event of default under the loan, (ii) any bankruptcy action of the borrower, guarantor, or property manager, (iii) a DSCR Trigger Event, (iv) an ARD Trigger Event, (v) a Tenant Go Dark Trigger, (vi) a Tenant BK Trigger, or (vii) a Tenant Downgrade Trigger. A Cash Sweep Event will end, in regard to clause (i) above, if such event of default no longer exists; in regard to clause (ii) above, upon the replacement of the guarantor or manager with a qualified guarantor or qualified manager, or in the case of a bankruptcy action of the manager, the termination of the management agreement and the borrower’s delivery of written notice to the lender that it will self-manage the properties; in regard to clause (iii) above, the debt service coverage ratio based on the trailing three-month period is greater or equal to 1.60x for two consecutive calendar quarters; in regard to clause (v) above, a Tenant Go Dark Trigger will end when a Major Tenant is operating and open for business in at least 75% of the individual properties (in the aggregate) other than for commercially reasonable periods of time in the ordinary course of business and/or as a result of fire, casualty and/or condemnation; in regard to clause (vi) above, a Tenant BK Trigger Event will end upon (a) the dismissal of the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction without material modification to the applicable Major Tenant lease, and delivery of one or more estoppel certificates to the lender confirming payment of fully unabated rent at the properties and that the applicable lease is otherwise in effect, or (b) the affirmation by the applicable Major Tenant of its lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction and delivery of an estoppel certificate to the lender confirming payment of full contractual rent without any right of offset or free rent credit at the properties and that the applicable lease is otherwise in effect; or in regard to clause (vii) above, a Tenant Downgrade Trigger will end when the long-term issuer credit rating of a Major Tenant issued by S&P equals or exceeds “BB-”, and the senior unsecured debt rating of a Major Tenant issued by Moody’s equals or exceeds “Ba3”; provided however, if a Major Tenant is not rated by S&P or Moody’s, then a Tenant Downgrade Trigger will end when the long-term issuer credit rating of WBA issued by S&P equals or exceeds “BB-”, and the senior unsecured debt rating of WBA issued by Moody’s equals or exceeds “Ba3”. Notwithstanding the above, such cure to a Cash Sweep Event may occur no more than two times in the aggregate during the loan term and when no event of default under the loan has occurred and is continuing. The borrower does not have the right to cure any Cash Sweep Event caused by a bankruptcy action of the borrower or an ARD Trigger Event except as expressly set forth in the loan documents.

A “DSCR Trigger Event” will occur when the debt service coverage ratio based on the trailing three-month period immediately preceding the date of such determination is less than 1.55x.

An “ARD Trigger Event” will occur when the loan has not been repaid in full pursuant to the terms of the loan documents on or before the payment date that is three months prior to the ARD.

A “Tenant Go Dark Trigger” will occur when a Major Tenant ceases to operate or be open for business in more than 25% of the individual properties (in the aggregate), other than for commercially reasonable periods of time in the ordinary course of business and/or as a result of fire, casualty and/or condemnation.

A “Tenant BK Trigger” will occur upon any bankruptcy action of a Major Tenant.

A “Tenant Downgrade Trigger” will occur when the long-term issuer credit rating of a Major Tenant issued by S&P falls below “BB-”, or the senior unsecured debt rating of a Major Tenant issued by Moody’s falls below “Ba3”; provided however, if a Major Tenant is not rated by S&P or Moody’s, then the Tenant Downgrade Trigger will occur when the long-term issuer credit rating of WBA issued by S&P falls below “BB-”, or the senior unsecured debt rating of WBA issued by Moody’s falls below “Ba3”.

A “Major Tenant” means Walgreens and any replacement tenant acceptable to the lender pursuant to the loan documents.

Property Release. The borrower may obtain the release of any property, provided that, among other things, (i) the borrower pays the Release Amount (as defined below) and (ii) after giving effect to such release, (a) the net operating income debt service coverage ratio based on the immediately trailing twelve-month period is equal to or greater than the greater of (x) the debt

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Mortgage Loan No. 5 — Walgreens Portfolio I

service coverage ratio at origination of the loan and (y) the debt service coverage ratio immediately prior to the release and (b) the loan to value ratio does not exceed 125% prior to, or immediately after the release of the applicable property; provided however, if the loan-to-value ratio exceeds 125%, the borrower is permitted to prepay the principal balance of the loan by an amount no less than the greater of (i) the Release Amount for the applicable individual property or (ii) the least of the following amounts: (a) only if the released individual property is sold, the net proceeds of an arm’s length sale of the released individual property to an unrelated person, (b) the fair market value of the released individual property at the time of the release, or (c) an amount such that the loan to value ratio after the release of the applicable individual property is not greater than the loan to value ratio of the properties immediately prior to such release in each case, together with the applicable yield maintenance premium and costs if such release is prior to the payment date that is three months prior to the ARD.

The “Release Amount” means 120% of the allocated loan amount for the property being released, provided however, if the borrower has requested release of such property because the tenant has ceased operations at such property or has not timely commenced restoration of such property after a casualty, the Release Amount means 100% of the allocated loan amount for the property to be released. In addition, in each case, the borrower is required to pay the applicable yield maintenance premium and costs, if such partial release is prior to the payment date that is three months prior to the ARD. For more detail on the allocated loan amounts for each property, please refer to “The Properties” above.

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Mortgage Loan No. 6 — Embassy Suites - Hillsboro

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Mortgage Loan No. 6 — Embassy Suites - Hillsboro

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Mortgage Loan No. 6 — Embassy Suites - Hillsboro

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	UBS AG	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$32,500,000	Title:	Fee
Cut-off Date Principal Balance:	$32,461,538	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	5.3%	Net Rentable Area (Rooms):	165
Loan Purpose:	Refinance	Location:	Hillsboro, OR
Borrowers:	Hillsboro Hotel I Delaware, LLC; Parkway Hillsboro I Delaware, LLC	Year Built / Renovated:	2014 / N/A
		Occupancy / ADR / RevPAR(1):	83.6% / $165.01 / $138.00
Sponsors:	John R. Thackeray; Kevin S. Garn; Craig C. Christensen	Occupancy / ADR / RevPAR Date(1):	9/30/2016
		Number of Tenants:	N/A
Interest Rate:	5.0820%	2013 NOI(2):	N/A
Note Date:	11/10/2016	2014 NOI(2):	N/A
Maturity Date:	11/6/2026	2015 NOI(2):	$2,832,753
Interest-only Period:	0 months	TTM NOI(1):	$4,169,584
Original Term:	120 months	UW Occupancy / ADR / RevPAR:	83.6% / $165.01 / $138.00
Original Amortization:	360 months	UW Revenues:	$9,271,793
Amortization Type:	Balloon	UW Expenses:	$5,222,256
Call Protection:	L(25),Def(91),O(4)	UW NOI:	$4,049,537
Lockbox(3):	Hard	UW NCF:	$3,678,666
Additional Debt:	No	Appraised Value / Per Room:	$52,500,000 / $318,182
Additional Debt Balance:	N/A	Appraisal Date:	10/12/2016
Additional Debt Type:	N/A
Additional Future Debt Permitted:	No

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$196,737
Taxes:	$16,765	$16,765	N/A	Maturity Date Loan / Room:	$162,340
Insurance:	$62,745	Springing	N/A	Cut-off Date LTV:	61.8%
FF&E Reserve:	$0	1/12 of 4% of total departmental revenue	N/A	Maturity Date LTV:	51.0%
				UW NCF DSCR:	1.74x
Future PIP Reserve:	$0	Springing	N/A	UW NOI Debt Yield:	12.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$32,500,000	100.0%	Payoff Existing Debt	$22,218,399	68.4%
			Return of Equity	9,625,417	29.6
			Closing Costs	576,674	1.8
			Upfront Reserves	79,510	0.2
Total Sources	$32,500,000	100.0%	Total Uses	$32,500,000	100.0%

(1)	Represents the trailing twelve-month period ending September 30, 2016.

(2)	The property was completed and opened in December 2014. As a result, historical operating information is not available. 2015 represents the property’s performance during ramp up.
(3)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(4)	For a more detailed description of escrows and reserves, please refer to “Escrows and Reserves” below.

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Mortgage Loan No. 6 — Embassy Suites - Hillsboro

The Loan. The Embassy Suites – Hillsboro loan is a $32,461,538 first mortgage loan secured by the fee interest in a 165-room, full service hotel located in Hillsboro, Oregon. The loan has a 10-year term and will amortize on a 30-year basis.

The Borrowers. The borrowing entities for the loan are two tenants-in-common entities, Hillsboro Hotel I Delaware, LLC (59.277%) (the “Hillsboro Borrower”) and Parkway Hillsboro I Delaware, LLC (40.723%) (the “Parkway Borrower”, and collectively with the Hillsboro Borrower, the “Embassy Suites - Hillsboro Borrower”), both Delaware limited liability companies and special purpose entities.

The Sponsors. The loan’s sponsors and nonrecourse carve-out guarantors of the Hillsboro Borrower are Kevin S. Garn and John R. Thackeray. The loan’s sponsor and nonrecourse carve-out guarantor of the Parkway Borrower is Craig C. Christensen. John R. Thackeray and Kevin S. Garn are principals of the Thackeray Garn Company, a diversified commercial real estate company focused on ground-up development and value-added acquisitions. Thackeray Garn Company owns and manages approximately 2.5 million SF of retail, industrial and office space, 13 hotels (1,595 rooms) and eight multi-family communities across Utah, Idaho, Oregon, Washington, Nevada and Hawaii.

The Property. The property consists of a 165-room full service hotel located in Hillsboro, Oregon, which opened in December 2014. Improvements on the property consist of a single, seven-story building situated on 2.88 acres and a common parking lot with the adjacent Hampton Inn & Suites. The property’s room mix consists of 113 king and 52 double queen beds in two-room suite configurations. The property features a three-story atrium lobby, a restaurant and lounge, four meeting/function rooms totaling 4,774 SF, a fitness center, an indoor pool, a lobby business center, a guest laundry facility and a 24-hour market pantry.

The property operates under a franchise agreement with Embassy Suites Franchise LLC, a subsidiary of Hilton Worldwide, Inc. that expires on March 31, 2036. The franchise agreement requires a program fee of 4.0% of gross room revenue and royalty fee of 5.5% of rooms revenue on a monthly basis through the term of the franchise agreement.

Recently completed in 2014, the property was developed at a total cost of approximately $34.4 million and constructed to the latest Embassy Suites standards. As of year-end 2015, there were 217 hotels (51,379 rooms) operating under the Embassy Suites by Hilton brand in the U.S. with an average occupancy level of 78.9%, an average daily rate of $155.63 and an average RevPAR of $122.73.

Historical Occupancy, ADR, RevPAR(1)

	Competitive Set			Embassy Suites – Hillsboro			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2015	80.5%	$140.46	$113.12	63.9%	$163.66	$104.65	79.4%	116.5%	92.5%
TTM(2)	82.5%	$146.29	$120.75	83.3%	$165.72	$138.06	100.9%	113.3%	114.3%
YTD(3)	84.0%	$150.26	$126.26	86.6%	$171.27	$148.29	103.0%	114.0%	117.4%

(1)	Source: Hospitality research report. The competitive set consists of the following hotels: Larkspur Landing Hillsboro, Residence Inn Portland Hillsboro, Courtyard Portland Hillsboro, DoubleTree Beaverton, Hilton Garden Inn Portland Beaverton and Holiday Inn Express Portland West Hillsboro.
(2)	Represents the trailing twelve months ending September 30, 2016.
(3)	Represents year-to-date ending September 30, 2016.

The Market. The property is located in Hillsboro, Washington County, Oregon. Located in the Tualatin Valley between the Pacific Ocean and Portland, Hillsboro is the fifth largest city in Oregon. The property is located approximately 11.9 miles northwest of the Portland central business district (“CBD”) and approximately 13.0 miles southwest of the Portland International Airport. In the 1980’s, corporations including Intel and SolarWorld moved to the area, and Hillsboro has since gradually diversified its economy with the information technology, clean energy, apparel and advanced manufacturing industries.

According to a third party market research report, the estimated 2016 population within a one-, three- and five-mile radius of the property is 14,120, 110,356 and 238,307, respectively. The annual projected growth rate over the next five years within a one-, three- and five-mile radius of the property is 1.45%, 1.58% and 1.34%, respectively. Estimated 2016 average household income within a one-, three- and five-mile radius of the property is $75,625, $88,137 and $87,460, respectively. Comparatively,

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Mortgage Loan No. 6 — Embassy Suites - Hillsboro

the estimated 2016 average household income for Washington County, the MSA and the state of Oregon are $84,785, $81,910 and $70,530, respectively.

According to the appraisal, the information technology and software-development sectors are predominant in the Portland Metro area. The largest employer for the market is Intel, a world leader in silicon innovation and products. Since opening in Oregon in 1974, Intel has grown to seven campuses all in Washington County with Intel’s largest and most advanced technological developments occurring at the Ronler Acres campus in Hillsboro, approximately 2.5 miles southwest of the property. In August 2014, Intel announced that it has agreed to invest $100 billion over the next 30 years to construct its D1X research facility as part of Oregon’s Strategic Investment Program. Hillsboro is also the landing point on three fiber optic cable systems linking the United States across the Pacific Ocean. In addition to technology, the sports apparel industry has a major presence in the Portland Metro area. Nike is headquartered in Beaverton, Oregon (4.7 miles from the property) and is currently undergoing a $150.0 million expansion, which will reportedly add 500,000 SF of space and create roughly 2,000 new jobs to the campus. Adidas has also announced an expansion of its North American headquarters in Portland (14.7 miles from the property). In 2016, Under Armour announced plans to relocate and expand its headquarters to Southwest Portland (11.7 miles from the property). The property is located in close proximity to several attractions including Tanasbourne Town Center (1.0 mile from the property) anchored by Target and Nordstrom Rack, The Streets of Tanasbourne Shopping Center (1.1 miles from the property) anchored by Macy’s and H&M, Gordon Faber Recreation Complex (2.2 miles from the property), Tualatin Hills Park & Recreation District (3.5 miles from the property), Oregon Zoo (9.4 miles from the property) and Oregon Vineyards (13.0 miles from the property).

For the 12 months ending September 30, 2016, the property reported occupancy, ADR and RevPAR of 83.6%, $165.01 and $138.00, respectively. The market mix for the property is comprised of approximately 65% commercial, 25% meeting and group and 10% leisure, respectively. The property features 4,774 SF of meeting space compared to its competitive set, which offers meeting space from 1,248 to 2,220 SF of meeting space. According to the appraisal, commercial and group demand are driven by Intel, Nike, Kaiser Permanente, Oracle, Columbia Sportswear and Adidas, as well as numerous vendors and contractors associated with Intel and Nike. The construction of Intel’s D1X facility, the expansion of Nike headquarters, and the market’s rise in popularity as a sports tournament destination have contributed to the recent growth in these segments.

Competitive Hotels Profile(1)

				Estimated Market Mix			2015 Estimated Operating Statistics(2)
Property	Rooms	Year Built / Renovated	Distance	Commercial	Meeting & Group	Leisure	Occ.	ADR	RevPAR
Embassy Suites - Hillsboro	165	2014 / N/A	N/A	65%	25%	10%	63.9%	$165.00	$105.43
Courtyard Portland Hillsboro	155	1996 / 2011	0.6 miles	70%	20%	10%	75%-80%	$150-$160	$115-$120
DoubleTree Beaverton	98	1997 / 2012	2.8 miles	50%	25%	25%	80%-85%	$125-$130	$100-$105
Hilton Garden Inn Portland Beaverton	150	1999 / 2014	2.9 miles	70%	20%	10%	80%-85%	$140-$150	$115-$120
Subtotal/Wtd. Avg.(3):	568			65%	22%	13%	75.4%	$147.94	$111.51
Secondary Competitors	404		< 2.9 miles	70%	12%	18%	77.8%	$139.73	$108.75
Total/Wtd. Avg.(3):	972			67%	19%	14%	76.1%	$145.39	$110.67

(1)	Source: Appraisal.

(2)	The variances between the underwriting, the appraisal and the industry report data with respect to Occ., ADR and RevPAR at the property are attributable to variances in reporting methodologies and/or timing differences.
(3)	Subtotal/Wtd. Avg. and Total/Wtd. Avg. includes the property.

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Mortgage Loan No. 6 — Embassy Suites - Hillsboro

The appraisal identified recent additions to supply in the Hillsboro hospitality market that are expected to have some degree of competition with the property. Newly opened supply includes a 146-room Residence Inn by Marriott Hillsboro Brookwood (3.3 miles from the property) and a 110-room Holiday Inn Hillsboro (1.1 miles from the property). Possible future new supply to the Hillsboro hospitality market of approximately 900 rooms across eight hotels are under various stages of planning and development. A 136-room Aloft Hillsboro is under construction with scheduled completion for second quarter of 2017. Two properties under site work are an 80-room Staybridge Suites and a 112-room Towne Place Suites Beaverton with scheduled completion for the fourth quarter of 2017 and the first quarter of 2018, respectively. The two properties under site work and properties with pending applications are extended stay hotels and are not expected to compete directly with the property. According to the appraisal, the Holiday Inn Hillsboro operates at a lower price point and the proposed Aloft Hillsboro is expected to offer a select-service product with limited food and beverage facilities, resulting in secondary competition to the property.

Operating History and Underwritten Net Cash Flow

	2015(1)	TTM(2)	Underwritten	Per Room(3)	%(4)
Occupancy	64.4%	83.6%	83.6%
ADR	$163.80	$165.01	$165.01
RevPAR	$105.43	$138.00	$138.00
Room Revenue	$6,349,746	$8,334,077	$8,311,306	$50,371	89.6%
Other Departmental Revenues(5)	739,606	963,118	960,487	5,821	10.4%
Total Revenue	$7,089,352	$9,297,195	$9,271,793	$56,193	100.0%
Room Expense	1,400,268	1,797,263	1,792,353	10,863	21.6%
Other Departmental Expenses	700,518	729,407	727,414	4,409	75.7%
Departmental Expenses	$2,100,786	$2,526,670	$2,519,767	$15,271	27.2%
Departmental Profit	$4,988,566	$6,770,525	$6,752,026	$40,921	72.8%
Operating Expenses	$1,890,378	$2,354,441	$2,447,318	$14,832	26.4%
Gross Operating Profit	$3,098,189	$4,416,084	$4,304,709	$26,089	46.4%
Fixed Expenses	265,436	246,500	255,171	1,546	2.8%
Net Operating Income	$2,832,753	$4,169,584	$4,049,537	$24,543	43.7%
FF&E	283,383	372,467	370,872	2,248	4.0%
Net Cash Flow	$2,549,370	$3,797,117	$3,678,666	$22,295	39.7%

(1)	The property was completed and opened in December 2014. As a result, historical operating information is not available. 2015 represents the property’s performance during ramp up.

(2)	Represents the trailing twelve-month period ending September 30, 2016.

(3)	Per Room values are based on 165 rooms.

(4)	% column represents percent of Total Revenue except for Room Expense and Other Departmental Expenses, which is based on the corresponding revenue line items.

(5)	Other Departmental Revenues includes food and beverage revenue, telephone revenue, market pantry sales, internet revenue and laundry income.

Property Management. The property is managed by Western States Lodging & Management II, LLC (“Western States”), a property management company located in Taylorsville, Utah with ownership interest in the property. Western States was established in 1996 and specializes in real estate development, management and healthcare services. Western States’ portfolio includes 14 hotels (1,667 rooms), 12 senior-communities, a 144-unit multifamily community and a conference center. The hotels managed by Western States include the hotels branded as Fairfield Inn, TownePlace Suites, SpringHill Suites, Courtyard by Marriott, Hilton Garden Inn, Home2 Suites, Homewood Suites, La Quinta, Embassy Suites and Hampton Inn located in Utah, Idaho and Oregon.

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Mortgage Loan No. 6 — Embassy Suites - Hillsboro

Escrows and Reserves. At origination, the Embassy Suites - Hillsboro Borrower deposited aggregate reserves of $79,510, comprised of (i) $62,745 for insurance premiums and (ii) $16,765 for real estate taxes.

Tax Escrows - On a monthly basis, the Embassy Suites - Hillsboro Borrower is required to fund a tax reserve in an amount equal to 1/12 of the annual estimated tax payments. Monthly deposits currently equal to $16,765.

Insurance Escrows - The requirement of the Embassy Suites - Hillsboro Borrower to make monthly deposits to the insurance reserve is waived so long as (a) no Cash Management Period or Cash Sweep Period exists, (b) no event of default under the loan documents is continuing, (c) the lender receives evidence that premiums have been paid five days prior to the due date and (d) the Embassy Suites - Hillsboro Borrower has complied with the insurance provisions in the loan documents.

FF&E Reserves - On a monthly basis, the Embassy Suites - Hillsboro Borrower is required to escrow an amount equal to the greater of (a) 1/12 of 4.0% of total departmental revenues during the calendar year immediately preceding the calendar year in which the monthly payment occurs and (b) the aggregate amount, if any, required to be reserved for capital expenditures under the management agreement and the franchise agreement.

Future PIP Reserve - The Embassy Suites - Hillsboro Borrower is required to deposit on each monthly payment date during the continuance of a Future PIP Trigger Event (defined below), all excess cash flow into a future PIP reserve account.

A “Cash Management Period” means a period commencing upon the occurrence of (i) an event of default under the loan documents until cured, (ii) any bankruptcy or insolvency proceeding of the Embassy Suites - Hillsboro Borrower, guarantor or property manager (except that in the event of an involuntary bankruptcy, the Cash Management Period will not commence if the filing is discharged, stayed or dismissed within 30 days for the Embassy Suites - Hillsboro Borrower or the guarantor, or within 120 days (or the property manager is replaced by a qualified manager as specified in the loan documents) for the property manager), (iii) as of the date of determination, the debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination falling below 1.45x until the date the debt service coverage ratio based on the trailing 12-month period is greater than 1.50x has been achieved for two consecutive calendar quarters, (iv) a Future PIP Trigger Event until the Embassy Suites - Hillsboro Borrower has entered into a (a) renewal franchise agreement that extends at least five years beyond the loan maturity date or (b) replacement franchise agreement or (v) if (a) the property is self-managed by the Embassy Suites - Hillsboro Borrower or any of its affiliates, any fraud or misappropriations of funds or felony indictment of the guarantor or a director or officer of the borrower or guarantor or (b) the property is managed by a third party property manager, any fraud or misappropriations of funds or felony indictment of the property manager or a director or officer of the property manager. A Cash Management Period is only permitted to be cured up to two times in the aggregate during the term of the loan.

A “Cash Sweep Period” means a period commencing upon the occurrence of (i) an event of default under the loan documents until cured, (ii) any bankruptcy or insolvency proceeding of the Embassy Suites - Hillsboro Borrower, guarantor or property manager (except that in the event of an involuntary bankruptcy, the Cash Sweep Period will not commence if the filing is discharged, stayed or dismissed within 30 days for the Embassy Suites - Hillsboro Borrower or the guarantor, or within 120 days (or the property manager is replaced by a qualified manager as specified in the loan documents) for the property manager, or (iii) as of the date of determination, the debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination falling below 1.40x until the date the debt service coverage ratio based on the trailing 12-month period is greater than 1.50x has been achieved for two consecutive calendar quarters. A Cash Sweep Period is only permitted to be cured up to two times in the aggregate during the term of the loan.

A “Future PIP Trigger Event” means the period commencing upon the earliest of (i) the date the franchisor or the Embassy Suites - Hillsboro Borrower give notice of its intent to terminate, cancel or not extend or renew the franchise agreement, (ii) the date that is 12 months prior to the expiration of the franchise agreement, (iii) an event of default under the franchise agreement, (iv) any bankruptcy or insolvency proceeding of the franchisor or (v) the franchisor gives notice to the Embassy Suites - Hillsboro Borrower of any requirements or requests the Embassy Suites - Hillsboro Borrower to make any repairs and/or improvements at the property.

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Mortgage Loan No. 6 — Embassy Suites - Hillsboro

Lockbox / Cash Management. The loan is structured with a hard lockbox and springing cash management. During the continuance of a Cash Management Period, all funds in the lockbox are required to be transferred to the cash management account every business day to be applied to payment of debt service, reserves, and other amounts due under the Embassy Suites - Hillsboro loan documents, and during a Cash Sweep Period, all excess cash flow is required to be retained by the lender as additional collateral for the loan (unless a Cash Sweep Period occurs on account of a Future PIP Trigger Event for which all excess cash flow will be deposited into a future PIP reserve account).

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Mortgage Loan No. 7 — Wolfchase Galleria

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Mortgage Loan No. 7 — Wolfchase Galleria

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Mortgage Loan No. 7 — Wolfchase Galleria

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Mortgage Loan No. 7 — Wolfchase Galleria

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Mortgage Loan No. 7 — Wolfchase Galleria

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	UBS AG	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(2):	$29,957,889	Property Type - Subtype:	Retail – Regional Mall
% of Pool by IPB:	4.9%	Net Rentable Area (SF)(3):	391,862
Loan Purpose:	Refinance	Location:	Memphis, TN
Borrower:	Galleria at Wolfchase, LLC	Year Built / Renovated:	1997 / N/A
Sponsor:	Simon Property Group, L.P.	Occupancy(4):	90.1%
Interest Rate:	4.1460%	Occupancy Date:	9/28/2016
Note Date:	10/26/2016	Number of Tenants:	105
Maturity Date:	11/1/2026	2013 NOI:	$17,203,630
Interest-only Period:	0 months	2014 NOI:	$17,289,809
Original Term:	120 months	2015 NOI:	$17,180,445
Original Amortization:	360 months	TTM NOI(5):	$17,306,615
Amortization Type:	Balloon	UW Economic Occupancy:	100.0%
Call Protection(6):	L(25),Def(88),O(7)	UW Revenues:	$25,912,897
Lockbox(7):	Hard	UW Expenses:	$8,234,769
Additional Debt(2):	Yes	UW NOI:	$17,678,128
Additional Debt Balance(2):	$135,000,000	UW NCF:	$16,563,648
Additional Debt Type(2):	Pari Passu	Appraised Value / Per SF:	$254,000,000 / $648
Additional Future Debt Permitted:	No	Appraisal Date:	9/26/2016

Escrows and Reserves(8)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$420
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$336
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	64.9%
Replacement Reserves:	$0	Springing	$195,931	Maturity Date LTV:	51.9%
TI/LC:	$0	Springing	$1,175,586	UW NCF DSCR:	1.72x
				UW NOI Debt Yield:	10.7%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$165,000,000	72.8%	Payoff Existing Debt	$226,094,022	99.7%
Borrower’s Equity	61,688,908	27.2	Closing Costs	594,886	0.3
Total Sources	$226,688,908	100.0%	Total Uses	$226,688,908	100.0%

(1)	The Wolfchase Galleria Whole Loan was co-originated with Morgan Stanley Bank, N.A. (“Morgan Stanley”).
(2)	The Wolfchase Galleria loan is part of a larger split whole loan evidenced by eight pari passu senior notes, with an aggregate original principal balance of $165.0 million. The financial information presented in the chart above reflects the cut-off date balance of the $164.8 million Wolfchase Galleria Whole Loan. For a more detailed description, please refer to “The Loan” below.
(3)	The Wolfchase Galleria property is part of a shopping center with a total of 1,267,857 SF, which includes non-collateral anchor tenants, Macy’s (252,720 SF), Dillard’s (203,943 SF), Sears (160,885 SF) and J.C. Penney (144,047 SF).
(4)	Most recent occupancy information is calculated based on the collateral SF of 391,862, and excludes two tenants currently in occupancy that are expected to vacate (Love Culture – 9,713 SF and Tempur Pedic – 1,020 SF). Two tenants totaling 9,252 SF have executed leases but are currently not in occupancy (Footlocker / House of Hoops and Cinnabon) are underwritten as occupied. The occupancy including the non-collateral anchors is 96.9%.
(5)	Represents the trailing twelve months ending August 31, 2016.
(6)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of December 1, 2016. Defeasance of the full $165.0 million Wolfchase Galleria Whole Loan is permitted after the earlier to occur of (i) June 1, 2020 and (ii) the date that is two years from the closing date of the securitization that includes the note to be last securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not expired by June 1, 2020, the borrower is permitted to prepay the Wolfchase Galleria Whole Loan in whole, but not in part, with the payment of a yield maintenance premium.
(7)	For a more detailed description of the lockbox, please refer to “Lockbox / Cash Management” below.
(8)	For a more detailed description of escrows and reserves, please refer to “Escrows and Reserves” below.

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Mortgage Loan No. 7 — Wolfchase Galleria

The Loan. The Wolfchase Galleria loan, which is part of a larger split whole loan, is a first mortgage loan secured by the borrower’s fee interest in 391,862 SF of retail space within a 1,267,857 SF regional mall located in Memphis, Tennessee known as Wolfchase Galleria. The loan has a 10-year term and amortizes on a 30-year schedule for the full term of the loan. The whole loan was co-originated by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”) and Morgan Stanley, has an outstanding principal balance as of the cut-off date of $164,768,389 (the “Wolfchase Galleria Whole Loan”), and is comprised of eight pari passu notes. Notes A-6 and A-7 have an aggregate outstanding principal balance as of the cut-off date of $29,957,889 and are being contributed to the CSMC 2016-NXSR Commercial Mortgage Trust. The six related companion pari passu loans have an aggregate outstanding principal balance as of the cut-off date of $134,810,500, which are evidenced by one controlling Note A-1-1 (with an original principal balance of $35.0 million) and non-controlling Note A-3, both of which are expected to be contributed to the MSC 2016-UBS12 Commercial Mortgage Trust and four non-controlling notes that are currently held by UBS AG, New York Branch and Morgan Stanley. The Wolfchase Galleria Whole Loan will be serviced pursuant to the MSC 2016-UBS12 pooling and servicing agreement. The most recent prior financing of the property was included in the GECMC 2007-C1 transaction.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-1(1)	$35,000,000	$34,950,870	Morgan Stanley	Yes
Note A-1-2	5,000,000	4,992,981	Morgan Stanley	No
Note A-2	50,000,000	49,929,815	Morgan Stanley	No
Note A-3(1)	35,000,000	34,950,870	UBS AG, New York Branch	No
Note A-4	5,000,000	4,992,981	UBS AG, New York Branch	No
Note A-5	5,000,000	4,992,981	UBS AG, New York Branch	No
Note A-6	20,000,000	19,971,926	CSMC 2016-NXSR	No
Note A-7	10,000,000	9,985,963	CSMC 2016-NXSR	No
Total	$165,000,000	$164,768,389

(1)	Note A-1-1 and Note A-3 are currently held by Morgan Stanley and UBS AG, New York Branch, respectively, and are expected to be contributed to the MSC 2016-UBS12 mortgage trust.

The Borrower. The borrowing entity for the loan is Galleria at Wolfchase, LLC, a Delaware limited liability company and special purpose entity.

The Sponsor. The loan’s sponsor and non-recourse carveout guarantor is Simon Property Group, L.P. (the “Wolfchase Galleria Sponsor”). The borrower is controlled by and 94.5% owned by entities controlled by the Wolfchase Galleria Sponsor.

For so long as the Wolfchase Galleria Sponsor is the non-recourse carveout guarantor, the liability of the non-recourse carveout guarantor or a replacement guarantor under the non-recourse carveout guaranty (which also covers environmental provisions in the Wolfchase Galleria Whole Loan documents) may not exceed $33,000,000, in the aggregate, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of such guaranty or the preservation of the lender’s rights thereunder.

The Wolfchase Galleria Sponsor is the operating partnership of Simon Property Group, Inc. (“Simon”). Simon is a publicly traded self-administered and self-managed real estate investment trust (NYSE: SPG) focused on retail property ownership and management. Simon is one of the largest publicly traded owners, operators and developers of retail assets in the United States. As of December 31, 2015, Simon operated 209 properties, consisting of 108 malls, 71 Premium Outlet-branded centers, fourteen Mills-branded centers, four lifestyle centers, and twelve other retail properties located in 37 states and Puerto Rico containing an aggregate of approximately 184 million SF.

The Property. The property consists of 391,862 SF contained in a two-story regional mall and anchored by four non-collateral anchor stores that include Macy’s, Dillard’s, Sears and J.C. Penney, and is surrounded by several non-collateral outparcels that include Bed Bath & Beyond, Barnes & Noble, Bahama Breeze, Olive Garden, Logan’s Roadhouse and First Tennessee Bank,

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Mortgage Loan No. 7 — Wolfchase Galleria

among others. Included in the collateral are 5,926 parking spaces. The property was 90.1% leased as of September 28, 2016 to a mix of 105 national retail and restaurant tenants. Including non-collateral anchors, the Wolfchase Galleria Mall is 96.9% occupied.

Non-Owned Anchors

Anchor	Ratings Moody’s/S&P/Fitch(1)	Net Rentable Area (SF)	Sales(2)	Sales PSF(2)
Macy’s	Baa2/BBB/BBB	252,720	$41,951,520	$166
Dillard’s	Baa3/BBB-/BBB-	203,943	$28,755,963	$141
Sears	Caa1/CCC+/CC	160,885	$13,996,995	$87
J.C. Penney	B1/B/B+	144,047	$26,504,648	$184

(1)	Ratings provided are for the parent company of the entity listed in the “Anchor” field whether or not the parent company guarantees the lease.
(2)	Based on the trailing twelve-month period ending December 31, 2015 and were provided by Simon.

The three largest tenants by NRA include Malco Theatres, The Finish Line and Victoria’s Secret, with no other tenant occupying more than 3.3% of NRA or representing more than 4.0% of base rent. The five largest tenants total 22.6% of collateral NRA and 15.5% of underwritten rent. Other tenants include Express/Express Men, New York & Company, Pandora, Bath & Body Works, GameStop and Sephora.

As of September 28, 2016, the property was 90.1% occupied. Historical occupancy at the property has averaged 93.4% from 2010 to 2015, excluding temporary tenants. Total inline sales at the property for the trailing 12 months ending August 31, 2016 were approximately $78.9 million with an average of $393 PSF, resulting in an occupancy cost of 17.6%. Recent leasing at the property includes eight tenants totaling 30,794 SF that have signed new leases or renewed existing leases at the property in 2016, and includes Bath & Body Works, City Gear, Gap Kids/Baby Gap, Gould’s Salon, Kids Footlocker, Lovestick, Papaya, and Supreme Cuts.

Historical and Current Occupancy and Sales Summary(1)

	2013	2014	2015	Current
Occupancy(2)(3)	95.2%	98.7%	97.5%	98.4%
Comparable In-line Sales PSF(4)	$395	$383	$399	$393
Comparable In-line Occupancy Costs(4)(5)	17.2%	17.9%	17.6%	17.6%
Total Comparable In-line Sales	$72,119,441	$80,872,088	$81,680,436	$78,856,693
Total Mall Sales(6)	$95,655,352	$105,041,718	$106,376,248	$124,655,752
(1)	Comparable In-line Sales PSF and Comparable In-line Occupancy Costs are for comparable tenants less than 10,000 SF who have been open and operating continuously from the beginning of the prior calendar year and were provided by Simon.
(2)	Occupancy excludes non-collateral anchor tenants and includes temporary tenants. Excluding temporary tenants, the historical occupancy is 92.4%, 95.3%, 92.2% and 93.5% for 2013, 2014, 2015 and Current period, respectively.
(3)	Current Occupancy includes two tenants totaling 10,733 SF (Love Culture and Tempur Pedic) that are currently in occupancy, but are expected to vacate. These tenants were underwritten as vacant.
(4)	Current Comparable In-Line Sales PSF and Current Comparable In-Line Occupancy Costs are based on the underwritten rent roll as of September 28, 2016.
(5)	Comparable In-line Occupancy Cost calculations are based on Total UW Base Rent (base rent, recoveries, % rent in lieu and overage rent) per SF for all tenants with less than 10,000 SF divided by the comparable in-line sales for tenants who have been open and operating continuously from the beginning of the prior calendar year.
(6)	Total Mall Sales exclude non-collateral anchors and outparcels.

The Market. The property is located in the northeastern portion of the Memphis core based statistical area (“CBSA”), approximately 17.5 miles east of Downtown Memphis, Tennessee. The property is situated at the southeast corner of the North Germantown Parkway and US Highway 64 intersection, anchoring a primary retail corridor directly off of Interstate-40. Interstate-40 serves as a primary regional thoroughfare running east-west through the state of Tennessee, connecting Memphis to the southwest and Nashville to the northeast. The immediate area surrounding the property is characterized by residential

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Mortgage Loan No. 7 — Wolfchase Galleria

development, with commercial and retail development primarily extending along US Highway 64 to the east of the property and along North Germantown Parkway south of the property, and includes the Colonial Country Club and golf course located adjacent to the property, on the opposite side of Interstate-40. Per the appraisal, the property is the largest regional mall in the Memphis retail market.

According to the appraisal, the property is located in the Raleigh/Bartlett submarket of the Memphis metro area, encompassing approximately 32.0% of the region’s retail inventory. As of the second quarter of 2016, the Memphis retail market had a vacancy rate of 11.3% and the Raleigh/Bartlett submarket had a vacancy rate of 10.8%. In the same period, asking rents in the Memphis retail market were $13.92 PSF and asking rents in the Raleigh/Bartlett submarket were $12.18 PSF.

The appraiser concluded a primary trade area of 10 miles surrounding the property and a secondary trade area of up to 25 miles surrounding the property. According to the appraisal, over the period from 2000 through 2015, the compound annual population growth rates within a five-, 10- and 25-mile radius of the property were 1.93%, 1.27% and 0.75%, respectively. Within a five-, 10- and 25-mile radius of the property, the 2015 annual average household income levels were estimated at $84,163, $89,993 and $71,048, respectively, and exceed the corresponding average for the Memphis CBSA and the state of Tennessee, which were estimated at $69,579 and $65,306, respectively.

A summary of demographics in the primary and secondary trade areas compared to the Memphis CBSA and the state of Tennessee is presented below.

Demographic Summary(1)

Statistic	Five-mile Radius	10-mile Radius	25-mile Radius	Memphis CBSA	State of Tennessee
Population
2000	124,072	354,257	1,092,449	1,213,206	5,689,220
2015	165,164	427,947	1,221,581	1,358,701	6,607,383
2020 (projected)	179,369	454,339	1,274,958	1,418,805	6,902,854
% Increase 2000-2015	1.93%	1.27%	0.75%	0.76%	1.00%
% Increase 2015-2020 (projected)	1.66%	1.20%	0.86%	0.87%	0.88%

Average Household Income
2000	$67,249	$70,147	$53,933	$52,933	$48,717
2015	$84,163	$89,993	$71,048	$69,579	$65,306
2020 (projected)	$98,684	$105,882	$85,054	$83,047	$77,116
% Increase 2000-2015	1.51%	1.67%	1.85%	1.84%	1.97%
% Increase 2015-2020 (projected)	3.23%	3.31%	3.66%	3.60%	3.38%

Number of Households
2000	46,393	136,021	408,337	451,465	2,232,881
2015	63,118	162,915	458,698	508,606	2,598,520
2020 (projected)	69,149	173,716	481,680	534,419	2,730,599
% Increase 2000-2015	2.07%	1.21%	0.78%	0.80%	1.02%
% Increase 2015-2020 (projected)	1.84%	1.29%	0.98%	1.00%	1.00%

(1)	Source: Appraisal.

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Mortgage Loan No. 7 — Wolfchase Galleria

Competitive Set Summary(1)

Property Name	Center Type	Total GLA	Year Built/ Renovated	Occupancy	In-line Sales PSF	Anchor Tenants	Proximity
Wolfchase Galleria	Regional Mall	1,267,857(2)	1997/N/A	96.9%(3)	$393	Macy’s, Dillard’s, Sears, J.C. Penney, Malco Theatres	N/A
Primary Competition
Oak Court Mall	Super Regional	849,068	1988/1995	99%	$300	Macy’s, Dillard’s Women’s, Dillard’s Kid’s, Housewares, Men’s	9.2 miles
Carriage Crossing	Lifestyle Center	712,017	2005/N/A	90%	$475	Dillard’s, Macy’s, Bed Bath & Beyond, Barnes & Noble	12.8 miles
The Shops of Saddle Creek	Lifestyle Center	143,585	1987/N/A	100%	$550	Unanchored	7.4 miles
Secondary Competition
Southaven Towne Center	Lifestyle Center	567,640	2005/N/A	100%	$300	Dillard’s, J.C. Penney, Gordman’s, HH Gregg, Bed Bath & Beyond, Jo-Ann, Books-A-Million	20.6 miles
Tanger Outlet Southaven	Outlet Center	320,000	2015/N/A	100%	N/A	Unanchored	21.6 miles

(1)	Source: Appraisal is the source for all information other than the property Total GLA, Occupancy, and In-line Sales PSF, which are based on information in the underwritten rent roll.
(2)	Includes non-collateral anchors and out-parcels.
(3)	Includes non-collateral anchors and out-parcels. Excluding the non-collateral anchors and temporary tenants, the property has an underwritten occupancy rate of 90.1% based on the September 28, 2016 underwritten rent roll.

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Mortgage Loan No. 7 — Wolfchase Galleria

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent PSF(4)	Most Recent Sales PSF(5)	Occupancy Costs (%)(6)	Lease Expiration Date
Malco Theatres	NR/NR/NR	30,000	7.7%	$300,000	2.2%	$10.00	$70,908	59.5%	12/31/2021
The Finish Line	NR/NR/NR	21,899	5.6	460,317	3.3	$21.02	$308	14.9%	2/28/2022
Victoria’s Secret	NR/NR/NR	13,330	3.4	533,200	3.8	$40.00	$526	14.3%	1/31/2018
Forever 21	NR/NR/NR	12,986	3.3	557,587	4.0	$42.94	$288	18.7%	6/30/2024
Charming Charlie	NR/NR/NR	10,413	2.7	310,145	2.2	$29.78	$100	29.9%	5/31/2020
Cheesecake Factory(7)	NR/NR/NR	10,147	2.6	337,388	2.4	$33.25	$1,040	6.2%	1/31/2036
Abercrombie & Fitch	NR/BB-/NR	8,575	2.2	175,000	1.3	$20.41	$137	15.3%	1/31/2019
Footlocker / House of Hoops(8)	Ba1/BB+/NR	8,331	2.1	333,240	2.4	$40.00	NAV	NAV	6/1/2026
Express/Express Men	NR/NR/NR	7,796	2.0	265,064	1.9	$34.00	$254	27.3%	1/31/2018
Milano Menswear	NR/NR/NR	7,376	1.9	81,800	0.6	$11.09	$170	10.4%	1/31/2019
Ten Largest Tenants		130,853	33.4%	$3,353,741	24.1%	$25.63	$332	16.2%
Remaining Tenants		222,333	56.7%	10,568,260	75.9%	$47.53
Vacant(9)		38,676	9.9	0	0.0	$0.00
Total/Wtd. Avg.:		391,862	100.0%	$13,922,001	100.0%	$39.42

(1)	Based on the underwritten rent roll dated September 28, 2016.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	UW Base Rent includes contractual rent steps equal to $207,732 through September 30, 2017, as well as $357,766 of rent associated with two tenants, which have signed leases but are not yet in occupancy (Footlocker / House of Hoops and Cinnabon, which in aggregate represent 2.4% of total NRA). UW Base Rent does not include percentage rent in lieu and overage rent totaling $403,204 as of the September 28, 2016 underwritten rent roll.
(4)	Total UW Base Rent PSF excludes vacant space.
(5)	Most Recent Sales PSF are based on the trailing twelve-month period ending August 31, 2016. Malco Theaters Sales PSF is based on eight screens. Wtd. Avg. Most Recent Sales PSF excludes Malco Theaters.
(6)	Occupancy Costs (%) calculations are based on Total UW Base Rent (base rent, recoveries, % rent in lieu and overage rent) divided by Most Recent Sales based on the trailing twelve-month period ending August 31, 2016.
(7)	Cheesecake Factory has the right to terminate its lease upon 180-days’ written notice and payment of a termination fee of $175 PSF prorated to the unamortized number of months remaining in the lease term if its adjusted gross sales for any full lease year during its fifth through eighth lease year is less than $6.0 million (approximately $591 PSF), or during the eighth lease year, is less than $7.0 million (approximately $690 PSF).
(8)	Footlocker / House of Hoops has a lease for 8,331 SF that is currently occupied by f.y.e. through February 28, 2017. Footlocker / House of Hoops lease starts June 1, 2017.
(9)	Vacancy includes two tenants totaling 10,733 SF (Love Culture and Tempur Pedic) that are currently in occupancy but are expected to vacate.

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Mortgage Loan No. 7 — Wolfchase Galleria

Lease Rollover Schedule(1)

Year	Number of Leases Expiring(2)	NRA Expiring (SF)	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring	Cumulative NRA Expiring (SF)	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	38,676	9.9%	NAP	NAP	38,676	9.9%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	38,676	9.9%	$0	0.0%
2016	1	1,263	0.3	94,333	0.7	39,939	10.2%	$94,333	0.7%
2017	26	49,609	12.7	3,281,864	23.6	89,548	22.9%	$3,376,198	24.3%
2018	15	49,741	12.7	2,168,110	15.6	139,289	35.5%	$5,544,308	39.8%
2019	7	32,937	8.4	929,761	6.7	172,226	44.0%	$6,474,069	46.5%
2020	8	18,449	4.7	696,838	5.0	190,675	48.7%	$7,170,907	51.5%
2021	11	60,953	15.6	1,671,761	12.0	251,628	64.2%	$8,842,669	63.5%
2022	10	37,971	9.7	1,220,309	8.8	289,599	73.9%	$10,062,978	72.3%
2023	8	17,838	4.6	615,031	4.4	307,437	78.5%	$10,678,009	76.7%
2024	8	30,452	7.8	1,365,450	9.8	337,889	86.2%	$12,043,458	86.5%
2025	3	13,032	3.3	332,943	2.4	350,921	89.6%	$12,376,401	88.9%
2026	5	23,755	6.1	898,305	6.5	374,676	95.6%	$13,274,707	95.4%
2027 & Beyond	6	17,186	4.4	647,294	4.6	391,862	100.0%	$13,922,001	100.0%
Total	108	391,862	100.0%	$13,922,001	100.0%

(1)	Based on the underwritten rent roll dated September 28, 2016.
(2)	Certain tenants have more than one lease.
(3)	UW Base Rent Expiring includes contractual rent steps equal to $207,732 through September 30, 2017 and excludes allocated overage rent and percent rent in lieu.

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Mortgage Loan No. 7 — Wolfchase Galleria

Operating History and Underwritten Net Cash Flow

	2013	2014	2015	TTM(1)	Underwritten	PSF	%(2)
Base Rental Revenue(3)	$13,864,681	$14,158,254	$13,950,699	$14,187,408	$13,922,001	$35.53	53.7%
Temporary Tenant Rent(4)(5)	2,118,799	1,662,768	1,709,417	1,645,952	1,777,441	4.54	6.9
Other Rents	191,628	188,725	187,590	175,378	192,612	0.49	0.7
Total Minimum Rent	$16,175,108	$16,009,747	$15,847,706	$16,008,738	$15,892,053	$40.56	61.3%
Overage Rent	150,629	151,811	209,629	354,924	360,764	0.92	1.4
Expense Reimbursements	8,652,357	9,228,531	9,213,072	9,244,935	9,074,259	23.16	35.0
Other Income	528,608	477,980	481,491	422,373	585,820	1.49	2.3
Total Gross Income	$25,506,702	$25,868,069	$25,751,898	$26,030,970	$25,912,897	$66.13	100.0%
Vacancy and Credit Loss	0	0	0	0	0	0.00	0.0
Effective Gross Income	$25,506,702	$25,868,069	$25,751,898	$26,030,970	$25,912,897	$66.13	100.0%
Total Expenses	8,303,072	8,578,260	8,571,453	8,724,355	8,234,769	21.01	31.8
Net Operating Income	$17,203,630	$17,289,809	$17,180,445	$17,306,615	$17,678,128	$45.11	68.2%
Total TI/LC, Capex/RR	0	0	0	0	1,114,480	2.84	4.3
Net Cash Flow	$17,203,630	$17,289,809	$17,180,445	$17,306,615	$16,563,648	$42.27	63.9%

(1)	The TTM column represents the trailing twelve-month period ending August 31, 2016.
(2)	% column represents percent of Total Gross Income for all revenue lines and percent of Effective Gross Income for the remainder of the fields.
(3)	Underwritten Base Rental Revenue is based on the underwritten rent roll as of September 28, 2016 and includes rent steps totaling $207,732 taken through September 30, 2017 and $357,766 of rent associated with two tenants, which have signed leases but are not yet in occupancy (Footlocker / House of Hoops and Cinnabon). Footlocker / House of Hoops has an executed lease for 8,331 SF that is currently occupied by f.y.e. through February 28, 2017. f.y.e.’s current annual rent is $152,739. Underwritten rent reflects Footlocker / House of Hoops contractual rent of $333,240. Love Culture (9,713 SF) and Tempur Pedic (1,020 SF) are currently in occupancy, but are expected to vacate, and have been excluded from underwritten rent.
(4)	Temporary Tenant Rent includes temporary tenant income, percentage rent in-lieu, overage rent, cart income, kiosk income, local even income, seasonal income and vending income.
(5)	2014 Temporary Tenant Rent and 2015 Temporary Tenant Rent include ($16,269) of deferred rent in 2014 and $4,067 of deferred rent in 2015.

Property Management. The property is managed by Simon Management Associates, LLC, an affiliate of the Wolfchase Galleria Sponsor.

Escrows and Reserves. During the continuance of a Lockbox Event Period (as defined below), or if the borrower has failed to pay real estate taxes as required by the Wolfchase Galleria Whole Loan documents, the borrower is required to escrow monthly 1/12th of the annual estimated tax payments. During the continuance of a Lockbox Event Period, the borrower is required to escrow monthly 1/12th of the annual estimated insurance premiums (unless the borrower maintains an acceptable blanket policy). During the continuance of a Lockbox Event Period, the borrower is required to make monthly deposits equal to $8,164 into an escrow account for replacements and repairs on each monthly payment date on which the balance on deposit in such escrow account is less than $195,931. During the continuance of a Lockbox Event Period, the borrower is required to make monthly deposits equal to $48,983 into an escrow account for tenant improvements and leasing commissions on each monthly payment date on which the balance on deposit in such escrow account is less than $1,175,586.

A “Lockbox Event Period” means the period (i) commencing upon an event of default under the Wolfchase Galleria Whole Loan and ending upon the acceptance by the lender, in its sole discretion, of a cure of such event of default, or (ii) commencing on the date upon which the debt service coverage ratio on the Wolfchase Galleria Whole Loan for the immediately preceding four calendar quarters is less than 1.40x for two consecutive calendar quarters (a “DSCR Trigger Event”), and ending on the date the debt service coverage ratio on the Wolfchase Galleria Whole Loan for the immediately preceding four calendar quarters equals or exceeds 1.40x for two consecutive calendar quarters.

Lockbox / Cash Management. The Wolfchase Galleria Whole Loan is structured with a hard lockbox and springing cash management. Within 30 days after the loan origination date and thereafter, the borrower is required to direct all tenants to pay rent directly into such lockbox. The Wolfchase Galleria Whole Loan has cash management only after the initial occurrence and during the continuance of a Lockbox Event Period. Provided a Lockbox Event Period is not continuing, funds in the lockbox account are required to be swept to an account designated by the borrower. Upon the occurrence of a Lockbox Event Period,

A-2-99

Mortgage Loan No. 7 — Wolfchase Galleria

the borrower is required to establish and maintain a cash management account controlled by the lender, and, during the continuance of a Lockbox Event Period, funds in the lockbox account are required to be transferred weekly to the cash management account. During the continuance of a Lockbox Event Period arising solely in connection with a DSCR Trigger Event, funds in the cash management account are required to be applied on each monthly payment date to pay debt service on the Wolfchase Galleria Whole Loan, to fund the required reserves deposits as described above under “Escrows and Reserves”, to disburse the monthly operating expenses and capital expenditures referenced in the approved annual budget (or if no approved annual budget is available because review is pending or not required, in the existing annual budget) and extraordinary operating expenses or capital expenses approved (except in the case of emergency expenses) by the lender, and to disburse the remainder (i) if a Sweep Event Period (as defined below) is continuing, into an account to be held by the lender as additional security for the Wolfchase Galleria Whole Loan during the continuance of such Sweep Event Period and (ii) otherwise, to the borrower. The annual budget is required to be approved by the lender only if both (A) either (x) a Lockbox Event Period caused by an event of default under the Wolfchase Galleria Whole Loan exists or (y) any other Lockbox Event Period exists and one or more of the Wolfchase Galleria Sponsor and Simon does not own at least 50% of, or does not control, the borrower, and (B) there is (x) more than a 5% deviation from the prior fiscal year’s annual budget or (y) an increase in fees or other payments made to an affiliate of the borrower.

A “Sweep Event Period” means the period commencing on the date upon which the debt service coverage ratio on the Wolfchase Galleria Whole Loan for the immediately preceding four calendar quarters is less than 1.30x for two consecutive calendar quarters, and ending on the date the debt service coverage ratio on the Wolfchase Galleria Whole Loan for the immediately preceding four calendar quarters equals or exceeds 1.30x for two consecutive calendar quarters.

Release of Property. The borrower may transfer (including to an affiliate) all or any portion of an approximately 12.57 acre unimproved parcel, which was not included in the underwriting of the Wolfchase Galleria Whole Loan (the “Wolfchase Galleria Unimproved Parcel”), without payment to the lender (except to the extent, if any, required by REMIC regulations), upon satisfaction of certain conditions set forth in the Wolfchase Galleria Whole Loan documents, and may relocate tenants at the property to the Wolfchase Galleria Unimproved Parcel after such transfer, provided that the borrower delivers an officer’s certificate to the lender certifying that such tenant relocation will not cause a material diminution in the annual gross revenue generated from the operation of the property. In addition, the borrower may make transfers of non-income producing portions of the property as described in the Preliminary Prospectus. Refer to “—Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

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Mortgage Loan No. 8  — Walgreens Portfolio V

A-2-101

Mortgage Loan No. 8  — Walgreens Portfolio V

A-2-102

Mortgage Loan No. 8  — Walgreens Portfolio V

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	UBS AG	Single Asset / Portfolio:	Portfolio of Eight Properties
Original Principal Balance:	$26,635,694	Title:	Fee
Cut-off Date Principal Balance:	$26,635,694	Property Type - Subtype:	Retail – Single Tenant
% of Pool by IPB:	4.4%	Net Rentable Area (SF):	118,200
Loan Purpose:	Acquisition	Location:	Various
Borrower:	CF Net Lease Portfolio V DST	Year Built / Renovated:	Various
Sponsor:	CF Real Estate Holdings, LLC	Occupancy:	100.0%
Interest Rate(2):	4.5930%	Occupancy Date:	12/1/2016
Note Date:	11/15/2016	Number of Tenants:	8
Anticipated Repayment Date(2):	12/1/2026	2013 NOI(3):	N/A
Interest-only Period(2):	120 months	2014 NOI(3):	N/A
Original Term:	120 months	2015 NOI(3):	N/A
Original Amortization:	None	UW Economic Occupancy:	97.0%
Amortization Type(2):	Interest Only, ARD	UW Revenues:	$2,636,347
Call Protection:	L(25),YM1(92),O(3)	UW Expenses:	$52,727
Lockbox(4):	Hard	UW NOI:	$2,583,620
Additional Debt:	No	UW NCF:	$2,565,890
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$47,330,000 / $400
Additional Debt Type:	N/A	Appraisal Date:	Various
Additional Future Debt Permitted:	No

Escrows and Reserves(5)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$225
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$225
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	56.3%
				Maturity Date LTV(2):	56.3%
				UW NCF DSCR:	2.07x
				UW NOI Debt Yield:	9.7%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$26,635,694	62.3%	Purchase Price	$42,278,880	98.9%
Sponsor Equity	16,097,704	37.7	Closing Costs	454,518	1.1
Total Sources	$42,733,398	100.0%	Total Uses	$42,733,398	100.0%
(1)	The Walgreens Portfolio V loan was originated by Cantor Commercial Real Estate Lending, L.P. and acquired by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”). UBS AG, New York Branch has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG, New York Branch” in the Preliminary Prospectus.
(2)	The loan is structured with an anticipated repayment date (“ARD”) of December 1, 2026 and a stated maturity date of December 1, 2031. Prior to the ARD, the loan accrues interest at a fixed rate equal to 4.5930% (the “Initial Interest Rate”). In the event that the loan is not paid in full on or before the ARD, the loan’s interest rate will increase to 3.0000% per annum plus the greater of (i) the Initial Interest Rate or (ii) the 10-year swap yield as of the first business day after the ARD (the “Adjusted Interest Rate”). Following the ARD, the borrower is required to continue to make payments of interest based on the Initial Interest Rate. Interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate and not paid will remain an obligation of the borrower, but will be deferred (such accrued interest, the “Accrued Interest”) and is required to be paid on the stated maturity date to the extent not sooner paid pursuant to the loan documents. If the loan is not repaid in full on or prior to the ARD, from and after the occurrence of the ARD and provided no event of default under the loan has occurred and is continuing, all excess cash flow is required to be applied to reduce the outstanding principal balance of the loan, with any remaining amounts to be applied towards Accrued Interest.
(3)	The portfolio was acquired by the borrower in 2016 as part of a sale-leaseback. Historical financials are not available.
(4)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.
(5)	For a more detailed description of escrows and reserves, please refer to “Escrows and Reserves” below.

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Mortgage Loan No. 8  — Walgreens Portfolio V

The Loan. The Walgreens Portfolio V loan is a $26,635,694 first mortgage loan secured by the borrower’s fee interests in a 118,200 SF, eight-property portfolio of single-tenant retail properties located in Wisconsin (six properties), Arizona (one property) and Wyoming (one property). The loan is structured with an ARD of December 1, 2026 and a stated maturity date of December 1, 2031. Prior to the ARD, the loan accrues interest at a fixed rate equal to the Initial Interest Rate. In the event that the loan is not paid in full on or before the ARD, the loan’s interest rate will increase to the Adjusted Interest Rate. Following the ARD, the borrower is required to continue to make payments of interest based on the Initial Interest Rate. Accrued Interest is required to be paid on the stated maturity date to the extent not sooner paid pursuant to the loan documents. If the loan is not repaid in full on or prior to the ARD, from and after the occurrence of the ARD and provided no event of default under the loan has occurred and is continuing, all excess cash flow is required to be applied to reduce the outstanding principal balance of the loan, with any remaining amounts to be applied towards Accrued Interest.

The acquisition of the portfolio was part of a larger transaction with Walgreens Co. (“Walgreens”) consisting of the sale-leaseback of 53 Walgreens properties under a lease agreement that has a term of 15 years NNN with 12 five-year renewal options. The sponsor acquired the 53-property portfolio for approximately $285.3 million and the allocated purchase price for the eight properties in the portfolio is approximately $42.3 million ($358 PSF), representing a loan to purchase price of approximately 63.0%. The sponsor financed the sale leaseback transaction of the properties securing the Walgreens Portfolio V loan with approximately $16.1 million in equity.

The Borrower. The borrowing entity for the loan is CF Net Lease Portfolio V DST, a Delaware statutory trust and special purpose entity.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is CF Real Estate Holdings, LLC, a subsidiary of Cantor Fitzgerald, L.P. (“Cantor Fitzgerald” or “Cantor”). Cantor, founded in 1945 as an investment bank and brokerage business, has grown into a global financial services firm with fully-integrated real estate capabilities. Along with its subsidiaries and affiliates, Cantor employs 10,000 people across offices in 20 countries. Cantor is rated BBB- by Fitch and S&P. Recourse to the sponsor is limited to bankruptcy, prohibited transfers, and voluntary granting of a mortgage, deed of trust or security interest on the properties.

The Properties. The portfolio is comprised of eight single tenant retail properties totaling 118,200 SF, which are located in Wisconsin, Arizona and Wyoming. The properties were built between 2000 and 2008 and range in size from 14,490 SF to 15,120 SF, with an average size of 14,775 SF and were 100.0% occupied as of December 1, 2016.

All eight properties are each 100.0% leased and occupied by Walgreens. Walgreens is one of the largest drugstore chains in the United States, with approximately 8,175 stores in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands as of August 31, 2016. In December 2014, Walgreens completed its strategic combination with Alliance Boots to establish Walgreens Boots Alliance, Inc. (“WBA”) (NASDAQ: WBA) (rated BBB/Baa2/BBB by Fitch/Moody’s/S&P) and is now part of the Retail Pharmacy USA division of WBA. On October 27, 2015, WBA announced its proposed merger with Rite Aid. The merger was approved by the Rite Aid stockholders in February 2016 and is expected to close in early 2017.

At loan origination, Walgreens provided a letter to the sponsor representing that as of the trailing twelve-month period ending April 31, 2016, with respect to the stores at the properties, three stores had total sales above $11.0 million and five stores had total sales between $7.0 million and $11.0 million, and the portfolio’s average sales per store were approximately $12.1 million.

A-2-104

Mortgage Loan No. 8  — Walgreens Portfolio V

Property Information

Property	State(1)	Year Built(1)	NRA SF(2)	Allocated Loan Amount ($)	Allocated Loan Amount (%)	Appraisal Value ($)(1)	Appraisal Date(1)	Occupancy(2)	UW NOI
Walgreens - Tempe	AZ	2004	14,820	$3,491,737	13.1%	$6,500,000	9/26/2016	100.0%	$338,693
Walgreens - Cheyenne	WY	2000	15,120	3,328,539	12.5	5,650,000	9/25/2016	100.0%	322,863
Walgreens - Elkhorn	WI	2008	14,820	3,327,266	12.5	5,910,000	9/27/2016	100.0%	322,740
Walgreens - Janesville	WI	2007	14,820	3,327,266	12.5	5,910,000	9/25/2016	100.0%	322,740
Walgreens - Beaver Dam	WI	2007	14,820	3,327,266	12.5	5,910,000	9/26/2016	100.0%	322,740
Walgreens - Sheboygan	WI	2008	14,820	3,327,266	12.5	5,910,000	9/29/2016	100.0%	322,740
Walgreens - Merrill	WI	2007	14,490	3,253,177	12.2	5,770,000	9/27/2016	100.0%	315,553
Walgreens - Stevens Point	WI	2007	14,490	3,253,177	12.2	5,770,000	9/25/2016	100.0%	315,553
Total/ Wtd. Avg.:			118,200	$26,635,694	100.0%	$47,330,000		100.0%	$2,583,620

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated December 1, 2016.

The Market. The properties are located in Wisconsin (six properties), Arizona (one property) and Wyoming (one property).

Market Overview

		Rental Rate PSF		One-Mile Radius(1)		Three-Mile Radius(1)		Five-Mile Radius(1)
Property	State(2)	Initial Actual(3)	Market(2)	2016 Population	Average Household Income	2016 Population	Average Household Income	2016 Population	Average Household Income
Walgreens - Tempe	AZ	$23.00	$23.00	16,136	$74,961	159,327	$58,376	341,916	$61,699
Walgreens - Cheyenne	WY	$21.49	$21.49	9,528	$64,632	59,905	$66,939	80,903	$72,607
Walgreens - Elkhorn	WI	$21.92	$22.00	3,307	$66,130	11,945	$66,726	16,963	$69,349
Walgreens - Janesville	WI	$21.92	$22.00	7,999	$60,623	34,023	$57,913	60,284	$60,824
Walgreens - Beaver Dam	WI	$21.92	$22.00	9,656	$54,442	19,232	$57,196	22,065	$59,126
Walgreens - Sheboygan	WI	$21.92	$22.00	10,968	$58,367	43,174	$55,952	61,579	$57,428
Walgreens - Merrill	WI	$21.92	$22.00	5,338	$54,436	11,475	$57,922	13,931	$59,948
Walgreens - Stevens Point	WI	$21.92	$22.00	5,388	$52,699	35,272	$58,205	46,849	$60,178

(1)	Source: Third Party Market Research Reports.
(2)	Source: Appraisal.
(3)	Based on the underwritten rent roll dated December 1, 2016.

A-2-105

Mortgage Loan No. 8  — Walgreens Portfolio V

Tenant Summary (1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	% of Total UW Base Rent	TTM Sales PSF(3)	Lease Expiration Date(4)
Walgreens - Tempe	Baa2/BBB/BBB	14,820	12.5%	$23.00	13.1%	$287.45	11/30/2031
Walgreens - Cheyenne	Baa2/BBB/BBB	15,120	12.8	$21.49	12.5	$300.28	11/30/2031
Walgreens - Elkhorn	Baa2/BBB/BBB	14,820	12.5	$21.92	12.5	$248.00	11/30/2031
Walgreens - Janesville	Baa2/BBB/BBB	14,820	12.5	$21.92	12.5	$172.44	11/30/2031
Walgreens - Beaver Dam	Baa2/BBB/BBB	14,820	12.5	$21.92	12.5	$273.80	11/30/2031
Walgreens - Sheboygan	Baa2/BBB/BBB	14,820	12.5	$21.92	12.5	$189.59	11/30/2031
Walgreens - Merrill	Baa2/BBB/BBB	14,490	12.3	$21.92	12.2	$185.73	11/30/2031
Walgreens - Stevens Point	Baa2/BBB/BBB	14,490	12.3	$21.92	12.2	$209.08	11/30/2031
Total/Wtd. Avg.:		118,200	100.0%	$22.00	100.0%	$233.67

(1)	Based on the underwritten rent roll dated December 1, 2016.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	TTM Sales are as of the trailing twelve-month period ending July 31, 2016 and exclude, among other things, gross sales from tobacco products, alcoholic and non-alcoholic beverages, and prescription items pursuant to third party prescription plans. At loan origination, Walgreens provided a letter to the sponsor representing that as of the trailing twelve-month period ending April 31, 2016 with respect to the stores at the properties, three stores had total sales above $11.0 million and five stores had total sales between $7.0 million and $11.0 million, and the portfolio’s average sales per store were approximately $12.1 million.
(4)	The properties each have 12, five-year renewal options and no termination options.

Lease Rollover Schedule (1)

Year	Number of Leases Expiring(2)	NRA (SF) Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative NRA (SF) Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2016	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2017	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026 & Beyond	8	118,200	100.0	2,600,153	100.0	118,200	100.0%	$2,600,153	100.0%
Total	8	118,200	100.0%	$2,600,153	100.0%

(1)	Based on the underwritten rent roll dated December 1, 2016.

(2)	The properties each have 12, five-year renewal options and no termination options.

A-2-106

Mortgage Loan No. 8  — Walgreens Portfolio V

Operating History and Underwritten Net Cash Flow(1)

	Underwritten	PSF	%(4)
Rents in Place(2)	$2,665,157	$22.55	98.1%
Vacancy Gross Up	0.00	0.00	0.0
Gross Potential Rent	$2,665,157	$22.55	98.1%
Total Reimbursements	52,727	0.45	1.9
Net Rental Income	$2,717,884	$22.99	100.0%
(Vacancy/Collection Loss)(3)	(81,537)	(0.69)	(3.0)
Other Income	0.00	0.00	0.0
Effective Gross Income	$2,636,347	$22.30	97.0%
Total Expenses	$52,727	$0.45	2.0%
Net Operating Income	$2,583,620	$21.86	98.0%
Total TI/LC, Capex/RR	17,730	0.15	0.7
Net Cash Flow	$2,565,890	$21.71	97.3%

(1)	The portfolio was acquired by the borrower in 2016 as part of a sale-leaseback. Historical financials are not available.

(2)	Rents in Place include a straight-line average of contractual rent due under the Walgreens leases of $65,004. Rents in Place increases 5.0% every five years through the initial term and the first four, five-year extension options. Beginning with the fifth extension option, and every five years thereafter, the rent is required to be based on the fair market value rent as defined by the leases.

(3)	Vacancy/Collection Loss represent a 3.0% underwritten vacancy adjustment. The properties are 100.0% occupied as of the underwritten rent roll dated December 1, 2016.

(4)	% column represents the percentage of Net Rental Income for all revenue lines and represents the percentage of Effective Gross Income for the remainder of the fields.

Property Management. The properties are managed by CFNL Portfolio Property Manager, LLC.

Escrows and Reserves.

Tax Reserves - On a monthly basis, the borrower is required to deposit monthly reserves on each payment date in an amount equal to 1/12 of the estimated annual real estate taxes into a tax reserve account. However, monthly tax reserves will be waived, so long as (i) if the Major Tenant (as defined below under “Lockbox / Cash Management”) lease is no longer in full force and effect, (a) no event of default under the loan then exists, (b) the debt service coverage ratio, based on the trailing three-month period immediately preceding the date of such determination is equal to or greater than 1.55x, and (c) the borrower provides to the lender prior to the date on which such taxes would be delinquent, evidence satisfactory (as determined by the lender) that such taxes have been paid, or (ii) if the Major Tenant lease remains in full force and effect, (a) no event of default under the loan then exists, (b) the Major Tenant is required under each major tenant lease to pay, and does pay, taxes directly to the appropriate public office (and the lender, upon written request, receives evidence of such payment), and (c) no event of default (after applicable notice and cure periods) exists under such Major Tenant lease.

Insurance Reserves - On a monthly basis, the borrower is required to deposit monthly reserves on each payment date in an amount equal to 1/12 of the estimated annual insurance premiums into an insurance reserve account. However, monthly insurance reserves will be waived so long as (i) the borrower maintains blanket policies in accordance with the loan documents or (ii) the Major Tenant self-insures pursuant to the terms of the loan documents.

Lockbox / Cash Management. The loan is structured with a hard lockbox and in place cash management. Tenants have been directed to remit all payments due under their respective leases directly into the lockbox account controlled by the lender. On each business day during the loan term, funds in the lockbox account are required to be swept to a lender-controlled cash management account and applied on a monthly basis, based upon terms set forth in the cash management agreement.

During the continuance of a Cash Sweep Event (as defined below) prior to the ARD, all excess cash flow in the cash management account is required to be deposited into an excess cash flow reserve, to be held by the lender as additional security for the loan. From and after the occurrence of the ARD and provided no event of default under the loan has occurred and is continuing, all excess cash flow is required to be applied to reduce the outstanding principal balance of the loan, with any remaining amounts to be applied towards Accrued Interest. During the occurrence of a Cash Sweep Event caused solely by a

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Mortgage Loan No. 8  — Walgreens Portfolio V

Tenant Go Dark Trigger (as defined below), the lender is required to retain in the excess cash flow reserve only the rents attributable to the individual properties causing such Tenant Go Dark Trigger, as more particularly set forth in the cash management agreement.

A “Cash Sweep Event” will occur during (i) any event of default under the loan, (ii) any bankruptcy action of the borrower, guarantor, or property manager, (iii) a DSCR Trigger Event, (iv) an ARD Trigger Event, (v) a Tenant Go Dark Trigger, (vi) a Tenant BK Trigger, or (vii) a Tenant Downgrade Trigger. A Cash Sweep Event will end, in regard to clause (i) above, if such event of default no longer exists; in regard to clause (ii) above, upon the replacement of the guarantor or manager with a qualified guarantor or qualified manager, or in the case of a bankruptcy action of the manager, the termination of the management agreement and the borrower’s delivery of written notice to the lender that it will self-manage the properties; in regard to clause (iii) above, the debt service coverage ratio based on the trailing three-month period is greater or equal to 1.60x for two consecutive calendar quarters; in regard to clause (v) above, a Tenant Go Dark Trigger will end when a Major Tenant is operating and open for business in at least 75% of the individual properties (in the aggregate) other than for commercially reasonable periods of time in the ordinary course of business and/or as a result of fire, casualty and/or condemnation; in regard to clause (vi) above, a Tenant BK Trigger Event will end upon (a) the dismissal of the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction without material modification to the applicable Major Tenant lease, and delivery of one or more estoppel certificates to the lender confirming payment of fully unabated rent at the properties and that the applicable lease is otherwise in effect, or (b) the affirmation by the applicable Major Tenant of its lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction and delivery of an estoppel certificate to the lender confirming payment of full contractual rent without any right of offset or free rent credit at the properties and that the applicable lease is otherwise in effect; or in regard to clause (vii) above, a Tenant Downgrade Trigger will end when the long-term issuer credit rating of a Major Tenant issued by S&P equals or exceeds “BB-”, and the senior unsecured debt rating of a Major Tenant issued by Moody’s equals or exceeds “Ba3”; provided however, if a Major Tenant is not rated by S&P or Moody’s, then a Tenant Downgrade Trigger will end when the long-term issuer credit rating of WBA issued by S&P equals or exceeds “BB-”, and the senior unsecured debt rating of WBA issued by Moody’s equals or exceeds “Ba3”. Notwithstanding the above, such cure to a Cash Sweep Event may occur no more than two times in the aggregate during the loan term and when no event of default under the loan has occurred and is continuing. The borrower does not have the right to cure any Cash Sweep Event caused by a bankruptcy action of the borrower or an ARD Trigger Event except as expressly set forth in the loan documents.

A “DSCR Trigger Event” will occur when the debt service coverage ratio based on the trailing three-month period immediately preceding the date of such determination is less than 1.55x.

An “ARD Trigger Event” will occur when the loan has not been repaid in full pursuant to the terms of the loan documents on or before the payment date that is three months prior to the ARD.

A “Tenant Go Dark Trigger” will occur when a Major Tenant ceases to operate or be open for business in more than 25% of the individual properties (in the aggregate), other than for commercially reasonable periods of time in the ordinary course of business and/or as a result of fire, casualty and/or condemnation.

A “Tenant BK Trigger” will occur upon any bankruptcy action of a Major Tenant.

A “Tenant Downgrade Trigger” will occur when the long-term issuer credit rating of a Major Tenant issued by S&P falls below “BB-”, or the senior unsecured debt rating of a Major Tenant issued by Moody’s falls below “Ba3”; provided however, if a Major Tenant is not rated by S&P or Moody’s, then the Tenant Downgrade Trigger will occur when the long-term issuer credit rating of WBA issued by S&P falls below “BB-”, or the senior unsecured debt rating of WBA issued by Moody’s falls below “Ba3”.

A “Major Tenant” means Walgreens and any replacement tenant acceptable to the lender pursuant to the loan documents.

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Mortgage Loan No. 8  — Walgreens Portfolio V

Property Release. The borrower may obtain the release of any property, provided that, among other things, (i) the borrower pays the Release Amount (as defined below) and (ii) after giving effect to such release, (a) the net operating income debt service coverage ratio based on the immediately trailing twelve-month period is equal to or greater than the greater of (x) the debt service coverage ratio at origination of the loan and (y) the debt service coverage ratio immediately prior to the release and (b) the loan to value ratio does not exceed 125% prior to, or immediately after the release of the applicable property; provided however, if the loan-to-value ratio exceeds 125%, the borrower is permitted to prepay the principal balance of the loan by an amount no less than the greater of (i) the Release Amount for the applicable individual property or (ii) the least of the following amounts: (a) only if the released individual property is sold, the net proceeds of an arm’s length sale of the released individual property to an unrelated person, (b) the fair market value of the released individual property at the time of the release, or (c) an amount such that the loan to value ratio after the release of the applicable individual property is not greater than the loan to value ratio of the properties immediately prior to such release in each case, together with the applicable yield maintenance premium and costs if such release is prior to the payment date that is three months prior to the ARD.

The “Release Amount” means 120% of the allocated loan amount for the property being released, provided however, if the borrower has requested release of such property because the tenant has ceased operations at such property or has not timely commenced restoration of such property after a casualty, the Release Amount means 100% of the allocated loan amount for the property to be released. In addition, in each case, the borrower is required to pay the applicable yield maintenance premium and costs, if such partial release is prior to the payment date that is three months prior to the ARD. For more detail on the allocated loan amounts for each property, please refer to “The Properties” above.

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Mortgage Loan No. 9 — Federal Way Crossings

A-2-110

Mortgage Loan No. 9 — Federal Way Crossings

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Mortgage Loan No. 9 — Federal Way Crossings

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Mortgage Loan No. 9 — Federal Way Crossings

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Mortgage Loan No. 9 — Federal Way Crossings

Mortgage Loan Information	Property Information

Mortgage Loan Seller:	UBS AG	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$25,500,000	Title:	Fee
Cut-off Date Principal Balance(1):	$25,466,958	Property Type - Subtype:	Retail – Anchored
% of Pool by IPB:	4.2%	Net Rentable Area (SF):	207,686
Loan Purpose:	Refinance	Location:	Federal Way, WA
Borrowers:	Federal Way Crossings Owner LLC; Trimark FWC Owner LLC	Year Built / Renovated:	2006-2007 / N/A
Sponsors:	Firoz Lalji; Altaf Habib Jiwani	Occupancy:	98.7%
Interest Rate:	4.5888%	Occupancy Date:	8/1/2016
Note Date:	10/28/2016	Number of Tenants:	31
Maturity Date:	11/6/2026	2013 NOI:	$4,792,362
Interest-only Period:	0 months	2014 NOI:	$4,856,498
Original Term:	120 months	2015 NOI:	$5,137,215
Original Amortization:	360 months	TTM NOI(2):	$4,922,040
Amortization Type:	Balloon	UW Economic Occupancy:	95.0%
Call Protection:	L(25),Def(90),O(5)	UW Revenues:	$6,716,953
Lockbox(3):	Springing	UW Expenses:	$1,701,967
Additional Debt(1):	Yes	UW NOI:	$5,014,986
Additional Debt Balance(1):	$32,500,000	UW NCF:	$4,835,446
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF:	$83,100,000 / $400
Additional Future Debt Permitted:	No	Appraisal Date:	8/17/2016

Escrows and Reserves(4)	Financial Information(1)

	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$279
Taxes:	$206,875	$57,465	N/A	Maturity Date Loan / SF:	$226
Insurance:	$45,386	$4,282	N/A	Cut-off Date LTV:	69.7%
Replacement Reserves:	$0	$2,596	N/A	Maturity Date LTV:	56.6%
TI/LC:	$680,000	Springing	$680,000	UW NCF DSCR:	1.36x
Pool Reserve:	$22,500	$0	N/A	UW NOI Debt Yield:	8.7%
Material Tenant TI/LC:	$0	Springing	N/A

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$58,000,000	100.0%	Payoff Existing Debt	$48,466,796	83.6%
			Return of Equity	8,063,917	13.9
			Upfront Reserves	954,760	1.6
			Closing Costs	514,526	0.9
Total Sources	$58,000,000	100.0%	Total Uses	$58,000,000	100.0%

(1)	The Federal Way Crossings loan is part of a larger split whole loan evidenced by five pari passu notes, with an aggregate original principal balance of $58.0 million. The financial information presented in the chart above reflects the cut-off date balance of the $58.0 million Federal Way Crossings Whole Loan. For a more detailed description, please refer to “The Loan” below.
(2)	Represents the trailing twelve months ending July 31, 2016.

(3)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(4)	For a more detailed description of escrows and reserves, please refer to “Escrows and Reserves” below.

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Mortgage Loan No. 9 — Federal Way Crossings

The Loan. The Federal Way Crossings loan, which is part of a larger split whole loan, is a first mortgage loan secured by the borrowers’ fee interest in a 207,686 SF anchored retail center located in Federal Way, Washington. The whole loan has an outstanding principal balance of $57,924,846 (“Federal Way Crossings Whole Loan”) as of the cut-off date, which is comprised of five pari passu notes, Note A-1, Note A-2, Note A-3, Note A-4 and Note A-5. Note A-2 and Note A-5, have an aggregate outstanding principal balance as of the cut-off date of $25,466,958 and are being contributed to the CSMC 2016-NXSR Commercial Mortgage Trust. Note A-1, Note A-3 and Note A-4, have an aggregate outstanding principal balance as of the cut-off date of $32,457,888 and are expected to be contributed to the MSC 2016-UBS12 Commercial Mortgage Trust pursuant to which the Federal Way Crossings Whole Loan is expected to be serviced and administered. The Federal Way Crossings Whole Loan has a 10-year term and amortizes on a 30-year amortization schedule.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Note in Controlling Securitization
Notes A-1, A-3, A-4	$32,500,000	$32,457,888	UBS AG, New York Branch	Yes
Notes A-2, A-5	25,500,000	25,466,958	CSMC 2016-NXSR	No
Total	$58,000,000	$57,924,846

(1)	Note A-1, Note A-3 and Note A-4 are currently held by UBS AG, New York Branch and are expected to be contributed to the MSC 2016-UBS12 mortgage trust.

The Borrowers. The borrowing entities for the loan are Federal Way Crossings Owner LLC and Trimark FWC Owner LLC, jointly and severally as tenants-in-common, both Delaware limited liability companies and special purpose entities.

The Sponsors. The loan’s sponsors and non-recourse carve-out guarantors are Firoz Lalji and Altaf Habib Jiwani. Firoz Lalji is the Founder and Chief Executive Officer of the Fana Group of Companies, a privately owned real estate investment and development company with a diversified portfolio in the United States, Canada, and the Caribbean. The Fana Group of Companies currently owns and operates in excess of 1.5 million SF of commercial and hospitality properties. Mr. Lalji is also the Founder and Chief Executive Officer of Zones Inc. Zones Inc. is a privately held national provider of information technology products and solutions to businesses. Altaf Habib Jiwani is a developer, owner and manager of commercial and multifamily properties at Trimark Property Group, LLC, with a focus on commercial, office and/or multifamily properties in Washington State and British Columbia.

The Property. The property is a 207,686 SF anchored retail center located in Federal Way, Washington, approximately 3.0 miles south of the Federal Way central business district (“CBD”). The property consists of 14 buildings built in 2006 and 2007. Situated on a 19.4-acre site, the property has approximately 1,001 surface parking spaces (4.8 per 1,000 SF). The property is occupied by a diverse mix of national and local tenants including Sportsman’s Warehouse, Fitness International, LLC (“LA Fitness”), Office Depot, Inc. (“Office Depot”), Starbucks Corporation, Jamba Juice Company and GNC. Anchor and major tenants at the property include Sportsman’s Warehouse (23.6% of NRA, 14.5% of underwritten rent), LA Fitness (21.7% of NRA, 20.1% underwritten rent), Trampoline Nation (8.9% of NRA, 4.4% of underwritten rent) and Office Depot (8.8% of NRA, 5.9% of underwritten rent). No other tenant at the property leases more than 3.0% of NRA or represents more than 5.4% of underwritten rent.

The property is 98.7% occupied as of August 1, 2016 by 31 tenants excluding QuickMexi Food, Inc. (Taco Del Mar) (1,440 SF) and 99 Bottles, LLC (1,345 SF), both of which have vacated or are vacating on September 30, 2016 and December 31, 2016, respectively. The property was developed by the sponsors in two phases over 2006 (four buildings) and 2007 (10 buildings) with a total cost basis of approximately $70.9 million. Since 2008, the property has had an average occupancy of 97.9%.

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Mortgage Loan No. 9 — Federal Way Crossings

Major Tenants.

Sportsman’s Warehouse (49,009 SF, 23.6% of NRA, 14.5% of underwritten rent). Founded in 1986 as a single retail store in Midvale, Utah, Sportsman’s Warehouse is an outdoor sporting goods retailer currently operating 66 stores across 20 states in the U.S. totaling approximately 2.8 million SF as of January 30, 2016. Its stores range from 15,000 to 65,000 SF, with an average size of approximately 44,000 SF. Sportsman’s Warehouse sells apparel, footwear and gear that caters to sportsmen and sportswomen with interests in hunting, shooting, reloading, camping, fishing and other outdoor recreational activities. Sportsman’s Warehouse has been a tenant at the property since June 2006 and currently occupies 49,009 SF under a lease expiring in June 2021. The lease requires a current rental rate of $15.50 PSF on a triple net basis. Sportsman’s Warehouse has five five-year renewal options remaining and no termination options.

Fitness International, LLC (LA Fitness) (45,000 SF, 21.7% of NRA, 20.1% of underwritten rent). Founded in 1984, LA Fitness is an Irvine, California based American health club chain. The privately owned company currently operates over 800 clubs across the U.S. and Canada. LA Fitness is open seven days a week at the property with facilities including equipment and cardio area, basketball, racquetball, indoor pool, whirlpool spa, sauna, group fitness classes, indoor cycling, “kids klub”, personal training, a juice bar and Wi-Fi. LA Fitness has been a tenant at the property since June 2006 and currently occupies 45,000 SF under a lease expiring in June 2021. The lease requires a current rental rate of $23.41 PSF on a triple net basis. LA Fitness has three five-year renewal options remaining and no termination options.

Trampoline Nation (18,510 SF, 8.9% of NRA, 4.4% of underwritten rent). Founded in 2011, Trampoline Nation has over 12,000 SF of trampolines consisting of 5,000 SF of trampolines arranged together, high performance trampoline beds, a dodgeball zone and two high performance trampolines. Trampoline Nation occupies 18,510 SF under a lease expiring in August 2018 and pays a current rental rate of $12.00 PSF on a triple net basis, which will increase to $12.50 PSF in September 2017. Trampoline Nation has two three-year renewal options remaining and no termination options.

Office Depot, Inc. (18,191 SF, 8.8% of NRA, 5.9% of underwritten rent). Founded in 1986, Office Depot (NASDAQ: ODP) (Moody’s/S&P: B1/B-) is an office supply company headquartered in Boca Raton, Florida. Office Depot’s products include technology, office supplies, facilities products, furniture and school essentials and it provides a variety of services including copy and print, technical services, mailing and shipping. As of year-end 2015, Office Depot had 1,711 retail stores and 49,000 employees worldwide, operating under several banner brands including Office Depot, OfficeMax, OfficeMax Grand & Toy, Reliable and Viking. Office Depot has been a tenant at the property since June 2006 and currently occupies 18,191 SF under a lease expiring in June 2023. The lease requires a current rental rate of $17.00 PSF on a triple net basis, which will increase to $17.68 PSF in July 2021. Office Depot has four five-year renewal options remaining and no termination options.

The Market. The property is located in Federal Way, King County, Washington, 3.0 miles south of the Federal Way CBD and between the major employment centers of Seattle, 25.0 miles north of the property, and Tacoma, 10.8 miles southwest of the property. Primary access to the property’s neighborhood is provided by Pacific Highway South and South 348th Street/State Route 18. The intersection at Pacific Highway South and South 348th Street/State Route 18 experiences traffic counts of 38,095 vehicles daily, according to a third party market research report.

The Commons at Federal Way, an approximately 775,000 SF regional mall originally opened in 1975, is 2.3 miles north of the property. Anchor tenants include Macy’s, Dick’s Sporting Goods, Target, Sears, Kohl’s and Century Theater with freestanding restaurants including McGrath’s Fish House, Applebee’s, Azteca, Red Robin and Buffalo Wild Wings. To the south of the property is a Lowes Home Improvement Warehouse built in 2007. Also along Pacific Highway and north of South 348th Street is a Walmart Supercenter built in 2005. To the east of the property is West Campus Square, an older center anchored by Hobby Lobby, Costco and Home Depot. Seattle Children’s South Clinic is also located at West Campus Square. In addition, the 318,000 SF Christian Faith Center is located 1.1 miles northeast of the property, with a congregation of approximately 7,500.

According to a third party market research report, the estimated 2016 population within a one-, three- and five-mile radius of the property is 4,461, 87,561 and 207,801, respectively. The population within each radii has shown moderate growth since 2000

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Mortgage Loan No. 9 — Federal Way Crossings

and are projected to grow at average annual rates of 1.4%, 1.2% and 1.2%, respectively, through 2021. The estimated 2016 average household income within a one-, three- and five-mile radius of the property is $78,436, $76,029 and $77,769, respectively.

According to a third party market research report, the property is located in the Federal Way/Auburn retail submarket. As of the second quarter of 2016, the Federal Way/Auburn retail submarket had an overall vacancy rate of 4.9% and an average asking annual lease rate of $16.20 PSF. According to a third party market research report, the Federal Way/Auburn retail submarket contains 704 buildings accounting for approximately 10.5 million SF of retail space.

Competitive Set Summary(1)

Property Location	Year Built	Tenant	Lease Area (SF)	Lease Date	Lease Term	Base Rent PSF	Lease Type
3235 NW Plaza Road Silverdale, WA	1996	Pier 1 Imports	10,000	Mar-15	10.0 yrs	$17.40	NNN
4801 Rainier Avenue South Seattle, WA	2015	PCC Natural Grocer	25,105	2015	20.0 yrs	$22.00	NNN
Confidential Puget Sound Location	2005	Petco	12,500	Feb-15	11.0 yrs	$18.50	NNN
301 East Wallace-Kneeland Boulevard Shelton, WA	1994	Shelton Fred Meyer	68,000	Nov-14	10.0 yrs	$12.08	NNN
Confidential Puget Sound Location	2005	Sports Authority	36,487	Oct-14	10.0 yrs	$15.50	NNN
1500 South Burlington Boulevard Burlington, WA	1990	Burlington Coat Factory	58,400	Mar-14	10.0 yrs	$12.00	NNN
4701 Point Fosdick Drive Northwest Gig Harbor, WA	2007	Home Goods	20,500	Aug-14	10.0 yrs	$12.95	NNN
Confidential Address Seattle, WA	1994	Confidential Safeway Renewal	64,186	Jul-14	10.0 yrs	$17.27	NNN
120 31st Avenue Southeast Puyallup, WA	1995	Total Wine and More	32,383	Feb-14	10.0 yrs	$11.90	NNN
1800 South 320th Street Federal Way, WA	1979	Home Goods	22,698	Jun-13	10.0 yrs	$10.93	NNN
35020 Enchanted Parkway South Federal Way, WA	1995	Hobby Lobby	55,000	Feb-13	10.0 yrs	$6.00	NNN

(1)	Source: Appraisal.

Historical and Current Occupancy(1)

2012	2013	2014	2015	Current(2)
96.2%	96.2%	99.5%	99.1%	98.7%

(1)	Source: Historical occupancy was provided by the sponsors. Occupancies are as of December 31 of each respective year.
(2)	Based on the August 1, 2016 underwritten rent roll.

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Mortgage Loan No. 9 — Federal Way Crossings

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	Lease Expiration Date
Sportsman’s Warehouse	NR/NR/NR	49,009	23.6%	$15.50	6/30/2021
LA Fitness	NR/NR/NR	45,000	21.7%	$23.41	6/29/2021
Trampoline Nation	NR/NR/NR	18,510	8.9%	$12.50	8/31/2018
Office Depot	B1/B-/NR	18,191	8.8%	$17.00	6/30/2023
Jimmy Mac’s Roadhouse	NR/NR/NR	6,186	3.0%	$45.67	6/30/2027
Mattress Firm, Inc.	NR/B+/NR	6,022	2.9%	$32.91	10/31/2019
The Wedge Corporation (Rock Wood Fired Kitchen)	NR/NR/NR	5,437	2.6%	$35.44	4/30/2017
Los Compas, Inc. (Puerto Vallarta)	NR/NR/NR	5,094	2.5%	$31.90	12/31/2016
Kaya International, Inc. (Blue Island Sushi)	NR/NR/NR	4,318	2.1%	$39.14	7/31/2017
Vitamin Shoppe Mariner, Inc. (Super Supplements)	NR/NR/NR	4,063	2.0%	$42.97	8/31/2021

(1)	Based on the underwritten rent roll dated August 1, 2016.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	NRA Expiring (SF)	% of NRA Expiring	UW Base Rent Expiring(2)	% of UW Base Rent Expiring	Cumulative NRA Expiring (SF)	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	2,785	1.3%	NAP	NAP	2,785	1.3%	NAP	NAP
MTM	2	3,446	1.7	$140,286	2.7%	6,231	3.0%	$140,286	2.7%
2016	1	5,094	2.5	162,498	3.1	11,325	5.5%	$302,784	5.8%
2017	5	17,355	8.4	672,846	12.8	28,680	13.8%	$975,630	18.6%
2018	2	21,529	10.4	324,964	6.2	50,209	24.2%	$1,300,594	24.8%
2019	3	8,632	4.2	312,670	6.0	58,841	28.3%	$1,613,264	30.8%
2020	2	5,948	2.9	178,746	3.4	64,789	31.2%	$1,792,010	34.2%
2021	9	105,504	50.8	2,271,249	43.3	170,293	82.0%	$4,063,259	77.5%
2022	2	5,397	2.6	242,263	4.6	175,690	84.6%	$4,305,522	82.1%
2023	1	18,191	8.8	309,247	5.9	193,881	93.4%	$4,614,769	88.0%
2024	1	3,402	1.6	144,585	2.8	197,283	95.0%	$4,759,354	90.7%
2025	0	0	0.0	0	0.0	197,283	95.0%	$4,759,354	90.7%
2026 & Beyond	3	10,403	5.0	486,355	9.3	207,686	100.0%	$5,245,709	100.0%
Total	31	207,686	100.0%	$5,245,709	100.0%

(1)	Based on the underwritten rent roll dated August 1, 2016.
(2)	UW Base Rent Expiring includes approximately $92,250 of additional contractual rent steps through November 2017.

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Mortgage Loan No. 9 — Federal Way Crossings

Operating History and Underwritten Net Cash Flow

	2013	2014	2015	TTM(1)	Underwritten	PSF	%(2)
Rents in Place(3)	$4,855,052	$4,953,558	$5,129,609	$5,180,648	$5,269,767	$25.37	75.0%
Vacancy Gross Up	208,625	160,606	46,206	25,786	97,475	0.47	1.4
Gross Potential Rent	$5,063,677	$5,114,164	$5,175,815	$5,206,433	$5,367,242	$25.84	76.4%
Total Reimbursements(4)	1,516,034	1,582,048	1,650,291	1,637,465	1,661,867	8.00	23.6
Net Rental Income	$6,579,711	$6,696,212	$6,826,106	$6,843,899	$7,029,108	$33.84	100.0%
(Vacancy/Collection Loss)	(208,625)	(160,606)	(46,206)	(25,786)	(351,455)	(1.69)	(5.0)
Other Income	33,309	32,954	39,346	69,068	39,300	0.19	0.6
Effective Gross Income	$6,404,395	$6,568,560	$6,819,246	$6,887,181	$6,716,953	$32.34	95.6%
Total Expenses	$1,612,034	$1,712,062	$1,682,031	$1,965,141	$1,701,967	$8.19	25.3%
Net Operating Income	$4,792,362	$4,856,498	$5,137,215	$4,922,040	$5,014,986	$24.15	74.7%
Total TI/LC, Capex/RR	0	0	0	0	179,540	0.86	2.7
Net Cash Flow	$4,792,362	$4,856,498	$5,137,215	$4,922,040	$4,835,446	$23.28	72.0%

(1)	The TTM column represents the trailing 12-month period ending July 31, 2016.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Underwritten Rents in Place are based on the August 1, 2016 underwritten rent roll and include (i) approximately $8,192 of straight line average contractual rent steps for investment grade tenant Starbucks Corporation, (ii) approximately $15,865 of percentage rent for Puerto Vallarta, underwritten to its in-place breakpoint of $1.08 million and percentage rent of 10% based on sales for the trailing 12-month period ending July 31, 2016, and (iii) approximately $92,250 of additional contractual rent steps through November 2017.

(4)	Includes McDonald’s USA, LLC (“McDonald’s”) and A Thousand Hills LLC (“Verizon Wireless”), both of which own their own improvements and are not part of the collateral. McDonald’s and Verizon Wireless pay a small amount of operating expense reimbursements.

Property Management. The property is currently managed by Fana Property Management Corp., an affiliate of the Federal Way Crossings Owner LLC borrower.

Escrows and Reserves. At origination, the borrowers deposited into escrow $680,000 for tenant improvements and leasing commissions reserve, $206,875 for real estate taxes, $45,386 for insurance premiums and $22,500 for pool closure work at the LA Fitness space.

Tax Escrows - On a monthly basis, the borrowers are required to escrow 1/12th of annual tax payments, currently equal to $57,465.

Insurance Escrows - On a monthly basis, the borrowers are required to escrow 1/12th of annual insurance payments, currently equal to $4,282.

Replacement Reserves - On a monthly basis, the borrowers are required to escrow $2,596 for replacement reserves.

TI/LC Reserve - On a monthly basis, the borrowers are required to escrow $20,769 for tenant improvements and leasing commissions if the funds on deposit in such TI/LC reserve account fall below $680,000.

Material Tenant TI/LC Reserve - Monthly reserves for Material Tenant TI/LC are only required during the occurrence and continuance of a Material Tenant Trigger Event (defined below).

A “Material Tenant Trigger Event” will commence upon the earliest of (i) a Material Tenant (defined below) failing to extend or renew its lease upon terms and conditions set forth in the Material Tenant’s lease (or as otherwise acceptable to the lender) on or prior to the earlier of (a) the date required for notice of extension or renewal pursuant to the Material Tenant’s lease and (b) the date that is at least 12 months prior to the then-applicable expiration date of the Material Tenant’s lease, (ii) the occurrence of an event of default under the Material Tenant’s lease, (iii) the Material Tenant or lease guarantor of the Material Tenant’s lease becoming insolvent or a debtor in any bankruptcy action, (iv) the Material Tenant’s lease terminating or no longer being in full force or effect, or (v) the Material Tenant “going dark,” vacating, ceasing to occupy or discontinuing its operations at the property. A Material Tenant Trigger Event will continue until, in regard to clause (i) above; the Material Tenant has entered into a renewal of all of its leased premises in accordance with the requirements of the loan documents or certain re-leasing conditions have been satisfied with respect to the Material Tenant space, in regard to clause (ii) above; the applicable event of default has been cured, in regard to clause (iii) above; the Material Tenant’s lease is unconditionally affirmed in the applicable bankruptcy

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Mortgage Loan No. 9 — Federal Way Crossings

and the Material Tenant is paying full unabated rent or, if applicable, the guarantor bankruptcy has been discharged or dismissed with no material adverse effect on the guarantor’s ability to perform under the lease guaranty, in regard to clause (iv) above; certain re-leasing conditions have been satisfied with respect to the Material Tenant space, in regard to clause (v) above; the applicable Material Tenant re-commences its operations at its leased premises and is paying full unabated rent, or in regard to any Material Tenant Trigger Event related to the Sportsman’s Warehouse lease and/or the LA Fitness lease, the borrowers deposit in cash or in the form of a letter of credit with the lender, $735,135 with respect to the Sportsman’s Warehouse lease or $675,000 with respect to the LA Fitness lease.

A “Material Tenant” means (i) Sportsman’s Warehouse, (ii) LA Fitness or (iii) any tenant, guarantor, or replacement that, together with its affiliates, leases space comprising 20% or more of either (a) the total rentable SF at the property or (b) the total in-place base rent at the property.

Lockbox / Cash Management. The Federal Way Crossings Whole Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Trigger Period (defined below), tenants will be directed to remit all payments directly to the lockbox account controlled by the lender. During the continuance of a Trigger Period, all funds received into the lockbox account will be swept immediately into the cash management account and used to pay monthly reserve balances, debt service payments and outstanding expense balances and provided a Cash Sweep Period (defined below) is not then continuing, to disburse the remainder to the borrowers (or, provided a Cash Sweep Period is not then continuing, during the continuance of a Material Tenant Trigger Event, to an account held by the lender for tenant improvements and leasing commissions, or during the continuance of a Cash Sweep Period, into an account held by the lender as additional security for the Federal Way Crossings Whole Loan).

A “Trigger Period” means a period commencing upon the occurrence of (i) an event of default under the loan documents until cured, (ii) any bankruptcy or insolvency proceeding of the borrowers, guarantors or property manager (except that in the event of an involuntary bankruptcy, the Trigger Period will not commence if the filing is discharged, stayed or dismissed within 60 days for the borrowers or the guarantors, or within 120 days (or the property manager is replaced by a qualified manager as specified in the loan documents) for the property manager), (iii) as of the date of determination, the debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination falling below 1.20x until the date the debt service coverage ratio based on the trailing 12-month period is at least 1.20x has been achieved for two consecutive calendar quarters, (iv) a Material Tenant Trigger Event until cured or (v) if (a) the property is self-managed by the borrowers or any of its affiliates, any fraud or misappropriations of funds or felony indictment of the guarantors or a director or officer of the borrowers or guarantors or (b) the property is managed by a third party property manager, any fraud or misappropriations of funds or felony indictment of the property manager or a director or officer of the property manager.

A “Cash Sweep Period” means a period commencing upon the occurrence of (i) an event of default under the loan documents until cured, (ii) any bankruptcy or insolvency proceeding of the borrowers, guarantors or property manager (except that in the event of an involuntary bankruptcy, the Cash Sweep Period will not commence if the filing is discharged, stayed or dismissed within 60 days for the borrowers or the guarantors, or within 120 days (or the property manager is replaced by a qualified manager as specified in the loan documents) for the property manager, or (iii) as of the date of determination, the debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination falling below 1.15x until the date the debt service coverage ratio based on the trailing 12-month period is at least 1.15x has been achieved for two consecutive calendar quarters.

Release of Property. A partial release of a vacant, unimproved parcel (“Tract X”) is permitted, without prepayment, in the event the City of Federal Way exercises its rights pursuant to a certain Tract X Agreement to require the borrowers to dedicate Tract X for public use. Such release is subject to several conditions, including, without limitation (i) written evidence acceptable to the lender that (a) Tract X is not necessary for the operation or use of the remaining collateral, (b) the intended use of Tract X will not have a material adverse effect on the borrowers or the value, use or operation of the remaining property, (c) Tract X is vacant, non-income producing and unimproved and (d) any construction, development and/or any other work contemplated to be performed in, over or under Tract X and (ii) delivery of a REMIC opinion. No value was attributed to Tract X.

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Mortgage Loan No. 10 — Greenwich Office Park

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Mortgage Loan No. 10 — Greenwich Office Park

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Mortgage Loan No. 10 — Greenwich Office Park

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Mortgage Loan No. 10 — Greenwich Office Park

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Mortgage Loan No. 10 — Greenwich Office Park

Mortgage Loan Information	Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$25,000,000	Title:	Fee & Leasehold
Cut-off Date Principal Balance(1):	$25,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	4.1%	Net Rentable Area (SF):	379,861
Loan Purpose:	Acquisition	Location:	Greenwich, CT
Borrower:	Greenwich Park LLC	Year Built / Renovated:	1970, 1972-1976, 1978/ 2010-2016
Sponsor:	John J. Fareri	Occupancy:	82.9%
Interest Rate:	4.5540%	Occupancy Date:	9/30/2016
Note Date:	11/4/2016	Number of Tenants:	38
Maturity Date:	11/5/2021	2013 NOI(2):	$9,069,010
Interest-only Period:	60 months	2014 NOI(2):	$6,318,478
Original Term:	60 months	2015 NOI:	$6,655,583
Original Amortization:	None	TTM NOI(3)(4):	$7,763,545
Amortization Type:	Interest Only	UW Economic Occupancy:	84.4%
Call Protection(5):	L(25),Def (32),O(3)	UW Revenues:	$15,379,150
Lockbox(6):	Hard	UW Expenses:	$6,901,235
Additional Debt(1):	Yes	UW NOI(4):	$8,477,914
Additional Debt Balance(1):	$72,500,000	UW NCF:	$7,846,559
Additional Debt Type(1):	Pari Passu; Mezzanine	Appraised Value / Per SF:	$134,000,000 / $353
Additional Future Debt Permitted:	No	Appraisal Date:	9/6/2016

Escrows and Reserves(7)	Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$230
Taxes:	$611,180	$126,663	N/A	Maturity Date Loan / SF:	$230
Insurance:	$116,110	$12,901	N/A	Cut-off Date LTV:	65.3%
Replacement Reserves:	$0	$5,130	N/A	Maturity Date LTV:	65.3%
TI/LC:	$0	$47,483	$2,848,958	UW NCF DSCR:	1.94x
Deferred Maintenance:	$342,500	N/A	N/A	UW NOI Debt Yield:	9.7%
Ground Rent:	$17,699	Springing	N/A
Free Rent:	$375,089	$0	N/A

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$87,500,000	66.1%	Purchase Price	$130,000,000	98.3%
Mezzanine Loan	10,000,000	7.6	Upfront Reserves	1,462,578	1.1
Borrower Equity	34,808,906	26.3	Closing Costs	846,328	0.6
Total Sources	$132,308,906	100.0%	Total Uses	$132,308,906	100.0%

(1)	The Greenwich Office Park loan is part of a larger split whole loan evidenced by three pari passu promissory notes with an aggregate principal balance of $87.5 million. The financial information in the chart above reflects the cut-off date principal balance of the $87.5 million Greenwich Office Park Whole Loan, but not the $10.0 million mezzanine loan. Please refer to “Additional Debt” below.

(2)	The NOI decline from 2013 to 2014 was due to United Rentals, which occupied 42,000 SF, vacating the property.

(3)	Represents the trailing twelve months ending August 31, 2016.

(4)	The underwritten NOI of $8,477,914 is higher than the TTM NOI of $7,763,545 primarily due to the expiration of free rent. In 2015, 11 tenants across 12 leases combined for $999,677 of free rent. Free rent has continued to decrease since 2015 and total outstanding free rent is currently $375,089 from two tenants.

(5)	The lockout period will be at least 25 payments beginning with and including the first payment date of December 5, 2016. Defeasance of the full Greenwich Office Park Whole Loan is permitted at any time after the earlier to occur of (A) two years after the closing date of the final REMIC that holds any note evidencing the Greenwich Office Park Whole Loan or (B) the fourth anniversary of the origination date.

(6)	For a more detailed description of the lockbox, please refer to “Lockbox / Cash Management” below.
(7)	For a more detailed description of escrows and reserves, please refer to “Escrows and Reserves” below.

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Mortgage Loan No. 10 — Greenwich Office Park

The Loan. The Greenwich Office Park loan, which is part of a larger split whole loan, is a first mortgage loan secured by the borrower’s fee and leasehold interest in an eight-building office complex totaling 379,861 SF in Greenwich, Connecticut. The whole loan has an outstanding principal balance of $87.5 million (the “Greenwich Office Park Whole Loan”) as of the cut-off date, which is comprised of three pari passu promissory notes, Note A-1, Note A-2 and Note A-3. Note A-2, in the original principal amount as of the cut-off date of $25.0 million, is being contributed to the CSMC 2016-NXSR Commercial Mortgage Trust. Note A-1, in the original principal amount as of the cut-off date of $33.0 million, is currently held by Natixis and is expected to be contributed to the MSC 2016-UBS12 Commercial Mortgage Trust. Note A-3, which has an outstanding principal balance as of the cut-off date of $29.5 million, is currently held by Natixis and is expected to be contributed to a future securitization. As the holder of Note A-2 (the “Controlling Noteholder”), the trustee of the CSMC 2016-NXSR Commercial Mortgage Trust will be entitled to exercise all of the rights of the Controlling Noteholder with respect to the Greenwich Office Park Whole Loan; however, the holders of Note A-1 and A-3 will be entitled, under some circumstances, to consult with the Controlling Noteholder with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Note in Controlling Securitization
Note A-1(1)	$33,000,000	$33,000,000	MSC 2016-UBS12	No
Note A-2	25,000,000	25,000,000	CSMC 2016-NXSR	Yes
Note A-3	29,500,000	29,500,000	Natixis	No
Total	$87,500,000	$87,500,000
(1)	Note A-1 is expected to be contributed to the MSC 2016-UBS12 Mortgage Trust.

The Borrower. The borrowing entity for the loan is Greenwich Park LLC, a Delaware limited liability company and special purpose entity.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is John J. Fareri. John J. Fareri is the CEO of Fareri Associates LLP, a regional real estate firm based in Greenwich, Connecticut, that is primarily engaged in acquisition, management and development of commercial real estate assets in Westchester County and the Lower Hudson Valley in New York as well as Fairfield County in Connecticut. Mr. Fareri and his affiliated companies have developed, repositioned and/or acquired a portfolio of real estate holdings of approximately 5.0 million SF. Fareri Associates LLP’s previous experience includes conversion of a Greenwich Avenue cinema into an Apple Store in Greenwich, Connecticut, the conversion of a former motel to a luxury boutique hotel and the redevelopment of three Greenwich sites to mixed-use properties including commercial, retail and residential space.

The Property. The property consists of the fee and leasehold interests in eight Class A low-rise buildings, located in a 20.9 acre park-like site in Greenwich, Connecticut. Eight buildings in the office park were originally developed in the 1970s and range in height from two to four stories and in size from 23,540 to 106,293 SF with a combined net rentable area of 379,861 SF. The property offers flexible floor plates and plans for tenants’ needs. Six buildings (Buildings 1 through 6) are owned in fee and two buildings (Buildings 8 and 9) are owned in leasehold interest. In August 2015, Building 7, which is not part of the collateral but is situated within the same office park, sold for $429.00 PSF.

The property was previously owned by Clarion Partners, who acquired the property in 1997. During Clarion Partner’s ownership, the property had an institutional maintenance program that included approximately $15.5 million in capital improvements ($40.80 PSF). The capital improvements were completed between 2010 and 2016 and included lobby renovations, common area upgrades, HVAC and BMS improvements, roof replacement/repairs and various restroom renovations, as well as a gut-renovation of Building 1.

The property features an amenity package that includes a fitness center with personal trainers, a full-service café with catering services, a door-to-train shuttle service, complimentary partially covered parking, specialty services such as shoe repair and a notary, storage space and a tenant conference room. The property contains a total of 1,749 parking spaces, some of which are located in covered garages within the buildings, for a parking ratio of 4.6 per 1,000 SF.

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Mortgage Loan No. 10 — Greenwich Office Park

As of September 30, 2016, the property was 82.9% occupied by 38 tenants. The largest tenant at the property, IBG LLC (dba “Interactive Brokers Group”), leases 42,196 SF (11.1% of the net rentable area) through January 2019 with two five-year extension options remaining on each of its three leases. Interactive Brokers Group has leased 30,311 SF in Building 8 since June 2008 and expanded by 7,093 SF in 2009 and 4,792 SF in December 2015 with conterminous expirations in January 2019. Interactive Brokers Group is an automated global electronic broker and market maker that services accounts for hedge and mutual funds, registered investment advisors, proprietary trading groups, introducing brokers and individual investors. Interactive Brokers Group conducts business from the Interactive Brokers Group headquarters at the property, Chicago, Canada, England, Switzerland, Estonia, India, China and Japan. Interactive Brokers Group is listed with NASDAQ under the ticker symbol “IBKR” and is rated BBB+ by S&P.

The second largest tenant at the property, Orthopeadic & Neurological Surgery Specialists, P.C. (“ONS”), leases 31,305 SF (8.2% of the net rentable area) through July 2019 with one five-year renewal option. ONS leases the entire Building 6, totaling 25,690 SF, which is its main medical facility, and two suites in Building 9 (5,615 SF) which serve as its administration office. ONS is a medical network that specializes in orthopedic surgery, neurosurgery, sports medicine and physical medicine/rehabilitation. ONS has 22 sub-specialty trained physicians, all of whom are board certified by the American Board of Orthopedic Surgery, the American Board of Neurological Surgery or the American Board of Physical Medicine and Rehabilitation.

The third largest tenant at the property, Starwood Capital Operations, LLC (dba “Starwood Energy Group”), leases 28,764 SF (7.6% of the net rentable area) under two leases expiring in July 2019 and February 2023, with one five-year renewal option. Starwood Energy Group was founded in 2005 and is a subsidiary of Starwood Capital Group – the 25-year-old multinational private investment firm with a focus on global real estate and more than $51.0 billion assets under management. Starwood Energy Group specializes in energy infrastructure and utilities investments.

The Market. The property is located in Greenwich, Connecticut, approximately 29.8 miles northeast of Manhattan, New York. Greenwich, Connecticut has an average household income of $190,000, which is approximately 2.5 times the national average. The Town of Greenwich has an estimated population of about 60,000 and a median household income of about $135,000, compared to $70,000 for the State of Connecticut. The property is situated approximately 1.4 miles from the Greenwich Metro-North train station, which provides an approximately 42-minute commute to New York City’s Grand Central Station. The property also has access to numerous highway junctions and arterials roads including Interstate 95, located approximately 1.5 miles to the east.

According to the appraisal, the property is located in the Greenwich office submarket, which contains 6.5 million SF of office space, and is part of the greater Fairfield County office market, which included 41.5 million SF as of the second quarter 2016. There has not been any new office construction since 1991 in Greenwich. According to the appraisal, the overall Greenwich office submarket exhibited a vacancy rate of 10.6% with asking rents of $63.70 PSF. According to the appraisal, the property’s competitive set consists of the six properties detailed in the table below.

Competitive Set Summary(1)

Property	Year Built / Renovated	Total GLA (SF)	Est. Occ.	Proximity (miles)
Greenwich Office Park(2)	1970, 1972-1976, 1978/2010-2016	379,861	82.9%	N/A
75 Holly Hill Lane	1979 / N/A	102,224	83.1%	0.4
500 West Putnam Avenue	1975 / N/A	121,000	100.0%	0.5
777 West Putnam Avenue	1978 / N/A	130,000	80.2%	0.7
10 Glenville Street	1976 / N/A	65,000	100.0%	1.9
8 Sound Shore Drive	1980 / N/A	80,000	94.9%	3.6
1700 East Putnam Avenue	1920 / N/A	186,725	95.5%	5.3

(1)	Source: Appraisal.

(2)	Based on the September 30, 2016 underwritten rent roll.

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Mortgage Loan No. 10 — Greenwich Office Park

Historical and Current Occupancy(1)

2012	2013(2)	2014(2)	2015	Current(3)(4)
85.6%	78.6%	76.1%	74.1%	82.9%

(1)	Historical occupancies are as of December 31 of each respective year.

(2)	2013 and 2014 occupancy figures exclude Building 1, totaling 40,826 SF, as it was offline due to a gut renovation spanning 2010 to 2016. The building was offline starting at the end of 2012 and was completely offline from 2013-2014.

(3)	Based on the September 30, 2016 underwritten rent roll.

(4)	Since June 2015, 21 leases have been signed at the property, accounting for 33.8% or the total square footage and 39.2% of total base rent. Among the new leases are four renewals and two expansions, including Interactive Brokers Group, which increased its presence at the building by 12.8% from 37,404 SF to 42,196 SF.

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	Annual UW Base Rent	% of Annual Base Rent	Lease Expiration Date
Interactive Brokers Group(3)	NR /BBB+/ NR	42,196	11.1%	$46.67	$1,969,101	14.6%	1/31/2019
ONS	NR/NR/NR	31,305	8.2%	$50.09	$1,568,198	11.7%	7/31/2019
Starwood Energy Group(4)(5)	NR/NR/NR	28,764	7.6%	$28.48	$819,290	6.1%	2/28/2023
Stark Office Suites of Greenwich LLC	NR/NR/NR	14,752	3.9%	$47.50	$700,720	5.2%	9/30/2024
Performance Equity Management LLC(6)	NR/NR/NR	12,988	3.4%	$36.00	$467,568	3.5%	3/31/2027
XPO Logistics, Inc.(7)	NR/NR/NR	11,843	3.1%	$48.73	$577,132	4.3%	10/31/2022
Platinum Equity Advisors, LLC(8)	NR/NR/NR	10,731	2.8%	$50.00	$536,550	4.0%	3/31/2027
Winklevoss Consultants, Inc.	NR/NR/NR	10,664	2.8%	$41.00	$437,224	3.3%	7/31/2024
BBT Capital Management Advisors, LLC	NR/NR/NR	10,211	2.7%	$40.00	$408,440	3.1%	1/31/2018
Southpaw Asset Management LP	NR/NR/NR	9,432	2.5%	$41.50	$391,428	2.9%	2/29/2020

(1)	Based on the underwritten rent roll as of September 30, 2016.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field, whether or not the parent company guarantees the lease.

(3)	Interactive Brokers Group may terminate its lease upon providing written notice of at least eight months. The tenant must pay a termination fee that decreases by approximately $26,000 each month. The current termination fee, for a termination effective August 1, 2017, is $1,626,919. The last termination option, for a termination effective date December 1, 2018, requires a termination fee of $1,205,743. Interactive Brokers Group pays an annual base rent of $48.00 PSF on 30,311 SF of its space, $41.25 PSF on 7,093 SF of its space, and $30.00 PSF on 4,792 of its space.

(4)	Starwood Energy Group space includes 18,814 SF of space subleased from Freepoint Commodities LLC.

(5)	Starwood Energy Group has 4,737 SF expiring on July 31, 2019 with the remaining 24,027 SF expiring February 28, 2023. The lease requires an annual blended base rent of $37.00 PSF on 9,950 SF of its space and $27.00 on 14,077 SF of its space.

(6)	Performance Equity Management LLC is currently in a free rent period through March 2017. At origination approximately $375,089 was escrowed for the free rent period. Performance Equity Management LLC has a one-time right to terminate its lease in March 2023 with at least 12 months prior written notice and a termination fee equal to the unamortized portion of the construction allowance, free rent, and leasing commissions with 8% annual interest.

(7)	XPO Logistics, Inc. leases 9,424 SF at $51.00 PSF and leases 2,419 SF at $35.00 PSF. The leases are coterminous and expire on October 31, 2022.

(8)	Platinum Equity Advisors, LLC has a one-time right to terminate its lease on June 1, 2023, pursuant to tenant paying a termination fee of $700,297.

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Mortgage Loan No. 10 — Greenwich Office Park

Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring(3)	NRA (SF) Expiring	% of NRA Expiring	UW Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA (SF) Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	64,796	17.1%	NAP	NAP	64,796	17.1%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	64,796	17.1%	$0	0.0%
2016	2	4,188	1.1	190,236	1.4	68,984	18.2%	$190,236	1.4%
2017	5	30,594	8.1	1,433,219	10.7	99,578	26.2%	$1,623,455	12.1%
2018	5	31,266	8.2	1,398,930	10.4	130,844	34.4%	$3,022,386	22.5%
2019	11	92,665	24.4	4,264,076	31.7	223,509	58.8%	$7,286,462	54.2%
2020	4	22,751	6.0	1,031,287	7.7	246,260	64.8%	$8,317,749	61.8%
2021	4	15,077	4.0	562,422	4.2	261,337	68.8%	$8,880,171	66.0%
2022	3	14,445	3.8	681,212	5.1	275,782	72.6%	$9,561,383	71.1%
2023	3	29,916	7.9	1,054,463	7.8	305,698	80.5%	$10,615,845	78.9%
2024	2	25,416	6.7	1,137,944	8.5	331,114	87.2%	$11,753,789	87.4%
2025	0	0	0.0	0	0.0	331,114	87.2%	$11,753,789	87.4%
2026 & Beyond	7	48,747	12.8	1,697,422	12.6	379,861	100.0%	$13,451,211	100.0%
Total	46	379,861	100.0%	$13,451,211	100.0%

(1)	Based on the underwritten rent roll as of September 30, 2016.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	The property is occupied by 38 tenants but some tenants have multiple leases.

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Mortgage Loan No. 10 — Greenwich Office Park

Operating History and Underwritten Net Cash Flow

	2013	2014	2015	TTM(1)	Underwritten(2)(3)	PSF	%(4)
Rents in Place(3)(5)	$13,666,070	$11,929,425	$12,071,078	$13,074,611	$13,451,211	$35.41	74.1%
Grossed Up Vacant Space	0	0	0	0	2,849,504	7.50	15.7
Gross Potential Rent	$13,666,070	$11,929,425	$12,071,078	$13,074,611	$16,300,716	$42.91	89.8%
Total Reimbursements	2,104,447	1,816,167	2,110,133	2,301,149	1,857,671	4.89	10.2
Net Rental Income	$15,770,517	$13,745,592	$14,181,211	$15,375,760	$18,158,387	$47.80	100.0%
(Vacancy/Free Rent)(6)	(856,633)	(1,546,640)	(999,677)	(1,061,192)	(2,849,504)	(7.50)	(15.7)
Other Income	69,844	36,607	102,196	70,267	70,267	0.18	0.4
Effective Gross Income	$14,983,728	$12,235,559	$13,283,730	$14,384,835	$15,379,150	$40.49	84.7%
Total Expenses	$5,914,718	$5,917,082	$6,628,147	$6,621,290	$6,901,235	$18.17	44.9%
Net Operating Income(7)	$9,069,010	$6,318,478	$6,655,583	$7,763,545	$8,477,914	$22.32	55.1%
Total TI/LC, Capex/RR	0	0	0	0	631,356	1.66	4.1
Net Cash Flow	$9,069,010	$6,318,478	$6,655,583	$7,763,545	$7,846,559	$20.66	51.0%
Average Annual Rent PSF	$35.98	$31.40	$31.78	$34.42	$42.91

(1)	The TTM column represents the trailing twelve-month period ending August 31, 2016.

(2)	The underwritten base rent is based on in-place leases with vacant space grossed up using appraiser’s market rent assumptions and rent steps through September 2017, totaling $156,430. All subleases, totaling 32,060 SF and annual rents of $914,924, are treated as direct leases with respect to rents, recovery stops, and expiration dates.

(3)	Underwritten Rents in Place are based on the rent roll as of September 30, 2016.

(4)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(5)	Historical base rent figures are net of vacancy. The underwritten base rent decline in 2014 is due to United Rentals, which occupied 42,000 SF, vacating the property. Additionally, Building 1 was offline during 2013 and 2014 due to a renovation.

(6)	Free rent in totaled $793,789 from eleven tenants with eleven leases in 2013, $1,546,640 from seven tenants with nine leases in 2014, and $999,677 from 11 tenants with 12 total leases in 2015. Free rent has continued to decrease since 2015, as total outstanding free rent is $375,089 from two tenants. Outstanding free rent is not included in the Underwritten Vacancy, as all free rent was reserved at closing.

(7)	The underwritten NOI of $8,477,914 is higher than the TTM NOI of $7,763,545 primarily due to the expiration of free rent. In 2015, 11 tenants across 12 leases combined for $999,677 of free rent. Free rent has continued to decrease since 2015 and total outstanding free rent is currently $375,089 from two tenants.

Property Management. The property is managed by Greenwich Premier Services Inc., an affiliate of the sponsor.

Escrows and Reserves. At origination, the borrower funded aggregate reserves of $1,462,578 with respect to the loan, comprised of (i) $611,180 for real estate taxes, (ii) $375,089 for free rent relating to Performance Equity Management LLC, (iii) $342,500 for deferred maintenance, (iv) $116,110 for insurance premiums and (v) $17,699 for ground rent payments.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, currently equal to $126,663.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments, currently equal to $12,901.

Replacement Reserves – On a monthly basis, the borrower is required to deposit an amount equal to $5,130 for replacement reserves.

TI/LC Reserves – On a monthly basis, the borrower is required to deposit an amount equal to $47,483 for TI/LC reserves. The TI/LC reserve is subject to a cap of $2,848,958 and a minimum balance of $1,424,479. If, at any time during the Greenwich Office Park loan term, the balance of the TI/LC reserve falls below $1,424,479, monthly deposits are required to resume until the cap is met.

Ground Rent Reserve – Monthly payments for ground rent reserves are currently waived. Per the loan documents, ground rent reserve payments remain waived, provided (i) no event of default or Cash Trap Period (as defined below) has occurred and is continuing; and (ii) the borrower has paid all ground rent directly to the appropriate ground lessor and the borrower has provided the lender with evidence of payment at least five business days prior to the applicable delinquency. If ground rent reserve payments are no longer waived, on a monthly basis, the borrower is required to deposit an amount equal to 1/12th of the annual ground rent (currently equates to $17,699).

A-2-131

Mortgage Loan No. 10 — Greenwich Office Park

Lockbox / Cash Management. The Greenwich Office Park Whole Loan has a hard lockbox and in-place cash management. Funds deposited into the lockbox account are required to be swept on a daily basis into a cash management account controlled by the lender and applied and disbursed in accordance with the loan documents. Following the occurrence of a Cash Trap Period, excess cash will be held as additional collateral for the Greenwich Office Park Whole Loan. Upon the termination of any Cash Trap Period, excess cash will no longer be held by the lender and, provided that no event of default has occurred and is continuing (and no other Cash Trap Period is then in effect), all amounts then on deposit in the lockbox account will be disbursed to the borrower.

A “Cash Trap Period” will commence upon the earlier of: (i) the occurrence of an event of default under the loan documents; (ii) the combined amortizing debt service coverage ratio falling below 1.10x at the end of any calendar quarter; and (iii) the commencement of a Primary Tenant Sweep Period (as defined below). A Cash Trap Period will end with respect to clause (ii), if for six consecutive months (a) no default or event of default has occurred; (b) no event that would trigger another Cash Trap Period has occurred; and (c) the combined amortizing debt service coverage ratio is at least 1.15x for six consecutive months; and, with respect to clause (iii), such Primary Tenant Sweep Period has ended (and no other Cash Trap Period is then continuing).

A “Primary Tenant” means the Interactive Broker Group tenant or any acceptable replacement tenant thereafter occupying that tenant’s premises.

A “Primary Tenant Sweep Period” will commence upon (i) any termination of, or receipt by the borrower of a notice to terminate the Primary Tenant lease; (ii) the Primary Tenant becoming the subject of a bankruptcy; (iii) the Primary Tenant “going dark” in a majority of its premises; (iv) the occurrence of any monetary or material non-monetary default under the Primary Tenant lease; or (v) the date that is the earlier of six months prior to (a) any lease extension date set forth in the Primary Tenant lease or (b) the expiration date of such Primary Tenant lease unless, in the case of this clause (v) such Primary Tenant lease has been extended with a term that expires no earlier than three years after the maturity date of the Greenwich Office Park Whole Loan, provided however, that the continuance of a Primary Tenant Sweep Period is suspended (but will not be deemed to have been terminated) for so long as (x) no event of default has occurred and is continuing, (y) no other Cash Trap Period has commenced and is continuing, and (z) the amount on deposit in the Primary Tenant reserve is equal to or exceeds $13,295,135.

A Primary Tenant Sweep Period will end upon either (a) the occurrence of a Primary Tenant Replacement Event (as defined below) or (b) with respect to clause (ii) above, the bankruptcy is dismissed; with respect to clause (iii) above, the Primary Tenant re-opens for business in the majority of the Primary Tenant premises for a continuous period of no less than six months; or with respect to clause (iv) above, the monetary or non-monetary event of default is cured.

A “Primary Tenant Replacement Event” means the termination of any Primary Tenant lease and the borrower entering into one or more new leases for all or substantially all of such Primary Tenant premises with acceptable replacement tenants and upon such terms and conditions as are reasonably acceptable to the lender in all material respects.

Property Release. The borrower has the right to cause to be released from the lien of the mortgage a portion of the property as requested by the borrower (the “Free Release Parcel”) as approved by the lender in its sole and absolute discretion, provided the conditions in the loan documents are met including, among others: (i) no event of default under the loan has occurred and is continuing; (ii) following the release, the remaining property will be in compliance with applicable legal requirements and all provisions of any leases of any portion of the property that are then in effect (including, without limitation, as to required parking spaces, restrictions on development, access and similar matters), and the Free Release Parcel will be subject to a restrictive covenant prohibiting the use or development thereof in any manner that violates any provision of any then-existing lease of the remaining property; (iii) the remaining property maintains a minimum debt service coverage ratio equal of the greater of (a) a combined debt service coverage ratio of 1.58x or (b) a combined debt service coverage ratio for the twelve full calendar months immediately prior to the release; (iv) the remaining property maintains a maximum combined loan to value ratio equal of the lesser of (a) the combined loan to value ratio of 72.8% or (b) the combined loan to value ratio immediately prior to the release; and (v) compliance with REMIC requirements. No value was attributed to the Free Release Parcel in the appraisal. The

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Mortgage Loan No. 10 — Greenwich Office Park

borrower is only permitted to construct multi-family improvements with ancillary retail on that portion of unimproved land that is eligible to be released.

Partial Defeasance. The borrower has the right to partially defease a portion of the principal balance of the Greenwich Office Park loan (a “Partial Defeasance”) and obtain the release of a Release Property in connection with a third-party sale of such Release Property (defined below); provided the conditions in the loan documents are met including: (i) no event of default under the loan has occurred and is continuing; and (ii) the Release Property and all improvements thereon, and the remaining property and all improvements thereon, comply with all applicable zoning, land use and similar laws, rules, regulations and ordinances of all applicable governmental authorities, and all other applicable laws, with each such determination assuming the separate ownership and operation of each parcel. The release amount is the greater of (i) 100% of the net sale proceeds from the sale of the Release Property, (ii) 125% of the allocated loan amount with respect to the Release Property; (iii) an amount such that after the release, the loan, based on the income of the remaining property, will have (a) a debt service coverage ratio no less than the greater of (x) the total debt service coverage ratio of 1.58x or (y) the total debt service coverage ratio for the twelve full calendar months immediately prior to the partial defeasance and (b) a maximum loan to value ratio equal to the lesser (x) the total loan to value ratio of 72.8% or (y) the total loan to value ratio immediately prior to the partial defeasance; and (iv) the lender receives a ratings comfort letter from each applicable rating agency with respect to a Partial Defeasance.

The “Release Property” means any of each of the footprints of buildings 1 through 6 and each of the ground leases of buildings 8 and 9. Allocated loan amounts are as follows:

Release Property	Allocated Loan Amount
Release Property 1	$10,791,445
Release Property 2	$21,581,538
Release Property 3	$9,217,115
Release Property 4	$8,168,013
Release Property 5	$16,758,032
Release Property 6	$7,868,269
Release Property 8	$8,127,942
Release Property 9	$4,987,644

Ground Leases. The borrower holds a leasehold interest in each of Building 8 and Building 9 pursuant to two separate 99-year ground leases that expire in 2076. The Building 8 ground rent resets at 20 year intervals, with the next reset scheduled to occur in December 2018. Under the Building 8 ground lease, the new annual ground rent is calculated as the original ground rent ($50,000 per annum) plus 25% of any increase in office tenant rental income (excluding recoveries) over the same three years after the certificate of occupancy was issued. The Building 9 ground rent is scheduled to increase from $34,385 per annum to $39,543 per annum for the 10-year period in 2023. Under the ground lease for Building 9, all future escalations will be determined by agreement by and between ground lessor and the borrower incorporating commercially reasonable escalations to become effective at commercially reasonable intervals.

Condominium Conversion. The borrower has the right to convert the entire property to a commercial condominium form of ownership (the “Condominium Conversion”) as approved by the lender at its sole and absolute discretion, provided the conditions in the Greenwich Office Park Whole Loan documents are met including, among others: (i) no event of default under the loan has occurred and is continuing; (ii) following the Condominium Conversion, the condominium, the condominium documents, the units, the common area and the property will comply with all legal requirements upon filing with and approved by all applicable governmental authorities; (iii) the value and the cash flow of the property will not be reduced or otherwise negatively impacted by the Condominium Conversion and the Condominium Conversion will have no adverse effect on the borrower, the property, or the borrower’s ability to pay the total debt service; (iv) compliance with REMIC requirements; and (v) the lender receives a ratings comfort letter from each applicable rating agency with respect to Condominium Conversion and the implementation of the terms and conditions of the Condominium Conversion.

A-2-133

Mortgage Loan No. 10 — Greenwich Office Park

Additional Debt. A $10.0 million mezzanine loan was provided with the financing that is secured by a pledge of the direct equity interests in the mortgage borrower and is coterminous with the mortgage loan. The mezzanine loan has a 9.0000% coupon. Including the mezzanine loan, the Cut-off Date LTV is 72.8%, the UW NCF DSCR is 1.58x and the UW NOI Debt Yield is 8.7%. The mezzanine note is held by SBAF Mortgage Funding I/Holding – Greenwich Office Park LLC (FL).

A-2-134

Mortgage Loan No. 11 — Great Falls Marketplace

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	UBS AG	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$20,750,000	Title:	Fee
Cut-off Date Principal Balance:	$20,750,000	Property Type - Subtype:	Retail – Anchored
% of Pool by IPB:	3.4%	Net Rentable Area (SF):	214,951
Loan Purpose:	Refinance	Location:	Great Falls, MT
Borrower:	Great Falls Marketplace Holdings, LLC	Year Built / Renovated:	1997 / N/A
Sponsors:	Kenneth Yaklin; Mark Macek; Richard Sanchez; Martin J. Roe	Occupancy:	99.3%
		Occupancy Date:	10/31/2016
Interest Rate:	5.9070%	Number of Tenants:	16
Note Date:	11/18/2016	2013 NOI:	$2,157,370
Maturity Date:	12/6/2026	2014 NOI:	$2,266,782
Interest-only Period:	0 months	2015 NOI:	$2,155,140
Original Term:	120 months	TTM NOI(1):	$1,987,620
Original Amortization:	360 months	UW Economic Occupancy:	95.0%
Amortization Type:	Balloon	UW Revenues:	$2,985,340
Call Protection:	L(24),Def(92),O(4)	UW Expenses:	$757,387
Lockbox:	Hard	UW NOI:	$2,227,953
Additional Debt:	No	UW NCF:	$2,128,485
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$33,300,000 / $155
Additional Debt Type:	N/A	Appraisal Date:	9/12/2016
Additional Future Debt Permitted:	No

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$97
Taxes:	$219,016	$28,818	N/A	Maturity Date Loan / SF:	$82
Insurance:	$11,134	$2,420	N/A	Cut-off Date LTV:	62.3%
TI/LC(2):	$750,000	Springing	$250,000	Maturity Date LTV:	52.7%
Immediate Repairs:	$4,875	N/A	N/A	UW NCF DSCR:	1.44x
Replacement Reserves:	$0	$3,583	N/A	UW NOI Debt Yield:	10.7%
Structural Reserve:	$581,875	$0	N/A
Material Tenant Rollover Reserve:	$0	Springing(3)	N/A

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$20,750,000	98.8%	Payoff Existing Debt	$18,401,680	87.6%
Borrower Equity	247,975	1.2	Upfront Reserves	1,566,899	7.5
			Closing Costs	1,029,396	4.9
Total Sources	$20,997,975	100.0%	Total Uses	$20,997,975	100.0%

(1)	Represents the trailing twelve-month period ending September 30, 2016.
(2)	The borrower is required to make monthly deposits of $13,434 for tenant improvement and leasing commissions at any time that the balance in the TI/LC Reserve is less than $250,000 or during the continuance of an event of default, until the balance in such TI/LC Reserve is equal to $250,000.
(3)	During the occurrence and continuation of a Material Tenant Trigger Event, on each monthly payment date, the borrower is required to deposit with the lender all excess cash flow for tenant improvements and leasing commissions related to re-tenanting or extending the applicable Material Tenant space at the property, as particularly set forth in the loan documents. A “Material Tenant Trigger Event” will commence upon the earliest of (i) a Material Tenant giving notice of its intention to terminate, cancel, not extend or renew its lease, (ii) a Material Tenant not extending or renewing its lease on or prior to the date that is (a) six months prior to the then applicable expiration date of its lease or (b) required under its lease to extend or renew such lease, (iii) the occurrence and continuance of an event of default beyond any applicable notice and cure period, (iv) a bankruptcy action against a Material Tenant, (v) a Material Tenant lease is terminated or no longer in full force and effect, (vi) a Material Tenant going dark, vacating, ceasing to occupy or ceasing to

A-2-135

Mortgage Loan No. 11 — Great Falls Marketplace

conduct business at the property, or (vii) the long term unsecured debt rating of a Material Tenant (or lease guarantor as applicable) being downgraded below investment grade. Such monthly deposits will not be required when (i) such Material Tenant Trigger Event is cured according to the loan documents or (ii) (a) the debt service coverage ratio is at least 1.20x and (b) the funds on deposit in such Material Tenant Rollover Reserve are equal to or greater than the product of $20.00 and the net rentable area demised under such Material Tenant Trigger Event. A “Material Tenant” is (i) Smith’s Food & Drug, (ii) Carmike Cinema, (iii) Office Max, (iv) Michaels Arts & Crafts, (v) Barnes & Noble, or (vi) any tenant, together with its affiliates, (a) leasing 10% or more of the property or (b) pays in-place rent of 10% of more of the in-place rents at the property.

The Loan. The Great Falls Marketplace loan is a $20.75 million first mortgage loan secured by the fee interest in a 214,951 SF anchored retail shopping center located in Great Falls, Montana. The loan has a 10-year term and a 30-year amortization schedule.

The Borrower. The borrowing entity for the loan is Great Falls Marketplace Holdings, LLC, a Delaware limited liability company and special purpose entity.

The Sponsors. The loan’s sponsors and non-recourse carve-out guarantors are Kenneth Yaklin, Mark Macek, Richard Sanchez and Martin J. Roe.

The Property. Located in Great Falls, Montana and built in 1997, the property is a 214,951 SF retail center situated on 33.2 acres with 1,510 parking spaces (7.02 spaces per 1,000 SF). The property is currently 99.3% occupied as of October 31, 2016 and has achieved an average occupancy of 98.9% from 2006 to 2015. Anchored by Smith’s Food & Drug (“Smith’s”) and Carmike Cinema, the property is occupied by a diverse mix of 16 national tenants, including Michaels Arts & Crafts, Barnes & Noble, Old Navy, Petco, Pier 1 Imports, AT&T and Cold Stone Creamery. Six tenants totaling 151,358 SF (70.4% of NRA, 63.2% of UW Base Rent) have been in occupancy at the property since 1998.

The largest tenant, Smith’s (51,150 SF, 23.8% of NRA, 20.2% of UW Base Rent) is a subsidiary of Kroger (Moody’s/S&P/Fitch: Baa1/BBB/BBB) and has been in occupancy at the property since 1998. The tenant pays current base rent of $9.50 PSF and additional annual rent of $35,000 to operate the fuel island at the property. Smith’s lease and fuel operating lease are co-terminus and expire on March 31, 2030, with two, 10-year renewal options and no termination options for its leased premises of 51,150 SF and two, five-year renewal options for its fuel island operating lease. Smith’s has the right to terminate the fuel island operating lease at any time prior to July 5, 2017. For the year ending December 31, 2015, Smith’s achieved gross sales of $610 PSF, a 4.1% increase over 2014 sales, and operated at an occupancy cost of 2.1%. Carmike Cinema (32,500 SF, 15.1% of NRA, 9.0% of UW Base Rent) has operated a 10-screen movie theater at the property since 1998. Pursuant to its lease, Carmike Cinema constructed its own building and at the end of its lease term, its improvements will be surrendered to the borrower. Carmike Cinema’s lease expires on February 28, 2023 and provides for three, five-year renewal options and no termination options.

The Market. The property is located in Great Falls, Cascade County, Montana, approximately 3.2 miles west of the Great Falls central business district. According to a third party market research report, as of the second quarter of 2016, the Cascade County, Montana retail market contains 243 buildings accounting for approximately 4.1 million SF of retail space with an overall vacancy rate of 1.6% and average rental rate of $8.54 PSF on a triple net basis.

According to a third party market research report, the estimated 2016 population for the one-, three- and five-mile radius of the property is 5,045, 25,460, and 58,830, respectively. The estimated 2016 average household income for the one-, three- and five-mile radius is $97,907, $60,013, and $61,540, respectively. Comparatively, the average household income for Cascade County and the state of Montana are $62,067 and $65,529, respectively.

Access to the Marketplace area and Great Falls Marketplace property is afforded by 10th Avenue, which provides local access from the Great Falls central business district, and Interstate 15, which provides regional access from Helena, Montana and the Canadian border. According to the appraisal, there are four major retail concentrations in the Great Falls market: Marketplace, 10th Avenue, Downtown and Northend. None of the competitive set properties are located in the Marketplace area, according to the appraisal.

The property benefits from its national tenant mix, many of which represent the only stores for each retailer in the market. Michaels Arts & Crafts and Petco’s nearest location are approximately 86 miles south of the property in Helena, Montana. Smith’s and Office Max’s nearest locations are approximately 180 miles south of the property in Bozeman, Montana. Old Navy’s

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Mortgage Loan No. 11 — Great Falls Marketplace

nearest location is approximately 220 miles southeast of the property in Billings, Montana. Carmike Cinema’s nearest location is approximately 180 miles south of the property in Butte, Montana, and according to the appraisal, Carmike Cinema is the only movie theater in the Great Falls market.

Competitive Set Summary(1)

Property	Year Built/ Renovated	Net Rentable Area (SF)	Tenants	Occupancy (%)	Distance (miles)
Great Falls Marketplace	1997/N/A	214,951(2)	Smith’s Food & Drug, Carmike Cinema, Office Max, Michaels Arts & Crafts(2)	99.3%(2)	-
Holiday Village Mall	1959/2008	556,622	JCPenney, Scheels, Herbergers, Bed, Bath & Beyond, Ross	86.0%	2.5
University Square	1986/N/A	161,417	Target	100.0%	3.4
Agri Village	1976/N/A	102,480	Liquidation World	100.0%	5.3
Northside	1952/1989	100,000	IGA	100.0%	4.0
Westwood Mall	1979/2013	447,135	ShopKo, Staples, Sam’s Club, TJ Maxx, Ace Hardware, Kmart	95.0%	2.5

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated October 31, 2016.

Historical and Current Occupancy(1)

2012	2013	2014	2015	Current(2)
100.0%	99.3%	99.3%	99.3%	99.3%

(1)	The historical occupancies, provided by the sponsor, are as of December 31 of each respective year.
(2)	As of the October 31, 2016 underwritten rent roll.

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	TTM Sales PSF(3)	Lease Expiration Date
Smith’s Food & Drug	Baa1/BBB/BBB	51,150	23.8%	$9.50	$610	3/31/2030
Carmike Cinema	NR/NR/NR	32,500	15.1%	$6.66	$345,741	2/28/2023
Office Max	NR/NR/NR	23,688	11.0%	$10.50	N/A	12/31/2017
Michaels Arts & Crafts	NR/NR/NR	20,454	9.5%	$12.32	$170	2/28/2021
Barnes & Noble	NR/NR/NR	20,020	9.3%	$12.50	$129	1/31/2018

(1)	Based on the underwritten rent roll dated October 31, 2016.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	Based on the most recent trailing twelve-month period, except for Smith’s Food & Drug which is as of December 31, 2015, as reported by the sponsor. TTM Sales PSF for Carmike Cinema is based on 10 screens.

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Mortgage Loan No. 11 — Great Falls Marketplace

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	NRA Expiring (SF)	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative NRA Expiring (SF)	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	1,500	0.7%	NAP	NAP	1,500	0.7%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	1,500	0.7%	$0	0.0%
2016	0	0	0.0	0	0.0	1,500	0.7%	$0	0.0%
2017	1	23,688	11.0	248,724	10.3	25,188	11.7%	$248,724	10.3%
2018	5	33,032	15.4	433,848	18.0	58,220	27.1%	$682,572	28.3%
2019	4	41,237	19.2	578,056	24.0	99,457	46.3%	$1,260,628	52.3%
2020	0	0	0.0	0	0.0	99,457	46.3%	$1,260,628	52.3%
2021	3	23,844	11.1	313,084	13.0	123,301	57.4%	$1,573,713	65.3%
2022	1	8,000	3.7	133,439	5.5	131,301	61.1%	$1,707,152	70.9%
2023	1	32,500	15.1	216,450	9.0	163,801	76.2%	$1,923,602	79.8%
2024	0	0	0.0	0	0.0	163,801	76.2%	$1,923,602	79.8%
2025	0	0	0.0	0	0.0	163,801	76.2%	$1,923,602	79.8%
2026 & Beyond	1	51,150	23.8	485,925	20.2	214,951	100.0%	$2,409,527	100.0%
Total	16	214,951	100.0%	$2,409,527	100.0%

(1)	Based on the underwritten rent roll dated October 31, 2016.

Operating History and Underwritten Net Cash Flow

	2013	2014	2015	TTM(1)	Underwritten	PSF	%(2)
Rents in Place(3)	$2,317,552	$2,354,374	$2,373,805	$2,395,754	$2,409,527	$11.21	77.6%
Vacancy Gross Up	0	0	0	0	30,000	0.14	1.0
Gross Potential Rent	$2,317,552	$2,354,374	$2,373,805	$2,395,754	$2,439,527	$11.35	78.6%
Total Reimbursements	570,961	642,466	607,827	641,060	664,252	3.09	21.4
Net Rental Income	$2,888,513	$2,996,840	$2,981,631	$3,036,814	$3,103,779	$14.44	100.0%
(Vacancy/Collection Loss)(4)	0	0	0	0	(155,189)	(0.72)	(5.0)
Other Income(5)	40,750	40,750	40,750	40,750	36,750	0.17	1.2
Effective Gross Income	$2,929,263	$3,037,590	$3,022,381	$3,077,564	$2,985,340	$13.89	96.2%
Total Expenses	$771,893	$770,807	$867,241	$1,089,944	$757,387	$3.52	25.4%
Net Operating Income	$2,157,370	$2,266,782	$2,155,140	$1,987,620	$2,227,953	$10.36	74.6%
Total TI/LC, Capex/RR	0	0	0	0	99,467	0.46	3.3
Net Cash Flow	$2,157,370	$2,266,782	$2,155,140	$1,987,620	$2,128,485	$9.90	71.3%

(1)	The TTM column represents the trailing twelve-month period ending September 30, 2016.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Underwritten Rents in Place are based on the October 31, 2016 underwritten rent roll and include base rent and contractual rent increases of $1,732 occurring through October 31, 2017.
(4)	Vacancy/Collection Loss includes an underwriting adjustment of 3.9% bringing underwritten occupancy down to 95.0%. As of the underwritten rent roll dated October 31, 2016, the property was 99.3% occupied.
(5)	Other Income includes annual rent of $35,000 from Smith’s to operate the fuel island base on the property, which increases to $40,000 on April 20, 2020. Smith’s has the right to terminate the operating lease at any time prior to July 5, 2017.

A-2-138

Mortgage Loan No. 12 — MY Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	UBS AG	Single Asset / Portfolio:	Portfolio of Six Properties
Original Principal Balance(1):	$20,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$19,935,183	Property Type - Subtype:	Hotel – Various
% of Pool by IPB:	3.3%	Net Rentable Area (Rooms):	501
Loan Purpose:	Refinance	Location:	Various
Borrowers(2):	Various	Year Built / Renovated:	Various
Sponsors:	Suresh M. Patel; Michael Desai; Yogesh Patel	Occupancy / ADR / RevPAR(3):	64.6% / $96.11 / $62.05
		Occupancy / ADR / RevPAR Date(3):	8/31/2016
Interest Rate:	4.9720%	Number of Tenants:	N/A
Note Date:	10/7/2016	2013 NOI:	$3,285,921
Maturity Date:	10/6/2026	2014 NOI:	$4,304,059
Interest-only Period:	0 months	2015 NOI:	$4,823,559
Original Term:	120 months	TTM NOI(3):	$5,156,857
Original Amortization:	300 months	UW Occupancy / ADR / RevPAR:	64.6% / $96.11 / $62.05
Amortization Type:	Balloon	UW Revenues:	$11,535,437
Call Protection:	L(26),Def(90),O(4)	UW Expenses:	$7,025,514
Lockbox:	Hard	UW NOI:	$4,509,923
Additional Debt(1):	Yes	UW NCF:	$4,048,506
Additional Debt Balance(1):	$10,000,000	Appraised Value / Per Room:	$48,000,000 / $95,808
Additional Debt Type(1):	Pari Passu	Appraisal Date(4):	Various
Additional Future Debt Permitted:	No

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$59,686
Taxes:	$312,690	$45,045	N/A	Maturity Date Loan / Room:	$44,721
Insurance:	$152,756	$28,499	N/A	Cut-off Date LTV:	62.3%
FF&E Reserve:	$0	$38,451	N/A	Maturity Date LTV:	46.7%
Engineering Reserve:	$16,500	N/A	N/A	UW NCF DSCR:	1.93x
PIP Reserve:	$901,000	N/A	N/A	UW NOI Debt Yield:	15.1%
Future PIP Reserve(5):	$0	Springing	N/A

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$30,000,000	100.0%	Payoff Existing Debt	$16,120,848	53.7%
			Return of Equity	11,805,629	39.4
			Upfront Reserves	1,382,947	4.6
			Closing Costs	690,576	2.3
Total Sources	$30,000,000	100.0%	Total Uses	$30,000,000	100.0%

(1)	The MY Portfolio loan is part of a larger split whole loan evidenced by two pari passu notes, with an aggregate original principal balance of $30.0 million. The financial information presented in the chart above reflects the cut-off date balance of the $30.0 million MY Portfolio Whole Loan. For a more detailed description, please refer to “The Loan” below.
(2)	Please refer to “The Borrowers” below.
(3)	Represents the trailing twelve-month period ending August 31, 2016.
(4)	The dates of the appraised values ranged from July 13, 2016 to July 14, 2016.
(5)	The borrowers are required to deposit on each monthly payment date during the continuance of a Future PIP Trigger Event, all excess cash flow into a Future PIP Reserve. A “Future PIP Trigger Event” means the period commencing upon the earliest of (i) the date the franchisor or the borrowers give notice of their intent to terminate, cancel or not extend or renew the franchise agreement, (ii) the date that is 12 months prior to the expiration of the franchise agreement, (iii) an event of default under the franchise agreement, (iv) any bankruptcy or insolvency proceeding of the franchisor or (v) the franchisor gives notice to the borrowers of any requirements or requests the borrowers to make any repairs and/or improvements at the properties. In addition, in connection with a partial release, the borrowers are required to deposit into a Future PIP Reserve an amount equal to the excess of $2.1 million over the remaining aggregate annual cash flow for the remaining properties if the remaining aggregate annual cash flow is less than $2.1 million.

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Mortgage Loan No. 12 — MY Portfolio

The Loan. The MY Portfolio loan, which is part of a larger split whole loan, is a first mortgage loan secured by the borrowers’ fee interest in four limited service hotel properties, one select service hotel property and one extended stay hotel property located in Louisiana and Mississippi. The whole loan has an outstanding principal balance of $29,902,775 (“MY Portfolio Whole Loan”) as of the cut-off date, which is comprised of two pari passu notes, Note A-1 and Note A-2. The controlling Note A-2 has an outstanding principal balance as of the cut-off date of $19,935,183 and is being contributed to the CSMC 2016-NXSR Commercial Mortgage Trust. The non-controlling Note A-1 has an outstanding principal balance as of the cut-off date of $9,967,592 and was contributed to the MSBAM 2016-C31 Commercial Mortgage Trust. The MY Portfolio Whole Loan has a 10-year term and a 25-year amortization schedule.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Note in Controlling Securitization
Note A-1	$10,000,000	$9,967,592	MSBAM 2016-C31	No
Note A-2	20,000,000	19,935,183	CSMC 2016-NXSR	Yes
Total	$30,000,000	$29,902,775

The Borrowers. The borrowing entities for the loan are the following special purpose entities: Gonzales Lodging LLC, Lakshmi, LLC, Lakshmi Hospitality LLC and Lakshmi of Covington LLC, each a Louisiana limited liability company, Lakshmi Sarkar LLC, a Mississippi limited liability company and Lakshmi Vicksburg Inc., a Mississippi corporation.

The Sponsors. The loan’s sponsors and nonrecourse carve-out guarantors are Suresh M. Patel, Michael Desai and Yogesh Patel. Suresh M. Patel has been in the hospitality industry as an owner/operator for over 6 years. Mr. Patel currently has ownership in 14 hotels consisting of 1,121 rooms in Mississippi and Louisiana. Michael Desai has been in the hospitality industry as an owner/operator for over 13 years. Mr. Desai currently has ownership in 21 hotels consisting of 1,667 rooms in Alabama, Mississippi and Louisiana. Yogesh Patel has been in the hospitality industry as an owner/operator for over 13 years. Mr. Patel currently has ownership in 21 hotels consisting of 1,667 rooms in Alabama, Mississippi and Louisiana.

The Properties. The properties are comprised of four limited service hotels (Holiday Inn Express - Covington, Holiday Inn Express - New Orleans, Comfort Suites - Gonzales and LaQuinta Inn & Suites - Vicksburg), one select service hotel (Holiday Inn - Vicksburg) and one extended stay hotel (Candlewood Suites - Slidell) located in Louisiana and Mississippi totaling 501 rooms.

Property Information

Property - State	Subtype	No. of Rooms	Allocated Cut-off Date Whole Loan Balance ($)	Allocated Cut-off Date Whole Loan Balance (%)	Allocated Cut-off Date Whole Loan Balance (Room)	Year Built / Renovated	Appraisal Value	Allocated Cut-off Date Whole Loan LTV
Holiday Inn Express - Covington, LA	Limited Service	84	$5,918,258	19.8%	$70,455	2014 / NAP	$9,500,000	62.3%
Holiday Inn - Vicksburg, MS(1)	Select Service	83	5,232,986	17.5	$63,048	2008 / 2015	8,400,000	62.3%
Holiday Inn Express - New Orleans, LA	Limited Service	87	4,983,796	16.7	$57,285	2006 / 2013	8,700,000	57.3%
Comfort Suites - Gonzales, LA	Limited Service	77	4,859,201	16.3	$63,107	2013 / NAP	7,400,000	65.7%
LaQuinta Inn & Suites - Vicksburg, MS	Limited Service	77	4,547,714	15.2	$59,061	2008 / NAP	7,000,000	65.0%
Candlewood Suites - Slidell, LA	Extended Stay	93	4,360,821	14.6	$46,891	2011 / NAP	7,000,000	62.3%
Total/Wtd. Avg.:		501	$29,902,775	100.0%	$59,686		$48,000,000	62.3%

(1)	The Holiday Inn - Vicksburg property was renovated from 2011-2012, and most recently renovated in 2015.

Holiday Inn Express - Covington is a four-story, 84-room limited service hotel built in 2014 and situated on a 1.8-acre site. Property amenities include an outdoor swimming pool, fitness room, lobby workstation, free Wi-Fi, market pantry, guest laundry area, complimentary breakfast, a breakfast dining area that seats 28 guests, and 378 SF of meeting space. The property’s guestroom configuration includes 32 king rooms, 29 queen/queen rooms, 14 king suites and nine queen/queen suites.

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Mortgage Loan No. 12 — MY Portfolio

Guestrooms feature a 42-inch flat-panel television, work desk with chair, armchair, microwave, small refrigerator and coffeemaker. Suites feature a larger living space as well as additional amenities such as a sleeper sofa. The property features 95 surface parking spaces, reflecting a parking ratio of 1.1 spaces per room. The franchise agreement with Holiday Hospitality Franchising, LLC expires in February 2034.

Holiday Inn - Vicksburg is a three-story, 83-room select service hotel built in 2008, renovated in 2011-2012 and 2015 and situated on a 2.8-acre site. Property amenities include an indoor and outdoor heated pool, 24-hour fitness room, business center, market pantry, guest laundry room, restaurant, lounge, free high-speed internet and 2,800 SF of meeting space. The property’s guestroom configuration includes 59 king rooms, 22 queen/queen rooms and two suites. Guestrooms feature a 32-inch flat-panel HD television, work desk with chair, armchair, dresser, microwave, small refrigerator and coffeemaker. The property features 120 surface parking spaces, reflecting a parking ratio of 1.4 spaces per room. The franchise agreement with IHG expires in April 2021.

Holiday Inn Express - New Orleans is a four-story, 87-room limited service hotel built in 2006, renovated in 2013 and situated on a 2.5-acre site. Property amenities include an outdoor swimming pool, fitness room, lobby workstation, vending areas, guest laundry room, a breakfast dining area that seats 28 guests, and 200 SF of meeting space. The property’s guestroom configuration includes 30 king rooms, 31 double/double rooms and 26 studio suites. Guestrooms feature a 32-inch flat-panel television, work desk with chair, armchair, small refrigerator, microwave, sleeper sofa in select rooms and coffeemaker. The property features 101 surface parking spaces, reflecting a parking ratio of 1.2 spaces per room. The franchise agreement with Holiday Hospitality Franchising, LLC expires in October 2031.

Comfort Suites - Gonzales is a four-story, 77-room limited service hotel built in 2013 and situated on a 1.4-acre site. Property amenities include an outdoor swimming pool, a fitness room, business center, market pantry, guest laundry room, valet cleaning services, complimentary full breakfast, a breakfast dining area that seats 30 guests, and free Wi-Fi. The property’s guestroom configuration includes 36 king suites and 41 queen/queen suites. Guestrooms feature a flat-screen HD television, work desk with chair, armchair, dresser, refrigerator, microwave, coffeemaker, iron and ironing board. Suites feature a larger living space or a whirlpool tub, as well as additional amenities such as a sleeper sofa. The property features 77 surface parking spaces, reflecting a parking ratio of 1.0 space per room. The franchise agreement with Choice Hotels International, Inc. expires in September 2033.

LaQuinta Inn & Suites - Vicksburg is a three-story, 77-room limited service hotel built in 2008 and situated on a 2.0-acre site. Property amenities include an outdoor swimming pool and whirlpool, fitness room, business center, free high speed internet access, market pantry, guest laundry room, complimentary breakfast, and a breakfast dining area that seats 26 guests. The property’s guestroom configuration includes 38 queen/queen rooms, 22 king rooms and 17 suites. Guestrooms feature a 32-inch flat-panel television, work desk with chair, armchair, sleeper sofa, microwave, small refrigerator and coffeemaker. The property features 88 surface parking spaces, reflecting a parking ratio of 1.1 spaces per room. The franchise agreement with La Quinta Franchising, LLC expires in September 2028.

Candlewood Suites - Slidell is a four-story, 93-room extended stay hotel built in 2011 and situated on a 1.5-acre site. Property amenities include an indoor swimming pool, fitness room, business center, free Wi-Fi, market pantry, coffee station, guest laundry room, dry cleaning, outdoor picnic area and outdoor gazebo barbecue area. The property’s guestroom configuration includes 58 queen rooms, 29 double/double rooms and 6 one-bedroom suites. Guestrooms feature a fully-equipped kitchen with a full size refrigerator, dishwasher, microwave, toaster, range top stove and cooking utensils, a 37-inch flat-panel television, work desk with chair, coffee table and coffeemaker. The property features 95 surface parking spaces, reflecting a parking ratio of 1.0 space per room. The franchise agreement with Holiday Hospitality Franchising, Inc. expires in January 2021.

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Mortgage Loan No. 12 — MY Portfolio

Historical Occupancy, ADR, RevPAR(1)

	Competitive Set			Holiday Inn Express - Covington			Penetration Factor
Year(2)	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014 TTM	58.2%	$95.33	$55.51	58.0%	$105.18	$60.97	99.5%	110.3%	109.8%
2015 TTM	57.2%	$91.86	$52.53	56.2%	$100.57	$56.48	98.2%	109.5%	107.5%
2016 TTM	54.4%	$90.33	$49.15	60.3%	$99.13	$59.83	110.9%	109.7%	121.7%
	Competitive Set			Holiday Inn - Vicksburg			Penetration Factor
Year(2)	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014 TTM	62.9%	$84.46	$53.11	63.8%	$90.24	$57.61	101.5%	106.8%	108.5%
2015 TTM	60.1%	$85.67	$51.50	55.4%	$92.23	$51.07	92.1%	107.7%	99.2%
2016 TTM	69.7%	$88.27	$61.53	70.9%	$92.65	$65.65	101.6%	105.0%	106.7%
	Competitive Set			Holiday Inn Express - New Orleans			Penetration Factor
Year(2)	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014 TTM	68.6%	$103.96	$71.34	65.0%	$110.32	$71.74	94.8%	106.1%	100.6%
2015 TTM	70.4%	$106.45	$74.96	61.6%	$115.86	$71.38	87.5%	108.8%	95.2%
2016 TTM	60.0%	$102.58	$61.52	54.8%	$114.35	$62.61	91.3%	111.5%	101.8%
	Competitive Set			Comfort Suites - Gonzales			Penetration Factor
Year(2)	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014 TTM	73.1%	$107.25	$78.44	65.1%	$103.65	$67.46	89.0%	96.6%	86.0%
2015 TTM	73.6%	$106.77	$78.54	63.4%	$111.56	$70.71	86.2%	104.5%	90.0%
2016 TTM	67.8%	$101.97	$69.16	67.4%	$99.97	$67.35	99.3%	98.0%	97.4%
	Competitive Set			LaQuinta Inn & Suites - Vicksburg			Penetration Factor
Year(2)	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014 TTM	56.6%	$78.64	$44.47	65.0%	$88.65	$57.59	114.9%	112.7%	129.5%
2015 TTM	53.6%	$78.57	$42.09	66.5%	$89.11	$59.23	124.1%	113.4%	140.7%
2016 TTM	67.2%	$80.29	$53.98	67.8%	$92.95	$63.04	100.9%	115.8%	116.8%
	Competitive Set			Candlewood Suites - Slidell			Penetration Factor
Year(2)	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014 TTM	64.7%	$94.03	$60.83	64.3%	$80.64	$51.87	99.4%	85.8%	85.3%
2015 TTM	63.1%	$91.75	$57.91	66.9%	$77.24	$51.65	105.9%	84.2%	89.2%
2016 TTM	64.9%	$88.16	$57.22	58.9%	$82.10	$48.32	90.7%	93.1%	84.5%

(1)	Source: Hospitality research report.
(2)	Represents the trailing twelve-month period ending July 31, 2016.

The Markets. The properties are located in Louisiana and Mississippi and comprise a total of 501 rooms.

Holiday Inn Express - Covington is located in Covington, St. Tammany Parish, Louisiana, directly off of Interstate 12, approximately 63.5 miles east of Baton Rouge and 40.7 miles north of New Orleans. The neighborhood is characterized by the River Chase and Pinnacle at Nord du Lac shopping centers, medical office buildings, and several upscale residential areas. According to a third party market research report, the estimated 2016 population and average household income within a five-mile radius of the property is 60,882 and $102,864, respectively. The estimated 2016 demand at the property is approximately 65% commercial, 20% meeting and group, and 15% leisure.

Holiday Inn - Vicksburg is located in southern Vicksburg, Warren County, Mississippi on the southwest parcel bordered by Cypress Centre Boulevard and South Frontage Road, approximately 46.9 miles west of Jackson, Mississippi. The property benefits from local demand generators including riverboat gambling and cultural historic preservation sites. According to a third party market research report, the estimated 2016 population and average household income within a five-mile radius of the

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Mortgage Loan No. 12 — MY Portfolio

property is 29,224 and $50,756, respectively. The estimated 2016 demand at the property is approximately 65% commercial, 20% leisure and 15% meeting and group.

Holiday Inn Express - New Orleans is located in New Orleans, Orleans Parish, Louisiana, directly off of Interstate 10, approximately 12.6 miles north of downtown New Orleans. The property’s neighborhood is characterized by restaurants, office buildings, gas stations, hotels, and retail and service shops. According to a third party market research report, the estimated 2016 population and average household income within a five-mile radius of the property is 74,520 and $43,979, respectively. The estimated 2016 demand at the property is approximately 60% commercial, 30% leisure, and 10% meeting and group.

Comfort Suites - Gonzales is located in Gonzales, Ascension Parish, Louisiana on Cabela’s Parkway, off of Interstate Highway 10, approximately 23.9 miles southeast of downtown Baton Rouge. The neighborhood is characterized by restaurants, retail shopping centers, and industrial uses along the primary thoroughfares, with residential areas located along the secondary roadways. According to a third party market research report, the estimated 2016 population and average household income within a five-mile radius of the property is 46,180 and $84,890, respectively. The estimated 2016 demand at the property is approximately 60% commercial, 25% leisure and 15% meeting and group.

LaQuinta Inn & Suites - Vicksburg is located in eastern Vicksburg, Warren County, Mississippi, west of the intersection formed by South Frontage Road and Berryman Road, approximately 41.6 miles west of Jackson, Mississippi. Outlets at Vicksburg, anchored by Gap and Bass, is located approximately 0.1 miles west of the property. The property benefits from local demand generators including riverboat gambling and cultural historic preservation sites. According to a third party market research report, the estimated 2016 population and average household income within a five-mile radius of the property is 30,369 and $52,949, respectively. The estimated 2016 demand at the property is approximately 70% commercial, 25% leisure and 5% meeting and group.

Candlewood Suites - Slidell is located in Slidell, St. Tammany Parish, Louisiana on Holiday Boulevard, off of Interstate Highway 12, approximately 39.8 miles northeast of downtown New Orleans. The immediate area surrounding the property is dominated by retail centers, office buildings and other hotel offerings. North Shore Square Mall, a 621,192 SF mall anchored by Dillard’s and Burlington Coat Factory, is located adjacent to the property. According to a third party market research report, the estimated 2016 population and average household income within a five-mile radius of the property is 53,506 and $67,848, respectively. The estimated 2016 demand at the property is approximately 45% extended stay, 25% commercial, 25% leisure and 5% meeting and group.

A-2-143

Mortgage Loan No. 12 — MY Portfolio

Operating History and Underwritten Net Cash Flow

	2013(1)	2014	2015	TTM(2)	Underwritten	Per Room(3)	%(4)
Occupancy	47.0%	62.1%	62.5%	64.6%	64.6%
ADR	$91.86	$96.47	$95.79	$96.11	$96.11
RevPAR	$43.21	$59.91	$59.88	$62.05	$62.05
Room Revenue	$7,901,647	$10,954,688	$10,950,069	$11,346,314	$11,346,314	$22,647	98.4%
Other Departmental Revenues(5)	155,640	152,746	161,127	189,123	189,123	377	1.6%
Total Revenue	$8,057,287	$11,107,434	$11,111,196	$11,535,437	$11,535,437	$23,025	100.0%
Room Expense	1,758,112	2,524,631	2,588,645	2,635,471	2,635,471	5,260	23.2%
Other Departmental Expenses	85,560	117,490	115,153	111,054	105,163	210	55.6%
Departmental Expenses	$1,843,671	$2,642,121	$2,703,798	$2,746,525	$2,740,633	$5,470	23.8%
Departmental Profit	$6,213,616	$8,465,313	$8,407,398	$8,788,912	$8,794,804	$17,554	76.2%
Operating Expenses	$2,401,911	$3,474,935	$2,894,501	$2,993,735	$3,377,755	$6,742	29.3%
Gross Operating Profit	$3,811,705	$4,990,377	$5,512,896	$5,795,178	$5,417,049	$10,812	47.0%
Fixed Expenses	525,784	686,318	689,337	638,320	907,126	1,811	7.9%
Net Operating Income	$3,285,921	$4,304,059	$4,823,559	$5,156,857	$4,509,923	$9,002	39.1%
FF&E	203,897	393,766	0	0	461,417	921	4.0%
Net Cash Flow	$3,082,023	$3,910,293	$4,823,559	$5,156,857	$4,048,506	$8,081	35.1%

(1)	The Holiday Inn Express - Covington property opened for business in February 2014. As a result, 2013 historical operating information for the property is not available.

(2)	Represents trailing twelve-month period ending August 31, 2016.

(3)	Per Room values are based on 501 rooms.

(4)	% column represents percent of Total Revenue except for Room Expense and Other Departmental Expenses, which are based on the corresponding revenue line items.

(5)	Other Departmental Revenues includes food and beverage revenue, market sales, meeting room sales, pet fees, valet laundry, vending sales, smoking fees and other miscellaneous income, where applicable.

Property Release. The borrowers are permitted to obtain the release of an individual property at any time following the second anniversary of the closing date of the securitization, and prior to the payment date occurring three months prior to the maturity date, subject to the satisfaction of certain conditions, including but not limited to (i) the borrowers defease the loan in an amount equal to the greater of (a) 115% of the allocated loan amount of such released property and (b) an amount such that after giving effect to such release, (1) the debt service coverage ratio based on the immediately trailing twelve-month period is equal to or greater than the greater of (x) the debt service coverage ratio at origination of the MY Portfolio Whole Loan and (y) the debt service coverage ratio immediately prior to the release, (2) the debt yield is equal to or greater than the greater of (x) the debt yield at origination of the MY Portfolio Whole Loan and (y) the debt yield immediately prior to the release and (3) the loan-to-value ratio is no greater than the lesser of (x) the loan-to-value ratio at origination of the MY Portfolio Whole Loan and (y) the loan-to-value ratio immediately prior to the release, (ii) delivery of a rating agency confirmation and (iii) delivery of a REMIC opinion that such release is permitted under REMIC requirements. For more detail on the allocated loan amounts for each property, please refer to “The Properties” above.

A-2-144

Mortgage Loan No. 13 — 681 Fifth Avenue

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	UBS AG	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$15,000,000	Title:	Fee
Cut-off Date Principal Balance(2):	$15,000,000	Property Type - Subtype:	Mixed Use – Retail/Office
% of Pool by IPB:	2.5%	Net Rentable Area (SF):	82,573
Loan Purpose:	Refinance	Location:	New York, NY
Borrower:	681 Fifth Avenue LLC	Year Built / Renovated:	1913 / 2009
Sponsor:	Robert Siegel	Occupancy(3):	90.8%
Interest Rate:	4.1265%	Occupancy Date:	9/30/2016
Note Date:	11/4/2016	Number of Tenants:	10
Maturity Date:	11/6/2026	2013 NOI(3):	$13,728,055
Interest-only Period:	120 months	2014 NOI(3):	$14,135,499
Original Term:	120 months	2015 NOI(3):	$14,304,045
Original Amortization:	None	TTM NOI(3)(4):	$14,449,529
Amortization Type:	Interest Only	UW Economic Occupancy:	96.0%
Call Protection:	L(25),Def(91),O(4)	UW Revenues:	$20,376,202
Lockbox:	Hard	UW Expenses:	$4,785,552
Additional Debt(2):	Yes	UW NOI(3):	$15,590,650
Additional Debt Balance(2):	$200,000,000	UW NCF(3):	$15,022,133
Additional Debt Type(2):	Pari Passu	Appraised Value / Per SF:	$440,000,000 / $5,329
Additional Future Debt Permitted:	No	Appraisal Date:	10/1/2016

Escrows and Reserves				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$2,604
Taxes:	$848,821	$151,575	N/A	Maturity Date Loan / SF:	$2,604
Insurance:	$106,910	$8,485	N/A	Cut-off Date LTV:	48.9%
Replacement Reserves:	$0	$1,376	N/A	Maturity Date LTV:	48.9%
Unfunded Obligations:	$2,222,481	$0	N/A	UW NCF DSCR(3):	1.67x
Rent Concession:	$250,262	$0	N/A	UW NOI Debt Yield(3):	7.3%
Material Tenant TI/LC:	$0	Springing	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$215,000,000	100.0%	Payoff Existing Debt(5)	$144,877,973	67.4%
			Return of Equity	51,955,618	24.2
			Yield Maintenance Costs(5)	9,704,812	4.5
			Closing Costs	5,033,123	2.3
			Upfront Reserves	3,428,474	1.6
Total Sources	$215,000,000	100.0%	Total Uses	$215,000,000	100.0%

(1)	The 681 Fifth Avenue Whole Loan was co-originated with Citigroup Global Markets Realty Corp. (“Citigroup”).

(2)	The 681 Fifth Avenue loan is part of a larger split whole loan evidenced by six pari passu notes, with an aggregate original principal balance of $215.0 million. The financial information presented in the chart above reflects the cut-off date balance of the $215.0 million 681 Fifth Avenue Whole Loan. For a more detailed description, please refer to “The Loan” below.

(3)	As of the underwritten rent roll dated September 30, 2016. See “Tenant Summary” below for discussion on the tenant spaces.

(4)	Represents the trailing twelve-month period ending June 30, 2016.
(5)	Payoff Existing Debt includes a first mortgage loan and mezzanine loan, together with any applicable fees, of $119,675,056 and $25,202,917, respectively. Yield Maintenance Costs include yield maintenance premiums of approximately $7.2 million and $2.5 million incurred in the payoff of the previous first mortgage and mezzanine loan, respectively.

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Mortgage Loan No. 13 — 681 Fifth Avenue

The Loan. The 681 Fifth Avenue loan, which is part of a larger split whole loan, is a first mortgage loan secured by the fee interest in a 17-story office and retail building totaling 82,573 SF in New York, New York. The loan has a ten-year term and is interest only for the full term of the loan. The whole loan was co-originated by UBS AG by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”) and Citigroup, has an outstanding principal balance as of the cut-off date of $215.0 million (the “681 Fifth Avenue Whole Loan”), and is comprised of six pari passu notes. The loan is comprised of Note A-3, which has an original principal balance of $15.0 million. The five related companion pari passu loans have an aggregate original principal balance of $200.0 million and are evidenced by one controlling note (with an original principal balance of $80.0 million) which is expected to be contributed to the MSC 2016-UBS12 Commercial Mortgage Trust and four non-controlling notes that are currently held by UBS AG, New York Branch and Citigroup. The most recent prior financing of the property was included in the DBUBS 2011-LC1A transaction and the RCMC 2012-CREL1 transaction. The 681 Fifth Avenue Whole Loan has a 10-year term and is interest-only for the full term of the loan.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Note in Controlling Securitization
Note A-1(1)	$80,000,000	$80,000,000	UBS AG, New York Branch	Yes
Note A-2(2)	15,000,000	15,000,000	UBS AG, New York Branch	No
Note A-3	15,000,000	15,000,000	CSMC 2016-NXSR	No
Note A-4(2)	19,000,000	19,000,000	UBS AG, New York Branch	No
Note A-5(3)	57,500,000	57,500,000	Citigroup	No
Note A-6	28,500,000	28,500,000	Citigroup	No
Total	$215,000,000	$215,000,000

(1)	Note A-1 is currently held by UBS AG, New York Branch and is expected to be contributed to the MSC 2016-UBS12 trust.

(2)	Note A-2 and Note A-4 are currently held by UBS AG, New York Branch and are expected to be contributed to the CFCRE 2016-C7 trust.

(3)	Note A-5 is currently held by Citigroup and is expected to be contributed to the CGCMT 2016-P6 trust.

The Borrower. The borrowing entity is 681 Fifth Avenue LLC, a Delaware limited liability company and special purpose entity. The borrower is indirectly owned by Robert Siegel (54.5%), Katherine R. Stallings (2.0%), and Patrick Guerrand-Hermes and Martine Guerrand-Hermes (43.5%).

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Robert Siegel. Robert Siegel is the CEO of Metropole Realty Advisors, Inc. (“Metropole”), an affiliated property manager of the 681 Fifth Avenue property and an affiliate of the borrower. Metropole engages in commercial real estate development, brokerage, and construction throughout the United States, including Chicago, New York, Los Angeles, and Hawaii. In addition to its real estate investments in luxury retail properties, Metropole has acted as an advisor to developers and high end retail tenants for over 35 years. Patrick Guerrand-Hermès and Martine Guerrand-Hermès are members of the Hermès family of designer clothing retailers.

The Property. The property is a pre-war, 17-story, 82,573 SF Class A mixed use retail and office building located at the southeast intersection of Fifth Avenue and East 54th Street. The property consists of 60,063 SF of office space and 22,510 SF of retail space with 42 feet of frontage along Fifth Avenue. The property is in close proximity to Central Park, Rockefeller Center, Radio City Music Hall and Times Square (all within eight blocks), and within walking distance to several mass transit options including the B, D, E, F, M, N, Q, R, 4, 5 and 6 subway trains (all within six blocks). Located in proximity to destination retailers such as Saks Fifth Avenue department store, Niketown, Tiffany & Co., Louis Vuitton, Cartier, Apple Store and Microsoft, the property benefits from consistent foot traffic and tourism. According to a third party market research report, in 2015, New York City had approximately 58.3 million international and domestic visitors who spent $41.0 billion.

According to the sponsor, the borrower has contributed approximately $68.6 million in capital improvements, lease buyouts, and leasing commissions to the property. Between 2008 and 2009, the property underwent a renovation modernizing the building to

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Mortgage Loan No. 13 — 681 Fifth Avenue

Class A quality retail and office standard. Upgrades include a replacement of the mechanical equipment, elevators, electrical service, windows, and upgrades to the lobby and common areas. The office space at the property is managed by Cushman & Wakefield, Inc., a third party management firm that manages a 590 million SF portfolio across the United States. The retail space at the property is managed by Metropole. Metropole currently occupies 5,770 SF (the 16th floor) at the property and has entered into a second amendment to its lease to relocate and expand its leased premises to 7,636 SF (the penthouse floors) at the property upon completion of tenant improvement work. At loan origination, $1.7 million was reserved for outstanding tenant improvements for Metropole in connection with its relocation and expansion.

The property is currently 90.8% occupied as of September 30, 2016 by nine office tenants and one retail tenant (including sublease tenants). The largest tenant, Tommy Hilfiger, occupies 22,510 SF (27.3% NRA; 76.8% U/W Base Rent) of space and has been in occupancy at the property since June 2008. The second largest tenant, Belstaff USA, leases 17,505 SF (21.2% NRA, 6.6% (including MCM and Forall) U/W Base Rent) of space and subleases the 8th floor (5,835 SF, 7.1% NRA, 2.2% of U/W Base Rent) to Forall USA, Inc. (“Forall”) through March 31, 2022 and the 10th floor (5,835 SF, 7.1% NRA, 2.4% of U/W Base Rent) to MCM Products USA, Inc. (“MCM”) through February 12, 2017. MCM has entered into a direct lease with the borrower for 100.0% of its current premises beginning February 14, 2017 through February 28, 2027 at an initial rent of $73.53 PSF. Belstaff USA’s subleased space of 5,835 SF to MCM is underwritten to MCM’s direct 10-year lease rental rate of $73.53 PSF. At loan origination, the borrower reserved $250,262, which is equal to seven months of free rent for MCM’s space and $134,600 for outstanding leasing commissions. The third largest tenant, Vera Bradley, occupies 5,877 SF (7.1% NRA; 2.2% U/W Base Rent) of space expiring in March 2026. No tenant at the property occupies more than 7.1% of net rentable area other than Tommy Hilfiger and Belstaff USA. Historical occupancy at the property has remained at 90.8% since 2012.

Tommy Hilfiger is a designer lifestyle brand. Founded in 1985, Tommy Hilfiger’s collections include apparel, accessories, and footwear for men, women, and kids, including sportswear and denim. Tommy Hilfiger was acquired in 2010 by PVH Corp. (NYSE: PVH; Moody’s/S&P: Ba2/BB+), a global apparel and retail company. Global retail revenue for the Tommy Hilfiger brand was approximately $3.4 billion in 2015. Tommy Hilfiger has leased the entire retail space of 22,510 SF at the property since June 2008 and currently utilizes the space as one of its seven global flagship stores and its only store in New York City. Tommy Hilfiger pays a current base rent of $596.52 PSF, which increases by 3.0% annually on June 1 under a 15-year modified gross lease that expires on May 31, 2023. The tenant is required to reimburse real estate taxes based on 60% of the increase over the tenant’s 2007/2008 base year amount and insurance costs based on 50% of the increase over the tenant’s 2008 base year amount. The tenant has notified the borrower of its intention to explore subleasing its space. The currently in place lease provides the borrower the right to receive 75% of any sublease rent in excess of Tommy Hilfiger’s contractual rent. Tommy Hilfiger does not have a right to go dark on the ground floor and second floor and if the tenant does so, such default beyond any applicable cure period set forth in its lease would allow the borrower to realize on the tenant’s $6.66 million letter of credit security deposit for any unpaid amounts due to the borrower under the lease. Tommy Hilfiger does not have any renewal or termination options. As of November 14, 2016, PVH Corp. affirmatively provided a guaranty of the lease previously guaranteed by subsidiaries Tommy Hilfiger USA, Inc. and Tommy Hilfiger B.V.

The Market. The property is located on Fifth Avenue in the Plaza District between 53rd Street and 54th Street, in midtown Manhattan, with 42 feet of frontage along the east side of Fifth Avenue between the Microsoft and Coach retail locations. According to the appraisal, the Plaza District has historically exhibited the highest office rental rates in Midtown Manhattan. Midtown Manhattan is the largest office market in Manhattan, and features a number of well-known buildings including the GM building, the Empire State Building, and the Bank of America Tower. The property is located 0.2 miles north of the Saks Fifth Avenue department store and is surrounded by well-known New York landmarks and attractions.

The estimated 2016 population within a one-, three- and five-mile radius of the property is 185,431, 1,291,066 and 2,745,842, respectively, according to a third party market research report. The population within a one-, three- and five-mile radius of the property is projected to increase by 0.62%, 0.62% and 0.77%, respectively, through 2021, according to a third party market research report. The estimated 2016 average household income within a one-, three- and five-mile radius of the property is estimated to be $165,450, $136,798 and $112,769, respectively.

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Mortgage Loan No. 13 — 681 Fifth Avenue

According to the appraisal, the property is located within the Upper Fifth Avenue retail submarket of Manhattan in New York, New York, which consists of 69 ground floor retail units and, as of the second quarter of 2016, exhibited a vacancy rate of approximately 11.6% and an average rental rate and asking rent range of $2,980 PSF and $2,700 to $4,450 PSF, respectively, for direct ground floor retail space. According to a third party market research report, the property is located within the Plaza District retail submarket of Manhattan in New York, New York, which consists of 249 retail buildings totaling approximately 4.3 million SF of retail space. As of the second quarter of 2016, the Plaza District retail submarket vacancy rate was 4.2% and the average rental rate was $160.00 PSF for retail space. According to the appraisal, in-place retail rent at the property is 25.7% below market.

According to a third party market research report, the property is located within the Plaza District office submarket of Manhattan in New York, New York, which consists of 445 buildings totaling approximately 88.3 million SF of office space. As of the second quarter of 2016, the Plaza District Class A office submarket vacancy rate was 8.8% and the average rental rate was $75.61 PSF. According to the appraisal, in-place office rents at the property are 7.1% below market.

Competitive Set Summary(1)

Property	Year Built	Total GLA (SF)	Total Occupancy	Asking Rent PSF
681 Fifth Avenue	1913	82,573(2)	90.8%(2)	$87.66(3)
610 Fifth Avenue	1933	82,448	100.0%	N/A
665 Fifth Avenue	1974	135,300	100.0%	N/A
685 Fifth Avenue	1926	34,170	100.0%	N/A
689 Fifth Avenue	1926	90,000	100.0%	N/A
720 Fifth Avenue	1953	132,317	95.5%	$79.00
724 Fifth Avenue	1921	54,000	100.0%	N/A

(1)	Source: Appraisal. Tenant names were unavailable.

(2)	Information is based on the underwritten rent roll dated September 30, 2016.

(3)	Based on appraisal concluded market rental rates for the 60,063 SF office space at the property.

Historical and Current Occupancy(1)

2012	2013	2014	2015	Current(2)
90.8%	90.8%	90.8%	90.8%	90.8%

(1)	Source: Historical occupancy was provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	Based on the underwritten rent roll dated September 30, 2016. See “Tenant Summary” below for discussion on the tenant spaces.

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Mortgage Loan No. 13 — 681 Fifth Avenue

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	Lease Expiration Date
Tommy Hilfiger(3)	Ba2/BB+/NR	22,510	27.3%	$614.42	5/31/2023
Belstaff USA(4)	NR/NR/NR	17,505	21.2%	$68.24	Various(5)
Vera Bradley	NR/NR/NR	5,877	7.1%	$67.99	3/31/2026
Vision Capital	NR/NR/NR	5,835	7.1%	$91.38	6/30/2018
Global Thematic Partners	NR/NR/NR	5,835	7.1%	$89.21	9/30/2017
Apex Bulk Carriers	NR/NR/NR	5,835	7.1%	$78.83	3/31/2023
Metropole(6)	NR/NR/NR	5,770	7.0%	$95.83	3/31/2029
Altum Capital Management	NR/NR/NR	5,770	7.0%	$91.31	3/30/2023

(1)	Based on the underwritten rent roll dated September 30, 2016.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Tommy Hilfiger has notified the borrower of its intention to explore subleasing its space.

(4)	MCM currently subleases the 10th floor from Belstaff USA through February 12, 2017 and has entered into a direct lease for 100.0% of its current premises beginning February 14, 2017 through February 28, 2027 at $73.53 PSF. Forall currently subleases the 8th floor from Belstaff USA through March 31, 2022 and pays U/W Base Rent of $68.56 PSF. Belstaff USA currently occupies the 9th floor through February 13, 2017 at $62.62 PSF.

(5)	Belstaff USA currently leases 5,835 SF expiring in February 2027, which is currently subleased to MCM, 5,835 SF expiring in April 2022, which is currently subleased to Forall, and 5,835 SF expiring in February 2017.

(6)	Metropole currently occupies 5,770 SF (16th floor) at the property and has entered into a second amendment to its lease to expand and relocate to 7,636 SF (penthouse floors), which is currently vacant, once tenant improvement work is completed. At loan origination, the borrower reserved $1.7 million for tenant improvement work in connection with Metropole’s relocation. Metropole will continue paying contractual rent on the 16th floor until its relocation, and after such move, will pay the same nominal annual UW rent of $552,944 with annual rent steps of 1.5%.

Lease Rollover Schedule(1)

Year	Number of Leases Expiring(2)	NRA Expiring (SF)	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative NRA Expiring (SF)	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	7,636	9.2%	NAP	NAP	7,636	9.2%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	7,636	9.2%	$0	0.0%
2016	0	0	0.0	0	0.0	7,636	9.2%	$0	0.0%
2017(3)	2	11,670	14.1	885,939	4.9	19,306	23.4%	$885,939	4.9%
2018	1	5,835	7.1	533,205	3.0	25,141	30.4%	$1,419,145	7.9%
2019	0	0	0.0	0	0.0	25,141	30.4%	$1,419,145	7.9%
2020	0	0	0.0	0	0.0	25,141	30.4%	$1,419,145	7.9%
2021	0	0	0.0	0	0.0	25,141	30.4%	$1,419,145	7.9%
2022(4)	1	5,835	7.1	400,046	2.2	30,976	37.5%	$1,819,191	10.1%
2023	3	34,115	41.3	14,817,427	82.2	65,091	78.8%	$16,636,618	92.3%
2024	0	0	0.0	0	0.0	65,091	78.8%	$16,636,618	92.3%
2025	0	0	0.0	0	0.0	65,091	78.8%	$16,636,618	92.3%
2026 & Beyond(3)(5)	3	17,482	21.2	1,381,571	7.7	82,573	100.0%	$18,018,189	100.0%
Total	10	82,573	100.0%	$18,018,189	100.0%

(1)	Based on the underwritten rent roll dated September 30, 2016.

(2)	Certain tenants have more than one lease or have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	MCM currently subleases the 10th floor, comprised of 5,835 SF, from Belstaff USA until its sublease expiration on February 12, 2017. MCM has an executed direct lease for 100.0% of its current premises beginning February 14, 2017 through February 28, 2027 at an initial rent of $73.53 PSF. MCM’s space is underwritten to its direct 10-year lease at $73.53 PSF beginning February 14, 2017. At loan origination, the borrower reserved $250,262, which is equal to seven months of free rent for MCM’s space.

(4)	Forall currently subleases the 8th floor from Belstaff USA through March 31, 2022.

(5)	Metropole currently occupies 5,770 SF (16th floor) at the property and has entered into a second amendment to its lease to expand and relocate to 7,636 SF (penthouse floors), which is currently vacant, once tenant improvement work is completed. At loan origination, the borrower reserved $1.7 million for tenant improvement work in connection with Metropole’s relocation. Metropole will continue paying contractual rent on the 16th floor until its relocation, and after such move, will pay the same nominal annual UW rent of $552,944 with annual rent steps of 1.5%.

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Mortgage Loan No. 13 — 681 Fifth Avenue

Operating History and Underwritten Net Cash Flow

	2013	2014	2015	TTM(1)	Underwritten(2)	PSF	%(3)
Rents in Place(4)	$15,934,792	$16,373,915	$16,481,473	$16,728,353	$18,018,189	$218.21	85.5%
Vacancy Gross Up	0	0	0	0	839,960	10.17	4.0
Gross Potential Rent	$15,934,792	$16,373,915	$16,481,473	$16,728,353	$18,858,149	$228.38	89.5%
Total Reimbursements(5)	351,725	466,253	630,174	702,957	2,216,241	26.84	10.5
Net Rental Income	$16,286,517	$16,840,168	$17,111,647	$17,431,309	$21,074,389	$255.22	100.0%
(Vacancy/Collection Loss)	0	0	0	0	(839,960)	(10.17)	(4.0)
Other Income	119,260	110,399	179,847	184,942	141,773	1.72	0.7
Effective Gross Income	$16,405,777	$16,950,567	$17,291,494	$17,616,251	$20,376,202	$246.77	96.7%
Total Expenses(5)	$2,677,722	$2,815,068	$2,987,449	$3,166,722	$4,785,552	$57.96	23.5%
Net Operating Income	$13,728,055	$14,135,499	$14,304,045	$14,449,529	$15,590,650	$188.81	76.5%
Total TI/LC, Capex/RR	0	0	0	0	568,517	6.89	2.8
Net Cash Flow	$13,728,055	$14,135,499	$14,304,045	$14,449,529	$15,022,133	$181.93	73.7%

(1)	The TTM column represents the trailing twelve-month period ending June 30, 2016.

(2)	As of the underwritten rent roll dated September 30, 2016. MCM currently subleases the 10th floor from Belstaff USA through February 12, 2017 and has entered into a direct lease for 100.0% of its current premises beginning February 14, 2017 through February 28, 2027. At loan origination, the borrower reserved $250,262, which is equal to seven months of free rent for MCM’s space and $134,600 for outstanding leasing commissions for MCM. Forall currently subleases the 8th floor from Belstaff USA through March 31, 2022. Metropole currently occupies 5,770 SF (16th floor) at the property and has entered into a second amendment to its lease to expand and relocate to 7,636 SF (penthouse floors), which is currently vacant, once tenant improvement work is completed. At loan origination, the borrower reserved $1.7 million for tenant improvement work in connection with Metropole’s relocation. Metropole will continue paying contractual rent on the 16th floor until its relocation, and after such move, will pay the same nominal annual underwritten rent of $552,944 with annual rent steps of 1.5%.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Underwritten Rents in Place includes contractual rent steps effective November 1, 2017 of $478,126. The increase in Underwritten Rents in Place over TTM Rents in Place is primarily attributed to Tommy Hilfiger’s rent step up in June 2016 of $391,100 and contractual rent steps.

(5)	The property currently benefits from a $19,095,750 real estate tax abatement that begins to amortize annually over a five-year term commencing during the 2016/2017 fiscal year and ends after the 2020/2021 fiscal year. Underwritten real estate taxes are underwritten to the 10-year average of estimated real estate tax payments based on the assessed value of $36,068,402 and tax rate of 10.656% and the five-year abatement schedule. Underwritten real estate tax recoveries are underwritten to the 10-year average of estimated reimbursements based on the estimated real estate tax payments and current in-place lease structures for reimbursement of increases in real estate taxes over base years. The estimated abated real estate taxes and unabated real estate taxes due in 2016/2017 and 2021/2022, respectively, are approximately $1.8 million and $3.9 million, respectively. The estimated real estate tax recoveries collected in 2016/2017 and 2021/2022 are approximately $744,000 and $2.6 million, respectively.

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Mortgage Loan No. 14 — Courtyard Cromwell

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$14,000,000	Title:	Fee
Cut-off Date Principal Balance:	$13,963,233	Property Type – Subtype:	Hotel – Select Service
% of Pool by IPB:	2.3%	Net Rentable Area (Rooms):	145
Loan Purpose:	Refinance	Location:	Cromwell, CT
Borrowers:	IRNM Hotel Cromwell, LLC; IRNM Fee Cromwell, LLC	Year Built / Renovated:	1986 / 2003
Sponsors:	Slavik Suites, Inc.; IRNM Hotel Investors, L.L.C.	Occupancy / ADR / RevPAR(1):	69.5% / $121.30 / $84.33
Interest Rate:	4.2800%	Occupancy / ADR / RevPAR Date(1):	8/31/2016
Note Date:	9/26/2016	Number of Tenants:	N/A
Maturity Date:	10/5/2026	2013 NOI:	$1,574,134
Interest-only Period:	0 months	2014 NOI:	$1,497,074
Original Term:	120 months	2015 NOI:	$1,763,817
Original Amortization:	360 months	TTM NOI(1):	$1,771,276
Amortization Type:	Balloon	UW Occupancy / ADR / RevPAR:	69.5% / $121.30 / $84.33
Call Protection:	L(26), Def(90), O(4)	UW Revenues:	$5,960,437
Lockbox:	Springing	UW Expenses:	$4,204,605
Additional Debt:	No	UW NOI:	$1,755,833
Additional Debt Balance:	N/A	UW NCF:	$1,517,416
Additional Debt Type:	N/A	Appraised Value / Per Room(2):	$19,100,000 / $131,724
Additional Future Debt Permitted:	No	Appraisal Date:	8/11/2016

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$96,298
Taxes:	$100,422	$25,105	N/A	Maturity Date Loan / Room:	$77,459
Insurance:	$37,469	$3,406	N/A	Cut-off Date LTV(2):	73.1%
PIP Reserve:	$3,411,403(3)	N/A	N/A	Maturity Date LTV(2):	58.8%
FF&E Reserve:	$0	4% of gross monthly revenue	N/A	UW NCF DSCR:	1.83x
Seasonality Reserve:	$90,000	Springing(4)	N/A	UW NOI Debt Yield:	12.6%
Engineering Reserve:	$18,750	N/A	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$14,000,000	100.0%	Payoff Existing Debt	$8,348,364	59.6%
			Upfront Reserves	3,658,044	26.1
			Return of Equity	1,853,490	13.2
			Closing Costs	140,103	1.0
Total Sources	$14,000,000	100.0%	Total Uses	$14,000,000	100.0%

(1)	Represents the trailing twelve-month period ending August 31, 2016.
(2)	The appraiser also concluded an “as-stabilized” appraised value of $22,700,000 ($156,552 per room), as of September 1, 2018 after the completion of the PIP, which would indicate a Cut-off Date LTV and Maturity Date LTV of 61.5% and 49.5%, respectively.

(3)	The borrower’s franchise agreement with Marriott International, Inc. is subject to a PIP for which the borrower has budgeted $4.5 million. Please refer to “The Property” section below for additional details.

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Mortgage Loan No. 14 — Courtyard Cromwell

(4)	On each payment date occurring in June and July, the borrower is required to deposit $50,000 and $40,000, respectively, into a seasonality reserve account. However, so long as the borrower maintains a debt service coverage ratio of at least 1.10x for each month for 24 consecutive months, the monthly deposit into the seasonality reserve account is not required. Such deposit will re-commence in the event the borrower maintains a debt service coverage ratio of at least 0.90x or lower for three consecutive months.

The Loan. The Courtyard Cromwell loan is a $14.0 million first mortgage loan secured by the fee interest in a 145-room select service hotel property and the fee interest in the adjacent Chili’s Grill & Bar, located in Cromwell, Connecticut. The loan has a 10-year term and will amortize on a 30-year schedule.

The Borrowers. The borrowing entities for the loan are IRNM Hotel Cromwell, LLC and IRNM Fee Cromwell, LLC, both Delaware limited liability companies and special purpose entities.

The Sponsors. The loan’s sponsors and non-recourse carveout guarantors are Slavik Suites, Inc. and IRNM Hotel Investors, L.L.C., both affiliates of Waterford Hotel Group (“Waterford”). For more than 25 years, Waterford has established itself in the hospitality industry through steady growth and adherence to industry fundamentals. Waterford is involved in developing and operating hotel, gaming and venue properties totaling more than $3.0 billion. Waterford has developed and acquired many hospitality projects, some of which were ground-up development projects that included land acquisition, entitlement securing, architectural and interior design, construction and operations. In addition many franchise companies, including Marriott, Hilton, Starwood, Choice, and IHG have employed Waterford as an approved operator

Affiliates of the sponsor have been involved in two foreclosures and one deed in lieu of foreclosure. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Litigation and Other Considerations” in the Preliminary Prospectus.

The Property. The Courtyard Cromwell property is a three-story, 145-room select service hotel property located on 5.65 acres in Cromwell, Connecticut. The property was built in 1986 as a Quality Inn and was converted to a Courtyard by Marriott in September 2003. Since 2009, the sponsors have spent approximately $3.7 million ($25,597 per room) on capital improvements. On October 11, 2016, the sponsors entered into a new 20-year franchise agreement with Marriott International, Inc. that expires in 2036. The new agreement is subject to a PIP to be completed in phases from 2018 to 2021. The sponsors have budgeted approximately $4.5 million ($30,878 per room) to complete the franchisor-mandated PIP, allocating $1.0 million to upgrade the exterior to comply with a new Courtyard by Marriott exterior refresh program, to be completed in 2018, and approximately $2.7 million ($18,425 per room) to renovate the guestrooms, guestroom baths and corridors, to be completed in 2021. The guestroom renovation will include replacement of case and soft goods to comply with the then-current Courtyard by Marriott guestroom package. At closing, the borrower deposited $3,411,403 in a PIP reserve and expects to accumulate approximately $1.0 million in the FF&E reserve by January 2021.

The property’s guestroom mix includes 73 king guestrooms, 70 double-queen guestrooms and two suites. Amenities at the property include 7,378 SF of meeting space consisting of a 3,364 SF ballroom and seven additional meeting rooms, the Bistro (a fast casual restaurant), an indoor pool, a fitness room with locker rooms and saunas, a business center area, a market pantry and an outdoor courtyard patio with fire pits. The property provides surface level parking and has a total of 252 surface parking spaces (1.74 parking spaces per room).

One of the borrowing entities also owns the fee interest in the adjacent Chili’s Grill & Bar located on 1.3 acres in the parking lot of the hotel. The Chili’s Grill & Bar lease was originally signed in 2006 and was extended to February 28, 2022, with three optional five-year extensions remaining. The annual ground rent is the sum of (a) base rent of $121,000, (b) the excess of 3% of the restaurant’s gross receipts over $4.033 million, and (c) the restaurant’s proportionate share of real estate taxes. Actual ground rent was $172,817 in 2015 including the real estate taxes.

The Market. The property is located in Cromwell, Connecticut, 15 miles south of downtown Hartford and approximately 30 miles south of Bradley International Airport. The property is part of the larger Hartford metropolitan statistical area (“MSA”), which has a population of approximately 1.2 million as of 2015. The appraiser estimates that the property’s demand segmentation is 55.0%, 25.0% and 20.0% across commercial, group meeting and leisure, respectively. Corporate demand generators include United Technologies, Aetna, Henkel, Hartford Healthcare, EverSource, and United Healthcare as well as consultants from tax and accounting firms servicing these accounts. Group meeting demand is generated by the same firms

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Mortgage Loan No. 14 — Courtyard Cromwell

and supplemented by weekend demand from SMERFE (social, military, ethnic, religious, fraternal, and educational) groups and nearby universities including Wesleyan University, Central Connecticut State University and the University of Connecticut. Leisure demand is largely transient demand seeking lower-priced accommodations with free parking within a short drive of downtown Hartford or nearby universities.

According to the appraisal, the submarket was comprised of 1,172 rooms including the subject property in 2015, located across four communities, Cromwell (Courtyard, Radisson), Rocky Hill (Sheraton, Hampton Inn), Newington (Holiday Inn Express Newington) and Meriden (Four Points, Hampton Inn, Holiday Inn Express), located along a 15-mile corridor of Interstate 91. All of the competitive hotels are limited-service, select-service, or full-service hotels affiliated with national brands. The hotels range from 91 to 251 rooms in size and from 4 to 32 years in age.

Historical Occupancy, ADR, RevPAR(1)

	Competitive Set(2)			Courtyard Cromwell			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014	53.8%	$117.25	$63.07	68.5%	$112.26	$76.94	127.4%	95.7%	122.0%
2015	57.0%	$118.03	$67.22	71.5%	$117.28	$83.89	125.6%	99.4%	124.8%
2016(3)	57.7%	$119.16	$68.80	67.8%	$123.73	$83.89	117.4%	103.8%	121.9%

(1)	Source: Third party data provider.

(2)	Historical property financial statements are from a third party data provider for each respective year. The competitive set contains the following properties: Courtyard Hartford Cromwell, Radisson Hotel Cromwell, Quality Inn Cromwell, Four Points by Sheraton Meriden, Sheraton Hartford South Hotel, Hilton Garden Inn Hartford South Glastonbury and Inn at Middletown.

(3)	Represents the trailing year-to-date period ending October 31, 2016.

Operating History and Underwritten Net Cash Flow

	2013	2014	2015	TTM(1)	Underwritten	Per Room(2)	%(3)
Occupancy	70.8%	69.3%	72.3%	69.5%	69.5%
ADR	$110.80	$111.15	$115.79	$121.30	$121.30
RevPAR	$77.96	$77.05	$83.71	$84.33	$84.33
Room Revenue	$4,125,785	$4,078,053	$4,430,331	$4,475,131	$4,462,904	$ 30,779	74.9%
Food and Beverage	1,160,763	1,042,245	1,262,792	1,261,756	1,258,309	8,678	21.1%
Other Department Revenues	231,599	230,835	243,359	239,880	239,224	1,650	4.0%
Total Revenue	$5,518,147	$5,351,133	$5,936,482	$5,976,767	$5,960,437	$41,106	100.0%
Room Expense	922,011	946,605	977,704	971,286	969,263	6,685	21.7%
Food and Beverage Expense	739,978	688,385	749,699	784,291	782,148	5,394	62.2%
Other Departmental Expenses	63,918	75,103	74,546	69,949	69,758	481	29.2%
Departmental Expenses	$1,725,907	$1,710,093	$1,801,949	$1,825,526	$1,821,169	$12,560	30.6%
Departmental Profit	$3,792,240	$3,641,040	$4,134,533	$4,151,241	$4,139,268	$28,547	69.4%
Operating Expenses	$1,926,174	$1,843,927	$2,059,289	$2,058,484	$2,052,017	$14,152	34.4%
Gross Operating Profit	$1,866,066	$1,797,113	$2,075,244	$2,092,757	$2,087,252	$14,395	35.0%
Fixed Expenses	291,932	300,039	311,427	321,481	331,419	2,286	5.6%
Net Operating Income	$1,574,134	$1,497,074	$1,763,817	$1,771,276	$1,755,833	$12,109	29.5%
FF&E(4)	0	0	0	0	238,417	1,644	4.0%
Net Cash Flow	$1,574,134	$1,497,074	$1,763,817	$1,771,276	$1,517,416	$10,465	25.5%

(1)	Represents the trailing twelve-month period ending as of August 31, 2016.

(2)	Per Room values based on 145 rooms.

(3)	% column represents percent of Total Revenue except for Room Expense, Food and Beverage Expense and Other Departmental Expenses, which are based on their corresponding revenue line item.

(4)	FF&E is underwritten at 4.0% of Total Revenue.

A-2-153

Mortgage Loan No. 15 — Sterling Jewelers Corporate HQ III

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Natixis	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$13,550,000	Title:	Fee
Cut-off Date Principal Balance:	$13,550,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	2.2%	Net Rentable Area (SF):	100,890
Loan Purpose:	Refinance	Location:	Akron, OH
Borrower:	Smith Corner Associates, An Ohio Limited Partnership	Year Built / Renovated:	1990 / N/A
Sponsor:	Lenora J. Petrarca	Occupancy:	100.0%
Interest Rate:	4.2900%	Occupancy Date:	12/5/2016
Note Date:	10/7/2016	Number of Tenants:	1
Anticipated Repayment Date(1):	11/5/2026	2013 NOI:	$1,328,110
Interest-only Period:	120 months	2014 NOI:	$1,327,638
Original Term(1):	120 months	2015 NOI:	$1,326,838
Original Amortization:	None	TTM NOI(2):	$1,326,789
Amortization Type(1):	Interest Only, ARD	UW Economic Occupancy:	97.0%
Call Protection(3):	L(25), Def (91), O(4)	UW Revenues:	$1,246,826
Lockbox:	Hard	UW Expenses:	$47,123
Additional Debt:	No	UW NOI:	$1,199,704
Additional Debt Balance:	N/A	UW NCF:	$1,179,526
Additional Debt Type:	N/A	Appraised Value / Per SF:	$22,600,000 / $224
Additional Future Debt Permitted:	No	Appraisal Date:	8/8/2016

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$134
Taxes:	$80,772	Springing(4)	N/A	Maturity Date Loan / SF(5):	$134
Insurance:	$24,301	Springing(4)	N/A	Cut-off Date LTV:	60.0%
Replacement Reserves:	$0	Springing(6)	N/A	Maturity Date LTV(5):	60.0%
TI/LC:	$0	Springing(7)	N/A	UW NCF DSCR:	2.00x
Primary Tenant Reserve:	$0	Springing(8)	N/A	UW NOI Debt Yield:	8.9%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$13,550,000	100.0%	Payoff Existing Debt	$10,098,110	74.5%
			Return of Equity	3,170,364	23.4
			Closing Costs	176,452	1.3
			Upfront Reserves	105,073	0.8
Total Sources	$13,550,000	100.0%	Total Uses	$13,550,000	100.0%

(1)	The loan is structured with an Anticipated Repayment Date (“ARD”) of November 5, 2026. The final maturity date is November 5, 2036. From and after the ARD, the interest rate will increase to the amount equal to the sum of (i) the initial interest rate of 4.2900%, plus (ii) 3.0000% plus an amount (if any) by which the 10-year treasury rate exceeds 2.0000%. The borrower’s failure to repay the Sterling Jewelers Corporate HQ III loan in full at least one month prior to the ARD automatically triggers a full cash flow sweep whereby all excess cash flow will be used to pay down the principal balance of the Sterling Jewelers Corporate HQ III loan. Please refer to “The Loan” below for additional details.

(2)	Represents the trailing twelve-month period ending June 30, 2016.

(3)	The borrower is entitled to obtain the one-time release of a certain parcel of the real property; provided, among other conditions in the loan agreement: (i) there is no event of default; (ii) the borrower delivers $175,000 (a) in defeasance collateral, as a partial defeasance or (b) in cash, as a deposit with the lender to be held as additional collateral for the debt; (iii) the loan to value ratio immediately following the partial release does not exceed the lesser of (a) 60.0% and (b) the loan to value ratio immediately preceding the partial release.

(4)	Monthly payments for tax and insurance escrows are suspended provided that (i) no event of default exists; (ii) the Primary Tenant (as defined below) pays all taxes and insurance premiums directly; (iii) the Primary Tenant maintains policies at all times that comply with the requirements in the loan agreement; (iv) the borrower delivers to the lender copies of all bills for taxes and insurance certificates as soon as they are received; (v) the lender has received evidence reasonably satisfactory that taxes and insurance premiums have been paid as and when required pursuant to the terms and provisions of the loan agreement; (vi) the Primary Tenant lease is in full force and effect; and (vii) unless the Primary Tenant is a subsidiary of Signet Jewelers and Signet Jewelers has a rating of “BBB-” or higher by S&P and Fitch, an amount equal or greater to the initial tax and insurance escrow amount is

A-2-154

Mortgage Loan No. 15 — Sterling Jewelers Corporate HQ III

on deposit in the tax escrow accounts. If monthly payments for tax escrows are no longer suspended, then on a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments and insurance premiums. A “Primary Tenant” means that Sterling Inc. or any acceptable replacement tenant thereafter occupying the Primary Tenant premises.

(5)	Maturity Date Loan / SF and Maturity Date LTV are based on the loan balance as of the ARD.

(6)	Monthly payments for replacement reserves are currently waived. In the event the Sterling Jewelers lease is terminated, the borrower is required to pay an amount equal to $1,682 on a monthly basis for replacement reserves.

(7)	Monthly payments for TI/LC are currently waived. In the event that the Sterling Jewelers lease is terminated, the borrower is required to pay an amount equal to $8,408 on a monthly basis for tenant improvements and leasing cost reserves.

(8)	On each monthly payment date during a cash management period that was caused by and exists solely due to a Primary Tenant sweep period, the borrower is required to deposit all excess cash flow generated by the property for the immediately preceding interest period, after the payment of debt service, required reserves and operating expenses, among other things, into a lease sweep reserve.

The Loan. The Sterling Jewelers Corporate HQ III loan is a $13.55 million first mortgage loan secured by the fee interest in a 100.0% leased suburban office property comprised of one three-story office building, encompassing 100,890 SF, in Akron, Ohio. The loan is interest-only for a 10 year term with an ARD of November 5, 2026. If the loan has not been paid in full by the ARD, the loan will enter a ten-year hyper-amortization period in which all excess cash flow, after payments of reserves and operating expenses, will be used to pay down the loan, and the adjusted interest rate will equal the sum of (i) the initial interest rate of 4.2900%, plus (ii) 3.0000% plus an amount (if any) by which the 10-year treasury rate exceeds 2.0000%. The payment of the additional interest (which will be the difference between the interest accrued at the adjusted interest rate and the initial interest rate) will be deferred until the entire principal balance of the loan is paid in full.

The Borrower. The borrowing entity for the loan is Smith Corner Associates, An Ohio Limited Partnership, an Ohio limited partnership and special purpose entity.

The Sponsor. The sponsor and non-recourse carveout guarantor is Lenora J. Petrarca, the wife of Anthony A. Petrarca, who is the CEO of the Cedarwood Companies (“Cedarwood”). Cedarwood, founded in 1972, is a fully integrated national real estate development company based in Akron, Ohio. Cedarwood is comprised of four separate divisions: development (Cedarwood Development), architecture (Cedarwood Architectural), construction (Tri-C Construction) and property management (Riverview Management). Cedarwood has developed properties including retail centers, free-standing retail properties, office buildings and hotels throughout the United States, with a concentration east of the Mississippi River. Cedarwood has developed over 20.0 million SF of commercial and retail projects in over 40 states.

The Property. The property consists of one three-story office building situated on an 8.3 acre site and totaling 100,890 SF located in Akron, Ohio. Built in 1990, the property was built-to-suit for Sterling Inc. (“Sterling Jewelers”) and has been 100.0% leased since its completion. The property is part of the larger campus (the “Sterling Jewelers Headquarters Campus”), totaling 469,252 SF with an extension of Phase I (not part of the collateral) of 86,000 SF currently under construction, scheduled to be delivered in November 2017. The borrower plans to add another building within the next three years. Departments of Sterling Jewelers occupying the property include human resources, audit, legal and executive offices, and purchasing and supply chain management. Amenities at the property include a cafeteria and a 24-hour fitness center. Parking at the property is provided by a 457-space surface parking garage, resulting in a parking ratio of 4.53 spaces per 1,000 SF of net rentable area.

Sterling Jewelers occupies space under a lease at the property that extends through January 31, 2048 to run coterminous with the leases of the other buildings of the Sterling Jewelers Headquarters Campus. Founded in 1910, Sterling Jewelers is an American specialty jewelry company wholly owned by the UK-based Signet Jewelers Limited (“Signet Jewelers”). Signet Jewelers is rated BB+ and BBB- by Fitch and S&P, respectively, and is a guarantor on the Sterling Jewelers leases. Sterling Jewelers is the largest specialty fine jewelry company in the United States by sales and number of stores, with 1,540 stores in all 50 states as of January 31, 2016. Its stores operate nationally in malls and off-mall locations as Kay Jewelers, regionally under a number of mall-based brands, nationwide under brands such as Jared The Galleria of Jewelry and also under the recently-converted Kay brand. Signet Jewelers is the largest specialty retail jeweler by sales in the US, Canada and UK and operates approximately 3,625 stores and kiosks across approximately 5.0 million SF of retail space, primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H. Samuel, Ernest Jones, Peoples and Piercing Pagoda. The company’s annual sales of approximately $6.6 billion derive from the retailing of jewelry, watches and associated services. Signet Jewelers has over 29,000 employees. Signet Jewelers sales, operating income and adjusted EBITDA have increased year over year since 2012. Signet Jewelers’ sales over the five past consecutive years have increased year over year, from $3,749.2 million to

A-2-155

Mortgage Loan No. 15 — Sterling Jewelers Corporate HQ III

$6,550.2 million based on the fiscal years ended January 30 of 2012 and 2016, representing a 11.8% compound annual growth rate. The operating margin and adjusted EBITDA margin decreased in 2015 following the acquisition of Zales and Ultra Stores Inc., with operating margins lower than those of Signet Jewelers. As of November 11, 2016, Signet Jewelers has a market capitalization of approximately $7.05 billion.

The Market. The property is located in the Fairlawn area of the City of Akron, approximately 25.0 miles south of Cleveland and approximately 6.5 miles northwest of Akron. The property is located within 2.0 miles of three entrances to Interstate-77 that provide access to the Akron MSA and Cleveland MSA. Other local landmarks include Summit Mall approximately a quarter of a mile to the south, Blossom Music Center approximately 4.5 miles to the northeast and the University of Akron approximately 6.5 miles to the southeast. Most of the immediate area is of newer construction that was built over the last 20 to 25 years, and contains several Class A office parks.

According to a third party report, the property is located in the Fairlawn/Montrose office submarket, which contained 172 buildings with 4.2 million SF of office space, and is part of the greater Summit County office market, which included 1,685 office buildings with 30.9 million SF of office space, as of the third quarter of 2016. According to a third party report, as of the third quarter of 2016, the Fairlawn/Montrose office submarket exhibited a vacancy rate of 7.8% with asking rents of $16.45 PSF on a triple net basis, compared to a vacancy rate of 10.7% and asking rents of $15.93 PSF on a triple net basis for the Summit office market as a whole. The competitive set is summarized in the table below.

Competitive Set Summary(1)

Property	Tenant Name	Lease Commencement	Leased SF	Initial Rent PSF	Term	Lease Term
Sterling Jewelers Corporate HQ III	Sterling Jewelers	6/1991(2)	100,890(2)	$12.74(2)	34.0(2)	NNN
Confidential	Confidential	1/2016	212,179	$15.00	20.0	NNN
10500 Antenucci Boulevard	Confidential	5/2015	7,720	$22.00	12.0	Modified
2500 East Enterprise Parkway	Experiment Inc,	7/2014	26,716	$14.59	7.0	NNN
6700 Euclid Avenue	DeVry – Chamberlain College of Nursing	3/2012	30,933	$16.75	11.0	NNN
190 Montrose West Avenue	Bryant and Stratton	5/2012	27,000	$15.25	12.0	NNN
4743 Richmond Road	South University	1/2012	40,000	$24.00	10.0	NNN

(1)	Source: Third party market research report.
(2)	Based on the underwritten rent roll.

Historical and Current Occupancy(1)

2011	2012	2013	2014	2015	Current(2)
100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Based on the underwritten rent roll.

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Annual Base Rent	% of Annual Base Rent	Lease Expiration Date
Sterling Jewelers	NR /BBB-/ BB+	100,890	100.0%	$12.74	$1,285,388	100.0%	1/31/2048

(1)	Based on the underwritten rent roll. UW Base Rent PSF and Annual UW Base Rent reflect the contractual rent step down on February 1, 2017 to $1,285,388 per year.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field. The parent company guarantees the lease.

A-2-156

Mortgage Loan No. 15 — Sterling Jewelers Corporate HQ III

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	NRA (SF) Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA (SF) Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2016	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2017	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026 & Beyond	1	100,890	100.0	1,285,388	100.0	100,890	100.0%	$1,285,388	100.0%
Total	1	100,890	100.0%	$1,285,388	100.0%

(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow

	2013	2014	2015	TTM(1)	Underwritten(2)	PSF	%(3)
Rents in Place	$1,364,033	$1,364,033	$1,364,033	$1,364,028	$1,285,388	$12.74	100.0%
Vacant Income	0	0	0	0	0	0.00	0.0
Gross Potential Rent	$1,364,033	$1,364,033	$1,364,033	$1,364,028	$1,285,388	$12.74	100.0%
Total Reimbursements	0	0	0	0	0	0.00	0.0
Net Rental Income	$1,364,033	$1,364,033	$1,364,033	$1,364,028	$1,285,388	$12.74	100.0%
(Vacancy/Collection Loss)	0	0	0	0	(38,562)	(0.38)	(3.0)
Other Income	0	0	0	0	0	0.00	0.0
Effective Gross Income	$1,364,033	$1,364,033	$1,364,033	$1,364,028	$1,246,826	$12.36	97.0%
Total Expenses	$35,923	$36,395	$37,195	$37,239	$47,123	$0.47	3.8%
Net Operating Income	$1,328,110	$1,327,638	$1,326,838	$1,326,789	$1,199,704	$11.89	96.2%
Total TI/LC, Capex/RR	0	0	0	0	20,178	0.20	1.6
Net Cash Flow	$1,328,110	$1,327,638	$1,326,838	$1,326,789	$1,179,526	$11.69	94.6%
Average Annual Rent PSF	$13.52	$13.52	$13.52	$13.52	$12.74

(1)	The TTM column represents the trailing twelve-month period ending June 30, 2016.

(2)	UW Base Rent PSF and Annual UW Base Rent reflect the contractual rent step down on February 1, 2017 to $1,285,388 per year. On February 1, 2022, rent will increase by the increase in the Consumer Price Index, not to exceed 110% of effective rent on January 31, 2022.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields

A-2-157

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Operating Advisor/Asset
Depositor	Master Servicer	Special Servicer	Representations Reviewer

Credit Suisse Commercial	Wells Fargo Bank, National Association	Torchlight Loan Services, LLC	Park Bridge Lender Services LLC
Mortgage Securities Corp.	550 S. Tryon Street, 14th Floor	475 Fifth Avenue	600 Third Avenue
Eleven Madison Avenue	Charlotte, NC 28202	New York, NY 10017	40th Floor
New York, NY 10010			New York, NY 10016

Contact:
Contact: General Information Number	REAM_InvestorRelations@wellsfargo.com	Contact: jbaron@torchlightinvestors.com	Contact: David Rodgers
Phone Number: (212) 325-2000	Phone Number: (866) 898-1615	Phone Number: (212) 488-3653	Phone Number: (212) 230-9025

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Z		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-NR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
Z		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-NR		0.00000000	0.00000000	0.00000000	0.00000000

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-NR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Other Required Information

Available Distribution Amount (1)	0.00

Controlling Class Information
Controlling Class:
Effective as of: mm/dd/yyyy		Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Shortfall	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Net Prepayment Interest Excess	0.00		Services LLC
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	CSMC 2016-NXSR Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-NXSR	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Supplemental Reporting

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: After the occurrence and during the continuance of a Control Termination Event, this report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of December 1, 2016 (the “Pooling and Servicing Agreement”), among Credit Suisse Commercial Mortgage Securities Corp., as the depositor, Wells Fargo Bank, National Association, as the master servicer, Torchlight Loan Services, LLC, as the special servicer, Wilmington Trust, National Association, as the trustee, Wells Fargo Bank, National Association, as the certificate administrator and Park Bridge Lender Services LLC, as the operating advisor and the asset representations reviewer.
Transaction: CSMC 2016-NXSR Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-NXSR
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer: Torchlight Loan Services, LLC
Directing Certificateholder: Torchlight Investors, LLC

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the PSA, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the PSA) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard. Based on such limited review, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List applicable mortgage loans]

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.       Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

a.	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

b.	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the

Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

2.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

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ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

The mortgage loan seller will make the representations and warranties set forth below as of the date specified below or, if no such date is specified, generally as of the Closing Date, in each case subject to the exceptions to those representations and warranties that are described on Annex D-1. Prior to the execution of the related final mortgage loan purchase agreement (the “MLPA”), there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 shall have the meanings set forth in the main body of the prospectus or, if not defined therein, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related Mortgage Loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the master servicer with respect to each Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not an interest in a mortgage loan. Each Mortgage Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan evidenced by a senior note. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the mortgage loan seller), participation (other than a Mortgage Loan that is part of a Whole Loan) or pledge, and the mortgage loan seller had good and marketable title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller), any other ownership interests and other interests on, in or to such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller). The mortgage loan seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller).

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(3)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby) (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the mortgage loan seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)       Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)       Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the issuing entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since December 2, 2016.

(7)       Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) from the mortgage loan seller constitutes a legal, valid and binding endorsement or assignment from the mortgage loan seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or Allocated Cut-off Date Loan Amount (subject only to Permitted Encumbrances (as defined below)), except as the

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enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the mortgage loan seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the mortgage loan seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the Mortgage Loans to the depositor validly and effectively transfers and conveys all legal and beneficial ownership of the Mortgage Loans to the depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller).

(8)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the mortgage loan seller thereunder and no claims have been paid thereunder. Neither the mortgage loan seller, nor to the mortgage loan seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

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(9)       Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The mortgage loan seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10)       Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)       Financing Statements. Each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-2 or UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)       Condition of Property. The mortgage loan seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the mortgage loan seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The mortgage loan seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the mortgage loan seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)       Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and

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delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)       Condemnation. As of the date of origination and to the mortgage loan seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)       Actions Concerning Mortgage Loan. As of the date of origination and to the mortgage loan seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)       Escrow Deposits. All escrow deposits and payments required pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the mortgage loan seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the mortgage loan seller to depositor or its servicer and identified as such with appropriate detail. Any and all requirements under the Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)       No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursement of any such escrow fund prior to the Cut-off Date.

(18)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor

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and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period of not less than 12 months (or with respect to each Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the mortgage loan seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the mortgage loan seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee or the Non-Serviced Trustee for Non-Serviced Mortgage Loans. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising

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because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the mortgage loan seller.

(19)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)       No Encroachments. To the mortgage loan seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)       No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the mortgage loan seller.

(22)       REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but determined without regard to the rule in Treasury regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan or related Whole Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan or related Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan or related Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan or related Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Code Section 1001, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or related Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan or related Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage

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Loan or related Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury regulations.

(23)       Compliance. The terms of the Mortgage Loan documents evidencing such Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Seller has complied with all material requirements pertaining to the origination of the Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the Mortgage Loan.

(24)       Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan.

(25)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)       Local Law Compliance. To the mortgage loan seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the mortgage loan seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the mortgage loan seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)       Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the mortgage loan seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the mortgage loan seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

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(28)       Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that, as of the date of origination of the related Mortgage Loan, has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that, as of the date of origination of the related Mortgage Loan, has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)       Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the principal balance of the Mortgage Loan or related Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

In the case of any Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or related Whole Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a

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proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or related Whole Loan.

In the case of any Mortgage Loan originated after December 6, 2010, no such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions of the Code.

(30)       Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each Mortgage Loan with an original principal balance greater than $50 million, shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)       Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the mortgage loan seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the mortgage loan seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and

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cross-defaulted with another Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)       Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)       Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (C) if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)       Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire

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interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the mortgage loan seller, its successors and assigns:

(A)       The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the mortgage loan seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B)       The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(C)       The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D)       The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(E)       The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(F)       The mortgage loan seller has not received any written notice of default under or notice of termination of such ground lease. To the mortgage loan seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease and, to the mortgage loan seller’s knowledge, such ground lease is in full force and effect as of the Closing Date;

(G)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(H)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

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(I)       The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the mortgage loan seller in connection with loans originated for securitization;

(J)       Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(K)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(L)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)       Servicing. The servicing and collection practices used by the mortgage loan seller in respect of each Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with mortgage loan seller’s customary commercial mortgage servicing practices.

(38)       ARD Loan. Each Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such Mortgage Loan. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the Mortgage Loan or a unilateral option (as defined in Treasury regulations under Code Section 1001) in the Mortgage Loan exercisable during the term of the Mortgage Loan, (i) the Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related Mortgage Interest Rate on such Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)       Rent Rolls; Operating Histories. The mortgage loan seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The mortgage loan seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the

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related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a Mortgage Loan, Certified Operating Histories may not have been available.

(40)       No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the mortgage loan seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the mortgage loan seller in Exhibit C to the MLPA. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)       Bankruptcy. In respect of each Mortgage Loan, as of the date of origination of the Mortgage Loan and to the mortgage loan seller’s knowledge as of the Cut-off Date, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)       Organization of Mortgagor. The mortgage loan seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 20% or greater direct ownership share (i.e., the “Major Sponsors”). The mortgage loan seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the mortgage loan seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)       Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to

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its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the mortgage loan seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each Mortgage Loan set forth on Schedule I to the MLPA, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule I (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the date of origination of the Mortgage Loan and to the mortgage loan seller’s knowledge as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the mortgage loan seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the mortgage loan seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Mortgage Loan.

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(44)       Lease Estoppels. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the mortgage loan seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mortgage Loan, and to the mortgage loan seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property, the mortgage loan seller has received lease estoppels executed within 90 days of the origination date of the related Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a Mortgage Loan that is represented on the Certified Rent Roll. To the mortgage loan seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)       Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a member of the Appraisal Institute (“MAI”) and, to the mortgage loan seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. The related appraisal contained a statement or was accompanied by a letter from the related appraiser to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date the related appraisal was completed.

(46)       Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47)       Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan that is outside the Mortgage Pool.

(48)       Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the mortgage loan seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the mortgage loan seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the mortgage loan seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)       Compliance with Anti-Money Laundering Laws. The mortgage loan seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the mortgage loan seller’s knowledge” or “the mortgage loan seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the mortgage loan seller directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the mortgage loan seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

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“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the mortgage loan seller, provided that the mortgage loan seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Natixis Real Estate Capital LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	Greenwich Office Park (Loan No. 10)	(Lien; Valid Assignment) – Building 9 is subject to a right of first refusal by Ground Lessor, subject to the Ground Lease being in full force and effect. Such purchase right is subject to the Loan Documents.
9	Novo Nordisk (Loan No. 1)	(Junior Liens) – The Mortgagor’s parent (the “Pledgor”) agreed to make certain earn-out payments in the maximum amount of $23,000,000 to the prior owner of the property (the “Pledgee”) as certain expansion options are exercised under the Novo Nordisk lease. The Pledgor entered into a pledge agreement in which it pledged its equity interest in the borrower as collateral for its obligation to make such earn-out payments to the Pledgee.
9	Greenwich Office Park (Loan No. 10)	(Junior Liens) – With respect to the Greenwich Office Park Mortgage Loan, there is a mezzanine loan with a principal balance as of the Cut-off Date of $10,000,000 secured by the equity interests in the related Mortgagor.
15	Northridge Palm Apartment (Loan No. 30) Colonial Terrace (Loan No. 33)	(Actions Concerning Mortgage Loan) – The borrower’s sole owner and indirect owner and a co-guarantor, Hansa Investments, Inc. (“Hansa”), and the other co-guarantor, Pinkal Jogani (“Jogani”) who is Hansa’s sole shareholder, are currently involved in litigation. The allegation is that a partnership involving the plaintiffs is the beneficial owner of Hansa, not Jogani. There is currently (1) a quantum meruit claim pending against Hansa and other entities not involved in this transaction for services rendered by a member of the partnership in connection with the partnership properties, (2) an action for declaratory relief requesting a declaration that the partnership is the beneficial owner of Hansa and (3) a breach of fiduciary duty claim against Hansa and Jogani in connection with the manner in which the business of Hansa was conducted and the discharge of Jogani’s duties in connection with Hansa. The plaintiffs are seeking, among other things, declaratory relief, compensatory damages, punitive damages, an accounting, the creation and imposition of a constructive trust.

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17	Novo Nordisk (Loan No. 1)	(No Holdbacks) – A portion of the whole loan is represented by an unfunded pari passu companion note in the maximum principal amount of $39,580,000.
18	Novo Nordisk (Loan No. 1)	(Insurance) – The Mortgage Loan documents allow the borrower to maintain the required insurance, cause such insurance to be maintained by Novo Nordisk Inc., the sole tenant at the Mortgaged Property, or for Novo Nordisk Inc. to provide self-insurance.
18	Sterling Jewelers Corporate HQ III (Loan No. 15)	(Insurance) – The Mortgage Loan documents allow the borrower to either maintain the required insurance or cause such insurance to be maintained by Sterling Jewelers, the sole tenant at the Mortgaged Property, which tenant currently maintains the property insurance.
18	Fedex Plaza (Loan No. 19)	(Insurance) – The related insurance policy requires only 10 days’ prior notice (instead of 30 days’ prior notice) to the mortgagee of insurer’s election to not renew. At least 30 days’ prior notice to the mortgagee is required for any termination or cancellation arising for a reason other than non-payment of a premium or insurer’s election not to renew.
18	Oak Court Apartments (Loan No. 32)	(Insurance) – With respect to liability insurance policies, if notice prior to termination or cancellation is not available, the Mortgagor is required to provide such notice.
28	Novo Nordisk (Loan No. 1)	(Recourse Obligations) – In lieu of any guarantor distinct from the Mortgagor, the Mortgagor obtained a $15,000,000 environmental insurance policy for a term of five years with an option for a three year extended reporting period, which is three years after the anticipated repayment date.
28	All Natixis Loans	(Recourse Obligations) – The carveout for section (i)(A) is for misapplication or conversion and does not specifically state misappropriation. The carveout for section B(iii) is for willful misconduct of the Mortgagor and does not specifically mention the Guarantor.

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29	Greenwich Office Park (Loan No. 10)	(Mortgage Releases) – The Greenwich Office Park Loan Agreement allows for (i) partial defeasance (the release price is equal to the greatest of (a) one hundred percent (100%) of the net sale proceeds received from the sale of the released property, (b) one hundred twenty five percent (125%) of the allocated loan amount with respect to such release property, and (c) an amount such that, after giving effect to such partial release, (I) the post-defeasance debt service coverage ratio for the undefeased Note, based on income from the remaining property, will not be less than the greater of (x) 1.58x and (y) the pre-defeasance debt service coverage ratio for the note, based on income from both the release property and the remaining property, and (II) the post-defeasance loan-to-value ratio for the remaining property will not exceed the lesser of (x) 72.8% and (y) the pre-defeasance loan-to-value ratio for both the release property and the remaining property) and (ii) free release for portions of the Mortgaged Property to be approved in Lender’s sole discretion.
33	Greenwich Office Park (Loan No. 10)	(Single-Purpose Entity) – The guarantor has provided a recourse guaranty with a maximum liability of approximately $13,115,587, which maximum liability is reduced upon the partial defeasance of the parcels of the Mortgaged Property that are subject to a ground lease. The maximum liability under the guaranty at origination was approximately 15% of the initial principal balance of the Greenwich Office Park Whole Loan, and we cannot assure you that such guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liabilities of the Mortgagor with those of the guarantor.

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36	Greenwich Office Park (Loan No. 10)

(Ground Leases) –

(B) Subject to the ground lease being in full force and effect, lender consent is required. In addition, such provisions are only applicable provided that the ground lease is in full force and effect. The portion of the Mortgage Loan attributable to the ground leases is fully recourse to the related guarantor.

(D) Senior liens are subject to the lien of the loan.

(E) With respect to Building 8, such provisions are only applicable provided that the ground lease is in full force and effect. The portion of the Mortgage Loan that attributable to the ground leases is fully recourse to the related guarantor. With respect to Building 9, provided that the first assignment is subject to the ground lessor’s purchase option. In addition, such provisions are only applicable provided that the ground lease is in full force and effect. The portion of the Mortgage Loan that attributable to the ground leases is fully recourse to the related guarantor.

(H) The lender has the same cure period as the tenant.

(J) The Building 9 ground lease provides that insurance proceeds will be applied to restoration, but does not address who holds such funds. The lessee may, at its option, elect to terminate the ground lease in the event of a casualty during the last 15 years of the ground lease term, rendering the principal building on the premises untenantable to the extent of 50% of more of its insurable value. In such event, the insurance proceeds will belong to the lessor. In the event of a taking, the lessor will be entitled to the award for the land taken, considered as vacant. If such taking occurs during the first 30 years of the lease term, the lessee will receive the value of the improvements on the land. Commencing in the 31st lease year, the lessor’s entitlement to the award allocable to the improvement will be 31%, increased by 1% in each successive lease year, with the entirety of such award belonging to the lessor if the taking occurs in the last 9 years of the ground lease.

(J) The Building 8 ground lease provides that insurance proceeds in excess of $100,000.00 will be applied to restoration and disbursed by a Connecticut bank or trust company selected by the lender.

(K) The ground leases do not provide for such payments.

(L) Lender only has right to a new lease so long as the lease is in full force and effect.

The portion of the Mortgage Loan that is allocable to the portion of the Mortgaged Property subject to the Ground Lease (approximately $13 million as of the Cut-off Date) is fully recourse to the guarantor.

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47	Novo Nordisk (Loan No. 1)	(Cross-Collateralization) – The related Mortgage Loan, which is comprised of Note A-1, Note A-7, Note A-8 and Note A-9, is cross-collateralized and cross-defaulted with nine pari passu companion loans. Note A-2 is currently unfunded, and will not be the responsibility of the trust. Note A-3, Note A-4, Note A-5, Note A-11 and Note A-12 were contributed to the WFCM 2016-NXS6 securitization. Note A-6 is currently held by Natixis Real Estate Capital LLC and is expected to be contributed to the MSC 2016-UBS12 Commercial Mortgage Trust. Note A-10 and Note A-13 are currently held by Natixis and are expected to be contributed to one or more future securitizations.
47	Rentar Plaza (Loan No. 2)	(Cross-Collateralization) – The related Mortgage Loan, which is comprised of Note A-1 and Note A-4, is cross-collateralized and cross-defaulted with three pari passu companion loans. Note A-2 and Note A-3 were contributed to the WFCM 2016-NXS6 securitization. Note A-5 is currently held by Natixis and is expected to be contributed to one or more future securitizations.
47	QLIC (Loan No. 4)	(Cross-Collateralization) – The related Mortgage Loan, which is comprised of Note A-1 and Note A-6, is cross-collateralized and cross-defaulted with four pari passu companion loans and one subordinate loan. Note A-2 and Note A-3 were contributed to the WFCM 2016-NXS6 securitization. Note A-4 and Note A-5 are currently held by Natixis and are expected to be contributed to one or more future securitizations. Note B is subordinate to the Mortgage Loan and pari passu companion loans, and is currently held by SM Core Credit Finance LLC.
47	Greenwich Office Park (Loan No. 10)	(Cross-Collateralization) – The related Mortgage Loan, which is comprised of Note A-2, is cross-collateralized and cross-defaulted with two pari passu companion loans. Note A-1 is currently held by Natixis Real Estate Capital LLC and is expected to be contributed to the MSC 2016-UBS12 securitization. Note A-3 is currently held by Natixis and is expected to be contributed to one or more future securitizations.

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UBS AG, New York Branch
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	Wolfchase Galleria (Loan No. 7)	(Lien; Valid Assignment) – The related Mortgage and Assignment of Leases secure the related Whole Loan. The Mortgage Loan is subject to the rights of the applicable co-lender under the related co-lender agreement.
7	Federal Way Crossings (Loan No. 9)	(Lien; Valid Assignment) – The related Mortgage and Assignment of Leases secure the related Whole Loan. The Mortgage Loan is subject to the rights of the applicable co-lender under the related co-lender agreement.
7	MY Portfolio (Loan No. 12)	(Lien; Valid Assignment) – The related Mortgage and Assignment of Leases secure the related Whole Loan. The Mortgage Loan is subject to the rights of the applicable co-lender under the related co-lender agreement.
7	681 Fifth Avenue (Loan No. 13)	(Lien; Valid Assignment) – The related Mortgage and Assignment of Leases secure the related Whole Loan. The Mortgage Loan is subject to the rights of the applicable co-lender under the related co-lender agreement.
8	Walgreens Portfolio I (Loan No. 5) Walgreens Portfolio V (Loan No. 8)	(Permitted Liens; Title Insurance) – Walgreens has a right of first refusal to purchase the Mortgaged Property. In accordance with the related Subordination, Non-Disturbance and Attornment Agreement, Walgreens has agreed that such right of first refusal will not apply to the acquisition of such Mortgaged Property by the Mortgagee (or any other party) through a foreclosure, deed-in-lieu of foreclosure; provided, however, that such right of first refusal will apply to subsequent purchasers of the Mortgaged Property.
10	Wolfchase Galleria (Loan No. 7)	(Assignment of Leases and Rents) – The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Companion Loans on a pari passu basis.
10	Federal Way Crossings (Loan No. 9)	(Assignment of Leases and Rents) - The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Companion Loans on a pari passu basis.

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10	MY Portfolio (Loan No. 12)	(Assignment of Leases and Rents) - The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Companion Loans on a pari passu basis.
10	681 Fifth Avenue (Loan No. 13)	(Assignment of Leases and Rents) - The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Companion Loans on a pari passu basis.
12	681 Fifth Avenue (Loan No. 13)	(Condition of Property) – The Mortgagor is required to complete certain façade maintenance work required under New York City Local Law 11, which work was estimated to cost approximately $150,000. The seller did not escrow funds for such work.
18	Walgreens Portfolio I (Loan No. 5) Walgreens Portfolio V (Loan No. 8)

(Insurance) – With respect to insurance proceeds, pursuant to the Mortgage Loan documents, if a tenant leases all or substantially all of a building located on an individual Mortgaged Property and the improvements thereon suffer a casualty or condemnation, then provided that certain conditions with respect to its lease are satisfied, such lease will govern and control in the event of a conflict between the provisions of the Mortgage Loan documents regarding disbursement of net proceeds or awards and such lease. For the avoidance of doubt, if the terms and conditions of the Mortgage Loan documents contain conditions to the disbursement or use of net proceeds or awards that are not conditions in the applicable lease, such additional conditions therein will be deemed to be in “conflict” with such lease.

To the extent the tenant maintains self-insurance, insurance proceeds will be held by tenant for restoration.

Pursuant to the Mortgage Loan documents, the Mortgagor is required to maintain insurance for the Mortgaged Properties, provided that to the extent the tenant maintains self-insurance and satisfies the conditions of the Mortgage Loan documents, the insurance requirements will be deemed satisfied.

Excess flood insurance is not required where the tenant self-insures and meets the conditions in the Mortgage Loan documents.

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18	Wolfchase Galleria (Loan No. 7)

(Insurance) – The Mortgaged Property is insured under the related sponsor’s blanket policy. The deductible for the all-risk special form property insurance and flood insurance may not exceed $500,000 (the deductible may also be higher than $500,000 if the Mortgagor delivers a letter of credit for the difference between the actual deductible and the maximum deductible permitted by the Mortgage Loan documents). The amount of these deductibles may be considered higher than customary.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

If certain reciprocal easement agreements or major leases contain provisions requiring restoration, the lender is required to make proceeds available to the Mortgagor for restoration, even if the conditions to restoration in the Mortgage Loan documents have not been satisfied.

18	Federal Way Crossings (Loan No. 9)	(Insurance) – With respect to the required business interruption insurance, the Mortgage Loan documents require an extended period of indemnity until the earlier to occur of (i) the income returning to the same level it was at prior to the loss, or (ii) the expiration of 12 months from the date that the Mortgaged Property is repaired or replaced and operations are resumed. There is no express requirement in the Mortgage Loan documents for the business interruption insurance to cover the actual loss sustained during restoration.

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28	Walgreens Portfolio I (Loan No. 5) Walgreens Portfolio V (Loan No. 8)

(Recourse Obligations) – With respect to (a)(iii), only in the case of direct transfers of Delaware Statutory Trust beneficial interests in the Mortgagor pursuant to the Mortgage Loan documents by the sponsor or an affiliate thereof will the transfer result in recourse liability. Breach of any other equity transfers (including indirect transfers) will not result in recourse liability against the guarantor. To the extent a transfer violates the terms of the Mortgage Loan documents because of a ministerial error by an unrelated transferee, such error will not trigger full recourse under the Mortgage Loan documents so long as the Mortgagor takes commercially reasonable efforts to promptly correct or cause the transferee to correct such error, and such error is promptly corrected, in which case the guarantor will only be liable for losses incurred by the Mortgagee.

With respect to (b), liability applies to the guarantor only in the case of fraud, intentional misrepresentation and breaches of the environmental covenants.

With respect to (b)(v), liability is limited to intentional material physical waste.

28	Embassy Suites - Hillsboro (Loan No. 6)	(Recourse Obligations) – One tenant-in-common (Parkway Hillsboro I Delaware, LLC) does not participate in the management of the Mortgaged Property. The related guarantor’s liability for recourse carve-outs is limited to (i) matters related to his affiliated borrower entity, (ii) carve-out liabilities resulting from related acts by him and his affiliates, and (iii) carve-out liabilities resulting from acts that he could have vetoed and did not, but only for so long as neither such guarantor nor any affiliate is involved in the management of the Mortgagors or the Mortgaged Property.

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28	Wolfchase Galleria (Loan No. 7)

(Recourse Obligations) – The guarantor’s liability is capped at $33,000,000, in the aggregate, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender.

With respect to clause (a)(ii), the Mortgage Loan documents may provide for recourse against the related Mortgagor and guarantor in the event that such Mortgagor or guarantor “solicits or causes to be solicited petitioning creditors” to cause an involuntary bankruptcy filing with respect to such Mortgagor, rather than that such Mortgagor or guarantor “colluded with other creditors” to do so. In addition, the related Mortgage Loan documents may limit recourse for the related Mortgagor’s commission of material physical waste only to the extent that such waste was intentional.

With respect to clauses (a)(i) and (ii), the Mortgage Loan is full recourse if (a) the Mortgagor files a voluntary petition under any creditors rights laws (without the consent of the lender); (b) the Mortgagor or any affiliate of the Mortgagor solicits or causes to be solicited petitioning creditors (other than the lender) for any involuntary petition against the Mortgagor from any person under any creditors rights laws; or (c) the Mortgagor files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it by any other person (other than the lender).

With respect to clause (b)(i)(A), there is no loss recourse for conversion.

With respect to clause (b)(iii), liability is limited to willful misconduct of the Mortgagor only (not the guarantor).

With respect to clause (b)(v), waste is limited to any arson or act of material physical waste intentionally committed by the Mortgagor only and not another parties (guarantor, property manager or affiliates, employees or agents of the Mortgagor, guarantor and property manager).

28	681 Fifth Avenue (Loan No. 13)	(Recourse Obligations) – The Mortgage Loan documents provide for recourse for misappropriation or conversion of insurance proceeds or condemnation awards, but not for the misapplication of insurance proceeds or condemnation awards.

 D-2-10

29	Walgreens Portfolio I (Loan No. 5) Walgreens Portfolio V (Loan No. 8)	(Mortgage Releases) – The Mortgage Loan documents permit partial releases in compliance with the REMIC rules and accompanied by principal repayment of 100% of the allocated loan amount (instead of a minimum of 120%) plus the payment of yield maintenance if the tenant has gone dark or fails to restore the applicable Mortgaged Property after casualty.
30	Federal Way Crossings (Loan No. 9)	(Financial Reporting and Rent Rolls) – The Mortgage Loan documents require the Mortgagor to provide audited financial statements, except for (i) with respect to the 2016 fiscal year, such financial statements can be compiled (rather than audited) by an independent public accountant, and (ii) if no event of default has occurred and is continuing under the Mortgage Loan documents and if acceptable to the rating agencies in their sole and absolute discretion, such financial statements can thereafter be compiled (rather than audited) by an independent public accountant.
30	681 Fifth Avenue (Loan No. 13)	(Financial Reporting and Rent Rolls) – Operating statements are only required to be provided quarterly. The annual financial statements required under the Mortgage Loan documents are limited to an annual balance sheet, profit and loss statement, and statement of financial condition and results of operation for the Mortgaged Property.
31	Walgreens Portfolio I (Loan No. 5) Walgreens Portfolio V (Loan No. 8)	(Acts of Terrorism Exclusion) – The tenant is permitted to self-insure and if it meets the conditions under the Mortgage Loan documents, will be deemed to satisfy the insurance requirements.
31	Wolfchase Galleria (Loan No. 7)	(Acts of Terrorism Exclusion) – Pursuant to the Mortgage Loan agreement, the Mortgagor is not required to pay annual premiums in excess of an amount equal to two (2) times the then-current annual insurance premiums payable by the Mortgagor for the policies insuring only the Mortgaged Property (excluding the wind, flood and earthquake components of such insurance premiums) on a stand-alone basis in order to obtain the terrorism coverage, and such stand-alone policy may have a deductible that is reasonable for such stand-alone policies with respect to properties similar to the Mortgaged Property and reasonable for the geographic region where the Mortgaged Property is located, so long as in no event may such deductible exceed $5,000,000.

 D-2-11

31	681 Fifth Avenue (Loan No. 13)	(Acts of Terrorism Exclusion) – If TRIA is no longer in effect, the Mortgage Loan documents only require the Mortgagor to obtain terrorism insurance to the extent that it is obtainable for an annual premium not in excess of 200% of the then applicable annual insurance premium payable by the Mortgagor for its all-risk policy and business income insurance (excluding components for flood, earthquake and terrorism coverage).
32	681 Fifth Avenue (Loan No. 13)	(Due on Sale or Encumbrance) – The Mortgage Loan documents permit the transfer of indirect interests in the Mortgagor in certain instances provided that the Mortgagor is indirectly controlled by certain entities and/or individuals set forth in the Mortgage Loan documents, certain individuals, together with their families retain at least 20% of the interests in the Mortgagor, and the legal and financial structure of the Mortgagor and its single purpose nature and bankruptcy remoteness continue to satisfy the requirements of the Mortgage Loan documents.
38	Walgreens Portfolio I (Loan No. 5) Walgreens Portfolio V (Loan No. 8)	(ARD Loan) – The Mortgage Loan is interest-only until the Anticipated Repayment Date.
39	Walgreens Portfolio I (Loan No. 5) Walgreens Portfolio V (Loan No. 8)	(Rent Roll; Operating Histories) – New 15-year leases were signed at origination of the Mortgage Loan with respect to each Mortgaged Property; however, the Mortgagee has not obtained Certified Rent Rolls from the Mortgagor.
47	Federal Way Crossings (Loan No. 9)	(Cross-Collateralization) – The related Mortgage Loan, which is comprised of two notes (Note A-2 and Note A-5), is cross-collateralized and cross-defaulted with three pari passu companion loans (Note A-1, Note A-3 and Note A-4), which are expected to be contributed to the MSC 2016-UBS12 securitization.
47	Wolfchase Galleria (Loan No. 7)	(Cross-Collateralization) – The related Mortgage Loan, which is comprised of Note A-6 and Note A-7, is cross-collateralized and cross-defaulted with six pari passu companion loans. Notes A-1-1 and A-3 are expected to be contributed to the MSC 2016-UBS12 securitization. Note A-1-2 is currently held by Morgan Stanley Bank, N.A. and may be contributed to a future securitization. Note A-2, Note A-4 and Note A-5 are currently held by UBS AG and may be contributed to one or more future securitizations.

 D-2-12

47	MY Portfolio (Loan No. 12)	(Cross-Collateralization) – The related Mortgage Loan, which is comprised of Note A-2, is cross-collateralized and cross-defaulted with a pari passu A-1 Note in the original principal balance of $10,000,000, which was contributed to the MSBAM 2016-C31 securitization.
47	681 Fifth Avenue (Loan No. 13)	(Cross-Collateralization) – The related Mortgage Loan, which is comprised of Note A-3, is cross-collateralized and cross-defaulted with five pari passu companion loans. Note A-1 is expected to be contributed to the MSC 2016-UBS12 securitization. Note A-2 and Note A-4 are currently held by UBS AG and are expected to be contributed to the CFCRE 2016-C7 securitization. Note A-5 and Note A-6 are currently held by Citigroup Global Markets Realty Corp. and may be contributed to one or more future securitizations.

 D-2-13

Column Financial, Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	All Mortgage Loans transferred by Column	(Lien; Valid Assignment) – The lien of real property taxes and assessments will not be considered due and payable until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement is entitled to be taken by the related taxing authority.
7	Gurnee Mills (Loan No. 3)	(Lien; Valid Assignment) – The Mortgage Loan, the related Mortgage and any related assignment of leases secure the entire Whole Loan. The Mortgage Loan is subject to the rights of the co-lenders under the related co-lender agreement.
8	All Mortgage Loans transferred by Column	(Permitted Liens; Title Insurance) – The lien of real property taxes and assessments will not be considered due and payable until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement is entitled to be taken by the related taxing authority.
10	Gurnee Mills (Loan No. 3)	(Assignment of Leases and Rents) – The related Mortgage and any related assignment of leases secure the subject Mortgage Loan and the related Companion Loans on a pari passu basis.
12	Jameel Road & Kirkwood Center (Loan No. 22)	(Condition of Property) – The engineering report and / or property condition assessment prepared in connection with the origination of the Mortgage Loan was prepared more than 12 months prior to the Cut-off Date.

 D-2-14

18	Gurnee Mills (Loan No. 3)

(Insurance) – The deductible for the all-risk special form property insurance and flood insurance may not exceed $500,000 (the deductible may also be higher than $500,000 if the Mortgagor delivers a letter of credit for the difference between the actual deductible and the maximum deductible permitted by the Mortgage Loan documents). The amount of these deductibles may be considered higher than customary.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

If certain reciprocal easement agreements or major leases contain provisions requiring restoration, the lender is required to make proceeds available to the related Mortgagor for restoration, even if the conditions to restoration in the related Mortgage Loan documents have not been satisfied.

28	All Mortgage Loans transferred by Column	(Recourse Obligations) – The related Mortgage Loan documents may provide for recourse against the related Mortgagor and guarantor in the event that such Mortgagor or guarantor “solicits or causes to be solicited petitioning creditors” to cause an involuntary bankruptcy filing with respect to such Mortgagor, rather than that such Mortgagor or guarantor “colluded with other creditors” to do so. In addition, the related Mortgage Loan documents may limit recourse for the related Mortgagor’s commission of material physical waste only to the extent that such waste was intentional.
28	Gurnee Mills (Loan No. 3)	(Recourse Obligations) – The guarantor’s liability under the guaranty is capped at $55,000,000, in the aggregate, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights under the guaranty.

 D-2-15

28	Gurnee Mills (Loan No. 3)

(Recourse Obligations) – As regards clauses (a)(i) and (ii) of Representation and Warranty No. 28, the Mortgage Loan is full recourse if (a) the Mortgagor files a voluntary petition under any creditors rights laws (without the consent of the lender); (b) the Mortgagor or any affiliate of the Mortgagor solicits or causes to be solicited petitioning creditors (other than the lender) for any involuntary petition against the Mortgagor from any person under any creditors rights laws; or (c) the Mortgagor files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it by any other person (other than the lender).

As regards clause (b)(i)(A) of Representation and Warranty No. 28, there is no loss recourse for conversion.

As regards clause (b)(iii) of Representation and Warranty No. 28, liability is limited to willful misconduct of the Mortgagor only (not the guarantor).

As regards clause (b)(v) of Representation and Warranty No. 28, waste is limited to any arson or act of material physical waste intentionally committed by Mortgagor.

The Mortgage Loan is not fully recourse to Mortgagor and the guarantor for transfers in violation of the Mortgage Loan documents, provided that the circumstance, event or condition which gave rise to the carve-out is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) Mortgagor’s lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of Mortgagor or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of Mortgagor’s debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Mortgage Loan or other obligation or debts of Mortgagor, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of Mortgagor through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of (i) through (iii) above.

28	Vinings Village (Loan No. 17)	(Recourse Obligations) – The Mortgage Loan documents do not contain environmental covenants, and the loss carve-out for a breach of any such covenants was deleted from the Mortgage Loan documents.

 D-2-16

28	Storage Depot - Bordentown (Loan No. 20) Storage Depot - Westville (Loan No. 21)	(Recourse Obligations) – Loss recourse for misrepresentations is limited to material misrepresentations rather than intentional misrepresentations.
29	All Mortgage Loans transferred by Column	(Mortgage Releases) – If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
30	Gurnee Mills (Loan No. 3)	(Financial Reporting and Rent Rolls) – Although the Mortgage Loan documents currently require the annual financial statements delivered by the Mortgagor to be audited by an independent certified public accountant, the Mortgagor has requested approval to modify the Mortgage Loan documents to permit the Mortgagor to deliver unaudited financial statements. The subject modification is under review by the servicer under the WFCM 2016-C36 Pooling and Servicing Agreement, as servicer with respect to the A-2A note.
31	Gurnee Mills (Loan No. 3)	(Acts of Terrorism Exclusion) – If the Terrorism Risk Insurance Program Reauthorization Act of 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time) is not in effect, then (A) the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the then current annual insurance premiums payable by such Mortgagor for the insurance policies insuring only the property (excluding the wind, flood and earthquake components of such insurance premiums) on a standalone basis and (B) such stand-alone policy may have a deductible that is reasonable for such stand-alone policies with respect to properties similar to the Mortgaged Property and reasonable for the geographic region where the Mortgaged Property is located, so long as in no event will such deductible exceed $5,000,000.
32	All Mortgage Loans transferred by Column	(Due on Sale or Encumbrance) – Any pledge of a direct or indirect equity interest in the related Mortgagor would be permitted if the transfer of such equity interest to the pledgee would be a permitted transfer under the terms of Representation and Warranty No. 32 or as contemplated by any other exception to Representation and Warranty No. 32 set forth herein.

 D-2-17

32	All Mortgage Loans transferred by Column	(Due on Sale or Encumbrance) – Transfers, sales and pledges (each, a “Transfer”) of stock listed on a nationally recognized stock exchange, as well as Transfers of stock and other equity interests that are publicly traded, are permitted. Mergers and other business combinations involving a publicly traded company are also permitted. In addition, for certain loans, Transfers of direct or indirect equity interests in the related Mortgagor may be permitted under one or more of the following circumstances: (a) such equity interests are limited partnership interests, non-managing member interests in a limited liability company or other passive equity interests; (b) the Transfer does not result in a change of control of the related Mortgagor or the Mortgagor continues to be controlled by a specified Person or a Person satisfying specific criteria identified in the related Mortgage Loan documents; and/or (c) the Transfer results in certain specified individuals or entities maintaining control of the related Mortgagor.
34	Vinings Village (Loan No. 17) Jameel Road & Kirkwood Center (Loan No. 22)	(Defeasance) - Pursuant to a REMIC declaration dated November 2, 2016, the Mortgage Loan may be defeased commencing on any Due Date following November 2, 2018, which is two years from the start-up date of the REMIC formed in connection with the Mortgage Loan, which date is less than two years from the Closing Date.
45	Jameel Road & Kirkwood Center (Loan No. 22)	(Appraisal) – The appraisal of the related Mortgaged Property contained in the Mortgage File is dated more than 12 months prior to the Closing Date.
47	Gurnee Mills (Loan No. 3)	(Cross-Collateralization) – The subject Mortgage Loan is cross-collateralized and cross-defaulted with a related Companion Loan.

 D-2-18

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
01/15/17	$26,116,000.00	09/15/21	$26,116,000.00
02/15/17	$26,116,000.00	10/15/21	$26,116,000.00
03/15/17	$26,116,000.00	11/15/21	$26,115,433.01
04/15/17	$26,116,000.00	12/15/21	$25,603,368.91
05/15/17	$26,116,000.00	01/15/22	$25,127,476.63
06/15/17	$26,116,000.00	02/15/22	$24,649,686.49
07/15/17	$26,116,000.00	03/15/22	$24,055,902.39
08/15/17	$26,116,000.00	04/15/22	$23,573,825.32
09/15/17	$26,116,000.00	05/15/22	$23,051,934.63
10/15/17	$26,116,000.00	06/15/22	$22,565,848.28
11/15/17	$26,116,000.00	07/15/22	$22,040,061.89
12/15/17	$26,116,000.00	08/15/22	$21,549,934.16
01/15/18	$26,116,000.00	09/15/22	$21,057,850.71
02/15/18	$26,116,000.00	10/15/22	$20,526,237.11
03/15/18	$26,116,000.00	11/15/22	$20,030,064.27
04/15/18	$26,116,000.00	12/15/22	$19,494,477.10
05/15/18	$26,116,000.00	01/15/23	$18,994,182.10
06/15/18	$26,116,000.00	02/15/23	$18,491,890.08
07/15/18	$26,116,000.00	03/15/23	$17,875,885.34
08/15/18	$26,116,000.00	04/15/23	$17,369,116.56
09/15/18	$26,116,000.00	05/15/23	$16,823,233.55
10/15/18	$26,116,000.00	06/15/23	$16,312,257.65
11/15/18	$26,116,000.00	07/15/23	$15,762,286.68
12/15/18	$26,116,000.00	08/15/23	$15,247,069.94
01/15/19	$26,116,000.00	09/15/23	$14,729,795.50
02/15/19	$26,116,000.00	10/15/23	$14,173,704.41
03/15/19	$26,116,000.00	11/15/23	$13,652,138.65
04/15/19	$26,116,000.00	12/15/23	$13,091,877.79
05/15/19	$26,116,000.00	01/15/24	$12,565,986.31
06/15/19	$26,116,000.00	02/15/24	$12,037,993.73
07/15/19	$26,116,000.00	03/15/24	$11,435,084.63
08/15/19	$26,116,000.00	04/15/24	$10,902,565.40
09/15/19	$26,116,000.00	05/15/24	$10,331,661.27
10/15/19	$26,116,000.00	06/15/24	$9,794,728.44
11/15/19	$26,116,000.00	07/15/24	$9,219,535.72
12/15/19	$26,116,000.00	08/15/24	$8,678,153.90
01/15/20	$26,116,000.00	09/15/24	$8,134,607.96
02/15/20	$26,116,000.00	10/15/24	$7,552,989.42
03/15/20	$26,116,000.00	11/15/24	$7,004,941.44
04/15/20	$26,116,000.00	12/15/24	$6,418,948.35
05/15/20	$26,116,000.00	01/15/25	$5,866,362.20
06/15/20	$26,116,000.00	02/15/25	$5,311,566.33
07/15/20	$26,116,000.00	03/15/25	$4,647,945.84
08/15/20	$26,116,000.00	04/15/25	$4,088,265.90
09/15/20	$26,116,000.00	05/15/25	$3,490,970.23
10/15/20	$26,116,000.00	06/15/25	$2,926,658.71
11/15/20	$26,116,000.00	07/15/25	$2,324,862.60
12/15/20	$26,116,000.00	08/15/25	$1,755,882.30
01/15/21	$26,116,000.00	09/15/25	$1,184,625.51
02/15/21	$26,116,000.00	10/15/25	$576,080.82
03/15/21	$26,116,000.00	11/15/25 and thereafter	$0.00
04/15/21	$26,116,000.00
05/15/21	$26,116,000.00
06/15/21	$26,116,000.00
07/15/21	$26,116,000.00
08/15/21	$26,116,000.00

E-1

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ANNEX F

EXCHANGES OF CERTIFICATES

On and after the Closing Date, the holder of a uniform Tranche Percentage Interest in each Class of Initial Issuance Certificates may exchange such Initial Issuance Certificates for either (i) the same Tranche Percentage Interest in each class of the Class V1-A, Class V1-B, Class V1-C, Class V1-D and Class V1-E certificates (collectively, the “Class V1 Certificates”), or (ii) the same Tranche Percentage Interest in the Class V2 certificates (the “Class V2 Certificates” and, together with the Class V1 Certificates, the “Class V Certificates”). For these purposes, the “Tranche Percentage Interest” of any certificate in relation to a Class of Certificates is the ratio, expressed as a percentage, of (a) the initial denomination of that certificate to (b) the Initial Maximum Balance of that class of certificates.

The following table sets forth the Class designation and approximate initial Certificate Balance, initial Notional Amount or initial percentage interest of each Class of Initial Issuance Certificates (collectively, the “Corresponding Initial Issuance Certificates”), and the corresponding Class of Class V1 Certificates (the “Corresponding Class V1 Certificates”) and the corresponding Class V2 Certificates (the “Corresponding Class V2 Certificates”) for each Class of Corresponding Initial Issuance Certificates:

Initial Issuance Certificates		Class V1 Certificates		Class V2 Certificates
Corresponding Initial Issuance Certificates	Approximate Initial Certificate Balance, Notional Amount or Percentage Interest(1)	Corresponding Class V1 Certificates	Approximate Initial Certificate Balance(1)	Corresponding Class V2 Certificates	Approximate Initial Certificate Balance(1)
Class A-1	$ 22,779,000	Class V1-A	$455,124,000	Class V2	$606,832,039
Class A-2	$ 85,980,000
Class A-SB	$ 26,116,000
Class A-3	$115,000,000
Class A-4	$174,907,000
Class X-A	$455,124,000
Class A-S	$ 30,342,000
Class X-B	$ 40,961,000	Class V1-B	$ 40,961,000
Class B	$ 40,961,000
Class C	$ 31,100,000	Class V1-C	$ 31,100,000
Class D	$ 31,100,000	Class V1-D	$ 31,000,000
Class X-E	$ 18,963,000	Class V1-E	$ 48,547,039
Class X-F	$ 6,827,000
Class X-NR	$ 22,757,039
Class E	$ 18,963,000
Class F	$ 6,827,000
Class NR	$ 22,757,039

(1)	Initial certificate balances and notional amounts are approximate, subject to a permitted variance of plus or minus 5%. The initial certificate balance, notional amount or percentage interest of each class of the Initial Issuance Certificates shown in the table above represents the maximum certificate balance, notional amount or percentage interest, as applicable, of such class without giving effect to any issuance of Class V1 or Class V2 Certificates. The initial certificate balance of each class of the Class V1 Certificates shown in the table above is equal to the aggregate of the maximum initial certificate balances of the corresponding class(es) of the Initial Issuance Certificates, representing the maximum certificate balances of the Class V1 Certificates that could be issued in an exchange. The initial certificate balance of the Class V2 Certificates shown in the table above is equal to the aggregate of the maximum initial certificate balances of the Initial Issuance Certificates, representing the maximum certificate balance of the Class V2 Certificates that could be issued in an exchange. Each such initial maximum certificate balance or notional amount is referred to in this Annex as the “Initial Maximum Balance”.

Each of the Initial Issuance Certificates (collectively) and the Class V Certificates are referred to in this Annex as an “Exchangeable Group” of certificates. Any uniform Tranche Percentage Interest in an Exchangeable Group of certificates may be exchanged for the same Tranche Percentage Interest in the other Exchangeable Group of certificates. This process may occur repeatedly.

For example, an investor that owns 10% of the Initial Maximum Balance of each class of Initial Issuance Certificates would be entitled to exchange such certificates following the procedures described below for either (a) 10% of the Initial Maximum Balance of each class of the Class V1 Certificates or (b) 10% of the Initial Maximum Balance of the Class V2 Certificates. Similarly, an investor that owns 10%

of the Initial Maximum Balance of the Class V2 Certificates would be entitled to exchange such certificates following the procedures described below for either (a) 10% of the Initial Maximum Balance of each class of Initial Issuance Certificates or (b) 10% of the Initial Maximum Balance of each class of the Class V1 Certificates.

There will be no limitation on the number of exchanges authorized under the exchange provisions of the PSA. In all cases, however, an exchange may not occur if the face amount of the certificates to be received in the exchange would not represent an authorized denomination for the relevant class as described under “—Appraisal Reductions—Delivery, Form and Denomination” in this prospectus. In addition, the depositor may have the right to make or cause exchanges on the Closing Date pursuant to instructions delivered to the certificate administrator on the Closing Date.

After giving effect to any exchange of Initial Issuance Certificates for Class V Certificates:

●	all references in this prospectus to a particular Class of Initial Issuance Certificates will be deemed to refer to the Corresponding Class V1 Certificates or Corresponding Class V2 Certificates, as applicable;

●	any amounts distributable on such exchanged Initial Issuance Certificates on each Distribution Date in respect of, among other things, Interest Accrual Amounts, Interest Shortfalls, Interest Distribution Amount, Principal Distribution Amounts, reimbursements of Realized Losses, yield maintenance charges and Excess Liquidation Proceeds will be so distributed to the Corresponding Class V1 Certificates or Corresponding Class V2 Certificates, as applicable, on such Distribution Date;

●	any amounts allocated to such exchanged Initial Issuance Certificates in respect of, among other things, Realized Losses, Excess Prepayment Interest Shortfalls and other interest shortfalls (including those resulting from Cumulative Appraisal Reduction Amounts) will be so allocated to the Class V Certificates, as applicable; and

●	all rights (including Voting Rights) described in this prospectus as being exercisable by the holder of an Initial Issuance Certificate may be exercised by the Corresponding Class V1 Certificates or Corresponding Class V2 Certificates, as applicable.

Exchange Procedures

If a Certificateholder wishes to exchange an Exchangeable Group of certificates for any other Exchangeable Group of certificates, or vice versa, such Certificateholder must notify the Certificate Administrator by e-mail at the e-mail address specified on the certificate administrator’s website no later than 3 business days prior to the proposed date of such exchange (the “Exchange Date”). The Exchange Date can be any business day other than the first or last business day of the month. In addition, the Certificateholder must provide notice on the Certificateholder’s letterhead, which notice must carry a medallion stamp guarantee and set forth the following information: the CUSIP numbers (if applicable) of the certificates to be exchanged and received, the certificate balance of the certificates to be exchanged, the Certificateholder’s DTC participant number and the proposed Exchange Date. The Certificateholder and the certificate administrator will utilize the “deposit and withdrawal system” at DTC to effect the exchange.

The aggregate principal and interest entitlements of the certificates received will equal the aggregate entitlements of principal and interest of the certificates surrendered. The notice of exchange will become irrevocable on the 2nd business day before the proposed Exchange Date.

The first distribution on any certificate received pursuant to an exchange will be made in the month following the month of exchange to the Certificateholder of record as of the applicable Record Date for such certificate. Neither the certificate administrator nor the depositor will have any obligation to ensure the availability of the applicable certificates to accomplish any exchange.

There Are Risks Relating to the Exchange of Certificates

The characteristics of the Class V1 and Class V2 Certificates will reflect the characteristics of the Corresponding Initial Issuance Certificates. As a result, the Class V1 and Class V2 Certificates will be subject to the same risks as the Corresponding Initial Issuance Certificates described in this prospectus. Investors are encouraged to consider a number of factors that will limit a certificateholder’s ability to exchange certificates:

●	At the time of a proposed exchange, a certificateholder must own all applicable certificates in the requisite proportion to make the desired exchange.

●	A certificateholder that does not own an Exchangeable Group of certificates in the requisite proportion may be unable to obtain the necessary certificates or may be able only to exchange the portion (if any) of its Initial Issuance Certificates that represent the requisite proportion. Another certificateholder may refuse to sell its certificates at a reasonable (or any price) or may be unable to sell them, or certificates may have been purchased or placed into other financial structures and thus may be unavailable. Such circumstances may prevent you from obtaining the certificates in the proportions necessary to effect an exchange.

●	Certificates may only be held in authorized denominations.

Form, Denomination and Transfer

The Class V1 and Class V2 Certificates will be issued, maintained and transferred in definitive, fully registered form registered in the name of the purchaser thereof without interest coupons only in minimum denominations of certificate balance of $10,000, in multiples of $1 in excess thereof.

The Class V1 and Class V2 Certificates have not been and will not be registered under the Securities Act, or registered or qualified under any applicable state or foreign securities laws.

The following restrictions will apply with respect to any of the Class V1 or Class V2 Certificates (other than the Class V1-A, Class V1-B and Class V1-C certificates):

(a)       The Class V1 and Class V2 Certificates (other than the Class V1-A, Class V1-B and Class V1-C certificates) may not be reoffered, resold, pledged or otherwise transferred except (a)(i) to a person whom the Initial Investor reasonably believes is a “Qualified Institutional Buyer” in a transaction meeting the requirements of Rule 144A under the Securities Act, (ii) to an institutional investor that is an “accredited investor” within the meaning of Rule 501(a)(l), (2), (3) or (7) of Regulation D under the Securities Act or any entity in which all of the equity owners are institutional investors that are “accredited investors” within the meaning of Rule 501(a)(l), (2), (3) or (7) of Regulation D under the Securities Act, or (iii) to an institution that is a non-“U.S. person” in an “Offshore Transaction”, as defined in, and in reliance on, Regulation S under the Securities Act, and (b) in accordance with all applicable securities laws of the states of the United States and foreign jurisdictions.

(b)       No transfer of any Class V1 or Class V2 Certificate will be effective unless the certificate registrar has received: (i) a written undertaking by the transferor to reimburse the issuing entity for any costs incurred by it in connection with the proposed transfer, (ii) an investment representation letter from the transferee, (iii) in the case of a transfer pursuant to Regulation S under the Securities Act, a Regulation S transfer certificate from the transferor; and (iv) in the case of a transfer to an any person (other than a Rating Agency) involved in the organization or operation of the depositor or an affiliate (as defined in Rule 405 of the Securities Act) of such person, an opinion of counsel that such transfer is in compliance with the Securities Act.

Certain ERISA Considerations

Generally, ERISA applies to investments made by employee benefit plans and transactions involving the assets of those plans. Even if ERISA does not apply, similar prohibited transaction rules may apply under Code Section 4975 or materially similar federal, state or local laws. Under current law, the Class V1-E and Class V2 Certificates do not meet the requirements of the Exemption and generally may not be purchased by, on behalf of or with the assets of any Plan. Due to the complexity of regulations that govern Plans, if you are subject to ERISA or Code Section 4975 or to any materially similar federal, state or local law, you should consult your own counsel regarding consequences under ERISA, the Code or such other similar law of acquisition, ownership and disposition of your certificates to the extent (if any) such acquisition or ownership is permitted. See “ERISA Considerations” in this preliminary prospectus for a discussion of limitations on transferability of your certificates.

Certain Federal Income Tax Considerations

Generally, an exchange of an Exchangeable Group of certificates for another Exchangeable Group of certificates will not be subject to federal income tax. For a discussion of the federal income tax consequences of the acquisition, ownership and disposition of an Exchangeable Group of certificates, see “Material Federal Income Tax Considerations—Taxation of Exchanges of Regular Certificates, Class Z Certificates and Class V Certificates” in this prospectus.

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	19
Risk Factors	51
Description of the Mortgage Pool	131
Transaction Parties	217
U.S. Credit Risk Retention	260
Description of the Certificates	261
Description of the Mortgage Loan Purchase Agreements	295
Pooling and Servicing Agreement	304
Certain Legal Aspects of Mortgage Loans	404
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	419
Pending Legal Proceedings Involving Transaction Parties	420
Use of Proceeds	420
Yield and Maturity Considerations	421
Material Federal Income Tax Considerations	434
Certain State and Local Tax Considerations	448
Method of Distribution (Underwriter conflicts of interest)	449
Incorporation of Certain Information by Reference	450
Where You Can Find More Information	451
Financial Information	451
Certain ERISA Considerations	451
Legal Investment	455
Legal Matters	456
Ratings	456
Index of Significant Definitions	458

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers effecting transactions in these certificates, whether or not participating in the initial distribution, will deliver a prospectus until the date that is ninety (90) days from the date of this prospectus.

$527,185,000

(Approximate)

Credit Suisse

Commercial Mortgage

Securities Corp.

Depositor

CSMC 2016-NXSR

Commercial Mortgage Trust

Issuing Entity
(Central Index Key Number 0001691198)

Commercial Mortgage Pass-Through

Certificates, Series 2016-NXSR

Class A-1	$22,779,000
Class A-2	$85,980,000
Class A-3	$115,000,000
Class A-4	$174,907,000
Class A-SB	$26,116,000
Class X-A	$455,124,000
Class X-B	$40,961,000
Class A-S	$30,342,000
Class B	$40,961,000
Class C	$31,100,000

PROSPECTUS

Credit Suisse

Co-Lead Manager and Joint Bookrunner

Natixis Securities Americas LLC

Co-Lead Manager and Joint Bookrunner

UBS Securities LLC

Co-Lead Manager and Joint Bookrunner

December     , 2016